As filed with the Securities and Exchange Commission on May 13, 2008
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TAILWIND FINANCIAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	13-4338095
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

BCE Place, 181 Bay Street
Suite 2040
Toronto, Ontario, Canada M5J 2T3
(416) 601-2422
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Andrew A. McKay
Chief Executive Officer
Tailwind Financial Inc.
BCE Place, 181 Bay Street
Suite 2040
Toronto, Ontario, Canada M5J 2T3
(416) 601-2422
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copies To:

Floyd M. Wittlin, Esq. Laurie A. Cerveny, Esq. Bingham McCutchen LLP 399 Park Avenue New York, NY 10022-4689 (212) 705-7000 (212) 752-5378—Facsimile	Stephen G. Bondi Asset Alliance Corporation 800 Third Avenue, 22nd Floor New York, NY 10022 (212) 207-8786 (212) 207-8785—Facsimile

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 Calculation of Registration Fee

			Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount		Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered		Per Share(1)	Offering Price(1)	Fee
Common Stock, par value $0.001 per share	16,875,000	(2)	$7.75	$130,781,250	$5,139.70

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, calculated based on the market value of the registrant’s common stock to be issued in the merger, as established by the average of the high and low closing price for the registrant’s common stock on May 9, 2008 on the American Stock Exchange, which was $7.75.

(2)
Represents a bona fide estimate of the maximum number of shares of common stock, par value $0.001 per share, that may be issued in connection with the merger described herein. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends, or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Tailwind Financial Inc. may not distribute and issue the securities being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and Tailwind Financial Inc. is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
TAILWIND FINANCIAL INC.
PROSPECTUS FOR UP TO 16,875,000 SHARES OF COMMON STOCK OF
TAILWIND FINANCIAL INC.

SUBJECT TO COMPLETION, DATED MAY 13, 2008

TAILWIND FINANCIAL INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

We are pleased to report that the boards of directors of Tailwind Financial Inc., which we refer to as Tailwind Financial, and Asset Alliance Corporation, which we refer to as Asset Alliance, have each unanimously approved a merger of the two companies under the terms of an agreement and plan of merger, which we refer to as the merger agreement. Pursuant to the merger agreement, Tailwind Financial will, in exchange for all of the outstanding shares of capital stock of Asset Alliance, issue shares of Tailwind Financial common stock. A wholly owned subsidiary of Tailwind Financial will merge into Asset Alliance, with Asset Alliance being the surviving corporation of the merger and becoming a wholly owned subsidiary of Tailwind Financial.

Upon completion of the merger, Tailwind Financial stockholders will continue to own their existing shares of Tailwind Financial common stock and their existing Tailwind Financial warrants and units.

Tailwind Financial units, common stock and warrants are listed on the American Stock Exchange, which we refer to as the AMEX, under the symbols TNF.U, TNF and TNF.WS, respectively. On March 31, 2008, the closing prices of Tailwind Financial common stock, warrants and units were $7.70 , $0.13 and $7.83, respectively. Tailwind Financial has agreed to change its symbols following closing of the merger to be more representative of the corporate name and business of Asset Alliance.

We encourage you to read this proxy statement/prospectus including the section entitled “Risk Factors” beginning on page 22, before voting.

Tailwind Financial has scheduled a special meeting of its stockholders in connection with the respective votes required. Your vote is very important. Whether or not you plan to attend Tailwind Financial’s special meeting of stockholders, please take the time to vote by marking your vote on your proxy card, signing and dating the proxy card, and returning it to Tailwind Financial in the enclosed envelope. The Tailwind Financial proxy card is enclosed with this proxy statement/prospectus.

Sincerely,
/s/ Andrew A. McKay
Chief Executive Officer
Tailwind Financial Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2008, and is first being mailed to Tailwind Financial stockholders on or about [●], 2008.

TAILWIND FINANCIAL INC.
BCE Place, 181 Bay Street - Suite 2040
Toronto, Ontario, Canada M5J 2T3

To the Stockholders of Tailwind Financial Inc.:

You are cordially invited to attend a special meeting of the stockholders of Tailwind Financial Inc., which we refer to as Tailwind Financial, relating to the proposed merger between Tailwind Financial and Asset Alliance Corporation, which we refer to as Asset Alliance, which will be held at 8:30 a.m., Eastern Time, on [●], 2008, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, 10022.

At the special meeting, you will be asked to consider and vote upon the following proposals:

•
the merger proposal — to approve the merger with Asset Alliance, pursuant to the Agreement and Plan of Merger, dated as of January 8, 2008, as may be amended, among Tailwind Financial, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, and Asset Alliance and the transactions contemplated by the merger agreement;

•	the equity incentive plan proposal — to approve the adoption of the Tailwind Financial Inc. 2008 Equity Incentive Plan, which we refer to as the 2008 Equity Incentive Plan;

•
the Third Amended and Restated Certificate of Incorporation proposal — to approve the adoption of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Tailwind Financial common stock from 70,000,000 shares to 150,000,000 shares, (ii) change Tailwind Financial’s name from “Tailwind Financial Inc.” to “Asset Alliance Corporation”, and (iii) provide for Tailwind Financial’s perpetual existence;

•
the director re-election proposal — to re-elect one Class I director to Tailwind Financial’s board of directors to serve until the annual meeting of stockholders in 2011 or until his earlier resignation or removal; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This proxy statement/prospectus is dated [●], 2008 and is first being mailed to Tailwind Financial stockholders on or about [●], 2008.

The board of directors of Tailwind Financial has fixed the close of business on [●], 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. A list of stockholders as of the record date entitled to vote at the special meeting will be open to the examination of any stockholder, for any purpose germane to the special meeting, during ordinary business hours for a period of 10 calendar days before the special meeting at Tailwind Financial’s offices, and at the time and place of the special meeting during the duration of the special meeting.

Assuming that no holders of Tailwind Financial common stock have demanded that Tailwind Financial convert their shares into a pro rata portion of the trust account holding the net proceeds of Tailwind Financial’s initial public offering and if no holders of Asset Alliance stock have exercised dissenters rights under the Delaware General Corporation Law, which we refer to as the DGCL, it is expected that holders of Asset Alliance common stock will hold approximately 40% of the outstanding shares of Tailwind Financial common stock immediately following the closing of the merger, based on the number of shares of Asset Alliance and Tailwind Financial capital stock outstanding as of March 31, 2008 and excluding the earn-out and any potential additional shares of Tailwind Financial Common Stock issuable based on Asset Alliance’s after-tax earnings from September 30, 2007 until the closing as further described below.

Merger Consideration

Pursuant to the merger agreement, Tailwind Financial will, in exchange for all of the outstanding shares of capital stock of Asset Alliance, issue shares of Tailwind Financial common stock comprised of:

•
10,625,000 shares of Tailwind Financial common stock, where each share of Asset Alliance common stock will be converted into the right to receive that number of Tailwind Financial shares equal to 10,625,000 divided by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger. 1,583,750 of such shares will be withheld from the Asset Alliance stockholders on a pro rata basis and placed in escrow to cover indemnification obligations and to effectuate a downward adjustment, if any, as further discussed herein;

•
An additional number of shares of Tailwind Financial common stock (not to be distributed to Asset Alliance shareholders) equal to the net after-tax earnings (if any) of Asset Alliance during the period between September 30, 2007 and the closing date of the merger, divided by 8.00, but in any event not to exceed 3,750,000 shares, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares to be distributed upon determination of the actual amount of shares. If after-tax earnings for such period are negative, there will be a reduction in the 10,625,000 shares described above, not to exceed 531,250 shares (5% of the 10,625,000 shares). After-tax earnings is calculated by determining the consolidated net income (loss) applicable to common stockholders of Asset Alliance and its subsidiaries from September 30, 2007 until the closing date (i) excluding any costs and expenses incurred by Asset Alliance in connection with the consummation of the merger that would otherwise be taken into account in determining income after taxes (including the net after tax effect of the following: (X) the excess of the deferred compensation payable pursuant to certain Asset Alliance incentive plans in connection with the merger, over the amount accrued by Asset Alliance for such payments as of the closing date of the merger, (Y) excess costs associated with the issuance of restricted stock over the amount accrued by Asset Alliance for such issuance as of the closing date of the merger, and (Z) gain/loss associated with impairment or valuations allowance for long-lived assets and gain/loss on separations from affiliate managers) but (ii) including the total of amounts payable by Asset Alliance with respect to fees payable to certain outside advisors of Asset Alliance, minus similar amounts payable by Tailwind Financial;

•
Up to an additional 1,250,000 shares of Tailwind Financial common stock based on Asset Alliance’s EBITDA, as defined below, for the fiscal year ending December 31, 2008, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment for the 2008 fiscal year is based on the combined company following the merger (which we refer to as the combined company) achieving $18.0 million of EBITDA for the 2008 fiscal year, less $0.5 million for each full or partial month of 2008 before the merger closes. EBITDA shall mean the combined company’s and its subsidiaries’ net income as reflected in the consolidated audited financial statements for the relevant period, excluding any extraordinary gains or losses, and increased by the amount reflected in such financial statements as expenses incurred for interest, taxes, depreciation and amortization of any intangible assets, but only to the extent that such items were deducted in computing Asset Alliance’s and its subsidiaries’ net income; provided that for purposes of calculating EBITDA, earnings will exclude gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates;

•
Up to an additional 1,250,000 shares of Tailwind Financial common stock based on Asset Alliance’s EBITDA for the fiscal year ending December 31, 2009, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment is based on the combined company achieving $28.0 million of EBITDA for the 2009 fiscal year; and

•
If either of the EBITDA targets for the fiscal years ending December 31, 2008 and 2009 are not met, up to an additional 2,500,000 shares of Tailwind Financial common stock less the number of shares already issued based on 2008 and 2009 EBITDA, if any, based on Asset Alliance’s cumulative EBITDA for the fiscal years ending December 31, 2008, 2009 and 2010, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment is based on the combined company achieving cumulative EBITDA for the 2008, 2009 and 2010 fiscal years of between $74.0 million (0% maximum payment) and $84.0 million or greater (100% maximum payment), reduced by $0.5 million for each full or partial month of 2008 before the merger closes.

Required Vote to Approve the Proposals

•
The affirmative vote of a majority of the shares outstanding as of the record date of Tailwind Financial common stock that were issued in Tailwind Financial’s initial public offering is required to approve the merger proposal.

•
The affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date that are present in person or by proxy and entitled to vote at the special meeting is required to approve the adoption of the 2008 Equity Incentive Plan.

•
The affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date is required to approve the adoption of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation.

•	A plurality of the shares of Tailwind Financial common stock issued and outstanding as of the record date is required to re-elect the nominee as a director.

Certain Proposals Conditioned Upon Each Other

Each of the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal is conditioned upon the approval of the other in that the parties will not complete the merger if either of these proposals is not approved. If the equity incentive plan proposal and/or the director re-election proposal are not approved but the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal are approved, we may still consummate the merger. The director re-election proposal is not conditioned upon any other proposal.

Tailwind Financial — Conversion Rights

Each Tailwind Financial stockholder who holds shares of common stock issued in Tailwind Financial’s initial public offering or purchased following such offering in the open market, has the right to vote against the merger proposal and, at the same time, demand that Tailwind Financial convert such stockholder’s shares into cash equal to a pro rata portion of the proceeds in the trust account, including interest, but excluding taxes and Tailwind Financial’s working capital draw, in which the net proceeds of Tailwind Financial’s initial public offering are deposited, which as of May 1, 2008 is equal to approximately $8.09 per share (including shares which have not been separated from outstanding units). If the merger is not completed, then your shares will not be converted to cash at this time, even if you elected for the conversion. If the holders of 3,748,750 or more shares of common stock issued in Tailwind Financial’s initial public offering, an amount equal to 30.00% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Tailwind Financial will not be able to consummate the merger. TFC Holdings Ltd., an affiliate of Tailwind Financial’s officers and directors, which purchased shares of common stock prior to Tailwind Financial’s initial public offering, owns an aggregate of approximately 21.77% of the shares of Tailwind Financial common stock outstanding on March 31, 2008, and has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Tailwind Financial stockholders on the merger proposal.

American Stock Exchange Listing

Tailwind Financial units, common stock and warrants are listed on AMEX under the symbols TNF.U, TNF and TNF.WS. Following consummation of the merger, the combined company will be required to satisfy AMEX’s initial listing requirements and to reapply for initial listing. Upon completion of the merger, Tailwind Financial has agreed to change its AMEX symbols to be more representative of the corporate name and business of Asset Alliance. Asset Alliance’s securities are not listed or quoted on any national securities exchange or the over-the-counter bulletin board.

Recommendations of the Board of Directors of Tailwind Financial

After careful consideration of the terms and conditions of the proposed merger with Asset Alliance, the 2008 Equity Incentive Plan and the Third Amended and Restated Certificate of Incorporation, the board of directors of Tailwind Financial has determined that such proposals and the transactions contemplated thereby are fair to and in the best interests of Tailwind Financial and its stockholders. For a more detailed explanation, please see “PROPOSAL 1 - MERGER PROPOSAL - Tailwind Financial’s Reasons for the Merger and Recommendation of the Tailwind Financial Board.”

The Tailwind Financial board of directors also determined that the merger with Asset Alliance will satisfy the conditions for a merger candidate as set forth in its final prospectus dated April 11, 2007 for its initial public offering, including the requirement that Asset Alliance’s fair market value as the target business equal at least 80% of Tailwind Financial’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount).

The board of directors of Tailwind Financial unanimously recommends that you vote or give instruction to vote (i) “FOR” the merger proposal; (ii) “FOR” the equity incentive plan proposal; (iii) “FOR” the Third Amended and Restated Certificate of Incorporation proposal, and (iv) “FOR” the director re-election proposal, all as further described herein.

Enclosed is a notice of special meeting and proxy statement/prospectus containing detailed information concerning the merger, the 2008 Equity Incentive Plan, the Third Amended and Restated Certificate of Incorporation and the re-election of the director. Whether or not you plan to attend the special meeting, we urge you to read this material carefully. I look forward to seeing you at the special meeting.

Sincerely,

/s/ Andrew A. McKay
Andrew A. McKay Chief Executive Officer

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If you return your proxy card without an indication of how you wish to vote, your proxy will be voted:

•       “FOR” the merger proposal,

•       “FOR” the equity incentive plan proposal,

•       “FOR” the Third Amended and Restated Certificate of Incorporation proposal, and

•       “FOR” the director re-election proposal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 22 for a discussion of various factors that you should consider in connection with the merger.

We are soliciting your proxy on behalf of the board of directors of Tailwind Financial, and Tailwind Financial will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock.

This proxy statement/prospectus incorporates important business and financial information about Tailwind Financial that is not included in or delivered with this document. This information is available without charge to Tailwind Financial security holders upon written or oral request. To obtain timely delivery of any such information, Tailwind Financial security holders should request such information no later than 5 business days prior to the date of the special meeting. The request should be made before [•], 2008 to:

Andrew A. McKay
Tailwind Financial Inc.
BCE Place, 181 Bay Street
Suite 2040
Toronto, Ontario, Canada M5J 2T3
(416) 601-2422

TAILWIND FINANCIAL INC.
BCE Place, 181 Bay Street - Suite 2040
Toronto, Ontario, Canada M5J 2T3

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [●], 2008

TO THE STOCKHOLDERS OF TAILWIND FINANCIAL INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Tailwind Financial Inc., will be held at 8:30 a.m. Eastern Time, on [●], 2008, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, for the following purposes:

•
the merger proposal — to approve the merger with Asset Alliance, pursuant to the Agreement and Plan of Merger, dated as of January 8, 2008, as may be amended, among Tailwind Financial, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, and Asset Alliance and the transactions contemplated by the merger agreement;

•	the equity incentive plan proposal — to approve the adoption of the Tailwind Financial Inc. 2008 Equity Incentive Plan, which we refer to as the 2008 Equity Incentive Plan;

•	the Third Amended and Restated Certificate of Incorporation proposal — to approve the adoption of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation;

•
the director re-election proposal — to re-elect one Class I director to Tailwind Financial’s board of directors to serve until the annual meeting of stockholders in 2011 or until his earlier resignation or removal; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The board of directors of Tailwind Financial has fixed the close of business on [●], 2008 as the date for which Tailwind Financial stockholders are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only holders of record of Tailwind Financial common stock on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements thereof.

Each of the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal is conditioned upon the approval of the other and, in the event one of these proposals does not receive the necessary vote to approve that proposal, then Tailwind Financial will not complete any of the transactions identified in any of the proposals, except the director re-election proposal. However, if the equity incentive plan proposal and/or the director re-election proposal are not approved but the merger proposal and the Third Amended and Restated Certificate of Incorporation proposals are approved, we may still consummate the merger. If the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal are not approved, the re-election of the director will be valid.

Tailwind Financial will not transact any other business at the special meeting, except for business properly brought before the special meeting, or any adjournment or postponement thereof.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Tailwind Financial common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

The board of directors of Tailwind Financial unanimously recommends that you vote “FOR” the merger proposal, “FOR” the equity incentive plan proposal, “FOR” the Third Amended and Restated Certificate of Incorporation proposal and “FOR” the director re-election proposal.

By Order of the Board of Directors,

/s/ Gordon A. McMillan
Gordon A. McMillan
Chairman of the Board of Directors
[●], 2008

i

(continued)

ii

ANNEXES

EXHIBITS

* Exhibit 5.1	Opinion of Bingham McCutchen LLP
Exhibit 10.20	Form of Tailwind Financial Inc. 2008 Equity Incentive Plan
Exhibit 10.21	Form of Amended and Restated Employment Agreement between the Registrant and Bruce H. Lipnick
Exhibit 10.22	Form of Amended and Restated Employment Agreement between the Registrant and Arnold L. Mintz
Exhibit 10.23	Form of Amended and Restated Employment Agreement between the Registrant and Stephen G. Bondi
Exhibit 10.24	Form of Escrow Agreement by and among the Registrant, TWF Acquisition Corporation, Bruce H. Lipnick and American Stock Transfer & Trust Company
Exhibit 10.25	Amended and Restated Employment Agreement between Asset Alliance Corporation and Bruce H. Lipnick, dated October 31, 2000 (with amendments)
Exhibit 10.26	Amended and Restated Employment Agreement between Asset Alliance Corporation and Arnold L. Mintz, dated October 31, 2000 (with amendments)
Exhibit 10.27	Employment Agreement between Asset Alliance Corporation and Stephen G. Bondi, dated July 10, 2000 (with amendment)
Exhibit 10.28	Agreement of Lease between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated September 12, 1996
Exhibit 10.29	Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated November 1, 1996
Exhibit 10.30	Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated December 8, 1997
Exhibit 10.31	Second Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated April 14, 2000
Exhibit 10.32	Third Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated July 1, 2004
Exhibit 21.1	List of Subsidiaries of Asset Alliance Corporation
Exhibit 21.2	List of Subsidiaries of Tailwind Financial Inc.
Exhibit 23.1	Consent of BDO Seidman, LLP
Exhibit 23.2	Consent of Deloitte & Touche LLP
Exhibit 23.3	Consent of BDO Stoy Hayward
Exhibit 23.4	Consent of PricewaterhouseCoopers LLP
Exhibit 23.5	Consent of PricewaterhouseCoopers LLP
Exhibit 23.6	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP
Exhibit 23.7	Consent of Ernst & Young LLP
Exhibit 23.8	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
Exhibit 99.4	Consent of Bruce H. Lipnick
Exhibit 99.5	Consent of Arnold L. Mintz
Exhibit 99.6	Consent of Alan N. Colner
Exhibit 99.7	Consent of William B. Marcus
Exhibit 99.8	Consent of Vincent A. Roberti
Exhibit 99.9	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

* To be filed by amendment

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the merger and the other proposals being voted upon at the special meeting of the stockholders of Tailwind Financial. As used in this proxy statement/prospectus, “Tailwind Financial” refers to Tailwind Financial Inc. and “Asset Alliance” refers to Asset Alliance Corporation. In this proxy statement/prospectus we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information.

Who is Tailwind Financial?

Tailwind Financial is a blank-check development stage company formed specifically as a vehicle for the acquisition of or merger with a business whose fair market value is at least 80% of the net assets of Tailwind Financial (excluding the amount held in the trust account representing a portion of the underwriters’ discount).

Who is Asset Alliance?

Asset Alliance, a privately held company headquartered in New York, is a multi-faceted investment management firm that acquires equity interests in alternative fund management companies and sponsors multi-manager alternative investment products. Founded in 1996 and with offices in New York and London and a representative office in Dubai, Asset Alliance offers strategic opportunities for highly skilled alternative fund managers, provides advisory services to organizations, and manages investment products for high net worth and institutional investors. Asset Alliance and affiliate managers in which Asset Alliance has an ownership interest had approximately $3.4 billion of assets under management as of December 31, 2007. All numbers presented herein relating to Asset Alliance or any of its affiliate managers’ assets under management are subject to change based on final audits of the relevant funds as of December 31, 2007.

Asset Alliance was founded in 1996 by Bruce H. Lipnick and Arnold L. Mintz for the purpose of acquiring equity interests of typically between 20% and 50% in start-up, early stage or existing alternative fund managers that demonstrate high growth potential and, where appropriate, providing seed capital for funds managed by such alternative fund managers. In 2001, Asset Alliance expanded its business model into managing multi-manager, multi-strategy alternative fund products and services. As of December 31, 2007, Asset Alliance had 46 employees, including 3 members of executive management, 10 investment, research and risk professionals, 15 marketing professionals and 18 legal, administrative, operations, accounting and information technology professionals.

What is being voted on at the Tailwind Financial special meeting?

There are four proposals on which you are being asked to vote.

The Merger Proposal

The first proposal is to approve the merger with Asset Alliance pursuant to the Agreement and Plan of Merger, dated as of January 8, 2008, by and among Tailwind Financial, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial and Asset Alliance, whereby TWF Acquisition Corporation will be merged with and into Asset Alliance, with Asset Alliance remaining as the surviving entity and as a wholly-owned subsidiary of Tailwind Financial. As further described herein, Tailwind Financial will, in exchange for all of the outstanding shares of capital stock of Asset Alliance, provide total consideration comprised of up to 16,875,000 shares of Tailwind Financial common stock.

Tailwind Financial also will assume Asset Alliance’s options and warrants outstanding at closing.

We refer to this proposal as the merger proposal.

The Equity Incentive Plan Proposal

The second proposal is to approve the adoption of the 2008 Equity Incentive Plan, pursuant to which up to 4,400,000 shares of Tailwind Financial common stock will be reserved, less that number of shares issuable at closing upon the assumption of Asset Alliance’s outstanding options, comprised of the following:

•
an aggregate of 2,450,000 shares issuable underlying options to be granted to Messrs. Lipnick, Mintz and Bondi, pursuant to employment agreements to be entered into with each of them in connection with the merger,

•
up to 1,050,000 shares issuable pursuant to incentive awards to be granted to current employees of Asset Alliance, subject to adjustment if Asset Alliance issues additional options prior to closing, and

•	the remaining shares reserved for future grants, provided that the number of remaining shares shall not be less than 500,000.

We refer to this proposal as the equity incentive plan proposal.

The Third Amended and Restated Certificate of Incorporation Proposal

The third proposal is to approve Tailwind Financial’s Third Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Tailwind Financial common stock from 70,000,000 shares to 150,000,000 shares, (ii) change Tailwind Financial’s name from “Tailwind Financial Inc.” to “Asset Alliance Corporation” and (iii) provide for Tailwind Financial’s perpetual existence.

We refer to this proposal as the Third Amended and Restated Certificate of Incorporation proposal.

The Director Re-election Proposal

The fourth proposal is the re-election of Stephen T. Moore to serve as Tailwind Financial’s Class I director until the annual meeting of stockholders in 2011 or upon his earlier resignation or removal.

We refer to this proposal as the director re-election proposal.

Why is Tailwind Financial proposing the merger, the adoption of the 2008 Equity Incentive Plan and the approval of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation?

Tailwind Financial is a blank-check company formed specifically as a vehicle for the acquisition of or merger with a business whose fair market value is at least 80% of the net assets of Tailwind Financial (excluding the amount held in the trust account representing a portion of the underwriters’ discount). In the course of Tailwind Financial’s search for a business combination partner, Tailwind Financial was introduced to Asset Alliance, a company that the board of directors of Tailwind Financial believes has significant potential for growth and represents an excellent candidate for a reverse merger with Tailwind Financial because of the benefits to Asset Alliance of being a public entity and Asset Alliance’s plan for use of the cash proceeds held in Tailwind Financial’s trust account. The board of directors of Tailwind Financial is attracted to Asset Alliance because of the diversity and stability of its earnings base, among other factors. As a result, Tailwind Financial believes that the merger with Asset Alliance will provide Tailwind Financial stockholders with an opportunity to merge with, and participate in the value creation of, a company with strong quality, diversity and growth potential. The adoption of the 2008 Equity Incentive Plan is being undertaken because the board of directors of Tailwind Financial deems it beneficial for the combined company going forward following the merger to attract and retain employees whose economic interests will be aligned with stockholders. The Third Amended and Restated Certificate of Incorporation proposal is being undertaken to give Tailwind Financial the flexibility to issue additional shares of common stock, subject to applicable law and the rules of the stock exchange on which the common stock is listed. The Third Amended and Restated Certificate of Incorporation also allows for the perpetual existence of Tailwind Financial and the change of Tailwind Financial’s name to Asset Alliance Corporation.

What vote is required to approve the merger proposal at the Tailwind Financial meeting?

The approval of the merger with Asset Alliance will require the affirmative vote of a majority of the shares outstanding as of the record date of Tailwind Financial common stock that were issued in Tailwind Financial’s initial public offering. In addition, each Tailwind Financial stockholder who holds shares of common stock issued in Tailwind Financial’s initial public offering, or purchased following such offering in the open market, has the right to vote against the merger proposal and, at the same time, demand that Tailwind Financial convert such stockholder’s shares into cash equal to a pro rata portion of the trust account in which the net proceeds of Tailwind Financial’s initial public offering are deposited. These shares will be converted into cash only if the merger is completed. Based on the amount of cash held in the trust account as of May 1, 2008, without taking into account any interest accrued after such date, but inclusive of current taxes owing and Tailwind Financial’s working capital draw, stockholders who vote against the merger proposal and elect to convert their shares as described above will be entitled to convert each share of common stock they hold into approximately $8.09 per share. If the holders of 3,748,750 or more shares of common stock issued in Tailwind Financial’s initial public offering (an amount equal to 30% or more of the total number of shares issued in the initial public offering), vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Tailwind Financial will not be able to consummate the merger. Tailwind Financial’s founding stockholder, TFC Holdings Ltd., an affiliate of Tailwind Financial’s officers and directors, which purchased shares of common stock prior to Tailwind Financial’s initial public offering, as of March 31, 2008, owns an aggregate of approximately 21.77% of the outstanding shares of Tailwind Financial common stock, and has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Tailwind Financial stockholders on the merger proposal. The officers and directors and founding stockholder of Tailwind Financial intend to vote any other shares of common stock owned by them in favor of this proposal. Abstentions and broker “non-votes” have the effect of a vote against the merger proposal.

What vote is required to approve the equity incentive plan proposal at the Tailwind Financial meeting?

The approval of the 2008 Equity Incentive Plan will require the affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date that are present in person or by proxy and entitled to vote at the special meeting. The officers and directors and the founding stockholder of Tailwind Financial intend to vote all of their shares of common stock in favor of this proposal. Abstentions are treated as present and entitled to vote and therefore have the effect of a vote against the equity incentive plan proposal. Broker “non-votes” are not treated as present and are not entitled to vote on this matter and therefore do not affect the outcome.

What vote is required to approve the Third Amended and Restated Certificate of Incorporation proposal at the Tailwind Financial meeting?

The approval of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date. The officers, directors and founding stockholder of Tailwind Financial intend to vote all of their shares of common stock in favor of this proposal. Abstentions and broker “non-votes” have the effect of voting against the Third Amended and Restated Certificate of Incorporation proposal.

What vote is required to re-elect the Class I director?

The re-election of the nominee for Tailwind Financial’s board of directors requires the affirmative vote of a plurality of the shares of Tailwind Financial common stock issued and outstanding as of the record date. Abstentions and broker “non-votes” have no effect on the outcome with respect to the re-election of the director.

What vote is required in order to approve the merger at the Asset Alliance special meeting?

As of March 31, 2008, Asset Alliance’s issued and outstanding capital stock consists of 10,375,349 shares of common stock and 121,308 shares of preferred stock convertible into 1,213,080 shares of Asset Alliance common stock. As of March 31, 2008, there are 185,000 shares of restricted stock, subject to certain vesting requirements, in addition to the above amounts. The approval of the merger requires the affirmative vote of at least 75% of the shares of Asset Alliance common stock and preferred stock voting as a single class, with the preferred stock voting on an as-converted basis.

The merger may not be completed unless Asset Alliance’s stockholders approve the merger.

If I am not going to attend the Tailwind Financial special meeting of stockholders in person, should I return my proxy card instead?

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the Tailwind Financial special meeting.

What will happen if I abstain from voting or fail to vote at the Tailwind Financial special meeting?

Tailwind Financial will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote, because it is not an affirmative vote in favor of a respective proposal (i) will have the same effect as a vote against the merger proposal but will not have the effect of converting your shares into a pro rata portion of the trust account in which the net proceeds of Tailwind Financial’s initial public offering are held, unless an affirmative election voting against the merger proposal and an affirmative election to convert such shares of common stock is made on the proxy card, (ii) will have the same effect as a vote against the equity incentive plan proposal, (iii) will have the same effect as a vote against the Third Amended and Restated Certificate of Incorporation proposal and (iv) will have no effect on the director re-election proposal.

What do I do if I want to revoke or change my vote prior to the Tailwind Financial special meeting?

If you are a record holder and you wish to change your vote, please send a later-dated signed proxy card to Andrew A. McKay at Tailwind Financial prior to the date of the special meeting or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Andrew A. McKay at the address of Tailwind Financial’s corporate headquarters, provided such revocation is received prior to the special meeting. If your shares are held in “street name,” you should contact your broker on how to revoke or change your vote.

What is householding?

Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive separate proxy materials, the stockholder may receive printed copies by contacting Tailwind Financial Inc., Investor Relations, BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3 by mail or by calling (416) 601-2422.

Any stockholders of record sharing an address who now receive multiple copies of Tailwind Financial’s annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact Tailwind Financial’s Investor Relations by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of Tailwind Financial’s annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

If my shares of Tailwind Financial are held in “street name” by my broker, will my broker vote my shares for me?

With respect to the merger proposal, equity incentive plan proposal and Third Amended and Restated Certificate of Incorporation proposal, your broker can vote your shares only if you provide instructions on how to vote.

With respect to the director re-election proposal, your broker can vote your shares and will vote your shares unless you provide instructions on how to vote. Therefore, if you do not instruct your broker on how to vote, your shares will still be voted on the director re-election proposal but not the merger proposal, equity incentive plan proposal or Third Amended and Restated Certificate of Incorporation proposal.

What will Tailwind Financial stockholders receive in the merger?

If the merger is completed and you vote your shares for the merger proposal, you will continue to hold the Tailwind Financial securities that you currently own. If the merger is completed but you hold shares of common stock issued in Tailwind Financial’s initial public offering, or purchased following such offering in the open market, and have voted your shares against the merger proposal and have elected a cash conversion instead, your Tailwind Financial shares will be cancelled and you will receive cash equal to a pro rata portion of the trust account, which, as of May 1, 2008, was equal to approximately $8.09 per share after taking into account interest earned, taxes owing and Tailwind Financial’s working capital draw.

What will Asset Alliance stockholders receive in the merger?

The total consideration issuable to the holders of outstanding Asset Alliance capital stock is set forth below under the heading “Proposal 1 - Merger Proposal.”

What percentage of the combined company’s voting interests will existing Tailwind Financial stockholders own after the completion of the merger?

After completion of the merger, through the issuance of additional Tailwind Financial shares to Asset Alliance stockholders, Tailwind Financial’s existing stockholders’ voting interest based on basic shares outstanding and exclusive of the earn-out provisions will be diluted from 100% to approximately 59.5% of the combined company’s voting interests, assuming no Tailwind Financial stockholders convert their shares into a portion of the trust account, and approximately 52.8% of the combined company’s voting interests, assuming holders of 29.99% of Tailwind Financial shares so convert. The above figures are based on the outstanding common stock of each company on March 31, 2008, exclude any potential adjustment based on Asset Alliance’s after-tax earnings from September 30, 2007 until the closing and assume no Asset Alliance warrants or options are exercised and no Asset Alliance stockholders exercise appraisal rights.

How is Tailwind Financial paying for the merger?

Tailwind Financial will use its common stock as consideration in the merger, and, potentially, a portion of the cash held in the trust account from its initial public offering to pay working capital and transaction expenses.

Do Tailwind Financial stockholders have conversion rights? If so, how do they exercise them?

If you hold shares of common stock issued in Tailwind Financial’s initial public offering, purchased following the offering in the open market, then you have the right to vote against the merger proposal and to demand that Tailwind Financial convert your shares of common stock into a pro rata portion of the trust account in which the net proceeds of Tailwind Financial’s initial public offering are held. These rights to vote against the merger and demand conversion of your shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights. The merger can only be consummated if the other closing conditions are satisfied and holders of no more than 29.99% of Tailwind Financial common stock elect to exercise their conversion rights.

If you wish to exercise your conversion rights, you must vote against the merger and, at the same time, demand that Tailwind Financial convert your shares into cash. If, notwithstanding your vote, the merger is completed, you will be entitled to receive a pro rata share of the trust account in which the net proceeds of Tailwind Financial’s initial public offering are held, including any interest earned thereon through the date of the special meeting. Based on the amount of cash held in the trust account as of May 1, 2008, without taking into account any interest accrued after such date and including taxes owing and Tailwind Financial’s working capital draw, you will be entitled to convert each share of common stock that you hold into approximately $8.09 per share. If you exercise your conversion rights, then you will be exchanging your shares of Tailwind Financial common stock for cash and will no longer own these shares of common stock. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Tailwind Financial’s transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Herbert J. Lemmer, telephone (718) 921-8209. Inquiries regarding conversion may be addressed to American Stock Transfer. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof. If the merger is not completed, then your shares will not be converted to cash, even if you so elected. See “Tailwind Financial Special Meeting — Conversion Rights” on page 57.

Do Tailwind Financial stockholders have appraisal rights?

Tailwind Financial stockholders do not have appraisal or dissenters rights under the DGCL, in connection with the merger.

Do Asset Alliance stockholders have appraisal rights?

Holders of Asset Alliance common stock have appraisal rights under the DGCL. Any such holder who has not voted in favor of the merger and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the merger consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the consummation of the merger, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. Tailwind Financial may terminate the merger agreement in the event that holders of more than 10% of the outstanding Asset Alliance shares exercise their dissenters’ rights. See “Merger Proposal — Appraisal or Dissenters’ Rights” on page 72.

What happens to the funds deposited in the trust account after completion of the merger?

Upon completion of the merger, Tailwind Financial anticipates that there will be approximately $100 million (assuming no Tailwind Financial stockholders elect conversion) or approximately $70 million (assuming holders of 29.99% of Tailwind Financial shares elect conversion) of funds remaining in the trust account after payment of amounts, if any, to stockholders exercising their conversion rights, that will be disbursed to the combined company to be used to pay costs incurred in connection with consummation of the merger, to execute on Asset Alliance’s plan to acquire and seed alternative asset managers and for other working capital purposes. Tailwind Financial estimates that its costs required to consummate the acquisition of Asset Alliance will be approximately $2.7 million.

If the transaction with Asset Alliance is not consummated, Gordon A. McMillan, Tailwind Financial’s Chairman, Andrew A. McKay, Tailwind Financial’s Chief Executive Officer, and JovFunds Management Inc., an affiliate of Tailwind Financial’s founding stockholder (which we refer to as JovFunds), have each entered into a binding agreement to pay, on behalf of Tailwind Financial, any expenses in excess of $1,700,000 that Tailwind Financial may incur in connection with its pursuit of a business combination. Such amounts will be reimbursed upon consummation of Tailwind Financial’s initial business combination. In addition, each of Messrs. McMillan and McKay and JovFunds has agreed to be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Tailwind Financial for services rendered or contracted for or products sold to Tailwind Financial in excess of funds held outside the trust account.

Who will manage the combined company upon completion of the merger?

Upon completion of the merger, Asset Alliance will be merged with and into Tailwind Financial, with Tailwind Financial remaining as the surviving entity. It is anticipated that the combined company will be initially managed by the following persons:

Name	Position

Bruce H. Lipnick	Chief Executive Officer and Chairman of the Board
Arnold L. Mintz	President, Chief Operating Officer and Director
Stephen G. Bondi	Executive Vice President and Chief Financial Officer
Gordon A. McMillan	Director
Alan N. Colner	Director
William B. Marcus	Director
Vincent A. Roberti	Director

Tailwind Financial believes that Messrs. Colner, Marcus and Roberti are “independent” as that term is defined under the rules of AMEX and the rules and regulations of the SEC. After the consummation of the merger, the board of directors of the combined company will make a formal determination with respect to the independence of each of its directors.

What will the name of the combined company be after the merger?

Tailwind Financial will change its name to “Asset Alliance Corporation”.

Where will the combined company’s common stock be listed?

Tailwind Financial units, common stock and warrants are listed on AMEX under the symbols TNF.U, TNF and TNF.WS, respectively. Upon completion of the merger, Tailwind Financial intends that the combined company will continue listing its common stock on AMEX. However, because the transaction is a reverse merger, the combined company must reapply to list its securities on the AMEX and must satisfy the AMEX’s more stringent initial listing requirements, rather than its continued listing requirements. Upon completion of the merger, Tailwind Financial has agreed to change its symbols to be more representative of the corporate name and business of Asset Alliance. Tailwind Financial also has agreed to list the common stock to be issued as merger consideration with AMEX.

What happens to Tailwind Financial if the merger is not consummated?

If the merger is not consummated, the 2008 Equity Incentive Plan will not be adopted, Tailwind Financial’s Second Amended and Restated Certificate of Incorporation will not be amended and restated and Tailwind Financial will continue to search for a business in the financial services industry to acquire. In addition, Tailwind Financial will be liquidated if it does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated. In any liquidation, the net proceeds of Tailwind Financial’s initial public offering held in the trust account, plus any interest earned thereon not previously released to Tailwind Financial to cover working capital expenses, will be distributed on a pro rata basis to the holders of Tailwind Financial common stock. Tailwind Financial’s private stockholders that received shares prior to its initial public offering have waived their right to participate in any liquidating distributions occurring upon Tailwind Financial’s failure to consummate a business combination with respect to those shares of common stock acquired by them prior to completion of its initial public offering and to take all reasonable actions to cause Tailwind Financial to liquidate as soon as reasonably practicable.

By what date must the merger be consummated?

Pursuant to the terms of the merger agreement, the merger must be consummated by June 15, 2008, provided that so long as Tailwind Financial is not in breach of the covenant in the merger agreement concerning business conduct, Tailwind Financial may extend the initial termination date until September 15, 2008 and may further extend such date until November 15, 2008 if the Securities and Exchange Commission, which we refer to as the SEC, has not declared the registration statement effective.

What happens to Asset Alliance if the merger is not consummated?

If the merger is not consummated, Asset Alliance intends to continue its business as a privately-held company.

When do you expect the merger to be completed?

Assuming Tailwind Financial and Asset Alliance stockholders approve the merger, it is currently anticipated that the merger will be completed as promptly as practicable following the Tailwind Financial special meeting of stockholders to be held on [●], 2008, and the Asset Alliance special meeting of stockholders, to be held on the date to be determined by the Asset Alliance board of directors, but in any event in advance of the Tailwind Financial special meeting of stockholders.

After the merger, will the combined company maintain operations in Canada?

We expect to close Tailwind Financial’s Canadian-based operations shortly after the consummation of the merger.

What are the expected United States federal income tax consequences to the merger?

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

An Asset Alliance stockholder’s receipt of Tailwind Financial common stock in the merger will be tax-free for United States federal income tax purposes. However, an Asset Alliance stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of Asset Alliance common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Asset Alliance common stock.

The merger will have no direct tax effect on stockholders of Tailwind Financial. However, a stockholder of Tailwind Financial who exercises conversion rights and effects a termination of the stockholder’s interest in Tailwind Financial will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Tailwind Financial for cash, if such shares were held as a capital asset on the date of the merger. That gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Tailwind Financial common stock. No gain or loss will be recognized by non-converting stockholders of Tailwind Financial.

No gain or loss will be recognized by Tailwind Financial or Asset Alliance as a result of the merger. For a description of the material federal income tax consequences of the merger, see “Merger Proposal — Material United States Federal Income Tax Consequences of the Merger” beginning on page 78.

Who can help answer my questions?

If you are a Tailwind Financial stockholder and have questions about the transactions discussed in this proxy statement/prospectus, you may write or call Tailwind Financial Inc. at BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3, Attention: Andrew A. McKay; (416) 601-2422.

If you are an Asset Alliance stockholder and have any questions about the transactions discussed in this proxy statement/prospectus, you may write or call Asset Alliance Corporation at 800 Third Avenue, 22nd Floor, New York, NY 10022, Attention: Stephen G. Bondi; (212) 207-8786.

SUMMARY

This summary highlights the material information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and Exhibits, and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information” on page 174 and “Risk Factors” beginning on page 22.

Merger Proposal — Merger with Asset Alliance Corporation

The Parties

Tailwind Financial Inc.

Tailwind Financial was incorporated in Delaware on June 30, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, a then unidentified operating business.

The principal executive office of Tailwind Financial is located at BCE Place, 181 Bay Street, Suite 2040,Toronto, Ontario, Canada M5J 2T3.

Asset Alliance Corporation

Asset Alliance, a privately held company headquartered in New York, is a multi-faceted investment management firm that acquires equity interests in alternative fund management companies and sponsors multi-manager alternative investment products. Founded in 1996 and with offices in New York, London and a representative office in Dubai, Asset Alliance offers strategic opportunities for highly skilled alternative fund managers, provides advisory services to organizations, and manages investment products for high net worth and institutional investors. Asset Alliance and affiliate managers in which Asset Alliance has an ownership interest had approximately $3.4 billion of assets under management as of December 31, 2007. All numbers presented herein relating to Asset Alliance or any of its affiliate managers’ assets under management are subject to change based on final audits of the relevant funds as of December 31, 2007.

The principal executive office of Asset Alliance is located at 800 Third Avenue, 22nd Floor, New York, NY 10022, which will be the combined company’s headquarters after the merger.

The Merger

The merger agreement provides for the acquisition by Tailwind Financial of all of the outstanding securities of Asset Alliance through the merger of TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, with and into Asset Alliance, with Asset Alliance remaining as the surviving entity and a wholly-owned subsidiary of Tailwind Financial. The merger agreement was executed on January 8, 2008. Following completion of the merger, the business and assets of Asset Alliance will be Tailwind Financial’s only operations. As consideration for the merger, Tailwind Financial will, in exchange for all of the outstanding shares of capital stock of Asset Alliance, issue shares of Tailwind Financial common stock comprised of:

•
10,625,000 shares of Tailwind Financial common stock, where each share of Asset Alliance common stock will be converted into the right to receive that number of Tailwind Financial shares equal to 10,625,000 divided by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger. 1,583,750 of such shares will be withheld from the Asset Alliance stockholders on a pro rata basis and placed in escrow to cover indemnification obligations and to effectuate a downward adjustment, if any, as further discussed herein;

•
An additional number of shares of Tailwind Financial common stock (not to be distributed to Asset Alliance shareholders) equal to the net after-tax earnings (if any) of Asset Alliance during the period between September 30, 2007 and the closing date of the merger, divided by 8.00, but in any event not to exceed 3,750,000 shares, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares to be distributed upon determination of the actual amount of shares. If after-tax earnings for such period are negative, there will be a reduction in the 10,625,000 shares described above, not to exceed 531,250 shares (5% of the 10,625,000 shares). After-tax earnings is calculated by determining the consolidated net income (loss) applicable to common stockholders of Asset Alliance and its subsidiaries from September 30, 2007 until the closing date (i) excluding any costs and expenses incurred by Asset Alliance in connection with the consummation of the merger that would otherwise be taken into account in determining income after taxes (including the net after tax effect of the following: (X) the excess of the deferred compensation payable pursuant to certain Asset Alliance incentive plans in connection with the merger, over the amount accrued by Asset Alliance for such payments as of the closing date of the merger, (Y) excess costs associated with the issuance of restricted stock over the amount accrued by Asset Alliance for such issuance as of the closing date of the merger, and (Z) gain/loss associated with impairment or valuations allowance for long-lived assets and gain/loss on separations from affiliate managers) but (ii) including the total of amounts payable by Asset Alliance with respect to fees payable to certain outside advisors of Asset Alliance, minus similar amounts payable by Tailwind Financial;

•
Up to an additional 1,250,000 shares of Tailwind Financial common stock based on Asset Alliance’s EBITDA for the fiscal year ending December 31, 2008, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment for the 2008 fiscal year is based on the combined company achieving $18.0 million of EBITDA for the 2008 fiscal year, less $0.5 million for each full or partial month of 2008 before the merger closes. EBITDA shall mean the combined company’s and its subsidiaries’ net income as reflected in the consolidated audited financial statements for the relevant period, excluding any extraordinary gains or losses, and increased by the amount reflected in such financial statements as expenses incurred for interest, taxes, depreciation and amortization of any intangible assets, but only to the extent that such items were deducted in computing Asset Alliance’s and its subsidiaries’ net income; provided that for purposes of calculating EBITDA, earnings will exclude gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates;

•
Up to an additional 1,250,000 shares of Tailwind Financial common stock based on Asset Alliance’s EBITDA for the fiscal year ending December 31, 2009, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment is based on the combined company achieving $28.0 million of EBITDA for the 2009 fiscal year; and

•
If either of the EBITDA targets for the fiscal years ending December 31, 2008 and 2009 are not met, up to an additional 2,500,000 shares of Tailwind Financial common stock less the number of shares already issued based on 2008 and 2009 EBITDA, if any, based on Asset Alliance’s cumulative EBITDA for the fiscal years ending December 31, 2008, 2009 and 2010, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment is based on the combined company achieving cumulative EBITDA for the 2008, 2009 and 2010 fiscal years of between $74.0 million (0% maximum payment) and $84.0 million or greater (100% maximum payment), reduced by $0.5 million for each full or partial month of 2008 before the merger closes.

Immediately prior to the consummation of the merger, each share of Asset Alliance Series F preferred stock will be converted into 10 shares of Asset Alliance common stock, and the merger consideration as set forth above will be shared by all holders of common stock outstanding after giving effect to such conversion. Any accumulated and unpaid dividends on the shares of Asset Alliance Series F preferred stock also will be converted into shares of Asset Alliance common stock prior to the merger in accordance with Asset Alliance’s charter.

Tailwind Financial and Asset Alliance plan to complete the merger as promptly as practicable after the Tailwind Financial special meeting and the Asset Alliance special meeting, provided that:

•	Tailwind Financial’s stockholders have approved the merger and Tailwind Financial’s Third Amended and Restated Certificate of Incorporation;

•	holders of less than 30% of the shares of common stock issued in Tailwind Financial’s initial public offering vote against the merger proposal and demand conversion of their shares into cash;

•	Asset Alliance’s stockholders have approved the merger;

•	holders of less than 10% of the outstanding capital stock of Asset Alliance have exercised dissenters’ rights;

•	the necessary regulatory approvals have been obtained; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger by written agreement of Asset Alliance, Tailwind Financial and TWF Acquisition Corporation and by either Tailwind Financial or Asset Alliance if the closing date has not occurred by June 15, 2008, provided that so long as Tailwind Financial is not in breach of the covenant concerning business conduct, Tailwind Financial may extend the initial termination date until September 15, 2008 and may further extend such date until November 15, 2008 if the SEC has not declared effective the registration statement for the shares to be issued as merger consideration.

The merger agreement is attached hereto as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety. See “Agreement and Plan of Merger” beginning on page 41.

Asset Alliance Options

As of March 1, 2008, an aggregate of 897,603 shares of Asset Alliance common stock are issuable upon exercise of outstanding Asset Alliance stock options (351,719 of such shares belonging to Messrs. Lipnick, Mintz and Bondi will be cancelled prior to the merger pursuant to the merger agreement and another 149,741 of such shares will expire unless exercised by May 31, 2008). At the effective time of the merger, Tailwind Financial will assume all of the outstanding options of Asset Alliance, and each outstanding option of Asset Alliance will be converted into that number of Tailwind Financial options equal to the product obtained by multiplying (i) the aggregate number of shares of Asset Alliance common stock that would have been issuable upon exercise of such converted options immediately prior to the closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger and (z) the quotient obtained by dividing the number of shares that the Asset Alliance board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger (if any) and based on the advice of an independent third party appraiser, to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded down to the nearest whole share.

The terms and conditions of each assumed Asset Alliance option, including the vesting schedule, except to the extent otherwise provided in any agreement between Asset Alliance and the holder of such assumed option, will otherwise remain the same as the terms and conditions in place prior to the closing of the merger, provided that the exercise price per share of each such assumed option will be equal to the quotient obtained by dividing (i) the exercise price per share of each assumed option immediately prior to closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger and (z) the quotient obtained by dividing the number of shares that the Asset Alliance board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger, and based on the advice of an independent third party appraiser to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded up to the nearest whole cent.

The conversion formula and adjusted exercise price are being determined in accordance with the Code so that the conversion of the Asset Alliance stock options shall not be treated as a modification of such stock options or the grant of a new stock right for purposes of Section 409A of the Code and the regulations thereunder and shall not be considered a modification of Asset Alliance stock options pursuant to Section 424 of the Code and the regulations thereunder.

The shares of Tailwind Financial common stock underlying the assumed options are not being registered at this time but Tailwind Financial has agreed to register such shares promptly following the closing of the merger.

Asset Alliance Warrants

As of March 1, 2008, an aggregate of 718,104 shares of Asset Alliance common stock are issuable upon exercise of outstanding Asset Alliance warrants (310,363 of such warrants belonging to Messrs. Lipnick and Mintz will be cancelled prior to the merger). At the effective time of the merger, Asset Alliance’s obligations with respect to each outstanding and unexercised warrant to purchase Asset Alliance common stock, which we refer to as the Asset Alliance warrants, will be converted into a warrant to purchase that number of Tailwind Financial common shares equal to the product obtained by multiplying (i) the aggregate number of shares of Asset Alliance common stock that would have been issuable upon exercise of such Asset Alliance warrant immediately prior to the closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger plus (z) the quotient obtained by dividing the number of shares that the Asset Alliance board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger, and based on the advice of an independent third party appraiser to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded down to the nearest whole share. The exercise price of the assumed Asset Alliance warrants will be adjusted using the same formula described above with respect to the assumed Asset Alliance options. The shares of Tailwind Financial common stock underlying the assumed warrants are not being registered at this time.

Asset Alliance Equity Appreciation Rights

Asset Alliance has issued 1,068,548 equity appreciation rights, which we refer to as EARs, to certain persons associated with certain of its affiliates. These rights require a cash payment by Asset Alliance if certain triggering events occur at a price above the stated exercise price, which is $12.00 per share of Asset Alliance common stock, subject to adjustment. Based on Asset Alliance board’s good faith determination of the merger consideration in connection with this transaction and the Tailwind share price at the time of the merger, Asset Alliance anticipates that (i) substantially all of the outstanding Asset Alliance EARs will be terminated as a result of the merger and a payment will be made in respect of these terminated EARs if the value of the consideration issued at closing and likely to be issued thereafter exceeds $12.00 and (ii) a small portion of the outstanding EARs will remain outstanding after the merger as outstanding EARs of the wholly-owned subsidiary of the combined company, with no adjustment to the price of such EARs.

Approval by Asset Alliance’s Stockholders

The approval of the merger requires the affirmative vote of a majority of the shares of Asset Alliance common stock and preferred stock voting as a single class, with the preferred stock voting on an as-converted basis.

Conversion Rights

Pursuant to Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, as currently in effect, a holder of shares of Tailwind Financial common stock issued in the initial public offering or purchased following such offering in the open market may, if the stockholder votes against the merger, demand that Tailwind Financial convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the merger proposal. If properly demanded, upon consummation of the merger, Tailwind Financial will convert each share of common stock as to which such demand has been made into a pro rata portion of the trust account which, after accounting for taxes owing and Tailwind Financial’s working capital draw consists of approximately $101 million as of May 1, 2008. If you exercise your conversion rights, then you will be exchanging your shares of Tailwind Financial common stock for cash and will no longer own these shares. Based on the amount of cash held in the trust account as of May 1, 2008, without taking into account any interest accrued after such date and accounting for taxes owing and Tailwind Financial’s working capital draw, you will be entitled to convert each share of common stock that you hold into approximately $8.09. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Tailwind Financial’s transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Herbert J. Lemmer, telephone (718) 921-8209. Inquiries regarding conversion may be addressed to American Stock Transfer. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof. If the merger is not completed, then these shares will not be converted into cash. If the merger is not completed, then your shares will not be converted to cash, even if you so elected.

The merger will not be completed if holders of 3,748,750 or more shares of common stock issued in Tailwind Financial’s initial public offering, an amount equal to 30% or more of such shares, vote against the merger proposal and exercise their conversion rights.

No Appraisal or Dissenters’ Rights of Tailwind Financial stockholders

No appraisal rights or dissenters’ rights are available under the DGCL for the stockholders of Tailwind Financial in connection with the merger proposal.

Appraisal and Dissenters’ Rights of Asset Alliance stockholders

Holders of record of Asset Alliance capital stock who do not vote in favor of adopting the merger, and who otherwise comply with the applicable provisions of Section 262 of DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL.

Stock Ownership of Tailwind Financial

Tailwind Financial’s founding stockholder, TFC Holdings Ltd., an affiliate of Tailwind Financial’s officers and directors, which purchased shares of common stock prior to Tailwind Financial’s initial public offering, owns an aggregate of approximately 21.77% of the shares of Tailwind Financial common stock outstanding on March 31, 2008, and has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Tailwind Financial stockholders on the merger proposal. See “Tailwind Financial Special Meeting -- Stock Ownership” beginning on page 58 for a list of stockholders who beneficially own greater than 5% of Tailwind Financial’s issued and outstanding common stock, as such amounts and percentages are reflected in the public filing of such stockholder.

Stock Ownership of Asset Alliance

As of March 1, 2008, directors and executive officers of Asset Alliance beneficially owned (or, within sixty days of March 1, 2008, had the right to acquire beneficial ownership of) and were entitled to vote approximately 2,241,916 shares of Asset Alliance common stock and 100,000 shares of restricted stock, collectively these shares represented approximately 19.04% of Asset Alliance’s issued and outstanding common stock.

As of March 1, 2008, there were 121,308 shares of Asset Alliance Series F preferred stock issued and outstanding and entitled to vote as the equivalent of 1,213,080 shares of common stock.

The following table sets forth information regarding the beneficial ownership of the common stock of Asset Alliance as of March 1, 2008, by:

•	each person known by Asset Alliance to be the beneficial owner of more than 5% of its outstanding shares of common stock (including Series F preferred stock, on an as converted basis);

•	each of Asset Alliance’s executive officers and directors; and

•	all of Asset Alliance’s executive officers and directors as a group.

Unless otherwise indicated, Asset Alliance believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them or trusts controlled by them. As of March 1, 2008, there were 10,375,349 shares of Asset Alliance common stock, 121,308 shares of Asset Alliance Series F preferred stock (convertible into 1,213,080 shares of common stock), and 185,000 shares of restricted stock (which will vest upon consummation of the merger) issued and outstanding for an aggregate of 11,773,429 shares of common stock outstanding on an as converted basis.

		Approximate
	Amount of Beneficial	Percentage of Outstanding
Shareholder (1)	Ownership (2)	Common Stock
Bruce H. Lipnick	1,685,678	14.21%
Arnold L. Mintz	883,589	7.51%
Mark P. Strauch	43,306	*
David R. Long	43,306	*
Harvey Silverman	98,118	*
Stephen G. Bondi	186,613	1.59%
Thomas G. Rosencrants	55,000	*
AJG Financial Services, Inc. (3)	2,747,260	22.82%
Nikko Cordial Securities, Inc. (4)	2,405,914	20.78%
Adjusted Total
All directors and executive officers	2,995,610	24.10%

* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the stockholders is Asset Alliance Corporation, 800 Third Avenue, 22nd Floor, New York, NY 10022.

(2)	Includes shares of Asset Alliance common stock, Series F Preferred shares, warrants and outstanding options that may be exercised/vest within sixty days of March 1, 2008.

(3)	The address for AJG Financial Services, Inc. is Gallagher Centre, Two Pierce Place, Itasca, IL 60143.

(4)	The address for Nikko Securities Co. International, Inc. is 7 Times Square, Suite 2502, New York, NY 10036.

Interests of Tailwind Financial Directors and Officers in the Merger

When you consider the recommendation of Tailwind Financial’s board of directors that you vote in favor of the merger proposal, you should keep in mind that certain of Tailwind Financial’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things, that if the merger is not approved and Tailwind Financial fails to consummate an alternative transaction within the time allotted pursuant to its Second Amended and Restated Certificate of Incorporation, Tailwind Financial is required to liquidate, and the shares of common stock issued to TFC Holdings Ltd. and warrants issued to Parkwood Holdings Ltd. (which have subsequently been transferred as described below) prior to and in connection with Tailwind Financial’s initial public offering, will be worthless. In addition, Tailwind Financial’s executives and directors are not entitled to receive any of the net proceeds of Tailwind Financial’s initial public offering that may be distributed upon liquidation of Tailwind Financial. TFC Holdings Ltd. is owned 97% by Parkwood Holdings Ltd. and 1% each by Messrs. Hain, Moore and Penteliuk, each of whom are members of Tailwind Financial’s board of directors. Tailwind Financial also sold to Parkwood Holdings Ltd., 4,700,000 warrants for $4,700,000 in cash, at a purchase price of $1.00 per warrant. Parkwood Holdings Ltd. is owned by Gordon A. McMillan, Andrew A. McKay and JovFunds Management Inc. Until November 2006, Mr. McKay, the Chief Executive Officer of Tailwind Financial, was a Managing Director of JovFunds. Until January 2008, Mr. McMillan was Chairman of JovFunds. 1,762,500 of such warrants were subsequently transferred to 1600624 Ontario Inc., a corporation controlled by Mr. McMillan, and subsequently transferred to McMillan Family Foundation, a charitable foundation controlled by Mr. McMillan and his spouse. 587,500 of such warrants were subsequently transferred to 2099388 Ontario Inc., a corporation controlled by Mr. McKay. 2,350,000 of such warrants were subsequently transferred to JovFunds Management Inc. Based on prices as of March 31, 2008, the value of the shares held by TFC Holdings Ltd. is $24,062,500 and the value of the warrants held collectively by JovFunds Management Inc., 2099388 Ontario Inc. and 1600624 Ontario Inc. is $611,000. The initial purchase price paid by TFC Holdings Ltd. for the 3,125,000 shares was $31,250 which is equivalent to $0.01 per share. Parkwood Holdings Ltd.’s initial purchase price for the 4,700,000 warrants was $1.00 per warrant, or $4,700,000. Based on the initial purchase prices and prices as of March 31, 2008, TFC Holdings Ltd.’s gain on the shares would be $24,031,250 and JovFunds Management Inc., 2099388 Ontario Inc. and 1600624 Ontario Inc.’s loss on the warrants would be $4,089,000.

Tailwind Financial was created to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the financial services industry. As such, its officers and directors are responsible for identifying, evaluating and selecting a target business. In their capacity with Tailwind Financial, the officers and directors have focused their work on finding and analyzing potential acquisition targets, analyzing valuation work, negotiating transaction terms with target companies and reviewing various business case scenarios.

It is anticipated that after the consummation of the merger, the board of directors of the combined company will substantially change. Gordon A. McMillan, the Chairman of the Board of Tailwind Financial, will become a director of the combined company and all other Tailwind Financial directors serving at such time will resign. Tailwind Financial has agreed to appoint six directors selected by Asset Alliance to its board of directors as soon as practicable following the effective time of the merger. It is the intent of the combined company to continue to identify additional proposed directors in conjunction with, or following closing of the merger (subject to AMEX requirements), who will constitute and comply with the independence requirements for directors as determined by AMEX. The criteria and procedures for identifying such directors include, but are not limited to, directors that do not have an affiliation with Tailwind Financial or Asset Alliance, but who are either leading executives, industry experts, academics, entrepreneurs, or individuals who have other expertise that will contribute value for stockholders through their service on the board of directors. The procedures for identifying director candidates include receiving referrals from third party recruitment services and referrals of individuals from institutional relationships including mutual funds, investment banks, lending institutions and other leading industry or non-industry executives who will fulfill the independence requirements for public reporting entities. See “Directors and Management of the Combined Company Following the Merger” beginning on page 72.

As stated in Tailwind Financial’s final prospectus dated April 11, 2007 for its initial public offering, no compensation or fees have been paid or will be paid to Tailwind Financial’s founding stockholder, officers and directors or to any of their respective affiliates prior to or with respect to the business combination, except for a $7,500 per-month administrative fee and reimbursable out-of -pocket expenses payable to Parkwood Holdings Ltd or an affiliate of Parkwood.

Interests of Directors and Officers of Asset Alliance in the Merger

You should understand that some of the current directors and officers of Asset Alliance also have interests in the merger that are different from, or in addition to, your interests as a stockholder. In particular, Bruce H. Lipnick, Asset Alliance’s current Chief Executive Officer and Chairman of the Board, is expected to become the combined company’s Chief Executive Officer and Chairman of the Board, Arnold L. Mintz, Asset Alliance’s current President, Chief Operating Officer and a director is expected to become the President, Chief Operating Officer and a director of the combined company and Stephen G. Bondi, Asset Alliance’s current Executive Vice President and Chief Financial Officer is expected to become the combined company’s Executive Vice President and Chief Financial Officer. Further, each of Messrs. Lipnick, Mintz and Bondi are expected to enter into employment agreements with the combined company in connection with the merger. These agreements provide for a base salary equal to $750,000, $600,000, and $400,000 for Messrs. Lipnick, Mintz and Bondi, respectively. Additionally, each of these employees will be eligible for a guaranteed annual bonus, an incentive bonus, and a discretionary bonus. These employees will also receive an initial option grant of 1,050,000 fully vested shares, 800,000 fully vested shares, and 600,000 shares subject to three year cliff vesting for Messrs. Lipnick, Mintz and Bondi, respectively. The terms of the employment agreements are three years from the date of the closing. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 50 and each of the forms of employment agreement are attached to this proxy statement/prospectus as Annex E-1, Annex E-2 and Annex E-3, respectively. In addition, pursuant to the merger agreement, Asset Alliance has designated Bruce H. Lipnick to act as a representative of the stockholders of Asset Alliance. It is possible that potential conflicts of interest may arise with respect to Mr. Lipnick’s obligations as representative and his interests individually as an Asset Alliance stockholder.

Conditions to the Completion of the Merger

The obligations of Tailwind Financial, Asset Alliance and the stockholders of Asset Alliance to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including those set forth under the heading “The Agreement and Plan of Merger — Conditions to the Completion of the Merger”.

If permitted under applicable law, either Tailwind Financial or Asset Alliance may waive conditions for their own respective benefit and consummate the merger, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur. Action by the boards of directors of either party seeking to terminate the merger agreement pursuant to the foregoing provisions will be sufficient authority by the party to take such action.

Termination, Amendment and Waiver

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after receipt of stockholder approval, as described under the heading “The Agreement and Plan of Merger — Termination of the Merger Agreement” on page 53.

Regulatory Matters

We believe the merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except for those requirements or approvals under the Financial Industry Regulatory Authority, or FINRA, and the UK Financial Services and Markets Act 2000, and except for filings necessary to effectuate the transactions contemplated by the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal with the Secretary of State of the State of Delaware.

Closing of the Merger

Subject to the provisions of the merger agreement, the closing of the merger will take place as soon as practicable but no later than 3 business days after all the conditions described below under “The Agreement and Plan of Merger — Conditions to the Completion of the Merger” have been satisfied, unless Tailwind Financial and Asset Alliance agree to another time.

Condition

The merger proposal is conditioned upon and subject to approval of the Third Amended and Restated Certificate of Incorporation proposal and will not be valid unless such proposal is approved.

Fair Market Value of Asset Alliance

The fair market value of Asset Alliance was determined by the board of directors to be in excess of 80% of the net assets of Tailwind Financial (excluding the amount held in the trust account representing a portion of the underwriters’ discount) based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value.

Tailwind Financial also obtained an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as Houlihan Lokey, dated December 11, 2007 to the effect that, as of such date, the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least equal to $84 million. A copy of Houlihan Lokey’s opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion is attached as Annex D to this proxy statement/prospectus. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion. Houlihan Lokey’s opinion was directed to the board of directors of Tailwind Financial and only addressed whether the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least equal to $84 million, and did not address any aspect or implication of the proposed merger. Neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger. See “PROPOSAL 1 - MERGER PROPOSAL - Opinion of Houlihan Lokey” beginning on page 67.

Tailwind Financial’s Board of Directors’ Recommendation

After careful consideration, Tailwind Financial’s board of directors has determined unanimously that the merger proposal is fair to, and in the best interests of, Tailwind Financial and its stockholders. Accordingly, Tailwind Financial’s board of directors has unanimously approved and declared advisable the merger and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the merger proposal.

The Equity Incentive Plan Proposal

Tailwind Financial is seeking stockholder approval for the adoption of the 2008 Equity Incentive Plan, pursuant to which up to 4,400,000 shares of Tailwind Financial common stock will be reserved (such number to be reduced by the number of Tailwind Financial shares issuable in respect of assumed Asset Alliance options), comprised of the following:

•
an aggregate of 2,450,000 shares issuable underlying options to be granted to Messrs. Lipnick, Mintz and Bondi, pursuant to employment agreements to be entered into with each of them in connection with the merger,

•
up to 1,050,000 shares issuable pursuant to incentive awards to be granted to current employees of Asset Alliance, subject to adjustment if Asset Alliance issues additional options prior to closing, and

•	the remaining shares reserved for future grants, provided that the number of remaining shares shall not be less than 500,000.

The 2008 Equity Incentive Plan is conditioned upon and subject to the consummation of the merger proposal, and will not be valid unless the merger proposal is approved.

The Third Amended and Restated Certificate of Incorporation Proposal

Tailwind Financial is seeking approval for its proposed Third Amended and Restated Certificate of Incorporation, attached hereto as Annex C. The Third Amended and Restated Certificate of Incorporation will not become effective unless and until the merger is completed. The material terms of the Third Amended and Restated Certificate of Incorporation are to: (i) increase the number of authorized shares of Tailwind Financial common stock from 70,000,000 shares to 150,000,000 shares, (ii) change Tailwind Financial’s name from “Tailwind Financial Inc.” to “Asset Alliance Corporation” and (iii) provide for Tailwind Financial’s perpetual existence. The name change and the provision for perpetual existence are being undertaken as a result of and in conjunction with the merger.

Of the 70,000,000 shares of Tailwind Financial common stock currently authorized, as of March 31, 2008, 14,353,854 shares were issued and outstanding, 17,200,000 shares were reserved for issuance upon exercise of Tailwind Financial’s currently outstanding publicly traded warrants (including the warrants which have not been separated from Tailwind Financial’s currently outstanding publicly traded units), 1,271,146 shares were reserved for issuance upon separation from Tailwind Financial’s outstanding publicly traded units and 1,250,000 shares were reserved for issuance for the shares underlying the underwriter’s purchase option to purchase 625,000 units. As a result, 35,925,000 shares of common stock are currently available for future issuance. It is anticipated that pursuant to the merger proposal Tailwind Financial will have to issue up to 16,875,000 shares of common stock, and that pursuant to the equity incentive plan proposal Tailwind Financial will have to reserve for future issuance up to 4,400,000 shares of its common stock. Accordingly, following the transaction, approximately 14,650,000 shares of common stock will remain available for issuance. As discussed elsewhere herein, the combined company anticipates issuing shares of its common stock from time to time in connection with acquisitions, in each case, in accordance with applicable SEC and stock exchange rules (including seeking shareholder approval, if and when required). The combined company also may need additional shares of common stock from time to time in connection with other potential corporate transactions, none of which is currently contemplated. Accordingly, an increase in the number of authorized shares of common stock is desirable in order to ensure that a sufficient number of shares are available for issuance following completion of the transactions described in the merger proposal and the equity incentive plan proposal.

Accordingly, this Third Amended and Restated Certificate of Incorporation proposal is conditioned upon and subject to the approval of the merger proposal. The board of directors will not undertake to amend Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, even if this proposal is approved, unless the merger proposal is also approved.

The Director Re-election Proposal

The fourth proposal is the re-election of Stephen T. Moore to serve as Tailwind Financial’s Class I director until the annual meeting of stockholders in 2011 or until his earlier resignation or removal.

This director re-election proposal is not conditioned upon the consummation of any other proposal, and, if approved, will be valid regardless of whether any other proposal is approved.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. This information is only a summary and should be read in conjunction with each company’s respective management’s discussion and analysis of financial condition and results of operations and historical financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of Asset Alliance, Tailwind Financial or the combined company.

Tailwind Financial Selected Historical Financial Data

The following tables set forth selected historical financial data of Tailwind Financial. The information presented below was derived from Tailwind Financial’s audited consolidated financial statements for the period from June 30, 2006 (date of inception) to June 30, 2007 and from the unaudited financial statements for the six months ended December 31, 2007. This information is only a summary. You should read it together with Tailwind Financial’s management’s discussion and analysis of financial condition and results of operations and historical financial statements and accompanying notes in this proxy statement/prospectus.

		Period from
	Six Months	June 30, 2006
	Ended	(Inception) to
	December 31, 2007	June 30, 2007

Condensed statements of operations:
Formation, general and administrative expenses	$282,014	203,856
Interest income	$2,061,385	1,000,143
Income before provision for income taxes	$1,779,371	796,287
Income taxes	$609,000	271,000
Net income(1)	$1,170,371	525,287
Net income per share(1), basic and diluted	$0.09	0.07
Weighted average number of shares outstanding , basic and diluted	11,876,250	4,918,289

(1) Includes net income allocable to common stockholders subject to possible conversion.

	As of	As of
	December 31, 2007	June 30, 2007

Condensed balance sheets data:
Cash	$113,869	129,799
Cash and cash equivalents held in trust account	$102,261,528	100,900,143
Total assets	$102,754,091	101,113,280
Total current liabilities	$4,109,894	3,542,852
Common stock subject to possible conversion	$30,498,529	30,147,534
Common stock and additional paid in capital	$66,450,010	66,897,607
Total stockholders’ equity	$68,145,668	67,422,894
Total liabilities and stockholders’ equity	$102,754,091	101,113,280

Asset Alliance Selected Historical Financial Data

The following table sets forth selected historical financial data of Asset Alliance. The information presented below was derived from Asset Alliance’s audited consolidated financial statements as of and for the year ended December 31, 2007, 2006, 2005, 2004 and 2003. The information as of December 31, 2005 and for the years ended December 31, 2004 and 2003 was derived from Asset Alliance’s audited consolidated financial statements which are not contained in this proxy statement/prospectus. The information presented below is only a summary. You should read it together with Asset Alliance’s management’s discussion and analysis of financial condition and results of operations and historical consolidated financial statements and accompanying notes in this proxy statement/prospectus.

Fiscal Years Ended Dec. 31, ($ in thousands)

	2007	2006	2005	2004	2003

Consolidated Statements of Operations Data
Revenue:	43,771	34,224	25,884	37,280	56,864
Operating expenses	40,587	33,147	27,947	27,112	24,847
Operating income before special and one time charges	3,184	1,077	(2,063)	10,168	32,017
Special Items	(18,052)	(7,047)	(15,117)	0	0
Operating income (loss)	(14,868)	(5,970)	(17,180)	10,168	32,017
Other income (expense)	2,070	(803)	(10,170)	7,943	2,066
Income (loss) before income tax and minority interest	(12,798)	(6,773)	(27,350)	18,111	34,083
Income tax benefit (expense)	3,401	(309)	4,111	(6,573)	(14,832)
Minority interest income (expense)	(273)	(434)	(2,335)	(2,140)	1,398
Net income (loss)	(9,670)	(7,516)	(25,574)	9,398	20,649
Net income (loss) per share available to common stockholders:
Basic	(1.01)	(1.07)	(3.24)	0.83	2.05
Diluted	(1.01)	(1.07)	(3.24)	0.59	1.33
Weighted average common shares outstanding:
Basic	10,388	(8,144)	8,261	8,409	8,777
Diluted	10,388	(8,144)	8,261	12,241	15,219
Selected Balance Sheets Data ( at period end)
Total assets	78,759	132,642	199,394	220,853	159,201
Long-term obligations	11,808	35,350	44,217	60,866	34,022
Total liabilities	37,172	62,761	100,620	79,383	55,326

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information as of and for the six months ended December 31, 2007 and the twelve months ended June 30, 2007 reflect the historical results of Asset Alliance and Tailwind, adjusted to give effect to the merger.

The merger will be accounted for as a reverse acquisition under the purchase method of accounting as more fully described in “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 156. Accordingly, although the merger is structured such that TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, will be merged with and into Asset Alliance, such that Asset Alliance will become a wholly-owned subsidiary of Tailwind Financial at closing, Asset Alliance will be treated as the acquirer for accounting and financial reporting purposes. The assets and liabilities of Tailwind Financial will be recorded, as of completion of the merger, at their respective historical cost, which is considered to be the equivalent of fair value and added to those of Asset Alliance.

We have presented below selected unaudited pro forma condensed combined financial information that reflects the merger as a recapitalization of Asset Alliance. This information is intended to provide you with a better picture of what the combined company’s business might have looked like had Asset Alliance and Tailwind Financial actually combined. The financial information may have been different had the companies actually been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this document.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Asset Alliance that would have been reported had the proposed merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on December 31, 2007 and combines Asset Alliance’s condensed balance sheet at December 31, 2007 and Tailwind Financial’s condensed balance sheet at December 31, 2007. The unaudited pro forma condensed combined statement of operations data for the six months ended December 31, 2007 and the twelve months ended June 30, 2007 assumes that the merger took place as of July 1, 2007 and July 1, 2006, respectively.

The selected unaudited pro forma condensed combined financial data has been prepared using two different levels of approval of the merger by the Tailwind Financial stockholders, as follows:

•	Assuming No Conversion: assumes no stockholders of Tailwind Financial seek to convert their shares into a pro rata share of the trust account; and

•	Assuming Maximum Conversion: assumes Tailwind Financial stockholders owning 29.99% of the stock issued in the initial public offering seek conversion.

	As of December 31, 2007
	Assuming	Assuming
	No Conversion	Maximum Conversion
	($ in thousands)
Unaudited pro forma selected condensed combined balance sheet data:
Cash and cash equivalents	$102,618	$72,120
Total assets	176,164	145,666
Total liabilities	38,282	38,282
Total stockholders’ equity	137,879	107,381

	Six Months Ended December 31, 2007		Twelve Months Ended June 30, 2007
	Assuming	Assuming	Assuming	Assuming
	No Conversion	Maximum Conversion	No Conversion	Maximum Conversion
	($ in thousands, except per share data)
Unaudited condensed combined pro forma statement of operations data:
Total net revenue	21,064	21,064	38,956	38,956
Operating expenses	(21,960)	(21,960)	(35,521)	(35,521)
Income (loss) from operations	(896)	(896)	(3,435)	(3,435)
Interest (expense), net	1,969	2,598)	(420)	(119)
Other income (loss), net	(17,790)	(17,790)	(922)	(922)
Loss before income tax	(15,821)	(15,192)	(1,342)	(1,041)
Income tax expense	(4,392)	(4,606)	(1,438)	(1,336)
Minority interest	(531)	(531)	(1,617)	(1,617)
Net loss	(11,960)	(11,118)	(4,397)	(3,994)

Comparative Per Share Data

The following table sets forth selected historical per share information of Asset Alliance and Tailwind Financial and unaudited pro forma per share ownership information of Asset Alliance and Tailwind Financial after giving effect to the merger, assuming a maximum level and a minimum level of approval of the merger by Tailwind Financial stockholders who exercise their conversion rights. The table assumes that no appraisal rights have been exercised by the Asset Alliance stockholders. You should read this information in conjunction with the selected summary historical financial information included elsewhere in this proxy statement, and the historical financial statements of Asset Alliance and Tailwind Financial and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Asset Alliance and Tailwind Financial pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included on page 156 in this proxy statement/prospectus. The historical per share information is derived from financial statements as of and for the years ended December 31, 2007 and 2006 for Asset Alliance and June 30, 2006 (date of inception) to June 30, 2007 for Tailwind Financial.

The unaudited pro forma per share information does not purport to represent what the actual results of operations of Asset Alliance and Tailwind Financial would have been had the companies been combined or to project the Asset Alliance and Tailwind Financial results of operations that may be achieved after the merger.

	Asset Alliance		Tailwind Financial		Combined Company
Number of Basic Shares of Common Stock Outstanding Upon Consummation of the Merger:
Assuming No Conversion	10,625,000	(1)	15,625,000		26,250,000
Assuming Maximum Conversion	10,625,000	(1)	11,875,000		22,500,000

Number of Fully Diluted Shares of Common Stock Outstanding Upon Consummation of the Merger:
Assuming No Conversion	10,625,000	(1), (2)	19,925,000	(1), (2)	30,550,000
Assuming Maximum Conversion	10,625,000	(1), (2)	16,175,000	(1), (2)	26,800,000

Combined Net Income (loss) - historical:
Twelve months ended June 30, 2007 - No Conversion					(4,397,000)
Twelve months ended June 30, 2007 - Max Conversion					(3,994,000)

Six months ended December 31, 2007 - No Conversion					(11,960,000)
Six months ended December 31, 2007 - Max Conversion					(11,118,000)

Twelve months ended June 30, 2007
Net income (loss) per share (basic) - No Conversion					$(0.17)
Net income (loss) per share (basic) - Max Conversion					$(0.18)

Net income (loss) per share (fully diluted) - No Conversion					$(0.14	)(2)
Net income (loss) per share (fully diluted) - Max Conversion					$(0.15	)(2)

Six months ended December 31, 2007
Net income (loss) per share (basic) - No Conversion					$(0.46)
Net income (loss) per share (basic) - Max Conversion					$(0.49)

Net income (loss) per share (fully diluted) - No Conversion					$(0.39	)(2)
Net income (loss) per share (fully diluted) - Max Conversion					$(0.41	)(2)

Tangible book value per share - pro-forma December 31, 2007
Basic - No Conversion					$5.25
Basic - Max Conversion					$4.77

Fully Diluted - No Conversion					$4.51	(2)
Fully Diluted - Max Conversion					$4.01	(2)

(1) Assumes conversion ratio based on valuation of $85,000,000 and excludes any potential adjustment based on Asset Alliance’s after-tax earnings from September 30, 2007 until the closing and earn-out.

(2) Dilution using treasury stock method and assuming an $8.00 share price for Tailwind stock

PER SHARE MARKET PRICE INFORMATION

Tailwind Financial units, common stock and warrants are listed on AMEX under the symbols TNF.U, TNF and TNF.WS, respectively. The closing prices per share of common stock, warrant and unit of Tailwind Financial on January 8, 2008, the date of the execution of the merger agreement, were $7.55, $0.65 and $8.14, respectively. Each unit of Tailwind Financial consists of one share of Tailwind Financial common stock and one warrant to purchase Tailwind Financial common stock. Tailwind Financial warrants became separable from Tailwind Financial common stock on May 16, 2007. Each warrant entitles the holder to purchase from Tailwind Financial one share of common stock at an exercise price of $6.00 commencing on the later of the completion of the merger (or if the merger is not consummated, the first acquisition which is consummated) or April 11, 2008. The Tailwind Financial warrants will expire at 5:00 p.m., New York City time, on April 11, 2011, or earlier upon redemption. Prior to April 11, 2007, there was no established public trading market for Tailwind Financial common stock, warrants or units.

There is no established public trading market for the securities of Asset Alliance.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low closing prices of Tailwind Financial common stock, warrants and units as reported on AMEX since Tailwind Financial’s initial public offering on April 11, 2007.

	Common Stock		Warrants		Units
Calendar Periods	High	Low	High	Low	High	Low
2007
Second Quarter *	$7.65	$7.32	$0.99	$0.80	$8.52	$7.80
Third Quarter	$7.75	$7.47	$1.02	$0.63	$8.60	$8.16
Fourth Quarter	$7.65	$7.55	$0.82	$0.64	$8.37	$8.00
2008
First Quarter	$7.75	$7.55	$0.70	$0.10	$8.25	$7.83

*	For units, from April 11, 2007, for common stock and warrants, from May 16, 2007.

On March 31, 2008, the closing prices of Tailwind Financial common stock, warrants and units were $7.70 , $0.13 and $7.83, respectively.

As of March 31, 2008 there was 1 holder of record of Tailwind Financial’s units, 2 holders of record of Tailwind Financial’s common stock and 4 holders of record of Tailwind Financial’s warrants.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal. As Tailwind Financial’s operations will be those of Asset Alliance upon completion of the merger, a number of the following risk factors relate to the business and operations of Asset Alliance and Tailwind Financial, as the successor to such business. References to “we” and “our” below refer to the combined company following the merger.

Risks Related to our Business and Operations Following the Merger with Asset Alliance

Our financial results will depend on equity market returns and the investment performance of Asset Alliance’s affiliate managers.

The investment management contracts of Asset Alliance’s affiliate managers typically provide for payment based on the market value of assets under management, and payments may be adversely affected by declines in the equity and other financial markets. In addition, a significant number of Asset Alliance’s affiliate managers’ investment management agreements include compensation based on investment performance (and in certain cases relative to a specified benchmark) and, as such, are directly dependent upon investment results which may vary substantially from year to year. Unfavorable market performance, fluctuations in the prices of specific assets, asset withdrawals or other changes in the investment patterns of Asset Alliance’s affiliate managers’ clients may reduce Asset Alliance’s affiliate managers’ assets under management, which may adversely affect the consolidated results of operations and financial condition of the combined company.

Because the clients of Asset Alliance and its affiliate managers can remove the assets that are managed on their behalf on short notice, the combined company may experience unexpected declines in revenue and profitability.

The investment advisory contracts of Asset Alliance and its affiliate managers are generally terminable upon very short notice. Institutional and individual clients can terminate their relationship with Asset Alliance or the affiliate manager, reduce the aggregate amount of assets under management or shift their funds to other types of accounts with different rate structures for a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. Poor performance relative to other investment management firms tends to result in decreased investments in the investment products of Asset Alliance or its affiliate managers, increased redemptions of investment products of Asset Alliance or its affiliate managers, and the loss of institutional or individual accounts or strategic alliances. In addition, the ability to terminate relationships may allow clients to renegotiate for lower fees paid for asset management services.

In addition, in the U.S., as required by the Investment Company Act of 1940, as amended (which we refer to as the Investment Company Act), each of the investment advisory contracts of Asset Alliance and its affiliate managers with the mutual funds they advise or subadvise automatically terminates upon its “assignment.” Each of the other investment advisory contracts of Asset Alliance and its affiliate managers is subject to the provisions of the Investment Advisers Act of 1940, as amended, which provides that the contract may not be “assigned” without the consent of the customer. A sale of a sufficiently large block of shares of the voting securities of Asset Alliance or its affiliate managers or other transactions could be deemed an “assignment” in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and could adversely affect the ability of Asset Alliance or its affiliate managers to continue managing client accounts.

To the extent that the merger may be deemed a technical “assignment” of investment advisory contracts, Asset Alliance and its affiliate managers have taken the necessary steps to provide clients an opportunity to consent to the continuation of their advisory agreements after the completion of the merger. In the event that any of these clients does not consent to a continuation of its agreement, Asset Alliance or its affiliate managers will lose assets under management, which will result in a loss of revenue.

Fluctuations in the combined company’s operating results could negatively impact the value of your investment.

The combined company may experience fluctuations in its operating results from time to time due to a number of factors. These could include changes in the values of assets that the combined company or a fund of the combined company holds, which in turn could be due to changes in values of companies or funds in which they hold interests, changes in the amount of distributions, dividends or interest paid in respect of such interests, changes in the combined company’s operating expenses, variations in and the timing of the recognition of realized and unrealized gains or losses or the degree to which the combined company encounters competition and general economic and market conditions. Such variability may lead to volatility in the trading price of the combined company’s securities and cause the combined company’s results for a particular period not to be indicative of its performance in a future period.

Our growth strategy will depend upon continued growth from Asset Alliance’s existing affiliate managers and upon the combined company acquiring new strategic interests in investment management firms, especially those involved in the alternative investment management industry.

Asset Alliance’s affiliate managers may not be able to maintain their respective levels of performance or contribute to the combined company’s growth at their historical levels or at currently anticipated levels. Also, Asset Alliance’s affiliate managers may be unable to carry out their management succession plans, which may adversely affect their operations and revenue streams.

The success of the combined company’s acquisition program will depend upon its ability to find suitable firms in which to take an interest and its ability to negotiate agreements with such firms on acceptable terms. We cannot be certain that the combined company will be successful in finding or acquiring interests in such firms or that they will have favorable operating results following the combined company’s acquisition, which could have an adverse effect on the combined company’s business, financial condition and results of operations.

Asset Alliance’s affiliate managers’ businesses operate in a highly regulated environment.

Certain aspects of Asset Alliance’s affiliate managers’ businesses are subject to extensive regulation by various U.S. federal regulatory authorities, certain state regulatory authorities and non-U.S. regulatory authorities. We cannot ensure that Asset Alliance’s affiliate managers will fulfill all applicable regulatory requirements. If the combined company or any of its affiliate managers were to be named as a subject of an investigation or other regulatory action, the public announcement and potential publicity surrounding any such investigation or action could have a material adverse effect on the combined company’s stock price and financial condition even if the combined company (or its affiliate managers) were found not to have committed any violation of the securities laws or other misconduct. The failure of any affiliate manager to satisfy regulatory requirements could subject that affiliate manager to sanctions that might materially impact the affiliate manager’s business and the combined company’s business. Moreover, any changes in laws or regulatory requirements or the interpretation or application of such laws and regulatory requirements by regulatory authorities, could have a material adverse impact on the combined company’s profitability and mode of operations.

Asset Alliance’s affiliate managers’ international operations are subject to foreign risks, including political, regulatory, economic and currency risks.

Some of Asset Alliance’s affiliate managers operate offices or advise clients outside of the United States, and certain of its affiliated investment management firms, are based outside the United States. Accordingly, Asset Alliance and its current and any prospective affiliated investment management firms that have foreign operations are subject to risks inherent in doing business internationally, in addition to the risks the Asset Alliance business faces more generally. These risks may include adverse changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, different, and in some cases, less stringent legal, regulatory and accounting regimes, political instability, fluctuations in currency exchange rates, expatriation controls, expropriation risks and potential adverse tax consequences. These or other foreign risks may have an adverse effect both on Asset Alliance’s affiliate managers and on the combined company’s consolidated business, financial condition and results of operations.

Asset Alliance’s affiliate managers’ operating agreements may limit the combined company’s ability to alter the management practices and policies of the affiliate managers, or to impose adverse consequences if it does so, and the combined company may be held responsible for liabilities incurred by the affiliate managers.

Although Asset Alliance’s agreements with many of its affiliate managers give it the authority to control them under certain conditions (although with certain penalties), Asset Alliance is generally not directly involved in managing the day-to-day activities, including investment management policies and procedures, fee levels, marketing and product development, client relationships, employment and compensation programs and compliance activities, of most of these managers.

Many of Asset Alliance’s affiliate managers are limited liability companies of which Asset Alliance, or an entity controlled by Asset Alliance, is managing member. Consequently, to the extent that any of these affiliate managers incur certain types of liabilities, the combined company may be directly or indirectly liable for their payment as a controlling person. The current agreements between Asset Alliance on the one hand and its current affiliate managers on the other typically contain standard indemnification provisions covering any loss suffered by the managing member and it is intended that agreements with future affiliate managers contain similar provisions but there is no certainty that future affiliate managers will agree to these provisions or that the affected affiliate manager will have assets sufficient to honor its indemnification obligations. We cannot be certain that Asset Alliance will not have claims that exceed the limits of its insurance coverage, that its insurers will remain solvent and will meet their obligations to provide coverage, or that insurance coverage will continue to be available to the combined company and its affiliate managers with sufficient limits and at a reasonable cost. A judgment against any of the combined company’s affiliate managers and/or the combined company in excess of available insurance coverage could have a material adverse effect on the affiliate manager and/or the combined company.

The failure to receive regular distributions from affiliate managers would adversely affect the combined company, and the combined company’s structure results in structural subordination that may affect its ability to make payments on its obligations.

Asset Alliance receives cash distributions from its affiliate managers. An affiliate manager’s payment of distributions to Asset Alliance may be subject to claims by the affiliate manager’s creditors and to limitations applicable to the affiliate manager under federal and state laws, including securities and bankruptcy laws, and any applicable non-U.S. laws. Additionally, an affiliate manager may default on some or all of the distributions that are payable to Asset Alliance. As a result, we cannot assure that the combined company will always receive these distributions from its affiliate managers. The failure to receive the distributions to which the combined company is entitled under agreements with affiliate managers would adversely affect the combined company, and may affect its ability to make payments on its obligations.

Asset Alliance’s right to receive any assets of its affiliate managers or subsidiaries upon their liquidation or reorganization, and thus the right of the holders of securities issued by the combined company to participate in those assets, typically would be subordinated to the claims of that entity’s creditors. In addition, even if Asset Alliance were a creditor of any of its affiliate managers or subsidiaries, its rights as a creditor would be subordinate to any security interest and indebtedness that is senior to it.

Expense allocations under Asset Alliance’s revenue sharing arrangements with certain of its affiliate managers may not be large enough to pay for all of the respective affiliate manager’s operating expenses.

Certain of Asset Alliance’s affiliate managers have entered into agreements with Asset Alliance under which they have agreed to pay Asset Alliance a specified percentage of their respective gross revenue, while retaining a percentage of revenue for use in paying that affiliate manager’s operating expenses. Certain other affiliate managers have entered into agreements with Asset Alliance whereby Asset Alliance shares in all or a portion of their operating expense often based upon certain guidelines. The combined company may not anticipate and reflect in those agreements possible changes in the revenue and expense base of any affiliate manager, and the agreed-upon expense allocation or limitation may not be large enough to pay for all of an affiliate manager’s operating expenses. The combined company may elect to defer the receipt of its share of an affiliate manager’s revenue to permit the affiliate manager to fund such operating expenses, or it may restructure its relationship with an affiliate manager with the aim of maximizing the long-term benefits to it, but we cannot be certain that any such deferral or restructured relationship would be of any greater benefit to the combined company. Such a deferral or restructured relationship might have an adverse effect on the combined company’s near-term or long-term profitability and financial condition.

We expect that the combined company may need to raise additional capital in the future, and existing or future resources may not be available to it in sufficient amounts or on acceptable terms.

While we believe that the combined company’s cash resources at closing and cash flow from operations will be sufficient to meet its working capital needs for normal operations and acquisitions of interests in new affiliated investment management firms for the near term, continuing acquisitions of interests in new affiliated investment management firms may require additional capital. Further, in the future, the combined company may structure its acquisitions so that a portion of its purchase price is in the form of its redeemable debentures or stock. Redemption of such debentures may require more cash than is then available from operations. Thus, the combined company may need to raise capital by incurring additional indebtedness or by selling shares of common stock or other equity or debt securities, or to otherwise refinance a portion of these obligations. These financing activities could increase the combined company’s interest expense, decrease its net income and dilute the interests of its stockholders. Moreover, the combined company may not be able to obtain such financing on acceptable terms, if at all.

The combined company and its affiliate managers rely on certain key personnel and cannot guarantee their continued service.

The combined company will depend on the efforts of its executive officers and its other officers and employees. The combined company’s executive officers, which include Bruce H. Lipnick, Chief Executive Officer and Chairman of the Board, Arnold L. Mintz, President and Chief Operating Officer, and Stephen G. Bondi, Executive Vice President and Chief Financial Officer, will play an important role in the stability and growth of affiliate managers and in identifying potential investment opportunities. The loss of the services of any of the executive officers could harm the combined company’s business if it is not able to find an appropriate replacement on a timely basis. Although the combined company will have employment agreements with Messrs. Lipnick, Mintz and Bondi and certain other officers both at the parent company and subsidiary company level, it likely will not have employment agreements with many key personnel and employees. There is no guarantee that these individuals will remain with the combined company or its subsidiaries. The combined company’s success will also be dependent in part on its ability to attract and retain quality managers and other management personnel. Further, the loss of a significant number of employees or the combined company’s inability to hire a sufficient number of qualified employees could have a material adverse effect on the combined company’s business.

In addition, the combined company’s affiliate managers depend heavily on the services of key principals, who in many cases have managed their firms for many years. These principals often are primarily responsible for their firm’s investment decisions. Although the combined company expects to use a combination of economic incentives, transfer restrictions and, in some instances, non-solicitation agreements and employment agreements in an effort to retain key management personnel, there is no guarantee that these principals will remain with their firms. Moreover, since certain affiliate managers contribute significantly to Asset Alliance’s revenue, the loss of key management personnel at these affiliate managers could have a disproportionately adverse impact on the combined company’s business.

The loss of key management personnel or an inability to attract, retain and motivate sufficient numbers of qualified management personnel may adversely affect Asset Alliance’s business and its affiliate managers’ businesses. The market for investment managers is extremely competitive. In addition, since individual investment managers at Asset Alliance’s affiliate managers often maintain a strong, personal relationship with their clients that is based on their clients’ trust in the manager, the departure of a manager could cause the affiliate manager to lose client accounts, which could have a material adverse effect on the results of operations and financial condition of both the affiliate manager and the combined company.

The combined company could be adversely affected if some of its affiliate managers do not wish to be associated with the combined company. Additionally, Asset Alliance’s affiliate managers’ investment management contracts are subject to termination on short notice.

The principals of an affiliate manager could resign and, subject to or after the termination of certain restrictive covenants (if applicable), independently commence a new business, or they could seek to separate from Asset Alliance by acquiring Asset Alliance’s interest in the affiliate manager or otherwise. Asset Alliance has experienced such separations in the past and expects that they may occur from time to time in the future. In this connection, in the past, and subsequent to the announcement of the proposed merger, the principal member of two affiliate managers (JMG Capital Management LLC, which we refer to as JMG, and Pacific Assets Management LLC, which we refer to as Pacific) has engaged in discussions with Asset Alliance about a possible separation from Asset Alliance and has indicated the possibility that he may retire or change his strategic direction pursuant to the terms of Asset Alliance’s agreement with him. He has indicated that he may form a new fund which may be advised by a newly formed management company (referred to as Newco) pursuant to the terms of Asset Alliance’s agreement with him. If Newco and/or such new fund are formed, Asset Alliance will be entitled to (i) 20% of gross revenues of Newco in respect of third party assets up to $150 million and 100% of gross revenues of Newco in respect of third party assets in excess of such $150 million for the first twelve months of operations , (ii) 20% of gross revenues of Newco in respect of third party assets for the second twelve months of operations and (iii) 10% of gross revenues of Newco in respect of third party assets for the third twelve months of operations . There can be no assurance that the fee structure of any funds launched by Newco would result in revenues being generated by Newco and, consequently, there can be no assurance that Asset Alliance would receive any revenues from Newco. The principals of JMG and Pacific and Newco will have a three-year restriction on hiring any investment and trading related employees of JMG and Pacific or inducing any client of JMG or Pacific or any of their controlled affiliates to withdraw any funds from any investment vehicle managed by JMG or Pacific. The formation of Newco could result in substantial financial penalties to the principal member of JMG and Pacific under certain circumstances. Where such new fund has any beneficial owners that are not principals of JMG and Pacific and their related parties or under certain other circumstances, Asset Alliance’s profit participation in JMG and Pacific will be increased from 15% to 50%. In addition, under any circumstances where the aggregate assets currently managed by JMG and Pacific and their controlled affiliates that earn at least a 1% management fee per annum and 20% performance fee is less than $800 million, then Asset Alliance’s profit participation will also be increased from 15% to 50%.

Upon resignation, a departed principal would generally forfeit all or a portion of his economic interest and Asset Alliance would evaluate the affiliate manager's business to determine whether to seek to attract new management with appropriate equity incentives to continue operating the business. If a principal sought a separation, the combined company would seek to determine whether separation would be in its best interests. A separation or the inability to successfully implement a management succession plan could have an adverse effect on the business of the combined company.

Asset Alliance’s affiliate managers derive almost all of their revenue from U.S. based registered mutual funds, limited partnerships and separate accounts and offshore investment management companies of which they are often either the investment manager and/or the general partner and where they are subject to investment management contracts with such entities or clients. Under these contracts, these clients generally can terminate their relationship with Asset Alliance’s affiliate manager upon relatively short notice (typically not longer than 90 days). We cannot be certain that Asset Alliance’s affiliate managers will be able to retain their existing clients or attract new clients. If Asset Alliance’s affiliate managers’ clients terminate their investment management contracts and withdraw a substantial amount of funds, that would likely harm Asset Alliance’s results.

Asset Alliance’s industry is highly competitive.

Asset Alliance and its affiliate managers compete with a broad range of investment managers, including public and private investment advisors, firms associated with securities broker/dealers, financial institutions, insurance companies and other entities that serve Asset Alliance’s three principal distribution channels, many of whom have greater resources and significantly more assets under management than the combined company will. This competition may reduce the fees that the combined company or its affiliate managers can obtain for services. We believe that the combined company or its affiliate managers’ ability to compete effectively with other firms in Asset Alliance’s distribution channels depends upon the combined company or its affiliate managers’ products, investment performance, size of assets under management and client-servicing capabilities and the marketing and distribution of the combined company or its affiliate managers’ investment products. The combined company and its affiliate managers may not compare favorably with competitors in any or all of these categories.

The market for acquisitions of interests in investment management firms is highly competitive. Many other public and private financial services companies, including commercial and investment banks, insurance companies and investment management firms, which may have significantly greater resources than the combined company will, also acquire interests in or buy investment management firms. We cannot guarantee that the combined company will be able to compete effectively with such companies, that new competitors will not enter the market or that such competition will not make it more difficult or not feasible for the combined company to make new investments in investment management firms.

Failure of the combined company’s internal control over financial reporting could harm its business and financial results.

Following the merger, the combined company will be obligated to establish and maintain adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting in accordance with GAAP. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect the combined company’s transactions and dispositions of assets, providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements in accordance with GAAP, providing reasonable assurance that receipts and expenditures of the combined company’s are made only in accordance with management authorization and providing reasonable assurance that unauthorized acquisition, use or disposition of the combined company’s assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Asset Alliance’s growth and entry into new markets will place significant additional pressure on its system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit the combined company’s ability to report financial results accurately and timely or to detect and prevent fraud, which in turn would harm its business and financial results.

If third parties bring claims against us or if Asset Alliance has breached any of its representations, warranties or covenants set forth in the merger agreement, we may not be adequately indemnified for any losses arising therefrom.

A total of 1,062,500 shares of common stock of Tailwind Financial to be issued to the holders of Asset Alliance stockholders as part of the merger consideration will be withheld from such holders on a pro rata basis and placed in escrow to secure the indemnity obligations of Asset Alliance under the merger agreement. The merger agreement provides that the Asset Alliance stockholders will indemnify Tailwind Financial for losses arising from:

•	an inaccuracy or breach of its representations and warranties,

•	the non-fulfillment or breach of any covenant by Asset Alliance, and

•	certain pre-closing taxes of Asset Alliance or any subsidiary not properly paid or accrued.

Such indemnification is limited to the aggregate amount of the value of the escrow. In addition, the survival period for any claims under the merger agreement is limited to 18 months after the closing of the merger (if any) and, with respect to breach of a representation or warranty, has a $1,000,000 deductible. Accordingly, we will be prevented from seeking indemnification for any claims of breach of a representation or warranty until the aggregate of all such claims exceeds $1,000,000, and then only to the extent of such excess and we will have no indemnification for claims arising after, or not resolved prior to conclusion of, the 18-month survival period.

Asset Alliance’s projections and related assumptions may not be accurate.

Management of Asset Alliance has prepared projections of its business results based on various assumptions including those related to market conditions, performance of the Asset Alliance funds and affiliate managers’ funds, the ability of Asset Alliance or an affiliate manager to retain and grow client assets, continuity of the affiliate manager personnel, staffing and expense costs and Asset Alliance’s ability to negotiate with and acquire interests in other investment managers. There can be no assurance that Asset Alliance management’s assumptions will prove to be correct and that Asset Alliance will meet its projected results. Accordingly, investors may experience a loss as a result of a decline in the market price of the combined company’s common stock. In addition, a decline in the market price of the combined company’s common stock could adversely affect its ability to issue additional securities and to obtain additional financing in the future.

We may be subject to taxation in Canada, which would increase our operating expenses for which we have limited funds available.

Since our date of incorporation, we have maintained an office in Toronto, Canada. We expect to close this office shortly after the consummation of the merger. If we are considered to have been carrying on business in Canada for purposes of the Income Tax Act (Canada) at any time before we close our Canadian office, we may be subject to Canadian income taxation on income attributable to the office. We have taken the position that we are not carrying on business in Canada for these purposes, but there can be no assurances that this position, if questioned, would be accepted by the relevant taxing authorities. Even if we were considered to carry on business in Canada, it is unclear what amount, if any, or our income earned in the period before our Canadian office is closed would be properly attributable to that office. Accordingly, there is a risk that we may be liable for Canadian income tax, together with related interest and penalties, on some or all our income derived in the period before the closure of our Canadian office. If we were liable for Canadian income tax, it is possible that it could be applied to reduce our U.S. tax liability on the same income.

The financial services industry faces substantial regulatory and litigation risks and conflicts of interest, and the combined company may face legal liability and reduced revenues and profitability if its services are not regarded as compliant or for other reasons.

The financial services industry is subject to extensive regulation. Many regulators, including U.S., Canadian and other government agencies and self-regulatory organizations, as well as state and provincial securities commissions, insurance regulators and attorneys general are empowered to conduct administrative proceedings and investigations that can result in, among other things, censure, fine, the issuance of cease-and-desist orders, prohibitions against engaging in some lines of business, suspension or termination of licenses or the suspension or expulsion of a broker-dealer, investment adviser or insurance distributor. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers, policyholders and other third parties who deal with financial services firms and are not designed to protect our stockholders. Regulations and investigations may result in limitations on the combined company and its affiliate managers’ activities. Consequently, these regulations may limit the combined company’s activities, including through net capital, customer protection and market conduct requirements.

Governmental and self-regulatory organizations, including the SEC, FINRA, the UK Financial Services Authority (which we refer to as the FSA) and securities exchanges such as AMEX and the New York Stock Exchange, impose and enforce regulations on broker-dealers, investment banking firms, investment advisers and similar financial services companies. Self-regulatory organizations adopt rules, subject to approval by the SEC, that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered investment dealers, broker-dealers and investment advisers. For example, U.S. broker-dealers are subject to rules and regulations that cover all aspects of the securities business including: sales methods and trade practices; use and safekeeping of customer funds and securities; capital structures; recordkeeping; the preparation of research; the extension of credit; and the conduct of officers and employees. The types of regulations to which investment advisers are subject are also extensive and include: recordkeeping; fee arrangements; client disclosure; custody of customer assets; and the conduct of officers and employees.

The SEC, FINRA and various regulatory agencies also have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from FINRA and other regulatory bodies, which ultimately could prevent any broker-dealers that the combined company acquires or acquires control of from performing as a broker-dealer. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of broker-dealers, which could harm the combined company’s business.

We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or be prohibited from engaging in some of our business activities. In addition, the regulatory environment in which we operate is subject to modifications and further regulation. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to us and our clients also may adversely affect our business, and our ability to function in this environment will depend on our ability to constantly monitor and react to these changes.

In particular, for asset management businesses in general, there have been a number of highly publicized regulatory inquiries focused on the mutual funds industry. These inquiries have resulted in increased scrutiny in the industry and new rules and regulations for mutual funds and their investment managers. This regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities.

Specific regulatory changes also may have a direct impact on the revenue of our asset management business. In addition to regulatory scrutiny and potential fines and sanctions, regulators continue to examine different aspects of the asset management industry. For example, the use of “soft dollars,” where a portion of commissions paid to broker-dealers in connection with the execution of trades also pays for research and other services provided to advisors, may in the future be limited or prohibited. Although a substantial portion of the research relied on by our asset management business in the investment decision-making process is generated internally by our investment analysts, external research, including external research paid for with soft dollars, is important to the process. This external research generally is used for information gathering or verification purposes, and includes broker-provided research, as well as third-party provided databases and research services. If the use of soft dollars is limited or prohibited, we may have to bear these costs. These regulatory changes and other proposed or potential changes may result in a reduction of revenue associated with these activities.

We may also be subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things.

The risk of significant legal liability is often difficult to assess or quantify and its existence and magnitude often remain unknown for substantial periods of time. As a result, we may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm the combined company’s business.

Financial services firms are subject to numerous conflicts of interest or potential conflicts of interest. The combined company will adopt various policies, controls and procedures to address or limit actual or potential conflicts and regularly seek to review and update its policies, controls and procedures. However, these policies, controls and procedures may result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

If the combined company were deemed an “investment company” under the Investment Company Act as a result of its ownership of certain affiliate managers, applicable restrictions could make it impractical for us to continue our business as contemplated and could materially adversely affect our business, financial condition and results of operation.

If the combined company were to cease participation in the management of certain affiliate managers or not be deemed to have a majority of the voting power of certain affiliate managers, its interest in such affiliate managers could be deemed an “investment security” for purposes of the Investment Company Act. Generally, a person is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. A determination that the combined company’s investment was an investment security could result in the combined company being an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed prescriptions for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. The combined company intends to conduct its operations, so that it will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would cause the combined company to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on its capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as intended and materially adversely affect our business, financial condition and results of operations.

The lack of diversification in the business of the combined company limits its ability to mitigate the risks that it may face or to offset possible losses that it may incur as a result of competing in the alternative investments industry.

The prospects for the combined company’s success are dependent upon the future performance of a business focused on alternative asset classes. We may not have the resources to diversify our operations or to benefit from the possible spreading of risks or offsetting of losses. Our lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on us and may result in our dependency upon the development or market acceptance of our services and products.

Unfavorable performance of Asset Alliance funds and reliance on management fees and incentive fees and assets under management could result in reduced revenues.

A significant portion of the combined company’s revenues will be derived from (i) its share of revenues generated by its affiliate managers in respect of their management of affiliate funds and (ii) management fees and incentive fees received by the combined company in respect of its management of the Asset Alliance funds. The level of fees received by affiliate managers and/or the combined company will vary but typically will include management fees (a fixed percentage of the aggregate monetary value of assets under management) and incentive fees (a fixed percentage of the cumulative positive returns (i.e. the fee is paid only after prior losses have been recovered or, in some cases, only if the returns exceed a specified minimum)).

As management fees are typically calculated as a fixed percentage of the value of assets under management, the combined company’s growth depends, in part, on increasing the aggregate monetary value of the assets managed by the combined company and its affiliate managers. Growth in assets under management is principally achieved through attracting new investors, additional investments by existing investors, avoidance of redemptions and achieving increases in portfolio value as a result of positive investment return. Any reduction in the value of assets under management would also result in a corresponding decrease in the combined company’s revenues. Unfavorable investment performance by an affiliate fund or Asset Alliance fund could also impair the ability of one or more affiliate managers and/or the combined company to attract and retain investors and result in investor redemptions.

As incentive fees are typically payable only if positive returns or where certain pre-determined performance targets are achieved; poor performance by a fund would reduce the combined company’s revenues derived from incentive compensation. If any affiliate manager’s investment performance does not meet or exceed the applicable performance requirements during a particular period, no incentive fees will be earned for that period. The non-payment of such fees from one or more affiliate managers or Asset Alliance fund may have a material adverse effect on the business, results of operations or financial condition of the combined company. Furthermore, the revenues derived from certain current affiliate managers’ incentive fees are significantly higher than other current affiliate managers, leading to the relative reliance on such fees from certain current affiliate managers over others.

The success of the combined company depends on maintaining strong referral relationships.

The combined company’s business strategy depends in part upon both it and its affiliate managers maintaining strong referral relationships with prime brokers, other funds of funds, industry contacts, other alternative fund managers, investment banking firms, professional advisers and personal contacts. The combined company’s focus on direct investments means that it will rely to a significant extent on active communications with such entities in order to provide itself with opportunities for investment. If the combined company fails to maintain referral relationships with key firms or other sources of investment opportunities, it may experience difficulty in identifying managers to add to its affiliate platform and its operations and financial condition could suffer materially. If an affiliate manager fails to maintain strong referral relationships, it may not be able to maintain or strengthen its client base, which in turn could adversely affect its assets under management and the fees its derives from managing such assets. This could consequently have an adverse effect on the business, results of operations or financial condition of the combined company.

We may not be able to find additional suitable affiliates in which to invest.

The combined company’s growth and the value of an investment in the combined company may be dependent on the successful implementation of a strategy which focuses on the acquisition of interests in additional affiliate managers and the growth and returns offered by current affiliate managers. There can be no assurance of the availability of affiliate managers which will meet the criteria of the combined company, or that the combined company will be successful in acquiring interests in them on acceptable terms. The inability to acquire interests in additional affiliate managers on acceptable terms could limit the combined company’s growth and adversely affect the business, results of operations or financial condition of the combined company.

Ordinary or unfavorable investment performance by one or more current affiliate managers could also cause potential affiliate managers to become less receptive to an affiliation with the combined company. Any failure on the part of the combined company to attract suitable affiliate managers could consequently adversely affect the business, results of operations or financial condition of the combined company.

Incentive compensation may induce investment managers to take significant risks.

Affiliate managers, the combined company and investment managers managing funds in which the combined company has invested may each be induced to take significant investment or regulatory risks in order to achieve high performance and receive incentive compensation or fees. In the event that such risks are taken resulting in poor fund performance, this may limit the ability of one or more affiliate managers and/or the combined company to attract and retain investors, which in turn could have a material adverse effect on the business, results of operations or financial condition of the Company.

Due diligence on affiliate managers may not reveal all relevant facts.

Before acquiring an interest in an affiliate manager, the combined company will conduct due diligence based on the facts and circumstances it believes are applicable to each situation. When conducting due diligence, the combined company will evaluate a number of important business, financial, tax, accounting and/or legal issues in determining whether or not to proceed with a transaction. However, the combined company cannot be assured that the due diligence investigations carried out in respect of any transaction opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. The combined company may also rely on materials and reports provided by parties who have an interest in the investment, and which may not be addressed to the combined company, to obtain certain types of information it believes may be relevant to the investment decision. The combined company will have limited recourse (if any) against the providers of such information. As the combined company may at times be a minority investor in any new affiliate manager, it may also rely on the due diligence undertaken by other investors or the general partner for a particular investment. However, there is no assurance that the lead investor or general partner will identify all of the risks associated with the investment in question.

If any of the combined company’s computer systems, software or networks fail, it could negatively impact the combined company’s business.

The combined company’s business operations, information systems and processes are vulnerable to damage or interruption from fires, floods, power loss, telecommunication failures, bomb threats, explosions or other forms of terrorist activity and other natural and man-made disasters. In particular, computer systems, software and networks may be vulnerable to unauthorized access, computer viruses and other events that have a security impact. Third-party providers upon which the combined company will depend may also be subject to similar vulnerabilities. If any of the combined company’s financial, accounting, risk monitoring or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in the combined company’s internal processes, people or systems, we could suffer financial loss, disruption of or to our businesses, liability to clients, regulatory problems or damage to our reputation.

Asset Alliance has implemented a business continuity plan. However, the plan is untested by an actual emergency and in the event that it is found to be inadequate, consequent interruptions in the combined company’s business or failure to maintain its records could render the combined company liable to disciplinary action by governmental and regulatory authorities, as well as to claims by its clients. The combined company may also be required to spend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or address other exposures. Such liability or additional costs could have a material adverse effect on the combined company’s business, results of operations or financial condition.

Each of the risks above will apply to an affiliate manager in substantially the same way as they will to the combined company. The disaster recovery arrangements across the current affiliate managers vary and in some cases are not formalized. In the event that an affiliate manager’s processes, people or systems are adversely affected by any of the events described above, the affiliate manager could suffer financial loss, disruption of or to its businesses, liability to clients, regulatory problems or damage to its reputation. This could also affect the combined company’s business, results of operations or financial condition.

Determination of fair value of the company’s interests in investment securities, including in investment funds managed by its affiliate managers and determination of impairment in value may be difficult and uncertain and recorded values may not be realized.

The combined company will be required to make good faith determinations as to the value of its investment holdings in connection with the preparation of its financial statements. There is no single standard for determining fair value and, in many cases, fair value is best expressed as a range of fair values from which a single estimate may be derived.

In determining the fair value of securities and other investments held by the combined company in investment funds managed by the affiliate managers, the combined company will rely on the valuations provided by the managers of such funds and there is no assurance that such valuations will be accurate or that the combined company could realize its investment at the valuation price.

In determining the fair value of its interest in an affiliate manager in order to determine whether or not there has been any impairment in value, the combined company intends to use valuation methodologies such as multiples of cash flow attributable to Asset Alliance or discounted cash flows for each investment.

Valuations, particularly valuations of interests for which market quotations are not readily available, are inherently uncertain and may fluctuate over time. Estimates and determinations of fair value may differ materially from the values that would have resulted had a ready market existed. Even if market quotations are available for the combined company’s holdings, such quotations may not reflect the value that the combined company would actually be able to realize because of various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company’s securities, future market price volatility or the potential for a future loss in market value based on poor industry conditions or the market’s view overall of such company’s performance. The combined company cannot assure you that the values that the combined company records from time to time will ultimately be realized and any failure to realize investments at or above the value recorded could have an adverse effect on the business, results of operations or financial condition of the combined Company.

There are potential conflicts of interest relating to investments in Asset Alliance funds and affiliate managers funds.

The executive officers and certain affiliates of Asset Alliance hold investments in Asset Alliance funds and affiliate funds. In addition, Premier Hedge, a fund of funds managed by Asset Alliance, holds investments in certain of the affiliate funds. As a result of such cross-ownership of investments, the combined company and its executive officers may face certain conflicts of interest including but not limited to those related to the allocation of investments. To minimize such conflicts of interest, where an Asset Alliance affiliate holds an investment in an Asset Alliance fund or affiliate manager fund, the relevant fund receives a rebate equal to the revenue share received by Asset Alliance with respect to the portion of management and/or incentive fees earned by Asset Alliance in respect of the fund’s investment. If the combined company fails, or appears to fail, to deal appropriately with conflicts of interest, it could face damage to its reputation, litigation or regulatory proceedings or penalties which would also have an adverse effect on the combined company’s business, results or operation or financial condition.

The use of leverage by the combined company could result in decreased value of your investment.

The combined company may use leverage to finance its acquisitions or investments. Leverage may involve substantial risks. Using leverage will decrease net income if the combined company fails to earn as much on its acquisitions or investments as it pays for the use of leveraged funds. In addition, the combined company may be required to pledge assets as collateral. If those assets decline in value, the combined company could be required to deposit additional collateral with the lender or suffer mandatory liquidation of the pledged assets to compensate for the decline in value. The combined company also may be required to maintain minimum average cash balances in connection with its borrowings or to pay commitment or other fees to maintain a line of credit. If the combined company defaults on its borrowings, some or all of its assets may be at risk. Any forced sale of the combined company’s assets could have an adverse impact on the combined company’s net asset value and on its ability to pay dividends. In the extreme, if leveraged, the entirety of the combined company’s assets might be liquidated to repay its borrowings, leading to a complete loss of the value of your investment in the combined company.

Illiquidity in managed funds may result in decreased value.

Affiliate managers may cause their respective funds to invest in markets that are volatile and which may become illiquid. Accordingly, although certain investments may have greater liquidity than an equity investment it may be impossible or expensive (in the event of trading halts or daily price fluctuation limits on the markets traded or otherwise) for an affiliate manager to liquidate positions against which the market is moving. Alternatively, it may not be possible in certain circumstances for a position to be initiated or liquidated promptly (in the event of insufficient trading activity in the relevant market or otherwise) or without signalling to the market that the position is being liquidated and alerting other investors to the possibility of manipulative trading against such liquidating affiliate manager. These risks are accentuated where a fund is required to liquidate positions to meet margin requests, margin calls or other funding requirements. Accordingly, such risks, if realized, may adversely affect the value of the funds and hence the results of the combined company.

If an alternative investment single manager fund or fund of funds, in which Asset Alliance or its affiliate managers invests, enacts a gate or suspends redemptions, Asset Alliance or its affiliate managers may be unable to redeem all or part of their investments for an indeterminable period of time.

Investments in alternative investment funds are subject to the respective private placement terms which may include clauses which give the investment advisor the right to adjust or reject requests for redemptions from the funds that they advise. These clauses are typically enacted to protect all investors in the fund from a deterioration of the value of the fund’s assets as a result of the fund’s liquidation of its assets to meet redemptions and to allow for an orderly unwinding of the fund’s assets to maximize value for all investors in the fund. These clauses may include an investment “gate” clause, which gives the investment advisor the right to reject requests for redemptions if the cumulative redemptions requested by the investors of the fund exceed a set amount, typically established as a percentage of the fund’s assets and stated in the private placement or offering memorandum. In the event that such a gate is exceeded, requests for redemptions are generally allowed up to the predetermined amount on a pro rata basis for all investors that requested redemptions from the fund. The investment advisor may also be granted discretion to suspend all redemptions at any time if such redemptions were deemed to have a consequent material adverse effect on the value of the assets of the fund.

Asset Alliance and its affiliate managers invest in alternative investment single manager funds and funds of funds. In the event that an alternative investment single manager fund or fund of funds, in which Asset Alliance invests, enacts a gate or suspends redemptions, Asset Alliance may be unable to redeem all or part of its investments for an indeterminable period of time. Additionally, upon lifting of such gate or suspension of redemption, the value of Asset Alliance’s investments may be materially less than the value of the investments prior to the enactment of the gate or the suspension of redemptions. Asset Alliance and its affiliate managers also manage alternative investment single manager funds and funds of funds. If the funds of funds that are advised by Asset Alliance and its affiliate managers experience substantial redemption gates or suspensions of redemptions from its underlying alternative investment funds, Asset Alliance and its affiliate managers’ ability to manage the funds of funds may be negative impacted. Additionally, if Asset Alliance or its affiliate managers were forced to enact a gate or a suspension of redemptions to protect investors in the funds that it manages, Asset Alliance or its affiliate managers may face reputational and other unforeseen damages

There may be a positive correlation of investments among the portfolios of affiliate managers.

Affiliate managers may hold investments in securities which are correlated to one another. Consequently, a loss in any such positions could result in significant losses to a fund and a proportionately higher reduction in the net asset value of the funds than if the funds’ assets had been more diversified. An affiliate manager’s investment strategy may be concentrated and consequently also be more vulnerable to particular geographic, economic, political, regulatory or other developments than it would be if it had been more diversified, and may suffer more volatility than an investment in a more diversified portfolio. Any losses resulting from the foregoing could adversely affect the business, results of operations or financial condition of one or more affiliate managers and thus of the combined company as well.

Investment in derivative instruments may impose additional risks.

Certain of the Asset Alliance or affiliate funds may invest in various derivative instruments, such as futures contracts, options or equity or credit default swaps. The use of derivative instruments presents various risks which include the following:

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Liquidity: Derivative instruments, especially when traded in large amounts, may not be liquid in all circumstances, so that in volatile markets a fund may not be able to close out a position without incurring a loss. In addition, daily limits on price fluctuations and speculative position limits on exchanges on which a fund may conduct transactions in positions may subject a fund to the potential of greater losses.

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Credit: Investments in derivative instruments can result in exposure to credit risks due to non-performance by counterparties, customers, borrowers, debt security issuers or dealers, as a direct lender, and as a holder of securities. A fund may be exposed to the risk that third parties that owe such fund money, securities or other assets will not perform their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons.

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Leverage: Investments in derivative instruments can result in large amounts of leverage. Thus, the leverage offered by utilizing derivative instruments in a portfolio will magnify the gains and losses experienced by a fund and could cause a fund’s net asset value to be subject to wider fluctuations than would be the case if the relevant fund did not use the leverage inherent in derivative instruments.

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Over-the-counter trading: Derivative instruments that may be purchased or sold by a fund may include instruments not traded on an exchange. The risk of non-performance by the obligor on such an instrument may be greater and the ease with which a fund can dispose of or enter into closing transactions with respect to such an instrument may be less than in the case of an exchange-traded instrument.

Investments in emerging markets may involve greater risks than investing in more established markets.

The assets of an Asset Alliance or affiliate manager’s fund may be invested in securities of companies based in emerging countries or issued by the governments of such countries. Investing in securities of such governments and companies may involve greater risk with respect to certain considerations, including political and economic considerations, that are not typically as pronounced when investing in securities issued by governments or companies located in developed countries. There is also less regulation generally of the securities markets in emerging countries than there is in more developed countries. Any losses resulting from the foregoing could adversely affect the business, results of operations or financial condition of the Company.

Forward foreign exchange contracts and foreign currency exchange risk may affect the value of investments of funds managed by Asset Alliance or any of its affiliate managers, which would impact the combined company’s results.

A fund managed by Asset Alliance or any of its affiliate managers may make investments in currencies other than U.S. dollars. To the extent that it does so, such fund will be exposed to potential risks. Changes in the U.S. dollar relative to other currencies may affect the value of that fund’s investments and the level of income that the combined company derives from such investments. A fund managed by Asset Alliance or any of its affiliate managers may also borrow in such currencies as the relevant investment manager considers appropriate, and these borrowings may create foreign exchange exposures for that fund.

A fund managed by Asset Alliance or any of its affiliate managers may utilize forward foreign exchange contracts as part of its currency hedging process. A forward foreign exchange contract is a binding obligation to purchase or sell a particular currency at a specified date in the future. These contracts are individually negotiated transactions and are subject to significant price movements depending on the market conditions prevailing at the time. Transactions in forward foreign exchange contracts are not regulated by any regulatory authority nor are they guaranteed by an exchange or clearing house. A fund will be subject to the risk of the inability or refusal of its counterparties to perform with respect to such contracts and any such default could result in significant losses for the fund. Any losses resulting from the foregoing could adversely affect the business, results of operations or financial condition of the company.

The combined company may face damage to its professional reputation if its services are not regarded as satisfactory, if it experiences employee misconduct or for other reasons.

As a financial services firm, the combined company will depend to a large extent on its relationships with its clients and its reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with the combined company’s services, such dissatisfaction may be more damaging to the combined company’s business than to other types of businesses.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and the combined company runs the risk that employee misconduct could occur. Misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. The combined company’s business may require that it deal with client confidences of great significance to such clients, improper use of which may harm the clients or the combined company’s relationships with such clients. Any breach of clients’ confidences as a result of employee misconduct may impair the combined company’s ability to attract and retain clients and may subject the combined company to liability. Similarly, the combined company may have authority over client assets, and may, from time to time, have custody of such assets. In addition, the combined company may have discretion to trade client assets on the client’s behalf and must do so acting in the best interests of the client. As a result, the combined company will be subject to a number of obligations and standards, and the violation of those obligations or standards may adversely affect the combined company and its clients. It is not always possible to deter employee misconduct, and the precautions the combined company takes to detect and prevent this activity may not be effective in all cases.

Certain of the funds managed by Asset Alliance’s affiliate managers may be exposed to counterparty risk with regard to certain over-the-counter instruments which they may hold from time to time from exposure to firms they transact with or from firms that act as lenders to them.

Certain of the funds managed by Asset Alliance’s affiliate managers may be exposed to counterparty risk with regard to certain over-the-counter instruments which they may hold from time to time. Most funds will rank amongst their prime broker's and/or custodian's unsecured creditors in relation to assets which the prime broker and custodian borrows, lends or otherwise uses and, in the event of the insolvency of the prime broker and/or custodian, that fund might not be able to recover equivalent assets in full. In addition, the fund's cash held with the prime broker and/or custodian will not be segregated from the prime broker’s and/or custodian's own cash and will be used by the prime broker and/or custodian in the course of its investment business, and the subject fund will therefore rank as an unsecured creditor in relation thereto.

Risks Related to the Merger

If 30% or more of the holders of Tailwind Financial’s common stock issued in its public offering decide to vote against the proposed acquisition, Tailwind Financial may be forced to liquidate, stockholders may receive less than $8.09 per share and the warrants will expire worthless.

Under the terms of Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, if 30% or more of the shares issued in Tailwind Financial’s initial public offering decide to vote against the proposed merger and elect to convert their shares to cash, Tailwind Financial cannot close the merger with Asset Alliance and may ultimately be forced to liquidate. While Tailwind Financial will continue to search to acquire another operating company in the financial services industry, if it does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated, it will be forced to liquidate. In any liquidation, the net proceeds of Tailwind Financial’s initial public offering held in the trust account, plus any interest earned thereon, less up to $1,600,000 of interest drawn for working capital purposes and less taxes, will be distributed on a pro rata basis to the holders of Tailwind Financial’s common stock issued in its public offering. If Tailwind Financial is forced to liquidate its assets, the per-share liquidation will be the amount deposited in the trust account at the time of the initial public offering, plus interest accrued thereon until the date of any liquidation. As of May 1, 2008, there was approximately $8.09 per share in the trust account after accounting for taxes owing and Tailwind Financial’s working capital draw. Furthermore, there will be no distribution with respect to Tailwind Financial’s outstanding warrants and, accordingly, the warrants will expire worthless.

The combined company’s working capital could be reduced, and Tailwind Financial stockholders could own less than 59.5 % of the combined company’s outstanding common stock, if Tailwind Financial stockholders exercise their right to convert their shares into cash.

Pursuant to Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, holders of shares issued in Tailwind Financial’s initial public offering may vote against the merger and demand that Tailwind Financial convert their shares into cash. Tailwind Financial and Asset Alliance will not consummate the merger if holders of 30% or more of the shares of common stock issued in Tailwind Financial’s initial public offering exercise these conversion rights. To the extent the merger is consummated and holders of less than 30% of Tailwind Financial’s common stock issued in its initial public offering have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger and a reduction in the aggregate percentage of the combined company that is owned by Tailwind Financial’s stockholders after the merger. Additionally, if holders demand to convert their shares, there may be a corresponding reduction in the value of each share of common stock held in the combined company. As of May 1, 2008, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to Tailwind Financial’s stockholders upon the exercise of their conversion rights is approximately $30.3 million, or approximately 29.99% of the funds currently held in trust after accounting for taxes owing and Tailwind Financial’s working capital draw. If no funds are disbursed to Tailwind Financial stockholders upon the exercise of their conversion rights, the percentage of the combined company’s common stock that would be owned by Tailwind Financial stockholders will be approximately 59.5% excluding any potential adjustment based on Asset Alliance’s after-tax earnings (as further described herein) from September 30, 2007 until the closing and any potential issuance based on 2008, 2009 or 2010 EBITDA. If the maximum amount of funds are disbursed, the percentage of the combined company’s common stock that will be owned by Tailwind Financial stockholders who do not exercise their conversion right will be approximately 52.8% excluding any potential adjustment based on Asset Alliance’s after-tax earnings from September 30, 2007 until the closing and any potential issuance based on 2008, 2009 or 2010 EBITDA earn-out targets.

The after-tax earnings for the period from September 30, 2007 until closing may be negative and the combined company may not meet any or all of the EBITDA performance in 2008, 2009 and/or 2010.

As described elsewhere herein, Asset Alliance stockholders may be entitled to additional shares of Tailwind Financial common stock following the closing if the after-tax earnings of Asset Alliance between September 30, 2007 and the closing of the merger are positive. If such earnings are negative, Tailwind Financial is not obligated to issue any additional shares at such time and is entitled to have only up to 531,250 shares returned to it to cover a shortfall in after-tax earnings. In addition, there is no assurance that the combined company will be able to meet all or any of the EBITDA performance thresholds described herein.

A substantial number of the combined company’s shares will become eligible for future resale in the public market after the merger which could result in dilution and an adverse effect on the market price of those shares.

If the merger is consummated, warrants to purchase 17,200,000 shares of common stock issued in connection with Tailwind Financial’s initial public offering will become exercisable on the date the merger is consummated, as described under “Description of Tailwind Financial Securities — Warrants.” Additionally, 3,125,000 shares of Tailwind Financial common stock purchased by stockholders prior to Tailwind Financial’s initial public offering will be held in escrow until the first anniversary of the consummation of the merger, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Moreover, shares of Tailwind Financial common stock issued as merger consideration, other than those shares issued to holders deemed to be affiliates of Tailwind Financial, will be immediately saleable. Consequently, at various times after completion of the merger, a substantial number of additional shares of Tailwind Financial common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.

Tailwind Financial’s existing stockholders will incur immediate and substantial dilution of their ownership and voting interests upon completion of the merger.

After completion of the merger through the issuance of additional shares of Tailwind Financial common stock to the stockholders of Asset Alliance, Tailwind Financial’s existing stockholders’ voting interest will be diluted from 100% to approximately 59.5% of the combined company’s voting interests assuming maximum approval, and approximately 52.8% of the combined company’s voting interests assuming minimum approval. The above figures exclude the potential dilutive effect of any potential adjustment based on Asset Alliance’s after-tax earnings from September 30, 2007 until the closing and any potential issuance based on 2008, 2009 or 2010 EBITDA earn-out targets.

If the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of Tailwind Financial’s common stock may decline.

The market price of Tailwind Financial’s common stock may decline as a result of the merger if:

•	Tailwind Financial does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the merger on Tailwind Financial’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decline in the market price of Tailwind Financial’s common stock. In addition, a decline in the market price of Tailwind Financial’s common stock could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If you do not vote your shares at the Tailwind Financial special meeting or give instructions to your broker to vote or abstain from voting you will not be eligible to convert your shares of Tailwind Financial common stock into cash and receive a portion of the trust account upon consummation of the merger.

Pursuant to Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, a holder of shares of Tailwind Financial’s common stock issued in its initial public offering may, if the stockholder votes against the merger, demand that Tailwind Financial convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the merger proposal. If so demanded, Tailwind Financial will convert each share of common stock into a pro rata portion of the trust account in which the net proceeds of Tailwind Financial’s initial public offering are held, plus interest earned thereon to the extent not released to cover working capital expenses. If you exercise your conversion rights, then you will be exchanging your shares of Tailwind Financial common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Tailwind Financial’s transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Herbert J. Lemmer, telephone (718) 921-8209. Inquiries regarding conversion may be addressed to American Stock Transfer. If the merger is not completed, then these shares will not be converted into cash and Tailwind Financial will need to liquidate if it does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated. Shares that are not voted or are broker “non-voted” or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the merger.

Failure to complete the merger could negatively impact the market price of Tailwind Financial’s common stock and may make it more difficult for Tailwind Financial to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss of their investment.

If the merger is not completed for any reason, Tailwind Financial may be subject to a number of material risks, including:

•	the market price of Tailwind Financial’s common stock may substantially decline;

•	costs related to the merger, such as legal and accounting fees and the costs of the valuation opinion, must be paid even if the merger is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed merger, together with the history of failure in consummating a merger, may make it more difficult for Tailwind Financial to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, which may result in investors experiencing a loss of their investment.

In connection with the merger, the combined company will be required to submit a new listing application to AMEX, which will subject it to AMEX’s initial listing requirements. Tailwind Financial’s securities may also be delisted from trading on its exchange, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

Tailwind Financial’s securities are listed on AMEX, a national securities exchange. We cannot guarantee that our securities will continue to be listed on AMEX in the future. In addition, in connection with the merger, the combined company will be required to file a new listing application and meet AMEX’s initial listing requirements, as opposed to its more lenient continued listing requirements. We cannot guarantee that the combined company will be able to meet those initial listing requirements at the time of the closing of the merger.

If AMEX delists our securities from trading in the future, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•
determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	more limited amount of news and analyst coverage for us;

•	decreased ability to issue additional securities or obtain additional financing in the future; and

•	decreased ability of our security holders to sell their securities in certain states.

If Tailwind Financial does not consummate the merger with Asset Alliance and it is unable to consummate any business combination by October 17, 2008 or April 17, 2009, as applicable, and is forced to dissolve and liquidate, payments from the trust account to Tailwind Financial’s public stockholders may be delayed.

If Tailwind Financial does not consummate the business combination with Asset Alliance and it does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated, Tailwind Financial will dissolve and liquidate. Tailwind Financial anticipates that, promptly after such date, the following will occur:

•
Tailwind Financial’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	Tailwind Financial will promptly file its preliminary proxy statement with the SEC;

•
if the SEC does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, Tailwind Financial will mail the definitive proxy statement to stockholders, and 10-20 days following the mailing of such definitive proxy statement, Tailwind Financial will convene a meeting of stockholders, at which they will either approve or reject our dissolution; and

•
if the SEC does review the preliminary proxy statement, Tailwind Financial currently estimates that it will receive SEC comments approximately 30 days after the filing of the preliminary proxy statement. Tailwind Financial would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which it cannot predict with any certainty, and which may be substantial) and Tailwind Financial will convene a meeting of stockholders at which they will either approve or reject our dissolution.

Tailwind Financial currently expects that the costs associated with the implementation and completion of the plan of dissolution and liquidation would not be more than approximately $50,000 to $75,000. Tailwind Financial anticipates that members of Tailwind Financial management will advance Tailwind Financial the funds necessary to complete such dissolution and liquidation. Prior to consummation of the initial public offering, Gordon A. McMillan, Andrew A. McKay and JovFunds each entered into a binding agreement to jointly and severally pay the costs of dissolution and/or liquidation in the event our remaining assets outside of the trust account are insufficient to pay those costs; however, there is no guarantee that the assets of Messrs. McMillan and McKay and JovFunds will be sufficient to satisfy our dissolution and/or liquidation expenses.

In the event that we do not initially obtain stockholder approval for the dissolution, Tailwind Financial will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that the Tailwind Financial stockholders will approve our dissolution in a timely manner or at all. However, in any event, Tailwind Financial’s Second Amended and Restated Certificate of Incorporation also provides that our corporate existence will cease on April 17, 2009 except for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the DGCL. This has the same effect as if the Tailwind Financial board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to obtain formal stockholder approval of dissolution and liquidation and to file a certificate of dissolution with the Delaware Secretary of State.

Tailwind Financial will not liquidate the trust account until the earlier of (i) the date holders of a majority of our outstanding stock approve the plan of dissolution and liquidation or (ii) April 17, 2009. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of the plan of dissolution and liquidation. In addition, even though our Second Amended and Restated Certificate of Incorporation requires Tailwind Financial’s corporate existence to cease on April 17, 2009, the liquidation and dissolution will occur after April 17, 2009.

Tailwind Financial stockholders may be held liable for claims by third parties against it to the extent of distributions received by them.

If Tailwind Financial is unable to complete the merger with Asset Alliance and it does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated, Tailwind Financial will promptly adopt a plan of dissolution and initiate procedures for a dissolution and liquidation. Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with certain procedures set forth in Section 280 of the DGCL intended to ensure that we make reasonable provision for all claims against us, including a 60-day notice period during which any third-party claims can be brought against us, a 90-day period during which we may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Prior to our initial public offering, Gordon A. McMillan, Andrew A. McKay and JovFunds executed a binding agreement stating that, upon the dissolution and/or liquidation prior to a business combination, they will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced by the claims of vendors for services rendered or products sold to Tailwind Financial, as well as claims of prospective target businesses for fees and expenses of third parties that Tailwind Financial agreed in writing to pay in the event it does not consummate a combination with such business. Despite this agreement by Messrs. McMillan and McKay and JovFunds, the amounts in trust could be reduced by claims by Tailwind Financial’s directors and officers for indemnification under the Second Amended and Restated Certificate of Incorporation and their indemnification agreements with Tailwind Financial, which claims could be brought by Messrs. McMillan or McKay.

Additionally, if Tailwind Financial is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders in the dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the stockholders in the dissolution.

Our staggered board may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

The Second Amended and Restated Certificate of Incorporation and proposed Third Amended and Restated Certificate of Incorporation provides that our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since our “staggered board” would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

The combined company may issue additional equity securities which may dilute your interest in the combined company.

In order to expand the combined company’s business, the combined company may consider offering and issuing additional equity-linked securities. Holders of the combined company’s securities may experience a dilution in the net tangible book value per share held by them if this occurs. The number of shares that the combined company may issue for cash without shareholder approval will be limited by the rules of the exchange on which the combined company’s securities are listed. However, there are generally exceptions which allow companies to issue a limited number of equity securities which would dilute your ownership.

Certain officers and directors of Tailwind Financial may have different interests in the merger than the Tailwind Financial stockholders

Tailwind Financial’s board of directors considered the fact that certain officers and directors of Tailwind Financial may have interests in the merger that are different from, or are in addition to, the interests of Tailwind Financial stockholders generally, including the matters described under “SUMMARY -- Interests of Tailwind Financial Directors and Officers in the Merger” above. However, this fact would exist with respect to a merger with any target company.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements.” These statements concern beliefs, projections, plans, strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this proxy statement/prospectus contains forward-looking statements including:

•	Tailwind Financial’s expectations regarding consummation and timing of the merger and related transactions, including the satisfaction of closing conditions to the merger;

•	Tailwind Financial’s and Asset Alliance’s expectations regarding Asset Alliance’s growth potential, including growth within areas of the financial services industry;

•	the combined company’s expectations and intentions regarding the use of the proceeds in Tailwind Financial’s trust account;

•	the combined company’s beliefs and expectations regarding the ability to make acquisitions of alternative asset managers;

•	the combined company’s intentions and expectations regarding the ability to make seed investments in alternative asset managers;

•	the combined company’s expectations regarding competition;

•
the combined company’s belief that it will still be able to implement its business plan even if the maximum number of Tailwind Financial stockholders exercise their conversion rights and the combined company receives only 70% of the funds deposited in the Tailwind Financial trust account;

•	Asset Alliance’s estimates and expectations regarding its current affiliates and fund of funds business;

•	the combined company’s estimates regarding working capital and capital expenditures, including the source and adequacy of funds for such purposes;

•
Tailwind Financial’s expectations regarding dissolution and liquidation, including costs, advancement of funds, the ability of the certain private stockholders to satisfy the debts and obligations of Tailwind Financial, and the timing of dissolution and liquidation;

•	the combined company’s intention not to pay dividends on its shares of common stock in the foreseeable future and instead to reinvest any earnings back into the combined company; and

•	expectations regarding certain accounting policies.

These forward-looking statements, among others, reflect Tailwind Financial’s and Asset Alliance’s current views about future events and are subject to risks, uncertainties and assumptions. Tailwind Financial wishes to caution readers that certain important factors may have affected and could in the future affect actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent Tailwind Financial and Asset Alliance from achieving their goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the risks included in “Risk Factors” in this proxy statement/prospectus and the following:

•
approval of the merger and related proposals by the Tailwind Financial stockholders and Asset Alliance stockholders and the number and percentage of Tailwind Financial stockholders voting against the merger and exercising their conversion rights;

•	satisfaction of the conditions to closing the merger;

•	the consummation of the merger and related transactions within the expected timeframe, or at all;

•	the receipt of necessary regulatory approvals;

•	in the event the merger is not consummated, Tailwind Financial’s ability to consummate any business transaction within the required timeframe;

•	Tailwind Financial’s ability to dissolve and liquidate in a timely manner and as anticipated, if necessary;

•	difficulties encountered in integrating the merged businesses;

•	the competitive environment;

•	the combined company’s ability to find suitable additional affiliate managers to acquire or in which to invest;

•	whether Asset Alliance’s business grows as expected and whether Asset Alliance’s business plan is implemented as expected;

•	the combined company’s ability to retain key personnel;

•	industry trends;

•	continued compliance with government regulations;

•	legislation or regulatory requirements or changes affecting the businesses in which Asset Alliance is engaged;

•	the outcomes of government or third-party reviews, inquiries, investigations and related litigation; and

•	general economic conditions.

AGREEMENT AND PLAN OF MERGER

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Structure of the Merger

At the effective time of the merger, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, will be merged with and into with Asset Alliance, with Asset Alliance remaining as the surviving entity and a wholly-owned subsidiary of Tailwind Financial.

Purchase Price-Payment

Under the terms of the merger agreement, Tailwind Financial will, in exchange for all of the outstanding shares of capital stock of Asset Alliance, issue shares of Tailwind Financial common stock comprised of:

•
10,625,000 shares of Tailwind Financial common stock, where each share of Asset Alliance common stock will be converted into the right to receive that number of Tailwind Financial shares equal to 10,625,000 divided by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger. 1,583,750 of such shares will be withheld from the Asset Alliance stockholders on a pro rata basis and placed in escrow to cover indemnification obligations and to effectuate a downward adjustment, if any, as further discussed herein;

•
An additional number of shares of Tailwind Financial common stock (not to be distributed to Asset Alliance shareholders) equal to the net after-tax earnings (if any) of Asset Alliance during the period between September 30, 2007 and the closing date of the merger, divided by 8.00, but in any event not to exceed 3,750,000 shares, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares to be distributed upon determination of the actual amount of shares. If after-tax earnings for such period are negative, there will be a reduction in the 10,625,000 shares described above, not to exceed 531,250 shares (5% of the 10,625,000 shares). After-tax earnings is calculated by determining the consolidated net income (loss) applicable to common stockholders of Asset Alliance and its subsidiaries from September 30, 2007 until the closing date (i) excluding any costs and expenses incurred by Asset Alliance in connection with the consummation of the merger that would otherwise be taken into account in determining income after taxes (including the net after tax effect of the following: (X) the excess of the deferred compensation payable pursuant to certain Asset Alliance incentive plans in connection with the merger, over the amount accrued by Asset Alliance for such payments as of the closing date of the merger, (Y) excess costs associated with the issuance of restricted stock over the amount accrued by Asset Alliance for such issuance as of the closing date of the merger, and (Z) gain/loss associated with impairment or valuations allowance for long-lived assets and gain/loss on separations from affiliate managers) but (ii) including the total of amounts payable by Asset Alliance with respect to fees payable to certain outside advisors of Asset Alliance, minus similar amounts payable by Tailwind Financial;

•
Up to an additional 1,250,000 shares of Tailwind Financial common stock based on Asset Alliance’s EBITDA for the fiscal year ending December 31, 2008, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment for the 2008 fiscal year is based on the combined company achieving $18.0 million of EBITDA for the 2008 fiscal year, less $0.5 million for each full or partial month of 2008 before the merger closes. EBITDA shall mean the combined company’s and its subsidiaries’ net income as reflected in the consolidated audited financial statements for the relevant period, excluding any extraordinary gains or losses, and increased by the amount reflected in such financial statements as expenses incurred for interest, taxes, depreciation and amortization of any intangible assets, but only to the extent that such items were deducted in computing Asset Alliance’s and its subsidiaries’ net income; provided that for purposes of calculating EBITDA, earnings will exclude gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates;

•
Up to an additional 1,250,000 shares of Tailwind Financial common stock based on Asset Alliance’s EBITDA for the fiscal year ending December 31, 2009, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment is based on the combined company achieving $28.0 million of EBITDA for the 2009 fiscal year; and

•
If either of the EBITDA targets for the fiscal years ending December 31, 2008 and 2009 are not met, up to an additional 2,500,000 shares of Tailwind Financial common stock less the number of shares already issued based on 2008 and 2009 EBITDA, if any, based on Asset Alliance’s cumulative EBITDA for the fiscal years ending December 31, 2008, 2009 and 2010, where each share of Asset Alliance common stock will be converted into the right to receive a pro rata portion of such additional shares. This performance payment is based on the combined company achieving cumulative EBITDA for the 2008, 2009 and 2010 fiscal years of between $74.0 million (0% maximum payment) and $84.0 million or greater (100% maximum payment), reduced by $0.5 million for each full or partial month of 2008 before the merger closes.

Immediately prior to the consummation of the merger, each share of Asset Alliance Series F preferred stock will be converted into 10 shares of Asset Alliance common stock (for a total of 1,213,080 shares), and the merger consideration as set forth above will be shared by all holders of common stock outstanding after giving effect to such conversion. Any accumulated and unpaid dividends on the shares of Asset Alliance Series F preferred stock also will be converted into shares of Asset Alliance common stock prior to the merger in accordance with Asset Alliance’s charter.

If the after-tax earnings, calculated as described below, of the combined company is negative, then none of the 3,750,000 shares of Tailwind Financial common stock will be issued and the 10,625,000 shares of Tailwind Financial common stock to be issued at the closing date will be reduced by the lesser of (i) the amount of the shortfall, divided by $8.00, and (ii) 531,250 shares, and Tailwind Financial will be entitled to have such number of shares released to it from the escrow account. In the alternative, if the after-tax earnings are positive, then the 10,625,000 shares of Tailwind Financial common stock issued at the closing date will be increased by the amount by which the after-tax earnings is greater than zero, divided by $8.00, and Tailwind Financial will be required to issue such number of additional shares as additional consideration for the merger. In no event will the 10,625,000 shares be increased by more than 3,750,000 shares of Tailwind Financial common stock.

After-tax earnings is calculated by determining the consolidated net income (loss) applicable to common stockholders of Asset Alliance and its subsidiaries from September 30, 2007 until the closing date (i) excluding any costs and expenses incurred by Asset Alliance in connection with the consummation of the merger that would otherwise be taken into account in determining income after taxes (including the net after tax effect of the following: (X) the excess of the deferred compensation payable pursuant to certain Asset Alliance incentive plans in connection with the merger, over the amount accrued by Asset Alliance for such payments as of the closing date of the merger, (Y) excess costs associated with the issuance of restricted stock over the amount accrued by Asset Alliance for such issuance as of the closing date of the merger, and (Z) gain/loss associated with impairment or valuations allowance for long-lived assets and gain/loss on separations from affiliate managers) but (ii) including the total of amounts payable by Asset Alliance with respect to fees payable to certain outside advisors of Asset Alliance, minus similar amounts payable by Tailwind Financial.

For purposes of calculating the shares of Tailwind Financial common stock issuable based on 2008, 2009 and 2010 Asset Alliance EBITDA, EBITDA shall mean the combined company’s and its subsidiaries’ net income as reflected in the consolidated audited financial statements for the relevant period, excluding any extraordinary gains or losses, and increased by the amount reflected in such financial statements as expenses incurred for interest, taxes, depreciation and amortization of any intangible assets, but only to the extent that such items were deducted in computing Asset Alliance’s and its subsidiaries’ net income; provided that for purposes of calculating EBITDA, earnings will exclude gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates.

Upon completion of the merger, Tailwind Financial stockholders will continue to own their existing shares of Tailwind Financial common stock and their existing Tailwind Financial warrants and units.

Tailwind Financial units, common stock and warrants are listed on AMEX under the symbols TNF.U, TNF and TNF.WS, respectively. On January 8, 2008, the date the merger agreement was executed, the closing prices of Tailwind Financial common stock, warrants and units were $7.55, $0.65 and $8.14, respectively. Tailwind Financial has agreed, upon completion of the merger, to change its symbols to be more representative of the corporate name and business of Asset Alliance.

The exact number of shares of Tailwind Financial common stock to be issued pursuant to the merger agreement shall remain the same while the value of these shares is subject to changes in market price of the shares. Of the 10,625,000 shares of Tailwind Financial common stock issuable to the holders of Asset Alliance common stock at the closing of the merger, 1,062,500 of such shares will be withheld from such holder on a pro rata basis and placed in escrow to cover Asset Alliance’s indemnification obligations pursuant to the merger agreement and an additional 531,250 of such shares will be withheld from such holders on a pro rata basis and placed in escrow to effectuate the downward adjustment, if any. Assuming no Tailwind Financial stockholders exercise their conversion rights, the majority of the approximately $101 million of cash in the trust account as of May 1, 2008 after accounting for taxes owing and Tailwind Financial’s working capital draw that is not used to effect this business combination or used to pay the deferred underwriting fee will be used to provide capital for investments in affiliate managers.

Asset Alliance Options

Tailwind Financial will assume all Asset Alliance options outstanding at the closing of the merger, which will be converted at closing into that number of Tailwind Financial options equal to the product obtained by multiplying (i) the aggregate number of shares of Asset Alliance common stock that would have been issuable upon exercise of such converted options immediately prior to the closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger and (z) the quotient obtained by dividing the number of shares that the Asset Alliance board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger (if any) and based on the advice of an independent third party appraiser to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded down to the nearest whole share.

The terms and conditions of each assumed Asset Alliance option, including the vesting schedule, except to the extent otherwise provided in any agreement between Asset Alliance and the holder of such assumed option, will otherwise remain the same as the terms and conditions in place prior to closing of the merger, provided that the exercise price per share of each such assumed option will be equal to the quotient obtained by dividing (i) the exercise price per share of each assumed option immediately prior to closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger and (z) the quotient obtained by dividing the number of shares that Asset Alliance’s board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger, and based on the advice of an independent third party appraiser to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded up to the nearest whole cent.

Tailwind Financial is obligated to register the shares underlying the converted options with the SEC promptly following the closing of the merger.

The conversion formula and adjusted exercise price are being determined in accordance with the Code so that the conversion of the Asset Alliance stock options shall not be treated as a modification of such stock options or the grant of a new stock right for purposes of Section 409A of the Code and the regulations thereunder and shall not be considered a modification of Asset Alliance stock options pursuant to Section 424 of the Code and the regulations thereunder.

In addition, pursuant to the terms of the merger agreement, Tailwind Financial is obligated to issue options to purchase 1,050,000, 800,000 and 600,000 shares of Tailwind Financial common stock to Messrs. Lipnick (fully vested), Mintz (fully vested) and Bondi (subject to three-year cliff vesting), respectively, under employment agreements to be entered into in connection with the merger. Tailwind Financial is also obligated to issue options to purchase up to 1,050,000 shares to employees of Asset Alliance at closing. All such options will have exercise prices equal to fair market value at closing. If stockholders approve the 2008 Equity Incentive Plan, the options to Messrs. Lipnick, Mintz, Bondi and other employees will be issued under the 2008 Equity Incentive Plan. If stockholders do not approve the 2008 Equity Incentive Plan, these options will be issued pursuant to separate option agreements outside of any plan.

For a further discussion of Tailwind Financial’s future plans regarding issuances of stock options outside the 2008 Equity Incentive Plan, see “Equity Incentive Plan Proposal — Consequences if Equity Incentive Plan Proposal is Not Approved” beginning on page 88.

Asset Alliance Warrants

As of March 1, 2008, an aggregate of 718,104 shares of Asset Alliance common stock are issuable upon exercise of outstanding Asset Alliance warrants (310,363 of such warrants belonging to Messrs. Lipnick and Mintz will be cancelled prior to the merger). At the effective time of the merger, Asset Alliance’s obligations with respect to each outstanding and unexercised warrant to purchase Asset Alliance common stock, which we refer to as the Asset Alliance warrants, will be converted into a warrant to purchase that number of Tailwind Financial common shares equal to the product obtained by multiplying (i) the aggregate number of shares of Asset Alliance common stock that would have been issuable upon exercise of such Asset Alliance warrant immediately prior to the closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger plus (z) the quotient obtained by dividing the number of shares that the Asset Alliance board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger (if any) and based on the advice of an independent third party appraiser to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded down to the nearest whole share.

The terms and conditions of each assumed Asset Alliance warrant will remain the same as the terms and conditions in place prior to the closing of the merger, provided that the exercise price per share of each such assumed warrant will be equal to the quotient obtained by dividing (i) the exercise price per share of each assumed warrant immediately prior to the closing of the merger by (ii) the sum of (y) the quotient obtained by dividing 10,625,000 by the number of shares of Asset Alliance common stock outstanding as of the closing date of the merger and (z) the quotient obtained by dividing the number of shares that the Asset Alliance board of directors shall reasonably determine, not later than 10 business days prior to the closing of the merger, and based on the advice of an independent third party appraiser to be the likely number of shares of Tailwind Financial common stock that will be issued pursuant to the after-tax earnings adjustment for the period from September 30, 2007 until the closing of the merger (if any) and the performance payments based on 2008, 2009 and 2010 EBITDA, rounded up to the nearest whole cent.

Asset Alliance Equity Appreciation Rights

Asset Alliance has issued 1,068,548 equity appreciation rights, which we refer to as EARs, to certain persons associated with certain of its affiliates. These rights require a cash payment by Asset Alliance if certain triggering events occur at a price above the stated exercise price, which is $12.00 per share of Asset Alliance common stock, subject to adjustment. Based on the Asset Alliance’s board of director’s good faith determination of the merger consideration in connection with this transaction and the Tailwind Financial share price at the time of the merger, Asset Alliance anticipates that (i) substantially all of the outstanding Asset Alliance EARs will be terminated as a result of the merger and a payment will be made in respect of these terminated EARs if the value of the consideration issued at closing and likely to be issued thereafter exceeds $12.00 and (ii) a small portion of the outstanding EARs will remain outstanding after the merger as outstanding EARs of the wholly-owned subsidiary of the combined company, with no adjustment to the price of such EARs.

Closing of the Merger

Subject to the provisions of the merger agreement, the closing of the merger will take place as soon as reasonably practicable but no later than 3 business days after the satisfaction or waiver of all the conditions described below under “The Agreement and Plan of Merger — Conditions to the Completion of the Merger” unless Tailwind Financial and Asset Alliance agree to another time.

Representations and Warranties

The merger agreement contains a number of representations and warranties that each of Asset Alliance and Tailwind Financial has made to the other. These representations and warranties include and relate to:

•	organization and qualification;

•	subsidiaries;

•	capitalization, stockholders and books and records;

•	authorization, execution, delivery and enforceability of the merger agreement and related agreements;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees as a result of the contemplated transaction;

•	no consents, waivers, approvals, orders or authorizations required;

•	absence of certain changes or events since September 30, 2007;

•	taxes;

•	title to properties;

•	absence of liens and encumbrances, subject to certain exceptions (Asset Alliance only);

•	intellectual property;

•	absence of litigation;

•	material contracts (Asset Alliance only);

•	real property, real estate leases and leasehold interests;

•	SEC filings (Tailwind Financial only);

•	accuracy of the information contained in financial statements;

•	internal controls with respect to the preparation of financial statements (Asset Alliance only);

•	interested party transactions;

•	labor and employment matters and employee benefit plans (Asset Alliance only);

•	permits (Asset Alliance only);

•	insurance;

•	board approval (Tailwind Financial only);

•	absence of undisclosed liabilities;

•	environmental matters (Asset Alliance only);

•	brokers’ and finders’ fees;

•	certain payments (Asset Alliance only);

•	investments in private funds and public funds (Asset Alliance only);

•	the trust account (Tailwind Financial only);

•	compliance with applicable laws, rules, regulations or orders with respect to the conduct of its business;

•	business activities (Tailwind Financial only);

•	change of control payments;

•	privacy (Asset Alliance only); and

•	indemnification.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the merger agreement, a material adverse effect on Asset Alliance means a material adverse effect on the business, assets, liabilities, condition (financial or other), operations or results of operations of Asset Alliance and its subsidiaries taken as a whole or the ability of Asset Alliance to perform its obligations pursuant to the merger and the transactions contemplated thereby. A material adverse effect on Tailwind Financial or TWF Acquisition Corporation means a material adverse effect on the ability of Tailwind Financial or TWF Acquisition Corporation to perform its respective obligations pursuant to the merger agreement and the transactions contemplated thereby and to consummate the merger and the transactions contemplated thereby in a timely manner.

Interim Covenants Relating to Conduct of Business

Under the merger agreement, each of Tailwind Financial and Asset Alliance has agreed, until completion of the merger, to, and to cause its respective subsidiaries to, operate in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, without the written consent of either Asset Alliance or Tailwind Financial, as the case may be (any request of such consent to be considered in good faith), each of Tailwind Financial and Asset Alliance shall not and shall cause its subsidiaries to not, take or agree or resolve to take any of the following actions except in the ordinary course of business and consistent with past practice:

•	incur, assume or otherwise become liable for any additional debt;

•	sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any permitted liens, any of the material properties or assets of itself or its subsidiaries;

•	incur any material capital expenditures, obligations or liabilities;

•	acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of any business;

•	wind up, liquidate or dissolve;

•	change its auditor or change its accounting methods;

•
make any material tax election, amend any material tax return, settle or compromise any material income tax liability, tax claim or tax assessment, enter into any closing agreement respecting a material amount of taxes, surrender any right to claim a material tax refund, fail to make the payments or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, adopt or change any of its methods of accounting with respect to taxes;

•	change its fiscal year;

•	settle or compromise any legal action on certain terms as described in the merger agreement;

•
modify employment, consulting, severance or similar arrangements with any of its directors or senior officers, or grant any material salary, wage or other increase in compensation or increase materially any employee benefit or grant any severance or termination pay to any senior officers or adopt or amend any company employee plan;

•	enter into or modify any material transaction with any of its directors, former directors, officers or shareholders of any such affiliate; and

•	sell, lease, license or otherwise dispose of any of the material assets or properties of itself or any of its subsidiaries.

Theforegoing notwithstanding, each of Tailwind Financial and Asset Alliance shall not, without the other’s consent:

•	amend its organizational documents or any organizational documents of its subsidiaries;

•
make any distribution or dividend of, or split, combine, redeem, reclassify, purchase or otherwise, any equity interests or shares of capital stock of, or other equity or voting interest in itself or any of its subsidiaries; or

•
authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any equity interests or capital stock of or other equity or voting interest in itself or any of its subsidiaries, or security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either any equity interests or shares of capital stock of, or other equity or voting interest in, or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in itself or any of its subsidiaries except for equity interests issued upon exercise of outstanding Asset Alliance options or warrants.

Authorizations

To the extent that the affirmative consent of any person is necessary to effect the merger, Asset Alliance or Tailwind Financial, as the case may be, shall use its commercially reasonable efforts to cause such third party to provide or obtain such affirmative consent.

No Solicitations by Asset Alliance or Tailwind Financial

Unless otherwise agreed by the parties, until the earlier of the consummation of the merger or the termination of the merger agreement, Asset Alliance has agreed that it will not, without the prior written consent of Tailwind Financial in its sole discretion, and will cause its subsidiaries, affiliates, stockholders, advisors, employees, agents and representatives, not to, directly or indirectly, solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of Asset Alliance, whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction, disclose any confidential information concerning the business of Asset Alliance in connection with a proposal, or assist or cooperate with any person with respect to a business combination with Asset Alliance on one hand, and a third party on the other, or enter into any agreement with respect to such proposed business combination. Asset Alliance must immediately halt any discussions with any third party regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the transactions contemplated by the merger agreement. Asset Alliance will notify Tailwind Financial immediately if it becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, such party and will disclose the material terms of the proposal and the identity of the person making the proposal.

In addition, until the earlier of the consummation of the merger or the termination of the merger agreement, Tailwind Financial has agreed that it will not, and will cause its subsidiaries, affiliates, stockholders, advisors, employees, agents and representatives, not to, directly or indirectly, solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of a person, whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction, receive any confidential information from any person concerning the business, technologies or properties of such person, or assist or cooperate with any person with respect to a business combination with Tailwind Financial, or enter into any agreement with respect to such proposed business combination. Tailwind Financial also agreed to immediately halt any discussions with any third party regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the transactions contemplated by the merger agreement.

Asset Alliance Stockholders Meeting

Asset Alliance has agreed to call and hold a meeting of its stockholders as promptly as practicable but no later than 25 days after the registration statement for the shares to be issued as merger consideration has been declared effective by the SEC, for the purpose of seeking the adoption of the merger proposal by its stockholders. Asset Alliance has also agreed that it will, through its board of directors and subject to their fiduciary duties or as otherwise required by law, recommend to its stockholders that they approve and adopt the merger proposal

Tailwind Financial Stockholders Meeting

Tailwind Financial has agreed to prepare and file with the SEC a proxy statement or consent solicitation relating to the stockholder approval of the merger, and each of Asset Alliance and Tailwind Financial have agreed to use reasonable best efforts to prepare and file the proxy statement. Asset Alliance and Tailwind Financial have agreed to cause the proxy statement to be mailed to Tailwind Financial stockholders as promptly as practicable after the proxy statement and registration statement have been declared effective by the SEC. Asset Alliance and Tailwind Financial have agreed to notify each other of any comments received from the SEC.

Tailwind Financial has agreed to file a registration statement on Form S-4 to register the Tailwind Financial shares of common stock to be issued as merger consideration, in which the proxy statement will be included. Tailwind Financial also has agreed to allow Asset Alliance’s full participation in the preparation of the registration statement.

Tailwind Financial has agreed to call and hold a meeting of its stockholders, as promptly as practicable following the completion of the SEC review of the registration statement, for the purpose of seeking the adoption of the merger proposal by its stockholders. Tailwind Financial has also agreed that it will, through its board of directors and subject to their fiduciary duties or as otherwise required by law, recommend to its stockholders that they approve and adopt the merger proposal.

Access to Information

During the period prior to the closing, each of Asset Alliance and Tailwind Financial has agreed to give the other, its counsel, accountants and other representatives, reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, books, records and personnel of the other to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the other, as such party may reasonably request. All information exchanged pursuant to the merger agreement is subject to a non-disclosure agreement between Tailwind Financial and Asset Alliance.

Third Party Consents

Each of Asset Alliance and Tailwind Financial has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the transactions contemplated thereby, including, without limitation, to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents of all third parties and governmental entities. Asset Alliance and Tailwind Financial will have the right to review (in advance to the extent practicable) any information relating to the other that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the merger, subject to any confidentiality requirements.

Fees and Expenses

Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby are the obligation of the respective party incurring such fees and expenses.

Public Announcements

The parties have agreed to consult with each other before issuing, and to provide each other with the opportunity to review and comment upon, any press release or other public statements with respect to the merger and related transactions and have agreed not to issue any press release or make any public statement related to the merger prior to consultation with the other party, except as may be required by law.

Stock Symbols

As of the closing date of the merger, Tailwind Financial will change its name to “Asset Alliance Corporation” and thereafter will change the symbols under which its common stock, units and warrants are traded on the AMEX to available symbols that are representative of the corporate name and business of Asset Alliance.

Conditions to the Completion of the Merger

Conditions to Tailwind Financial’s and Asset Alliance’s obligations

The obligations of Tailwind Financial, Asset Alliance and the stockholders of Asset Alliance to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

•	the receipt of the Tailwind Financial stockholder approval;

•	the receipt of the Asset Alliance stockholder approval;

•	the effectiveness of the proxy statement/prospectus;

•	all approvals, authorizations or clearances required under any applicable antitrust laws shall have been obtained and all requirements thereunder shall have been satisfied;

•	the absence of any order or injunction preventing consummation of the merger;

•
at or prior to the Tailwind Financial stockholders meeting, holders of less than thirty percent (30%) of the shares of common stock held by Tailwind Financial’s public stockholders shall have demanded that Tailwind Financial convert their shares into cash;

•
the board of directors of Tailwind Financial shall have determined that the fair market value of Asset Alliance immediately prior to the consummation of the merger is at least eighty percent (80%) of the net assets of Tailwind Financial (excluding the amount held in the trust account representing a portion of the compensation of the underwriters in connection with Tailwind Financial’s initial public offering); and

•	the receipt of necessary governmental approvals.

Conditions to Tailwind Financial’s obligations

The obligation of Tailwind Financial to complete the merger is further subject to the following conditions:

•
Asset Alliance must have performed in all material respects all obligations required to be performed by it under the terms of the merger agreement and Tailwind Financial shall have received a certificate signed by the CEO of Asset Alliance as to the foregoing effect;

•
Asset Alliance’s representations and warranties that are qualified as to materiality must be true and correct, and those not qualified as to materiality must be true and correct in all material respects, in each case as of the effective time of the merger and Tailwind Financial shall have received a certificate signed by the CEO of Asset Alliance as to the foregoing effect;

•
Asset Alliance shall have obtained all necessary consents (including negative consents), waivers, filings, authorizations, licenses, permits, notices, reports or similar items necessary for the continuation of any contract, qualified as to materiality;

•	there must not have occurred since the date of the merger agreement any material adverse effect (as defined in the merger agreement) on Asset Alliance;

•
the  employment agreements shall be executed by Bruce H. Lipnick, Arnold L. Mintz and Stephen G. Bondi and the escrow agreement shall be executed by Bruce H. Lipnick, each in forms previously agreed to, and all such agreements will be in full force and effect;

•	Tailwind Financial shall have received all other documents, certificates, corporate proceedings, opinions and other items as it shall reasonably request;

•
Tailwind Financial shall have received a legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Asset Alliance and an opinion from the general counsel of Asset Alliance, each in forms previously agreed to;

•	the holders of not more than 10% of the outstanding capital stock of Asset Alliance shall have exercised or have continuing rights to exercise dissenters’ rights under the DGCL;

•
Tailwind Financial shall have received from Asset Alliance a certificate in form and substance reasonably satisfactory to Tailwind and its counsel certifying that the transactions contemplated by the merger are exempt from withholding under Section 1445 of the Code;

•
All Asset Alliance stock options held by Messrs. Lipnick, Mintz and Bondi and all Asset Alliance warrants held by Messrs. Lipnick and Mintz shall have been cancelled and documentation to the foregoing effect reasonably satisfactory to Tailwind Financial and its counsel shall have been delivered;

•
all stockholder agreements and investor rights agreements and all similar agreements involving Asset Alliance and its stockholders shall have been terminated and Tailwind Financial shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect;

•
Asset Alliance shall have redeemed or converted to common stock all outstanding shares of its Series F preferred stock in accordance with its charter and Tailwind Financial shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect;

•
Asset Alliance Investment Services, Inc. shall have received the required approval of FINRA and Tailwind Financial shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect; and

•
Tailwind Financial and any other new controllers (as defined in Section 422 of the UK Financial Services and Markets Act 2000) of Wessex Asset Management Limited or Asset Alliance International (UK) Ltd. shall have obtained the approval of the FSA.

Conditions to Asset Alliance’s obligations

The obligation of Asset Alliance to complete the merger is further subject to the following conditions:

•
Tailwind Financial must have performed in all material respects all obligations required to be performed by it under the terms of the merger agreement and Asset Alliance shall have received a certificate signed by the CEO of Tailwind Financial to the foregoing effect;

•
Tailwind Financial’s representations and warranties that are qualified as to materiality must be true and correct and those not qualified as to materiality must be true and correct in all material respects, in each case as of the effective time of the merger and Asset Alliance shall have received a certificate signed by the CEO of Tailwind Financial to the foregoing effect;

•
Tailwind Financial shall have obtained all necessary consents (including negative consents), waivers, filings, authorizations, license, permits, notices, reports or similar items necessary for the continuation of any contract, qualified as to materiality;

•	there must not have occurred since the date of the merger agreement any material adverse effect (as defined in the merger agreement) on Tailwind Financial;

•
at the time of the consummation of the merger, Tailwind Financial shall have in its trust account an amount equal to $100 million less (i) any taxes paid and (ii) any working capital draws made in accordance with the trust agreement;

•
Tailwind Financial shall have established and reserved, pursuant to an option plan approved by Asset Alliance, up to 4,400,000 shares of Tailwind Financial common stock and shall have approved the grant, effective on the date of the consummation of the merger, of options with an exercise price equal to the fair market value on the date of the grant: (i) purchase an aggregate of 2,450,000 shares of Tailwind Financial common stock to Messrs. Lipnick, Mintz and Bondi on the terms set forth in their respective employment agreements and (ii) to purchase up to 1,050,000 shares of Tailwind Financial common stock to the current employees of Asset Alliance; provided that the number reserved shall be reduced by the number of shares underlying the options assumed from Asset Alliance at closing and that there shall be a minimum of 500,000 shares of Tailwind Financial common stock reserved pursuant to the option plan for further issuances;

•
Asset Alliance shall have received a legal opinion from Bingham McCutchen LLP, counsel to Tailwind Financial and an opinion as to tax matters from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Asset Alliance; and

•	The board of directors of Tailwind Financial shall be constituted as set forth in the merger agreement.

Post-Merger Employment Agreements

As a condition to closing the merger, Asset Alliance is required to deliver employment agreements executed by Messrs. Lipnick, Mintz and Bondi in the forms attached as Annex E-1, Annex E-2 and Annex E-3, respectively, to this proxy statement/prospectus. These agreements will govern the terms and conditions of the executives’ employment after the merger. Below is a summary of the terms of the employment agreements.

Scope and Term of Employment

The employment agreements provide that, after the merger, Mr. Lipnick will serve on the board of directors as Chairman of the Board and will be employed as Chief Executive Officer, Mr. Mintz will serve on the board of directors and will be employed as President and Chief Operating Officer, and Mr. Bondi will be employed as Executive Vice President and Chief Financial Officer of the combined company.

Messrs. Lipnick, Mintz and Bondi are collectively sometimes referred to as the employees. Other than these differences in title and other differences in terms of cash and non-cash compensation, and the provision of life insurance policies on the lives of Messrs. Lipnick and Mintz as further described below, the employment agreements are substantially similar. The terms of the employment agreements are three years from the date of the agreement and are automatically extended for an additional one-year period on each anniversary of the date of the agreement (such that the remaining term as of each anniversary shall be three years), unless either the employee or the combined company gives 60 days notice that the term shall not be extended.

Compensation

Each employee:

•
will be entitled to a base salary anticipated to be $750,000 for Mr. Lipnick, $600,000 for Mr. Mintz and $400,000 for Mr. Bondi, which salary will be reviewed annually by the board of directors of the combined company and may be increased (but shall not be decreased);

•	will be entitled to a guaranteed annual bonus of $300,000 for Mr. Lipnick, $200,000 for Mr. Mintz and $150,000 for Mr. Bondi;

•
will be entitled to an incentive bonus equal to 4.56% of adjusted EBITDA (as defined in the employment agreements) for Mr. Lipnick, 4.44% of adjusted EBITDA for Mr. Mintz and 3% of adjusted EBITDA for Mr. Bondi; provided that no incentive bonus shall be payable for a particular year unless the combined company’s adjusted EBITDA is greater than $12,000,000;

•	will be eligible for a discretionary annual bonus based on special achievement, determined at the discretion of the board of directors of the combined company; and

•
will receive an initial option grant of 1,050,000 shares for Mr. Lipnick (fully vested at grant), 800,000 shares for Mr. Mintz (fully vested at grant) and 600,000 shares for Mr. Bondi (subject to three-year cliff vesting), in each case with an exercise price equal to fair market value on the grant date.

Fringe Benefits, Reimbursement of Expenses

Each employee will be entitled to, among other things:

•	participate in any combined company sponsored 401(k) plan and any other retirement plan, deferred compensation plan and any other executive compensation plan;

•	participate in health, medical, hospitalization, disability, accident and life insurance plans, on such terms as the board of directors shall determine in establishing such benefit programs;

•	participate in all benefit programs established and made available to executives of the combined company, if any;

•
for Messrs. Lipnick and Mintz, an amount equal to the premiums on (i) the personal life insurance policy for the employee providing death benefits for the employee’s designated beneficiaries and (ii) the personal disability policy for the benefit of the employee, each as in effect at the time of termination of their current Asset Alliance employment agreements;

•
reimbursement for all expenses incurred by the employee for a company leased automobile, gas, insurance, parking, and related expenses consistent with the combined company’s automobile policies as adopted by the combined company’s board of directors;

•
the greater of (A) a minimum of 4 weeks of vacation leave each calendar year (3 weeks for Mr. Bondi) or (B) such period as may be provided from time to time in the combined company’s vacation policy; and

•
reimbursement for reasonable expenses incurred by the employee in furtherance of the employee’s duties, upon submission by the employee of vouchers or an itemized list prepared in compliance with such rules as the board of directors may adopt.

In the case of Messrs. Lipnick and Mintz, as noted above, the combined company will continue to pay premiums on a life insurance policy on the employee’s life for $19 million and $10 million, respectively, and upon the death of either employee a portion of the death benefit will be payable to the estate to purchase such employee’s equity in the combined company and as a death benefit to the estate (up to a sum total limit of $15 million for Mr. Lipnick and $8 million for Mr. Mintz). The balance of $4 million for Mr. Lipnick and $2 million for Mr. Mintz will be retained by the Company as key-man life insurance proceeds.

Termination of Employment

The combined company or the employee may terminate the employment agreement for any reason upon 30 days prior written notice to the other. The employment agreements may be terminated at any time by the combined company with or without cause, upon permanent disability, by the employee for good reason or by the employee for any other reason, and shall terminate upon death. Cause, permanent disability and good reason are defined in the employment agreements. Upon termination for cause or by the employee without good reason, the combined company shall not be obligated to pay the employee any compensation or benefits after the date of termination, any unvested stock options will expire immediately and any vested stock options will remain exercisable for a period of 90 days following termination (but not beyond their expiration date).

If the employment of either of Messrs. Lipnick or Mintz is terminated by the combined company without cause or by the employee for good reason then, during the period from the date of termination through the date on which the then current term was to expire, such terminated employee will be entitled to receive (i) the full amount of the employee’s then current base salary, (ii) all other benefits to which the employee is entitled (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the employee), and (iii) a single lump sum equal to 3 times the average annual incentive bonus paid or payable to the employee in the last two years. If the employment of Mr. Bondi is terminated by the combined company without cause or by the employee for good reason then, during the period from the date of termination through the date on which the then current term was to expire, Mr. Bondi will be entitled to receive (i) the full amount of his then current base salary plus annual or pro-rata guaranteed annual and incentive bonus equal to the average of his two previous years’ bonuses and (ii) all other benefits to which he is entitled (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the employee). Additionally, if such termination of Messrs. Lipnick, Mintz or Bondi is the result of a change in control, all of such employee’s unvested options or restricted shares shall vest immediately and become exercisable upon the employee’s termination and remain exercisable for a period of not less than 90 days following termination (but not beyond their expiration date), and in the case of Messrs. Lipnick and Mintz, amounts otherwise payable in installments shall be payable in a lump sum.

If the employment of either of Messrs. Lipnick or Mintz is terminated upon death or permanent disability, the employee or his legal representative shall continue to receive the employee’s then current base salary for a 2 year period and all stock options held by the employee shall, to the extent vested, continue to be exercisable during such period. If the employment of Mr. Bondi is terminated upon his death or permanent disability, he or his legal representative shall continue to receive his then current base salary for a 12 month period and all stock options held by him shall, to the extent vested, continue to be exercisable during such period.

If the employee becomes entitled to any payment as a result of termination of employment within the first year of the agreement, and it is determined by the combined company that the aggregate payments constitute “parachute payments” (amounts in excess of 2.99 times the employee’s “base amount” as calculated pursuant to Section 280G of the Code and applicable rules and regulations thereunder), then the amounts payable will be reduced to the extent necessary so that the payment due will be not greater than 2.99 times the employee’s base amount. If the employee becomes entitled to any payment as a result of termination of employment subsequent to the first anniversary of the agreement, and the employee is subject to excise tax under Section 4999 of the Code, then the combined company will pay an additional “gross up” payment to the employee so that the net amount retained by the employee equals the payment due as a result of termination of employment, after payment of such taxes.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger:

•	by written agreement of Asset Alliance, Tailwind Financial and TWF Acquisition Corporation;

•
by either Tailwind Financial or Asset Alliance if the closing date has not occurred by June 15, 2008, provided that so long as Tailwind Financial is not in breach of the covenant concerning business conduct, Tailwind Financial may extend the initial termination date until September 15, 2008 and may further extend such date until November 15, 2008 if the SEC has not declared effective the registration statement;

•
by either Tailwind Financial or Asset Alliance if there is any law, court or governmental order which is not subject to appeal or has become final that makes consummation of the merger illegal or otherwise prohibited;

•
by either Tailwind Financial or Asset Alliance if there is any law or governmental entity which would prohibit Tailwind Financial’s or Asset Alliance’s ownership or operation of any material portion of the business of Asset Alliance or compel Tailwind Financial or Asset Alliance to dispose of or hold separate any material portion of the business or assets of Asset Alliance or Tailwind Financial; and

•
by either Tailwind Financial or Asset Alliance if such party is not in material breach of its obligations under the merger agreement and there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, subject to certain notice and cure provisions.

Effect of Termination of the Merger Agreement

Except as otherwise provided in the merger agreement, in the event of termination by either Asset Alliance or Tailwind Financial, the merger agreement will become void and have no effect, without any liability or obligation on the part of Tailwind Financial or Asset Alliance; provided however, that such termination shall not in any way terminate, limit or restrict the rights and remedies of any party against another party that has violated or breached any of the representations, warranties, covenants or agreements prior to termination; and provided further that those provisions which survive the termination of the merger agreement shall not be void. Prior to the closing, any claims for indemnification under the merger agreement may only be brought against Asset Alliance directly and not any Asset Alliance stockholders, officers, directors, agents, or representatives, but there are no limitations on the amount of indemnification claims against Asset Alliance directly for claims prior to closing. Asset Alliance and its officers and certain significant stockholders have each agreed that they do not have any right, title, interest or claim to the funds held in Tailwind Financial’s trust account and have waived any claim against the trust account they may have as a result of the merger agreement or related transactions. These parties have further agreed that they will not seek recourse against the trust account for any reason.

Escrow and Indemnification

At the consummation of the merger, 1,062,500 shares of common stock of Tailwind Financial to be issued to the Asset Alliance stockholders in exchange for their shares will be withheld from such holders on a pro rata basis and placed in escrow to secure the indemnity obligations of Asset Alliance under the merger agreement. Tailwind Financial and its representatives, successors and permitted assigns are entitled to indemnification out of the escrow fund for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with (i) the failure of any representations, warranties, covenants and agreements to be true and correct as of January 8, 2008 and as of the closing date of the merger, (ii) any failure by Asset Alliance to perform, fulfill or comply with any covenant prior to the closing of the merger, and (iii) any taxes of Asset Alliance or any subsidiary of Asset Alliance arising in or relating to any taxable period, or portion thereof, ending on or before the closing date. The representations, warranties, covenants and agreements of Asset Alliance survive the closing for 18 months. The indemnification obligations are capped at the indemnity escrow amount and no claims (other than covenant breaches or for taxes) shall be indemnified unless and until the aggregate amount of the losses for which an indemnified party seeks indemnification exceeds $1,000,000, and then only to the extent of such excess. The aggregate liability for losses under the merger agreement is capped at the amount in escrow, which is the sole source of payment of any indemnification claim.

In addition, 531,250 shares of common stock of Tailwind Financial to be issued to the Asset Alliance stockholders in exchange for their shares will be withheld from such holders on a pro rata basis and placed in escrow to be available to effectuate the downward adjustment if after-tax earnings of Asset Alliance for the period from September 30, 2007 until the closing of the merger are negative. In such event, the initial shares of Tailwind Financial common stock issued, or 10,625,000 shares, will be decreased by the lesser of (i) the amount of shares of Tailwind Financial common stock equal to the amount of the shortfall divided by $8.00 and (ii) 531,250 shares. For purposes of calculating any upward or downward adjustment, “after-tax earnings” means net income (loss) applicable to common stockholders of Asset Alliance and its subsidiaries from September 30, 2007 through the closing of the merger (i) excluding any costs and expenses incurred by Asset Alliance in connection with the transactions contemplated by the merger agreement that would otherwise be taken into account in determining income after taxes (including the net after tax effect of the following: (X) the excess of the deferred compensation paid pursuant to the Asset Alliance incentive plans in connection with the merger over the amount accrued by Asset Alliance therefore, (Y) excess costs associated with the issuance of restricted stock and (Z) gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates) but (ii) including the net contract amount.

Asset Alliance Stockholder Representative

In order to administer efficiently (i) the implementation of the escrow agreement on behalf of the stockholders of Asset Alliance and (ii) the settlement of any dispute with respect to the escrow agreement, Asset Alliance has designated Bruce H. Lipnick, the Chief Executive Officer and Chairman of the board of directors of Asset Alliance, to act as a representative on behalf of the stockholders of Asset Alliance, which we refer to as the Asset Alliance stockholder representative. By approving the merger agreement, the stockholders of Asset Alliance approve and ratify all of the rights, powers and authorities provided to the Asset Alliance stockholder representative under the terms of the merger agreement and agree to be bound by all decisions and other actions taken by the Asset Alliance stockholder representative. The Asset Alliance stockholder representative will not be liable for any act done or omitted as stockholder representative while acting in good faith if such acts are done or omitted upon the advice of counsel.

Assignment

The merger agreement and the rights and obligations of a party thereunder may not be assigned, transferred or encumbered, whether pursuant to a merger, by operation of law or otherwise, without the prior written consent of the other party; provided that Tailwind Financial may assign its rights and delegate its obligations to any affiliate without Asset Alliance’s consent, although Tailwind Financial will remain jointly and severally liable with any such assignee(s) with respect to all its obligations under the merger agreement.

Conflict of Interest

Because Tailwind Financial’s private stockholders (including its officers and directors) collectively own 3,125,000 shares of Tailwind Financial common stock which will be released from escrow only if a business combination is successfully consummated and Messrs McMillan, McKay and Jov Funds collectively own 4,700,000 warrants which will expire worthless if a business combination is not consummated, they may have a conflict of interest in determining whether a particular target acquisition is appropriate to consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target acquisition, timely completing a business combination and securing the release of their stock.

TAILWIND FINANCIAL SPECIAL MEETING

The Tailwind Financial Special Meeting

Tailwind Financial is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Tailwind Financial board of directors for use at the Tailwind Financial special meeting of stockholders in connection with the approval of the proposed merger, the adoption of the 2008 Equity Incentive Plan, the approval of the Third Amended and Restated Certificate of Incorporation and the re-election of the director. This proxy statement/prospectus provides you with the information you need to be able to vote or instruct your vote to be cast at the Tailwind Financial special meeting.

Date, Time and Place

The special meeting will be held at 8:30 a.m., Eastern Time on [●], 2008, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, to vote on each of the approval of the merger, the adoption of the 2008 Equity Incentive Plan, the approval of the Third Amended and Restated Certificate of Incorporation and the re-election of the director.

Purpose of the Special Meeting

At the special meeting, the holders of Tailwind Financial common stock are being asked to consider and vote upon the following proposals:

•
the merger proposal — to approve the merger with Asset Alliance, pursuant to the Agreement and Plan of Merger, dated as of January 8, 2008, as may be amended, among Tailwind Financial, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, and Asset Alliance and the transactions contemplated by the merger agreement;

•	the equity incentive plan proposal — to approve the adoption of the Tailwind Financial Inc. 2008 Equity Incentive Plan, which we refer to as the 2008 Equity Incentive Plan;

•
the Third Amended and Restated Certificate of Incorporation proposal — to approve the adoption of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Tailwind Financial common stock from 70,000,000 shares to 150,000,000 shares, (ii) change Tailwind Financial’s name from “Tailwind Financial Inc.” to “Asset Alliance Corporation” and (iii) provide for Tailwind Financial’s perpetual existence;

•
the director re-election proposal — to re-elect one Class I director to Tailwind Financial’s board of directors to serve until the annual meeting of stockholders in 2011 or until his earlier resignation or removal; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Tailwind Financial board of directors:

•
has unanimously determined that the approval of the merger, the approval of the 2008 Equity Incentive Plan, and the approval of the Third Amended and Restated Certificate of Incorporation are fair to and in the best interests of Tailwind Financial and its stockholders;

•
has determined that the fair market value of Asset Alliance is equal to or greater than 80% of the value of the net assets of Tailwind Financial (excluding the amount held in the trust account representing a portion of the underwriters’ discount);

•
has unanimously approved and declared advisable the merger, the approval of the 2008 Equity Incentive Plan, the approval of the Third Amended and Restated Certificate of Incorporation and the nominee for director; and

•
unanimously recommends that the holders of Tailwind Financial common stock vote “FOR” the merger proposal, “FOR” the equity incentive plan proposal, “FOR” the Third Amended and Restated Certificate of Incorporation proposal and “FOR” the director re-election proposal.

Record Date; Who is Entitled to Vote

The record date for the special meeting is [●]. Record holders of Tailwind Financial common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were [●] outstanding shares of Tailwind Financial common stock. Each share of Tailwind Financial common stock is entitled to one vote per share at the special meeting. Any shares of Tailwind Financial common stock purchased prior to the initial public offering will be voted in accordance with the majority of the votes cast at the special meeting. The holders of common stock acquired in Tailwind Financial’s public offering or afterwards are free to vote such shares as they see fit. Tailwind Financial’s issued and outstanding units and warrants do not have voting rights and record holders of Tailwind Financial units and warrants will not be entitled to vote at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of Tailwind Financial common stock constitutes a quorum at the Tailwind Financial special meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining if there is a quorum present.

Voting Your Shares

Each share of Tailwind Financial common stock that you own entitles you to one vote.

There are two ways to vote your shares of Tailwind Financial common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Tailwind Financial board, “FOR” the approval of the merger proposal, “FOR” the approval of the equity incentive plan proposal, “FOR” the approval of the Third Amended and Restated Certificate of Incorporation proposal and “FOR” the director re-election proposal.

•
You can attend the special meeting and vote in person. Tailwind Financial will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Tailwind Financial can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of Tailwind Financial common stock in either of the ways described above, it will have (i) the same effect as a vote against the merger proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which the proceeds of Tailwind Financial’s initial public offering are held, (ii) with respect to an abstention, the effect of a vote against the equity incentive plan proposal and, with respect to a broker “non-vote,” no effect on the equity incentive plan proposal, (iii) the effect of a vote against the Third Amended and Restated Certificate of Incorporation proposal and (iv) no effect on the director re-election proposal.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Tailwind Financial common stock, you may call Tailwind Financial at 416-601-2422.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the approval of the merger, the 2008 Equity Incentive Plan, the Third Amended and Restated Certificate of Incorporation and the re-election of the director. Under Tailwind Financial’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify Andrew A. McKay, addressed to Tailwind Financial, in writing before the special meeting that you have revoked your proxy, and

•	You may attend the special meeting, revoke your proxy and vote in person.

Vote Required

The approval of the merger proposal will require the affirmative vote of a majority of the shares outstanding as of the record date of Tailwind Financial common stock issued in its initial public offering. The approval of the equity incentive plan proposal will require the affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date that are present in person or by proxy and that are entitled to vote at the special meeting. The approval of the Third Amended and Restated Certificate of Incorporation proposal will require the affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date. The approval of the re-election of the nominee to the board of directors will require a plurality of the shares of Tailwind Financial common stock issued and outstanding as of the record date.

Abstentions and Broker Non-Votes

If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of FINRA, your broker may not vote your shares on the merger proposal, the equity incentive plan proposal or the Third Amended and Restated Certificate of Incorporation proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote “against” the merger proposal, the equity incentive plan proposal and the Third Amended and Restated Certificate of Incorporation proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of a vote against the merger proposal and the Third Amended and Restated Certificate of Incorporation but no effect on the equity incentive plan proposal. Abstentions and broker non-votes will have no effect on the director re-election proposal. Abstentions, broker non-votes and shares that are not voted are not eligible to be converted into cash upon the completion of the merger.

Conversion Rights

Any stockholder of Tailwind Financial holding shares of common stock issued in Tailwind Financial’s initial public offering who votes against the merger proposal may, at the same time, demand that Tailwind Financial convert his, her or its shares into a pro rata portion of the trust account. If so demanded, Tailwind Financial will convert these shares into a pro rata portion of the approximately $101 million held in a trust account as of May 1, 2008, after accounting for taxes owing and Tailwind Financial’s working capital draw, plus interest earned thereon after such date, if the merger is consummated. If the holders of 30%, or 3,748,750, or more shares of common stock issued in Tailwind Financial’s initial public offering vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account, Tailwind Financial will not be able to consummate the merger. Based on the amount of cash held in the trust account as of May 1, 2008, without taking into account any interest accrued after such date and accounting for taxes owing and Tailwind Financial’s working capital draw, you will be entitled to convert each share of common stock that you hold into approximately $8.09. If the merger is not consummated, Tailwind Financial will continue to search for a business combination. However, Tailwind Financial will be liquidated if it does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated. In any liquidation, the net proceeds held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of Tailwind Financial common stock who purchased their shares in Tailwind Financial’s initial public offering or thereafter.

If you exercise your conversion rights, then you will be exchanging your shares of Tailwind Financial common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Tailwind Financial’s transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Herbert J. Lemmer, telephone (718) 921-8209. Inquiries regarding conversion may be addressed to American Stock Transfer. On March 31, 2008, the closing price of Tailwind Financial common stock was $7.70. On May 1, 2008, the amount of cash held in the trust account was approximately $101 million. If a Tailwind Financial stockholder had elected to exercise his conversion rights on such date, then he would have been entitled to receive approximately $8.09 per share, plus interest accrued thereon subsequent to such date. Prior to exercising conversion rights, Tailwind Financial stockholders should verify the market price of Tailwind Financial common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. The closing price of $7.70 per share as of March 31, 2008, was lower than the amount which would be received upon conversion.

Stock Ownership

Tailwind Financial’s founding stockholder, TFC Holdings Ltd., an affiliate of Tailwind Financial’s officers and directors, which purchased 3,125,000 shares of common stock prior to Tailwind Financial’s initial public offering, owns an aggregate of approximately 21.77% of the shares of Tailwind Financial common stock outstanding on March 31, 2008, and has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Tailwind Financial stockholders on the merger proposal.

Based solely upon information contained in public filings, as of March 1, 2008, the following stockholders beneficially owned greater than 5% of Tailwind Financial’s issued and outstanding common stock as such amounts and percentages are reflected in the public filing of such stockholder and our officers and directors beneficially own that number of shares of Tailwind Financial common stock set forth opposite their respective names:

		Approximate
	Amount and	Percentage Of
	Nature of	Outstanding
	Beneficial	Common
Name and Address of Beneficial Owner (1)	Ownership	Stock(2)

President and Fellows of Harvard College (3)	1,463,800	10.2%
Dorset Management Corporation (4)	1,250,000	8.7%
Fir Tree, Inc. (5)	1,015,900	7.1%
QVT Financial LP (6)	1,105,900	7.7%
Andrew M Weiss, Ph.D. (7)	964,600	6.7%
Pacific Assets Management, LLC (8)	833,766	5.8%
HBK Investments L.P. (9)	796,674	5.6%
TFC Holdings Ltd. (10)	3,125,000	21.8%
Andrew A. McKay (10)	378,906	2.6%
John Anderson	0	0.0%
Gordon A. McMillan (10)	1,136,719	7.9%
Robert Penteliuk (10)	31,250	0.2%
Robert C. Hain (10)	31,250	0.2%
Stephen T. Moore (10)	31,250	0.2%
Philip Armstrong	0	0.0%
All directors and executive officers as a group (7 individuals)	1,136,719	7.9%

(1)	Unless otherwise indicated, the business address of each of the owners is BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3.

(2)
Amount and applicable percentage of ownership is based on 14,353,854 shares of our common stock outstanding as of March 31, 2008, resulting in a different percentage than reported by the beneficial owners on their respective Schedule 13G filings.

(3)
The business address of the President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.

(4)
David M. Knott and Dorset Management Corporation are be deemed to be the beneficial owner 1,250,000 shares of common stock. The business address, or residence, of each of Mr. Knott and Dorsett Management Corporation is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. The foregoing information was derived from a Schedule 13G filed with the SEC on February 13, 2008.

(5)
Sapling, LLC, or Sapling, and Fir Tree Capital Opportunity Master Fund, L.P., or Fir Tree Capital Opportunity, are the beneficial owners of 816,437 shares of common stock and 199,463 shares of common stock, respectively. Fir Tree, Inc., or Fir Tree, may be deemed to beneficially own the shares of common stock held by Sapling and Fir Tree Capital Opportunity as a result of being the investment manager of Sapling and Fir Tree Capital Opportunity. Sapling and Fir Tree Capital Opportunity are the beneficial owners of 6.1% and 1.5%, respectively, of the outstanding shares of common stock. Collectively, Sapling and Fir Tree Capital Opportunity beneficially own 1,015,900 shares of common stock which represent 7.6% of the shares of common stock outstanding. Sapling may direct the vote and disposition of 816,437 shares of common stock. Fir Tree Capital Opportunity may direct the vote and disposition of 199,463 shares of Common Stock. Fir Tree has been granted investment discretion over the common stock held by Sapling and Capital Opportunity. The business address of each of Sapling and Fir Tree is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. The business address of Fir Tree Capital Opportunity is c/o Admiral Administration Ltd., 90 Fort Street, Box 32031 SMB, Grand Cayman, Cayman Islands. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.

(6)
QVT Financial LP, or QVT Financial, is the investment manager for QVT Fund LP, or the Fund, which beneficially owns 966,830 shares of common stock, and for Quintessence Fund L.P., or Quintessence, which beneficially owns 108,103 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG, or the Separate Account, which holds 30,967 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,105,900 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,074,933 shares of common stock. The Fund, Quintessence and the Separate Account also own warrants to purchase additional shares of common stock, which are not exercisable until the later of the Issuer’s completion of a business combination and April 11, 2008. As of the date of this filing, there has been no report of the completion of a business combination. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of common stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein. The business address of each of QVT Financial, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The business address of the Fund is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The foregoing information was derived from a Schedule 13G filed with the SEC on February 11, 2008.

(7)
Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. The business address of Mr. Weiss is 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116. The foregoing information was derived from a Schedule 13G filed with the SEC on February 4, 2008.

(8)
Pacific Assets Management, LLC, or PAM, is the investment adviser to JMG Triton Offshore Fund, Ltd., the Fund, which has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the 833,766 shares of common stock. Pacific Capital Management, Inc., or PCM, is a member of PAM. Mr. Glaser, Mr. David and Mr. Richter are control persons of PCM and PAM. Mr. Rubinstein is a portfolio manager of the Fund. The business address of Mr. Glaser is 11601 Wilshire Boulevard, Suite 2180, Los Angeles, CA 90025. The business address of each of PAM, PCM, and Mr. David is 100 Drakes Landing, Suite 207, Greenbrae, CA 94904. The business address of Mr. Richter and Mr. Rubinstein is One Sansome Street, 39th Floor, San Francisco, CA 94104. The business address of the Fund is Ogier Fiduciary Services (BVI) Ltd, Nemours Chambers, PO Box 3170, Road Town, Tortola, BVI VG1110. PAM is an affiliate manager of Asset Alliance. Some of the foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.

(9)
HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, and HBK Master Fund L.P. are the beneficial owners of 796,674 shares of common stock. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz and William E. Rose are each managing members of HBK Management LLC. The business address of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., and HBK Management LLC is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The business address of HBK Master Fund L.P. is c/o HBK Services LLC, 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information was derived from a Schedule 13G filed with the SEC on February 11, 2008.

(10)
TFC Holdings Ltd. holds 3,125,000 shares of common stock. TFC Holdings Ltd. is owned 97% by Parkwood Holdings Ltd. and 1% each by Messrs. Hain, Moore and Penteliuk. Members of TFC Holdings Ltd. have the right to vote the shares of our common stock that TFC Holdings Ltd. holds pro rata in accordance with each member’s interest in TFC Holdings Ltd. Any shares of common stock acquired by TFC Holdings Ltd. cannot be sold or transferred until one year following our initial business combination. Upon the expiration of one year following our initial business combination, TFC Holdings Ltd. will distribute to its members all shares of our common stock that it holds. On August 24, 2006, JovFunds Management Inc. became a stockholder of Parkwood Holdings Ltd.; JovFunds Management Inc. owns 50%, Mr. McMillan owns 37.5% and Mr. McKay owns 12.5% of Parkwood Holdings Ltd. Parkwood Holdings Ltd. also purchased 4,700,000 warrants sold in a private placement prior to the offering. Until November 2006, Mr. McKay, the Chief Executive Officer, was a Managing Director of JovFunds. Until January 2008, Mr. McMillan was Chairman of JovFunds. 1,762,500 of such warrants were subsequently transferred to 1600624 Ontario Inc., a corporation controlled by Mr. McMillan, and subsequently transferred to McMillan Family Foundation, a charitable foundation controlled by Mr. McMillan and his spouse. 587,500 of such warrants were subsequently transferred to 2099388 Ontario Inc., a corporation controlled by Mr. McKay. 2,350,000 of such warrants were subsequently transferred to JovFunds Management Inc. Messrs. McKay and McMillan disclaim beneficial ownership with respect to the shares and the warrants beneficially owned by the relevant entities listed in this footnote except to the extent of their respective pecuniary interests therein.

PROPOSAL 1 - MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the merger and the principal terms of the Agreement and Plan of Merger dated January 8, 2008, by and among Tailwind Financial, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial and Asset Alliance is subject to and qualified in its entirety by reference to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated in this proxy statement/prospectus by reference.

General Description of the Merger

Pursuant to the merger agreement, Tailwind Financial will acquire 100% of the issued and outstanding securities of Asset Alliance. TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, will merge with and into Asset Alliance, with Asset Alliance remaining as the surviving entity and a wholly-owned subsidiary of Tailwind Financial.

Background of the Merger

Tailwind Financial

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Tailwind Financial and Asset Alliance. The following is a brief discussion of the background of these negotiations, the merger and related transactions.

Tailwind Financial was incorporated in Delaware on June 30, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, a then unidentified operating business. A registration statement for Tailwind Financial’s initial public offering was declared effective on April 11, 2007. On April 17, 2007, Tailwind Financial consummated its initial public offering of 12,500,000 units, each consisting of one share of common stock and one redeemable common stock purchase warrant. Each warrant expires on April 11, 2011, or earlier upon redemption, and entitles the holder to purchase one share of Tailwind Financial common stock at an exercise price of $6.00 per share. The common stock and warrants started trading separately on May 16, 2007.

The net proceeds from the sale of the Tailwind Financial units were $100,000,000, all of which was deposited in a trust account and, in accordance with Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Tailwind Financial. However, up to $1,600,000 of interest earned on the trust account (net of taxes) may be released to Tailwind Financial to cover a portion of Tailwind Financial’s operating expenses. Tailwind Financial retained $100,000 of the proceeds of its initial public offering outside the trust account because it believed this amount and the up to $1,600,000 of interest earned on the trust account which may be released to Tailwind Financial, for an aggregate of up to $1,700,000, will be sufficient to fund Tailwind Financial’s operating expenses for up to 24 months, including the expenses related to identifying and consummating a business combination. As of May 1, 2008, approximately $101 million, after accounting for taxes owing and Tailwind Financial’s working capital draw, plus interest accrued thereon after such date. At March 31, 2008, Tailwind Financial had cash outside of the trust account of $71,061, deferred acquisition costs of $1,031,242 and total current liabilities of $1,083,547 (excluding deferred underwriting fees and income taxes payable).

During the period from April 2007 through September 2007, Tailwind Financial was involved in sourcing and evaluating prospective businesses in search of potential business combinations. To minimize potential conflicts of interest which may have arisen from multiple corporate affiliations, each of Tailwind Financial’s officers and directors agreed, until the earliest of a business combination, liquidation or such time as he ceases to be an officer or director, to present to Tailwind Financial prior to any other entity, any business opportunity which may reasonably be required to be presented to Tailwind Financial under Delaware law, in accordance with his fiduciary obligations.

In general, officers and directors of a corporation incorporated under Delaware law are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Tailwind Financial was created to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. As such, its officers and directors are responsible for identifying, evaluating and selecting a target business and in their capacity as officers and directors of Tailwind Financial have focused their work on finding and analyzing potential acquisition targets, analyzing valuation work, negotiating potential transaction terms with potential target companies and reviewing various business case scenarios. In addition, they have assisted the company by preparing investment materials, analyzing market and industry research, coordinating and reviewing due diligence work, providing technical financial modeling, including proforma financial statements, coordinating and analyzing business plans and assisting in the preparation of applicable SEC financial information and documentation.

Tailwind Financial attempted to source opportunities both proactively and reactively, and given the mandate to find a suitable business combination partner, did not limit itself to any one transaction structure (i.e. cash versus stock issued to seller, straight merger, corporate spin-out or management buy-out). Proactive sourcing involved Tailwind Financial management, among other things:

•
initiating conversations, whether via phone, e-mail or other means and whether directly or via their major stockholders, with third-party companies they believed may make attractive business combination partners;

•	contacting professional service providers (lawyers, accountants, consultants and bankers);

•	utilizing their own network of business associates and friends for leads;

•	working with third-party intermediaries, including investment bankers;

•	inquiring of business owners of their interest in selling their business; and

•	engaging consultants with whom Tailwind Financial entered into success-fee based engagement letters.

Reactive sourcing involved fielding inquiries or responding to solicitations by either (i) companies looking for capital or investment alternatives or (ii) investment bankers or other similar professionals who represented a company engaged in a sale or fundraising process.

The efforts of the officers and directors of Tailwind Financial included discussions with other board members that highlighted the particular industry, profiled companies which might be attractive business combination candidates and provided valuation multiples for companies in the sector.

Prior to signing the merger agreement with Asset Alliance, Tailwind Financial considered numerous companies within the financial services industry at different levels and signed one letter of intent with a party other than Asset Alliance, which did not result in a definitive acquisition agreement being executed.

Asset Alliance

Asset Alliance has periodically reviewed its long-term strategic and growth plans and has evaluated a number of alternatives to raise capital in the last several years. With the assistance of Torsiello Securities, Inc., or Torsiello, its advisor, Asset Alliance has explored various strategic alternatives, including a potential sale of a minority stake in the company to a third party, a business combination with a strategic buyer, and an initial public offering of Asset Alliance or parts of Asset Alliance.

Asset Alliance had an interest in blank check or special purpose acquisition companies, commonly referred to as SPACs after first learning of the existence and business of SPACs in late 2005. Asset Alliance was further educated and advised on this topic by Ladenburg, Thalmann & Co., or Ladenburg, and Torsiello in both early 2007 as it considered a merger with a different SPAC and during the due diligence process regarding Tailwind Financial in the fall of 2007. Asset Alliance assessed the merits of a potential merger with a SPAC such as Tailwind Financial and determined that the benefits of gaining access to up to $100 million in capital to further expand Asset Alliance’s business and the attractiveness of liquidity and being a public company exceeded the potential dilution to Asset Alliance shareholders in a transaction with Tailwind Financial.

In April 2007, Asset Alliance met James S. Cassel of Ladenburg, and after subsequent meetings during which Mr. Cassel and his colleagues educated Asset Alliance on SPACs, on July 26, 2007 Asset Alliance engaged Ladenburg to identify certain SPACs which would meet Asset Alliance’s criteria. Tailwind Financial was one of various SPACs identified by Ladenburg. After April 2007, when Asset Alliance terminated a project to make an initial public offering of a portion of its business on a European stock exchange, Asset Alliance authorized Ladenburg to initiate discussions with Tailwind Financial and other SPACs on Asset Alliance’s behalf.

In late August 2007, Mr. Cassel contacted Mr. McKay of Tailwind Financial to gauge Tailwind Financial’s interest in a potential opportunity involving an alternative asset manager, resulting in Tailwind Financial and Asset Alliance entering into a confidentiality agreement on August 30, 2007. Shortly thereafter, Ladenburg provided Tailwind Financial with a confidential presentation concerning Asset Alliance’s history, business model, and affiliates. Additionally, Mr. Cassel described Asset Alliance’s approach to reviewing its strategic alternatives and the rationale for a transaction involving Tailwind Financial that would result in Asset Alliance becoming a publicly listed entity.

After reviewing the information provided by Mr. Cassel, Tailwind Financial’s management determined that it would be appropriate to learn more about Asset Alliance and scheduled a conference call with Asset Alliance’s senior management team for September 5, 2007. During this call the parties discussed the nature of Asset Alliance’s business in detail, the growth plan envisioned by Asset Alliance’s senior management team and the need for additional capital to execute on this plan, as well as Tailwind Financial’s structure and business. Following this discussion, the parties agreed that Asset Alliance would provide more detailed information to Tailwind Financial. Over the next few days, Asset Alliance provided Tailwind Financial with financial statements, financial projections and marketing and other material. The parties subsequently scheduled a meeting at Asset Alliance’s New York office.

On September 12, 2007, Messrs. McMillan and McKay met with Messrs. Lipnick, Mintz, and Bondi at Asset Alliance’s New York office. The discussion centered on understanding more about Asset Alliance, its current and past affiliate managers and its plans for the future growth of the business. Additionally, the parties discussed, on a preliminary basis, the general structure of a potential transaction and the range of valuations and consideration that the parties would contemplate. Messrs. McMillan and McKay indicated that Tailwind Financial would send a draft proposal to Asset Alliance in the coming days.

Tailwind Financial and its legal counsel, Bingham McCutchen LLP, prepared a draft letter of intent, which we refer to as the LOI, which was sent to Asset Alliance on September 14, 2007. The LOI considered such items as the purchase price and structure of the consideration, the ongoing roles of key employees, the due diligence requirements of Tailwind Financial and a period of exclusivity during which time Tailwind Financial would conduct its due diligence.

On September 17, 2007 the draft LOI was sent to Tailwind Financial’s board of directors whose members were provided with an update on the potential transaction with Asset Alliance.

Asset Alliance discussed the terms of the draft LOI with its advisors. On September 18, 2007, Tailwind Financial and Asset Alliance held a conference call to discuss the draft LOI and over the next few days Tailwind Financial and Asset Alliance negotiated the draft LOI. On September 19, 2007, Asset Alliance held a Board meeting, at which executive management, with the assistance of Torsiello, discussed the terms of the LOI in detail. Various aspects of SPACs were also discussed including the structural, economic and operating characteristics of SPACs and the expected impact on Asset Alliance as a result of pursuing and consummating the merger with Tailwind Financial. The Board of Asset Alliance instructed Asset Alliance’s executive management to continue negotiations with Tailwind Financial and requested additional information regarding the transaction, including estimates of transaction costs. The Board decided to reconvene the meeting on September 24, 2007. Over the next several days, Asset Alliance and Tailwind Financial negotiated key terms to the LOI. On September 24, 2007, the Board of Asset Alliance convened a telephonic Board meeting to discuss the revised LOI from Tailwind Financial and Asset Alliance’s plans to sign a final LOI over the following several days. A revised version was sent to Tailwind Financial’s board of directors on September 25, 2007 for discussion and Tailwind Financial signed the LOI on September 26, 2007 and sent it to Asset Alliance as agreed. On September 26, 2007, Asset Alliance received a signed LOI from Tailwind Financial and returned an executed copy to Tailwind Financial on September 27, 2007.

On September 28, 2007, Tailwind Financial provided a detailed due diligence request list to Asset Alliance and discussed an approach to conducting due diligence with Asset Alliance, including hiring due diligence consultants. Over the next several weeks Asset Alliance provided due diligence information to Tailwind Financial and its advisors, including Bingham McCutchen LLP. Tailwind Financial conducted business due diligence on Asset Alliance during this period and the parties held numerous conference calls about the business model, Asset Alliance’s agreements with affiliate managers and Asset Alliance’s financial projections and plan for growth after the transaction as a result of having access to the merger proceeds.

On October 26, 2007, Bingham McCutchen LLP, on behalf of Tailwind Financial, provided Asset Alliance with a draft merger agreement which formed the basis for the negotiation of a definitive agreement between Tailwind Financial and Asset Alliance. Asset Alliance engaged its outside counsel, Skadden Arps, to assist it in the negotiation of an Agreement and Plan of Merger with Tailwind Financial. Asset Alliance also requested certain due diligence information from Tailwind Financial during this period. Due diligence information was received from Tailwind Financial and reviewed by Asset Alliance. As part of Asset Alliance’s initial due diligence into Tailwind Financial, Asset Alliance determined that, due to Tailwind Financial’s limited operational history and mandate, due diligence would focus on the trust account, history of Tailwind Financial, potential liens on the trust account and business and good standing of Tailwind Financial. Asset Alliance requested various due diligence material from Tailwind Financial and on November 29, 2007 and the following week, received materials from Tailwind Financial and its legal advisor, Bingham, McCutchen LLP. This material included the formation documents, effective S-1 registration statement and prospectus filed with the SEC and prior registrations and comments from the SEC, information on the trust account, board of directors meeting minutes and resolutions, material agreements and subsequent filings. After review of this information, Asset Alliance conducted several conference calls with members of Tailwind Financial to discuss certain material agreements and the trust account in more detail.

On November 7, 2007, Asset Alliance held a telephonic Board meeting, where it updated the Board of Asset Alliance on certain matters including the status of due diligence, positive initial feedback from certain investors of Tailwind Financial regarding the proposed merger with Asset Alliance, the status of the Agreement and Plan of Merger with Tailwind Financial and other relevant matters. A request by Tailwind Financial for a two-week extension of the LOI to allow it to complete the Agreement and Plan of Merger was discussed. The Board of Asset Alliance decided to postpone a decision on the extension pending further progress on the Agreement and Plan of Merger. On November 14, 2007, an extension of the LOI was approved by the Board of Asset Alliance during a telephonic Board meeting.

On November 13, 2007, Tailwind Financial engaged Ernst & Young LLP, which we refer to as E&Y, to conduct an accounting due diligence review of Asset Alliance in connection with the transaction. Representatives from E&Y held conference calls with Asset Alliance and Asset Alliance’s auditors on numerous occasions and visited with these parties several times. Under Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, Tailwind Financial’s initial business combination must have a fair market value equal to at least 80% of Tailwind Financial’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of such acquisition. Tailwind Financial’s board of directors engaged Houlihan Lokey to assist the board of directors in evaluating whether the merger would satisfy that requirement pursuant to an engagement letter dated November 26, 2007. During the following weeks, Tailwind Financial provided Houlihan Lokey with information concerning Asset Alliance and representatives of Houlihan Lokey spoke with representatives of both Asset Alliance and Ernst & Young.

On December 11, 2007, Tailwind Financial held a board meeting to discuss the status of the potential transaction and the due diligence findings and to assess the fair market value of Asset Alliance. Representatives of Bingham McCutchen, E&Y and Houlihan Lokey attended portions of the meeting by telephone and discussed their respective reviews and analyses. At this meeting, Houlihan Lokey delivered its oral opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 11, 2007) that, subject to certain assumptions, qualifications, limitations and other matters, the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least $84 million. The board of directors discussed the transaction with Tailwind Financial’s management and its advisors. The board directed Tailwind Financial’s management to continue negotiations with Asset Alliance.

Over the next few weeks the merger agreement and related documentation such as the employment agreements for Messrs. Lipnick, Mintz and Bondi and the escrow agreement were negotiated by Tailwind Financial and Asset Alliance along with their respective legal representatives. On December 11, 2007, Asset Alliance convened a regular meeting of the Board of Directors to discuss various matters including the Agreement and Plan of Merger and other related agreements. Asset Alliance’s executive management presented the various aspects of the proposed merger and Torsiello Securities, Inc. provided a formal presentation to the Board of Asset Alliance, which included an analysis on the merger, earn-outs, and escrow agreement, Asset Alliance Corporation shareholder analysis, Tailwind Financial capital structure and share price performance, accretion/dilution scenarios, and publicly traded asset managers comparable trading analysis and precedent hedge fund and fund of funds transaction analysis. After a detailed discussion and question and answer session, the Board of Asset Alliance entered various resolutions approving the Agreement and Plan of Merger and other related documents substantially in the form presented to the Board and authorized and empowered Messrs. Lipnick, Mintz, and Bondi to execute and deliver the Agreement and Plan of Merger with such changes as deemed necessary, appropriate or advisable, on behalf of Asset Alliance. The Board further resolved to recommend to the stockholders of Asset Alliance that they approve and adopt the Agreement and Plan of Merger.

The documents were provided to Tailwind Financial’s board of directors and a board meeting was held in the afternoon of January 8, 2008. During this meeting a representative from Bingham McCutchen described the meaningful changes that had been incorporated into the agreements as a result of the negotiations between the parties since the last board meeting. The board members asked certain questions of Tailwind Financial’s management team and legal advisors. After weighing all of the factors concerning the potential transaction, Tailwind Financial’s board of directors voted unanimously in favor of executing the merger agreement and related documentation and recommended that Tailwind Financial shareholders vote in favor of the transaction.

Asset Alliance and Tailwind Financial finalized the various agreements over the following weeks and the parties entered into the Agreement and Plan of Merger and jointly announced their agreement by means of a press release on the evening of January 8, 2008, followed by an open conference call with shareholders and the public on January 9, 2008.

Tailwind Financial’s Reasons for the Merger and Recommendation of the Tailwind Financial Board

The Tailwind Financial board of directors has concluded that the merger with Asset Alliance is in the best interests of Tailwind Financial’s stockholders and unanimously recommends that you vote “FOR” the merger proposal.

In arriving at its determination to approve the merger agreement with Asset Alliance, the board of directors of Tailwind Financial relied on information (including financial information) relating to Asset Alliance, the regulatory environment, industry dynamics, the reports of outside due diligence consultants and their own experience in building, managing and financing investment management companies.

The Tailwind Financial board of directors also confirmed that the merger with Asset Alliance would satisfy the conditions for a merger candidate as set forth in its final prospectus dated April 11, 2007 for its initial public offering, including the requirement that Asset Alliance’s fair market value as the target business equal at least 80% of Tailwind Financial’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount). The fair market value of Asset Alliance was determined by the board of directors based on a variety of factors generally accepted by the financial community in valuing companies, including a comparative company analysis in which the board of directors analyzed other investment management companies. The board of directors also considered the opinion of Houlihan Lokey dated December 11, 2007 to the effect that, as of such date, the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least equal to $84 million. A copy of Houlihan Lokey’s opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion is attached as Annex D and is discussed below. See “PROPOSAL 1 - MERGER PROPOSAL - Opinion of Houlihan Lokey” beginning on page 67.

The board of directors considered financial data for selected financial companies with publicly traded securities that it deemed similar to Asset Alliance in one or more financial, operating or other respects as part of its analysis, as well as similar analyses which Houlihan Lokey reviewed with the board of directors in connection with rendering its opinion.

The Tailwind Financial board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors. Such factors included, among other things:

•	Asset Alliance’s financial condition and results of operations;

•	Asset Alliance’s growth potential;

•	the experience and skills of Asset Alliance’s management and the availability of additional personnel;

•	Asset Alliance’s competitive position;

•	barriers to entry;

•	the regulatory environment for Asset Alliance;

•	the valuation of comparable companies;

•	the valuation of comparable merger/acquisition transactions;

•	Asset Alliance’s industry dynamics, including the competitive landscape;

•	favorable long-term growth prospects;

•	the reports of outside due diligence consultants retained by Tailwind Financial;

•	research reports published by third-parties on markets and/or companies similar to Asset Alliance;

•	future capital requirements;

•	costs associated with effecting the business transaction;

•
the oral opinion of Houlihan Lokey to the board of directors of Tailwind Financial on December 11, 2007 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to whether the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least equal to $84 million;

•	the underlying affiliates and components of Asset Alliance; and

•
Tailwind Financial’s management’s experience in building, managing and financing growth companies, including various relationships or strategies that Tailwind Financial could bring to bear with Asset Alliance to potentially accelerate growth, enter new markets, increase market share, improve profitability and trade at premium multiples relative to its peer group going forward.

The analysis of the Tailwind Financial board of directors in reaching this conclusion is described in more detail below. In considering the merger, the Tailwind Financial board gave considerable weight to the following positive factors:

•	Asset Alliance’s record of revenue growth and high potential for future growth, as well as its historical financial performance;

•	Asset Alliance’s consolidated diversification of revenue stream; and

•	Asset Alliance’s unique position as an independent company acquiring and supporting alternative asset managers and consequent competitive position in the market.

Tailwind Financial’s board of directors believes that Asset Alliance has the ability to continue its growth because opportunities exist to:

•	expand current business by supporting affiliate managers and building the fund of funds and marketing businesses;

•	acquire equity interests in additional alternative asset managers; and

•	seed additional alternative investment managers.

The experience of Asset Alliance’s management

An important criterion to Tailwind Financial’s board of directors in identifying an acquisition target was that the company must have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a growth company. Asset Alliance’s management team is led by Bruce H. Lipnick, Asset Alliance’s founder, who has more than 35 years of experience in the investment management and financial services industries. Mr. Lipnick will be complemented by a management team with relevant experience which includes Arnold L. Mintz, a co-founder, who has held senior positions in the investment management industry for the past 25 years, and Stephen G. Bondi, who has held senior financial and executive positions for over 25 years in the investment management and financial services industries.

Comparable company and comparable transaction valuation metrics

The Tailwind Financial board of directors reviewed valuation metrics from its own analysis and that of third party investment banks for both companies and transactions that they believe were somewhat representative of both Asset Alliance and the proposed merger. Comparable companies considered included:

•
Mid-Small cap asset managers: Affiliated Managers Group Inc., Calamos Asset Management Inc., Cohen & Steers Inc., Eaton Vance Corp., Federated Investors Inc., GAMCO Investors Inc., Janus Capital Group Inc., Pzena Investment Management Inc., and Waddell & Reed Financial Inc.;

•
Alternative asset managers: Ashmore Group plc, Blackstone Group LP, BlueBay Asset Management plc, Charlemagne Capital Ltd., Fortress Investment Group LLC, Man Group plc, Och-Ziff Capital Management Group, Partners Group, Polar Capital Holdings plc and RAB Capital plc; and

•
Comparable transactions: Quellos Group, LLC, Argo Capital Management, Lansdowne Partners Limited Partnership, FrontPoint Partners, Avenue Capital Group, WL Ross and Co. LLC, Paul Capital Top Tier Investments, LLC, PMA Capital Management, NewFinance Capital LLP, Guggenheim Alternative Asset Management, LLC, Harcourt Investment Consulting AG, Coast Asset Management, Permal Group, Cross Asset Management, Deerfield Capital Management and RMF Investment Group.

The analysis helped the Tailwind Financial board of directors to conclude that the $85 million acquisition price of Asset Alliance (based on an $8.00 share price for Tailwind Financial common stock and excluding the potential earn-out and upward adjustments if any) was within the range of values suggested by comparable companies and comparable transaction valuations.

The terms of the merger agreement

The terms of the merger agreement, including the closing conditions, restrictions on Tailwind Financial’s and Asset Alliance’s ability to respond to competing proposals and the indemnification and termination provisions, are customary and reasonable. It was important to Tailwind Financial’s board of directors that the merger agreement include customary terms and conditions as it believed that such terms and conditions would allow for a more efficient closing process and lower transaction expenses.

Tailwind Financial’s board of directors believes that the above factors strongly supported its determination and recommendation to approve the merger. The Tailwind Financial board of directors did, however, consider the following potentially negative factors, among others, including the risk factors included in this proxy statement/prospectus, in its deliberations concerning the merger.

The risk that Tailwind Financial’s public stockholders would vote against the merger and exercise their conversion rights

Tailwind Financial’s board of directors also considered the risk that the current public stockholders of Tailwind Financial would vote against the merger and demand to redeem their shares for cash upon consummation of the merger, thereby depleting the amount of cash available to the combined company following the merger. For reasons stated below, Tailwind Financial’s board of directors deemed this risk to be less with regard to Asset Alliance than it would be for other target companies and believes that Asset Alliance will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the combined company received only approximately 70% of the funds deposited in the trust account.

Tailwind Financial’s board of directors’ belief that a transaction with Asset Alliance presented less risk than with other investments is based on the quantitative and qualitative analysis conducted by the Tailwind Financial board. The quantitative analysis focused on Asset Alliance’s track record of solid results and Asset Alliance Management’s projections and expected operating leverage. The qualitative analysis of the investment includes the potential value represented by Asset Alliance’s strong management team and excellent industry fundamentals. Given the early stage of these business prospects, Tailwind Financial’s directors did not ascribe specific quantitative value to these assets in their analysis of Asset Alliance.

Certain officers and directors of Tailwind Financial may have different interests in the merger than the Tailwind Financial stockholders

Tailwind Financial’s board of directors considered the fact that certain officers and directors of Tailwind Financial may have interests in the merger that are different from, or are in addition to, the interests of Tailwind Financial stockholders generally, including the matters described under “Interests of Tailwind Financial Directors and Officers in the Merger” above. However, this fact would exist with respect to a merger with any target company.

The limitations on indemnification set forth in the merger agreement

Tailwind Financial’s board of directors also considered the limitations on indemnification set forth in the merger agreement, including the $1,000,000 deductible for breaches of representations and warranties, the limitation to the escrow and the 18-month survival period. See “Agreement and Plan of Merger — Escrow and Indemnification.” The board of directors of Tailwind Financial determined that any definitive agreement with any target company would contain similar limitations.

After deliberation, the Tailwind Financial board of directors determined that these potentially negative factors were outweighed by the potential benefits of the merger, including the opportunity for Tailwind Financial stockholders to share in Asset Alliance’s future possible growth prospects. Tailwind Financial expects Asset Alliance to benefit from operating leverage associated with a number of its affiliate managers that are growing rapidly and have a large fixed cost structure and from Asset Alliance’s ability to acquire alternative investment managers at accretive purchase multiples.

Opinion of Houlihan Lokey

On December 11, 2007, Houlihan Lokey rendered its oral opinion to the board of directors of Tailwind Financial (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of December 11, 2007, the fair market value of Asset Alliance, as indicated by Houlihan Lokey’s financial analyses, was at least equal to $84 million.

Houlihan Lokey’s opinion was directed to the board of directors of Tailwind Financial and only addressed whether the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least equal to $84 million, and did not address any aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey:

1.	reviewed the following agreements and documents:

a.	the Letter of Intent, dated September 26, 2007, between Tailwind Financial and Asset Alliance;
b.	a draft of the Agreement and Plan of Merger, dated December 3, 2007;

2.
reviewed Asset Alliance’s audited financial statements for the fiscal years ended December 31, 2002 through 2006, and interim financial statements for the periods ended October 31, 2006, and October 31, 2007, and monthly income statements for the fiscal years ended December 31, 2000 through 2007, which Asset Alliance has identified as being the most current financial statements available at the time of the analysis;

3.
reviewed certain information relating to historical, current and future operations, financial condition and prospects of Asset Alliance made available to Houlihan Lokey by Tailwind Financial, Asset Alliance, and certain representatives of Tailwind Financial, including financial projections (and adjustments thereto) prepared by the management of Asset Alliance relating to Asset Alliance for the periods ending December 31, 2007 through 2011;

4.
spoke with certain members of the management of Tailwind Financial and Asset Alliance regarding the operations, financial condition, future prospects and projected operations and performance of Asset Alliance and regarding the merger, and spoke with certain representatives of Tailwind Financial regarding Asset Alliance and related matters;

5.	compared the financial and operating performance of Asset Alliance with that of public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and matters as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Asset Alliance advised Houlihan Lokey, and Houlihan Lokey assumed with Tailwind Financial’s consent and approval, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Asset Alliance, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Asset Alliance since the date of the most recent financial statements provided to it, and that there is no information or any facts that would make any of the information reviewed by it incomplete or misleading. Houlihan Lokey noted that the prices at which the securities or assets of Asset Alliance could be sold will depend on numerous factors many of which are beyond the control of Tailwind Financial and Houlihan Lokey and that there can be no guarantee or assurance as to the amount or proceeds from any such sales.

Houlihan Lokey relied upon and assumed, without independent verification, that the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to therein were true and correct.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Tailwind Financial, Asset Alliance or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Asset Alliance is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Asset Alliance is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of Tailwind Financial, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the board of directors of Tailwind Financial or any other party with respect to alternatives to the merger. The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of Tailwind Financial’s common stock actually will be when issued pursuant to the merger or the price or range of prices at which Tailwind Financial’s common stock may trade at any time.

The opinion was furnished for the use and benefit of the board of directors of Tailwind Financial to assist the board of directors in its evaluation as to whether the merger constitutes a business combination, as defined in Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Houlihan Lokey’s prior written consent. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion is not intended to be, and does not constitute, a recommendation to the board of directors of Tailwind Financial, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

The opinion did not address any aspect or implication of the merger. In particular, Houlihan Lokey was not requested to opine as to, and the opinion did not express an opinion as to or otherwise address: (i) the underlying business decision of Tailwind Financial, Asset Alliance, their respective security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Tailwind Financial or Asset Alliance, or to any other party, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for Tailwind Financial, Asset Alliance or any other party or the effect of any other transaction in which Tailwind Financial, Asset Alliance or any other party might engage, (v) the tax or legal consequences of the merger to either Tailwind Financial, Asset Alliance, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the merger to any one class or group of Tailwind Financial’s or any other party’s security holders vis-à-vis any other class or group of Tailwind Financial’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not Tailwind Financial, Asset Alliance, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (viii) the solvency, creditworthiness or fair value of Tailwind Financial, Asset Alliance or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of Tailwind Financial, Asset Alliance, any class of such persons or any other party, relative to the compensation to or consideration payable to or received by the public shareholders of Tailwind Financial or any other party in connection with the merger or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with Tailwind Financial’s consent, on the assessment by Tailwind Financial and Asset Alliance and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to Tailwind Financial, Asset Alliance and the merger.

In preparing its opinion to the board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a valuation opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a valuation opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Asset Alliance or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to valuation, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the board of directors of Tailwind Financial to assist the board of directors in its evaluation as to whether the merger constitutes a Business Combination, as defined in Tailwind Financial’s Second Amended and Restated Certificate of Incorporation, and were among many factors considered by the board of directors of Tailwind Financial in evaluating the merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the board of directors of Tailwind Financial or Tailwind Financial’s management with respect to the merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the board of directors of Tailwind Financial on December 11, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value– generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

EBITDA – generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Assets Under Management — generally the market value of the assets managed by an investment company on behalf of its clients.

Unless the context indicates otherwise, Enterprise Values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of December 10, 2007, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of EBITDA, Revenue and Assets Under Management for Asset Alliance for the fiscal years ending December 31, 2007 and December 31, 2008 were based on estimates provided by Asset Alliance’s management. Estimates of EBITDA, Revenue and Assets Under Management for the selected companies listed below for the fiscal years ending 2007 and 2008 were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Houlihan Lokey calculated multiples of EBITDA, Revenue and Assets Under Management and considered certain financial data for Asset Alliance and selected companies in the investment management services industry.

The calculated multiples included:

Enterprise Value as a multiple of estimated 2007 EBITDA;
Enterprise Value as a multiple of estimated 2008 EBITDA;
Enterprise Value as a multiple of estimated 2007 Revenue;
Enterprise Value as a multiple of estimated 2008 Revenue;
Equity Value as a multiple of estimated 2007 Assets Under Management; and
Equity Value as a multiple of estimated 2008 Assets Under Management.

The selected companies in the investment management industry were selected because they were deemed to be similar to Asset Alliance in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Asset Alliance. The selected companies were:

The Blackstone Group
Man Group plc
Och-Ziff Capital Management Group LLC
Fortress Investment Group LLC
Affiliated Managers Group Inc.
Partners Group
BlueBay Asset Management plc
RAB Capital Plc
Charlemagne Capital Limited

The selected companies analysis indicated the following:

Multiple Description	High	Low	Median	Mean
Enterprise Value as a multiple of:
2007E EBITDA	19.9x	8.3	14.1x	13.3x
2008E EBITDA	15.7x	6.1x	10.6x	11.2x

Enterprise Value as of multiple of:
2007E Revenue	14.84x	2.66x	6.22x	7.23x
2008E Revenue	11.47x	2.10x	5.06x	6.19x

Enterprise Value as of multiple of:
2007E Assets Under Management	34.1%	2.6%	14.6%	17.4%
2008E Assets Under Management	29.0%	2.2%	14.4%	15.6%

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for Asset Alliance provided by Asset Alliance’s management. The selected companies analysis indicated an implied Enterprise Value reference range for Asset Alliance which was in excess of $84 million.

Selected Transactions Analysis

Houlihan Lokey calculated Enterprise Value multiples of certain financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the investment management industry it deemed relevant.

The calculated multiples included:

Enterprise Value as a multiple of the target company’s LTM EBITDA,
Enterprise Value as a multiple of LTM Revenue; and
Enterprise Value as a multiple of LTM Assets Under Management.

The selected transactions were selected because the target companies were deemed to be similar to Asset Alliance in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the merger. The selected transactions were:

Target	Acquiror	Date Announced

Quellos Group, LLC	BlackRock, Inc.	06/26/2007
Argo Capital Management	Absolute Capital Management Holdings Limited	01/18/2007
Lansdowne Partners Limited Partnership	Morgan Stanley	11/01/2006
FrontPoint Partners	Morgan Stanley	10/31/2006
Avenue Capital Group	Morgan Stanley	10/30/2006
WL Ross and Co. LLC	AMVESCAP PLC	07/23/2006
Paul Capital Top Tier Investments, LLC	Bank of Ireland	06/20/2006
PMA Capital Management	SPARX	04/26/2006
NewFinance Capital LLP	Schroders PLC	02/21/2006
Guggenheim Alternative Asset Management, LLC	Bank of Ireland	12/20/2005
Harcourt Investment Consulting AG	Vontobel Holding AG	12/15/2005
Coast Asset Management	Summit Partners	08/01/2005
Permal Group	Legg Mason, Inc.	06/23/2005
Cross Asset Management	RAB Capital PLC	06/20/2005
Deerfield Capital Management	Triarc Companies	06/28/2004
RMF Investment Group	Man Group PLC	05/23/2002

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Median	Mean
Enterprise Value as a multiple of:
LTM EBITDA	12.9x	11.1x	12.0x	12.0x
LTM Revenue	7.10x	1.79x	3.66x	4.26x
LTM Assets Under Management	13.2%	1.7%	8.1%	8.0%

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for Asset Alliance provided by Asset Alliance’s management. The selected transactions analysis indicated an implied Enterprise Value reference range for Asset Alliance in excess of $84 million.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of Asset Alliance’s unlevered, after-tax cash flows based on the projections provided by Tailwind Financial’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 21% to 23% based on Asset Alliance’s estimated weighted average cost of capital and terminal value Assets Under Management percentages ranging from 2.5% to 4.5% based on the percentages indicated by its selected companies and selected transaction analyses. For purposes of the discounted cash flow analysis, Houlihan Lokey calculated Enterprise Values for Asset Alliance after taking into account certain adjustments to Asset Alliance’s projected earnings based on discussions with Tailwind Financial’s management. The discounted cash flow analyses indicated an implied Enterprise Value reference range in excess of $84 million.

Because the amount of cash on Asset Alliance’s balance sheet exceeded its debt, the Enterprise Value reference ranges for Asset Alliance indicated by the foregoing analyses also implied an equity value reference range for Asset Alliance which is in excess of $84 million, which Tailwind Financial’s management advised is at least 80% of Tailwind Financial’s net asset value (excluding amounts held in trust representing a portion of the underwriters’ discount).

Other Matters

Tailwind Financial engaged Houlihan Lokey pursuant to a letter agreement dated as of November 26, 2007 to render an opinion to the board of directors of Tailwind Financial as to whether Asset Alliance has a fair market value which is at least equal to $84 million, which Tailwind Financial’s management advised is at least 80% of its net asset value (excluding amounts held in trust representing a portion of the underwriters’ discount). Tailwind Financial engaged Houlihan Lokey based on its experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey received a fee for rendering its opinion, no portion of which was contingent upon the consummation of the merger or the conclusions set forth in its opinion. Tailwind Financial has also agreed to indemnify Houlihan Lokey and certain related parties for certain liabilities and to reimburse Houlihan Lokey for certain expenses arising out of its engagement.

In the ordinary course of its business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which it may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Tailwind Financial or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Appraisal or Dissenters’ Rights

Holders of record of Asset Alliance capital stock who do not vote in favor of adopting the merger, and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL.

Directors and Management of the Combined Company Following the Merger

At the completion of the merger, the board of directors, executive officers and significant employees of the combined company will be as set forth below. The board of directors will be comprised of seven directors; six directors will be nominated by Asset Alliance, and one director will be nominated by Tailwind Financial. With respect to the appointment of new directors to the board of Tailwind Financial, it is anticipated that such members will be appointed to the respective class of directors so that the three classes of directors are as equal as possible:

Board of Directors and Executive Officers

The directors and executive officers of the combined company will be as follows:

Name	Age	Original Entity	Position

Bruce H. Lipnick	61	Asset Alliance	Chief Executive Officer and Chairman of the Board
Arnold L. Mintz	61	Asset Alliance	President, Chief Operating Officer, Director
Stephen G. Bondi	50	Asset Alliance	Executive Vice President and Chief Financial Officer
Gordon A. McMillan	40	Tailwind Financial	Director
Alan N. Colner	53	Asset Alliance	Director
William B. Marcus	48	Asset Alliance	Director
Vincent A. Roberti	54	Asset Alliance	Director

Bruce H. Lipnick has served as Chief Executive Officer and Chairman of the Board of Directors of Asset Alliance since 1996. He has an extensive background in alternative investments with 35 years of experience in the investment management and financial services industries, and was a pioneer in utilizing various hedging techniques in portfolio management in the early 1970’s through the 1980’s. Since founding Asset Alliance in 1996, he has established the strategic direction of the company and oversees corporate finance, manager selection and valuation, product development and investment allocations. He is often quoted in industry publications and has spoken at various hedge fund conferences. Mr. Lipnick serves as Chief Executive Officer and Chairman for Asset Alliance’s wholly-owned subsidiaries. Among them include Asset Alliance International (UK) Limited, which serves as the company’s European headquarters and is based in London. Mr. Lipnick also serves as the Chief Investment Officer of Asset Alliance and chairs the Investment Committee which is responsible for making investment and allocation decisions for products advised by Asset Alliance. He is also Portfolio Manager for the BTOP50 Funds. Prior to founding Asset Alliance, Mr. Lipnick served as principal, general partner and senior executive officer for several investment management organizations including Wharton Management Group, Inc., which he founded in 1982. Among other affiliate manager related activities, Mr. Lipnick serves on the Boards of Directors of Wessex Asset Management Limited, a UK based hedge fund manager and Alternative Investment Partners, the advisor to certain open-end, publicly available, no load mutual funds. Mr. Lipnick is a member of the Advisory Council of the Milken Institute California Center and of the Advisory Board of the Eco Power Conference in Brazil. He is also a member of Speaker Nancy Pelosi’s Speakers Cabinet United States House of Representatives U.S. Congress, and in 2002 he received Ernst and Young’s Entrepreneur of the Year Award. Mr. Lipnick is a supporter of the New Combinations Fund for the New York City Ballet and a supporter of the School of American Ballet at Lincoln Center. He is also a patron of MOMA and the Metropolitan Museum of Art, a past Dinner Chairman of Petra Nemcova’s Happy Hearts Fund and a board member of Hedge Funds Care. In 2008, Mr. Lipnick received the Lifetime Humanitarian Award for Giving from Hedge Funds Care. Earlier in his career, Mr. Lipnick was President and Founder of the Elms Companies and was Vice President of Ladenburg Thalmann & Co., a merchant investment bank, in addition to founding and serving as President of Pierpont Management, Inc., a family office. Mr. Lipnick received a BA in Finance from Long Island University in 1969. Mr. Lipnick has owned and operated seats on several major U.S. Securities and Commodities Exchanges.

Arnold L. Mintz has served as Executive Vice President, Chief Operating Officer and a director of Asset Alliance since 1996 and President and Chief Operating Officer of Asset Alliance since 2007. He has held senior positions in the investment management industry for most of his professional career. Over the past 25 years, he has served as a senior operating executive and general partner of several investment management organizations. He has held senior management positions in operations, administration, marketing and sales. Since co-founding Asset Alliance in 1996, his primary responsibilities have included overseeing the implementation of the firm’s strategic initiatives including manager research and acquisitions, product distribution and international business development. In addition, he serves as President and Chief Operating Officer of Asset Alliance Investment Services, Inc., an NASD broker-dealer and serves as a senior operating executive for other wholly-owned subsidiaries of Asset Alliance. Among other Affiliate related activities, Mr. Mintz serves on the Board of Directors of Wessex Asset Management Limited, a UK based hedge fund manager and Alternative Investment Partners, the advisor to certain open-end, publicly available, no load mutual funds. Mr. Mintz has served as Executive Vice President and Chief Operating Officer of Wharton Management Group, Inc. (1982 - 1996) and has served as chief operating officer and general partner for several investment management entities affiliated with Wharton. Mr. Mintz is also a member of the Board of Directors of CapIntro Partners. Among Mr. Mintz’s non-profit activities, he serves on the Board of Trustees and is the Treasurer of The New York State School for the Deaf. Previously, Mr. Mintz served as Vice President of Elms Capital Management, Inc. and Director of Acquisitions for Envirodyne Industries. Mr. Mintz attended New Mexico State University and majored in Business Administration.

Stephen G. Bondi has served as Senior Vice President and Chief Financial Officer of Asset Alliance since 2000 and Executive Vice President and Chief Financial Officer of Asset Alliance since 2007. Mr. Bondi, a member of the executive management team, has over 25 years of experience in the investment management and financial services industries. He oversees the financial, accounting, operations, risk management and compliance departments and is an integral part of the manager evaluation and acquisition process as well as product development. He also serves as Chairman of the Company's Risk Management Oversight Committee and as the company’s Chief Compliance Officer. Mr. Bondi is President of the BTOP50 Managed Futures Fund, a closed-end mutual fund advised by the Company and also is a trustee, Treasurer and Chief Financial Officer of the Alpha Hedged Strategies Fund (NASD “ALPHX”) and the Beta Hedged Strategies Fund (NASD “BETAX”), open-end mutual funds advised by Alternative Investment Partners, a company of whose Board he also serves on which is an Affiliate of Asset Alliance. For approximately 18 years prior to joining Asset Alliance in July 2000, Mr. Bondi held various senior financial officer and business positions with Gabelli Asset Management Inc. (renamed GAMCO Investors, Inc.) and served as a director for certain related entities. Prior to joining Gabelli, Mr. Bondi was a Senior Accountant at Spicer & Oppenheim specializing in audits of financial services companies (1980 - 1982). Among Mr. Bondi’s non profit activities, he serves as a Board Member and Treasurer and member of the executive committee of the Coalition Against Child Abuse and Neglect and through December 2007, he served as a Board Member of the Greenwich Roundtable, Inc., an organization focused on educating investors regarding the alternative investment community. He received a BBA from Hofstra University and an MBA from Columbia University Graduate School of Business. Mr. Bondi is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Gordon A. McMillan has been Chairman of Tailwind Financial since June 30, 2006 and an entrepreneur in the financial services industry in Canada for the past 12 years. From December 2005 until February 2008, he served as Chairman and a director of JovFunds Management Inc. (formerly, Fairway Asset Management Corp.), an asset management holding company focused on private equity and structured investment products. From 2000 to 2005, Mr. McMillan was the Chief Executive Officer and a director of NGB Management Ltd., a private equity firm he founded which was focused on providing growth capital to life sciences companies in Canada. From 2000 to 2003, Mr. McMillan was the Chief Executive Officer and a director of Skylon Capital Corp., a private investment management holding company and VentureLink Capital Corp., a private equity firm providing growth capital to a broad range of companies in Canada, including firms operating in the Canadian financial services sector. Prior to co-founding Skylon and VentureLink, from 1995 to 2000 Mr. McMillan was the President, Chief Executive Officer and a director of Triax Capital Corp., a private Canadian investment management holding company. In addition to his activities in the Canadian investment management industry, Mr. McMillan was a founder and serves as Trustee of Impax Energy Services Income Trust, a publicly traded Canadian income trust which, through its subsidiaries, provides services to the Canadian oil and gas industry. Mr. McMillan holds a Bachelor of Laws degree from Queen’s University in Kingston, Ontario and is a member of the Law Society of Upper Canada.

Alan N. Colner is a partner of Compass Advisers, LLP, an international merchant banking firm. Among other responsibilities at Compass, he established and concentrates in the firm’s private capital advisory practice. Mr. Colner has over 18 years of experience as a successful private equity fund manager and investor covering investments of more than $2.0 billion. Prior to joining Compass in 2001, Mr. Colner was Managing Director, Private Equity Investments for Moore Capital Management, a multi-billion dollar global investment management group. He established Moore’s private equity group and led the development of its highly profitable activities in growth capital, buyout and venture investments. While managing Moore’s private investments, Mr. Colner was a director of various publicly-traded and privately-held companies across a range of industries (including consumer products and services, financial services, medical products, media and marketing services, and telecom manufacturing). He also served on the advisory boards of 3 private equity funds. Before joining Moore in 1996, Mr. Colner was a Managing Director at Corporate Partners, a top quartile institutional private equity fund (affiliated with Lazard Freres & Co.) that invested approximately $1.5 billion in consumer products, energy, financial services, media and retailing companies. He served as a director of LaSalle Re Ltd., a publicly-traded reinsurance company of which he was a co-founder. Prior to joining Corporate Partners in 1988, Mr. Colner was a Vice President in the Mergers and Acquisitions Group at Lehman Brothers, where he handled complex strategic assignments and financings for corporate clients and private equity firms, and he worked in the firm’s international leveraged leasing business. Previously, he managed a lending and leasing business for a division of John Hancock Insurance Co. Mr. Colner is a co-founder of James River Group, Inc. (NASDAQ: JRVR), a specialty commercial insurance company, where he also served as a director from 2002 until its sale in December 2007 to investors led by the D.E. Shaw group. Also, he has chaired the Investment Committees of three insurance companies. Mr. Colner received an M.B.A. from the Stanford University Graduate School of Business (Arjay Miller Scholar) and a B.A. from Yale University. He is a member of the Dean’s Council of the Weill Cornell Medical College.

William B. Marcus is the Head of Sales for the Americas division of Newedge Group, a joint venture holding company of Credit Agricole bank and Societe Generale bank. A 25-year futures industry veteran, Mr. Marcus uses his experience in leading business development and coordination among Newedge’s global offices. Mr. Marcus also manages of a variety of global client-related initiatives. In 1982, he established Marcus Securities, became a member of the New York Futures Exchange (NYFE), and began trading futures for both proprietary and consumer capital. From1985 to 1989, Mr. Marcus worked for Donaldson, Lufkin & Jenrette, ultimately becoming the Head of the Futures and Options desk which developed and serviced institutional clientele. In 1989, Mr. Marcus joined Discount Corporation of New York Futures as Vice President and was recognized for his success in developing the firm’s presence in equity derivatives and large money managers, CTAs, and banks. From 1992 through early 1994, he worked at Bear Stearns and Company as Vice President for the Chicago Financial Futures Sales Group, and was promoted to Associate Director in 1993. From 1994-1999 Mr. Marcus was Senior Vice President of Sales at Sakura Dellsher, Inc., where he was manager of worldwide sales. Mr. Marcus joined Calyon Financial in 2000. He served as Institutional Client Manager and was promoted to Sales Manager of Chicago in 2003. In 2004, he was given the additional title Head of Business Development, North America. With the 2008 launch of Newedge, Mr. Marcus was promoted to Head of Sales, Americas. In addition to his work with Newedge, Mr. Marcus is a member of the Gene Siskel Film Center of the School of the Art Institute of Chicago Board of Advisors and the Milken Institute California Center Advisory Council. Mr. Marcus is a graduate of Syracuse University, Summa Cum Laude. He spent a year at the Harvard Graduate School of Business as an MBA candidate.

Vincent A. Roberti is the Chairman of Roberti Associates, Inc. and its subsidiary VARII, LLC, both Washington D.C. based multi-industry focused global strategies companies. He has provided advisory services to the film industry, the telecommunication industry’s largest companies and the financial service industry on government and public relations matters. He is credited as being instrumental in shepherding through the $67 billion dollar merger of AT&T and Bell South. Roberti Associates, Inc. serves as the strategic Democratic partner to DC Navigators, one of Washington’s premiere Republican government relations and strategic communications firms. Mr. Roberti served 4 consecutive terms in the Connecticut House of Representatives, and has the distinction of being one of the youngest members ever to be elected to a state legislature. In addition to his duties at Roberti Associates, Inc., Mr. Roberti serves as Chairman of Palisades Media Corp. and its subsidiaries Palisades Pictures Inc. and the Palisades Media Asset Fund, collectively, Palisades. Mr. Roberti is an active member of the Democratic Congressional Campaign Committee’s Speaker’s Cabinet. He has served on the finance committees of the Democratic Senatorial Campaign Committee and the New York State Senate Campaign Committee. In this last election cycle he acted as an advisor on more than 50 Senate and House races across the country. Mr. Roberti is a trustee of the Empire State College Foundation (SUNY), the Catholic Alliance for the Common Good, amfAR: the Foundation for AIDS Research, as well as a board member of Blue Tiger Democrats, Inc., a founding board member of the Center for Christian-Jewish Understanding, and a member of the board of trustees of Sacred Heart University. He also serves as co-chair of the amfAR Cinema Against AIDS gala at the annual Cannes Film Festival. Mr. Roberti was educated at Fairfield University in Connecticut.

Director Independence

Tailwind Financial believes that Messrs. Colner, Marcus and Roberti are “independent” as that term is defined under the rules of AMEX and the rules and regulations of the SEC. After the consummation of the merger, the board of directors of the combined company will make a formal determination with respect to the independence of each of its directors.

Post-Merger Employment Agreements

As noted above, as a condition to closing the merger, Asset Alliance is required to deliver employment agreements executed by Messrs. Lipnick, Mintz and Bondi in the forms attached as Annex E-1, Annex E-2 and Annex E-3, respectively, to this proxy statement/prospectus. These agreements will govern the terms and conditions of the executives’ employment after the merger. Below is a summary of the terms of the employment agreements.

Scope and Term of Employment

The employment agreements provide that, after the merger, Mr. Lipnick will serve on the board of directors as Chairman of the Board and will be employed as Chief Executive Officer, Mr. Mintz will serve on the board of directors and will be employed as President and Chief Operating Officer, and Mr. Bondi will be employed as Executive Vice President and Chief Financial Officer of the combined company.

Messrs. Lipnick, Mintz and Bondi are collectively sometimes referred to as the employees. Other than these differences in title and other differences in terms of cash and non-cash compensation, and the provision of life insurance policies on the lives of Messrs. Lipnick and Mintz as further described below, the employment agreements are substantially similar. The terms of the employment agreements are three years from the date of the agreement and are automatically extended for an additional one-year period on each anniversary of the date of the agreement (such that the remaining term as of each anniversary shall be three years), unless either the employee or the combined company gives 60 days notice that the term shall not be extended.

Compensation

Each employee:

•
will be entitled to a base salary anticipated to be $750,000 for Mr. Lipnick, $600,000 for Mr. Mintz and $400,000 for Mr. Bondi, which salary will be reviewed annually by the board of directors of the combined company and may be increased (but shall not be decreased);

•	will be entitled to a guaranteed annual bonus of $300,000 for Mr. Lipnick, $200,000 for Mr. Mintz and $150,000 for Mr. Bondi;

•
will be entitled to an incentive bonus equal to 4.56% of adjusted EBITDA (as defined in the employment agreements) for Mr. Lipnick, 4.44% of adjusted EBITDA for Mr. Mintz and 3% of adjusted EBITDA for Mr. Bondi; provided that no incentive bonus shall be payable for a particular year unless the combined company’s adjusted EBITDA is greater than $12,000,000;

•	will be eligible for a discretionary annual bonus based on special achievement, determined at the discretion of the board of directors of the combined company; and

•
will receive an initial option grant of 1,050,000 shares for Mr. Lipnick (fully vested at grant), 800,000 shares for Mr. Mintz (fully vested at grant) and 600,000 shares for Mr. Bondi (subject to three-year cliff vesting), in each case with an exercise price equal to fair market value on the grant date.

Fringe Benefits, Reimbursement of Expenses

Each employee will be entitled to, among other things:

•	participate in any combined company sponsored 401(k) plan and any other retirement plan, deferred compensation plan and any other executive compensation plan;

•	participate in health, medical, hospitalization, disability, accident and life insurance plans, on such terms as the board of directors shall determine in establishing such benefit programs;

•	participate in all benefit programs established and made available to executives of the combined company, if any;

•
for Messrs. Lipnick and Mintz, an amount equal to the premiums on (i) the personal life insurance policy for the employee providing death benefits for the employee’s designated beneficiaries and (ii) the personal disability policy for the benefit of the employee, each as in effect at the time of termination of their current Asset Alliance employment agreements;

•
reimbursement for all expenses incurred by the employee for a company leased automobile, gas, insurance, parking, and related expenses consistent with the combined company’s automobile policies as adopted by the combined company’s board of directors;

•
the greater of (A) a minimum of 4 weeks of vacation leave each calendar year (3 weeks for Mr. Bondi) or (B) such period as may be provided from time to time in the combined company’s vacation policy; and

•
reimbursement for reasonable expenses incurred by the employee in furtherance of the employee’s duties, upon submission by the employee of vouchers or an itemized list prepared in compliance with such rules as the board of directors may adopt.

In the case of Messrs. Lipnick and Mintz, as noted above, the combined company will continue to pay premiums on a life insurance policy on the employee’s life for $19 million and $10 million, respectively, and upon the death of either employee a portion of the death benefit will be payable to the estate to purchase such employee’s equity in the combined company and as a death benefit to the estate (up to a sum total limit of $15 million for Mr. Lipnick and $8 million for Mr. Mintz). The balance of $4 million for Mr. Lipnick and $2 million for Mr. Mintz will be retained by the Company as key-man life insurance proceeds.

Termination of Employment

The combined company or the employee may terminate the employment agreement for any reason upon 30 days prior written notice to the other. The employment agreements may be terminated at any time by the combined company with or without cause, upon permanent disability, by the employee for good reason or by the employee for any other reason, and shall terminate upon death. Cause, permanent disability and good reason are defined in the employment agreements. Upon termination for cause or by the employee without good reason, the combined company shall not be obligated to pay the employee any compensation or benefits after the date of termination, any unvested stock options will expire immediately and any vested stock options will remain exercisable for a period of 90 days following termination (but not beyond their expiration date).

If the employment of either of Messrs. Lipnick or Mintz is terminated by the combined company without cause or by the employee for good reason then, during the period from the date of termination through the date on which the then current term was to expire, such terminated employee will be entitled to receive (i) the full amount of the employee’s then current base salary, (ii) all other benefits to which the employee is entitled (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the employee), and (iii) a single lump sum equal to 3 times the average annual incentive bonus paid or payable to the employee in the last two years. If the employment of Mr. Bondi is terminated by the combined company without cause or by the employee for good reason then, during the period from the date of termination through the date on which the then current term was to expire, Mr. Bondi will be entitled to receive (i) the full amount of his then current base salary plus annual or pro-rata guaranteed annual and incentive bonus equal to the average of his two previous years’ bonuses and (ii) all other benefits to which he is entitled (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the employee). Additionally, if such termination of Messrs. Lipnick, Mintz or Bondi is the result of a change in control, all of such employee’s unvested options or restricted shares shall vest immediately and become exercisable upon the employee’s termination and remain exercisable for a period of not less than 90 days following termination (but not beyond their expiration date), and in the case of Messrs. Lipnick and Mintz, amounts otherwise payable in installments shall be payable in a lump sum.

If the employment of either of Messrs. Lipnick or Mintz is terminated upon death or permanent disability, the employee or his legal representative shall continue to receive the employee’s then current base salary for a 2 year period and all stock options held by the employee shall, to the extent vested, continue to be exercisable during such period. If the employment of Mr. Bondi is terminated upon his death or permanent disability, he or his legal representative shall continue to receive his then current base salary for a 12 month period and all stock options held by him shall, to the extent vested, continue to be exercisable during such period.

If the employee becomes entitled to any payment as a result of termination of employment within the first year of the agreement, and it is determined by the combined company that the aggregate payments constitute “parachute payments” (amounts in excess of 2.99 times the employee’s “base amount” as calculated pursuant to Section 280G of the Code and applicable rules and regulations thereunder), then the amounts payable will be reduced to the extent necessary so that the payment due will be not greater than 2.99 times the employee’s base amount. If the employee becomes entitled to any payment as a result of termination of employment subsequent to the first anniversary of the agreement, and the employee is subject to excise tax under Section 4999 of the Code, then the combined company will pay an additional “gross up” payment to the employee so that the net amount retained by the employee equals the payment due as a result of termination of employment, after payment of such taxes.

Compensation Committee Interlocks and Insider Participation

There are no relationships with respect to members of Tailwind Financial’s board of directors which require disclosure hereunder.

Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, the combined company will mail appropriate transmittal materials to each record holder of Asset Alliance common stock for use in effecting the surrender and cancellation of those certificates in exchange for Tailwind Financial common stock.

Tailwind Financial stockholders will not be required to exchange certificates representing their shares of Tailwind Financial common stock or otherwise take any action after the merger is completed.

Resales of Tailwind Financial Common Stock

The issuance of the shares of Tailwind Financial common stock to Asset Alliance’s stockholders in the merger has been registered under the Securities Act of 1933, or the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of Asset Alliance or Tailwind Financial as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Asset Alliance at the time the merger is submitted for a vote or consent of the stockholders of Asset Alliance will, under existing law, require either:

•	registration under the Securities Act of the subsequent transfer of the shares of Tailwind Financial common stock;
•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or
•	the availability of another exemption from registration.

An “affiliate” of Asset Alliance, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Asset Alliance. Asset Alliance has agreed that it will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Anticipated Accounting Treatment

The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes, as more fully described in “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 156. Under this method of accounting, Tailwind Financial will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Asset Alliance issuing stock for the net monetary assets of Tailwind Financial, accompanied by a recapitalization. The net monetary assets of Tailwind Financial will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of Asset Alliance will be carried forward after the merger. Operations prior to the merger will be those of Asset Alliance.

Material United States Federal Income Tax Consequences of the Merger

The following describes the material U.S. federal income tax considerations of the merger that are generally applicable to the United States Holders (as that term is defined below) of Asset Alliance common stock and the United States Holders of Tailwind Financial common stock. This discussion is based on the Code, existing, temporary, and proposed Treasury Regulations thereunder, current administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

For purposes of this discussion, a United States Holder is:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•
a corporation, or any entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	any estate that is subject to United States federal income tax regardless of its source; or

•
a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

If a partnership holds Asset Alliance common stock or Tailwind Financial common stock, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. A partner of a partnership holding Asset Alliance common stock or Tailwind Financial common stock should consult its own independent tax advisor.

This discussion applies only to Asset Alliance stockholders that hold their Asset Alliance common stock and Tailwind Financial stockholders that hold their Tailwind Financial common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder of Asset Alliance common stock or Tailwind Financial common stock in light of such holder’s personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Tailwind Financial common stock or Asset Alliance common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are treated as nonresident aliens of the United States pursuant to federal tax law, or who otherwise are not subject to United States taxation on their worldwide income, and

•	stockholders who acquired their shares of Tailwind Financial common stock or their shares of Asset Alliance common stock through the exercise of an employee stock option or otherwise as compensation.

In addition, this discussion does not address any alternative minimum or any state, local or foreign tax consequences of the merger.

Each holder of Tailwind Financial common stock or Asset Alliance common stock should consult its own independent tax advisor with respect to the particular tax consequences of the merger to such holder based on the holder’s specific circumstances, applicable state, local, and foreign tax consequences and potential changes in applicable tax laws.

Neither Asset Alliance nor Tailwind Financial intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or a court would not sustain, a position contrary to any of those set forth below.

Tax Consequences of the Merger to United States Holders of Asset Alliance Common Stock

It is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Asset Alliance, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a consequence:

•
no gain or loss will be recognized by United States Holders of Asset Alliance common stock who receive solely shares of Tailwind Financial common stock in exchange for shares of Asset Alliance common stock;

•
the aggregate tax basis of the shares of Tailwind Financial common stock received in the merger by the United States Holders of Asset Alliance common stock (including the Tailwind Financial common stock held in escrow and held by the Asset Alliance stockholder representative) will be equal to the aggregate tax basis of the shares of Asset Alliance common stock exchanged therefore. Upon a return of any portion of the shares of Tailwind Financial common stock held in escrow or by the stockholders’ representative to Tailwind Financial, the tax basis of the returned shares should be added to the tax basis of the remaining shares of Tailwind Financial common stock received by the United States Holders of Asset Alliance common stock in the merger. The United States Holders of Asset Alliance common stock should recognize no gain or loss with respect to returned shares;

•
the holding period of the Tailwind Financial common stock received in the merger by the United States Holders of Asset Alliance common stock (including the Tailwind Financial common stock held in escrow) will include the holding period of the Asset Alliance common stock exchanged therefore; and

•
any United States Holders of Asset Alliance common stock who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of Asset Alliance common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such United States Holder’s shares of Asset Alliance common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the United States Holder’s holding period with respect to the Asset Alliance common stock surrendered is more than one year at the effective time of the merger. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If a United States Holder of Asset Alliance common stock who receives cash in exchange for all of the United States Holder’s shares of Asset Alliance common stock actually or constructively owns Tailwind Financial common stock after the merger (as the result of prior actual or constructive ownership of Tailwind Financial common stock or otherwise), all or a portion of the cash received by the United States Holders of common stock may be taxed as a dividend, and those United States Holders should consult their own independent tax advisors to determine the amount and character of the income recognized in connection with the merger.

Tax Consequences of the Merger to United States Holders of Tailwind Financial Stock

No gain or loss will be recognized by the United States Holders of Tailwind Financial common stock pursuant to the merger who do (i) not exchange their shares of Tailwind Financial common stock pursuant to the merger, (ii) continue to own such shares of Tailwind Financial and (iii) do not exercise their conversion rights.

A United States Holder of Tailwind Financial common stock who exercises its conversion rights and effects a termination of the United States Holder’s interest in Tailwind Financial will generally be required to recognize gain or loss upon the exchange of that United States Holder’s shares of Tailwind Financial common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that United States Holder’s shares of Tailwind Financial common stock. This gain or loss will generally be capital gain or capital loss and that capital gain or capital loss will be a long-term capital gain or capital loss if the holding period for the shares of Tailwind Financial common stock is more than one year. There are limitations on the extent to which United States Holders may deduct capital losses from ordinary income. If a United States Holder of Tailwind Financial common stock who receives cash in exchange for all of the United States Holder’s shares of Tailwind Financial stock constructively or otherwise owns Tailwind Financial common stock after the conversion, all or a portion of the cash received by the United States Holder may be taxed as a dividend. Such United States Holders should consult their own independent tax advisors to determine the amount and character of the income recognized in connection with the merger.

Tax Consequences of the Merger Generally to Tailwind Financial and Asset Alliance

Generally, no taxable gain or loss will be recognized by Tailwind Financial or Asset Alliance as a result of the merger.

The merger will increase the likelihood that previously incurred net operating losses of Asset Alliance that are transferred to Tailwind Financial in the merger will become subject to an annual limitation pursuant to Section 382 of the Code if there are additional changes in the equity ownership of Tailwind Financial in the future, including changes arising from the exercise of currently outstanding stock options and warrants. Depending on Tailwind Financial’s market value at the time of such future ownership change, an ownership change under Section 382 could negatively impact Tailwind Financial’s ability to use the net operating loss deferred tax assets attributable to Asset Alliance’s previously incurred net operating losses in the event Tailwind Financial generates future taxable income.

Reporting and Recordkeeping

A United States Holder of Asset Alliance common stock receiving Tailwind Financial common stock as a result of the merger is required to retain records relating to such United States Holder’s Asset Alliance common stock and to file with its United States federal income tax return a statement setting forth facts relating to the merger and with respect to the United States Holder’s nonrecognition of gain or loss upon the exchange of shares of Asset Alliance common stock for shares of Tailwind Financial common stock pursuant to the merger. At a minimum, the statement must include (1) the United States Holders’s tax basis in the Asset Alliance common stock surrendered and (2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Tailwind Financial common stock received in exchange therefor.

Backup Withholding and Information Reporting

Payments of cash to a United States Holder of Asset Alliance common stock as a result of an exercise of dissenters rights and payments of cash to a United States Holder of Tailwind Financial common stock as a result of an exercise of conversion rights may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the United States Holder, unless the United States Holder provides proof of an applicable exemption satisfactory to Tailwind Financial and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a United States Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the United States Holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Because of the complexity of the tax laws, and because the tax consequences of any particular stockholder may be affected by matters not discussed above, each Tailwind Financial and Asset Alliance stockholder is urged to consult an independent tax advisor with respect to the specific tax consequences of the transactions contemplated by the merger agreement to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as federal tax laws.

Regulatory Matters

We believe the merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except by FINRA and the FSA, and except for filings necessary to effectuate the transactions contemplated by the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal with the Secretary of State of the State of Delaware.

The FSA has a detailed set of rules and requirements relating to changes in control. As a result of the merger and the transactions contemplated by the merger agreement, Wessex Asset Management Limited and Asset Alliance International (UK) Limited, as authorized persons, are required to notify the FSA of the change in control and Tailwind Financial and any other new controllers (as defined in Section 422 of the UK Financial Services and Markets Act 2000) are required to obtain the FSA’s prior approval. There are also notification obligations on the current controllers of the two authorized persons.

Consequences if Merger Proposal is Not Approved

If the merger proposal is not approved by Tailwind Financial’s stockholders, Tailwind Financial will not merge with Asset Alliance and Tailwind Financial will continue to seek other potential business combinations. In addition, Tailwind Financial would not adopt the Third Amended and Restated Certificate of Incorporation or the 2008 Equity Incentive Plan. The re-election of the nominee for its board of directors, however, would be effective.

Required Vote

Approval of the merger proposal will require the affirmative vote of a majority of the shares outstanding as of the record date of Tailwind Financial common stock issued in its initial public offering. In addition, each Tailwind Financial stockholder that holds shares of common stock issued in Tailwind Financial’s initial public offering or purchased following such offering in the open market, has the right to vote against the merger proposal and, at the same time, demand that Tailwind Financial convert such stockholder’s shares into cash equal to a pro rata portion of the trust account in which the net proceeds of Tailwind Financial’s initial public offering are deposited. These shares will be converted into cash only if the merger is completed and the stockholder requesting conversion holds such shares until the date the merger is consummated. If the holders of 3,748,750 or more shares of common stock issued in Tailwind Financial’s initial public offering, an amount equal to 30.00% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Tailwind Financial will not be able to consummate the merger.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote “against” the merger proposal. Abstentions, broker non-votes and shares that are not voted are not eligible to be converted into cash upon the completion of the merger.

Recommendation

After careful consideration, Tailwind Financial’s board of directors has determined unanimously that the merger proposal is fair to, and in the best interests of, Tailwind Financial and its stockholders. Tailwind Financial’s board of directors has approved and declared advisable the merger proposal and unanimously recommends that you vote or give instructions to vote “FOR” the merger proposal.

The foregoing discussion of the information and factors considered by the Tailwind Financial board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Tailwind Financial board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2 - EQUITY INCENTIVE PLAN PROPOSAL

Background

We are seeking your approval of the adoption of the Tailwind Financial Inc. 2008 Equity Incentive Plan providing for the issuance of a maximum of 4,400,000 shares of common stock in connection with the grant of options and/or other stock-based or stock-denominated awards. Such amount will be reduced by the number of shares of Tailwind Financial common stock issuable upon the assumption at closing of outstanding Asset Alliance options.

The board of directors of Tailwind Financial adopted the 2008 Equity Incentive Plan on May 12, 2008, subject to approval by Tailwind Financial stockholders. The 2008 Equity Incentive Plan is intended to replace the Asset Alliance 1996 Stock Option Plan, the Asset Alliance 2007 Stock Option Plan and the Asset Alliance 2007 Restricted Stock Plan, which are referred to collectively as the Prior Plans. In connection with the merger, the following stock options will be granted under the 2008 Equity Incentive Plan, if the 2008 Equity Incentive Plan is approved by Tailwind Financial stockholders:

•
an aggregate of 2,450,000 shares issuable underlying options to be granted to Messrs. Lipnick, Mintz and Bondi, pursuant to employment agreements to be entered into with each of them in connection with the merger, and

•
up to 1,050,000 shares issuable pursuant to incentive awards to be granted to other current employees of Asset Alliance, subject to adjustment if Asset Alliance issues additional options prior to closing.

The remaining shares will be reserved for future grants, provided that the number of remaining reserved shares shall not be less than 500,000. We refer to this proposal as the equity incentive plan proposal.

As indicated below under the heading “Consequences if Equity Incentive Plan Proposal is Not Approved,” if the 2008 Equity Incentive Plan is not approved but the merger is approved, stock options for the 2,450,000 shares of Tailwind Financial common stock to be issued to Messrs. Lipnick, Mintz and Bondi pursuant to employment agreements to be entered into with Tailwind Financial at the closing of the merger (if any) and up to 1,050,000 options to be granted to other Asset Alliance employees (subject to adjustment) will be issued outside of any plan.

The board of directors believes the 2008 Equity Incentive Plan will advance the long-term success of the combined company by encouraging stock ownership among key employees and members of the board of directors who are not employees.

Key Features of 2008 Equity Incentive Plan

The 2008 Equity Incentive Plan provides for the issuance of a maximum of 4,400,000 shares of common stock of Tailwind Financial under various forms of equity-based or equity-denominated awards.

The following types of shares underlying awards issued under the 2008 Equity Incentive Plan may again become available for the grant of new awards under the 2008 Equity Incentive Plan: shares underlying options, restricted shares, restricted stock units and other awards that are issued under the 2008 Equity Incentive Plan that are forfeited or repurchased prior to becoming fully vested; and shares tendered to us to pay the exercise price of an option. Shares issued under the 2008 Equity Incentive Plan may be previously authorized but unissued shares or reacquired shares bought on the market or otherwise and held by Tailwind Financial in its treasury.

The 2008 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and stock grants, which we collectively refer to as “awards” in connection with the 2008 Equity Incentive Plan. Employees, non-employee directors and consultants of Tailwind Financial and its affiliates will be eligible to receive awards under the 2008 Equity Incentive Plan, except that incentive stock options may be granted only to employees of Tailwind Financial or of any of its parents or subsidiaries.

Administration. The compensation committee of the board of directors will administer the 2008 Equity Incentive Plan; provided, that for any period for which no such committee is in existence, the board of directors will serve as the committee. Subject to the terms of the 2008 Equity Incentive Plan, the compensation committee or the board, as applicable, which we refer to as the Committee, will select the recipients of awards and determine the:

•	number of shares of common stock covered by the awards and the dates upon which such awards become exercisable or any restrictions lapse, as applicable;

•	type of award and the price and method of payment for each such award;

•	vesting period for awards, and any acceleration;

•	exercise price or purchase price of awards; and

•	duration of awards.

Incentive Stock Options. Incentive stock options are options which are intended to qualify as incentive stock options under Section 422 of the Code and may be granted under the 2008 Equity Incentive Plan pursuant to incentive stock option agreements. The Committee will determine the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. Notwithstanding the foregoing, incentive stock options granted to employees who own, or are deemed to own, more than 10% of the voting stock of Tailwind Financial must have an exercise price of not less than 110% of the fair market value of the stock underlying the option determined on the date of grant.

Nonstatutory Stock Options. Nonstatutory stock options may be granted under the 2008 Equity Incentive Plan pursuant to nonstatutory stock option agreements. The Committee will determine the exercise price for a nonstatutory stock option, which may be less than the fair market value of the stock underlying the option determined on the date of grant.

Stock Appreciation Rights. Stock appreciation rights may be granted pursuant to a stock appreciation rights award agreement and may be granted alone or in tandem with an option. Stock appreciation rights in tandem with an option will terminate to the extent the related option is exercised and the related option will terminate to the extent that the tandem stock appreciation rights are exercised. Stock appreciation rights must have an exercise price of not less than 50% of the fair market value of the common stock of Tailwind Financial on the date of the award, or in the case stock appreciation rights in tandem with an option, the exercise price of the related option.

Restricted Stock Awards. Restricted stock awards may be granted under the 2008 Equity Incentive Plan pursuant to restricted stock award agreements. The purchase price for restricted stock awards shall be determined by the Committee. Restricted stock awards may be subject to a repurchase right in accordance with a vesting schedule determined by the Committee.

Restricted Stock Unit Awards. Restricted stock unit awards may be granted under the 2008 Equity Incentive Plan pursuant to restricted stock unit award agreements. The holder of a restricted stock unit is entitled to a share of common stock of Tailwind Financial at the end of the restriction period established by the Committee. The award may be subject to a risk of forfeiture arising on the basis of conditions related to the performance of services, performance by Tailwind Financial or its affiliates or other factors determined by the Committee. Any risk of forfeiture may be waived or terminated, or the restriction period shortened, at any time by the Committee in its discretion. The holder of a restricted stock unit may also be entitled to payment of dividend equivalents at the close of the applicable restriction period.

Performance Units. Performance units may be granted under the 2008 Equity Incentive Plan pursuant to performance unit award agreements. The recipient of a performance unit is entitled to the value of a specified number of shares of common stock of Tailwind Financial over the initial value for such shares established by the Committee at the time of grant, at the close of a specified performance period, if and to the extent specified performance goals have been met.

Stock Grants. Stock grants without forfeiture conditions are awarded solely in recognition of significant prior or expected contributions to the success of Tailwind Financial or its affiliates, as an inducement to employment, in lieu of compensation otherwise due and in such other limited circumstances as the Committee deems appropriate.

Qualified Performance-Based Awards. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to its chief executive officer and each of the company’s next three most highly compensated executive officers (other than the chief financial officer) in a taxable year to the extent that compensation to the covered executive exceeds $1 million, but excludes from this limitation any “performance-based compensation.” Qualified performance-based awards under the 2008 Equity Incentive Plan are awards in any form permitted by the 2008 Equity Incentive Plan which are intended to satisfy the performance-based compensation exception to Section 162(m) of the Code. See below under "Potential Limitation on Deductions - Qualified Performance Based Awards."

Effect of Termination of Employment or Association. Unless the Committee determines otherwise in connection with any particular award under the 2008 Equity Incentive Plan, stock options and stock appreciation rights will cease to be exercisable not later than 90 days following the recipient's termination of employment or other association with Tailwind Financial and its affiliates for any reason, including the recipient's employer ceasing to be an affiliate of Tailwind Financial, and will be exercisable only to the extent exercisable at the time of the recipient's termination of employment or other association. Unless the Committee determines otherwise in connection with any other award under the 2008 Equity Incentive Plan, such other awards will be forfeited or subject to return to or repurchase by Tailwind Financial, as applicable, upon termination of employment or association for any reason.

Transfer of Awards. Generally, the recipient of an award under the 2008 Equity Incentive Plan may not sell, transfer or pledge an award other than by will or the laws of descent and distribution. However, the Committee may approve certain transfers of nonstatutory stock options or restricted stock to family members of the recipient.

Change in Control. Upon the occurrence of a change in control, under certain circumstances, the exercisability of certain awards will accelerate or their risk of forfeiture will terminate.

Changes to Capital Structure. In the event of certain types of changes in our capital structure, such as a share split, the number of shares reserved under the 2008 Equity Incentive Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding awards will be appropriately adjusted.

Transactions. In the event of a “transaction” (which, as such term is defined in the 2008 Equity Incentive Plan, includes certain mergers, exchanges of common stock, asset sales and liquidations or dissolutions), the Committee may provide for one or more of the following actions as to “rights” (i.e., outstanding options and stock appreciation rights): the assumption of any rights, or substitution of substantially equivalent rights, by the acquiring entity or its affiliate; upon written notice, the immediate termination of rights not exercised within a specified period; acceleration of the exercisability of rights prior to or upon the transaction; the making of cash payments (determined in accordance with the 2008 Equity Incentive Plan) in exchange for the termination of rights; the conversion of rights into the right to receive liquidation proceeds in connection with a liquidation or dissolution of Tailwind Financial; or any combination of the foregoing. For outstanding awards other than rights, upon the occurrence of a transaction (other than a liquidation or dissolution of Tailwind Financial), Tailwind Financial’s repurchase and other rights under the award will inure to the benefit of Tailwind Financial’s successor and, unless the Committee determines otherwise, apply in the same manner to the cash, securities or other property which Tailwind Financial common stock was converted into or exchanged for pursuant to the transaction. Unless otherwise provided in the applicable award agreement, upon the occurrence of a transaction involving a liquidation or dissolution of Tailwind Financial, all applicable risks of forfeiture and performance goals will automatically be deemed terminated or satisfied. The Committee is not obligated to treat all awards identically.

The text of the 2008 Equity Incentive Plan is attached as Annex B and is incorporated by reference. The foregoing summary of key provisions of the 2008 Equity Incentive Plan is qualified in its entirety by reference to the attached 2008 Equity Incentive Plan document.

New Plan Benefits

As discussed above, Asset Alliance stock options outstanding under the Prior Plans (897,603 as of March 1, 2008, of which stock options for 351,719 of such shares belonging to Messrs. Lipnick, Mintz and Bondi will be cancelled prior to the merger pursuant to the merger agreement and of which another 149,741 of such shares will expire unless exercised by May 31, 2008) will be converted into options to purchase shares of Tailwind Financial common stock in accordance with the formula set forth elsewhere herein. In addition, options to purchase an aggregate of 2,450,000 shares of Tailwind Financial common stock will be granted under employment agreements with Messrs. Lipnick, Mintz and Bondi and options to purchase up to 1,050,000 shares of Tailwind Financial common stock will be granted to other employees, in each case under the 2008 Equity Incentive Plan. Other than with respect to the grants to Messrs. Lipnick, Mintz and Bondi, the number of options to be granted and to whom have not yet been determined. All other grants and awards under the 2008 Equity Incentive Plan are discretionary and will be determined by the board of directors or the compensation committee.

The following table discloses the benefits to be allocated to the Named Executive Officers under the 2008 Equity Incentive Plan (no other awards are yet determinable):

2008 Equity Incentive Plan

Name and Position	Number of Shares to be Covered by Stock Options
Bruce H. Lipnick, Chairman and Chief Executive Officer	1,050,000

Arnold L. Mintz, President and Chief Operating Officer	800,000

Stephen G. Bondi, Executive Vice President, Chief Financial Officer and Chief Compliance Officer	600,000

Existing Equity Compensation Plan Information

Tailwind Financial - Tailwind Financial did not have any equity compensation plans or awards as of December 31, 2007.

Asset Alliance - Option awards outstanding and securities remaining for issuance under the Prior Plans as of December 31, 2007 are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders -Asset Alliance Corporation 1996 Stock Option Plan	897,603	$13.89		0

Equity compensation plans not approved by security holders -Asset Alliance Corporation 2007 Stock Option Plan -Asset Alliance Corporation 2007 Restricted Stock Plan	0		(1)	1,102,397	(2)
Total	897,603	$13.89		1,102,397

(1) Shares issued under the 2007 Restricted Stock Plan do not have an exercise price. No options were issued under the 2007 Stock Option Plan.
(2) Represents the number of shares remaining available for issuance under Asset Alliance’s 2007 Stock Option Plan (subject to shareholder approval thereof). There is no specific limit on the number of shares that may be granted under Asset Alliance’s 2007 Restricted Stock Plan; as of December 31, 2007, there were 205,000 restricted shares outstanding under that plan.

Equity Compensation Plans Not Approved by Security Holders

The Asset Alliance 2007 Stock Options Plan (the “2007 Stock Option Plan”). The board of directors of Asset Alliance has adopted the 2007 Stock Option Plan subject to approval by shareholders. The 2007 Stock Option Plan provides for the grant of options to eligible officers, employees, directors, consultants, and advisors of Asset Alliance and any of its subsidiaries. No more than 2 million shares (subject to adjustment and less the number of shares granted under the Asset Alliance 1996 Stock Option Plan) may be granted under the plan. Options will be exercisable at such time or times as set forth in an applicable award agreement; provided, however, that no option may have a term in excess of ten years from the date of grant. With certain exceptions, options generally terminate immediately on the date an optionee ceases to be an employee or director of Asset Alliance or any of its subsidiaries. In the event that any optionee is terminated within six months of the date of a hostile “Change in Control” (as defined in the plan) of Asset Alliance, all options will immediately become exercisable and may be exercised at any time during the three-month period after the date of termination. In anticipation of certain events including a merger, consolidation, or a Change in Control, each outstanding option will automatically accelerate in full and unvested shares will vest in full immediately.

The Asset Alliance 207 Restricted Stock Plan (the “2007 Restricted Stock Plan”). The 2007 Restricted Stock Plan provides for the grant of restricted shares of Asset Alliance common stock to eligible employees of Asset Alliance. The board of directors of Asset Alliance, in its discretion, may award to eligible employees the number of restricted shares as determined by the board of directors on or before the grant date. Unless otherwise provided in the applicable award agreement, restricted shares vest ratably over three years. All restricted shares will vest immediately upon the occurrence of certain events including termination without cause, death, Disability (as defined in the plan), and certain qualifying trigger events (“Trigger Events”) (as defined in the plan) which occur during the participant’s employment with Asset Alliance. Events constituting a Trigger Event are specified in the plan, and include corporate transactions such as mergers, consolidations, a sale of all or substantially all of Asset Alliance’s assets, and an initial public offering of shares of common stock of Asset Alliance. Subject to certain exceptions set forth in the plan or in an applicable award agreement, in the event a participant ceases to be an employee for any reason, all unvested restricted shares held by such employee generally will be forfeited.

Federal Income Tax Consequences

In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Code) may apply to equity awards, including restricted stock units, stock appreciation rights and stock options, and to the deferral of option or other equity award gains. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates, requirements as to the timing of deferral elections and limitations on the ability to change deferral elections. Failure to comply with the new rules, either in form or operation, will result in immediate taxation of all deferred amounts subject to the statute under all similar deferred compensation arrangements of the parties, plus a 20% additional penalty tax and interest charges on late tax payments.

Assuming the requirements of Section 409A of the Code, to the extent applicable, are satisfied by the terms of the 2008 Equity Incentive Plan and the awards thereunder, the following is a summary of the federal income tax rules applicable to options granted under the 2008 Equity Incentive Plan, based on the Code. This summary does not address every situation that may result in taxation, and does not address tax situations which may be unique to certain participants in the 2008 Equity Incentive Plan, nor does it take into account state, local or foreign tax consequences which may result from the 2008 Equity Incentive Plan. In addition, the Code is a highly technical and very fluid code, and is subject to change in the future. Individuals eligible under the 2008 Equity Incentive Plan should consult a personal tax advisor to determine the individual tax consequences arising from participation in the 2008 Equity Incentive Plan.

Nonqualified Stock Options. Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified stock option. In addition, if the option has an exercise price equal to or greater than the fair market value of the underlying stock as of the grant date, the option will generally not be subject to Section 409A. Upon the exercise of such a nonqualified option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired as of the date of exercise over the exercise price. Tailwind Financial will be entitled to a deduction equal to the ordinary income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long or short-term depending on whether the stock was held for more than one year after the exercise date. Tailwind Financial will not be entitled to a deduction for any capital gain realized.

The exercise of a nonqualified stock option through the delivery of previously acquired shares of common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the optionee at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise. Neither the optionee nor the transferee will realize taxable income at the time of a non-arm’s-length transfer of a nonqualified stock option as a gift. Upon the subsequent exercise of the option by the transferee, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.

Incentive Stock Options. Options that qualify as incentive stock options under Section 422 of the Code are not subject to Section 409A. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an incentive stock option. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income as an item of adjustment and thereby may cause the optionee to be subject to an alternative minimum tax.

In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must generally be employed by Tailwind Financial or a parent or subsidiary corporation (as defined in the Code) continuously from the time of the option’s grant until three months before the option’s exercise, and the optionee must not sell the shares until the later of at least one year after the option’s exercise date and two years after its grant date. If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain, depending on whether the optionee held the stock for more than one year.

To the extent that the aggregate fair market value of the stock, determined as of the date of grant of the option, with respect to which incentive stock options are exercised for the first time by an optionee during any calendar year exceeds $100,000, the options will be treated as non-qualified stock options for tax purposes.

Tailwind Financial will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding period has been satisfied. If the optionee does not satisfy the required holding period before selling the shares and consequently recognizing ordinary income, Tailwind Financial will be allowed a deduction corresponding to the optionee’s ordinary income.

The exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a nonqualified stock option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period after exercise that is required for the new shares to receive incentive stock option tax treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the required holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis. If the exercise price of an incentive stock option is paid with shares of stock of the company acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum incentive stock option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described above of the shares received upon exercise.

Amendments to Plan. The combined company’s board of directors may at any time make such modifications to the 2008 Equity Incentive Plan as it shall deem advisable. The combined company’s compensation committee may amend the terms of any grant made pursuant to the 2008 Equity Incentive Plan, prospectively or retroactively, provided that the grant as amended is consistent with the terms of the 2008 Equity Incentive Plan. No amendment or modification of the 2008 Equity Incentive Plan by the combined company’s board of directors, or of an outstanding grant by the combined company’s compensation committee, shall impair the rights of the recipient of any grant outstanding on the date of such amendment or modification of such grant, as the case may be, without such recipient’s consent; provided, however, that no such consent shall be required in certain situations.

Potential Limitation on Deduction - Qualified Performance Based Awards. As described above under “Qualified Performance-Based Awards,” Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to certain executives. Compensation that qualifies as "performance-based” - broadly, compensation paid contingent upon the executive meeting pre-established objective goals based on performance criteria determined by a committee of outside directors and approved by the company's stockholders prior to payment - is disregarded for purposes of the deduction limit. In order to qualify as performance-based compensation under Section 162(m), among other things, prior to the payment of the compensation, the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal(s) are based, and the maximum amount, or formula used to calculate the amount payable upon attainment of the performance goal) must be disclosed to and approved by the shareholders of the company. It is intended that qualified performance-based awards granted under the 2008 Equity Incentive Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation. In seeking your approval of the adoption of the 2008 Equity Incentive Plan, we are also seeking your approval, as shareholders of Tailwind Financial, of the material terms of the performance goals applicable to qualified performance-based awards, in accordance with the requirements of Section 162(m).

Qualified performance-based awards under the 2008 Equity Incentive Plan shall be subject to satisfaction of one or more of the following criteria, either individually, alternatively or in any combination, applied to either Tailwind Financial as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award. The criteria are: cash flow (before or after dividends), earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), stock price, return on equity, stockholder return or total stockholder return, return on capital (including, without limitation, return on total capital or return on invested capital), return on investment, return on assets or net assets, market capitalization, economic value added, debt leverage (debt to capital), revenue, sales or net sales, backlog, income, pre-tax income or net income, operating income or pre-tax profit, operating profit, net operating profit or economic profit, gross margin, operating margin or profit margin, return on operating revenue or return on operating assets, cash from operations, operating ratio, operating revenue, market share improvement, general and administrative expenses, and customer service. Except with respect to certain appreciation-only stock options or stock appreciation rights (see below), no payment or other amount will be available to a recipient of a qualified performance-based award except upon the Committee’s determination that the particular goal(s) established by the Committee for the performance criteria selected by the Committee have been satisfied. The maximum qualified performance-based award payment to any one participant under the 2008 Equity Incentive Plan for a performance period is the total number of shares of stock available under the plan or, if the award is paid in cash, that number of shares multiplied by the market value of the stock.

Compensation attributable to a stock option or stock appreciation right is deemed to be performance-based compensation if the grant meets the outside director and shareholder approval requirements, the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted to any employee during a specified period, and the amount of compensation the employee can receive is based solely upon an increase in the value of the underlying stock after the date of grant (that is, the exercise price is no less than the fair market value of the stock on the date of grant) ("appreciation-only" awards). Accordingly, qualified performance-based awards in the form of stock options or stock appreciation rights under the 2008 Equity Incentive Plan will generally have an exercise price which is not less than 100% of the fair market value of Tailwind Financial's common stock on the date of grant.

Foreign Employees and Foreign Law Considerations

The plan administrator may grant awards to individuals who are foreign nationals and are located outside of the United States. With respect to such individuals, the plan administrator is authorized to modify provisions to applicable award agreements and establish sub-plans for the purpose of complying with legal or regulatory provisions of countries outside the United States.

Consequences if 2008 Equity Incentive Plan is Not Approved

If the Tailwind Financial stockholders do not approve the 2008 Equity Incentive Plan, Tailwind Financial will not adopt the 2008 Equity Incentive Plan. However, if each of the merger proposal and the Third Amended and Restated Certificate of Incorporation proposal is approved, Tailwind Financial will proceed with the merger.

If the Tailwind Financial stockholders do not approve the 2008 Equity Incentive Plan but the merger is approved, under the terms of the merger agreement, Tailwind Financial will still be obligated to assume all outstanding Asset Alliance stock options at closing.

In addition, pursuant to the terms of the merger agreement, Tailwind Financial is obligated to issue options to purchase 1,050,000, 800,000 and 600,000 shares of Tailwind Financial common stock to Messrs. Lipnick, Mintz and Bondi, respectively, under employment agreements to be entered into with them in connection with the merger and up to 1,050,000 shares (subject to adjustment) to other Asset Alliance employees. If stockholders approve the 2008 Equity Incentive Plan, the options to Messrs. Lipnick, Mintz and Bondi and such other employees will be issued under the 2008 Equity Incentive Plan. If stockholders do not approve the 2008 Equity Incentive Plan, these options will be issued pursuant to separate option agreements outside of any plan. Such action will be taken without approval of the Tailwind Financial stockholders.

If stockholders do not approve the 2008 Equity Incentive Plan, following the merger with Asset Alliance, the rules and regulations of AMEX will prevent the combined company’s board of directors from granting options or other stock-based or stock-denominated awards to its employees or directors without stockholder approval of such grants, except in limited circumstances. These limited circumstances include inducement grants to new employees, tax-qualified plans such as 401(k) plans, and grants issued in connection with mergers or acquisitions. Therefore, if the 2008 Equity Incentive Plan is not approved by the stockholders, then the combined company will seek to grant options to purchase up to 1,050,000 shares Asset Alliance employees and 2,450,000 shares to Messrs. Lipnick, Mintz and Bondi in accordance with the rules and regulations of AMEX. The combined company’s preference is to issue stock options pursuant to a plan approved by its stockholders but the combined company would grant options to purchase the same number of shares had the 2008 Equity Incentive Plan been approved. All future grants of options outside the 2008 Equity Incentive Plan will be approved by the board of directors.

Required Vote

Approval of the equity incentive plan proposal will require the affirmative vote of a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date that are present in person or by proxy and entitled to vote at the special meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against the equity incentive plan proposal, however, broker non-votes will have no effect on the equity incentive plan proposal.

Recommendation

The board of directors believes that it is in the best interests of Tailwind Financial and its stockholders that the stockholders approve the 2008 Equity Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3 - THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROPOSAL

Proposal

We are seeking your approval to authorize the board of directors to amend and restate Tailwind Financial’s Second Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Tailwind Financial common stock from 70,000,000 shares to 150,000,000 shares, (ii) change Tailwind Financial’s name from “Tailwind Financial Inc.” to “Asset Alliance Corporation,” and (iii) provide for Tailwind Financial’s perpetual existence. The increase in the number of authorized shares of common stock, the name change and the provision for the company’s perpetual existence are being undertaken as a result of and in conjunction with the merger with Asset Alliance. As a result of the issuance of shares in the merger and the assumption of options and warrants and the adoption of a new equity incentive plan, as described in the equity incentive plan proposal, we may require additional shares of common stock to be reserved in our Third Amended and Restated Certificate of Incorporation in order to effect the merger and execute on the business plan of the combined company. In addition, in the event that the merger is completed, we will change our name to “Asset Alliance Corporation” and will have a perpetual existence. Accordingly, this proposal to approve the Third Amended and Restated Certificate of Incorporation is conditioned upon and subject to the approval of the merger proposal.

Of the 70,000,000 shares of Tailwind Financial common stock currently authorized, as of March 31, 2008, 14,353,854 shares were issued and outstanding, 17,200,000 shares were reserved for issuance upon exercise of Tailwind Financial’s currently outstanding publicly traded warrants(including the warrants which have not been separated from Tailwind Financial’s currently outstanding publicly traded units), 1,271,146 shares were reserved for issuance upon separation from Tailwind Financial’s outstanding publicly traded units and 1,250,000 shares were reserved for issuance for the shares underlying the underwriter’s purchase option to purchase 625,000 units. As a result, 35,925,000 shares of common stock are currently available for future issuance. It is anticipated that pursuant to the merger proposal Tailwind Financial will have to issue up to 16,875,000 shares of common stock, and that pursuant to the equity incentive plan proposal Tailwind Financial will have to reserve for future issuance up to 4,400,000 shares of its common stock. Accordingly, following the transaction, approximately 14,650,000 shares of common stock will remain available for issuance. As discussed elsewhere herein, the combined company anticipates issuing shares of its common stock from time to time in connection with acquisitions, in each case, in accordance with applicable SEC and stock exchange rules (including seeking shareholder approval, if and when required). The combined company also may need additional shares of common stock from time to time in connection with other potential corporate transactions, none of which is currently contemplated. Accordingly, an increase in the number of authorized shares of common stock is desirable in order to ensure that a sufficient number of shares are available for issuance following completion of the transactions described in Proposals 1 and 2.

Our board of directors has recommended that our stockholders approve the Third Amended and Restated Certificate of Incorporation. The proposed Third Amended and Restated Certificate of Incorporation would provide a sufficient number of available shares to enable us to close the transactions discussed in the merger proposal and would provide the board of directors of the combined company with the ability to issue additional shares of common stock without requiring stockholder approval of such issuances except as otherwise may be required by applicable law or the rules of any stock exchange on which the securities may be listed, including AMEX. Other than as disclosed herein, our board of directors does not intend to issue any common stock except on terms that the board of directors of the combined company deems to be in the best interest of the combined company and its stockholders.

Additionally, our current name will not adequately reflect our business operations in the event the merger with Asset Alliance is consummated. Accordingly, we believe that changing our name to “Asset Alliance Corporation” in connection with the merger will better reflect our operating business upon completion of the merger.

Tailwind Financial’s Second Amended and Restated Certificate of Incorporation provides that Tailwind Financial’s corporate existence ends on April 17, 2009. Unless this provision is amended, Tailwind Financial will be forced to dissolve and liquidate on April 17, 2009 even if the merger is consummated. The Third Amended and Restated Certificate of Incorporation provides for Tailwind Financial’s perpetual existence, thereby removing this limitation on its corporate existence.

Required Vote

Approval of the Third Amended and Restated Certificate of Incorporation proposal requires the affirmative vote of holders of at least a majority of the shares of Tailwind Financial common stock issued and outstanding as of the record date.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker-non votes will have the same effect as a vote against the Third Amended and Restated Certificate of Incorporation proposal.

Recommendation

The board of directors believes that it is in the best interests of Tailwind Financial that the stockholders approve the proposal to adopt our Third Amended and Restated Certificate of Incorporation as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF TAILWIND FINANCIAL VOTE “FOR” THE PROPOSAL TO APPROVE THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 4 - DIRECTOR RE-ELECTION PROPOSAL

Background

We are seeking your approval to re-elect Stephen T. Moore as a Class I director of Tailwind Financial’s board of directors, to serve until the annual meeting of stockholders in 2011 or until his earlier resignation or removal.

Stephen T. Moore has been a director of Tailwind Financial since August 24, 2006 and Managing Director and the Chief Compliance Officer for Newhaven Asset Management, Inc., an investment counseling firm, since its formation in January 2006. Mr. Moore has held a number of positions in the financial services industry during the past 27 years, including vice president and director of Burns Fry Ltd. from 1979 to 1993, Lancaster Financial Inc. from May 1993 to January 1995, and TD Securities Inc. from January 1995 to February 1996. In addition, he was a founder and Managing Director of Kensington Capital Partners, a company specializing in advisory services and private equity, from February 1996 to May 2004. Mr. Moore is currently a trustee of CI Financial Income Fund, a trustee of the Advantaged Preferred Share Trust, and a trustee of Impax Energy Services Income Trust. Mr. Moore holds a Bachelor’s degree in Economics and a Masters of Business Administration from Queen’s University.

THE RE-ELECTION OF THE DIRECTOR IS NOT CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. REGARDLESS OF WHETHER OUR STOCKHOLDERS APPROVE THE MERGER PROPOSAL, THE VOTE REGARDING THE RE-ELECTION OF THE DIRECTOR AT THE SPECIAL MEETING WILL BE DEEMED VALID.

Proposal

Our board of directors has recommended that our stockholders approve the re-election of the nominee as a Class I director of Tailwind Financial.

Required Vote

Approval of the nominee as a member of the board of directors requires a plurality of the votes cast by the holders of Tailwind Financial common stock issued and outstanding as of the record date.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the re-election of the nominee for the board of directors.

Recommendation

The board of directors believes that it is in the best interests of Tailwind Financial that the stockholders approve the proposal to re-elect the nominee to the board of directors of Tailwind Financial as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF TAILWIND FINANCIAL VOTE “FOR” THIS PROPOSAL TO RE-ELECT THE NOMINEE TO SERVE AS A MEMBER OF THE BOARD OF DIRECTORS.

INFORMATION ABOUT ASSET ALLIANCE CORPORATION

BUSINESS

General

Asset Alliance, a privately held company founded in 1996 and headquartered in New York, is a multi-faceted investment management firm that acquires equity interests in alternative fund management companies and sponsors multi-manager alternative investment products. Asset Alliance services its business through its offices in New York, London and in Dubai. Asset Alliance offers strategic partnership opportunities for highly skilled alternative fund managers; provides advisory services to organizations; and manages investment products for high net worth and institutional investors.  Asset Alliance and affiliate managers in which Asset Alliance has an interest had approximately $3.4 billion of assets under management as of December 31, 2007.

Asset Alliance was founded by Bruce H. Lipnick and Arnold L. Mintz for the purpose of acquiring equity interests in alternative fund management companies. Asset Alliance is a pioneer among groups that identify acquisition opportunities in established alternative fund managers. Asset Alliance typically purchases between 20% and 50% equity interests in managers which demonstrate high growth potential, established performance records, experienced management personnel, established infrastructure and the desire and ability to achieve growth through continued investment performance and a strategic alliance with Asset Alliance. Where appropriate, Asset Alliance provides seed capital, working capital, infrastructure support and value-added services for funds managed by such alternative fund managers. In 1999, Asset Alliance expanded its business model into managing multi-manager, multi-strategy alternative fund products and services.

Asset Alliance’s core business activities comprise the acquisition, seeding and development of alternative fund managers (referred to as affiliate managers) and the management of multi-manager alternative fund products (referred to as funds of funds) for predominantly institutional investors, other funds of funds and high net worth individuals. Asset Alliance provides support services to its affiliate managers through its established capabilities in distribution, performance monitoring, compliance monitoring and technical services.

Asset Alliance currently holds equity interests in nine (9) affiliate managers and acts as the investment manager for three (3) funds of funds products (referred to as the Asset Alliance funds). As of December 31, 2007, Asset Alliance had 46 employees, including three (3) members of executive management, ten (10) investment, research and risk professionals, fifteen (15) marketing professionals and eighteen (18) legal, administrative, operations, accounting and information technology professionals. As of December 31, 2007, one hundred and seventeen (117) people were employed by Asset Alliance and all of its affiliate managers collectively.

Key Strengths

Asset Alliance believes that its key strengths are characterized as follows:

Ability to make sound acquisitions of equity interests in alternative fund managers internationally

Sourcing investment opportunities – Asset Alliance’s management has built a manager sourcing and referral network comprised of alternative fund managers and those at financial institutions, investment advisory firms, service providers and major brokerage firms. Asset Alliance believes this network will continue to assist it in sourcing prospective affiliate managers which are in the early stages of their development.  Asset Alliance’s network, the experience of its management team and early access are important factors in seeking to select the best alternative fund managers for its platform.

Comprehensive acquisition process – Evaluating the qualitative and quantitative attributes of potential investments is an integral part of Asset Alliance’s research process.  Through a series of in-depth meetings with potential affiliate managers, the Asset Alliance team gains a comprehensive understanding of a potential affiliate manager’s investment strategy, portfolio management style and appetite for risk.  Experience, integrity and commitment to investment discipline rank highest among the qualitative aspects upon which Asset Alliance grades a potential affiliate manager.  Asset Alliance also utilizes quantitative tools and techniques to assess a potential affiliate manager’s ability to manage portfolio risks irrespective of market environment. Before reaching a decision to acquire an interest in an affiliate manager, Asset Alliance also performs onsite operational due diligence, obtains a series of reference checks and independently verifies each affiliate manager’s credentials.

Ability to offer meaningful value-added support to affiliate managers

Distribution – Asset Alliance has an institutional marketing presence in the U.S., Europe and the Middle East, including pension plans, financial institutions and corporations.  Asset Alliance has an international distribution infrastructure with offices in New York, London and Dubai and third party distribution capabilities in America, Europe, Asia, Canada, Australia and Latin America.  This infrastructure gives Asset Alliance access to a wide range of potential institutional investors.

Value added services platform – In addition to capital investment, affiliate managers benefit from access to a range of support services provided by Asset Alliance. These services allow affiliate managers to focus primarily on implementing and managing their investment strategies, areas over which the affiliate managers maintain absolute control.  Most notably, Asset Alliance provides affiliate managers with access to its marketing know how and international distribution channels and assistance with new product launches.  In addition, Asset Alliance may provide administrative support in relation to, for example, the implementation of new compliance and risk management procedures or accounting services at the management company level.  Asset Alliance believes that the range and quality of the services it can offer to affiliate managers is a key factor in attracting affiliate managers to Asset Alliance.

Risk analysis and monitoring systems– Over the years, Asset Alliance has enhanced and improved the quantitative and qualitative components of its risk monitoring systems which are used to monitor the exposure, concentration and style of investment in both affiliate managers and Asset Alliance funds. Asset Alliance’s risk monitoring team generates numerous daily reports related to most of the funds and accounts managed by its affiliate managers for its review and analysis and provides regular reports to the risk management oversight committee and to the board of directors of Asset Alliance. These reports focus on risk areas such as deviation from investment style, verification of net asset values, liquidity of investments and product and sector concentration. Asset Alliance believes that its internal systems help Asset Alliance identify any significant deviation from the investment exposure, concentration and style guidelines of certain of its affiliate managers or investment guidelines applicable to investments made by Asset Alliance in certain investment products managed by affiliate managers.

Strong management team– Members of Asset Alliance’s executive management team have, on average, over 25 years of experience in the industry. The co-founders of Asset Alliance, Bruce H. Lipnick and Arnold L. Mintz, were among the first to identify the business model of taking equity interests in alternative fund managers. Additionally, Stephen G. Bondi has been involved in the investment management and alternative fund business since the mid-1980s. Executive management is supported by experienced senior management team and professionals specializing across multiple disciplines including research, marketing, finance, legal and operations. Asset Alliance believes that it is well positioned to apply its business model successfully in both existing and new geographic markets.

Scalable business model poised to benefit from operating leverage – Asset Alliance has developed a scaleable business model and organizational infrastructure that is well positioned for future growth. Asset Alliance believes that its business platform has the capacity to grow substantially, through acquisitions or organic growth, the level of assets under management, without incurring meaningful additional costs. Additionally, certain affiliate managers are also expected to realize an increase in their operating margins as expected increases in their assets under management take them from breakeven to higher levels of profitability. As a result, Asset Alliance expects that a greater percentage of new revenue will be generated by its affiliate managers which should also benefit Asset Alliance.

Strategy for Growth

Asset Alliance aims to continue to expand the business of the combined company by delivering on its core business strategy of purchasing equity interests in established, emerging and early-stage alternative investment managers as well as seeding the funds of affiliate managers who have a proven investment strategy and portfolio management experience. Asset Alliance believes that acquisitions of new affiliate managers will allow the combined company to enhance its growth and diversify its revenue stream. Asset Alliance intends to grow the fund of funds business of the combined company through increasing assets under management of each existing fund, the creation of new fund products, and the acquisition of certain other fund of funds businesses.

Asset Alliance’s existing distribution channels and network of relationships form the base from which Asset Alliance can expand. Asset Alliance intends to expand the combined company’s and current affiliate managers’ institutional investor base and distribution arrangements in the U.S., Europe and the Middle East through direct marketing, third party distribution, and relationships with consultants and clients.

The growth of Asset Alliance’s businesses will allow it to take advantage of its scalable organizational infrastructure. With the combined asset growth of existing alternative fund managers and Asset Alliance’s fund of funds business, acquired new alternative fund managers, and the increase of affiliate managers’ operating margins, revenues of the combined company are expected to increase at a much faster rate.

Key aspects of the combined company’s strategy will include:

Acquiring equity interests in established alternative fund managers– The combined company plans to acquire interests in established alternative fund managers that meet its investment criteria and may offer significant growth potential to Asset Alliance. These managers may further benefit from access to Asset Alliance’s established institutional platform along with its distribution, operational and administrative capabilities through accelerated growth. Generally, the combined company will not provide seed capital to the funds managed by these fund managers. The combined company expects to use a combination of cash and stock as consideration for the acquisition of equity interests in established alternative fund managers.

Seeding emerging managers and strategic seeds– Asset Alliance believes that early stage and small, scaleable established managers may offer the highest long-term returns. The combined company intends to identify and seed small existing alternative funds in return for an equity interest including a share of revenue in the alternative fund management companies that meet Asset Alliance’s strategic needs. The ability to offer seed capital provides the combined company with the opportunity to acquire equity interests in alternative fund managers on favorable terms. Once the combined company has made its initial seeding investment, it will seek to reallocate its seed capital within a target period of approximately twenty-four (24) months. By such time, the alternative fund manager is expected to have established its own investor foundation and track record, with sufficient assets under management to have reached the minimum thresholds required by certain institutional investors, a combination sometimes referred to as attaining “critical mass.” As a condition of its initial investment, after redemption of seed capital, the combined company expects to retain its equity interest in the alternative fund manager and will continue to provide the manager with access to Asset Alliance’s marketing capabilities and other services.

Organic growth and asset gathering– Asset Alliance expects to achieve continued growth in assets under management in the affiliate managers’ funds and Asset Alliance funds. Increases in assets under management will result from appreciation in the net asset value of assets under management, active asset gathering performed by each affiliate manager and Asset Alliance’s marketing and distribution networks. The asset gathering function will include sales professionals at the affiliate manager level (where present) complemented by Asset Alliance’s sales force, wholesale distribution and third party marketing relationships.

Development of new products– Through its management team, Asset Alliance has experience and success in creating products for both private and public distribution. Asset Alliance was an early innovator of publicly offered products employing alternative fund strategies in the U.S., as evidenced by its involvement in the establishment of the Alpha Hedged Strategies Fund and Beta Hedged Strategies Fund, two publicly offered multi-manager open-ended mutual funds advised by Asset Alliance affiliate manager Alternative Investment Partners. The combined company will seek to develop other niche multi-manager products to complement its current product offerings. In addition, Asset Alliance benefits from the entrepreneurial vision of its current affiliate managers, who often develop and launch new funds and products with guidance and assistance from Asset Alliance.

Development and broadening of distribution capability– Asset Alliance has developed a distribution presence throughout many parts of the world where its internal sales force covers existing and prospective clients in the institutional, high net worth, pension, consultant and wholesale/retail markets. Asset Alliance maintains sales offices in New York, London and Dubai and has plans to expand the marketing and distribution capabilities through Capintro, an internal capital placement agency and marketing organization. Asset Alliance will provide sales referral services to its affiliate managers through its own sales team as well as direct sales associates hired by Asset Alliance for its affiliate managers on an as needed basis. Capintro is expected to expand its sales capabilities of Asset Alliance to benefit its affiliate managers and to include distribution of products managed by third party managers. The markets to be serviced by Capintro are targeted to include the Americas, Latin America, Europe, the Middle East, Asia, Australia and New Zealand.

Current Business Operations

A significant portion of Asset Alliance’s income is derived from its share of affiliate managers’ management and incentive fees. Asset Alliance’s share of management and incentive fees varies depending on its equity share in and revenue share arrangements with each affiliate manager. In addition, Asset Alliance receives advisory fees (both management and incentive fees) in its capacity as investment manager of Asset Alliance funds. Asset Alliance believes that it has a more diversified income stream than that of an individual alternative fund manager or fund of funds manager due to its income source diversification across the various affiliate managers, asset classes and styles and across its various funds of funds. Additional acquisitions will further diversify Asset Alliance’s income stream.

Investments in current affiliate managers

Below is a summary of the business operations, fund strategy and financial results for each of the nine (9) current Asset Alliance affiliate managers, together with their principal funds.

•	Alternative Investment Partners (referred to as AIP) - “Multi-Strategy, Multi-Manager Registered Mutual Fund”

Founded in March 2002, AIP has developed a unique managed account platform and manages multi-manager hedged mutual funds registered under the Securities Act and the Investment Company Act. AIP was founded by its Chief Executive Officer and Chief Investment Strategist, Lee W. Schultheis, who has over 20 years experience in the investment management industry. AIP manages two flagship funds - The Alpha Hedged Strategies Fund (Ticker: ALPHX), and The Beta Strategies Fund (Ticker: BETAX), which are open to public investment. These funds provide a means for retail investors to participate in a range of alternative investment strategies usually offered only to institutional and high net worth investors in the alternative fund market. AIP, with headquarters in White Plains, New York, is registered with the SEC as an investment adviser. As of December 31, 2007, assets under management in both AIP funds were, in aggregate, approximately $734 million. AIP has built a strong distribution platform and is distributed through registered investment advisors and regional and certain national broker dealers.

Asset Alliance acquired its equity interest in AIP in September 2002 and currently holds a 66.67% equity interest which entitles it to half of the net revenues from AIP’s management of its mutual funds and one-third of the residual net profits of AIP. Unlike other current affiliate managers, AIP’s diverse client base is comprised of mass affluent individual investors and small institutional investors who invest in AIP funds through third party registered investment advisers and broker-dealers. AIP generates revenues from: (i) advisory fees payable for investment advice provided to the mutual funds; (ii) operating service fees earned for operating the sub-funds; and (iii) shareholder servicing fees to cover the costs of servicing, administering client accounts and processing shareholder investments, or paying intermediaries to perform these functions. These fees are currently calculated at a total of 3.99% per annum of average net assets. AIP pays sub-advisors a flat fee for their advisory services of managing separate accounts for its mutual funds. AIP does not receive incentive fees.

•	Bricoleur Capital Management (referred to as Bricoleur) - “Long/Short U.S. Equity”

Founded in November 1993, Bricoleur’s objective is to achieve absolute capital appreciation by investing long and short in U.S. equities. Robert M. Poole, CFA, who has over 16 years of investment industry experience, is the firm’s Chief Investment Officer. Bricoleur uses fundamental, bottom-up analysis in selecting securities and employs a model which seeks to identify investments that are out of favor with other investors. As of December 31, 2007, Bricoleur’s assets under management were approximately $117 million.

In March 1999, Asset Alliance acquired a 50% equity interest and gross revenue share in Bricoleur. Asset Alliance serves as the managing member of Bricoleur while delegating investment management and day to day decisions to an operating committee, of which Asset Alliance is a member. In order to provide increased flexibility and incentives to Bricoleur, effective in January 2006 Asset Alliance reduced its equity interest in Bricoleur over time to the current 15% equity interest and agreed to further reduce its equity interest in Bricoleur to 10% in 2009 and thereafter. This was done to provide the principals of Bricoleur with the incentives to manage a smaller amount of assets as Bricoleur’s assets under management declined from a peak of more than $1 billion in 2004 to approximately $100 million in 2006. Asset Alliance will remain as the managing member. This allowed Bricoleur to continue to be profitable as a smaller entity. Bricoleur’s clients are predominantly family offices, private investors and funds of funds. Bricoleur generates revenues from management fees (1% to 4% per annum) and incentive fees (20%) earned from its funds.

•	Group G Capital Partners LLC (referred to as Group G) - “Alternative Credit Strategies”

Founded in September 2002, Group G is a fundamental, research-focused investment firm specializing in credit focused alternative investment strategies. Group G was founded by Geoffrey Gwin, Chairman and Chief Investment Officer, who formerly was a fund manager at Symphony Asset Management. Group G manages three primary strategies across its funds and various separately managed accounts. Group G’s flagship strategy is long/short U.S. high yield. Leveraging its fundamental research approach, Group G also manages a small cap distressed fund and an opportunistic credit fund. Group G, with offices in New York and San Francisco, is a registered investment adviser with the SEC. As of December 31, 2007, assets under management in all Group G funds and separately managed accounts were approximately $161 million. The firm’s three investment products offers investors different levels of participation in the high yield markets.

In January 2003, Asset Alliance acquired a 40% equity interest in Group G which entitled Asset Alliance to a 40% share of Group G’s net profits and has the right to appoint two of the four directors on the board of directors of Group G. Group G’s clients are predominantly fund of funds, financial institutions and private investors. Group G generates revenues from management fees (1.5% to 2% per annum) and incentive fees (20%) earned from its funds.

•	JMG Capital Management LLC (referred to as JMG) - “Multi-Strategy / Arbitrage”

JMG was founded in May 1992 by Jonathan M. Glaser, Chief Investment Officer. JMG employs a range of arbitrage investment strategies, including hedged options strategies, convertible arbitrage, capital structure arbitrage, residual security arbitrage, pairs trading and merger and acquisition arbitrage. JMG seeks to take advantage of price anomalies between highly correlated or substantially similar securities. It does not attempt to rely on accurately predicting market direction or the fortunes of individual companies. Portfolio investments are chosen where a hedging strategy that involves options can be applied. This enables JMG to generate consistent returns over full market cycles. Leverage typically is quite modest for the hedged investment strategies used by JMG. As of December 31, 2007, assets under management in JMG were approximately $450 million.

In April 1998, Asset Alliance acquired a 50% equity interest which entitled Asset Alliance to 50% revenue share in JMG and serves as the managing member of JMG while delegating investment management and day to day decisions to a management board. In order to provide increased flexibility and incentives to JMG over time, Asset Alliance negotiated a gradual reduction in its equity interest to the current 15% level and is entitled to a 15% share in JMG’s net profits before principal compensation although its percentage interest can revert to 50% under certain situations. Asset Alliance’s decision to agree to reduce its equity interest was based on its belief that the lower percentage interest and share of net profits would allow JMG to continue to increase assets under management while providing additional incentives for JMG’s portfolio management personnel and staff. Asset Alliance will remain as the managing member. Asset Alliance’s management believes this provided long-term net benefit to Asset Alliance and its shareholders as JMG continued to grow after the change of the equity structure. JMG’s clients are predominantly corporate institutions, family offices, foundations, fund of funds, multi-family offices and private investors. JMG generates revenues from management fees (1% to 2% per annum) and incentive fees (20% to 25%) earned from its funds.

Subsequent to the announcement of the proposed merger, the principal member of JMG and Pacific has engaged in discussions with Asset Alliance about a possible separation from Asset Alliance and has indicated the possibility that he may retire or change his strategic direction pursuant to the terms of Asset Alliance’s agreement with him. He has indicated that he may form a new fund which may be advised by a newly formed management company (referred to as Newco) pursuant to the terms of Asset Alliance’s agreement with him. If Newco and/or such new fund are formed, Asset Alliance will be entitled to (i) 20% of gross revenues of Newco in respect of third party assets up to $150 million and 100% of gross revenues of Newco in respect of third party assets in excess of such $150 million for the first twelve months of operations, (ii) 20% of gross revenues of Newco in respect of third party assets for the second twelve months of operations and (iii) 10% of gross revenues of Newco in respect of third party assets for the third twelve months of operations . There can be no assurance that the fee structure of any funds launched by Newco would result in revenues being generated by Newco and, consequently, there can be no assurance that Asset Alliance would receive any revenues from Newco. The principals of JMG and Pacific and Newco will have a three-year restriction on hiring any investment and trading related employees of JMG and Pacific or inducing any client of JMG or Pacific or any of their controlled affiliates to withdraw any funds from any investment vehicle managed by JMG or Pacific. The formation of Newco could result in substantial financial penalties to the principal member of JMG and Pacific under certain circumstances. Where such new fund has any beneficial owners that are not principals of JMG and Pacific and their related parties or under certain other circumstances, Asset Alliance’s profit participation in JMG and Pacific will be increased from 15% to 50%. In addition, under any circumstances where the aggregate assets currently managed by JMG and Pacific and their controlled affiliates that earn at least a 1% management fee per annum and 20% performance fee is less than $800 million, then Asset Alliance’s profit participation will also be increased from 15% to 50%.

•	Pacific Assets Management LLC (referred to as Pacific) - “Multi-Strategy / Arbitrage”

Pacific was co-founded in July 1996 by Jonathan M. Glaser, Founder and Chief Investment Officer, Roger Richter, President and Co-owner and Daniel A. David, Vice President and Co-owner. Pacific employs a broad range of investment strategies that de-emphasize fundamental research and economic forecasting and that do not rely on accurately predicting market direction or the fortunes of an individual company. Strategies include hedged option strategies involving the buying and writing of volatility-based securities to capitalize upon volatility and pricing anomalies. Using proprietary financial models, Pacific’s analysts uncover hidden value created by inefficient markets. As of December 31, 2007, assets under management in Pacific were approximately $461 million.

In April 1998, Asset Alliance acquired a 50% equity interest which entitles Asset Alliance to a 50% revenue share in Pacific and serves as the managing member of Pacific while delegating investment management and day to day decisions to a management board. In order to provide increased flexibility and incentives to Pacific over time, Asset Alliance negotiated a gradual reduction in its equity interest to the current 15% level and is entitled to a 15% share in Pacific’s net profits before principal compensation although its percentage interest can revert to 50% under certain situations. Asset Alliance’s decision to agree to reduce its equity interest was based on its belief that the lower percentage interest and share of net profits would allow Pacific to continue to increase assets under management while providing additional incentives for Pacific’s portfolio management personnel and staff. Asset Alliance will remain as the managing member. Asset Alliance management believes this provided long-term net benefit to Asset Alliance and its shareholders as Pacific continued to grow after the change of the equity structure. Pacific’s clients are predominantly corporate institutions, family offices, foundations, fund of funds, multi-family offices and private investors. Pacific generates revenues from management fees (2% per annum) and incentive fees (20% to 25%) earned from its funds.

•	P/E Investments LLC (referred to as P/E) - “Systematic Macro Strategies”

Founded in 1995, P/E specializes in systematic macro futures investing focusing on equity indices and global fixed income strategies. The founding principals of P/E are Warren S. Naphtal and J. Richard Zecher, PhD. Within each of the three strategies managed by P/E, three separate levels of risk versus return, termed ‘conservative’, ‘standard’ and ‘aggressive’ - are offered. P/E employ’s a top-down approach, incorporating technical and fundamental investment disciplines along with a qualitative overlay. The strategy’s basic components include: diversification across asset classes; investment styles and global markets; extensive quantitative and qualitative analysis; and risk management through daily monitoring and trading in highly liquid securities. As of December 31, 2007, notional assets under management in all P/E’s funds were approximately $245 million.

In December 2000, Asset Alliance acquired and continues to hold a 50% equity interest which entitles Asset Alliance to 50% gross revenue share on P/E’s notional assets under management in excess of a $75 million level and serves as the managing member of P/E while delegating investment management and day to day decisions to a management board. P/E’s clients are predominantly fund of funds, family offices (domestic and foreign), private investors and privates banks. P/E generates revenues from fees paid to it as sub-advisor and management fees as fund manager (generally 2.25% per annum) and from performance fees paid to it as fund manager (20%). P/E has a collaborative investment relationship for which it pays licensing fees.

•	Spencer Capital Management, LLC (referred to as Spencer) - “Event Driven”

Founded in 2002, Spencer is a research-focused investment manager specializing in event-driven investment opportunities. Spencer was founded in 2002 by Kenneth H. Shubin Stein, MD, CFA who was formerly a portfolio manager at Promethean Investment Group LLC. Spencer manages concentrated event-driven value funds that take long and short positions in all parts of the capital structure, using both cash and synthetic securities. Spencer’s funds may invest 60-80% of their capital in five to eight ideas and typical investments take six months to three years to mature. Spencer targets long investment opportunities which are often created by events that obscure a company's near-term earnings power but do not impact its three year forward economics, including: spin-offs, bankruptcies, recapitalizations, product or production problems, supply-chain problems, accounting scandals and market panics. Spencer targets short investment opportunities that include extreme valuations and involve fraudulent or deceitful accounting practices. As of December 31, 2007, assets under management in all Spencer funds were approximately $285 million.

Asset Alliance acquired a 20% equity interest and related net profit share in Spencer in June 2004 and provided the initial seed assets for Spencer’s first offshore fund.  Asset Alliance also receives certain supplemental revenues from assets introduced to Spencer’s funds by Asset Alliance. Spencer’s current clients include institutions, professional investors, private investors and funds of alternative funds.  Spencer generates revenues through management fees (generally 1.5% to 2% per annum but could be lower in certain instances) based on total assets under management and incentive fees (generally 15% to 20% but could be lower in certain instances) based on fund performance.

•	Trust Advisors (referred to as TA) - “Multi-Strategy, Multi-Manager Funds”

Founded in 1989, TA is an asset management consulting firm. The founding principals of TA are Michael E. Portnoy, Managing Director and Mark R. Tonucci, Managing Director. TA manages its own proprietary fund of alternative funds, TA Multi-Strategy Fund. This fund of funds is offered through various customized structured products, including principal protection, European call-style warrants and leverage vehicles, which are designed to meet specific needs of its clients. As of December 31, 2007, assets under management in all TA’s funds were approximately $71 million. In addition, TA acts as the portfolio research consultant for AIP’s mutual funds. In this role, TA has responsibility for sourcing, performing due diligence, and monitoring the sub-advisors which manage the separate accounts on the AIP platform, of which there are currently 29 separate managers advising approximately $734 million in assets under management as of December 31, 2007.

In October 1996, Asset Alliance acquired and continues to hold a 50% equity interest and revenue share in TA. TA’s clients are predominantly registered investment advisers, financial advisors, multi-family offices, private investors, trust companies and other financial institutions. TA generates revenues from sub-advisory fees paid to it as a portfolio research consultant (0.25% of AIP’s funds’ net assets) and management fees as fund manager (1.5% per annum) and from performance fees paid to it as fund manager (10%).

•	Wessex Asset Management Limited (referred to as Wessex) - “Long/Short Asia-Pacific and Global Resource Equities”

Formed in 1999, Wessex is a long/short equity manager specializing in Asia-Pacific and natural resources opportunities. The founding principals of Wessex are Peter Chesterfield and Tim Weir, who worked together previously at Abbey Life, a U.K. based insurance company. Wessex manages four primary long/short equity strategies: (i) Asia-Pacific (ex-Japan), (ii) global natural resources, (iii) global gold, and (iv) global water. Wessex employs a comprehensive investment process, including top-down macro themes and views and bottom-up stock selection. In 2007, Wessex added a dedicated long/short water fund and gold fund to its flagship Asia-Pacific and global natural resources funds. Wessex, with UK offices in Bournemouth and London, is authorized and regulated by the FSA and registered with the SEC as an investment adviser.

Asset Alliance acquired a 50% interest and preferred revenue share in Wessex in July 2000, seeded Wessex’s first fund, the Wessex Asia Pacific Fund, with $5 million of capital, and has the right to appoint two of the four directors on the board of directors of Wessex. Subsequent to the initial fund launch, Asset Alliance has either provided seed capital for Wessex’s additional funds or has played a key role in raising seed assets for such funds. In order to provide increased flexibility and incentives to Wessex principals, portfolio management team and staff, Asset Alliance agreed to share certain expenses at Wessex for the period from January 1, 2005 to June 30, 2006 and then to reduce its revenue share to a 35% preferred net revenue share for the second half of 2006, 30% for 2007, 25% for 2008 and 20% for 2009 and thereafter. As part of this agreement, the principals of Wessex agreed to extend their employment agreement by 5 years. Wessex’s assets under management have grown from approximately $312 million at June 30, 2006 to approximately $534 million at December 31, 2007. Wessex generates revenues from management fees (1% to 1.5% per annum) and incentive fees (15% to 20%) for acting as discretionary investment manager of its funds.

Asset Alliance Funds

Asset Alliance Advisors Inc. (referred to as AAAI), a wholly-owned subsidiary of Asset Alliance, is an investment adviser registered with the SEC. AAAI advises Asset Alliance’s multi-manager funds of funds and provides advisory services to clients relating to the establishment of multi-manager products.

Asset Alliance Investment Services Inc. (referred to as AAIS), a wholly-owned subsidiary of Asset Alliance, is a broker dealer registered with FINRA. AAIS provides marketing services with respect to Asset Alliance funds and investment products managed by affiliate managers and other third party investment managers.

Asset Alliance funds’ investors are principally institutions, high net worth individuals and Asset Alliance employees. Asset Alliance funds and share classes can be customized by applying various structures, capital protections, volatility parameters, higher return expectations or further portfolio diversification or concentration to any of their current products. Asset Alliance believes that demand for these customized services will grow as investments in alternative fund products become more common and leading institutional investors and financial service firms, not currently possessing the abilities to develop this business line in-house, look to partner with others for a synergistic alliance. In addition, by “private labeling” one of its current products or through a joint development process, financial services firms can secure in-demand, highly competitive investment opportunities for their clients without the need to invest in costly resources.

Below is a summary of the business operations and fund strategy for the current Asset Alliance funds.

•	Global Multi-Strategy, Multi-Manager Strategy

This strategy is a low volatility global multi-strategy, multi-manager fund with a portfolio of approximately 30 managers. The investment objective of this fund is to achieve equity-like returns with bond-like volatility. This strategy selects investment vehicles that may utilize a variety of “absolute return investment strategies,” including equity hedge, equity market-neutral, credit driven, event-driven, global macro, managed futures, volatility driven, multi-strategy and interest rate driven. This strategy has a leveraged feeder fund that is approximately 50% leveraged based on competitive borrowing terms and rates.

This strategy generates revenues to its fund manager, AAAI, through management fees (1% per annum) based on total assets under management and incentive fees (10%) based on a performance hurdle of 5% return per annum. In the case of certain strategic investors, a portion of the fees were rebated back to the respective clients. Currently, subscriptions are accepted monthly and redemptions are monthly with 60 days notice.

•	Global CTA Fund of Funds Strategy

This strategy is a multi-strategy commodity trading advisor (referred to as CTA) fund of funds that seeks to capture the potential diversification benefits and the aggregate performance of the managed futures industry. This strategy seeks to achieve its objectives by investing in CTA programs that are representative of the overall composition of the managed futures industry with regard to trading style, overall market exposure and sector allocations.

This strategy provides premier access to managed futures firms that are typically only available to institutional investors. On average, the managers in this strategy are the largest and most established CTAs in the managed futures industry that are open for investment. Through its underlying investments, this strategy also seeks to provide exposure to trading opportunities not always available in traditional equity investments. Diversified globally across three distinct trading styles (systematic, hybrid, and discretionary), this strategy provides exposure to over 100 markets through a single investment.

This strategy generates revenues through management fees (1% per annum) based on assets under management. There are no incentive fees based on fund performance. Subscriptions are accepted monthly and redemptions are monthly with 30 days’ notice.

Asset Alliance intends to launch a registered retail-oriented closed-end fund version of this strategy, BTOP50 Managed Futures Fund, in 2008. The registered closed-end fund is currently being marketed in the U.S. to retail investors and will be able to provide a form 1099 instead of a form K-1 to its investors at each year end.

•	Regional Multi-Strategy, Multi-Manager Strategy (Central and Eastern Europe)

This strategy, which was launched in April 2006, is a multi-strategy, multi-manager fund that seeks to produce strong, consistent absolute returns with medium volatility by selecting the best available investment managers employing alternative fund strategies in Central and Eastern Europe. This strategy’s diversified portfolio generally allocates to between 15 and 20 underlying managers and has an average allocation of between 5% and 10%. The fund manager generally begins allocations at approximately 5% to 7% of the portfolio and maintains a 10% maximum weighting per manager for diversification purposes. It allocates to managers across four alternative funds styles: equity hedge, event driven, fixed income/currency and multi-strategy.

This strategy generates revenues through management fees (1.5% per annum) based on total funds under management and incentive fees (10%) based on a performance hurdle of 5% return per annum. Subscriptions are accepted monthly and redemptions are monthly with 60 days’ notice.

Acquisition Process

Affiliate manager program

Asset Alliance has an affiliate manager program which is designed to acquire equity interests in established, emerging and early stage alternative investment managers as well as to fund new managers who have a proven investment and portfolio management experience and track record. Asset Alliance focuses on acquiring equity interests in alternative investment managers who employ alternative fund strategies that produce attractive and consistent returns with acceptable levels of volatility relative to the strategy employed. The program is designed to align the strategic and financial goals of an affiliate manager with those of Asset Alliance. Asset Alliance’s investment process, which is detailed below, has evolved over time as Asset Alliance has built upon its experiences with managers. However, Asset Alliance believes that each of the principal elements of this process has been applied in the acquisition of all of the Asset Alliance affiliate managers. Asset Alliance intends to continue applying this process to investments in future affiliate managers, with such adaptation as is necessary on a case by case basis to address the particular circumstances of each investment.

Profiles of affiliate managers

Asset Alliance acquires interests in investment managers which are at the following stages of development:

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Established managers - managers which operate a successful fund management business and which are seeking to further grow their business. Depending on the investment style and category focus, such managers typically have between $50 million and $500 million in assets under management. The Asset Alliance management team has had experience in selecting established managers as Asset Alliance invested in established managers in the early years of its business, including Bricoleur, JMG, Pacific and TA.

•
Early stage and emerging managers - managers which have established their own fund management business but which require additional resources in order to reach critical mass. Such managers typically have less than $50 million of assets under management and may therefore be too small to attract institutional investors in their funds. Through a combination of access to Asset Alliance’s relationship network and investment by Asset Alliance in the manager’s funds, Asset Alliance aims to increase the manager’s fund’s assets under management to a level at which the fund is able to attract different categories of investors (principally funds of alternative funds and institutional investors). P/E and Spencer are examples of early stage managers.

•
Start-up managers - individual portfolio and investment managers who have typically gained considerable experience working as portfolio managers or traders for successful alternative funds who want to start their own investment management business but lack the financial and administrative support required to do so. In such instances, Asset Alliance provides seed capital for the manager’s first fund, administrative business support (such as assistance with maintaining the manager’s books and records and developing risk and compliance procedures) and access to Asset Alliance’s distribution network for the purposes of sourcing investors in the fund. Wessex, AIP and Group G are examples of start-up managers.

Asset Alliance generally seeks to recycle the capital invested in the affiliate managers’ fund by redeeming its investments once the fund or manager has reached critical size. Asset Alliance’s current intention is to focus mainly on investments in established managers as Asset Alliance believes that this type of investment offers immediate accretion and significant growth potential. Asset Alliance will also invest in emerging and early stage managers which offer attractive risk reward characteristics and attractive long-term return potential.

Selection of affiliate managers

Asset Alliance sources new affiliate managers predominantly through its network of relationships with other alternative fund managers, financial institutions and investment advisors. Asset Alliance also receives direct approaches from investment managers seeking an equity investment in their management company. The research team regularly conducts research on investment managers for inclusion in the funds of funds and often identifies attractive established, emerging and early stage managers with which Asset Alliance can pursue an affiliation.

In selecting affiliate managers, Asset Alliance looks for alternative fund managers with the best combination of the following attributes, which are congruent with Asset Alliance’s strategy and objectives:

•	a talented and experienced investment team;

•	business acumen and ability to build and grow an organization;

•	well-developed, scaleable investment strategies;

•	adherence to stated investment goals and objectives;

•	strong historical returns with a reasonable expectation of sustaining such returns in the future under varying market conditions;

•	scaleable infrastructure to support growth in assets under management;

•	personal commitment and investing a material interest in the fund;

•	an audited history with no regulatory violations;

•	strong risk controls; and

•	fund exposures and investment strategies that are differentiated from or complementary to Asset Alliance’s portfolio of affiliate managers.

Due diligence process

When an investment manager is identified as being suitable for acquisition by Asset Alliance, a due diligence process is generally carried out to develop a comprehensive understanding of the manager’s investment style and the related portfolio’s market exposures. This process generally involves (i) the preparation of reports from the research team, (ii) approval of the executive management team and the Asset Alliance board; (iii) an investment strategy analysis to analyze whether the affiliate manager’s investment strategy is consistent with Asset Alliance’s understanding and is complementary to the strategies employed by other affiliate managers within Asset Alliance’s portfolio of affiliate managers; (iv) a risk analysis conducted by Asset Alliance’s chief risk officer; (v) interviews of the affiliate manager’s key staff and verification of the principals’ reputation, experience and credentials; and (vii) documented on-site operational due diligence review, including assessments of risk management and operations (with a view to understanding the day-to-day operations of the business and identifying those areas in which Asset Alliance can assist the affiliate manager in its ongoing business).

Acquisition terms

The principal terms upon which Asset Alliance seeks to acquire an interest in an affiliate manager are summarized below. Asset Alliance adapts these terms depending on the circumstances of the affiliate manager. Asset Alliance will typically seek:

•
a non-dilutive equity interest of 20% to 50% in consideration for which Asset Alliance generally pays a purchase price based on the fair value of the manager (for existing established and early stage managers) or provides operational capital (for start-up managers). Asset Alliance makes an acquisition with the intention of maintaining its initial equity interest for an indefinite period. However, in certain circumstances, Asset Alliance’s equity interest has been reduced at a later stage to allow the affiliate manager to acquire additional portfolio management talent, to allow the affiliate manager to grow capacity or to introduce new products. Asset Alliance’s typically re-negotiates the terms of its interest after it has already received significant profits and where it believes that Asset Alliance will receive a future net benefit from a smaller share of a larger affiliate;

•	a share of net or gross revenues or profit equal to its equity interest on a preferred basis;

•
the right to control management through certain business covenants, structures and other rights, which in some cases may obligate Asset Alliance to pay a premium multiple to the principals upon assertion of such rights. Asset Alliance generally delegates day-to-day management responsibilities to the affiliate manager’s principals;

•
where it provides seed capital, to provide seed capital of typically $10 million to a maximum of $50 million per manager. This is typically provided only for emerging managers but may also be provided to seed a new fund of an established manager;

•
covenants from the principals of the manager to invest a substantial portion of their own wealth in their funds and not to compete with the fund for a period after the termination of their employment; and

•	provision of regular financial information about the affiliate manager’s performance and the performance of the affiliate managers including, where possible, access to daily portfolio positions.

Advisory services and assistance offered to affiliate managers

Asset Alliance offers the following ongoing advisory services and assistance to affiliate managers:

•	access to Asset Alliance’s marketing staff, clients and distribution network;

•	assistance in marketing the affiliate manager’s funds and new products;

•	assistance in developing risk management, compliance and succession plans;

•	assistance with developing or negotiating prime brokerage arrangements;

•	legal and regulatory guidance;

•	advice regarding business operations, accounting and administration; and

•	assistance in selecting and training appropriate staff.

The level of assistance provided by Asset Alliance to an affiliate manager varies depending on the resources and strengths of the affiliate manager. The availability of these services is viewed by both Asset Alliance and potential affiliate managers as a key feature of the affiliate manager program.

Ongoing risk monitoring and controls

Asset Alliance seeks to protect its investment in an affiliate manager by maintaining a close and continuous relationship through regular meetings and reporting and by monitoring the position level data of the affiliate manager’s funds, where this information is available. Asset Alliance encourages affiliate managers to maintain their entrepreneurial spirit and therefore in most cases does not participate in the affiliate manager’s executive management team, day-to-day operations or investment selection process. However, Asset Alliance will in certain circumstances have representation on an affiliate management board and generally participates in certain important decisions such as approval of the budget, entering into certain legal agreements, incurring material indebtedness, changing the investment strategy or fee structure of the affiliate manager, development of compliance and risk management interfaces and entry into other businesses. In addition, the agreements with certain affiliate managers contain step-in rights in favor of Asset Alliance which allow Asset Alliance to exercise enhanced controls in the event of certain adverse events. Asset Alliance intends to include similar protections in agreements with many of its new affiliate managers in the future.

The ongoing monitoring of an affiliate manager is an important risk management tool that is designed to detect shifts by an affiliate manager from guidelines agreed with Asset Alliance where Asset Alliance has made an investment in the affiliate manager’s fund. Asset Alliance views its risk monitoring policies as a key factor for Asset Alliance’s success and considerable time and expense has been devoted by Asset Alliance to developing risk monitoring procedures and practices that address the specific risks that could affect Asset Alliance. Where an affiliate manager has experienced a decline in performance in the past, Asset Alliance has paid particular attention to ensuring the risk monitoring process is reviewed and adapted where possible in an attempt to prevent similar circumstances from occurring and/or ensuring that they are identified early to allow for remedial action.

Asset Alliance’s funds of funds

Asset Alliance’s approach to constructing multi-manager, multi-strategy portfolios uses a “top-down” asset allocation approach and a “bottom-up” manager selection process.  The “top-down” asset allocation process begins with a strategic asset allocation to a group of core managers, as well as a tactical asset allocation to themes and sectors we feel have outsize return potential in the short term. The research team pays close attention to how each incremental allocation will affect the portfolio as a whole, in terms of both risk and return. A main goal is to ensure that the overall portfolio is sufficiently diversified with investments consisting of sustainable uncorrelated returns. The “bottom-up” approach to selecting managers focuses on finding managers who have a strong and consistent track record and employ investment strategies that are relevant with the volatility and return that Asset Alliance is seeking to achieve.

The qualitative and quantitative investment criteria followed at various stages in this “top-down” asset allocation and “bottom-up” manager selection process are summarized below.

Asset allocation

The asset allocation process begins with a strategic asset allocation to a group of “core” managers, which we define as high quality, high conviction managers who can generate long term consistent returns through various market environments. The strategic asset allocation decision takes into account our desired risk return profile, levels of exposure to strategies, sectors, geographies and asset classes, and correlation between managers. The portfolio also considers tactical asset allocation, in which we identify themes and opportunities we believe have the ability to generate outsize returns in the short term. The Asset Alliance research team meets every week to discuss ideas, market conditions, and manager specific events. The investment committee meets generally on a bi-weekly basis to review and discuss portfolio allocation and performance and to consider other items of investment analysis.

Alternative fund manager selection

Due to the vast number of investment managers within the alternative fund industry, the process of manager selection is complex and requires continuous monitoring to ensure that existing managers perform in line with expectations and that new managers are considered for investment. Prior to an investment, the research team considers several qualitative and quantitative facts. The quantitative analysis includes a review of returns, standard deviation, drawdowns, upcapture and downcaputure, sharpe ratio and relative attractiveness versus a peer group. We also analyze how an incremental allocation would contribute to returns and risk statistics at the portfolio level. Qualitative factors include the alternative fund manager’s expertise and competitive advantage in the space, return potential, integrity, and the ability to manage a business. The research team analyzes new managers each year and maintains performance records for potential new investments. The team also conducts face to face interviews and assigns each manager a subjective ranking based on the factors mentioned above. Potential managers receiving favorable assessments by Asset Alliance are placed on a prospect list for potential future allocations.  This list enables Asset Alliance to add or replace a manager proactively, rather than reactively when the need arises.

Minimum requirements for alternative fund investments

Asset Alliance funds typically only invest in alternative funds that meet the following criteria:

•	pricing independent of the manager’s internal portfolio and net asset value calculation, or another acceptable pricing policy;

•	regular (typically monthly) fund performance comments and reporting;

•	regular access to portfolio managers;

•	information on principal portfolio exposures; and

•	formal policies and procedures, including risk controls, trading, compliance and disaster recovery.

Due diligence process

When the research team identifies a manager from the prospect list for investment, an analyst is assigned to coordinate the due diligence process.  Prior to making an initial investment, the team, including analysts and directors, meets with each prospective manager to review the opportunity.  Time is spent completing manager questionnaires, which summarize a portfolio manager interview and an analysis of their responses. The due diligence team also conducts risk management analysis, including an assessment of the markets and securities the manager is exposed to, the systems the manager has in place to monitor investment risks and an operational assessment, particularly with respect to portfolio valuation considerations.

The research team then presents the prospective manager to the Asset Alliance investment committee for consideration for inclusion in the respective funds of funds product. The investment committee, which makes most of Asset Alliance funds of funds’ investment and allocation decisions, generally meets bi-monthly to discuss the fund’s allocations, its exposures to various investment styles or strategies, current market trends and conditions, its current and prospective exposure to underlying managers and to rebalance the fund’s portfolio.

The investment committee then decides whether or not to approve a final round of due diligence on the prospective manager, which includes an operational review, an additional review of the manager’s legal documents, and reference and independent background checks on the manager’s principals.

If the investment committee decides that a final round of due diligence on the manager is merited, the research team and operations group undertake an extensive operational due diligence examination (including a legal and compliance review).

Finally, the investment and operational due diligence reports are presented to the investment committee for final consideration and approval.

Investment terms

When a manager is selected, Asset Alliance typically seeks to enter into a written commitment with the manager which governs the terms on which Asset Alliance’s funds will invest in the relevant alternative fund.  These terms typically include (i) fee, liquidity and transparency terms that are no less favorable than those given to other investors; (ii) the right for Asset Alliance to redeem its investment if a key portfolio manager ceases to be involved in the business; (iii) a requirement that the principals of the manager have a significant portion of their own net worth invested in the fund; and (iv) at least bi- weekly performance estimates for asset allocation and monitoring purposes.

Ongoing monitoring and due diligence

Asset Alliance assigns a research analyst to each manager in its funds of funds portfolio for the purpose of monitoring the manager’s ongoing performance and suitability for investment by Asset Alliance’s funds.  After investment, the team continuously monitors relevance within the portfolio, performance, adherence to style, new and gross exposures, sector and geographical exposures, and organizational changes. The analysts assess the manager’s performance against the weekly performance estimates provided by the manager and market data.  On a monthly basis, the research analyst generally discusses with the manager the manager’s performance, with particular attention to the investment thesis for large or new trades, relevant operational factors over the previous month and the outlook for the coming month.  Further details of Asset Alliance’s risk monitoring procedures are summarized below under “Risk Monitoring, Legal and Compliance.”

Competitive Environment

Alternative fund industry

The global alternative fund market has historically been one of the most profitable and highest growth segments of the asset management industry. Although, it has experienced significant growth in recent years, with assets under management in 2007 of approximately $1.73 trillion and compounded annual growth since 2000 estimated at 19% (source: Lipper TASS Asset Flows Report Q3 2007), worldwide financial markets have experienced a substantial increase in volatility during the first quarter of 2008. Disruptions in the credit markets have affected the equity, currency, commodity and other markets in which alternative asset managers participate. Following an approximately 26% increase in total estimated hedge fund assets under management in 2007 (source: CASAM CISDM Industry Report 2007), these disruptions may cause investors to slow down or reduce allocations to alternative investments if these conditions persist.

Affiliate manager platform

Asset Alliance competes with other asset management firms and financial institutions in acquiring, seeding and incubating talented alternative fund managers. Asset Alliance was one of the first companies to engage in this business and has built a strong industry reputation.

Asset Alliance’s business model is one of its core competitive strengths. Asset Alliance’s approach is the combination of its centralized alternative fund platform and value added services (marketing, product development, legal and compliance support) coupled with its approach of building a diversified portfolio of autonomous alternative fund managers. Asset Alliance’s competitive advantage lies in the breadth of its operations and the flexibility of its approach.

The current environment for acquiring, seeding and incubating alternative fund managers is opportunistic and highly selective. In recent years, the number of active alternative fund seeders has grown along with an increase in the number of managers seeking capital, infrastructure, marketing support and product development. Yet, the industry remains fragmented and Asset Alliance believes that there are more managers in search of capital than there are capable seeders or acquirers.

While there are many firms that engage in similar business activities to Asset Alliance, each generally has a different model, rationale and ultimate goal and Asset Alliance believes that there are few who provide the same range of services and flexibility as Asset Alliance. Larger financial institutions have historically sought to incubate strategies in-house and have more recently started to acquire very mature managers. Others, such as funds of funds, have attempted to seed managers in exchange for locking in investment talent and a discount on their investment. Currently, there is no industry standard and Asset Alliance believes that those that attempt to standardize tend to lose the flexibility needed to be a successful long-term participant.

In analyzing the different ways in which participants approach the business, several distinguishing characteristics are notable. First, firms are easily divided into acquirers, seeders and incubators. Most firms do one or another; rarely does a firm do all three. The combined company intends to engage in each type of transaction, as Asset Alliance has done throughout its history.

Second, managers generally choose to operate either in an in-house, centralized platform or to take a de-centralized approach where they remain independent. The development of a central platform has several advantages and economies of scale with respect to infrastructure and value added services. A critical drawback is that managers do not retain any independence and do not have their own brand name. This drawback, however, is one of the main advantages of the decentralized approach; promoting independent investment management and branding. Asset Alliance believes that the main limitation of most decentralized platforms is that they generally do not provide the necessary support, such as marketing and product development, to allow the alternative fund manager to grow its business. Asset Alliance seeks to leverage the benefits of both approaches, having created a platform for acquired managers that preserves their investment autonomy, while providing access to resources and support available through a centralized platform.

Third, there are generally two primary types of economic considerations for alternative fund managers: investment capital and equity capital. In certain instances, working capital is also relevant. Again, Asset Alliance believes that very few firms provide all three and a typical alternative fund firm often only offers one or two. Asset Alliance can provide all three types of capital and may structure its transactions by offering a combination of the three in order to best meet a manager’s needs.

Finally, the rationale for partnering differs across firms. Reasons include future capacity, related transactional business, potential for out performance and direct economic participation. A firm’s rationale can have a big impact on how managers are selected, how transactions are structured and ultimately, whether or not they are completed. Asset Alliance enters each potential transaction with a high degree of flexibility, enabling it to attract a wider variety of potential managers, which Asset Alliance believes will result in a higher probability of partnering with a talented manager.

Understanding the myriad ways in which firms approach the business, Asset Alliance believes that it is one of the few independent firms that can partner with managers in a way that preserves a manager’s independence, does so for explicit economic reasons and seeks to maximize future value by providing value added services. It is the overall combination of Asset Alliance’s comprehensive approach that Asset Alliance believes sets itself apart.

Fund of funds business

Asset Alliance competes with other asset management firms and financial institutions by developing innovative multi-strategy, multi-manager funds that deliver risk-adjusted returns. Asset Alliance launched it first multi-strategy fund, which was part of a proprietary structured product, in December 1999. After providing fund of funds and structured product advisory services to several institutions, Asset Alliance developed its own internally dedicated fund of funds business in 2002.

Since 2002, the fund of funds industry has grown significantly in terms of number of participants and assets under management. Recognizing this trend, Asset Alliance seeks to differentiate itself in several key ways including leveraging a centralized alternative fund platform, implementing focused strategies and offering innovative product structures.

First, Asset Alliance’s fund of funds business leverages its centralized alternative fund platform, which was initially developed for its acquisition and seed business. The Asset Alliance platform combines in-house proprietary risk systems, quantitative research analytics and portfolio management tools with legal, operational, technical and business consulting expertise. Asset Alliance believes that its platform is more adaptable than that of its direct competitors. Asset Alliance is also able to leverage its collective experience and the expertise of its professionals who have focused on acquiring and monitoring its affiliates.

Second, Asset Alliance’s focus on developing differentiating funds of funds investment strategies that target specific and niche opportunities allows investors to better match their risk and return objectives. With most firms focused on either diversified or equity focused funds of funds, Asset Alliance’s specialist funds of funds have fewer direct competitors.

Third, Asset Alliance has developed innovative product solutions such as retail-friendly structures that allow U.S. investors to access alternative strategies similar to how they invest in traditional mutual funds. Finally, Asset Alliance, with the development of a diversified set of funds of funds combined with a scalable alternative fund platform position, is well positioned to manage significant growth in assets under management.

Understanding that the fund of funds industry is continually evolving, Asset Alliance believes that its strategy needs to be forward looking in both approach and investment style. Asset Alliance believes that its current funds of funds are well suited to investors’ objectives and, with improved performance in the flagship fund and continued strong performance in the other funds, should provide meaningful growth in assets under management. Asset Alliance will also examine acquisition opportunities in the fund of funds business and consider both strategic or control investments in such businesses.

Affiliate Manager Investment Track Record

Bruce H. Lipnick and Arnold L. Mintz (and certain other members of the Asset Alliance management team) have, since the establishment of Asset Alliance in 1996, been involved in the acquisition of interests in 15 affiliate managers. Asset Alliance believes that its track record in acquiring affiliates has been very successful, with twelve out of the fifteen investments producing positive returns and with an overall internal rate of return (based on cash purchase price, investments and redemptions of seed capital, cash payments received from equity ownership distributions and cash received pursuant to the sale or separation with affiliate managers) through December 31, 2007 within the target range of twenty to thirty percent. This internal rate of return represents returns to date and does not include a terminal value or expected future distributions from current affiliate managers.

Asset Alliance’s business model in its earlier years was to take large equity positions in established managers. In 2000, Asset Alliance supplemented its business strategy with an added focus on deploying smaller amounts in start-up and early stage managers. This change was due to the increasing capital requirements involved in making large acquisitions, the lack of capital available to Asset Alliance at the time, and Asset Alliance management’s belief that significant long-term returns could be made from an acquisition at the early stage of a alternative fund manager’s business. The benefits of acquiring established managers are immediate and accretive cash flows when compared to early stage managers, which may require a period of time to ramp their businesses. On the other hand, established managers may demand a higher purchase price multiple for their businesses and performance track records. With its access to capital in the trust account following its merger with Tailwind Financial, the combined company intends to deploy capital opportunistically with a focus on established managers initially and to supplement its growth with early stage and startup managers.

Asset Alliance currently has equity interests in nine (9) affiliate managers. Asset Alliance has made positive net returns on the aggregate of its equity and seed capital investment in all of these affiliate managers. Asset Alliance has either sold its interest or ceased to derive income from its investment in six affiliates. Of these investments, Asset Alliance has made positive net returns from the aggregate of its equity and seed capital investment in three of the former affiliate managers and negative returns on the aggregate of its equity and seed capital investments in three of the former affiliate managers. The reasons for exiting from an affiliate manager that is producing a positive return vary but include, without limitation, a change in investment approach in the manager, concerns over the volatility levels in certain funds, or Asset Alliance wanting to free up capital for strategic purposes. Asset Alliance exited from its investments producing a negative return principally due to poor performance and volatility of returns which Asset Alliance believed had impaired business prospects substantially.

Marketing, Distribution and Investor Base

Investors in Asset Alliance funds and funds managed by affiliate managers are predominantly institutional investors. These investors include funds of funds, pension plans, government agencies, financial institutions and corporate entities. In addition, Asset Alliance’s investor base is also compromised of high net worth individuals. Asset Alliance relies on a multi-pronged sales approach combining its internal sales force with sales professionals at the affiliate manager level coupled with wholesale distribution and third party marketing partners, to attract new investors.

Asset Alliance, certain of its executives and employees and certain of the Asset Alliance funds also invest in certain funds managed by affiliate managers and certain Asset Alliance funds, particularly at inception and at early stages of development.

Asset Alliance’s dedicated marketing team focuses on attracting and maintaining investments from institutional clients, other funds of funds and high net worth individuals across its target markets of Americas, Latin America, Europe, the Middle East, Asia, Australia and New Zealand. Marketing activities in the Americas are led out of the New York office, with the UK office of Asset Alliance International (UK) Limited focusing on Europe and Asia. Asset Alliance has also a launched a Middle East operation (Capintro) with a representative office in Dubai. This operation services both Asset Alliance sponsored funds and non-Asset Alliance funds, specifically to address the unique attributes of local investors in the region. Asset Alliance plans to expand the marketing and distribution capabilities through Capintro to benefit its affiliate managers and to include distribution of products managed by third party managers.

Asset Alliance’s current marketing initiatives are primarily designed to attract investment in both Asset Alliance funds and affiliate managers’ funds. Marketing initiatives are targeted and vary with the investor profile for each fund. Asset Alliance has an extensive distribution network and contact database, which includes institutional and private investors, alternative fund managers, prime brokers and fund administrators. Asset Alliance’s database is geared toward the investment interests of the relevant contact and it used to send out monthly update information on new and existing products. For institutional clients and other funds of funds, marketing activities are focused on outbound calling, face-to-face presentations, regular electronic and written communications and successfully completing on-site due diligence meetings. For high net worth individuals, Asset Alliance focuses on developing relationships with financial intermediaries such as broker-dealers, private banks, registered investment advisers, multi-family offices and independent financial advisers who have access to a larger number of potential investors. Asset Alliance also attends and presents at investor conferences and seminars.

Asset Alliance targets strategic distribution channels to increase assets under management and attract new investors. For example, Asset Alliance entered into a joint arrangement with Barclay Research Group in June 2003 to promote managed futures offerings. This agreement led to the establishment of various managed futures funds of funds. Asset Alliance wishes to introduce further distribution arrangements in the future, particularly with a view to ‘white labeling’ the Asset Alliance funds of funds products for institutions wanting to offer alternative fund products that do not have the necessary resources in-house.

Asset Alliance pays sub-advisory fees and marketing fees to third party distributors who introduce investors to Asset Alliance funds.

Asset Alliance is actively involved in the marketing of its current affiliate managers’ products. The level of these activities varies depending on the affiliate manager’s desire to conduct its own marketing activities and the affiliate manager’s target investor base. A summary of current marketing involvement is as follows:

AIP - AIP has historically targeted registered investment advisers in the U.S. While AIP has undertaken a substantial amount of its own marketing activities in this investor segment, AIP is working with Asset Alliance to further develop AIP’s retail distribution of its funds with respect to some broker-dealers for the development of certain structured products linked to AIP’s funds to be offered by some institutions and for non-US development and distribution of multi-manager fund related products. As such. Asset Alliance’s involvement continues to evolve with AIP marketing efforts.

Bricoleur - Bricoleur has historically targeted institutional and high net worth clients. Bricoleur’s principals are active in its marketing initiatives and have in the past worked closely with the Asset Alliance marketing team, which has introduced some significant clients to Bricoleur’s funds. Bricoleur is currently focused on attracting investors outside of Asset Alliance’s industry network.

Group G– Asset Alliance has historically undertaken most of Group G’s marketing activities and has been helpful in raising a significant percentage of Group G’s assets under management. Group G now has a dedicated marketing executive and marketing support person partially paid for by Asset Alliance. Asset Alliance has transitioned its primary day-to-day marketing responsibilities to them. Group G and Asset Alliance’s US and European teams will continue to work together to secure additional clients.

JMG– JMG has been “soft closed” to investors for several years and remains so currently. JMG generally does not have outgoing marketing initiatives and returns investor capital from time to time. In addition to raising capital on its own, JMG has worked closely with Asset Alliance’s marketing team who has introduced some significant clients to its fund. In the event that JMG seeks to replace or raise additional capital, JMG may work with Asset Alliance to selectively approach suitable clients.

Pacific - Pacific has been “soft closed” to investors for several years and remain so currently. Pacific generally does not have outgoing marketing initiatives and returns investor capital from time to time. In addition to raising capital on its own, Pacific has worked closely with Asset Alliance’s marketing team who has introduced some significant clients to its fund. In the event that Pacific seeks to replace or raise additional capital, Pacific may work with Asset Alliance to selectively approach suitable clients.

P/E– P/E has a dedicated marketing executive and marketing support person. While P/E generates most of its marketing initiatives, the London office of Asset Alliance has introduced some significant clients to P/E’s funds. Asset Alliance’s New York and Middle East offices are also actively involved and meet with potential investors at the advanced stage of discussions. P/E and Asset Alliance’s US and European teams continue to work together to secure additional clients.

Spencer– Spencer has a marketing support person and has historically coordinated most of its own marketing and, from time to time, Asset Alliance has been involved with marketing certain Spencer funds. As such, Asset Alliance has introduced select key clients to Spencer’s funds. Asset Alliance’s marketing team actively monitors Spencer and is prepared to introduce new prospective clients when appropriate.

TA– TA’s principals coordinate most of their own marketing activities. TA’s principals’ primary marketing focus is to support AIP’s marketing effort given the prominent role in acting as the portfolio research consultant for AIP’s funds. Asset Alliance’s marketing efforts generally do not overlap with TA in the marketing of AIP’s funds.

Wessex– Wessex has a dedicated marketing executive and marketing support person. While Wessex generates most of its marketing initiatives, the New York office of Asset Alliance has introduced certain significant clients to Wessex funds. Asset Alliance’s London office and Capintro are also actively involved and often meets with potential investors at the advanced stage of discussions. Wessex and Asset Alliance will continue to work together to secure additional clients.

Operations and Information Technology

Asset Alliance’s operations and infrastructure have been designed to facilitate scalability as the business grows. The information technology, or IT, function of Asset Alliance is headed by the Chief Risk Officer, who is supported by a senior programmer and an IT analyst based in the New York office. A third party service provider provides infrastructure, maintenance and support for desktops and servers in New York. In the UK, all IT services are outsourced to a UK based IT services company. Asset Alliance intends to continue to outsource its IT functions in the near future and will reassess its needs as it grows.

Asset Alliance uses a variety of different software packages, including its own system that is used to generate risk and exposure reports on affiliate managers’ fund and certain separate account investments, provide net asset valuation verifications and generate reports used by compliance personnel to monitor individual trading activities.

Asset Alliance considers its current operations and IT arrangements to be both suitable for the existing business activities of Asset Alliance and scaleable for its current growth prospects for the combined company.

Risk Monitoring, Legal and Compliance

Risk Monitoring

The alternative fund industry involves significant risk and Asset Alliance seeks to reduce its investment risk by taking various protective measures. These include:

•	for affiliate managers,

–	obtaining transparency where possible in the performance of their portfolios and monitoring their position exposure and risk characteristics;

–	communicating with each affiliate manager regarding any potential deviation from or non–compliance with its investment guidelines; and

–	seeking to establish a set of investment parameters and a risk framework to provide additional protection to Asset Alliance’s investment.

•	for managers managing investments of Asset Alliance funds,

–	seeking portfolio transparency from the managers directly and monitoring each manager’s portfolio exposure and the aggregate risk of the Asset Alliance funds;

–	employing a process of initial and ongoing manager due diligence and analysis including investment and operational reviews and regular discussions with the managers; and

–	conducting independent third party background checks.

In addition to being responsible for information technology, the Asset Alliance Chief Risk Officer, supported by dedicated Asset Alliance risk monitoring analysts, is responsible for the risk monitoring of affiliate managers. Risk monitoring procedures have been designed to cover different stages of the investment process. At the initial due diligence phase, the procedures concentrate principally on evaluating the track record and reputation of the potential affiliate manager or alternative fund for the fund of funds business (as appropriate). After the investment is made, the procedures focus on monitoring the ongoing investment performance of the affiliate manager and/or fund (as appropriate) through regular risk reports. Risk reports may include daily investment position information from prime brokers and administrators. This information is fed into Asset Alliance’s proprietary risk system which highlights issues for further consideration. Risk reports are generated to show deviation from investment strategy, net asset valuation verification, liquidity, product and sector concentration, significant movements in investments and stress testing.

Where possible, Asset Alliance tries to obtain full transparency on investments from affiliate managers and funds in which Asset Alliance funds have invested. If full transparency is not available, all investment information is available except for detailed information on actual instruments traded or held, which allows Asset Alliance to monitor its risk through other more limited investment reports or through the returns received from the fund. Based on relative weighting of each fund, Asset Alliance estimates that it has full transparency for a majority of all assets under management by its current affiliate managers and Asset Alliance funds.

Asset Alliance believes that early detection of style shift is important to the success of Asset Alliance. For this reason, risk monitoring processes have been developed to enhance such early detection. Where a risk report reveals a significant deviation from the fund’s investment strategy or in investment performance, Asset Alliance may take steps to address it, ranging from discussions with the manager to withdrawing all or part of Asset Alliance’s investment. In some cases, Asset Alliance has the ability to take control of the investment decisions of an affiliate manager in order to protect its investment. Asset Alliance, however, has not exercised this right in the past.

Legal and compliance

Asset Alliance’s Chief Compliance Officer is responsible for ensuring that Asset Alliance’s compliance policies and procedures are adequate and that Asset Alliance’s regulatory filings are kept up to date.  The Chief Compliance Officer, Asset Alliance’s general counsel and compliance manager also assists the compliance officers of affiliate managers from time to time with respect to certain compliance issues to the extent requested by such compliance officers.  Asset Alliance’s agreements with its affiliate managers generally require the affiliate managers to coordinate compliance matters with Asset Alliance. Asset Alliance generally reviews regulatory examination results of, and related responses from, affiliate managers and has been involved in assisting in the drafting of required responses. As a public company, the combined company will dedicate additional resources and develop more enhanced compliance risk monitoring systems and procedures for affiliate manager compliance monitoring.

Asset Alliance’s General Counsel oversees the legal affairs of Asset Alliance. The General Counsel also works closely with the compliance department and engages external counsel where appropriate.

Properties

The following properties are leased by Asset Alliance or one of its subsidiaries:

•	800 Third Avenue, 22nd Floor; New York, NY 10022 (Asset Alliance Corporation)

•	16 Charles Street, London W1J5DS, United Kingdom (Asset Alliance International (UK) Limited)

•	1105 North Market Street, Suite 1300; Wilmington, DE 19801 (Asset Alliance Holding Corp.)

•	Grosvenor House Commercial Tower, Office No. 410, Sheikh Zayed Road, P.O. Box 115110, Dubai, United Arab Emirates (Capintro Partners Limited)

Legal Proceedings

Asset Alliance may be involved in various legal proceedings arising in the ordinary course of business, none of which is material to its business.

Directors

Certain information regarding Asset Alliance’s directors is set forth below.

Name and Age	Director Since	Principal Occupation During Past Five Years

David R. Long, 56	1996	AJG Financial Services, Inc., President

Bruce H. Lipnick, 61	1996	Asset Alliance Corporation, Chairman of the Board & Chief Executive Officer

Arnold L. Mintz, 61	1996	Asset Alliance Corporation, President & Chief Operating Officer

Thomas G. Rosencrants, 59	1998	Greystone Capital Group, LLC, Chairman & Chief Executive Officer

Harvey Silverman, 67	1998	Goldman Sachs Group Inc., Advisory Director

Mark P. Strauch, 52	1996	AJG Financial Services, Inc., Executive Vice President

Board Independence

The only independent Asset Alliance director is Harvey Silverman.

Executive Officers of Asset Alliance Who Are Not Asset Alliance Directors

The only Asset Alliance executive officer who is not an Asset Alliance director is Stephen G. Bondi, Executive Vice President and Chief Financial Officer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ASSET ALLIANCE

The following is a discussion of Asset Alliance’s financial condition and results of operations comparing the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005. You should consider the foregoing when reviewing Asset Alliance’s consolidated financial statements and this discussion. You should read this section together with Asset Alliance’s consolidated audited financial statements including the notes to those financial statements, as applicable, for the years mentioned above.

Overview

Asset Alliance is an investment management company specializing in the alternative investment management industry with approximately $3.4 billion of assets managed by Asset Alliance and its affiliate managers as of December 31, 2007. Asset Alliance currently owns equity interests in nine affiliate managers and operates a wholly owned fund of funds advisory business. Asset Alliance operates in the highly opportunistic and fragmented alternative investments industry, an industry that is characterized by rapid growth, increasing institutional demand and lucrative economics for alternative investment managers. The industry dynamics and new capacity requirements create substantial demand for new managers and a substantial number of new entrants have entered the alternative investment industry as a result. Asset Alliance’s core business is to acquire equity and revenue sharing interests in established, early stage as well as start-up privately owned alternative investment managers and to create and manage multi-manager alternative investment products. Asset Alliance provides its acquired and seeded managers with a customizable suite of support services which include strategic advice and business development, marketing and distribution, and operational legal and accounting support. The objective is to help the manager grow assets and create a valuable long-term business.

Factors Affecting Results of Operations

Asset Alliance believes that the following factors have had and will continue to have a material effect on its results of operations and financial condition:

Size and mix of assets under management

The size and mix of assets under management are among the primary drivers of revenue and profits for Asset Alliance. Asset Alliance and its affiliate managers earn management and incentive fees based on the amount and performance of assets under management. The mix of assets under management also materially affects the level of revenue and profitability. Different products may have different fee structures and different operating margins, which will affect revenue and profitability. Fee structures range from the management fee only products of AIP to varying levels of management and incentive fee products of affiliate managers and Asset Alliance’s funds of funds. A more detailed analysis of assets under management and growth trends is included in the information that follows.

Retention and attraction of assets under management

Asset Alliance’s ability to retain assets and attract new assets from investors will be key determinants of future profitability and growth. Asset Alliance and its affiliate managers’ ability to retain and attract new assets will depend on, amongst other things, the performance of the funds and Asset Alliance and its affiliate managers’ ability to offer new investment products, increase its share of its current clients’ allocations and obtain new clients.

Investment performance

The investment performance of Asset Alliance and its affiliate managers’ funds are key drivers of profitability. Asset Alliance’s incentive fees are dependent on the investment performance of Asset Alliance and its affiliate managers’ funds. Volatility of returns is also important as alternative investments are generally benchmarked on both absolute return and performance volatility criteria. In addition to its effect on incentive fees, investment performance also affects growth of assets under management as assets under management grow organically with returns. Additionally, a sustained track record of attractive volatility adjusted returns usually leads to accelerated asset gathering. A more detailed analysis of investment performance trends is included in the information that follows.

Equity and revenue sharing interests

Asset Alliance owns equity interests that vary by manager. Asset Alliance’s share of each affiliate manager’s management and incentive fees will depend on its equity interest and revenue and profit sharing agreement with the manager. Asset Alliance’s equity interests in affiliate managers are generally perpetual, non-callable and cannot be diluted without Asset Alliance’s consent. Asset Alliance has accommodated a renegotiation of its equity interests in certain of its affiliate managers in each case to assist the affiliate manager to attract and retain talent and key personnel and grow the business.

Ability to identify attractive acquisition and seed opportunities

Asset Alliance specializes in acquiring and seeding alternative investment managers. Asset Alliance’s current affiliate managers were managers that Asset Alliance acquired or seeded in the past and helped build into profitable and growing businesses. Asset Alliance may seek to acquire established managers that are immediately accretive to net income and earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA) on a per share basis and also possess capacity for substantial growth in assets under management or seek acquisitions of emerging early stage or seed managers, which may not be immediately accretive but are targeted to be accretive within a three year timeframe with the assistance of Asset Alliance.

Ability to develop and introduce new products

Historically, Asset Alliance and its affiliate managers have introduced various multi-manager and single manager alternative investment products, which have contributed to the growth of Asset Alliance. Asset Alliance will seek to develop and introduce new multi-manager and single manager alternative investment products with its affiliate managers to complement its current product offerings.

Expenses

Asset Alliance’s operating infrastructure was built to support substantial anticipated growth and asset levels in excess of current assets under management, which may be achieved through either organic growth or acquisitions of new affiliate managers. Asset Alliance believes that such infrastructure will scale further with measured increases in headcount and fixed overhead. Variable and discretionary costs represent a substantial portion of Asset Alliance’s operating expenses. These include marketing fees and rebates, discretionary compensation, sub-advisory fees and other AIP fund related expenses. Variable and discretionary expenses have been the largest component of expense growth for Asset Alliance, primarily driven by the growth of sub advisory and AIP fund related expenses, which have grown in line with AIP’s assets under management.

Cost structure of affiliate managers

Asset Alliance shares in the pre-tax profits of certain of its affiliate managers. Asset Alliance’s management and incentive fees and share of profits are dependent, in part, on the cost structure of its affiliate managers. The cost structure of affiliate managers may have certain fixed and discretionary elements, of which the discretionary elements will generally rise with increases in revenue, especially incentive fees, while the fixed elements should rise at a more measured rate with increases in business activity and assets under management. Asset Alliance generally has agreements to limit its requirement to provide additional capital to its affiliate managers. For those start-up managers where Asset Alliance has agreed to provide operational capital, Asset Alliance may report net losses from those affiliate managers until they become profitable.

Assets Under Management

The tables below show Asset Alliance and affiliate managers’ year-end assets under management from 2005 through 2007. Assets under management are shown as the total assets under management managed by each affiliate manager and are not adjusted for Asset Alliance’s minority interest in each affiliate manager. Assets under management have been broken out by affiliate manager or fund of fund product under three groups. Emerging and start-up managers include managers in which Asset Alliance had seeded or acquired an interest while those managers were in their early, emerging stages and include AIP, Group G, P/E, Spencer and Wessex. These emerging and start-up managers have since grown substantially. The established managers were managers in which Asset Alliance had acquired an interest during the early part of its history and were managers that had a substantial established business at the point of acquisition. They include Bricoleur, JMG, Pacific, and Trust Advisors. Fund of funds are multi-manager products advised by a wholly owned subsidiary of Asset Alliance. Asset Alliance manages three actively marketed funds of funds, including Premier Hedge, Eastern European Fund, and BTOP50.

Assets Under Management

	Years Ended December 31,
(US$’000)	2005	2006	2007
Emerging / start-up managers
AIP	$153,102	$286,805	$733,519
Group G	52,731	134,505	160,733
P/E	261,476	271,486	244,894
Spencer	132,367	258,096	285,245
Wessex	331,777	312,083	533,991
Emerging / start-up managers’ assets under management	$931,453	$1,262,975	$1,958,383
% change from prior year		36%	55%

Established managers
Bricoleur	$100,663	$99,785	$117,165
JMG	673,155	578,204	450,286
Pacific	788,421	561,354	461,078
TA*	117,641	76,368	70,879
Established managers’ assets under management	$1,679,880	$1,315,711	$1,099,408
% change from prior year		-22%	-16%

Funds of funds assets under management	$386,089	$414,591	$442,745
% change from prior year		7%	7%

Other managers**	63,908	18,811	10,645
Inter-company eliminations	(33,952)	(17,205)	(79,537)

Total assets under management of Asset Alliance and its affiliate managers	$3,027,379	$2,994,883	$3,431,644
% change from prior year		-1%	15%

*
Trust Advisor’s assets under management for 2005, 2006, and 2007 are as of December 27, 2005, December 26, 2006 and December 31, 2007 as assets under management are provided on a weekly basis. Does not include approximately $734 million in sub-advisory assets earned as a research consultant for AIP

**	Other managers include third party managers with which Asset Alliance had established a marketing fee agreement and Zola, an affiliate manager from which Asset Alliance had separated in 2006.

Assets Under Management Fund Flows

	Years Ended December 31,
(US$’000)	2005	2006	2007
Emerging / start-up managers
Balance – beginning of period	$523,234	$931,453	$1,262,975
Net in-flows from funds	224,031	149,523	701,601
Appreciation in fund assets	73,722	125,284	29,217
Net in-flows and appreciation from separate accounts	110,466	56,715	(35,410)
Balance – end of period	$931,453	$1,262,975	$1,958,383

Established managers
Balance – beginning of period	$2,861,218	$1,679,880	$1,315,711
Net in-flows from funds	(793,202)	(609,753)	(335,090)
Appreciation in fund assets	(82,379)	255,798	123,363
Net in-flows and appreciation from separate accounts	(305,756)	(10,215)	(4,576)
Balance – end of period	$1,679,880	$1,315,711	$1,099,408

Funds of funds
Balance – beginning of period	$429,001	$386,090	$414,591
Net in-flows	(37,821)	(17,375)	(17,926)
Appreciation	(5,090)	45,876	46,079
Balance – end of period	$386,089	$414,591	$442,745

Other managers***
Balance – beginning of period	$323,242	$63,908	$18,811
Net change	(259,334)	(45,097)	(8,166)
Balance – end of period	$63,908	$18,811	$10,645

Inter-company eliminations
Balance – beginning of period	$(132,005)	$(33,952)	$(17,205)
Net change	98,053	16,747	(62,332)
Balance – end of period	$(33,952)	$(17,205)	$(79,537)

***
Other managers include third party managers with which Asset Alliance had established a marketing fee agreement and certain affiliate managers that Asset Alliance has previously separated from (Couchman, Liberty Corner, Silverado in 2005 and Zola in 2006).

Note: All AUM figures account for FAS 150 and therefore do not count assets for which redemptions notices had been received for redemption in the following period. AUM figures are based on audits, where available. 2007 AUM for some affiliate managers are based on audit, administrator and affiliate manager work papers, which may be different from the final audited numbers once their respective 2007 fund audits are finalized.

The emerging and start-up managers, in which Asset Alliance invested between 2000 and 2004, have increased assets under management from approximately $931 million in 2005 to approximately $2.0 billion in 2007, or at an annualized growth rate of 45%. The emerging and start-up managers’ performance over the last three years has led to investor interest and assets under management growth. The alternative investment industry has grown exponentially over the last several years and there are numerous managers that have grown their businesses to in excess of $10 billion in assets under management. The emerging and start-up managers are in the early stages of their growth and have substantial capacity in their respective strategies to accept new investors. AIP has been the most consistent and largest contributor of assets under management growth in the group, followed by Wessex and Spencer. However, different affiliate managers drove assets under management growth in different years which serves to highlight the importance of Asset Alliance’s diversification approach.

The established managers are primarily managers that Asset Alliance acquired between 1996 and 1998. Asset Alliance experienced declines in assets under management from its more established managers from approximately $1.7 billion in 2005 to approximately $1.1 billion in 2007 or an annualized decline of 19%. Bricoleur had substantial redemptions from investors in 2005 as it experienced a drawdown and had a change in its investment focus towards less liquid, longer term positions. A significant drawdown, which is a consecutive period of negative returns, is usually followed by client redemptions. JMG and Pacific employ a diversified arbitrage strategy, with convertible arbitrage being a key component. Their decline in assets under management was due to a correction in the convertible markets in 2005, which affected the returns of JMG and Pacific. Following the correction, JMG and Pacific decided to return client assets to allow them to focus on performance.

Asset Alliance’s fund of funds business grew from approximately $386 million in 2005 to approximately $443 million in 2007, or at an annualized growth rate of 7%. Premier Hedge has experienced consistent growth over this period while the BTOP50 Funds have declined as Asset Alliance has focused on a publicly offered version of the fund and overall performance of the CTA market has been unattractive during the earlier part of this period. Performance of our BTOP50 Funds has improved in 2007 and into 2008. The decline in BTOP50 Funds’ assets at the end of 2007 represents the redemption of Asset Alliance’s seeding capital as of December 31, 2007 and does not include the subscription for a similar amount as of January 1, 2008 as Asset Alliance’s redemption was replaced by other investor capital. Other changes in assets under management have been driven by the closing of several other funds of funds in 2006 and 2007 to redirect capital to launch the Eastern European Fund in 2006 and seed other affiliate manager products.

Other managers include third party managers with which Asset Alliance had established a marketing fee agreement and certain affiliate managers from which Asset Alliance has previously separated. These affiliate managers were determined to have limited marketability due to either a change in the market for their underlying strategies, insufficient returns, or excess volatility, despite attractive returns.

Changes in assets under management between December 31, 2007, December 31, 2006, and December 31, 2005

Total assets under management of Asset Alliance and its affiliate managers as of December 31, 2007 was approximately $3.43 billion, growing approximately $439 million or an increase of 15% over approximately $2.99 billion as of December 31, 2006. This growth was driven by emerging and start-up managers which grew 55%, led primarily by AIP and Wessex, both of which continued to leverage attractive track records to gather assets, offset in part from declines in established managers. Additionally, AIP has expanded its marketing channels, which includes new broker channels and registered investment advisor accounts, during the year to accelerate growth. Experiencing challenges that were mentioned in the prior paragraphs, the established managers as a group experienced a 16% decline in assets under management from the prior year-end. Funds of funds assets under management grew 7% in 2007 due to growth in Premier Hedge and the Eastern European Fund.

Total assets under management of Asset Alliance and its affiliate managers as of December 31, 2006 was approximately $2.99 billion, declining approximately $32 million or a decrease of 1% from approximately $3.03 billion as of December 31, 2005. The decline in assets was driven by the 22% decline in assets under management of established managers, primarily JMG and Pacific which returned assets to investors. Emerging and start-up managers grew 36% in 2006, led by AIP, Spencer and Group G. AIP and Spencer continued to attract new investors and Group G received a large separate account in 2006. Asset Alliance also separated from certain affiliate managers in 2006, which reduced assets under management of Asset Alliance in 2006. Fund of funds assets under management increased by 7% in 2006, driven primarily by Premier Hedge and the launch of the Eastern European Fund, offset in part by the liquidation of certain funds of funds during the year.

Components of Revenue and Expenses

Management, incentive and advisory fees

Asset Alliance derives its revenue principally from profit and/or revenue shares in management, incentive and advisory fees earned by affiliate managers and by its funds of funds advisory services. Asset Alliance’s revenue is driven largely by the amount of its and its affiliate managers’ assets under management and the performance of the managed funds.

Management fees are based on a percentage of a fund's assets under management, generally earned monthly by the affiliate manager or Asset Alliance subsidiary. Incentive fees are based on a percentage of the product’s returns after management fees. They are earned on the achievement of stipulated hurdle rates, if any, and performance in excess of any “high watermark” formulas that prevent incentive fees from being paid when an investor’s account has negative returns since the most recent payment of incentive fees in respect of that account. Incentive fees are earned by the affiliate manager or the funds of funds investment advisor in periods ranging from monthly to annually depending on the relevant product. Management fee and incentive fee rates vary by manager and by product. As a general example, they vary from a 3.99% total fee on AIP products to a 1.5% management fee and a 20% incentive fee for alternative investment products of the affiliate managers to a 1.0% management fee and a 10% incentive fee for fund of funds products of Asset Alliance, some of which are subject to hurdle rates which must be met before Asset Alliance earns its incentive fee. On a financial reporting basis, Asset Alliance accrues its share of the funds of funds’ and its affiliate managers’ incentive fee revenue based on performance versus the performance benchmark or hurdle, if any, stated in the management agreements, typically on a monthly basis.

Asset Alliance also shares in the operating expenses of certain of its affiliate managers including JMG, Group G, Pacific, Spencer and Wessex. AIP is fully consolidated into Asset Alliance’s financial statements. The expenses that Asset Alliance shares with regard to certain of its affiliate managers include rent, salaries, bonuses and other fixed and discretionary operating expenses of the affiliate manager. Typically, though not in all situations, these expenses do not include compensation or profit sharing of the affiliate managers’ principals. With the exception of AIP, Asset Alliance currently accounts for such expense sharing on a contra-revenue basis in Asset Alliance’s financial statements. AIP expenses are consolidated with the expenses of Asset Alliance.

Historically, Asset Alliance negotiated certain marketing arrangements with unaffiliated managers whereby Asset Alliance was paid a marketing fee for any allocations made by an Asset Alliance advised product into such unaffiliated manager’s fund(s). Fees earned through such marketing agreements have declined in the periods under review as Asset Alliance no longer actively pursues such arrangements in order to focus its marketing activities on affiliate managers’ products and its own funds.

Other income

Asset Alliance also derives income from marketing and referral fees and other income. Marketing and referral fees arise from the introduction of assets to investment management firms. They are calculated as a percentage of the management and incentive fees that the investment management firms earn on the assets introduced by Asset Alliance. Historically, Asset Alliance has earned these marketing and referral fees solely from an affiliated manager and will continue this business through Capintro, its majority owned capital placement agency and marketing business which will provide its services to both affiliate managers and non-affiliated entities. Asset Alliance is currently developing a third party marketing program to cover the U.S., Europe, Asia, and certain other geographical regions in addition to Capintro, which focuses on the Middle East. Other income includes primarily rental income derived from the subletting of office space to related parties.

Compensation and related expenses

The largest portion of Asset Alliance’s operating expenses relates to personnel related expenses. In the alternative investment industry, people and intellectual capital are generally considered to be the most important resources. Asset Alliance compensates, retains, and attracts talent using a combination of salary, discretionary bonuses, stock options, restricted stock and employee benefits plans. Additionally, subsequent to the merger, the members of the executive management team of Asset Alliance will receive bonuses based on a percentage of EBITDA as part of their remuneration. Other compensation costs include employee benefits and taxes. Historically, Asset Alliance’s bonus and discretionary awards represent a substantial portion of total personnel expenses and it is expected that such trend will continue following the merger.

Professional fees

Professional fees include accounting and legal fees of Asset Alliance and AIP and accounting, custody and administration fees paid to third parties by the funds of funds which are consolidated into Asset Alliance’s financials for certain periods.

Fund related expenses

Fund related expenses are primarily the expenses of AIP, a consolidated affiliate manager, which is responsible for paying all the operating expenses of the two mutual funds it advises. These expenses include but are not limited to legal, accounting, administration, registration, shareholder servicing, insurance, transfer agent, custody, distribution, independent trustee fees and miscellaneous costs of the mutual funds. A portion of these expenses are fixed and a portion of these expenses are variable, generally equal to a percentage of the assets under management of the two mutual funds. Overall, fund expenses should grow as assets under management increases, although at a lower rate than assets under management growth.

Sub-advisory fees

Sub-advisory fees are fees that AIP pays to managers that sub-advise AIP’s mutual funds and also includes a fee to Trust Advisors, the research consultant that assists AIP in sourcing and managing the portfolio of sub-advisors for the AIP mutual funds. These fees are generally based on a percentage of assets managed by such sub-advisor and research consultant and are equal to approximately 1% of the assets managed by such sub-advisors and 0.25% of AIP’s net assets under management to the research consultant. The actual fees paid to sub-advisors are based on AIP’s mutual funds assets under management and any leverage employed by AIP mutual funds. Stated another way, AIP’s sub-advisors are paid on the assets that they manage, which includes the leverage that is typically employed by AIP’s funds.

Marketing fees and rebates

The largest component of this expense relates to the portion of fee income earned on certain assets that Asset Alliance pays to third parties that introduced those assets to Asset Alliance. These fees generally consist of a percentage of the fees that are earned on the introduced assets and are paid primarily quarterly so long as those assets remain with Asset Alliance. The largest component of this fee is paid on Premier Hedge Enhanced assets to the large initial investor in the fund. These expenses generally have increased over time as the referenced assets and funds of funds advisory fees earned on those assets have increased. As Asset Alliance increases the direct sourcing of fund of funds assets under management, marketing fees should grow at a slower rate than advisory fees. Rebates generally arise from the funds of funds’ allocations to Asset Alliance and its affiliate managers’ funds, which generate revenue to Asset Alliance. Asset Alliance typically rebates the fees that it earns from these funds of funds allocations back to the funds of funds.

Amortization expenses related to preferred equity interests

Amortization expenses related to preferred equity interests consist of the amortization of employment contracts. Asset Alliance attributes a portion of the purchase price paid for acquisitions to the employment contracts of the principals of the acquired companies. These employment contracts are amortized over the length of the contracts.

Other operating expenses

Other operating expenses include all other expenses, including rent, utilities, insurance, travel and entertainment and general overhead of the consolidated entities other than any AIP related fund expenses.

Net interest expense

Asset Alliance is charged interest expense on borrowings related to leverage to the fund of funds which are consolidated into Asset Alliance’s accounts and debentures and credit facilities at the holding company level. These interest expense amounts are netted against interest income earned on any cash balances that Asset Alliance holds.

Gains on investments

The other main component of income is the gains on investments comprised of realized and unrealized appreciation of investments held by Asset Alliance. Investments typically consist of seed capital in Asset Alliance’s or the affiliate managers' funds and the investments made by the consolidated funds of funds. The amount of gains or losses from investments during each period depends on the size of the investment portfolio and the returns of individual investments within the portfolio.

Income Taxes

Asset Alliance incurs tax expenses based on the legal structure and jurisdictional taxation of its entities. Asset Alliance and its domestic subsidiaries are subject to US federal corporate level income tax and state and local income taxes. Additionally, certain of our subsidiaries and affiliate managers are subject to tax in foreign jurisdictions. Effective tax rates are affected by, among other factors, the geographic and business mix of our and our affiliate managers’ pre-tax operating results, foreign, state and local income taxes, availability of tax credits, non-deductible operating and acquisition related expenses and non-deductible amortization and impairment of preferred equity interests.

Income taxes paid to foreign jurisdictions are generally creditable toward U.S. federal corporate income tax. However, the ability to utilize the foreign tax credit depends on various factors such as the amount of the credit and the geographic business mix of our earnings.

After the merger, the combined company’s effective tax rate will be a function of its overall earnings, the income tax rates in the jurisdictions in which the combined company and its subsidiaries do business and the type and relative amount of income the combined company earns.

At December 31, 2007 Asset Alliance had federal net operating loss carryforwards of approximately $19.5 million for which it recorded a related deferred income tax asset of $6.8 million. These carryforwards will have an increased likelihood of being subject to annual limitations on utilization after the merger. The net operating loss carryforwards will expire in the years ending December 31, 2025, 2026 and 2027.

Years ended December 31, 2007 vs. December 31, 2006

	Years Ended December 31,		Change
	2007	2006	$	%
REVENUES:
Management and incentive fees	$43,584,564	$34,088,414	$9,496,150	28%
Other	186,211	135,598	50,613	37%
Net revenues	43,770,775	34,224,012	9,546,763	28%

EXPENSES:
Compensation and related expenses	15,939,766	15,181,640	758,126	5%
Professional fees	672,880	3,803,538	(3,130,658)	-82%
Fund related expenses	7,080,862	3,766,959	3,313,903	88%
Sub-advisor fee	5,998,389	2,707,088	3,291,301	122%
Marketing fees and rebates	4,515,551	3,048,196	1,467,355	48%
Amortization expense related to preferred equity interests	22,750	197,748	(174,998)	-88%
Other operating expenses	6,356,662	4,442,324	1,914,338	43%
Total expenses	40,586,860	33,147,493	7,439,367	22%

Operating income (loss) before special items	3,183,915	1,076,519	2,107,396	196%

Net gain (loss) on settlement of litigation	1,000,000	(799,897)	1,799,897	-225%
IPO expenses	(8,011,505)	-	(8,011,505)	N/A
Impairment of investments in preferred equity interests	(11,039,725)	(6,247,000)	(4,792,725)	77%
Operating loss	(14,867,315)	(5,970,378)	(8,896,937)	149%

Net interest expense	(427,785)	(2,547,972)	2,120,187	-83%
Net gain on investments	2,498,293	3,691,425	(1,193,132)	-32%
Loss from disposal of investments in preferred equity interests	-	(1,946,034)	1,946,034	-100%
Loss before provision for income taxes and minority interest	(12,796,807)	(6,772,959)	(6,023,848)	89%

(Provision) benefit for income taxes	3,400,893	(308,578)	3,709,471	-1,202%
Net income (loss) before minority interest in consolidated entities	(9,395,914)	(7,081,537)	(2,314,377)	33%

Minority interest expense from consolidated entities	(273,386)	(434,714)	161,328	-37%
Net loss	$(9,669,300)	$(7,516,251)	$(2,153,049)	29%

Revenue

Total revenue for fiscal year 2007 improved to $43.8 million, or a 28% increase over revenue of $34.2 million in fiscal year 2006. The year over year increase in revenue was driven primarily by increases in management fees, offset in part in decreases in incentive fees.

Management and incentive fees	Years Ended December 31,				Change
	2007		2006		$	%
		% of total		% of total
Management fees	$33,575,659	77%	$20,989,753	62%	$12,585,906	60%
Incentive fees	15,424,736	35%	18,206,106	53%	(2,781,370)	-15%
Management and incentive fees before expense share and marketing and referral fees	49,000,395		39,195,859		9,804,536	25%
Expense contribution to Affiliated Firms	(5,618,235)	-13%	(5,399,603)	-16%	(218,632)	4%
Marketing /Referral fees	202,404	1%	292,158	1%	(89,754)	-31%
Total management and incentive fees	$43,584,564	100%	$34,088,414	100%	$9,496,150	28%

Management fees and incentive fees from Asset Alliance’s affiliate managers and its wholly owned fund of funds business increased year over year and were driven primarily by an increase in average aggregate assets under management. Management fees increased 60% from $21.0 million in 2006 to $33.6 million in 2007, driven primarily by AIP which increased its management fees from $9.2 million in 2006 to $20.5 million in 2007 as its assets under management increased from $287 million as of December 31, 2006 to $734 million as of December 31, 2007. Incentive fees decreased 15% from $18.2 million in 2006 to $15.4 million in 2007 driven primarily by an overall decrease in fund returns and incentive fees from affiliate managers and the fund of funds business of Asset Alliance.

Expense contribution to affiliated firms increased 4% from $5.4 million in 2006 to $5.6 million in 2007 driven by an increase in the operating expenses of Wessex and Group G, which grew to support a larger level of assets under management, offset substantially by decreases in the expenses of JMG, Pacific and Spencer, all of which reduced expenses as they experienced a year over year decline in revenue. Additionally, our agreements with Wessex provided that Asset Alliance change from a partial expense share arrangement in the first half of 2006 to a full expense share thereafter, which contributed to the year over year increase in expenses contribution to affiliated firms.

Other contributors were marketing and referral fees earned by Asset Alliance equal to $202,404 in 2007, compared to $292,158 in 2006 and other income equal to $186,211 in 2007, compared to $135,598 in 2006.

Expenses

Total expenses in 2007 were $40.6 million, or a 22% increase over total expenses of $33.1 million in 2006. Total operating expense increases period over period were primarily driven by the growth of expenses of AIP, which grew expenses approximately 95% from $8.1 million in 2006 to $15.8 million in 2007. Expenses at AIP grew to support the substantial increase in assets under management which grew approximately 156% from $287 million as of December 31, 2006 to $734 million as of December 31, 2007.

Compensation	Years Ended December 31,		Change
	2007	2006	$	%

Fixed	$8,601,579	$8,583,595	$17,984	0%
Discretionary	7,338,187	6,598,045	740,142	11%
Total	$15,939,766	$15,181,640	$758,126	5%

Compensation and related expenses in 2007 were $15.9 million, or a 5% increase over compensation and related expenses of $15.2 million in 2006. Compensation expenses increased as a result of increases in discretionary compensation as the cash profitability of Asset Alliance improved and increased expenses tied to the vesting of Asset Alliance’s deferred compensation awards.

Professional fees in 2007 were $672,880, or an 82% decrease from professional fees of $3.8 million in 2006. The lower level of professional fees in 2007 was driven by a reduced level of legal and related fees in 2007 related to the Beacon Hill litigation, which was settled in 2006.

Fund related expenses, which represent primarily the mutual fund operating expenses paid by AIP, in 2007 were $7.1 million, or an 88% increase over fund related expenses of $3.8 million in 2006. The higher level of fund related expenses is driven by increased expenses required to manage a larger level of investments and assets under management (156% increase in assets under management from the end of 2006). AIP, unlike many mutual fund advisors, pays all of the fund operating expenses from its fees.

Sub-advisory fees, which represent fees paid by AIP to sub-advisors of AIP’s mutual funds in 2007 were $6.0 million, or a 122% increase over sub-advisory fees of $2.7 million in 2006. Increases to sub-advisory fees during this period were a result of AIP’s average assets under management growth and the additional leverage that AIP applies to its mutual funds’ underlying investments. This growth is consistent with the 122% revenue growth experienced by AIP during this period.

Marketing fee and rebate expenses in 2007 were $4.5 million, representing an increase of 48% over marketing fees and rebates of $3.0 million in 2006. Increases in marketing fees and rebates in 2007 were primarily related to the increase in rebates paid as a result of increased allocations that the funds of funds made to an Asset Alliance or affiliate manager’s products and the performance of those allocations to affiliated products. Asset Alliance rebates the fees that it earns from these allocations back to the respective fund of funds.

Amortization expenses related to preferred equity interests declined to $22,750 in 2007, representing a decrease of 88% from $197,748 in 2006 as the balance of amortizable assets declined in 2007 as a result of the separation from Zola at the end of 2006.

Other operating expenses in 2007 were $6.4 million, or a 43% increase over other operating expenses of $4.4 million in 2006 to support a larger business and marketing and support infrastructure at AIP.

Operating income before special items in 2007 increased by 196% to $3.2 million, compared to operating income of $1.1 million in 2006 as growth in revenue outpaced growth in operating expenses.

Asset Alliance recorded a net gain of $1.0 million settlement of litigation in 2007, which compares to a net loss of $799,897 in 2006. These items were related to the litigation regarding Beacon Hill. Asset Alliance recorded a gain in 2007 as it entered a resolution with its insurance company where Asset Alliance would receive $1.0 million, net of legal fees, compared to a charge in 2006 based on anticipated losses upon the global settlement of the Beacon Hill litigation.

As of December 31, 2006, Asset Alliance was considering an initial public offering on the AIM market of the London Stock Exchange of a portion of its business and incurred costs of approximately $5.3 million, which were reflected in Prepaid IPO costs in the consolidated balance sheet. During 2007, Asset Alliance decided not to pursue the IPO and the $5.3 million and an additional $2.7 million of related costs incurred in 2007 were expensed for a total expense of $8.0 million. Asset Alliance did not have a similar write-off in 2006.

Asset Alliance recognized a non-cash impairment of its investments in preferred equity interest in 2007 equal to $11.0 million as it recorded a valuation adjustment of its equity interest in Bricoleur by $2.8 million, in JMG by $2.4 million and in Pacific by $5.8 million. These valuation adjustments were based on a decline in the assets under management of these affiliates and Asset Alliance’s reduced equity interest in JMG and Pacific. Asset Alliance does not write up carrying cost of its affiliate managers. Asset Alliance recognized a $6.2 million non-cash impairment of its preferred equity interest in Bricoleur in 2006.

Net interest expense declined to $427,785 in 2007, compared to $2.5 million in 2006 as the average balance of loans and debentures payable declined in 2007.

Net gains from investments for the consolidated entities were $2.5 million in 2007, compared to $3.7 million in 2006 as the average balance of investments declined in 2007 as compared to 2006.

Asset Alliance recognized a loss from disposal of investments in preferred equity interest of $1.9 million in 2006 as Asset Alliance separated from Zola and recognized a loss on disposal. Asset Alliance decided to separate from Zola, whose investment strategy depended on the increasingly scarce issuance of mandatorily convertible preferred stock, to allow Asset Alliance to focus on other affiliate managers with greater growth potential. Asset Alliance did not recognize any gains or losses from the disposal of investments in preferred equity interests in 2007.

Provision for income taxes was a tax benefit of $3.4 million or an effective tax rate of 26.6% in 2007, compared to a tax expense of $308,578 or an effective tax rate of (4.6%) in 2006. Pretax income was a loss of $12.8 million in 2007, compared to a loss of $6.8 million in 2006. While both years had a pretax loss, Asset Alliance recorded a tax expense in 2006, compared to a tax benefit in 2007. This was primarily the result of a greater effect of foreign pre-tax earnings and U.S. losses, netting out as a pre-tax loss at the consolidated level, and greater amounts of non-deductible impairments of preferred equity interests in 2006 than in 2007. As a result of the U.S. losses in 2007 and 2006, the full amount of foreign income taxes could not be taken as a credit against U.S. federal taxes and were taken as a deduction for U.S. federal income taxes instead, resulting in a 8.9% reduction to the effective tax rate in 2007, compared to a 18.5% reduction to the effective tax rate in 2006. Both the 2007 and 2006 effective tax rates were also affected by non-deductible impairments of preferred equity interests in each year, which reduced the effective tax rates by 7.7% and 15.7% in 2007 and 2006. In addition, other items representing minority interest in consolidated partnership interest that is not subject to tax at the entity level increased the effective tax rate by 5.2% in 2007 and non-deductible operating expenses reduced the effective tax rate by 4.9% in 2006. These were the primary factors causing both the negative effective tax rate in 2006 and the difference in the effective tax rate between 2007 and 2006.

Minority interest expense was $273,386 in 2007, compared to minority interest expense of $434,714 in 2006. This was driven primarily by declines in gains from investments in the consolidated funds of funds attributable to outside investors and withdrawals of outside investors from the consolidated fund of funds.

Asset Alliance recorded a net loss of $9.7 million in 2007, compared to a net loss of $7.5 in 2006. The decline in net income is primarily driven by a higher level of special items in 2007 vs. 2006.

Years ended December 31, 2006 vs. December 31, 2005

	Years Ended December 31,		Change
	2006	2005	$	%
REVENUES:
Management and incentive fees	$34,088,414	$25,745,048	$8,343,366	32%
Other	135,598	138,854	(3,256)	-2%
Net revenues	34,224,012	25,883,902	8,340,110	32%

EXPENSES:
Compensation and related expenses	15,181,640	11,603,342	3,578,298	31%
Professional fees	3,803,538	5,115,615	(1,312,077)	-26%
Fund related expense	3,766,959	1,349,930	2,417,029	179%
Sub-advisor fee	2,707,088	1,278,807	1,428,281	112%
Marketing fees and rebates	3,048,196	2,593,533	454,663	18%
Amortization expense related to preferred equity interests	197,748	1,400,900	(1,203,152)	-86%
Other operating expenses	4,442,324	4,605,128	(162,804)	-4%
Total expenses	33,147,493	27,947,255	5,200,238	19%

Operating income (loss) before special items	1,076,519	(2,063,353)	3,139,872	-152%

Net gain (loss) on settlement of litigation	(799,897)	-	(799,897)	N/A
Impairment of investments in preferred equity interests	(6,247,000)	(15,116,622)	8,869,622	-59%
Operating loss	(5,970,378)	(17,179,975)	11,209,597	-65%

Net interest expense	(2,547,972)	(2,237,356)	(310,616)	14%
Net gain on investments	3,691,425	701,641	2,989,784	426%
Loss from disposal of investments in preferred equity interests	(1,946,034)	(8,635,370)	6,689,336	-77%
Loss before provision for income taxes and minority interest	(6,772,959)	(27,351,060)	20,578,101	-75%

(Provision) benefit for income taxes	(308,578)	4,111,123	(4,419,701)	-108%
Net income (loss) before minority interest in consolidated entities	(7,081,537)	(23,239,937)	16,158,400	-70%

Minority interest expense from consolidated entities	(434,714)	(2,335,359)	1,900,645	-81%
Net loss	$(7,516,251)	$(25,575,296)	$18,059,045	-71%

Revenue

Total revenue for fiscal year 2006 improved to $34.2 million, or a 32% increase over revenue of $25.9 million in fiscal year 2005. The year over year increase in revenue was driven primarily by increases in incentive fees offset in part by increase in expense contribution to affiliated firms.

Management and incentive fees	Years Ended December 31,				Change
	2006		2005		$	%
		% of total		% of total
Management fees	$20,989,753	62%	$20,075,055	78%	$914,698	5%
Incentive fees	18,206,106	53%	7,602,250	30%	10,603,856	139%
Management and incentive fees before expense share and marketing and referral fees	39,195,859		27,677,305		11,518,554	42%
Expense contribution to Affiliated Firms	(5,399,603)	-16%	(2,338,620)	-9%	(3,060,983)	131%
Marketing /Referral fees	292,158	1%	406,363	2%	(114,205)	-28%
Total management and incentive fees	$34,088,414	100%	$25,745,048	100%	$8,343,366	32%

Management fees and incentive fees from Asset Alliance’s affiliate managers and its wholly owned fund of funds business increased year over year and were driven primarily by an increase in management fees from AIP and incentive fees from the affiliate managers. Management fees increased 5% from $20.1 million in 2005 to $21.0 million in 2006, driven primarily by AIP which increased its management fees from $4.3 million in 2005 to $9.2 million in 2006 as its assets under management increased from $153 million as of December 31, 2005 to $287 million as of December 31, 2006, offset in part by the decline of management fees from affiliated firms, which declined from $12.2 million in 2005 to $8.0 million in 2006 as average assets under management of the affiliate managers excluding AIP declined year over year. Incentive fees increased 139% from $7.6 million in 2005 to $18.2 million in 2006, driven by an increase in incentive fees across the majority of affiliate managers, notably JMG, Pacific and Wessex which delivered better returns in 2006 as compared to 2005.

Expense contribution to affiliated firms increased 131% from $2.3 million in 2005 to $5.4 million in 2006, driven by an increase in the operating expenses of the affiliate managers where Asset Alliance shares expenses, primarily in managers that had a large year over year increase in incentive fees such as JMG, Pacific and Wessex. Group G and Spencer also added expenses to support a larger business and greater level of assets under management.

Other contributors were marketing and referral fees earned by Asset Alliance equal to $292,158 in 2006, compared to $406,363 in 2005 and other income equal to $135,598 in 2006, compared to $138,854 in 2005.

Expenses

Total expenses in 2006 were $33.1 million, a 19% increase over total expenses of $27.9 million in 2005. Expense increases year over year were primarily driven by the growth of various expenses at AIP which grew expenses approximately 129% from $3.5 million in 2005 to $8.1 million in 2006. Expenses at AIP, which are included in the various expense line items of the consolidated Asset Alliance income statement, grew to support the substantial increase in assets under management which grew 88% from $153 million as of December 31, 2005 to $287 million as of December 31, 2006.

Compensation	Years Ended December 31,		Change
	2006	2005	$	%
Fixed	$8,583,595	$6,982,372	$1,601,223	23%
Discretionary	6,598,045	4,620,970	1,977,075	43%
Total	$15,181,640	$11,603,342	$3,578,298	31%

Compensation and related expenses in 2006 were $15.2 million, or a 31% increase over compensation and related expenses of $11.6 million in 2005. Increases in compensation expense were driven by both increases in discretionary compensation, which grew as a result of an increase in incentive fees and revenue during 2006 and fixed compensation to support a growing business.

Professional fees of Asset Alliance in 2006 were $3.8 million, or a 26% decrease from professional fees of $5.1 million in 2005. The lower level of professional fees in 2006 was driven by a reduced level of legal and litigation fees in relation to the Beacon Hill litigation in 2006 as compared to 2005. The Beacon Hill litigation was settled in principle in the middle of 2006.

Fund related expenses in 2006 were $3.8 million, or a 179% increase over fund related expenses of $1.3 million in 2005. The higher level of fund related expenses was driven by increased expenses required to manage a larger level of investments and assets under management. Increased expenses were also a result of AIP’s decision to enhance the structure of the mutual funds by creating separate 1940 Act registered underlying sub-funds, which are in turn advised by the sub-advisors and are grouped by strategy. This structure enhances capacity and the creation of new multi-manager products with improved flexibility and substantially reduced seed capital requirements.

Sub-advisory fees, which represent fees paid by AIP to sub-advisors of AIP’s mutual funds in 2006, were $2.7 million, or a 112% increase over sub-advisory fees of $1.3 million in 2005. Increases to sub-advisory fees were a result of AIP’s average assets under management growth during 2006.

Marketing fee and rebate expenses in 2006 were $3.0 million, representing an increase of 18% over marketing fees and rebates of $2.6 million in 2005. Increases in marketing fees and rebates in 2006 were primarily related to the increase in marketing fees paid as a result of a higher level of assets under management and performance in Asset Alliance’s funds of funds. This led to an increase in management and incentive fees, which are partially paid out as marketing fees.

Amortization expenses related to preferred equity interests declined to $197,748 in 2006, representing a decrease of 86% from $1.4 million in 2005 as the balance of amortizable assets declined in 2006 as a result of an employment contract being fully amortized and Asset Alliance’s separation from Couchman at the end of 2005.

Other operating expenses in 2006 were $4.4 million, or a 4% decrease over other operating expenses of $4.6 million in 2005. Overall, other operating expenses declined year over year as operating overhead including travel and entertainment declined marginally.

Operating income before special items in 2006 improved to $1.1 million from an operating loss of $2.1 million in 2005. Asset Alliance returned to operating profitability as revenue grew in excess of operating expenses as Asset Alliance’s affiliate managers continued to grow and generate a greater amount of incentive fees.

Asset Alliance recorded a net loss of $799,897 on the anticipated settlement of certain litigation matters in 2006. There was no similar charge in 2005. This loss was related to a global settlement of litigation, in principle, regarding Beacon Hill, a former affiliate of Asset Alliance.

Asset Alliance recognized a non-cash impairment of its investments in preferred equity interest of $6.2 million in 2006, compared to an impairment of $15.1 million in 2005 as it recorded a valuation adjustment as the assets under management of the affiliate managers declined meaningfully. The impairment in 2005 consisted of a $13.0 million valuation adjustment of Bricoleur and a $2.1 million valuation adjustment of Zola. The impairment in 2006 consisted of a further $6.2 million valuation adjustment of Bricoleur.

Net interest expense increased to $2.5 million in 2006, compared to $2.2 million in 2005 as the average cost of borrowing increased due to an increase in LIBOR rates in 2006, offset in part by a decline in the average balance of loans and debentures payable in 2006.

Net gains from investments were $3.7 million in fiscal year 2006, compared to $701,641 in fiscal year 2005 as returns on investments increased in 2006, offset in part by a lower level of average investments during 2006.

Asset Alliance recognized a loss from disposal of investments in preferred equity interest of $1.9 million in 2006, compared to a loss of $8.6 million in 2005 as Asset Alliance separated from certain affiliate managers and recognized a loss on disposal. Asset Alliance decided to separate from these businesses to allow it to focus on other affiliate managers with greater growth potential. The loss from disposal in 2006 consisted of a $1.9 million loss on Zola. The loss from disposal in 2005 consisted of a $5.5 million loss on Liberty Corner, $2.1 million loss on Couchman and a $1.0 million loss on Silverado.

Provision for income taxes was a tax expense of $308,578 or an effective tax rate of (4.6%) in 2006, compared to a tax benefit of $4.1 million or an effective tax rate of 15.0% in 2005. Pretax loss was $6.8 million in 2006, compared to a loss of $27.4 million in 2005. While both years had a pretax loss, Asset Alliance recorded a tax expense in 2006, compared to a tax benefit in 2005. This was primarily the effect of foreign pre-tax earnings and U.S. losses resulting in an 18.5% reduction to the effective tax rate. In addition, there was a 4.9% reduction to the effective tax rate as a result of non-deductible operating expenses in 2006. These were the primary factors causing both the negative effective tax rate in 2006 and the difference in the effective tax rate between 2006 and 2005. Both the 2006 and 2005 effective tax rates were affected by a non-deductible impairment of preferred equity interests in each year, which reduced the effective tax rates by 15.7% and 19.3% in each year, respectively.

Minority interest expense was $434,714 in 2006, compared to $2.3 million in 2005. Minority interest expense declined in 2006 as investment gains from consolidated fund of funds entities which Asset Alliance controls declined year over year and third party investors redeemed from the consolidated funds of funds as Asset Alliance initiated the liquidation of two funds of funds at the end of 2005 and the beginning of 2006.

Asset Alliance recorded a net loss of $7.5 million in 2006, compared to a net loss of $25.6 million in 2005. The lower net loss in 2006 was due primarily to higher revenue and a lower amount of special items in 2006 as compared to 2005.

Cash Flow Statements

Years ended December 31, 2007 vs. December 31, 2006 and December 31, 2005

	Years ended December 31,
Cash flow from:	2007	2006	2005
Operating activities	$(207,089)	$196,863	$(8,973,583)
Investing activities	32,056,835	87,042,597	1,955,049
Financing activities	(36,467,769)	(83,337,730)	1,492,334
Net change in cash and cash equivalents	$(4,618,023)	$3,901,730	$(5,526,200)

Net cash flow from operating activities in fiscal year 2007 was a use of cash of $207,089, compared to a source of cash of $196,863 in fiscal year 2006, and a use of cash of $9.0 million in fiscal year 2005. Cash flow from operations in 2007 was lower by $403,952 as compared to 2006. Key items contributing to the decline in cash flow from operations were an increase in fees and other receivables of $545,576 in 2007, compared to a reduction of fees and other receivables of $11.0 million in 2006 benefiting cash flows from operations in 2006, offset substantially by cash paid on litigation of $4.2 million and prepaid IPO costs of $5.3 million in 2006 and higher operating income before special items in 2007 as compared to 2006. The increase in cash flow from operations in 2006 compared to 2005 was primarily driven by a benefit in fiscal year 2006 from a reduction in fees and other receivables of $11.0 million as compared to an increase in fees and other receivables of $10.0 million in 2005, offset in part by the cash paid on litigation and prepaid IPO costs in 2006 mentioned earlier.

Net cash flow from investing activities in fiscal year 2007 was a source of cash of $32.1 million, compared to a source of cash of $87.0 million in 2006, and a source of cash of $2.0 million in fiscal year 2005. Payments for the purchase of investments were $4.1 million in 2007, compared to $40.5 million in 2006 and $35.8 million in 2005. Proceeds from the sale of investments were $36.2 million in 2007, compared to $121.1 million in 2006 and $25.9 million in 2005. Reductions in restricted cash were a source of cash equal to $5,366 in 2007, compared to $6.5 million in 2006 and $12.8 million in 2005.

Net cash flow from financing activities in fiscal year 2007 was a use of cash of $36.5 million, compared to a use of cash of $83.3 million in 2006 and a source of cash of $1.5 million in fiscal year 2005. Key contributors to the use of cash from financing activities in 2007 was a repayment in loans and debentures of $22.5 million, net partner withdrawals from primarily the consolidated funds of funds of $5.5 million, and a repurchase of Asset Alliance preferred stock of $8.0 million. Key contributors to the use of cash from financing activities in 2006 was a repayment in loans and debentures by Asset Alliance of $29.5 million, net partner withdrawals from primarily the consolidated fund of funds of $50.7 million, and a repurchase of Asset Alliance common stock of $1.9 million. Key contributors to the source of cash from financing activities in 2005 was borrowings of $12.1 million, offset by the repayment of debentures of $3.8 million, and net partner withdrawals from primarily the consolidated fund of funds of $5.8 million. The partner contributions/withdrawals, net sale of investments mentioned earlier, and the increase/reduction in loans payable in part are related to the launch of two unlevered and two levered fund of funds seeded and managed by Asset Alliance in 2004 and 2005 and their liquidation starting in 2006.

Liquidity and capital resources

The principal source of Asset Alliance’s ongoing liquidity is cash generated from management, performance and other fees and the redemption of gains on investments. The principal differences between net profits and operating cash flow relates to realized and unrealized gains from investments which does not generate cash until the underlying investments are partially or completely redeemed, the receipt of incentive fees and share of profit from affiliate managers, and the payment of Asset Alliance’s cash-based variable compensation, both which takes place in the beginning of the year.

Asset Alliance generally manages operational cash flow, acquisitions and seeding investments as an integrated process in maintaining sufficient liquidity and working capital. Asset Alliance does not have substantial capital expenditures. Cash is primarily used to acquire equity interests or to invest in new products of alternative investment managers. If liquidity is required, investments in alternative investment funds can be redeemed to meet liquidity needs. As of December 31, 2005 and December 31, 2006, two of the funds of funds (Premier Hedge Plus, L.P. and Premier Hedge Plus, Ltd.) that were consolidated into Asset Alliance were leveraged funds and achieved such leverage through a total return swap with a bank. The sole purpose of these swaps were to provide leverage for the two funds of funds and the swaps were held by the funds of funds until the liquidation of the two funds of funds. Asset Alliance had loans and debentures outstanding over the last several years and as of December 31, 2007, had a loan outstanding of $4,180,000. This loan has subsequently been fully repaid. Additionally, Asset Alliance had access to a $35 million secured leverage facility, which was structured as a revolving credit facility and was used primarily to seed its own funds of funds and the funds of alternative managers in which Asset Alliance has an equity interest. The combined company’s initial capital availability following the merger and its business plan should not require the combined company to initially retain any similar facilities but such facilities may be used as the number of seeded alternative managers and their advised funds grow and become more diversified. Following the merger, the combined company believes that it will have sufficient liquidity over approximately the next eighteen months to implement its business plan of acquiring equity interests in alternative investment managers. However, the combined company may decide to issue stock or debt or preferred securities convertible into stock as part of the consideration used for its acquisitions and may obtain a secured or unsecured credit facility to allow Asset Alliance to acquire additional alternative managers and to seed both the funds that they advise and the funds advised by Asset Alliance and its current affiliate managers.

ADDITIONAL FINANCIAL INFORMATION REGARDING ASSET ALLIANCE

Certain affiliate manager equity interests held by Asset Alliance are accounted for as long-lived assets. These assets are evaluated regularly and any impairment in the value of the asset versus the carrying value is recorded on Asset Alliance’s financial statements.

In accordance with GAAP, any appreciation in value of the equity interests in affiliate managers is not reflected in Asset Alliance’s financial statements (unless such interest is sold at a gain) which results in unidirectional changes in the carrying value of these assets and, therefore, does not accurately reflect the true change in the value of all of Asset Alliance’s equity interests in affiliate managers. The chart below indicates the net revenues received from affiliate managers in the historical period. Net revenues received by Asset Alliance is a primary driver in the valuation analysis used to determine applicable impairment charges as discussed above.

	Revenue Share of Asset Alliance (after expense share)
	Carrying Value -
	Dec. 31 2007	2005	2006	2007
AIP	$1,474,992	$1,261,783	$2,249,769	$2,783,652
Group G	208,498	153,583	595,058	1,123,340
Spencer	2,502,000	456,905	1,530,239	705,509
Wessex	1,440,843	5,684,906	6,439,079	5,773,663
Bricoleur	2,993,612	2,131,081	1,958,973	1,477,127
JMG	11,616,400	2,382,226	3,402,215	2,024,999
Pacific	12,092,720	3,612,096	2,789,353	2,052,909
P/E	-	567,627	961,038	1,640,427
TA	1,223,046	580,877	955,142	1,203,300
Asset Alliance Advisors (Funds of Funds)	-	5,416,574	6,278,592	6,933,447

Off-Balance Sheet Arrangements

Asset Alliance intends to (i) pay third party placement agents 2% of all assets raised in respect of the two registered BTOP50 funds and (ii) have these funds reimburse Asset Alliance by paying Asset Alliance a servicing fee equal to 2% per annum on the net asset value of these assets during the first year such assets are invested in these funds or a early redemption fee equal to the unreimbursed amount in respect of the redeeming assets if such assets are redeemed during the first 12 months after they are initially invested in these funds.

Asset Alliance committed up to $1 million to fund operations of its majority owned subsidiary, Capintro Partners, on an as needed basis.

Asset Alliance intends to pay a finders fee to certain advisors, should the merger with Tailwind Financial be successful.

Contractual Obligations

The following table summarizes Asset Alliance’s contractual obligations and commitments as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-Term Debt Obligations (1)	$4,180,000	$4,180,000	$0	$0	$0
Operating Lease Obligations	$4,900,000	$891,000	$2,170,000	$1,226,000	$613,000
Compensation Obligations (2)	$4,422,804	$2,925,189	$1,053,358	$444,256	$0
Other Long-Term Liabilities Reflected on AAC's Balance Sheet under GAAP (3)	$4,850,000	$2,850,000	$2,000,000	$0	$0
Total	$18,352,804	$10,846,189	$5,223,358	$1,670,256	$613,000

(1)	Long-term debt obligation was paid out in January 2008.

(2)
Compensation obligations include: (i) guaranteed bonus payable April 1 2008, 2009 and 2010 to a certain employee of the company, (ii) a portion of executive bonuses that was deferred, and (iii) deferred incentive compensation.

(3)	Other Long-Term Liabilities include: (i) settlement on Beacon Hill and (ii) expenses associated with the public fund seeded by Asset Alliance.

Changes in Accountants

In 2006, Asset Alliance’s board of directors approved the change of its independent accountants from Ernst & Young LLP to Deloitte & Touche LLP. The main consideration for this change was that Asset Alliance’s board of directors and its executive management team, in an effort to improve Asset Alliance’s financial reporting, believed having a single firm audit both the fund of funds and its corporate entities was significantly more efficient than having two firms do such work. Prior to 2006, for several years, Deloitte & Touche LLP audited Asset Alliance’s fund of funds and Ernst & Young LLP audited Asset Alliance’s corporate entities. While both firms were fully qualified and invited to provide the audits of both the corporate entities and the fund of funds, Asset Alliance’s board of directors ultimately chose Deloitte & Touche LLP as such change would not require notifications or other complications at the fund of funds level.

Qualitative And Quantitative Disclosures About Market Risk

Asset Alliance’s predominant exposure to market risk is related to its equity interests in its affiliate managers, who act as the investment managers for the funds and accounts that they manage for clients. Market risk affects the fair value of the underlying investments and such change will impact the level of management and incentive fees earned by Asset Alliance. Asset Alliance intends to make seeding investments in alternative funds, which value may be affected by market risk.

Asset Alliance and its affiliate managers currently manage more than 20 funds, employing a range of strategies. In addition, the funds are managed independently from each other and often by different affiliate managers that employ different strategies, which reduces the risk of a market event impacting all Asset Alliance and affiliate manager funds in the same manner. Asset Alliance’s seed investments are expected to be invested in a similar diversified manner. However, there have been events in the history of financial markets where the correlation, albeit short term, between asset classes and strategies increased substantially in a widespread decline.

Impact on management fees

Asset Alliance and its affiliate managers manage a diverse number of investment products that participate in a wide range of credit, equity, derivative and alternative markets. Unfavorable market movements in any of these markets may materially affect the assets under management of Asset Alliance and its affiliate managers. As management fees are generated from the level of assets under management, management fees will decline if assets under management decline as a result of either a reduction in the value of the investments managed by Asset Alliance and its affiliate managers or investor redemptions in future periods as the result of a negative market event.

Impact on performance fees

Performance fees are earned on the positive performance over the high water marks and performance hurdles, if any, of the assets under management of Asset Alliance and its affiliate managers. Similar to management fees mentioned above, performance fees depend on the level of assets under management and any decline in assets under management from a market event will reduce performance fees, Additionally, a negative market event may eliminate any positive performance and hence, performance fees to Asset Alliance and its affiliate managers.

Investment gains and losses

Investments such as seed investments are marked to market. Asset Alliance may experience reduced gains or even losses from investments in the face of market risk which negatively impact Asset Alliance’s investments and operating results.

Impairment of investments in preferred equity interests

Asset Alliance conducts a periodic review of its investments in preferred equity interests. In the event that market risk materially and permanently effects an affiliate manager’s assets under management or causes an affiliate manager to deliver prolonged below average or negative investment returns relative to their track record, Asset Alliance may be required to recognize an impairment of investments in preferred equity interests in such affiliate manager. Asset Alliance does not recognize any gains in investments in preferred equity interests in the case of an increase in assets under management or above average investment returns.

Market risk

Funds and separate accounts advised by Asset Alliance and its affiliate managers represent client assets that are reported at fair value as of the reporting date. The assets under management, a measure of the aggregate assets managed for clients, of Asset Alliance and affiliate managers in which Asset Alliance has an ownership interest were approximately $3.4 billion as of December 31, 2007. Assets under management will therefore increase and decrease in direct proportion to changes in the net market value of the total investments across all of Asset Alliance and its affiliate managers’ funds and separate accounts. A 10% change in the assets under management as of December 31, 2007 will impact assets under management by approximately $340 million. This change will consequently affect Asset Alliance’s management and incentive fees as described above. The effect on management and incentive fees as a result of a decline in assets under management will depend on variables including but not limited to, the management and incentive fees charged on the assets under management, Asset Alliance’s percentage share of such fees, and in the event that such reduction in assets under management was from an affiliate manager where Asset Alliance shares a portion of the operating expenses, the potential reduction in expenses paid by an affiliate manager as a result of a decrease in fees earned by the affiliate manager. With respect to investment gains and losses, although Asset Alliance will continue to have investments immediately following the merger, with the exception of a $486,750 investment in a fund of funds and a seed investment in a public fund of $110,759 as of December 31, 2007, the remaining investments of $5,371,520 represent interests in funds undergoing liquidation. Asset Alliance does not expect that these investments are materially exposed to market risk. However, assuming that Asset Alliance allocates $30 million to seed investments in the future, a 10% change in the value of investment would impact Asset Alliance’s gains or losses by $3.0 million. In relation to Asset Alliance’s investments in preferred equity interests in its affiliate managers, a decrease in assets under management or prolonged below average or negative performance for an affiliate manager may cause Asset Alliance to recognize an impairment. The magnitude of such an impairment will depend on how the affiliate manager’s business is permanently affected by the combination of a number of factors including but not limited to, reduced assets under management, expected future investment returns and expected future growth of assets under management.

Exchange rate risk

Asset Alliance uses the U.S. dollar as its reporting currency in its financial statements. A substantial majority of Asset Alliance’s cash and assets are held and denominated in U.S. dollars and will not be affected by currency fluctuations. On the income side, a majority of Asset Alliance and its affiliate managers’ products and assets under management are denominated in U.S. dollars and therefore, a substantial majority of Asset Alliance’s fee revenue will be received in U.S. dollars. A portion of Asset Alliance’s assets under management are derived from Euro share classes and any income while earned in U.S. dollars is affected by the value of the Euro which affects the amount of assets under management. In contrast, a portion of Asset Alliance and its affiliate managers’ expenses are Pound Sterling based. This includes all the expenses of our U.K. office and of Wessex, whose expenses we share rateably as an equity holder. As a result of the currency mismatches, a gain in the value of the Pound Sterling against the U.S. dollar or a drop in the value of the Euro against the U.S. dollar will negatively affect overall cash profitability. Asset Alliance’s foreign exchange exposure is not currently material and Asset Alliance has not hedged this exposure in the past.

Interest rate risk

Although Asset Alliance does not anticipate having any loan balances outstanding immediately following the merger, Asset Alliance has historically had loan balances outstanding through its secured credit facility. The finance cost related to this facility as of December 31, 2007 was one month Libor + 1.35%. LIBOR is reset on a monthly basis and as a result, Asset Alliance is subject to rises in interest rates if it has any outstanding loan balances. Asset Alliance does not have any loans outstanding under this facility as of the filing date. Interest rates may also affect the interest income Asset Alliance earns on its cash balances immediately following the merger.

Fluctuations in interest rates and market activity may also significantly affect the returns derived from Asset Alliance’s potential seeding investments, the funds that Asset Alliance manages, as well as the market values of, and the corresponding levels of capital gains or losses on, such investments. Asset Alliance and its affiliate managers manage a diverse number of investment products that participate in a wide range of credit, equity, derivative and alternative markets. Unfavorable market movements in any of these markets may materially affect both the performance of Asset Alliance’s investments and its managed funds, which will impact incentive fees earned by Asset Alliance as well as future asset growth.

Critical Accounting Policies And Estimates Of Asset Alliance

The preparation of Asset Alliance’s financial statements in accordance with accounting principles generally accepted in the United States of America requires Asset Alliance to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and important disclosures in the footnotes. Asset Alliance bases these estimates and judgments on available information, historical experience and other assumptions that it believes are reasonable under the circumstances. These estimates, judgments and assumptions, however, are often subjective and may be impacted negatively based on changing circumstances or changes in its analyses. If actual amounts are ultimately different from those estimates, revisions are included in Asset Alliance’s financial statements for the period in which the actual amounts become known. Asset Alliance believes the following critical accounting policies could potentially produce materially different results if it were to change underlying estimates, judgments or assumptions. Asset Alliance’s accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements” with Asset Alliance's financial statements included elsewhere in this proxy statement/prospectus.

Variable Interest Entities

Asset Alliance consolidates Variable Interest Entities, which we refer to as VIEs, in accordance with Financial Accounting Standards Board Interpretation (FIN 46R) when it is determined to be the primary beneficiary, either directly or indirectly through its consolidated subsidiaries. The liabilities of the consolidated VIEs are non-recourse to Asset Alliance’s general credit. Asset Alliance currently consolidates one VIE, Alternative Investment Partners, LLC (AIP). The consolidated VIE is a majority-owned affiliate of Asset Alliance, where Asset Alliance is not only the primary beneficiary but also has voting control. Asset Alliance participated in the formation of and has a principal investment in such affiliate.

Asset Alliance is a variable interest holder in Group G Capital Partners, LLC and was also a variable interest holder in Couchman Capital, LLC (separated in 2005) and Zola Capital Management LLC (separated in 2006). These other VIEs are not consolidated, as Asset Alliance is not the primary beneficiary. In each case, these VIEs would also not be consolidated by Asset Alliance under a voting control model.

Revenue Recognition

Management and incentive fee income relates to Asset Alliance’s share of such fees earned by unconsolidated affiliate managers or such fees earned directly by Asset Alliance or one of its subsidiaries. These fees are based upon the contractual terms of the investment management and other agreements that Asset Alliance or its affiliate managers enter into with the applicable affiliate, fund or client. Asset Alliance recognizes management fee income in the period during which the related services are performed and the amounts have been contractually earned in accordance with the relevant management or other agreements. Incentive fees are accrued monthly, based on performance to date versus the performance benchmark or hurdle stated in the management agreement, if any. Asset Alliance accrues its estimated share of affiliate managers’ operating expenses, if applicable, and nets them against management and incentive fees in its computation of gross revenues.

Investments at Fair Value

Asset Alliance records its investments at fair value, with related unrealized gains and losses recognized in earnings. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Asset Alliance generally has strategic investments in affiliate funds and investments in consolidated funds of funds.

Investments in affiliate funds reflect Asset Alliance’s share of the net assets of these investment vehicles or funds which are recorded at fair value. As a general matter, the fair value of each of these investment categories represents the amount that Asset Alliance could reasonably expect to receive if the fund’s investment was redeemed at the time of valuation. The valuation is generally produced by the fund manager, fund administrator, calculation agent or other third party. Although redemptions of shares or interests in the funds are subject to advance notice requirements, the funds will typically make available net asset value information to holders which will represent the price at which, even in the absence of redemption activity, the fund would have effected a redemption if any such requests had been made. However, if an unusually large amount of redemption activity were to occur at any given period, it is possible that the redemption price would be lower than it otherwise would have been.

The valuation of investments in funds of funds is based on the underlying valuation of the individual funds contained in each fund of funds portfolio. Asset Alliance or the advisor to an unaffiliated fund of funds typically does not obtain instrument-level detail from the underlying funds. So, as part of the due diligence process for an Asset Alliance advised fund of funds, Asset Alliance reviews, prior to investing in a fund, the valuation procedures the underlying fund advisor utilizes for each type of instrument in the fund’s portfolio. Subsequent to making an investment in a fund of funds advised by Asset Alliance, it reviews the monthly net asset value reports received from either the manager or the manager’s administrator and it also reviews the net asset value calculations prepared by the administrator to the Asset Alliance advised fund of funds. In addition for Asset Alliance advised funds of funds, Asset Alliance updates its understanding of a manager’s stated exposures in light of general market conditions through periodic conversations with the manager. Every month, the Asset Alliance’s Valuation Committee approves the valuation of each fund of funds portfolio.

Notwithstanding the due diligence and monitoring procedures Asset Alliance performs, certain underlying positions in the funds will trade infrequently or not trade at all and, as a result, have little or no price transparency. Such positions could include, among others, private equity, warrants, certain mortgage loans and related investments, distressed and high yield debt instruments. As a result, the valuation assigned to those financial instruments with little to no price transparency are valued by the funds’ investment manager typically using third party pricing sources such as brokers and pricing services or by following acceptable industry pricing methodologies. Certain of these valuation methodologies will be based on estimates, assumptions and judgments that are inherently subjective. Accordingly, the amount ultimately realized on those positions may be significantly different than the estimated fair value used to determine the funds net asset value.

Preferred Equity Interests and Related Impairments

As an investment management holding company Asset Alliance acquires preferred equity interests in privately held investment management firms. Asset Alliance tests the recorded value of each of its holdings of preferred interests for impairment, at least annually, through analogy to Accounting Principles Board Opinion No. 18, the “Equity Method of Accounting for Investments in Common Stock”, which requires us to recognize a loss in value of Asset Alliance’s holdings that is “other than temporary.”

Asset Alliance performs this impairment test by estimating the fair value of each preferred interest using valuation methodologies such as multiples of cash flow attributable to Asset Alliance and discounted cash flows for each investment. These methodologies take into consideration, among other things, the type of interest, the management, limited liability company or other agreements that are in effect, the amount of assets under management, fee structure and anticipated performance of advised products.  Asset Alliance compares the estimated fair value that it has derived to the carrying value of the interest and, if the carrying value exceeds the estimated fair value, Asset Alliance records an impairment charge, unless it has a reasonable basis to believe the estimated fair value will recover in a relatively short period of time, generally six to twelve months. To date, Asset Alliance has recorded impairment charges when the carrying value of its interests exceeded the estimated fair value calculated because it has not had reason to believe that the fair value would recover in a short period of time.

Since there are no observable market prices for Asset Alliance’s preferred interests, its valuation methodologies incorporate Asset Alliance’s own subjective assumptions and require it to make various judgments.  As a result, Asset Alliance’s determination of estimated fair value could differ from an estimate of fair value made by someone else and such valuation may never be realized in the marketplace. Accordingly, the amount and timing of any impairment charge could be different than the amount and time period Asset Alliance recorded such impairment charge.

Consolidation

Asset Alliance’s policy is to consolidate those entities or funds that it controls through a majority voting interest or otherwise, including entities or funds in which the general partners are presumed to have control over them pursuant to Emerging Issues Task Force Issue No. 04.5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. In addition, Asset Alliance consolidates those entities or funds that are determined to be variable interest entities, referred to as VIEs, where Asset Alliance absorbs either a majority of the expected losses or residual returns, or both, of such entity pursuant to the requirements of FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, referred to as FIN 46R. The evaluation of whether an entity is subject to the requirements of FIN 46R is a VIE and the determination of whether Asset Alliance should consolidate such VIE requires management’s judgment concerning various matters such as the degree of control over an entity by its holders of variable interests, the relation of the holders of variable interests to each other, the design of the entity, which holder of variable interests is most “closely associated” to the entity and, ultimately, whether Asset Alliance is the primary beneficiary required to consolidate the entity.

INFORMATION ABOUT TAILWIND FINANCIAL

BUSINESS

General

Tailwind Financial Inc. is a blank check development stage company organized under the laws of the State of Delaware on June 30, 2006. We were formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more businesses in the financial services industry. Other than interest income, we have not generated revenue to date. We are considered to be in the development stage and are subject to the risks associated with activities of development stage companies. Since our initial public offering in April 2007, we have been actively engaged in identifying a suitable business combination candidate. We have met with potential target companies, service professionals and other intermediaries to discuss our company, the background of our management and our business combination preferences.

Prior to executing the merger agreement with Asset Alliance, Tailwind Financial’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Offering Proceeds Held in the Trust Account

Tailwind Financial’s net proceeds from the sale of units in its initial public offering and private placement of warrants were approximately $100,100,000. Of this amount, $100,000,000 was deposited in the trust account and the remaining $100,000 was held outside of the trust account. Up to $1,600,000 of interest earned on the trust account (net of taxes) may be released to Tailwind Financial to cover a portion of its operating expenses. The proceeds held outside the trust account are available to be used by Tailwind Financial, and are being used by Tailwind Financial, to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Tailwind Financial evaluated a number of candidates before moving forward with Asset Alliance. If the merger with Asset Alliance is not consummated, Tailwind Financial will attempt to consummate another business combination but may not have enough time or resources to continue searching for an alternative target. In the event the merger with Asset Alliance is not consummated Tailwind Financial would, if able, continue to conduct a search for a possible candidate in accordance with the criteria as previously disclosed in Tailwind Financial’s publicly available filings with the SEC.

The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Tailwind Financial. If the merger with Asset Alliance is consummated, the funds held in the trust account will be released to Tailwind Financial, less amounts paid to stockholders of Tailwind Financial who do not approve the merger and elect to convert their shares of common stock into their pro-rata share of the trust account.

Fair Market Value of Target Business

The initial target acquisition that Tailwind Financial acquires must have a fair market value equal to at least 80% of its net assets (excluding the amount held in the trust account representing a portion of the underwriters’ deferred discount) at the time of such acquisition, subject to the conversion rights of its stockholders described herein. The fair market value of Asset Alliance was determined by the board of directors to be in excess of this amount based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value.

Tailwind Financial also has obtained an opinion from Houlihan Lokey dated December 11, 2007 to the effect that, as of such date, the fair market value of Asset Alliance as indicated by Houlihan Lokey’s financial analyses was at least equal to $84 million. A copy of Houlihan Lokey’s opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion is attached as Annex D and is discussed below. See “PROPOSAL 1 - MERGER PROPOSAL - Opinion of Houlihan Lokey” beginning on page 67.

Stockholder Approval of Business Combination

Tailwind Financial will proceed with a business combination only if a majority of all of the outstanding shares of Tailwind Financial are voted in favor of the business combination. In addition, Tailwind Financial’s founding stockholder, TFC Holdings Ltd., an affiliate of Tailwind Financial’s officers and directors, which purchased shares of common stock prior to Tailwind Financial’s initial public offering, owns an aggregate of approximately 21.77% of the shares of Tailwind Financial common stock outstanding on March 31, 2008, and has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Tailwind Financial stockholders on the merger proposal. If the holders of 30% or more of Tailwind Financial common stock issued in its initial public offering vote against the merger proposal and demand that Tailwind Financial convert their shares into their pro rata share of the trust account, then Tailwind Financial will not consummate the merger. In this case, Tailwind Financial would be able to present another potential business combination to its stockholders, subject to the time limitations set forth below.

Conversion Rights

Each stockholder who holds shares of Tailwind Financial common stock issued in the initial public offering has the right to have his, her or its shares of common stock converted to cash if he votes against the merger and the merger is approved and completed.

The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in Tailwind Financial’s initial public offering. The initial per-share conversion price would be equal to approximately $8.09 per share as of May 1, 2008, for each share that is eligible to participate in the funds held in the trust account after accounting for taxes owing and Tailwind Financial’s working capital draw. An eligible stockholder may request conversion on the proxy card, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for conversion by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect conversion will be distributed promptly after completion of the merger. Any public stockholder who converts its stock into its share of the trust account still has the right to exercise the warrants that it received as part of the units in the initial public offering. Tailwind Financial will not complete the merger if eligible stockholders owning 30% or more of the shares sold in the initial public offering exercise their conversion rights.

Liquidation if No Business Combination

If Tailwind Financial does not consummate a business combination by October 17, 2008, or by April 17, 2009, if a letter of intent, agreement in principle or definitive agreement is executed by October 17, 2008, but not consummated, its Second Amended and Restated Certificate of Incorporation provides that its corporate powers will automatically thereafter be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation, and Tailwind Financial will not be able to engage in any other business activities. Pursuant to Delaware law, its dissolution also requires the affirmative vote of stockholders owning a majority of its then outstanding common stock. In order to solicit such stockholder approval, (i) Tailwind Financial’s board of directors will cause to be prepared a preliminary proxy statement setting forth the board of directors’ recommendation that it dissolve; (ii) Tailwind Financial would expect that on the date that the board of directors adopts such recommendation, it would file a preliminary proxy statement with the SEC; (iii) if the SEC does not review the preliminary proxy statement, then approximately 10 days following the filing of the preliminary proxy statement, Tailwind Financial will mail a definitive proxy statement to its stockholders, and approximately 30 days following the date of such mailing it will convene a meeting of its stockholders at which they will either approve or reject the dissolution; and (iv) if the SEC does review the preliminary proxy statement, it currently estimates that it will receive SEC comments approximately 30 days following the filing of the preliminary proxy statement. Tailwind Financial will mail a definitive proxy statement to its stockholders following the conclusion of the comment and review process (the length of which it cannot predict with any certainty), and it will convene a meeting of its stockholders at which they will either approve or reject the dissolution. In the event that Tailwind Financial does not initially obtain approval for its dissolution by stockholders owning a majority of its outstanding common stock, Tailwind Financial will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow it to obtain the required vote and retaining a proxy solicitation firm to assist it in obtaining such vote. However, Tailwind Financial cannot guarantee that its stockholders will approve its dissolution in a timely manner or at all. However, in any event, Tailwind Financial’s Second Amended and Restated Certificate of Incorporation also provides that its corporate existence will cease on April 17, 2009 except for the purposes of winding up its affairs and liquidating, pursuant to Section 278 of the DGCL. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting its corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to obtain formal stockholder approval of dissolution and liquidation and to file a certificate of dissolution with the Delaware Secretary of State.

Assuming the dissolution is approved by Tailwind Financial’s our directors and stockholders in accordance with Delaware law or upon its liquidation following the cessation of its corporate existence, holders of Tailwind Financial common stock will be entitled to receive their proportionate share of the trust account (including any interest, net of taxes, and the deferred underwriting discount). In addition, such holders will be entitled to receive a pro rata portion of the remaining assets not held in the trust account, less amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our corporate expenses arising during our remaining existence and the costs associated with our dissolution and liquidation. Our corporate expenses are expected to be primarily associated with preparation for and conduct of the special meeting of stockholders and our continuing public reporting obligations, including legal services, proxy soliciting firms, services of our independent public accounting firm as well as legal fees we may incur in the event of disputes with any claimants or creditors. To the extent that funds reserved to pay liabilities or obligations are not subsequently used for such purpose, the funds will be available for distribution to our holders of common stock or for ongoing corporate expenses including costs of our dissolution and liquidation during our remaining existence.

Tailwind Financial’s private stockholders have waived their rights to participate in any distribution with respect to shares of common stock owned by them immediately prior to our initial public offering upon our dissolution and/or liquidation prior to a business combination. In addition, the underwriters have agreed to waive their rights to $3,000,000 of deferred underwriting discounts and commissions deposited in the trust account in the event we do not timely consummate a business combination and dissolve and/or liquidate. There will be no distribution from the trust account with respect to our outstanding warrants, which will expire worthless if Tailwind Financial dissolves and/or liquidates before the consummation of a business combination.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although, if we dissolve and liquidate prior to our corporation ceasing to exist in accordance with our Second Amended and Restated Certificate of Incorporation, we will make liquidating distributions to our stockholders as soon as reasonably possible as part of our plan of dissolution and distribution, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Because Tailwind Financial will not be complying with Section 280, we will seek stockholder approval to comply with Section 281(b) of the DGCL, requiring us to adopt a plan of dissolution that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our service providers (such as accountants, lawyers, investment bankers, etc.) or potential target businesses. As described above, Tailwind Financial intends to have all providers of goods and services, prospective target businesses and other entities it engages execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. For further information on the statutory dissolution procedures, see “Proposed Business—Consummating a Business Combination—Dissolution and/or liquidation if no business combination.”

If we were to expend all of the net proceeds of our initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $8.00 (of which approximately $0.24 per share is attributable to the underwriters’ discount). The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, if any, which could have higher priority than the claims of our public stockholders. These creditors could include our directors and officers to the extent they are entitled to indemnification under our Second Amended and Restated Certificate of Incorporation or their indemnification agreements with us. We cannot assure investors that the actual per-share liquidation price will not be less than $8.00, plus interest (net of taxes payable, which taxes, if any, should be paid from the trust account, and net of any amounts that may be released to us to fund our working capital requirements), due to claims of creditors. Although we have, and will continue to seek to have, all vendors, prospective target businesses or other entities that we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Gordon A. McMillan, Andrew A. McKay and JovFunds each have jointly and severally entered into a binding agreement stating that if we dissolve and/or liquidate prior to a business combination, they will be liable to ensure that the proceeds in the trust account are not reduced by the claims of vendors for services rendered or products sold to us, as well as claims of prospective target businesses for fees and expenses of third parties that we agree in writing to pay in the event we do not consummate a combination with such business in excess of the net proceeds of our initial public offering not held in the trust account. Additionally, the underwriters have agreed to forfeit any rights or claims against the proceeds held in the trust account which includes a portion of their underwriters’ discount. We cannot guarantee, however, that Messrs. McMillan and McKay and JovFunds would be able to satisfy such obligations.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure investors we will be able to return to our public stockholders at least $8.00 per share. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after April 17, 2009, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure investors that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our dissolution and/or liquidation or if they seek to convert their respective shares into cash upon a business combination which those stockholders voted against and which is consummated by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. Voting against the business combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account. The stockholder must have also exercised his, her or its conversion rights described above.

Employees

Tailwind Financial has three executive officers. None of its officers have entered into an employment agreement with Tailwind Financial and none are obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. The amount of time they devote in any time period varies based on the stage of the business combination process. Accordingly, since management has located a suitable target acquisition to acquire, these executive officers have spent more time investigating such target acquisition and negotiating and processing the business combination (and consequently more time to our affairs) than they did prior to locating a suitable target acquisition. Additionally, Tailwind Financial has engaged a consultant to help us conduct its assessment of potential acquisition targets. Tailwind Financial does not, and does not intend to, have any full time employees prior to the consummation of a business combination.

Properties

Tailwind Financial maintains its principal executive offices at BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3. The cost for this approximately 1,500 square feet of space is included in the $7,500 monthly fee that Parkwood Holdings Ltd., a company that is wholly owned by Messrs. McMillan and McKay and JovFunds, or an affiliate of Parkwood Holdings Ltd., charges Tailwind Financial for general and administrative services, including office space, utilities and administrative support, commencing on April 11, 2007 and terminating upon consummation of a business combination or the distribution of the trust account to the public stockholders. Tailwind Financial believes, based on fees for similar services in the Toronto, Ontario metropolitan area, that the fee charged by Parkwood Holdings Ltd., or an affiliate of Parkwood Holdings, Ltd., is at least as favorable as it could have obtained from an unaffiliated person. Tailwind Financial considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Periodic Reporting and Audited Financial Statements

Tailwind Financial has registered its units, common stock and warrants under the Securities Act of 1933, as amended, and has reporting obligations, including the requirement that it file annual, quarterly and current reports and proxy statements with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, Tailwind Financial’s annual reports contain financial statements audited and reported on by its independent accountants.

Tailwind Financial files its reports, proxy statements and other information electronically with the SEC. You may access information on Tailwind Financial at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against Tailwind Financial or any of Tailwind Financial’s officers or directors in their capacity as such.

Current Directors

In addition to Mr. Moore, Tailwind Financial’s board of directors also includes the following incumbent directors. For more information on Mr. Moore, see “PROPOSAL 4 - DIRECTOR RE-ELECTION PROPOSAL”.

Gordon A. McMillan, 40, has been a director of Tailwind Financial since June 30, 2006 and has been an entrepreneur in the financial services industry in Canada for the past twelve years. From December 2005 until February 2008, he served as Chairman and a director of JovFunds Management Inc. (formerly, Fairway Asset Management Corp.), an asset management holding company focused on private equity and structured investment products. From 2000 to 2005, Mr. McMillan was the Chief Executive Officer and a director of NGB Management Ltd., a private equity firm he founded which was focused on providing growth capital to life sciences companies in Canada. From 2000 to 2003, Mr. McMillan was the Chief Executive Officer and a director of Skylon Capital Corp., a private investment management holding company and VentureLink Capital Corp., a private equity firm providing growth capital to a broad range of companies in Canada, including firms operating in the Canadian financial services sector. Prior to co-founding Skylon and VentureLink, from 1995 to 2000 Mr. McMillan was the President, Chief Executive Officer and a director of Triax Capital Corp., a private Canadian investment management holding company. In addition to his activities in the Canadian investment management industry, Mr. McMillan was a founder and serves as Trustee of Impax Energy Services Income Trust, a publicly traded Canadian income trust which, through its subsidiaries, provides services to the Canadian oil and gas industry. Mr. McMillan holds a Bachelor of Laws degree from Queen’s University in Kingston, Ontario and is a member of the Law Society of Upper Canada.

Philip Armstrong, 57, has been a director of Tailwind Financial since September 20, 2006 and has been, since July 2003, the President and Chief Executive Officer and a Director of Jovian Capital Corporation, a TSX Venture Exchange-listed company which invests in the financial services industry, and was a founding principal in 2001. Prior to that time he was President and a Director of Altamira Investment Services Inc. from August 1987 to January 2001, and was also a founding Partner. Mr. Armstrong served as Chairman of The Investment Funds Institute of Canada and Chairman of The Mutual Fund Dealer’s Association. He currently serves on the board of the Canadian Opera Company, Ireland Fund of Canada and Mr. Armstrong holds a BA (Law) with Honours from Manchester Polytechnical.

Robert C. Hain, 54,  has been a director of Tailwind Financial since August 24, 2006 and has been Chairman of City Financial Investment Company Limited, a London-based investment firm focused on providing mutual funds for individual investors in the United Kingdom, Europe and the Middle East, since January 2006. Prior to that time, from December 2001 until November 2004 he was Chief Executive Officer of INVESCO UK Ltd., a large asset manager in the United Kingdom and prior to that time, from 1998 until 2001, he was Chief Executive Officer of AMVESCAP’s Canadian AIM TRIMARK business. Mr. Hain holds a Bachelor of Arts degree from the University of Toronto and a B Litt degree from Oxford University.

Robert Penteliuk, 40, has been a director of Tailwind Financial since July 10, 2006 and has been a principal of Genuity Capital Markets since February 2005 and in that capacity, has advised on a variety of major public financings and mergers and acquisitions. His most recent financing clients include Addenda Capital, Canaccord Capital, Gluskin Sheff and GMP Capital. Mr. Penteliuk has also acted as an advisor for numerous financial services mergers and acquisition transactions including CI Financial conversion to an income trust, Manulife’s acquisition of John Hancock, Assante Corporation’s sale to CI Fund Management, Mackenzie Financial Corporation’s sale to Investors Group, as well as advising AMVESCAP PLC in its acquisition of Trimark Financial Corporation. Prior to joining Genuity Capital Markets in 2004, Mr. Penteliuk worked for CIBC World Markets from November 1997 until December 2004, most recently as a Managing Director in Investment Banking. Mr. Penteliuk’s background includes experience in real estate, hospitality and technology sectors as well as corporate restructuring and workout situations. Mr. Penteliuk graduated with an Honours degree in Business Administration from Wilfrid Laurier University and has obtained his Chartered Financial Analyst designation.

The term of office of the first class of directors, consisting of Mr. Moore, expires at Tailwind Financial’s first annual meeting of stockholders in 2008. The term of office of the second class of directors, consisting of Messrs. Penteliuk and Armstrong, will expire at Tailwind Financial’s second annual meeting in 2009. The term of office of the third class of directors, consisting of Messrs. McMillan and Hain, will expire at Tailwind Financial’s third annual meeting in 2010. All of Tailwind Financial’s directors have served as directors since the company’s inception.

Executive Officers of Tailwind Financial Who Are Not Tailwind Financial Directors

Andrew A. McKay, 48, has been Chief Executive Officer and President of Tailwind Financial since July 10, 2006 and was a founder and until November 2006, a Managing Director of JovFunds, a private Canadian asset management firm which was sold to Jovian Capital Corporation, a public Canadian asset management firm, in 2006. From November 2003 until May 2006, Mr. McKay was Chief Executive Officer of JovFunds. Previously, from January 2000, to November 2003, Mr. McKay was a co-founder, Chief Operating officer and a Director of Skylon Capital Corp., an investment holding company. Prior to co-founding Skylon, from 1994 until 1999, Mr. McKay was a Director of Altamira International Bank (Barbados) Inc., the offshore asset management subsidiary of Altamira Management Ltd., a major Canadian investment counselor, and an officer of Ivory & Sime plc, a leading U.K. investment management firm. Mr. McKay is a Fellow of both the Institute of Chartered Management Accountants and the Institute of Chartered Secretaries and Administrators.

John Anderson, 62, has been Chief Financial Officer of Tailwind Financial since May 15, 2007 and has served as Chief Financial Officer of Impax Energy Services Income Trust since June 2006. As a Chartered Accountant, Mr. Anderson was with Ernst & Young LLP for 24 years, the last 13 of which he served as a partner in the audit area. He left Ernst & Young LLP to become the chief financial officer of The T. Eaton Company Ltd. Having seen The T. Eaton Company through its first restructuring in 1997, Mr. Anderson spent two years with MDS Capital Corp., a venture capital company in the biotech sector. Mr. Anderson spent the next two years with a start-up company involved in nanotechnology. More recently, Mr. Anderson has been a financial consultant to numerous private and public companies, often as acting chief financial officer or project leader for complicated transactions. Mr. Anderson is currently a director of Roots Canada, a director of the Canadian Medical Discoveries Fund and Chairman of the board of Ridley College.

Code of Ethics

Tailwind Financial has adopted a Code of Ethics that applies to all employees as well as its principal executive, financial and accounting officers. Tailwind Financial will provide a copy of its Code of Ethics free of charge to any person who submits a written request to Andrew A. McKay, President, Tailwind Financial Inc., BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada.

Communicating with the Board

Tailwind Financial’s board of directors has established a policy regarding stockholder communications. Communications from security holders should be in the form of written correspondence, and should be sent via registered mail or overnight delivery service to Tailwind Financial’s corporate office, care of the corporate secretary. The correspondence shall include supporting documentation evidencing the security holder’s security holdings in Tailwind Financial. Tailwind Financial’s board of directors will not respond to or act upon any security holder correspondence that pertains to the solicitation of services or products (for use by Tailwind Financial or its board of directors) conducted by or obtained from the security holder or any entity with which the security holder has an affiliation. Security holders should follow the rules adopted under the Exchange Act and the procedures disclosed within Tailwind Financial’s bylaws to submit stockholder proposals intended for inclusion in our proxy statement for the next annual meeting of stockholders and should follow the procedures described within Tailwind Financial’s Exchange Act filings to submit board of director nominations.

Director Independence

Tailwind Financial currently has three independent directors: Robert C. Hain, Stephen T. Moore and Robert Penteliuk. Tailwind Financial’s board of directors currently complies with, and intends that it will continue to comply with, the independence requirements of AMEX and to be comprised of such number of independent directors as is required by such rules. By “independent director,” Tailwind Financial means a person other than an officer or employee of Tailwind Financial or any other individual having a relationship, which, in the opinion of Tailwind Financial’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Tailwind Financial’s independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliate transactions will be on terms no less favorable to Tailwind Financial than could be obtained from independent parties. Any affiliate transactions must be approved by a majority of Tailwind Financial’s independent directors and its directors who do not have a pecuniary interest in the transaction, in either case who had access, at our expense, to attorneys or independent legal counsel. Whether or not independent, Tailwind Financial’s directors will be its fiduciaries and, as such, must exercise discretion over future transactions consistent with their responsibilities as fiduciaries. Moreover, Tailwind Financial intends to obtain estimates from unaffiliated third parties for similar goods or services, taking into account, in addition to price, the quality of the goods or services to be provided by such third parties to ascertain whether such transactions with affiliates are on terms that are no less favorable to it than are otherwise available from unaffiliated third parties.

Board of Directors

The board of directors oversees the business affairs of Tailwind Financial and monitors the performance of management. Pursuant to Tailwind Financial’s bylaws, the board of directors has established that the board of directors shall consist of five members. Tailwind Financial’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

During the fiscal year ended June 30, 2007, Tailwind Financial’s board of directors acted through 1 meeting and through 12 unanimous written consents. During 2007, all directors attended at least 75% of the meetings of Tailwind Financial’s board of directors and the committees on which they served.

Tailwind Financial’s board of directors has established policies regarding meetings and executive sessions. Under such policies, Tailwind Financial’s board of directors is to meet at least quarterly and the independent directors of Tailwind Financial’s board of directors shall meet in executive session without management on a regularly scheduled basis, but no less than once annually. Tailwind Financial’s board of directors encourages all current board of directors members to attend the annual meeting of stockholders.

Committees of the Board of Directors

Tailwind Financial’s board of directors has established standing audit and nominating committees.

Audit Committee

Tailwind Financial’s audit committee consists of Robert C. Hain, Stephen T. Moore and Robert Penteliuk, each of whom is an independent director. The audit committee’s duties, which are specified in Tailwind Financial’s Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor our financial reporting process, audits of Tailwind Financial’s financial statements and internal control system;

•	reviewing and appraising the audit efforts of Tailwind Financial’s independent registered public accounting firm and internal finance department; and

•
providing an open avenue of communications among Tailwind Financial’s independent registered public accounting firm, financial and senior management, Tailwind Financial’s internal finance department and the board of directors.

Audit and Non-Audit Fees

The following table sets forth the fees billed for the periods indicated for professional services rendered by BDO Seidman, LLP, Tailwind Financial’s independent registered public accounting firm. Representatives of BDO Seidman, LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

	Fiscal Year Ended June 30, 2007	Fiscal Year Ended June 30, 2006
Audit Fees(1)	$99,783	N/A
Audit-Related Fees	N/A	N/A
Tax Fees	N/A	N/A
All Other Fees	N/A	N/A
Total	$99,783	N/A

(1) Audit fees (including expenses) related to professional services rendered in connection with Tailwind Financial’s initial public offering (financial statements included in its Registration Statement on Form S-1 and its Current Report on Form 8-K filed with the SEC on April 18, 2007), aggregating $72,179, for the audit of its financial statements for the period from June 30, 2006 (date of inception) to June 30, 2007 of $19,880, and for the quarterly review of financial statements included in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2007, $7,724.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee pre-approved all of the services provided by BDO Seidman for the period from June 30, 2006 (date of inception) to June 30, 2007, and for the quarterly review of financial statements included in our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2007, September 30, 2007 and December 31, 2007.

Independence of and Financial Experts on Audit Committee

The audit committee currently has three independent directors and currently complies with, and we intend that it will continue to comply with, the independence requirements of the Rule 10A-3 of the Exchange Act and the rules of AMEX. The audit committee is comprised of members who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Tailwind Financial’s board of directors has determined that Mr. Penteliuk satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.

Nominating Committee

Tailwind Financial’s nominating committee currently consists of Robert C. Hain, Stephen T. Moore and Robert Penteliuk and is responsible for selecting, researching and nominating directors for election by Tailwind Financial’s stockholders and selecting nominees to fill vacancies on the board or a committee of the board.

The guidelines for selecting nominees, which are specified in Tailwind Financial’s Nominating Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best implement Tailwind Financial’s business plan, perpetuate our business and represent stockholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TAILWIND FINANCIAL

Overview

The following discussion of the financial condition and results of operations of Tailwind Financial should be read in conjunction with its consolidated financial statements and the notes thereto.

Tailwind Financial was formed on June 30, 2006 to consummate a merger, capital stock exchange, asset acquisition, exchangeable share transaction or other similar business combination with an operating business in the financial services industry. The initial business combination must be with a business or businesses whose collective fair market value is at least equal to 80% of its net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of the acquisition.

On April 17, 2007, Tailwind Financial completed its initial public offering, of 12,500,000 units. Each unit consists of one share of common stock, par value $0.001 per share, and one warrant entitling the holder to purchase one share of common stock at a price of $6.00. The public offering price of each unit was $8.00, and Tailwind Financial generated gross proceeds of $100,000,000 in the initial public offering. Of the gross proceeds: (i) $95,300,000 was deposited into a trust account at JP Morgan Chase Bank, NA, maintained by American Stock Transfer & Trust Company, as trustee, which included $3,000,000 of contingent underwriting discount; (ii) the underwriters received $4,000,000 as underwriting discount (excluding the contingent underwriting discount); and (iii) $600,000 was retained for offering expenses, plus $100,000 for working capital. In addition, Tailwind Financial deposited into the trust account $4,700,000 that it received from the issuance and sale of 4,700,000 warrants to Parkwood Holdings Ltd., an entity owned 37.5% by Gordon A. McMillan, 12.5% by Andrew A. McKay and 50% by JovFunds (which warrants have been subsequently transferred as described herein).

Tailwind Financial believes that the funds available to it outside of the trust account ($100,000) and up to $1,600,000 of interest earned on the trust account that may be released to it will be sufficient to allow it to operate for at least the next 15 months, assuming that a business combination is not consummated during that time.

Tailwind Financial anticipates that it will incur approximately $700,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigation, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Parkwood Holdings Ltd. or an affiliate of Parkwood Holdings Ltd. ($7,500 per month for 24 months), $300,000 of expenses in legal and accounting fees relating to its SEC reporting obligations, $150,000 for general working capital that can be used for fairness opinions in connection with its acquisition plans, and approximately $550,000 for director and officer liability insurance premiums and other miscellaneous expenses, including trustee and escrow agent fees, and reserves. Tailwind Financial does not believe that it will need to raise additional funds in order to meet the expenditures required for operating its business. Messrs. McMillan and McKay and JovFunds each have jointly and severally agreed to pay, on our behalf any expenses in excess of $1,700,000 that Tailwind Financial may incur in connection with our pursuit of a business combination. Such amounts will be reimbursed upon consummation of our initial business combination.

For the period from June 30, 2006 (inception) through June 30, 2007, Tailwind Financial had a net income of $525,287, consisting of interest income of approximately $1 million less costs attributable to organization, formation and general and administrative of $203,856 and net of a provision for income taxes of $271,000. Through June 30, 2007 Tailwind Financial did not engage in any significant operations. Its activities from inception through June 30, 2007 were to prepare for our initial public offering and begin the identification of a suitable business combination candidate.

As indicated in the accompanying financial statements, at December 31, 2007, Tailwind Financial had $113,869 in cash and $102,261,528 in cash held in the trust account. Further, Tailwind Financial had incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Tailwind Financial cannot assure you that its plan to consummate a business combination will be successful. These factors, among others, raise substantial doubt as to Tailwind Financial’s ability to continue as a going concern.

For the six month period ended December 31, 2007, Tailwind Financial had net income of $1,170,371, consisting of interest income of approximately $2 million less costs attributable to organization, formation and general and administrative expenses of $282,014 and net of a provision for income taxes of $609,000. Through December 31, 2007, Tailwind Financial did not engage in any significant operations. Its entire activity from inception through December 31, 2007 was to prepare for its IPO and begin the identification of a suitable business combination candidate.

Recent Event

On January 8, 2008, Tailwind Financial announced that it had entered into an agreement and plan of merger with Asset Alliance a multi-faceted investment management firm specializing in alternative investments whereby Tailwind Financial will acquire all of the outstanding common stock of Asset Alliance in exchange for shares of Tailwind Financial common stock, allowing Asset Alliance to access the public markets through the proposed transaction with Tailwind Financial. Asset Alliance has equity interests in 9 affiliate asset managers and manages four fund of funds. Including affiliate managers in which Asset Alliance has an interest and its own fund of funds, Asset Alliance had total assets under management of approximately $3.4 billion as of December 31, 2007.

The transaction values Asset Alliance at approximately $80.2 million (approximately $99.1 million with the full earn-out) based on the closing price of the Tailwind Financial common stock on January 8, 2008 or $85.0 million (approximately $105.0 million with the full earn-out) based on the $8.00 per share placed in the trust account by Tailwind Financial pursuant to the terms of its initial public offering. The boards of directors of both Asset Alliance and Tailwind Financial have unanimously approved the transaction.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with general accepting accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates. We have determined that we currently are not subject to any critical accounting policies.

Liquidity and Capital Resources

Of the net proceeds of its initial public offering consummated on April 17, 2007, $100,000,000 was placed in a trust account, with the remaining net proceeds of approximately $100,000 available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Pursuant to the trust agreement, up to $1,600,000 of the interest earned on the trust account may be released to and used by Tailwind Financial for working capital purposes. As of May 1, 2008 the balance held in the trust account was approximately $101 million, after accounting for taxes owing and Tailwind Financial’s working capital draw, plus interest accrued thereon after such date. Tailwind Financial has been using the net proceeds of its initial public offering not held in the trust account to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. We intend to utilize our cash, including the funds held in the trust account, capital stock, debt or a combination of the foregoing to effect a business combination. The proceeds held in the trust account as well as any other available cash will be used to finance the operations of the combined company. At December 31, 2007, we had cash outside of the trust account of $113,869, prepaid expenses of $25,000, deferred acquisition costs of $349,510 and total current liabilities of $4,109,894.

As of December 31, 2007, Tailwind Financial has accumulated $349,510 in deferred costs related to the proposed merger with Asset Alliance. These costs will be capitalized contingent upon the completion of the merger following the required approval by Tailwind Financial’s and Asset Alliance’s stockholders and the fulfillment of certain other conditions. If the merger is not completed these costs will be recorded as expense.

The table below compares the use of net proceeds from Tailwind Financial’s initial public offering held outside of the trust account estimated at the time of the public offering (April 17, 2007) versus those estimated by Tailwind Financial as of March 31, 2008.

		Currently
	S-1	Estimated(1)

Net Proceeds
Held in trust account	$100,000,000	$ N/A
Not held in trust account	1,700,000	N/A
Use of proceeds not held in trust account
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	650,000	558,125
Due diligence of prospective target business	200,000	190,862
Payment of $7,500 in administrative fees to Parkwood Holdings Ltd.	180,000	127,500
Legal and accounting fees related to SEC reporting obligations	100,000	1,385,990
Working capital to cover other expenses, D & O insurance and trustee and escrow fees	570,000	481,932

(1)	Assumes the proposed business combination with Asset Alliance is consummated on August 31, 2008.

(2)	Original available funds are not sufficient to satisfy estimated transaction costs prior to the merger with Asset Alliance.

Management of Tailwind Financial estimates that the costs required to consummate the acquisition of Asset Alliance will be approximately $2.7 million. Messrs. McMillan and McKay and JovFunds have each entered into a binding agreement to pay, on behalf of the Company, any expenses in excess of this $1,700,000 that we may incur in connection with our pursuit of a business combination if the transaction with Asset Alliance is not consummated. The increase in fees versus our original estimates is due primarily to the complexity, size, the length of time and associated expenses that have been required to complete the merger primarily including the time and expense of preparing various regulatory filings and the associated costs therewith relative to what was originally estimated. Such increases are not necessarily based on the number of months since Tailwind Financial’s initial public offering, but rather the time and process from the initiation of the drafting of the merger agreement in April through the expected closing, unanticipated events, and related expenditures on advisors. Certain of our advisors have agreed to alter or defer their fees or a substantial portion thereof until the consummation of a transaction and to forego such fees in the event the merger is not consummated. Tailwind Financial is continuing to attempt to obtain signed waivers, by written request, from its service providers whereby they irrevocably waive any and all rights, interests, claims, demands, damages, actions, causes of action or suit of any nature whatsoever, known or unknown, foreseen or unforeseen, in law or equity, that the service provider may have against Tailwind Financial or the trust account in respect of funds held in the trust account for the benefit of such public stockholders. Messrs. McMillan and McKay and JovFunds have each agreed to pay our expenses in excess of $1,700,000. Accordingly, Tailwind Financial believes it has adequate funds to complete the proposed merger with Asset Alliance. In the event the business combination is not completed, Tailwind Financial could try to raise the necessary funds to permit it to pursue an alternate business combination transaction via a private offering of debt or equity securities to continue searching for an acquisition candidate. However there is no guarantee that Tailwind Financial would be successful in completing such fundraising on terms acceptable to Tailwind Financial and Tailwind Financial may be forced to liquidate. See “Risk Factors” beginning on page 22.

The table below discloses the expected uses of the proceeds held in the trust account once they are released to Tailwind Financial in connection with the acquisition of Asset Alliance.

Net of proceeds held in the trust account	$
Cash portion of merger consideration to be paid to Asset Alliance common stockholders		0
Payment to Tailwind Financial stockholders electing to exercise conversion rights, assuming maximum conversion		30,498,000

Messrs. McMillan and McKay and JovFunds, have agreed with Tailwind Financial and the underwriters to be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Tailwind Financial for services rendered or contracted for or products sold to it in excess of the net proceeds of the offering not held in the trust account. Tailwind Financial cannot guarantee that such persons would be able to satisfy these obligations. If such persons are unable to meet these obligations Tailwind Financial may be forced to liquidate. These factors raise substantial doubt about Tailwind Financial’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

Tailwind Financial has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities. Tailwind Financial has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

The following table summarizes Tailwind Financial’s contractual obligations and commitments as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-Term Contractual Obligations (1)(2)	$105,000	$90,000	$15,000	-	-

(1) Represents sums payable to Parkwood Holdings Ltd., a company that is wholly owned by Messrs. McMillan and McKay and JovFunds, or an affiliate of Parkwood Holdings Ltd., for office space, office and secretarial services commencing April 11, 2007 and continuing at $7,500 per month through the acquisition of a target business.

(2) Does not include obligations which are contingent upon the consummation of a business combination, such as, $3,000,000 which the underwriters in Tailwind Financial’s initial public offering deposited in the trust account at JP Morgan Chase maintained by American Stock Transfer & Trust Company, as trustee, and which fees will be deferred and paid to such underwriters only upon consummation of a business combination by October 17, 2008 (April 17, 2009 in the event a letter of intent, agreement in principle or definitive agreement has been executed by October 17, 2008). In the event a business combination is not timely completed, such funds will be forfeited by such underwriters and available for distribution upon Tailwind Financial’s liquidation.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. Tailwind Financial is not presently engaged in and, if a suitable business target is not identified by Tailwind Financial prior to the prescribed liquidation date of the trust account, Tailwind Financial may not engage in, any substantive commercial business. Accordingly, Tailwind Financial is not and, until such time as Tailwind Financial consummates a business combination, it will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of the initial public offering held in the trust account may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Given its limited risk in its exposure to government securities and money market funds, Tailwind Financial does not view the interest rate risk to be significant.

EXECUTIVE COMPENSATION

Tailwind Financial Executive Compensation

Compensation Discussion and Analysis

No executive officer has received any cash compensation for services rendered to Tailwind Financial. Commencing on April 11, 2007, the effective date of our registration statement, until the consummation of a business combination, pursuant to a letter agreement, Tailwind Financial’s is obligated to and has paid Parkwood Holdings Ltd., or an affiliate of Parkwood, a fee of $7,500 per month for providing it with administrative services. Other than the fees payable to Parkwood Holdings Ltd. pursuant to this agreement, no compensation of any kind, including finder’s fees, consulting fees or other similar compensation, has been or will be paid by us or any other entity to any of Tailwind Financial’s existing officers, directors, existing stockholders or any of their respective affiliates, prior to or in connection with a business combination. However, such individuals and entities will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tailwind Financial’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Tailwind Financial’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Tailwind Financial will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Compensation Committee Interlocks and Insider Participation

Tailwind Financial’s board of directors has not established a compensation committee of the board of directors.

No members of Tailwind Financial’s board of directors has a relationship that would constitute an interlocking relationship with executive officers or directors of the company or another entity.

Compensation Committee Report

Tailwind Financial’s board of directors has not established a compensation committee of the board of directors.

Tailwind Financial’s board of directors has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussion, the board of directors determined that the Compensation, Discussion and Analysis be included in this proxy statement/prospectus.

Gordon A. McMillan
Robert Penteliuk
Robert C. Hain
Stephen T. Moore
Philip Armstrong

Asset Alliance Executive Compensation

Compensation Discussion and Analysis

Set out below is various information about the compensation paid during 2007 to the three executive officers of Asset Alliance, Messrs. Lipnick, Bondi and Mintz. Because this compensation was paid during a period when Asset Alliance was a private company, and because Tailwind Financial in any event has not yet established the compensation programs that will apply to the executive officers of Tailwind Financial after the closing of the merger (other than as described below with regard to certain employment agreements and stock option grants), the compensation set out below for 2007 is not necessarily indicative of the compensation that will be paid by the combined company after the merger to these or any other individuals, and the compensation that Messrs. Lipnick, Bondi and Mintz receive after the merger may be more or less than that described below for 2007.

The compensation paid to Messrs. Lipnick, Bondi and Mintz for 2007 consisted of the following principal elements: base salary, annual incentive awards, credits under a deferred compensation plan and, for Mr. Bondi, a restricted stock grant. The executives also received limited personal benefits. Asset Alliance did not retain a compensation consultant, conduct peer group studies or otherwise benchmark compensation in determining appropriate compensation for 2007.

In determining the appropriate level of compensation for 2007, the Compensation Committee of Asset Alliance focused on attaining the following objectives upon making its recommendations to the entire Board of Directors of Asset Alliance:

•	staying competitive with other companies with whom it competes for talent;
•	providing a strong incentive to the executives to achieve their potential and the company's short- and long-term goals; and
•	aligning the interests of the executives with the interests of the company's stockholders.

To achieve these objectives, the Compensation Committee sought to balance fixed compensation (i.e., base salary) and “at-risk” compensation (i.e., performance bonuses and, in the case of Mr. Bondi, restricted stock).

Elements of Compensation

Base Salary

The purpose of base salary is to reflect job responsibilities, anticipated future value to the organization and market competitiveness, while providing a stable source of income for Asset Alliance’s executives. The Compensation Committee of Asset Alliance evaluates executive salaries. A minimum salary is established in the employment agreement of each of the respective executive officers.

The process of setting base salary is subjective and does not utilize a formulaic weighting of any factors. The Compensation Committee considers each executive’s talents, experience and responsibilities, including his past and expected future contributions to the company. In consideration of Mr. Bondi’s contributions in the first part of 2007 and in prior years, his continued commitment and efforts on behalf of Asset Alliance and competitive compensation practices for individuals with his experience, Mr. Bondi received a base compensation increase in 2007, from $300,000 to $400,000 effective July 1, 2007. The other Named Executive Officers (Messrs. Lipnick and Mintz) did not receive a base compensation increase in 2007.

Annual Incentive Awards

Annual incentive awards are paid in cash and are of two types: a formula bonus that, pursuant to a predetermined formula set forth in the employment agreements of each of the respective executives, is paid based on the extent of the attainment of EBITDA targets and a supplementary discretionary bonus in an amount determined in the sole discretion of the Asset Alliance Compensation Committee (but taking into account recommendations of Mr. Lipnick based on his evaluation of the performance of Asset Alliance during the year).

In determining the amount of the 2007 discretionary bonus for each of Messrs. Lipnick, Bondi and Mintz, the Compensation Committee took into account the past and present contributions of the executive officers as well as their expected future contributions, the current prospects for Asset Alliance’s growth based on their management of the company and the profitability of Asset Alliance. The amount of the formulaic EBITDA based bonus is set out in the Summary Compensation Table below in the column entitled “Non-Equity Incentive Plan Compensation” and the amount of the discretionary bonus is set out in the column entitled “Bonus” in the Summary Compensation Table below.

Long-Term Incentive Awards

Asset Alliance granted only one long-term incentive in 2007 to an executive officer, a grant of 100,000 restricted shares of Asset Alliance stock to Mr. Bondi. The shares vest on a cliff basis following two years of continuous employment and thus serve an important retention and incentive function. The Compensation Committee determined that, in light of existing equity ownership levels (including holdings of vested stock options), no other long-term incentives to executive officers were required during 2007.

Deferred Compensation

Asset Alliance maintains a deferred compensation plan, the Incentive Award Plan, under which Asset Alliance annually credits amounts that become payable under certain circumstances, generally following five years of continued employment, but including the attainment of retirement age and certain other events, such as a change in control of the company. The executives may designate the investment of those credits pending distribution. The amount credited to each of the executives at the beginning of 2007 (reflective of an award determined by the Compensation Committee and approved by Asset Alliance’s Board of Directors at the end of 2006) was $100,000. The awards for Messrs. Lipnick and Mintz vested immediately, whereas Mr. Bondi’s award was subject to a vesting requirement. Mr. Mintz attained retirement age during 2007, and all amounts credited to his account under the deferred compensation plan were paid out to him.

Executive Perquisites

Asset Alliance did not provide significant personal benefits during 2007. Benefits were limited to certain automobile and related allowances and, for Messrs. Lipnick and Mintz, certain company-paid life and disability insurance benefits.

Other Compensation Considerations

Philosophy on Timing of Equity Awards

Asset Alliance does not have any program, plan or practice to time grants of equity awards to executives. As noted above, there was only one equity award grant during 2007.

Accounting and Tax Considerations

Asset Alliance seeks to maximize the effectiveness of its compensation programs while also taking into consideration the extent to which any payments are deductible. In that regard, it maintains flexibility to take actions that it deems to be in its best interests and that of its stockholders. Accordingly, although it intends to preserve the deductibility of compensation to the extent consistent with its overall compensation policy, it has always reserved the authority to award non-deductible compensation as it deems appropriate. As a private company, it presently is not subject to the requirements of Section 162(m) of the Code, which generally limits to $1 million annually the amount of tax-deductible compensation that may be paid to certain executives of public companies.

Asset Alliance also takes into account certain accounting implications when setting compensation. Specifically, in setting the amount of, and allocating between, different types of equity awards, it considers the effect of Statement of Financial Accounting Standards No. 123(R) Accounting for Share-based Payments (SFAS 123(R)), and it seeks to strike a balance between the purposes of the awards, motivation and retention, and the effect of expensing such grants as required by SFAS 123(R). As a private company, Asset Alliance has been less sensitive to these concerns than a publicly traded company might be.

Post-Merger Employment Agreements

A condition to Tailwind Financial’s obligation to consummate the merger is that Messrs. Lipnick, Bondi and Mintz enter into employment agreements with Tailwind Financial, in the form of employment agreements attached hereto as Annex E-1, Annex E-2, and Annex E-3, respectively. These agreements will govern the terms and conditions of the executives' employment after the merger. The terms of the agreements were summarized earlier in this document. See “Agreement and Plan of Merger -- Post-Merger Employment Agreements” beginning on page 50 for a description of the employment agreements. The Compensation Committee of Tailwind Financial may adopt compensation programs in addition to those set out in the employment agreements.

2007 Executive Compensation Information

The following Summary Compensation Table sets forth the cash and non-cash compensation paid to or earned by the three executive officers of Asset Alliance (who we refer to as the Named Executive Officers) for the fiscal year ending December 31, 2007. Effective as of the closing of the merger, the Named Executive Officers will be the only executive officers of the combined company.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bruce H. Lipnick, Chairman and Chief Executive Officer	2007	750,000	1,200,000		300,000	4,422	211,688	2,466,110
Arnold L. Mintz, President and Chief Operating Officer	2007	600,000	925,000		200,000	0	201,138	1,926,138
Stephen G. Bondi, Executive Vice President, Chief Financial Officer and Chief Compliance Officer	2007	350,000	380,000	180,250	120,000	6,122	136,034	1,172,406

(1)	Dollar value of discretionary bonus earned during fiscal year 2007.

(2)
Aggregate dollar amount recognized for financial reporting purposes, for all outstanding stock awards, for fiscal year 2007 in accordance with FAS 123R disregarding the effect of any forfeitures. The 100,000 restricted shares granted to Mr. Bondi on July 1, 2007 vest 100% on July 1, 2009. No other Named Executive Officer held restricted shares as of December 31, 2007.

(3)
Amounts credited under the Incentive Award Plan are also credited with earnings based on the deemed investment experience of certain investment vehicles designated by the Named Executive Officers, but determined in the case of certain investment vehicles without regard to certain fees imposed in respect of actual investments in such vehicles. The amounts set forth in this column equal the amount of fees that would have been imposed had any deemed investments in such investment vehicles been actual investments.

(4)
The $211,688 “All Other Compensation” for Mr. Lipnick consists of a $16,875 employer contribution to a Simplified Employee Pension Plan (which we refer to as a SEP Plan), $34,359 for company-paid life insurance and disability premiums $60,454 auto expenses and a $100,000 employer contribution to the Incentive Award Plan (deferred compensation plan) for 2006 made as of January 1, 2007. The $201,138 “All Other Compensation” for Mr. Mintz consists of a $16,875 employer contribution to the SEP Plan, $27,416 for company-paid life insurance and disability premiums $56,847 auto expenses and a $100,000 employer contribution to the Incentive Award Plan for 2006 made as of January 1, 2007. The $136,034 “All Other Compensation” for Mr. Bondi consists of a $16,875 employer contribution to the SEP Plan, $19,159 auto expenses and a $100,000 employer contribution to the Incentive Award Plan for 2006 made as of January 1, 2007.

The following Grants of Plan-Based Awards table summarizes the equity and non-equity incentive compensation awards made to the Named Executive Officers for the 2007 fiscal year.

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	or Units (#) (2)	Awards ($)
Bruce H. Lipnick	-	300,000	-	-	-	-
Arnold L. Mintz	-	200,000	-	-	-	-
Stephen G. Bondi	7/1/07	120,000	-	-	100,000	721,000

(1)
Pursuant to an April 21, 2005 amendment to Mr. Lipnick's employment agreement, he is entitled to a cash incentive bonus of between $300,000 and $6,550,000, depending on earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA) per share of between $0.75 and $9.00, plus $1.1 million for each $1.00 EBITDA per share in excess of $9.00. Pursuant to an April 21, 2005 amendment to Mr. Mintz's employment agreement, he is entitled to a cash incentive bonus of between $200,000 and $6,450,000 depending on EBITDA per share of between $0.75 and $9.00, plus $1.1 million for each $1.00 EBITDA per share in excess of $9.00. Pursuant to a September 15, 2005 amendment to Mr. Bondi's employment agreement, he is entitled to a cash incentive bonus of between $120,000 and $2,620,000, depending on EBITDA per share of between $0.75 and $9.00, plus $400,000 for each $1.00 EBITDA per share in excess of $9.00.

(2)
On July 1, 2007, Mr. Bondi was granted 100,000 restricted shares under the Asset Alliance 2007 Restricted Stock Plan which vest 100% on July 1, 2009 if employed on that date or earlier if terminated without cause, or on death, disability or a change in control, as such terms are defined in such plan.

The following Outstanding Equity Awards table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Bruce H. Lipnick	3/12/98 1/1/02 1/1/03 1/1/05	48,118 14,435 15,000 5,000	-	10.00 16.00 18.00 18.00	3/12/08 1/1/12 1/1/13 1/1/15	-	-
Arnold L. Mintz	3/12/98 1/1/02 1/1/03 1/1/05	48,118 14,435 15,000 5,000	-	10.00 16.00 18.00 18.00	3/12/08 1/1/12 1/1/13 1/1/15	-	-
Stephen G. Bondi	7/10/00 1/1/02 1/1/03 1/1/04 1/1/05	146,613 10,000 10,000 15,000 5,000	-	12.00 16.00 18.00 18.00 18.00	7/10/10 1/1/12 1/1/13 1/1/14 1/1/15	100,000	721,000

The following Option Exercises and Stock Vested table summarizes any exercises of stock options or vesting of restricted stock by the Named Executive Officers during the fiscal year ended December 31, 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruce H. Lipnick	24,059	108,025	-	-
Arnold L. Mintz	-	-	-	-
Stephen G. Bondi	-	-	-	-

The following Nonqualified Deferred Compensation table provides information concerning the nonqualified deferred compensation programs maintained by Asset Alliance, including contributions and distributions during 2007 and account balances as of the Named Executive Officers in fiscal year ended December 31, 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Bruce H. Lipnick	—	100,000	21,642	-	320,189
Arnold L. Mintz	—	100,000	2,551	308,058	0
Stephen G. Bondi	—	100,000	30,336	-	522,900

(1)	These amounts are reported in the “All Other Compensation” column in the Summary Compensation Table above.

(2)	Except as disclosed in the preceding footnotes, none of these amounts has been previously disclosed.

Asset Alliance maintains a deferred compensation plan -- the Incentive Award Plan -- under which Asset Alliance annually credits amounts (determined in the discretion of the company) that become payable under certain circumstances, generally following five years of continued employment (20% per year), but including the attainment of retirement age and certain other events, such as a change in control of the company. The executives may designate the investment of their credits pending distribution among various hypothetical investment alternatives designated by the company from time to time. The amount credited to each of the Named Executive Officers at the beginning of 2007 (reflective of an award determined by the Compensation Committee and approved by Asset Alliance’s Board of Directors at the end of 2006) was $100,000. The awards for Messrs. Lipnick and Mintz vested immediately, whereas Mr. Bondi's awards were subject to a vesting requirement. Mr. Mintz attained retirement age during 2007, and all amounts credited to his account under the deferred compensation plan were paid out to him.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Named Executive Officers are party to various employment and other agreements that provide benefits upon a termination of employment or change in control. As noted above, a condition to Tailwind Financial's obligation to consummate the merger is that the Named Executive Officers enter into new employment agreements, which would replace their existing employment agreements. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 50.

The charts below summarize the benefits that would have been payable under certain employment termination and change in control circumstances, determined generally as if the triggering event occurred on December 31, 2007 but assuming that the proposed post-merger agreements had been entered into on such date (such that their entire term remained). In addition, the “Outstanding Equity Awards at 2007 Fiscal Year End” and “2007 Nonqualified Deferred Compensation” tables above set forth certain information about vested equity incentive awards and deferred compensation account balances for the Named Executive Officers as of December 31, 2007.

Executive - Bruce H. Lipnick	Death or Disability	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Following Change in Control
24 Months Base Salary Payable in Installments	$1,500,000
Remainder of Term (3 Years) Base Salary Payable in Installments		$2,250,000
Remainder of Term (3 Years) Benefits		$358,698	$358,698
Remainder of Term (3 Years) Base Salary Payable in Lump Sum			$2,250,000
Three Times Average Annual Incentive Bonus Payable in Lump Sum		$948,000	$948,000
Remainder of Term (3 Years) of Guaranteed Bonus in Installments		$900,000
Remainder of Term (3 Years) of Guaranteed Bonus in Lump Sum			$900,000
Vesting of Stock Options
Vesting of Restricted Stock
Accelerated Vesting Under Incentive Award Plan
Excise Tax Gross Up (1)

(1)
Under the proposed post-merger employment agreement, if Mr. Lipnick becomes entitled to any payment as a result of termination of employment within the first year of the agreement, and it is determined that the aggregate payments constitute “parachute payments” (amounts in excess of 2.99 times his base amount as calculated pursuant to the Internal Revenue Code and applicable rules and regulations thereunder), then the amounts payable will be reduced to the extent necessary so that the payment due will not exceed 2.99 times the employee’s base amount (and thus no excise tax gross-up will be payable). If Mr. Lipnick becomes entitled to any payment as a result of termination of employment subsequent to the first anniversary of the agreement, and Mr. Lipnick is subject to excise tax under Section 4999 of the Code, then the combined company shall pay an additional amount to Mr. Lipnick so that the net amount retained by him equals the payment due as a result of termination of employment, after payment of such taxes.

Executive - Arnold L. Mintz	Death or Disability	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Following Change in Control
24 Months Base Salary Payable in Installments	$1,200,000
Remainder of Term (3 Years) Base Salary Payable in Installments		$1,800,000
Remainder of Term (3 Years) Benefits		$327,048	$327,048
Remainder of Term (3 Years) Base Salary Payable in Lump Sum			$1,800,000
Three Times Average Annual Incentive Bonus Payable in Lump Sum		$650,000	$650,000
Remainder of Term (3 Years) of Guaranteed Bonus in Installments		$600,000
Remainder of Term (3 Years) of Guaranteed Bonus in Lump Sum			$600,000
Vesting of Stock Options
Vesting of Restricted Stock
Accelerated Vesting Under Incentive Award Plan
Excise Tax Gross Up (1)

(1)	See footnote (1) to the chart for Mr. Lipnick: identical provisions apply to Mr. Mintz in this regard.

Executive - Stephen G. Bondi	Death or Disability	Change in Control	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Following Change in Control
12 Months Base Salary Payable in Installments	$400,000
Remainder of Term (3 years) Base Salary Payable in Installments			$1,200,000	$1,200,000
Remainder of Term (3 years) Benefits			$131,736	$131,736
Average of the Past Two Annual Bonuses for Remainder of Term (3 years)			$1,500,000	$1,500,000
Vesting of Stock Options (1)		$0		$0
Vesting of Restricted Stock (2)		$721,000		$721,000
Accelerated Vesting Under Incentive Award Plan (3)	$338,470	$338,470		$338,470
Excise Tax Gross Up (4)			N/A	N/A

(1)
Upon consummation of the merger, Mr. Bondi will receive an initial option grant of 600,000 shares, subject to three-year cliff vesting, with an exercise price equal to the fair market value of the underlying shares on the date of grant. It is assumed for purposes of this chart that the fair market value on the date of grant is the same as the fair market value as of December 31, 2007, and therefore that the value of vesting of the post-merger options as of December 31, 2007 is zero.

(2)	Under the existing Asset Alliance equity incentive plans, unvested restricted stock vests on a change in control. Mr. Bondi held 100,000 restricted shares on December 31, 2007.

(3)	Mr. Bondi had an unvested deferred compensation account balance of $200,000 as of December 31, 2007, which amount would vest and become payable upon a change in control.

(4)	See footnote (1) to the chart for Mr. Lipnick: identical provisions apply to Mr. Bondi in this regard.

Asset Alliance Director Compensation

We anticipate that at or before the closing of the merger, we will establish the compensation to be paid to members of the board of directors of the combined company and such compensation will be reasonable and customary for the industry.

In 2007 there were no compensatory payments to directors of Asset Alliance. Directors have in the past periodically received some options, but all such options were vested prior to 2007. The following directors held options at December 31, 2007:

Director	(Fully vested) options covering the following number of shares as of December 31 2007(#)
David R. Long	19,247
Thomas G. Rosencrants	55,000
Harvey Silverman	98,118
Mark P. Strauch	19,247

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the historical condensed balance sheet of Tailwind Financial and the historical condensed balance sheet of Asset Alliance as of December 31, 2007 giving effect to the proposed merger of Tailwind Financial and Asset Alliance pursuant to the merger agreement, as if the merger had been consummated on December 31, 2007. Tailwind Financial’s balance sheet information was derived from its unaudited condensed balance sheet included in its Form 10-Q for the six months ended December 31, 2007. Asset Alliance’s balance sheet information was derived from its audited consolidated balance sheet as of December 31, 2007.

The following unaudited pro forma condensed statements of operations combine the historical statements of operations of Asset Alliance for the six month period ended December 31, 2007 and the twelve months ended June 30, 2007 with the statements of operations for Tailwind Financial for the six month period ended December 31, 2007 and period from June 30, 2006 (date of inception) to June 30, 2007, giving effect to the merger as if it had occurred on July 1, 2007 and July 1, 2006, respectively. The historical results of Tailwind Financial were derived from its unaudited statement of operations included in its Form 10-Q for the six months ended December 31, 2007, and its statement of operations included in its report on Form 10-K for the twelve months ended June 30, 2007. The pro forma twelve month results for Asset Alliance have been derived by adding Asset Alliance’s unaudited condensed statements of operations for the six months ended December 31, 2006 to the audited statement of operations for the twelve months ended December 31, 2007 and subtracting its unaudited condensed statement of operations for the six months ended December 31, 2007.

For accounting purposes, Asset Alliance is considered to be acquiring Tailwind Financial in the merger. The reverse acquisition by Asset Alliance, an operating company, with Tailwind Financial, a non-operating company with cash, is viewed as the issuance of equity by the accounting acquirer for the cash of Tailwind Financial. Accordingly, the transaction is considered to be a capital transaction in substance rather than a business combination. The merger will be treated as the equivalent of Asset Alliance issuing stock for the net monetary assets of Tailwind Financial, accompanied by a recapitalization at book value which approximates fair value with no goodwill or other intangible assets recorded.

The determination of Asset Alliance as the accounting acquirer has been made based on the consideration of all qualitative and quantitative factors of the business combination, including significant consideration given to the fact that upon consummation of the business combination (1) the name of the combined entity will be Asset Alliance Corporation; (2) Asset Alliance’s management will continue in all the officer and senior management positions of Asset Alliance and, accordingly will have the day-to-day authority to develop and execute the strategic direction and business plans of Asset Alliance following the business combination; (3) all of the present Asset Alliance employees will continue in their present roles and none of the Tailwind Financial personnel will be employed by Asset Alliance; (4) the composition of the board of directors of the combined entity will consist of two members of Asset Alliance management, one member of the present Tailwind Financial board and four independent directors all nominated by Asset Alliance; and (5) the senior management group of the present Asset Alliance (and the combined entity) will represent the second largest minority stockholder group. The founders of Tailwind Financial will hold the other large minority interest. Taking into consideration the outstanding options and warrants, and on a fully diluted basis with the full earn-out and assuming maximum conversion by Tailwind Financial stockholders, the current owners of Asset Alliance would own approximately 45% of the combined entity compared with 55% for the current Tailwind Financial stockholders. Other than the Tailwind Financial founders, the current Tailwind Financial stockholders are a diverse group of investors of which none is expected to own greater than 7% of the combined entity.

The unaudited pro forma combined condensed balance sheet as of December 31, 2007 and the consolidated statement of operations for the six month period ended December 31, 2007 and the twelve months ended June 30, 2007 have been prepared using two different levels of approval of the merger by the Tailwind Financial stockholders as follows:

Assuming No Conversion: assumes no stockholders of Tailwind Financial seek to convert their shares into a pro rata share of the trust account; and

Assuming Maximum Conversion: assumes the Tailwind Financial stockholders owning 29.99% of the stock issued in the initial public offering seek conversion.

We are providing this information to aid you in your analysis of the financial aspects of the merger. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of Asset Alliance and Tailwind Financial and the related notes thereto found elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet
At December 31, 2007
(in thousands)

					Combined			Pro Forma
					Pro Forma	Adjustments		Assuming
	Asset	Tailwind	Combination		Assuming No	For Maximum		Maximum
	Alliance	Financial	Adjustments		Conversion	Conversion		Conversion
Assets
Current assets:
Cash and cash equivalents	$5,242	$114	$102,262	1	$102,618	$(30,498)	9	$72,120
			$(2,000)	6
			$(3,000)	7
Cash and cash equivalents held in trust account		102,262	(102,262)	1	0			0
Investments, at market value	5,969	0			5,969			5,969
Other current assets	25,066	25			25,091			25,091
Total current assets	36,277	102,401	(5,000)		133,678	(30,498)		103,180
Investments in preferred equity interests	32,078				32,078			32,078
Deferred acquisition costs		349	(349)	8	0
Other assets	10,404	4			10,408			10,408

Total assets	$78,759	$102,754	$(5,349)		$176,164	$(30,498)		$145,666

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$15,841	$1,110			$16,951			16,951
Loan payable	4,180	0			4,180			4,180
Redemption payable for preferred stock	5,343				5,343			5,343
Deferred underwriting fee		3,000	(3,000)	7	0			0
Total current liabilities	25,364	4,110	(3,000)		26,474	0		26,474
Deferred income taxes	8,477				8,477			8,477
Other long-term liabilities	3,331	0			3,331			3,331
Total liabilities	37,172	4,110	(3,000)		38,282	0		38,282
Minority interest	3				3			3
Common stock subject to possible conversion	0	30,498	(30,498)	5	0			0
Preferred stock	1	0	(1)	2	0			0
Common	104	12	(104)	3	12			12
Additional paid-in capital	55,349	66,438	1,452	2,3,4,8	151,737	(30,498)	9	121,239
			30,498	5				0
			(2,000)	6				0
Retained earnings accumulated during development stage		1,696	(1,696)	4	0			0
Deficit	(13,870)	0			(13,870)			(13,870)
Total stockholders' equity	41,584	68,146	28,149		137,879	(30,498)		107,381

Total liabilities and stockholders’ equity	$78,759	$102,754	$(5,349)		$176,164	$(30,498)		$145,666

1.
Reflects the release of Tailwind Financial's restricted cash held in trust and the transfer of the balance to cash and cash equivalents, assuming that no stockholders of Tailwind Financial seek to convert their shares into a pro rata share of the trust account.

2.	Reflects the redemption and cancellation of Asset Alliance's remaining outstanding preferred shares into additional paid in capital.

3.	Reflects the adjustment to conform the equity of Asset Alliance to that of the combined company after the merger and business combination.

4.	Reflects the merger and business combination through the elimination of Tailwind Financial's historical retained earnings.

5.
Reflects the reclassification of the conversion value of the Tailwind Financial common stock subject to possible conversion to additional paid in capital assuming no Tailwind Financial common stockholders exercise their conversion rights.

6.	Reflects the payment on closing of additional fees to investment advisors, attorneys and accountants.

7.	Reflects the payment on closing of the deferred underwriting fees.

8.	Reflects the write off of deferred acquisition costs on closing.

9.	To reflect the payment of cash to the maximum amount of dissenting Tailwind Financial stockholders as consideration for the return and cancellation of their common stock.

Unaudited Pro Forma Condensed Combined Statement of Operations
Twelve months Ended June 30, 2007
(in thousands, except per share amounts)

								Combined
					Combined			Pro Forma
					Pro Forma	Adjustments		Assuming
		Tailwind	Combination		Assuming No	For Maximum		Maximum
	Asset Alliance	Financial	Adjustments		Conversion	Conversion		Conversion

Revenues
Management and incentive fees	$38,791	$0	$0		$38,791	$0		$38,791
Other	165	0	0		165	0		165
Net revenues	38,956	0	0		38,956	0		38,956
Expenses
Compensation and related expenses	(15,830)	0	0		(15,830)	0		(15,830)
Fund-related expenses	(5,139)	0	0		(5,139)	0		(5,139)
Marketing fees and rebates	(4,097)	0	0		(4,097)	0		(4,097)
Sub-advisor fee	(3,815)	0	0		(3,815)	0		(3,815)
Professional fees	(1,493)	0	0		(1,493)	0		(1,493)
Amortization expense related to preferred equity interests	(110)	0	0		(110)	0		(110)
Other operating expenses	(4,833)	(204)	0		(5,037)	0		(5,037)
Total expenses	(35,317)	(204)	0		(35,521)	0		(35,521)

Operating income (loss) before special and one time charges	3,639	(204)	0		3,435	0		3,435

Net gain (loss) on settlement of litigation	(472)	0	0		(472)	0		(472)
Impairment of investments in preferred equity interests	(6,427)	0	0		(6,427)	0		(6,427)
Write-off of IPO expenses	(386)	0	0		(386)	0		(386)

Operating income (loss)	(3,646)	(204)	0		(3,850)	0		(3,850)

Net gain on investments	4,874	0	0		4,874	0		4,874
Loss from disposal of investments in preferred equity interests	(1,946)	0	0		(1,946)	0		(1,946)
Interest expense, net of interest income	(1,471)	1,000	50	1	(420)	301	3	(119)

Income (loss) before provision for income taxes and minority interest	(2,189)	796	50		(1,342)	301		(1,041)

Provision for income taxes	(1,184)	(271)	17	2	(1,438)	102	4	(1,336)
Minority Interest	(666)	0			(666)			(666)

Net income (loss)	(4,039)	525	67		(3,446)	403		(3,043)
Preferred stock dividend requirement	(951)	0			(951)			(951)
		0			0
Net income (loss) applicable to common stockholders	$(4,990)	$525	$67		$(4,397)	$403		$(3,994)
1.
Reflects a reduction of Tailwind Financial's interest income at a rate earned by Tailwind Financial during this period due to the payment of the $3 million of deferred underwriting fees and the payment of $2 million of fees to be paid to investment advisors, attorneys and accountants. The estimate of reduction in interest income is based on no conversion and the combined entity having approximately $5 million less in cash.

2.
Reflects the impact on the tax provision of the reduction of interest income as described in note 1 assuming a tax rate of 34% being the rate experienced by Tailwind Financial prior to the combination.

3.
Reflects a reduction of Tailwind Financial's interest income due to the payment of the $3 million of deferred underwriting fees and the payment of $2 million of fees to investment advisors, attorneys and accountants, together with the payment of approximately $30 million to the maximum amount of dissenting stockholders of Tailwind Financial leaving the combined entity with approximately $35 million less cash.

4.
Reflects the impact on the tax provision of the reduction of interest income as described in note 3 assuming a tax rate of 34% being the rate experienced by Tailwind Financial prior to the combination.

Unaudited Pro Forma Condensed Combined Statement of Operations
Six months Ended December 31, 2007
(in thousands, except per share amounts)

								Combined
					Combined	Adjustments		Pro Forma
					Pro Forma	For		Assuming
	Asset	Tailwind	Combination		Assuming No	Maximum		Maximum
	Alliance	Financial	Adjustments		Conversion	Conversion		Conversion

Revenues

Management and incentive fees	$20,972	$0	$0		$20,972	$0		$20,972
Other	92	0	0		92	0		92
Net revenues	21,064	0	0		21,064	0		21,064
Expenses
Compensation and related expenses	(7,715)	0	0		(7,715)	0		(7,715)
Fund-related expenses	(7,081)				(7,081)			(7,081)
Marketing fees and rebates	(1,824)				(1,824)			(1,824)
Sub-advisor fee	(3,755)				(3,755)			(3,755)
Professional fees	(673)	0	0		(673)	0		(673)
Amortization expense related to preferred equity interests	(11)	0	0		(11)	0		(11)
Other operating expenses	(619)	(282)	0		(901)	0		(901)
Total expenses	(21,678)	(282)	0		(21,960)	0		(21,960)

Operating income before special and one time charges	(614)	(282)	0		(896)	0		(896)

Net gain (loss) on settlement of litigation	1,000	0	0		1,000	0		1,000
Impairment of investments in preferred equity interests	(11,040)	0	0		(11,040)	0		(11,040)
Write-off of IPO expenses	(7,625)	0	0		(7,625)	0		(7,625)

Operating income (loss)	(18,279)	(282)	0		(18,561)	0		(18,561)

Net gain on investments	771		0		771	0		771
Interest expense, net of interest income	(196)	2,061	103	1	1,969	629	3	2,598

Income (loss) before provision for income taxes and minority interest	(17,704)	1,779	103		(15,821)	629		(15,192)

Provision for income taxes	4,966	(609)	35	2	4,392	214	4	4,606
Minority Interest	(13)	0			(13)			(13)

Net income (loss)	(12,751)	1,170	138		(11,442)	842		(10,600)
Preferred stock dividend requirement	(518)	0			(518)			(518)

Net income (loss) applicable to common stockholders	$(13,269)	$1,170	$138		$(11,960)	$842		$(11,118)

1.
Reflects a reduction of Tailwind Financial's interest income at a rate earned by Tailwind Financial during this period due to the payment of the $3 million of deferred underwriting fees and the payment of $2 million of fees to be paid to investment advisors, attorneys and accountants. The estimate of reduction in interest income is based on no conversion and the combined entity having approximately $5 million less in cash.

2.	Reflects the impact on the tax provision of the reduction of interest income as described in note 1 assuming a statutory tax rate of 34%.

3.
Reflects a reduction of Tailwind Financial's interest income due to the payment of the $3 million of deferred underwriting fees and the payment of $2 million of fees to investment advisors, attorneys and accountants, together with the payment of approximately $30 million to the maximum amount of dissenting stockholders of Tailwind Financial leaving the combined entity with approximately $35 million less cash.

4.
Reflects the impact on the tax provision of the reduction of interest income as described in note 3 assuming a tax rate of 34% being the rate experienced by Tailwind Financial prior to the combination.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Tailwind Financial

On July 12, 2006, Tailwind Financial issued to the following shares of our common stock to the following entity for an aggregate of $31,250 in cash.

TFC Holdings Ltd.	3,125,000
Total:	3,125,000

As a result of the 1 for 1.15 stock split in the form of a stock dividend on March 14, 2007, these shares converted into 3,593,750 shares. 468,750 of such shares were redeemed for no consideration by Tailwind Financial as the underwriters’ over-allotment option was not exercised.

TFC Holdings Ltd. is owned 97% by Parkwood Holdings Ltd. and 1% each by Messrs. Hain, Moore and Penteliuk, each of whom are members of Tailwind Financial’s board of directors. Tailwind Financial also sold to Parkwood Holdings Ltd., 4,700,000 warrants for $4,700,000 in cash, at a purchase price of $1.00 per warrant. Parkwood Holdings Ltd. is owned by Gordon A. McMillan, Andrew A. McKay and JovFunds Management Inc. Until November 2006, Mr. McKay, the Chief Executive Officer, was a Managing Director of JovFunds. Until January 2008, Mr. McMillan was Chairman of JovFunds. 1,762,500 of such warrants were subsequently transferred to 1600624 Ontario Inc., a corporation controlled by Mr. McMillan, and subsequently transferred to McMillan Family Foundation, a charitable foundation controlled by Mr. McMillan and his spouse. 587,500 of such warrants were subsequently transferred to 2099388 Ontario Inc., a corporation controlled by Mr. McKay. 2,350,000 of such warrants were subsequently transferred to JovFunds Management Inc.

The holders of the majority of these shares and warrants are entitled to make up to two demands that we register these shares, warrants and the shares of common stock underlying such warrants. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The holders of the majority of these warrants can elect to exercise these registration rights at any time commencing three months prior to the date upon which they will first become eligible for resale. In addition, these warrant holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date they become eligible for resale. We will bear the expenses incurred in connection with the filing of any of these registration statements.

The payment to Parkwood Holdings Ltd., a company that is wholly owned by Messrs. McMillan and McKay and JovFunds, or to an affiliate of Parkwood Holdings, Ltd., of a monthly fee of $7,500 is for certain administrative services, including approximately 1,500 square feet of office space located at BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada, utilities and secretarial support. Mr. McKay is the President of Parkwood Holdings Ltd. and Messrs. McMillan and McKay and JovFunds each will benefit from the transaction with Parkwood Holdings Ltd., or an affiliate of Parkwood Holdings, Ltd. However, this arrangement is solely for Tailwind Financial’s benefit and is not intended to provide Messrs. McMillan or McKay or JovFunds compensation in lieu of a salary.

To fund pre-initial public offering expenses associated with the Tailwind Financial initial public offering, Parkwood Holdings, Ltd. loaned $368,750 to Tailwind Financial in exchange for a promissory note, without interest, which was repaid from the proceeds of the initial public offering.

Tailwind Financial will reimburse its officers and directors, subject to board approval, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Tailwind Financial, which will be reviewed only by the board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per month administrative fee payable to Parkwood Holdings Ltd., or to an affiliate of Parkwood Holdings Ltd., and reimbursable out-of-pocket expenses payable to the officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, have been or will be paid by Tailwind Financial to any of its private stockholders, officers or directors who owned its common stock prior to the offering, or to any of their respective affiliates or family members for services rendered to Tailwind Financial prior to or with respect to the initial transaction, provided, however, that, although no agreement or arrangement is currently in place or contemplated, Genuity Financial Group and its subsidiaries are not prohibited from earning a fee in connection with the initial business combination.

All ongoing and future transactions between Tailwind Financial and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms believed by Tailwind Financial to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent Tailwind Financial has any) or the members of its board who do not have an interest in the transaction, in either case who had access, at its expense, to Tailwind Financial’s attorneys or independent legal counsel. Tailwind Financial will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to Tailwind Financial than those that would be available to Tailwind Financial with respect to such a transaction from unaffiliated third parties.

Pursuant to the Tailwind Financial Audit Committee charter, any related party transaction, as defined in SEC Rule S-K 404(a) must be reviewed and approved by the Audit Committee. The transactions described in this section were not pre-approved by our Audit Committee as they were entered into prior to consummation of the Tailwind Financial initial public offering.

Asset Alliance

Pursuant to sub-advisory and distribution agreements, Asset Alliance incurred investment advisory fees and distribution fees to the principals of an affiliate manager who are also registered representatives of Asset Alliance Investment Services, Inc.

Asset Alliance entered into a sublease agreement with an affiliate manager starting July 2004, whereby the affiliate manager is occupying space leased by Asset Alliance at $36,000 per annum. This represents approximately 40% discount from Asset Alliance’s cost for the space.

Asset Alliance entered into an agreement with the holder of Series E Convertible Redeemable Preferred Stock and redeemed $5,000,000 worth of shares of Series E Stock which was paid in cash in July, 2007. The remaining shares were redeemed by Asset Alliance on December 31, 2007 for $8,343,408, of which $3,000,000 was paid in cash on December 31, 2007, $2.3 million was paid in cash on January 15, 2008 and the balance of $3,043,408 is due on the earlier of (i) January 25, 2009, (ii) 30 days after Asset Alliance has received the proceeds from an initial public offering or other private financing pursuant to which Asset Alliance has raised more than $15 million and (iii) upon receipt of distributions in respect of the complete liquidation of Asset Alliance’s investments in Milestone Plus Partners, L.P. Interest is payable on the $3,043,408 balance at 11% beginning on January 28, 2008.

Asset Alliance’s executive officers and their family members have various personal investments in investment products managed by Asset Alliance or its affiliate managers and for certain of these investments they or their family members may pay the investment manager a reduced fee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Tailwind Financial’s officers, directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% stockholders are required by regulation to furnish Tailwind Financial with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, Tailwind Financial believes that, during the fiscal year ended June 30, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

BENEFICIAL OWNERSHIP OF TAILWIND FINANCIAL SECURITIES AND OF THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of the common stock of Tailwind Financial as of March 31, 2008 and the beneficial ownership of the common stock of the combined company after the consummation of the merger, by:

•	each person known by Tailwind Financial to be the beneficial owner of more than 5% of its outstanding shares of common stock both before and after the consummation of the merger;

•	each person known by Asset Alliance to be the beneficial owner of more than 5% of its outstanding shares of common stock both before and after the consummation of the merger;

•	each of Tailwind Financial’s executive officers and directors;

•	each of the Named Executive Officers and directors after the consummation of the merger;

•	all of Asset Alliance’s executive officers and directors as a group; and

•	all of Tailwind Financial’s officers and directors as a group after the consummation of the merger.

Unless otherwise indicated, Tailwind Financial believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. This table assumes that (1) as of March 31, 2008, there are 14,353,854 shares of Tailwind Financial common stock issued and outstanding, (2) no holder of shares of Tailwind Financial common stock issued in its initial public offering converts such shares into cash, (3) 10,625,000 shares of Tailwind Financial common stock are issued to Asset Alliance stockholders in the merger and 15,625,000 shares of Tailwind Financial common stock will be issued and outstanding upon consummation of the merger, (4) outstanding Asset Alliance options assumed by Tailwind Financial and exercisable for shares of Tailwind Financial common stock exercisable within 60 days of March 1, 2008 using a conversion ratio based on a valuation of $85,000,000 have been exercised, (5) options to purchase 1,850,000 shares of Tailwind Financial common stock are issued pursuant to employment agreements entered into in connection with the merger are exercisable by Messrs. Lipnick and Mintz, (6) all shares held in escrow are released to the holders and not cancelled, (7) outstanding Asset Alliance warrants assumed by Tailwind Financial are exercisable for Tailwind Financial stock within 60 days of March 1, 2008 using a conversion ratio based on a valuation of $85,000,000 have been exercised and (8) none of the shares of Tailwind Financial common stock issuable upon exercise of its outstanding warrants are issued.

	Beneficial Ownership of Tailwind Financial Common Stock on March 1, 2008		Beneficial Ownership of the Combined Company Common Stock after Consummation of the Merger (2)

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock After the Merger
Gordon A. McMillan (3)(4)	1,136,719	7.3%	1,136,719	3.9%
Bruce H. Lipnick (5)	-	-	2,219,333	7.7%
Arnold L. Mintz (5)	-	-	1,345,826	4.7%
Stephen G. Bondi	-	-	90,399	0.3%
Alan N. Colner	-	-	-	-
William B. Marcus	-	-	-	-
Vincent A. Roberti	-	-	-	-
Andrew A. McKay (3) (4)	375,000	2.4%	375,000	1.3%
John Anderson (4)	-	-	-	-
Robert Penteliuk (3) (4)	31,250	0.2%	31,250	0.1%
Robert C. Hain (3) (4)	31,250	0.2%	31,250	0.1%
Stephen T. Moore (3) (4)	31,250	0.2%	31,250	0.1%
Philip Armstrong (4)	-	-	-	-
TFC Holdings Ltd. (3) (4)	3,125,000	20.0%	3,125,000	10.8%
President and Fellows of Harvard College (6)(7)	1,463,800	9.4	1,463,800	5.1%
Andrew M Weiss, Ph.D. (6)(8)	964,600	6.2%	964,600	3.3%
Dorset Management Corporation (6)(9)	1,250,000	8.0%	1,250,000	4.3%
Fir Tree, Inc. (6)(10)	1,015,900	6.5%	1,015,900	3.5%
QVT Financial LP (6)(11)	1,105,900	7.1%	1,105,900	3.8%
Pacific Assets Management, LLC (6)(12)	833,766	5.3%	833,766	2.9%
HBK Investments L.P. (6)(13)	796,674	5.1%	796,674	2.8%
AJG Financial Services, Inc. (14)	-	-	2,483,499	8.6%
Nikko Cordial Securities, Inc. (15)	-	-	2,174,925	7.5%
All directors and officers of Tailwind Financial as a group (7 individuals)	1,136,719	7.9%	1,136,719	3.9%
All directors and officers of Asset Alliance as a group (7 individuals)	-	-	3,776,803	13.1%
All directors and executive officers of the combined company after the consummation of the merger as a group (7 individuals)	-	-	4,779,880	16.6%

* Less than 1%

(1) Unless otherwise indicated, the business address of each of the owners is 800 Third Avenue, New York, NY 10022.

(2) Assumes no earn-out or earnings adjustment.

(3) All 3,125,000 shares of common stock currently outstanding are issued to TFC Holdings Ltd. TFC Holdings Ltd. is owned 97% by Parkwood Holdings Ltd. and 1% each by Messrs. Hain, Moore and Penteliuk. Members of TFC Holdings Ltd. have the right to vote the shares of our common stock that TFC Holdings Ltd. holds pro rata in accordance with each member’s interest in TFC Holdings Ltd. Any shares of common stock acquired by TFC Holdings Ltd. cannot be sold or transferred until one year following Tailwind Financial’s initial business combination. Upon the expiration of one year following Tailwind Financial’s initial business combination, TFC Holdings Ltd. will distribute to its members all shares of our common stock that it holds. On August 24, 2006, JovFunds became a stockholder of Parkwood Holdings Ltd.; JovFunds owns 50%, Mr. McMillan owns 37.5% and Mr. McKay owns 12.5% of Parkwood Holdings Ltd. Parkwood Holdings Ltd. also purchased 4,700,000 warrants in a private placement prior to the offering. 1,762,500 of such warrants were subsequently transferred to 1600624 Ontario Inc., a corporation controlled by Mr. McMillan, and subsequently transferred to McMillan Family Foundation, a charitable foundation controlled by Mr. McMillan and his spouse. 587,500 of such warrants were subsequently transferred to 2099388 Ontario Inc., a corporation controlled by Mr. McKay. 2,350,000 of such warrants were subsequently transferred to JovFunds Management Inc. As of April 2, 2007, Jovian Asset Management, a wholly owned subsidiary of Jovian Capital Corporation, owns 100% of the non-voting equity shares and the voting shares of JovFunds. Accordingly, Jovian Capital Corporation may be deemed to be the beneficial owners of the shares of the company owned by JovFunds. The business address of each of Messrs. McMillan, McKay, Penteliuk, Hain, Moore, and Armstrong and Parkwood Holdings Ltd. and TFC Holdings Ltd. is BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3. The business address of JovFunds is 181 Bay Street, Suite 3740, Toronto, Ontario MJY 2T3 Canada. The business address of each of Jovian Asset Management Inc. and Jovian Capital Corporation is 76 Wellington Street East, Suite 920, Toronto, Ontario M5E 1S2. Each of Messrs. McMillan and McKay, JovFunds, Jovian Asset Management Inc. and Jovian Capital Corporation disclaims beneficial ownership with respect to the shares and the warrants beneficially owned by Parkwood Holdings Ltd. except to the extent of their respective pecuniary interests therein.

(4) The business address of the owner is BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3.

(5) Includes ownership through trusts related to individual

(6) As of public filings available on March 1, 2008.

(7) The business address of the President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.

(8) Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. The business address of Mr. Weiss is 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116. The foregoing information was derived from a Schedule 13G filed with the SEC on February 4, 2008.

(9) David M. Knott and Dorset Management Corporation are be deemed to be the beneficial owner 1,250,000 shares of common stock. The business address, or residence, of each of Mr. Knott and Dorsett Management Corporation is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. The foregoing information was derived from a Schedule 13G filed with the SEC on February 13, 2008.

(10) Sapling, LLC, or Sapling, and Fir Tree Capital Opportunity Master Fund, L.P., or Fir Tree Capital Opportunity, are the beneficial owners of 816,437 shares of common stock and 199,463 shares of common stock, respectively. Fir Tree, Inc., or Fir Tree, may be deemed to beneficially own the shares of common stock held by Sapling and Fir Tree Capital Opportunity as a result of being the investment manager of Sapling and Fir Tree Capital Opportunity. Sapling and Fir Tree Capital Opportunity are the beneficial owners of 6.1% and 1.5%, respectively, of the outstanding shares of common stock. Collectively, Sapling and Fir Tree Capital Opportunity beneficially own 1,015,900 shares of common stock which represent 7.6% of the shares of common stock outstanding. Sapling may direct the vote and disposition of 816,437 shares of common stock. Fir Tree Capital Opportunity may direct the vote and disposition of 199,463 shares of Common Stock. Fir Tree has been granted investment discretion over the common stock held by Sapling and Capital Opportunity. The business address of each of Sapling and Fir Tree is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. The business address of Fir Tree Capital Opportunity is c/o Admiral Administration Ltd., 90 Fort Street, Box 32031 SMB, Grand Cayman, Cayman Islands. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.

(11) QVT Financial LP, or QVT Financial, is the investment manager for QVT Fund LP, or the Fund, which beneficially owns 966,830 shares of common stock, and for Quintessence Fund L.P., or Quintessence, which beneficially owns 108,103 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG, or the Separate Account, which holds 30,967 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,105,900 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,074,933 shares of common stock. The Fund, Quintessence and the Separate Account also own warrants to purchase additional shares of common stock, which are not exercisable until the later of the Issuer’s completion of a business combination and April 11, 2008. As of the date of this filing, there has been no report of the completion of a business combination. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of common stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein. The business address of each of QVT Financial, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The business address of the Fund is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The foregoing information was derived from a Schedule 13G filed with the SEC on February 11, 2008.

(12) Pacific Assets Management, LLC, or PAM, is the investment adviser to JMG Triton Offshore Fund, Ltd., the Fund, which has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the 833,766 shares of common stock. Pacific Capital Management, Inc., or PCM, is a member of PAM. Mr. Glaser, Mr. David and Mr. Richter are control persons of PCM and PAM. Mr. Rubinstein is a portfolio manager of the Fund. The business address of Mr. Glaser is 11601 Wilshire Boulevard, Suite 2180, Los Angeles, CA 90025. The business address of each of PAM, PCM, and Mr. David is 100 Drakes Landing, Suite 207, Greenbrae, CA 94904. The business address of Mr. Richter and Mr. Rubinstein is One Sansome Street, 39th Floor, San Francisco, CA 94104. The business address of the Fund is Ogier Fiduciary Services (BVI) Ltd, Nemours Chambers, PO Box 3170, Road Town, Tortola, BVI VG1110. PAM is an affiliate manager of Asset Alliance. Some of the foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.

(13) HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, and HBK Master Fund L.P. are the beneficial owners of 796,674 shares of common stock. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz and William E. Rose are each managing members of HBK Management LLC. The business address of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., and HBK Management LLC is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The business address of HBK Master Fund L.P. is c/o HBK Services LLC, 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information was derived from a Schedule 13G filed with the SEC on February 11, 2008.

(14) The amount listed includes converted Series F shares. The address for AJG Financial Services, Inc. is Gallagher Centre, Two Pierce Place, Itasca, IL 60143.

(15) The address for Nikko Securities Co. International, Inc. is 7 Times Square, Suite 2502, New York, NY 10036.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Tailwind Financial

Tailwind Financial units, common stock and warrants are listed on AMEX under the symbols TNF.U, TNF and TNF.WS. The closing prices per share of common stock, warrants and units of Tailwind Financial on January 8, 2008, the date of the execution of the merger agreement, were $7.55, $0.65 and $8.14 respectively. Each unit of Tailwind Financial consists of one share of Tailwind Financial common stock and one warrant to purchase Tailwind Financial common stock. Each warrant entitles the holder to purchase from Tailwind Financial one share of common stock at an exercise price of $6.00 commencing the later of the completion of the Asset Alliance merger or April 11, 2007. The Tailwind Financial warrants will expire at 5:00 p.m., New York City time, on April 11, 2011, or earlier upon redemption. Prior to April 11, 2007, there was no established public trading market for our common stock.

Except for the 2008 Equity Incentive Plan, Tailwind Financial does not currently have any equity compensation plans.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low closing prices of Tailwind Financial common stock, warrants and units as reported on AMEX since Tailwind Financial’s initial public offering on April 11, 2007.

	Common Stock		Warrants		Units
Calendar Periods	High	Low	High	Low	High	Low
2007
Second Quarter *	$7.65	$7.32	$0.99	$0.80	$8.52	$7.80
Third Quarter	$7.75	$7.47	$1.02	$0.63	$8.60	$8.16
Fourth Quarter	$7.65	$7.55	$0.82	$0.64	$8.37	$8.00
2008
First Quarter	$7.75	$7.55	$0.70	$0.10	$8.25	$7.83

*	For units, from April 11, 2007, for common stock and warrants, from May 16, 2007.

On March 31, 2008, the closing prices of Tailwind Financial common stock, warrants and units were $7.70 , $0.13 and $7.83, respectively.

Holders

As of March 31, 2008 there was 1 holder of record of Tailwind Financial’s units, 2 holders of record of Tailwind Financial’s common stock and 4 holders of record of Tailwind Financial’s warrants.

Dividends

Tailwind Financial has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon its revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of Tailwind Financial’s then board of directors. It is the present intention of Tailwind Financial’s board of directors to retain all earnings, if any, for use in Tailwind Financial’s business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Asset Alliance

There is no established public trading market for the shares of capital stock of Asset Alliance. Asset Alliance has three equity compensation plans: the 1996 Stock Option Plan, the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, or the “Prior Plans”, as previously described. Pursuant to the merger agreement, Tailwind Financial will assume all outstanding options under the Prior Plans. As a result, all of the outstanding shares of capital stock of Asset Alliance underlying the outstanding options will be converted into the right to receive Tailwind Financial common stock.

Holders

There are currently 83 holders of the shares of Asset Alliance common stock and 3 holders of Asset Alliance Series F preferred stock.

Dividends

Asset Alliance has not paid any dividends on its common stock or its Series F preferred stock to date. Each share of Series F preferred stock has accrued cumulative annual dividends calculated at $1.67 per share per quarter. The accrued and unpaid dividends on the Series F preferred stock will convert immediately prior to the closing of the merger into shares of Asset Alliance common stock pursuant to the Asset Alliance charter.

Dividends Upon Completion of the Merger

Upon completion of the merger with Asset Alliance, Tailwind Financial does not intend to pay any dividends on its shares of common stock and will not pay dividends in the foreseeable future. Rather, it intends to reinvest any earnings back into the combined company. The combined company also expects that any loan or credit facilities that it enters into will limit its ability to pay dividends.

COMPARISON OF STOCKHOLDERS RIGHTS

Tailwind Financial and Asset Alliance are both incorporated under the laws of the State of Delaware. If the merger is completed, Asset Alliance stockholders, whose rights are currently governed by the DGCL, Asset Alliance’s amended charter and the Asset Alliance amended and restated bylaws, will become stockholders of Tailwind Financial, and their rights as such will be governed by the DGCL, Tailwind Financial’s Third Amended and Restated Certificate of Incorporation and second amended and restated bylaws. The material differences between the rights of holders of Asset Alliance common stock and the rights of holders of Tailwind Financial common stock, resulting from the differences in their governing documents, are summarized below.

This summary does not purport to be a complete statement of the rights of holders of Tailwind Financial’s common stock under the Third Amended and Restated Certificate of Incorporation of Tailwind Financial, or the second amended and restated bylaws of Tailwind Financial. This summary does not purport to be a complete description of the specific provisions referred to herein and is qualified entirely by reference to the governing corporate documents of Asset Alliance and Tailwind Financial. We urge you to read those documents carefully in their entirety. A copy of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation is attached as Annex C to this proxy statement/prospectus. A copy of Tailwind Financial’s second amended and restated bylaws is included with Tailwind Financial’s Form 8-K filed on December 21, 2007.

	Rights of Tailwind Financial’s Stockholders	Rights of Asset Alliance’s Stockholders
Capitalization:
Tailwind Financial’s Third Amended and Restated Certificate of Incorporation authorizes it to issue 155,000,000 shares, of which 150,000,000 will be common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01. Tailwind Financial’s board of directors is expressly granted the power to issue shares of the preferred stock in one or more series and to fix rights and preferences, including voting powers, of each series of preferred stock.

Asset Alliance’s amended charter authorizes Asset Alliance to issue 102,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of Blank Check Preferred Stock, par value $0.01 per share. Asset Alliance’s board of directors may issue these shares at such times and in such number of series and possessing such rights as the board determines.

Voting Rights:
Except as limited by law or by a preferred stock designation, Tailwind Financial’s Third Amended and Restated Certificate of Incorporation provides that the voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights of the holders of the preferred stock and each share of common stock has one vote. The charter does not provide for cumulative voting rights. No vote of the holders of the capital stock is required in connection with the creation or issuance of any shares of any series of preferred stock authorized by and complying with the Third Amended and Restated Certificate of Incorporation, the right to any such vote being expressly waived by all present and future holders of the capital stock of the company.

Asset Alliance’s amended charter provides that of the 100,000,000 common stock, 90,000,000 shares will be voting common stock. Asset Alliance’s amended and restated bylaws provides that each share is entitled to one vote per share. The Asset Alliance amended charter does not provide for cumulative voting rights.

Conversion Rights:	Shares of Tailwind Financial’s stock are not subject to conversion rights.	Shares of Asset Alliance’s Series F Preferred Stock are convertible into Asset Alliance’s common stock, but no other shares of Asset Alliance stock are subject to conversion rights.

Number of Directors:
Pursuant to Tailwind Financial’s Third Amended and Restated Certificate of Incorporation, the board of directors will consist of three classes and the number of directors in each class will be as nearly equal as possible.

Pursuant to Asset Alliance’s amended and restated bylaws, Asset Alliance’s board of directors initially consisted of two people and thereafter will consist of at least more than one person, as determined from time to time by the affirmative vote at a meeting of the holders of stock representing three-fourths of the voting power of the company or by resolution of the board, adopted by three-fourths of the whole board.

Removal of Directors:
Any director or the entire board of directors may be removed only for cause and only by the vote of the holders of a majority of the shares of Tailwind Financial’s stock entitled to vote for the election of directors.

Directors may be removed, either with or without cause, by stockholders at any meeting called for the purpose of removal, by a vote of three-fourths of the outstanding stock entitled to vote and these stockholders may elect such director’s successor.

Filling Vacancies on the Board of Directors:
Tailwind Financial’s Third Amended and Restated Certificate of Incorporation and the second amended and restated bylaws provide that any new directorships or vacancies in the board of directors, including new directorships resulting from any increase in the number of directors to serve in the whole board and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Asset Alliance’s amended and restated bylaws provide that vacancies and newly created directorships resulting from any increase in any authorized number of directors may be filled by election at a meeting of stockholders. Vacancies and such newly created directorships may also be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Directorships with More than One Vote:	Tailwind Financial’s Third Amended and Restated Certificate of Incorporation does not contain a provision whereby any director would have more than one vote in matters presented to the board.	Asset Alliance’s amended charter does not contain a provision whereby any director would have more than one vote in matters presented to the board.

Amendments to Charter:
The DGCL prescribes that any amendment to Tailwind Financial’s charter must be approved by the board in a resolution recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.

Tailwind Financial’s Third Amended and Restated Certificate of Incorporation provides that the affirmative vote of at least sixty-seven percent (67%) of the outstanding voting stock of the corporation is required to amend or repeal provisions of Articles Fourth (to the extent relating to the authority of the board to issue shares of preferred stock in one or more series), Fifth, Sixth, Seventh, Ninth, Tenth or Eleventh or to reduce the numbers of authorized shares of common stock or preferred stock.

The DGCL prescribes that any amendment to Asset Alliance’s charter must be approved by the board in a resolution recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.

The Asset Alliance amended charter does not provide requirements to amend the Asset Alliance charter in addition to those required by law. However, Asset Alliance’s amended charter provides that any amendment that reduces or limits the exculpation or indemnification of the persons referred to in the charter or which adversely affects any limitation on the personal liability of a director will only apply prospectively.

Amendments to Bylaws:
The board of directors is expressly authorized to adopt, amend and repeal the bylaws at any meeting of the board of directors upon notice thereof in accordance with the bylaws. The stockholders also have the power to adopt, amend, supplement or repeal the bylaws to the extent provided in the corporation’s charter and the DGCL.

Asset Alliance’s amended charter authorizes the bylaws to be altered, amended or repealed at any annual meeting of the stockholders, or at any special meeting of the stockholders called for that purpose, by a vote of three-fourths of the voting power of the shares represented and entitled to vote thereat. The board of directors also has the power, by a vote of three-fourths of the whole board, to alter or amend or repeal the bylaws or any of them, and to adopt new bylaws, provided that any such action of the board may be amended or repealed by the stockholders at any annual meeting or any special meeting called for that purpose, the board does not have the power to alter or amend or repeal a specified bylaw if such bylaw is adopted by the stockholders and contains an express provision that such bylaw may be altered or amended or repealed only by action of the stockholders and Article VIII of the bylaws may be altered or amended by the board to increase the indemnification of the persons referred to therein to the extent permitted by law, but such Article may be otherwise altered, amended or repealed only by action of the stockholders as provided above and that such action that reduces or limits the indemnification of the persons referred to therein will only apply prospectively. Notwithstanding this, immediately upon the earlier of the receipt of a signed commitment letter from an underwriter in connection with the company’s first qualified public offering or the filing of the company’s initial registration statement for its first qualified public offering, the bylaws are automatically amended to reduce the quorum and voting requirements from three-fourths to a majority.

Special meetings of the Board of Directors:
Special meetings of the board of directors may be called by the Chairman of the board of directors, if any, or the President, and shall be called by the Secretary on the written request of two or more directors. Notice of the time and place must be given for special meetings in sufficient time for the convenient assembly of a quorum of the directors.

Special meetings of Asset Alliance’s board of directors may be held whenever called by the President or by any director (except that if more than one meeting be called by directors in any period of 180 days or less, each such meeting so called may be called only by three-fourths of the directors then in office) at such time and place as shall be specified in the notice or waiver thereof. Notice must be given by the Secretary or the person calling the meeting no later than the second day before the meeting and not later than the day before the meeting.

Special Stockholders Meetings:
Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called only by the Chairman of the board of directors, the President, or a majority of the board of directors. Any such person or persons may postpone or cancel any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.

A special meeting of the stockholders entitled to vote on any business to be considered at any such meeting may be called by the President or the Secretary when directed to do so by resolution of the board of directors or at the written request of directors representing a majority of the whole board or at the written request of the holders of stock representing a majority of the voting power of the company entitled to vote at such meeting. Any such request shall state the purpose or purposes of the proposed meeting.

Action by Consent of the Stockholders:
Under the DGCL, unless a company’s charter provides otherwise, stockholders may execute an action by written consent in lieu of any annual or special meeting.
The Third Amended and Restated Certificate of Incorporation and the second amended and restated bylaws of Tailwind Financial provide that any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of such stockholders, may be taken only at such a meeting, and not by written consent of stockholders.

Under the DGCL, unless a company’s certificate of incorporation provides otherwise, stockholders may execute an action by written consent in lieu of any annual or special meeting.
Asset Alliance’s amended and restated bylaws do not provide a provision pertaining to action by consent of the stockholders.

Requirements for timely Stockholder notification:
For an annual meeting, for stockholder notification to be timely, stockholder’s notice must be delivered to the secretary of the corporation not less than 120 days nor more than 150 days prior to the date of the meeting or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to stockholders by the company in connection with the preceding year’s annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of 60 days prior to such meeting or 10 days following the date on which public announcement of the date of such meeting is first made by the company.

Section 1.3 of Asset Alliance’s amended and restated bylaws provides that written notice of shareholder meetings shall be given no less then 10 days and no more than 60 days before the date of the meeting.

Limitation of Personal Liability of Directors:
Tailwind Financial’s Third Amended and Restated Certificate of Incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders, except for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transactions from which the director derived an improper personal benefit.

Asset Alliance’s amended charter provides that a director shall not be liable to Asset Alliance or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Indemnification of Directors and Officers:
Tailwind Financial’s Third Amended and Restated Certificate of Incorporation and its second amended and restated bylaws provide that Tailwind Financial shall indemnify to the fullest extent permitted by Section 145 of the DGCL each person who was or is made a party or is threatened to be made a party to or is involved in any actual or threatened action, suit or proceeding, by reason of the fact that he is or was a director or officer of Tailwind Financial or is or was serving at the request of Tailwind Financial as a director or officer of another corporation or of a partnership, limited liability company, or any such venture, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving.

Asset Alliance’s amended charter and its amended and restated bylaws provide that Asset Alliance shall indemnify each director, officer, employee and agent who is a natural person and whom the board of directors determines shall be afforded the protection of these indemnification provisions to the full extent of the DGCL, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any actual or threatened action, suit or other proceeding, or in the defense or settlement of any such proceeding.

DESCRIPTION OF TAILWIND FINANCIAL SECURITIES

The following description of the material terms of the capital stock and warrants of Tailwind Financial following the merger includes a summary of specified provisions of the Third Amended and Restated Certificate of Incorporation of Tailwind Financial and bylaws of Tailwind Financial that will be in effect upon completion of the merger. This description is subject to the relevant provisions of the DGCL and is qualified by reference to the Third Amended and Restated Certificate of Incorporation, a copy of which is attached as Annex C.

General

Tailwind Financial is currently authorized to issue 70,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock. As of March 31, 2008, 14,353,854 shares of Tailwind Financial common stock are outstanding, held by 2 record holders. No shares of preferred stock are currently outstanding. Tailwind Financial’s authorized capital stock following the merger will consist of 155,000,000 shares of all classes of capital stock, of which 150,000,000 will be shares of common stock, par value, $0.001 per share, and 5,000,000 will be shares of preferred stock, par value of $0.01 per share.

Units

Each unit consists of one share of common stock and one warrant, which started trading separately on May 16, 2007. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share.

Common stock

Tailwind Financial’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, Tailwind Financial’s founding stockholder, TFC Holdings Ltd., an affiliate of our officers and directors, has agreed to vote its shares of common stock owned by it immediately prior to Tailwind Financial’s initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement does not apply to shares included in units purchased in Tailwind Financial’s initial public offering or purchased following the offering in the open market by any of Tailwind Financial’s founding stockholder, officers and directors. Additionally, Tailwind Financial’s founding stockholder, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of Tailwind Financial’s stockholders.

Tailwind Financial will proceed with a business combination only if: (i) a majority of the shares outstanding as of the record date of Tailwind Financial common stock that were issued in Tailwind Financial’s initial public offering are voted in favor of the business combination and (ii) public stockholders owning less than 30% of the shares sold in Tailwind Financial’s initial public offering exercise their conversion rights discussed below.

If Tailwind Financial is forced to liquidate prior to a business combination, holders of Tailwind Financial’s shares of common stock purchased in its initial public offering are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Tailwind Financial’s founding stockholder has agreed to waive its rights to share in any distribution with respect to common stock owned by it prior to the initial public offering if Tailwind Financial is forced to liquidate.

Tailwind Financial’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Our founding stockholder, the holder of 3,125,000 shares of common stock that were outstanding prior to Tailwind Financial’s initial public offering, is entitled to registration rights. The holder of these shares is entitled to make up to two demands that Tailwind Financial register the resale of these shares. The holder of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, the founding stockholder has certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Tailwind Financial will bear the expenses incurred in connection with the filing of any such registration statements.

Preferred stock

Currently and upon the adoption of the Third Amended and Restated Certificate of Incorporation proposal, the board of directors of the combined company will be authorized, subject to any limitations prescribed by law and the rules of any exchange on which the combined company’s common stock is listed, without stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Tailwind Financial. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have an effect of decreasing the market price of our common stock. Tailwind Financial has no present plans to issue any shares of preferred stock.

Classified Board of Directors

Currently and upon the adoption of the Third Amended and Restated Certificate of Incorporation, the combined company’s board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of the combined company’s board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Vacancies in the combined company’s board of directors, including a vacancy created by increasing the size of the board, may only be filled by a majority of the combined company’s directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The Third Amended and Restated Certificate of Incorporation will provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the combined company’s board of directors that would effect a change of control.

Warrants

Tailwind Financial currently has warrants outstanding to purchase 17,200,000 shares of Tailwind Financial common stock. Each warrant entitles the registered holder to purchase one share of Tailwind Financial common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of the completion of a business combination or April 11, 2008.

The warrants will expire on April 11, 2011, at 5:00 p.m., New York City time. Tailwind Financial may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants are issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Tailwind Financial.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Tailwind Financial’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Tailwind Financial, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Tailwind Financial will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Unit Purchase Option

In connection with its initial public offering, Tailwind Financial sold to Deutsche Bank Securities Inc. for $100, as additional compensation, an option to purchase up to a total of 625,000 units at $9.60 per unit. The units issuable upon exercise of this option are identical to the other units offered by Tailwind Financial in its initial public offering except that the warrants included in the option have an exercise price of $7.20 per share (120% of the exercise price of the warrants included in the units sold in the initial public offering). This option is exercisable commencing on the later of the consummation of a business combination or April 11, 2008, and expires on April 11, 2011. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the effective date of the registration statement except in certain circumstances. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances.

Transfer Agent and Warrant Agent

The transfer agent for Tailwind Financial’s securities and warrant agent for Tailwind Financial’s warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

STOCKHOLDER PROPOSALS

Regardless of whether the acquisition of Asset Alliance is consummated, the Tailwind Financial 2009 annual meeting of stockholders will be held on or about January 20, 2009, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement/prospectus for the 2009 annual meeting, you need to provide it to us by no later than [•], 2008.

EXPERTS

The financial statements of Tailwind Financial Inc. as of June 30, 2007 and for the period from June 30, 2006 (date of inception) through June 30, 2007 included in this proxy statement/prospectus have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Asset Alliance Corporation and subsidiaries as of and for the years ended December 31, 2007 and 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Asset Alliance Corporation and subsidiaries as of and for the year ended December 31, 2005, included in Proxy Statement of Tailwind Financial Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of JMG Capital Management, LLC as of and for the year ended December 31, 2006 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pacific Assets Management, LLC as of and for the years ended December 31, 2007 and 2006, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Bricoleur Capital Management LLC as of December 31, 2006 and for the years ended December 31, 2006 and 2005, included in this Registration Statement and Prospectus have been so included in reliance on the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wessex Asset Management Limited as of and for the years ended December 31, 2007, 2006 and 2005, included in this proxy statement/prospectus have been so included in reliance on the report of BDO Stoy Hayward, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Bingham McCutchen LLP.

WHERE YOU CAN FIND MORE INFORMATION

Tailwind Financial files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Tailwind Financial with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Tailwind Financial files its reports, proxy statements and other information electronically with the SEC. You may access information on Tailwind Financial at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All of the information contained in this document relating to Tailwind Financial has been supplied by Tailwind Financial and all information relating to Asset Alliance has been supplied by Asset Alliance. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the merger, you should contact:

Tailwind Financial Inc.
Attn: Andrew A. McKay
BCE Place, 181 Bay Street, Suite 2040
Toronto, Ontario, Canada M5J 2T3
(416) 601-2422

INDEX TO FINANCIAL STATEMENTS

TAILWIND FINANCIAL INC. FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2007 (unaudited) and June 30, 2007 (unaudited)	F-4
Statements of Operations for the six months ended December 31, 2007 and December 31, 2006 (unaudited), the period from June 30, 2006 (inception) to June 30, 2007 and the period from June 30, 2006 (inception) to December 31, 2007 (unaudited)
F-5
Statement of Stockholders’ Equity for the period from June 30, 2006 (inception) to June 30, 2007 and to December 31, 2007 (unaudited)	F-6
Statements of Cash Flows for the six months ended December 31, 2007 (unaudited) and December 31, 2006 (unaudited), the period from June 30, 2006 (inception) to June 30, 2007 and the period from June 30, 2006 (inception) to December 31, 2007 (unaudited)
F-7
Notes to Financial Statements	F-8

ASSET ALLIANCE CORPORATION FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-14
Report of Independent Registered Public Accounting Firm	F-16
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-17
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2007, 2006 and 2005	F-18
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005	F-19
Consolidated Statements of Cash Flows for each of the Years Ended December 31, 2007, 2006 and 2005	F-20
Notes to Consolidated Financial Statements	F-22

JMG CAPITAL MANAGEMENT, LLC FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-45
FINANCIAL STATEMENTS
Consolidated Statements of Financial Condition as of December 31, 2007 and 2006	F-46
Consolidated Statements of Operations for each of the Three Years Ended December 31, 2007	F-47
Consolidated Statements of Changes in Members' Equity for each of the Three Years Ended December 31, 2007	F-48
Consolidated Statements of Cash Flows for each of the Three Years Ended December 31, 2007	F-49
Notes to Financial Statements	F-50

PACIFIC ASSETS MANAGEMENT, LLC FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-71
FINANCIAL STATEMENTS
Statement of Financial Condition as of December 31, 2007 and 2006	F-72
Statement of Operations for the three years ended December 31, 2007	F-73
Statement of Changes in Members' Equity for the three years ended December 31, 2007	F-74
Statement of Cash Flows for the three years ended December 31, 2007	F-75
Notes to Financial Statements	F-76

WESSEX ASSET MANAGEMENT LIMITED FINANCIAL STATEMENTS

Report of the Independent Auditors	F-81
CONSOLIDATED FINANCIAL STATEMENTS
Statement of Profit and Loss Account for the Year Ended 31 December 2007, 2006, and 2005	F-82
Balance Sheet as at 31 December 2007, 2006, and 2005	F-83
Cash Flow Statement for the Year Ended 31 December 2007, 2006, and 2005	F-84
Notes to the Financial Statements	F-85

TAILWIND FINANCIAL INC.
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of
Tailwind Financial Inc.

We have audited the accompanying balance sheet of Tailwind Financial Inc. (a development stage company) as of June 30 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from June 30, 2006 (date of inception) through June 30, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tailwind Financial Inc. as of June 30, 2007, and the results of its operations and its cash flows for the period from June 30, 2006 (date of inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
New York, New York
September 20, 2007

Tailwind Financial Inc.
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2007	June 30, 2007
	(unaudited)

ASSETS
Current assets:
Cash	$113,869	$129,799
Cash and cash equivalents held in Trust Account (Note 1)	102,261,528	100,900,143
Prepaid insurance	25,000	83,338
Total Current Assets	$102,400,397	$101,113,280

Deferred acquisition costs (Note 6)	349,510	-
Fixed assets, net of accumulated depreciation of $1,215	4,184	-

Total Assets	$102,754,091	$101,113,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred underwriting fee (Note 4)	$3,000,000	$3,000,000
Accrued offering costs	-	100,000
Accounts payable and accrued expenses	161,091	171,852
Accrued acquisition costs	339,803	-
Income taxes payable	609,000	271,000
Total current liabilities	$4,109,894	$3,542,852

Common stock subject to possible conversion (3,748,750 shares at conversion value) (Note 1)	30,498,529	30,147,534

Commitments (Note 4)
Stockholders’ Equity (Notes 1 and 3):
Preferred stock, par value $0.01 per share, 5,000,000 shares authorized, 0 shares issued	-	-
Common stock, par value $0.001 per share, 70,000,000 shares authorized, 11,876,250 shares issued and outstanding (excluding 3,748,750 shares subject to possible conversion)	11,876	11,876
Additional paid-in capital	66,438,134	66,885,731
Retained earnings accumulated in the development stage	1,695,658	525,287

Total stockholders’ equity	68,145,668	67,422,894

Total liabilities and stockholders’ equity	$102,754,091	$101,113,280

See notes to financial statements.

Tailwind Financial Inc.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	Six months ended December 31, 2007	Six months ended December 31, 2006	For the period from June 30, 2006 (Inception) to June 30, 2007	For the period from June 30, 2006 (Inception) to December 31, 2007
	(unaudited)	(unaudited)		(unaudited)

Interest income	$2,061,385	-	$1,000,143	$3,061,528

Formation, general and administrative expenses (Notes 4 and 5)	282,014	2,000	203,856	485,870

Net income (loss) before income taxes	1,779,371	(2,000)	796,287	2,575,658
Income taxes (Note 5)	609,000	-	271,000	880,000

Net income (loss) for the period	$1,170,371	$(2,000)	$525,287	$1,695,658
Accretion of Trust Account relating to common stock subject to possible conversion	350,995	-	157,534	508,529
Net income (loss) attributable to common stockholders	$819,376	$(2,000)	$367,753	$1,187,129

Number of shares outstanding subject to possible conversion, basic and diluted	3,748,750	-	3,748,750
Net income per share subject to possible conversion, basic and diluted	$0.09	-	$0.04

Weighted average number of shares outstanding, basic and diluted	11,876,250	3,593,750	4,918,289
Net income per share - basic and diluted	$0.07	-	$0.07

See notes to financial statements.

Tailwind Financial Inc.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the period from June 30, 2006 (Inception) to December 31, 2007

					Retained
					earnings
					accumulated
			Additional		in the
	Common Stock		Paid-In	Treasury	development
	Shares	Amount	Capital	Stock	stage	Total
Balance at, June 30, 2006 (Inception)	-	$-	$-	$-	$-	$-
Issuance of Common Stock to initial stockholder	3,593,750	3,594	27,656	-	-	31,250
Proceeds from sale of underwriter’s purchase option	-	-	100	-	-	100
Proceeds from issuance of warrants	-	-	4,700,000	-	-	4,700,000
Sale of 12,500,000 units through public offering net of underwriter’s discount and offering expenses and net of $29,990,000 of proceeds allocable to 3,748,750 shares of common stock subject to possible conversion	8,751,250	8,751	62,315,040	-	-	62,323,791
Forfeiture of common stock issued to initial stockholder (Note 1)			3,520,312	(3,520,312)	-	-
Cancellation of common stock received from initial stockholder (Note 1)	(468,750)	(469)	(3,519,843)	3,520,312	-	-
Net income for the year	-	-	-	-	525,287	525,287
Accretion of Trust Account relating to common stock subject to possible conversion	-	-	(157,534)	-	-	(157,534)
Balance at June 30, 2007	11,876,250	11,876	66,885,731	-	525,287	67,422,894
Additional cost of initial public offering (unaudited)			(96,602)			(96,602)
Net income for the period (unaudited)					1,170,371	1,170,371
Accretion of Trust Account relating to common stock subject to possible conversion (unaudited)			(350,995)			(350,995)
Balance at December 31, 2007 (unaudited)	11,876,250	$11,876	$66,438,134	$-	$1,695,658	$68,145,668

See notes to financial statements.

Tailwind Financial Inc.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Six months ended December 31, 2007	Six months ended December 31, 2006	For the period from June 30, 2006 (Inception) to June 30, 2007	For the period from June 30, 2006 (Inception) to December 31, 2007
	(unaudited)	(unaudited)		(unaudited)

OPERATING ACTIVITIES
Net income (loss) for the period	$1,170,371	$(2,000)	$525,287	$1,695,658

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	1,215	-		1,215
Prepaid insurance	58,338		(83,338)	(25,000)
Accounts payable and accrued expenses	(110,761)		171,852	161,091
Income taxes payable	338,000		271,000	609,000

Net cash provided by operating activities	$1,457,163	$(2,000)	$884,801	$2,441,964

INVESTING ACTIVITIES
Cash contributed to Trust Account			$(100,000,000)	$(100,000,000)
Interest reinvested in Trust Account	(2,061,385)	-	(1,000,143)	(3,061,528)
Cash transferred from Trust Account to operations	700,000	-	100,000	800,000
Purchase of fixed assets	(5,399)	-	-	(5,399)
Net cash used in investing activities	$(1,366,784)	-	$(100,900,143)	$(102,266,927)

FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholder	-	31,250	$31,250	31,250
Proceeds from notes payable to initial stockholder (Note 6)	-	68,750	368,750	368,750
Deferred offering costs	-	(73,744)	-
Deferred acquisition costs	(9,707)			(9,707)
Repayment of notes payable to initial stockholder (Note 6)	-	-	(368,750)	(368,750)
Proceeds from issuance of insider warrants	-	-	4,700,000	4,700,000
Proceeds from issuance of underwriter’s purchase option	-	-	100	100
Portion of net proceeds from sale of units through public offering allocable to shares of common stock subject to possible conversion	-	-	29,990,000	29,990,000
Net proceeds from sale of units through public offering allocable to:	-	-	-	-
Stockholders’ equity	-	-	62,423,791	62,323,791
Deferred underwriting fees	-	-	3,000,000	3,000,000
Additional cost of initial public offering	(96,602)	-	-	(96,602)
Net cash provided by (used in) financing activities	$(106,309)	$26,256	$100,145,141	$99,938,832

Net increase (decrease) in cash	$(15,930)	$24,256	$129,799	113,869

Cash
Beginning of period	129,799	-	-
End of period	$113,869	$24,256	$129,799	113,869

Supplemental disclosure of non-cash financing activity:
Fair value of underwriter’s purchase option included in offering costs	-	-	$1,108,000	1,108,000
Accrued offering costs	-	-	100,000	-
Accretion of Trust Account relating to common stock subject to possible conversion	350,995	-	$157,534	508,529
Accrued acquisition costs	339,803	-	-	339,803

Cash paid for income taxes	271,000	-	-	271,000

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Tailwind Financial Inc.
(A Development Stage Company)
Notes to financial statements

NOTE 1—ORGANIZATION AND BUSINESS OPERATIONS

Tailwind Financial Inc. (the “Company”), was incorporated in Delaware on June 30, 2006 as a blank check development stage company whose objective is to acquire, through a purchase, asset acquisition, or other business combination (each a “Business Combination”) one or more operating businesses in the financial services industry.

As of December 31, 2007, the Company had not commenced any operations. All activity through December 31, 2007 relates to the Company’s formation, public offering described below (the “Offering”), as well as activities relating to identification of and negotiations with a suitable business combination candidate (See Note 7 - Subsequent Event).

The Company consummated the Offering on April 17, 2007. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully consummate a Business Combination. Upon the closing of the Offering, 100% of the proceeds were deposited in a trust account (“Trust Account”) and invested only in “government securities” or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of a first Business Combination or (ii) dissolution and liquidation of the Company. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Initial Stockholders. An amount of $29,990,000 (plus accretion of $508,529) has been classified as common stock subject to possible conversion in the balance sheet as at December 31, 2007.

On March 14, 2007, the Company’s amended and restated certificate of incorporation was filed which provides for the Company’s common stock to have a par value of $0.001 per share (as retroactively reflected in the financial statements). On April 12, 2007, the Company amended and restated its certificate of incorporation to provide for mandatory dissolution of the Company and subsequent liquidation of the funds held in the Trust Account in the event that the Company does not consummate a Business Combination or execute a letter of intent, agreement in principal or definitive agreement for a Business Combination within 18 months from the date of the consummation of the Offering (October 17, 2008). It also provides that 24 months from consummation of the Offering the Company’s corporate existence will cease (April 17, 2009). On March 14, 2007, the Company’s Board of Directors declared a 1 for 1.15 stock split in the form of a stock dividend (as retroactively reflected in the financial statements). In the event of dissolution and liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the warrants contained in the units offered in the Offering discussed in Note 3). The amended and restated certificate of incorporation authorizes 5,000,000 shares of preferred stock and 70,000,000 shares of common stock.

On May 17, 2007 the Initial Stockholders returned an aggregate of 468,750 shares of the Company’s common stock to the Company for cancellation. At the date of the return and cancellation, management determined the fair value to be $7.51 per share based on the common stock closing price on May 17, 2007. Accordingly, on May 17, 2007, the Company recorded the $3,520,312 value of the shares contributed to treasury stock and a $3,520,312 corresponding credit to additional paid-in capital. Upon receipt, such shares were then immediately cancelled by the Company which resulted in the retirement of the treasury stock and a corresponding charge to additional paid-in capital and common stock.

Tailwind Financial Inc.
(A Development Stage Company)
Notes to financial statements (continued)

As indicated in the accompanying financial statements, at December 31, 2007, the Company has no operations other than interest income on funds held in the Trust Account. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the target business acquisition period (see Note 7 - Subsequent Event).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements as of December 31, 2007 and for the periods ended December 31, 2007 and 2006 are unaudited and have been prepared in accordance with principles generally accepted in the United States of America for interim financial information.

In the opinion of management, all adjustments (consisting primarily of normal accruals) have been made that are necessary to present fairly the financial position and operating results of the Company. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Deferred Acquisition Costs

Costs related to proposed acquisitions are capitalized and in the event an acquisition does not occur, or where the Company is the acquiree, the costs are expensed. At December 31, 2007, the Company has incurred $349,510 of such costs related to the proposed business combination discussed in Note 7.

Fixed Assets

Fixed assets consist of computer equipment at a cost of $5,399 and are depreciated on a straight line basis over two years.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy, or in short-term money market funds which are exposed to minimal interest rate and credit risk.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Tailwind Financial Inc.
(A Development Stage Company)
Notes to financial statements (continued)

Earnings Per Common Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Basic net income per share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Calculation of the weighted average common shares outstanding during the period is based on 3,593,750 initial shares outstanding throughout the period from June 30, 2006 (inception) to December 31, 2007, 468,750 initial shares cancelled by the Company on May 17, 2007 (retroactively restated to June 30, 2006) and 8,751,250 common shares outstanding after the completion of the Offering on April 17, 2007. Basic net income per share subject to possible conversion is calculated by dividing accretion of the Trust Account relating to common stock subject to possible conversion by 3,748,750 common shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock and the outstanding unit purchase option issued to Deutsche Bank Securities Inc. are antidilutive, they have been excluded from the Company’s computation of net income per share (see Note 3).

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income taxes, and Interpretation of FASB Statement No. 10.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFA No. 157 applies to other accounting pronouncements that require or permit fair value estimates. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company will evaluate the potential impact, if any, of the adoption of SFAS No. 157 on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “the Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or on a remeasurement event that gives rise to new-basis accounting. SFAS No. 159 does not effect any existing accounting literature that requires certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first quarter of the fiscal year. The Company is evaluating whether it will adopt the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also requires the recognition of assets acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of SFAS 141(R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

Tailwind Financial Inc.
(A Development Stage Company)
Notes to financial statements (continued)

The Company does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3—PUBLIC OFFERING

In the Offering, the Company sold to the public 12,500,000 units (“Units”) at a price of $8.00 per Unit. Proceeds from the Offering totaled approximately $95,300,000, which was net of approximately $4,700,000 in underwriting fees and other expenses paid at closing or previously. The Company also sold in a private placement immediately prior to the Offering 4,700,000 warrants for proceeds of $4,700,000.

Each Unit consists of one share of the Company’s common stock, $0.001 par value, and one Callable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the consummation of a Business Combination or April 11, 2008 and expiring April 11, 2011. The Warrants are callable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of the call is given. The Company may not call the warrants unless the warrants and the shares of common stock underlying the warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the call.

The Company sold the Units issued in the Offering to Deutsche Bank Securities Inc. at a price per share equal to $7.44 (a discount of $0.56 per share), resulting in an aggregate underwriting discount to Deutsche Bank Securities Inc. of $7,000,000. The Company also sold to Deutsche Bank Securities Inc., for $100, an option to purchase up to a total of 625,000 units. The Company accounted for the fair value of the option as an expense of the Offering resulting in a charge to U.S. stockholders equity with an equivalent increase in additional paid-in capital. The Company has determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $1.1 million using an expected life of four years, volatility of 27.96% and a risk-free interest rate of 4.65%. The expected volatility of approximately 27.96% was estimated by management based on an evaluation of the historical volatilities of public entities in the financial services industry.

The units issuable upon exercise of the above noted option are identical to those offered in the Offering except that the warrants included in the option have an exercise price of $7.20 per share (120% of the exercise price of the Warrants included in the Units sold in the Offering). This option is exercisable at $9.60 per unit, commencing on the later of the consummation of a Business Combination and April 11, 2008 and expiring April 11, 2011. The option and the 625,000 units, the 625,000 shares of common stock and the 625,000 warrants underlying such units, and the 625,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option and its underlying securities have been registered under the registration statement of which the offering prospectus forms a part. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend, our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below the exercise price of the warrants included in the option.

NOTE 4—COMMITMENTS

The Company utilizes certain administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of one of the Initial Stockholders. Such affiliate has agreed that, until the consummation of a Business Combination, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering. Included in formation, general and administrative expenses for the six month period ended December 31, 2007 and for the period from June 30, 2006 (inception) to June 30, 2007is $45,000 and $22,500 of such costs, respectively ($67,500 for the period from June 30, 2006 (inception) to December 31, 2007).

Tailwind Financial Inc.
(A Development Stage Company)
Notes to financial statements (continued)

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Offering. Pursuant to the Underwriting Agreement, the Company was obligated to pay the underwriter for certain fees and expenses related to the Offering, including underwriters discounts of $7,000,000. The Company paid $4,000,000 of the underwriting discount upon closing of the Offering. The Company and the underwriters have agreed that payment of the balance of the underwriting discount of $3,000,000 will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included in the accompanying balance sheets at December 31, 2007 and June 30, 2007.

NOTE 5—INCOME TAXES

Provision for income taxes for the six month period ended December 31, 2007 and for the period from June 30, 2006 (inception) to June 30, 2007 consists of current federal tax of $609,000 and $271,000 respectively ($880,000 for the period from June 30, 2006 (inception) to December 31, 2007).

The Company’s effective tax rate approximates the federal statutory rate. No provision for state and local income taxes has been made since the Company was formed as a vehicle to effect a Business Combination and, as a result does not conduct operations and is not engaged in a trade or business in any state. The Company is incorporated in Delaware and accordingly is subject to franchise taxes. Delaware franchise tax expense of $60,000 for the six month period ended December 31, 2007 ($35,000 for the period from June 30, 2006 (inception) to June 30, 2007 and $95,000 for the period from June 30, 2006 (inception) to December 31, 2007), are included as part of general and administrative expenses in the accompanying statements of operations.

NOTE 6—NOTE PAYABLE - STOCKHOLDER

On July 12, 2006, pursuant to a promissory note of the same date, Parkwood Holdings Ltd. provided a no-interest loan to Tailwind Financial in the amount of $68,750 and on February 2, 2007, Parkwood Holdings Ltd., pursuant to a promissory note of the same date, provided an additional no-interest loan to Tailwind Financial in the amount of $300,000. The aggregate amount of the loans, $368,750, was repaid from the proceeds of the Offering. The proceeds of the loans were used to cover pre-offering expenses.

NOTE 7—SUBSEQUENT EVENT (unaudited)

On January 8, 2008, the Company announced that it had entered into an agreement and plan of merger with Asset Alliance Corporation (“Asset Alliance”), a multi-faceted investment management firm specializing in alternative investments, whereby the Company will acquire all the outstanding common stock of Asset Alliance in exchange for shares of the Company’s common stock, allowing Asset Alliance to access the public markets through the proposed transaction with the Company. Asset Alliance has equity interests in nine affiliated asset managers and manages four funds of funds. Including affiliate managers in which Asset Alliance has an interest and its own funds of funds, Asset Alliance had total assets under management of approximately $3.4 billion as of December 31, 2007.

The transaction values Asset Alliance at approximately $80.2 million (approximately $99.1 million with the full earn-out) based on the closing price of the Company’s common stock on January 8, 2008 or $85.0 million (approximately $105.0 million with the full earn-out) based on the $8.00 per share placed in the Trust Account by the Company pursuant to the terms of the Offering. The boards of directors of both Asset Alliance and the Company have unanimously approved the transaction. The transaction is subject to approval by the Company’s and Asset Alliance’s stockholders, regulatory approvals and other closing conditions. There can be no assurance that the Company will consummate the transaction.

Asset Alliance Corporation

Consolidated Financial Statements as of December 31, 2007 and 2006, and for the Years Ended December 31, 2007, 2006 and 2005, and Report of Independent Registered Public Accounting Firm

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Asset Alliance Corporation:

We have audited the accompanying consolidated balance sheets of Asset Alliance Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Alternative Investment Partners, LLC (“AIP”) (a consolidated subsidiary) which statements reflect total assets constituting 5.7% and 0.8%, respectively, of consolidated total assets at December 31, 2007 and 2006, and total revenues constituting 46.7% and 26.9%, respectively, of consolidated total revenues for the years then ended. We also did not audit the financial statements of Pacific Asset Management LLC (“PAM”) and JMG Capital Management LLC (“JMG”), the Company’s investments in which are accounted for by use of the equity method. The Company’s preferred equity interest of $12,093,720 and $17,901,393 in PAM’s net assets at December 31, 2007 and 2006, respectively, and preferred equity interest revenue of $2,052,910 and $2,789,353 from that company for the respective years then ended are included in the accompanying consolidated financial statements. The Company’s preferred equity interest of $11,616,400 and $14,041,910 in JMG’s net assets at December 31, 2007 and 2006, respectively, and preferred equity interest revenue of $2,024,999 and $3,402,215 from that company for the years then ended are included in the accompanying 2007 and 2006 consolidated financial statements. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for AIP, PAM and JMG is based solely on the reports of the other auditors. The consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows of the Company for the year ended December 31, 2005 were audited by other auditors whose report dated April 11, 2008, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

Member of
Deloitte Touche Tohmatsu

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Asset Alliance Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

April 11, 2008

Report of Independent Registered
Public Accounting Firm

The Board of Directors and Shareholders of
Asset Alliance Corporation

We have audited the accompanying consolidated statements of operations, changes in shareholders’ equity, and cash flows of Asset Alliance Corporation (the “Company”) for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of JMG Capital Management LLC, Pacific Assets Management LLC (collectively, “JMG and Pacific”) (in which the Company has a minority net equity interest), Premier Hedge Plus, Ltd., Asset Alliance Navigator Fund, Ltd., and Asset Alliance Hedged Equity Partners, L.P. and Alternative Investment Partners, LLC (which collectively represent approximately 28% of total assets) as of December 31, 2005 have been audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these entities for the year ended December 31, 2005 is based solely on the reports of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the Company’s operations and its cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

April 11, 2008

ASSET ALLIANCE CORPORATION

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,236,863	$9,854,886
Restricted cash	5,776	11,142
Investments, at fair value (cost: $5,809,909 and $40,437,655 in 2007 and 2006, respectively)	5,969,029	33,691,173
Receivable from redemptions of investments	13,463,659	19,320,552
Fees and other receivables	11,354,876	14,561,457
Prepaid IPO costs	-	5,294,415
Other current assets	247,052	444,818

Total current assets	36,277,255	83,178,443

INVESTMENTS IN PREFERRED EQUITY INTERESTS	32,078,118	43,121,717

PROPERTY AND EQUIPMENT — Net	97,219	70,377

DEFERRED INCOME TAX ASSETS	10,150,831	6,022,928

OTHER ASSETS	155,871	248,317

TOTAL	$78,759,294	$132,641,782

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Secured bank loan	$4,180,000	$3,500,000
Accounts payable to investment advisors and affiliates	1,420,604	826,168
Redemption payable for Series E preferred stock	5,343,408	-
Redemptions payable	-	5,064,423
Other payables and accrued expenses	13,545,292	15,644,049
Dividends payable	263,985	301,999
Income taxes payable	610,462	2,074,019

Total current liabilities	25,363,751	27,410,658

Deferred rent and other long term payables	3,331,412	3,335,634
Secured bank loan	-	23,200,000
Deferred income taxes	8,476,522	8,815,008

Total liabilities	37,171,685	62,761,300

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	2,965	4,985,091

STOCKHOLDERS’ EQUITY:
Preferred stock, authorized 2,000,000 shares:
Series C Convertible, $.01 par value — 0 (2007) and 121,308 (2006) shares issued and outstanding (aggregate liquidation value of $0 (2007) and $1,213,080 (2006))	-	1,214
Series D Convertible, $.01 par value — 0 (2007) and 346,452 (2006) shares issued and outstanding (aggregate liquidation value of $0 (2007) and $34,645,200 (2006))	-	3,465
Series E Convertible, $.01 par value — 0 (2007) and 133,434 (2006) shares issued and outstanding (aggregate liquidation value of $0 (2007) and $13,343,400 (2006))	-	1,334
Series F Convertible, $.01 par value — 121,308 (2007) and 0 (2006) shares issued and outstanding (aggregate liquidation value of $1,213,080 (2007) and $0 (2006))	1,214	-
Common stock, $.01 par value — 100,000,000 shares authorized,10,375,349 (2007) and 8,132,849 (2006) shares issued and outstanding	103,754	81,329
Additional paid-in capital	55,348,856	68,131,529
Deficit	(13,870,035)	(3,335,541)
Accumulated other comprehensive income	855	12,061

Total stockholders’ equity	41,584,644	64,895,391

TOTAL	$78,759,294	$132,641,782

See notes to consolidated financial statements.

ASSET ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
REVENUES:
Management and incentive fees	$43,584,564	$34,088,414	$25,745,048
Other	186,211	135,598	138,854
Net revenues	43,770,775	34,224,012	25,883,902

EXPENSES:
Compensation and related expenses	15,939,766	15,181,640	11,603,342
Professional fees	672,880	3,803,538	5,115,615
Fund related expense	7,080,862	3,766,959	1,349,930
Sub-advisor fees	5,998,389	2,707,088	1,278,807
Marketing fees and rebates	4,515,551	3,048,196	2,593,533
Amortization expense related to preferred equity interests	22,750	197,748	1,400,900
Other operating expenses	6,356,662	4,442,324	4,605,128
Total expenses	40,586,860	33,147,493	27,947,255

OPERATING INCOME (LOSS) BEFORE SPECIAL ITEMS	3,183,915	1,076,519	(2,063,353)

NET GAIN (LOSS) ON SETTLEMENT OF LITIGATION	1,000,000	(799,897)	-

IPO EXPENSES	(8,011,505)	-	-

IMPAIRMENT OF INVESTMENTS IN PREFERRED EQUITY INTERESTS	(11,039,725)	(6,247,000)	(15,116,622)

OPERATING LOSS	(14,867,315)	(5,970,378)	(17,179,975)

NET INTEREST EXPENSE (Net of interest income of $560,888 in 2007, $571,191 in 2006 and $286,106 in 2005)	(427,785)	(2,547,972)	(2,237,356)

NET GAIN ON INVESTMENTS	2,498,293	3,691,425	701,641

LOSS FROM DISPOSAL OF INVESTMENTS IN PREFERRED EQUITY INTERESTS	-	(1,946,034)	(8,635,370)

LOSS BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	(12,796,807)	(6,772,959)	(27,351,060)

(PROVISION) BENEFIT FOR INCOME TAXES	3,400,893	(308,578)	4,111,123

LOSS BEFORE MINORITY INTEREST IN CONSOLIDATED ENTITIES	(9,395,914)	(7,081,537)	(23,239,937)

MINORITY INTEREST EXPENSE FROM CONSOLIDATED ENTITIES	(273,386)	(434,714)	(2,335,359)

NET LOSS	(9,669,300)	(7,516,251)	(25,575,296)

PREFERRED STOCK DIVIDEND REQUIREMENT	(865,194)	(1,207,996)	(1,207,996)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(10,534,494)	$(8,724,247)	$(26,783,292)

COMPREHENSIVE LOSS:
NET LOSS	$(9,669,300)	$(7,516,251)	$(25,575,296)
FOREIGN EXCHANGE TRANSLATION ADJUSTMENT	(11,206)	(108,327)	93,683
COMPREHENSIVE LOSS	$(9,680,506)	$(7,624,578)	$(25,481,613)

LOSS PER SHARE — Basic	$(1.01)	$(1.07)	$(3.24)

WEIGHTED AVERAGE SHARES	10,388,105	8,143,688	8,260,517

LOSS PER SHARE — Diluted	$(1.01)	$(1.07)	$(3.24)

WEIGHTED AVERAGE SHARES	10,388,105	8,143,688	8,260,517

See notes to consolidated financial statements.

ASSET ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

														Accumulated
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock				Additional	Long Term	Retained	Other
	Series C Convertible		Series D Convertible		Series E Convertible		Series F Convertible		Common Stock		Paid-in	Incentive	Earnings	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Plan	(Deficit)	Income	Total

BALANCE — January 1, 2005	121,308	$1,214	346,452	$3,465	133,434	$1,334	-	$-	8,277,748	$82,778	$70,357,399	$(8,801)	$32,171,998	$26,705	$102,636,092
Return of Common Stock by former affiliate	-	-	-	-	-	-	-	-	(17,278)	(173)	(310,831)	-	-	-	(311,004)
Amortization of deferred non-cash employee	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
compensation	-	-	-	-	-	-	-	-	-	-	-	8,801	-	-	8,801
Dividends on Series C Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(810,000)	-	(810,000)
Dividends on Series E Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(397,996)	-	(397,996)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(25,575,296)	-	(25,575,296)
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	93,683	93,683

BALANCE — December 31, 2005	121,308	1,214	346,452	3,465	133,434	1,334	-	-	8,260,470	82,605	70,046,568	-	5,388,706	120,388	75,644,280
Exercise of put option	-	-	-	-	-	-	-	-	(127,621)	(1,276)	(1,915,039)	-	-	-	(1,916,315)
Dividends on Series C Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(810,000)	-	(810,000)
Dividends on Series E Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(397,996)	-	(397,996)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(7,516,251)	-	(7,516,251)
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	(108,327)	(108,327)

BALANCE — December 31, 2006	121,308	1,214	346,452	3,465	133,434	1,334	-	-	8,132,849	81,329	68,131,529	-	(3,335,541)	12,061	64,895,391

Dividends on Series C Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(148,500)	-	(148,500)
Dividends on Series E Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(322,699)	-	(322,699)
Dividends on Series F Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	(393,995)	-	(393,995)
Issuance and amortization of restricted stock plan	-	-	-	-	-	-	-	-	-	-	249,777	-	-	-	249,777
Exercise of warrants	-	-	-	-	-	-	-	-	17,500	175	138,950	-	-	-	139,125
Conversion of stock — Series C	(121,308)	(1,214)	-	-	-	-	-	-	1,213,080	12,131	(10,917)	-	-	-	-
Conversion of stock — Common Stock to Series F	-	-	-	-	-	-	121,308	1,214	(1,213,080)	(12,131)	10,917	-	-	-	-
Series E preferred stock buyback	-	-	-	-	(133,434)	(1,334)	-	-	-	-	(13,342,066)	-	-	-	(13,343,400)
Conversion of stock — Series D	-	-	(346,452)	(3,465)	-	-	-	-	2,165,323	21,653	(18,188)	-	-	-	-
Exercise of stock options	-	-	-	-	-	-	-	-	72,177	722	313,729	-	-	-	314,451
Return of Common Stock held as collateral for loan	-	-	-	-	-	-	-	-	(12,500)	(125)	(124,875)	-	-	-	(125,000)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(9,669,300)	-	(9,669,300)
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	(11,206)	(11,206)

BALANCE — December 31, 2007	-	$-	-	$-	-	$-	121,308	$1,214	10,375,349	$103,754	$55,348,856	$-	$(13,870,035)	$855	$41,584,644

See notes to consolidated financial statements.

ASSET ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,669,300)	$(7,516,251)	$(25,575,296)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of preferred equity interest	22,750	197,748	1,400,900
Depreciation and amortization	40,728	501,794	492,930
Income (loss) from preferred equity interests	(43,584,564)	(34,088,414)	(25,745,048)
Distributions of preferred revenue share from preferred equity interests	44,573,296	28,998,744	28,797,125
Net (gain) on investments	(2,498,293)	(3,691,425)	(701,641)
Foreign exchange (gain)/loss	161,963	(261,845)	174,753
Settlement on litigation	-	799,897	-
Cash paid on litigation	-	(4,187,000)	-
Amortization of discount on debentures	-	61,944	255,247
Loss on impairment of investment	11,039,725	6,247,000	15,116,622
Loss on disposal of investments in preferred equity interest	-	1,946,034	8,635,370
Deferred income tax	(4,466,390)	(2,839,668)	(5,131,456)
Deferred rent and other long term payables	451,040	413,464	539,032
Forfeitures of Equity Appreciation Rights and change in valuation	-	-	(503,894)
Stock based compensation	249,783	-	8,801
Minority interest expense from consolidated entities	273,386	434,714	2,335,359
Changes in operating assets and liabilities:
Fees and other receivables	(545,576)	10,958,804	(9,975,442)
Other current assets	52,496	(135,587)	(95,447)
Other assets	(231,588)	(122,140)	36,354
Prepaid IPO costs	5,294,415	(5,294,415)	-
Accounts payable to investment advisors and affiliates	591,446	63,364	68,328
Other payables and accrued expenses	(2,230,948)	4,574,346	484,475
Income taxes payable	268,542	3,135,755	409,345

Net cash provided by (used in) operating activities	(207,089)	196,863	(8,973,583)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted Cash	5,366	6,544,494	12,799,194
Payments for purchase of investments	(4,100,711)	(40,471,723)	(35,793,040)
Proceeds from sale of warrants and investments	36,164,374	121,064,278	25,881,415
Investment in preferred equity interests	-	(90,000)	(912,000)
Additions to property and equipment	(12,194)	(4,452)	(20,520)

Net cash provided by (used in) investing activities	32,056,835	87,042,597	1,955,049

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayment of) bank loan payable	(22,520,000)	(17,094,693)	12,101,226
Stock issuance	453,576	-	-
Payments for partner withdrawals	(9,498,137)	(65,086,737)	(12,948,820)
Proceeds from partner contributions	4,000,000	14,368,011	7,134,334
Repayment of debentures	-	(12,400,000)	(3,788,910)
Purchase of common/preferred stock	(8,000,000)	(1,916,315)	-
Payment of dividends on preferred stock	(903,208)	(1,207,996)	(1,005,496)

Net cash provided by (used in) financing activities	(36,467,769)	(83,337,730)	1,492,334

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,618,023)	3,901,730	(5,526,200)

CASH AND CASH EQUIVALENTS — Beginning of year	9,854,886	5,953,156	11,479,356

CASH AND CASH EQUIVALENTS — End of year	$5,236,863	$9,854,886	$5,953,156

(Continued)

ASSET ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$904,617	$2,303,372	$2,237,712

Income taxes paid	$828,988	$54,966	$1,511,149

See notes to consolidated financial statements.

ASSET ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF December 31, 2007 and 2006, and for the Years Ended
December 31, 2007, 2006 and 2005

1.	ORGANIZATION

Asset Alliance Corporation (“AAC”) was formed and began operations in 1996 as an investment management holding company that acquires preferred interests in privately owned investment management firms specializing in alternative investment strategies (“Alternative Managers”). The Company also provides investment advisory services for multi-manager investment products it creates utilizing alternative investment strategies. The Company generally purchases an equity interest (the “Preferred Equity Interest”) in Alternative Managers and is generally granted a preferred right to a comparable percentage of the firms’ gross revenues or net profits (the “Preferred Revenue Share”). In many situations, as part of the Company’s acquisition of a Preferred Equity Interest, it makes a corresponding strategic investment in products or funds managed by the Alternative Managers.

The Company derives a significant portion of its revenues from its ownership of the Preferred Equity Interests in the Alternative Managers in which it acquires an interest (the “Affiliated Firms”). The Affiliated Firms typically manage both domestic and international investment portfolios for corporations, pension funds, high net worth individuals and other qualified investors. The Company has a revenue or profit sharing arrangement with the Affiliated Firms. In the case of a gross revenue sharing arrangement with an Affiliated Firm, the agreement generally provides for a Preferred Revenue Share to the Company and requires the Affiliated Firm to distribute such amounts to the Company on a preferred basis. In such cases, all remaining revenues of the Affiliated Firm are allocated to the principals of such firm, which are usually required to be used first to pay expenses of the Affiliated Firm, including salaries and to fund reserves, with the remaining revenue eligible for distribution to the principals. Where there is a net profit sharing arrangement, the Company shares in the net profits (where expenses are usually limited) as defined in an agreement between the parties. Principals of the Affiliated Firms typically enter into employment and non-competition agreements at the time of acquisition by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of AAC and its wholly-owned subsidiaries, its majority-owned interest in Alternative Investment Partners, LLC (“AIP”), and certain investment funds which for which AAC acts as general partner/investment advisor and are required to be consolidated. (“Other Entities,” with AAC the “Company”). All intercompany balances and transactions are eliminated in consolidation.

AAC is a general partner/investment advisor of Asset Alliance Navigator Fund, Ltd., Premier Hedge, L.P. Premier Hedge Plus, L.P. (liquidated as of February 28, 2006), Premier Hedge Plus, Ltd. (liquidated as of December 31, 2005), Asset Alliance Hedged Equity Partners, L.P. (liquidated as of July 30, 2007) and BTOP50 CTA Index Fund Ltd. These Other Entities are consolidated with AAC pursuant to EITF Issue No. 04-05, Determining whether a General Partner, or the General Partners as a Group, Controls a General Partnership or Similar Entity where the Limited Partners have Certain Rights(EITF 04-5) and/or Statement of Financial Accounting Standards (“SFAS”)No. 94, Consolidation of Majority-Owned Subsidiaries.

Variable Interest Entities — The Company consolidates Variable Interest Entities (“VIEs”), in accordance with Financial Accounting Standards Board Interpretation 46 R (“FIN 46R”) when it is determined to be the primary beneficiary, either directly or indirectly through its consolidated subsidiaries. The liabilities of the consolidated VIEs are non-recourse to the Company’s general credit. The Company currently consolidates one VIE, Alternative Investment Partners, LLC (“AIP”). The consolidated VIE is a majority-owned affiliate of the Company, where the Company is not only the primary beneficiary but also has voting control. The Company participated in the formation of and has a principal investment in such affiliate.

The Company is or was also a variable interest holder in Couchman Capital, LLC (separated in 2005), Zola Capital Management LLC (separated in 2006) and Group G Capital Partners, LLC. These other VIEs are not consolidated, as the Company is not the primary beneficiary. In each case, these VIEs would also not be consolidated by the Company under a voting control model.

Reclassifications — Certain reclassifications have been made to the 2005 and 2006 consolidated financial statements to conform to the 2007 consolidated financial statement presentation. Such reclassifications principally related to the conversion of the consolidated financial statements to Securities and Exchange Commission, Regulation S-X, requirements.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management bases these estimates and judgments on available information, historical experience and other assumptions that it believes are reasonable under the circumstances. These estimates, judgments and assumptions, however, are often subjective and may be impacted negatively based on changing circumstances or changes in management’s analysis. If actual amounts are ultimately different from those estimates, revisions are included in the Company’s consolidated financial statements for the period in which the actual amounts become known.

Revenue Recognition — Management and incentive fee income is earned based upon the contractual terms of the investment management and other agreements that AAC or its affiliate managers enter into with the applicable affiliate, fund or client. Management fee income is based on a percentage of assets under management (“AUM”) and is recognized in the period during which the related services are performed and the amounts have been contractually earned in accordance with the relevant management or other agreements. Incentive fees are based on performance of assets under management and are accrued monthly, based on performance to date versus the performance benchmark or hurdle stated in the management agreement, if any. Marketing/referral fees are earned from the introduction of assets to non-affiliated investment management firms. The Company accrues its share of affiliated managers operating expenses, if applicable, and nets them against management and incentive fees in the computation of gross revenues.

For the three years ended December 31, 2007, 2006 and 2005, such fees were as follows:

	2007	2006	2005

Management fees from affiliated firms	$8,490,921	$7,957,613	$12,152,851
Incentive fees from affiliated firms	13,128,588	16,088,638	6,463,981
Expense contribution to affiliated firms	(5,618,235)	(5,399,603)	(2,338,620)

Total revenue from preferred equity interests	16,001,274	18,646,648	16,278,212

Management fees earned by AIP	20,462,017	9,196,801	4,283,963
Management fees earned by AAC	4,622,721	3,835,339	3,638,241
Incentive fees earned by AAC	2,296,148	2,117,468	1,138,269
Marketing /referral fees	202,404	292,158	406,363

Total management and incentive fees	$43,584,564	$34,088,414	$25,745,048

At December 31, 2007 and 2006, fees receivable from the Affiliated Firms, investment advisory services and marketing fees were as follows:

	2007	2006

Affiliated firms	$7,102,786	$11,420,800
Investment advisory services — AIP	2,559,268	959,062
Investment advisory services — AAC	1,497,481	1,699,265
Marketing /referral fees	9,294	60,407
Other	186,047	421,923

Total fees receivable	$11,354,876	$14,561,457

Preferred Equity Interests — The Company accounts for Preferred Equity Interests under the equity method. The purchase prices for the Preferred Equity Interests are allocated to employment contracts, goodwill and other intangible assets based on the fair values at the time of the transaction. The purchase costs allocated to employment agreements are amortized using the straight-line method over the period of the agreement.

Impairment Charges — The Company tests the recorded value of its investments in Preferred Equity Interests, in accordance with Accounting Principles Board (APB) Opinion No. 18, Equity Method of Accounting for Investments in Common Stock, which requires the Company to recognize a loss in value of its investment that is “other than temporary”. The Company performs this impairment test by estimating the fair value of each preferred interest and comparing that estimated fair value to the carrying value of the investment. If the carrying value exceeds the estimated fair value, the Company records an impairment charge, unless management has a reasonable basis to believe the estimated fair value will recover in a relatively short period of time, generally six to twelve months.

Cash and Cash Equivalents — The Company considers all highly liquid instruments with maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents principally with six major financial institutions, most of it in the open ended money market or sweep account. The money market fund invests primarily in government securities and other short-term, highly liquid instruments with a low risk of loss. The Company continually monitors the fund’s performance in order to manage any risk associated with these investments.

Restricted Cash — Restricted cash represents cash held in custody account as collateral for a credit facility for a wholly-owned subsidiary of the Company.

Fees Receivable — Fees receivable are shown net of allowances. An allowance for doubtful accounts related to management fees and incentive fees is determined through analysis of the receivables and assessment of collectibility. No allowance for doubtful accounts was required at December 31, 2007 or 2006.

Investments — The Company has strategic investments in non-registered investment funds, registered investment companies and other securities, whereby the underlying marketable securities are often managed by certain Affiliated Firms, or such investments are seed capital in funds-of-hedge funds products managed by the Company’s registered investment advisory subsidiary. As determined by management of the Company, such investments are classified as trading securities and, accordingly, are valued at their net asset value, which approximates fair value, with the change in the net asset value included in net realized and unrealized gain on investments. The risk of the Company is limited to the value of the Company’s investment in each of the respective funds.

Property and Equipment — The Company uses the straight-line method of depreciation for equipment over a five-year period. Leasehold improvements are being amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter.

Fair Value of Financial Instruments — The fair value of all financial instruments approximates the carrying amounts presented in the consolidated balance sheets.

Fund Related Expenses — Fund related expenses are the expenses of AIP, which is responsible for paying all the operating expenses of the two mutual funds that it advises. This includes but is not limited to legal, accounting, administration, registration, shareholder servicing, insurance, transfer agent, custody, distribution, trustees and miscellaneous fees of the mutual funds.

Sub-Advisor Fees — Sub-advisory fees are fees AIP pays to managers that sub-advise AIP’s mutual funds and to a research consultant that assists AIP in finding and managing the portfolio of sub-advisors. These fees are generally charged as a percentage of AUM managed by such sub-advisor. The actual fee percentage, based on average AIP AUM paid to sub-advisors is dependent on the leverage employed by the AIP funds.

Income Taxes — The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes.

Deferred taxes are provided under the liability method as prescribed by SFAS No. 109, whereby deferred tax assets and liabilities are recognized for temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Under SFAS 109, a valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

Lease Commitments — Pursuant to SFAS No. 13, Accounting for Leases, and Emerging Issues Task Force Abstract No. 88-3, Rental Concessions Provided by Landlord, the aggregate of the future minimum lease payments is being expensed on a straight-line basis over the term of the respective lease. The difference between rent expense is calculated on a straight-line accrued basis and rent paid has been recorded as deferred rent.

Stock Option Plan — The Company accounts for its stock-based compensation plan in accordance with the provisions of SFAS No. 123R, Accounting for Stock-Based Compensation. The Company implemented SFAS 123R prospectively in 2006. Stock options granted prior to 2006 are accounted for under APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees.

Restricted Stock Plan — The Company accounts for its restricted stock plan in accordance with the provisions of SFAS No. 123R, Accounting for Stock-Based Compensation. Accordingly, compensation expense is recorded over the requisite service period.

Translation of Foreign Currency — The U.S. dollar is the Company’s functional currency except for certain European subsidiaries. The translation adjustment recorded as a separate component of stockholders’ equity results from changes in exchange rates affecting the reported assets and liabilities of the European subsidiaries whose functional currency is not the U.S. dollar and are included in accumulated other comprehensive income.

Receivable from Redemptions of Investments — Receivables from redemptions of investments are amounts requested from investments on or prior to December 31, 2007 and 2006; such amounts remained payable to the Company at December 31, 2007 and 2006.

Redemptions Payable — Redemptions payable are comprised of requests for redemptions received at or prior to the end of a fiscal period at the Other Entities that were effective on December 31, 2007 and 2006, but that were not distributed until subsequent to the respective year ends pursuant to the Other Entities’ Memorandums and Articles of Association.

Derivative Contracts — The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the unrealized gains inherent in such contracts that are recognized in the consolidated balance sheets and the cash posted as collateral for the contracts with the counterparty. To limit the credit risk associated with these transactions through the Company’s Other Entities, they conduct business only with recognized financial institutions, as determined by AAC.

The Company records the derivative activities of Other Entities at fair value in the consolidated balance sheets as unrealized appreciation (depreciation) on swap in accordance with Statement of Financial Accounting Standard No. 133, Accounting for Derivatives and Hedging Activities. Gains and losses from derivative contracts are recorded within net gain on investments in the consolidated statements of operations.

Segment Information — SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes disclosure requirements relating to operating segments financial statements. Management has determined that the Company operates in only one business segment, namely the investment management business.

Recently Issued Accounting Standards — In June 2006, the Financial Accounting Standards Board (FASB) issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement approach for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. Additionally, FIN No. 48 provides guidance on the derecognition, classification, and disclosure requirements for uncertain tax positions. The provisions of FIN No. 48 were effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. On February 1, 2008, the FASB issued FSP 48-2 to defer the effective date of FIN No. 48 for all private entities to periods beginning after December 15, 2007. The Company is currently in process of evaluating the effect of the interpretation.

In September 2006, SFAS No. 157, Fair Value Measurements, was issued and is effective for the fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements. Management is currently evaluating the impact the adoption of SFAS No. 157 will have on the Company’s financial statements.

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, was issued, which allows companies to elect to measure certain financial assets and liabilities at fair value. The fair value election can be made on an instrument-by-instrument basis but is irrevocable once made. SFAS No. 159 is effective for the 2008 calendar year, with earlier application permitted. Management has determined not to adopt the provisions of SFAS No. 159.

In December 2007, FASB issued SFAS No. 160 (Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51). SFAS No. 160 requires that a noncontrolling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS No. 160 is effective for the Company on January 1, 2009. The Company is currently evaluating the impact adopting SFAS No. 160 will have on its consolidated financial condition, results of operations, and cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R). SFAS No. 141R broadens the guidance of SFAS No. 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS No. 141R expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for the Company on January 1, 2009. The Company does not expect the adoption of SFAS No. 141R to have a material effect on its consolidated financial condition, results of operations, or cash flows.

3.	INVESTMENTS — AT FAIR VALUE

Investments, at fair value consist of the following:

	2007	2006

Investments in consolidated funds of hedge funds	$218,912	$19,290,372
Investment in leveraged fund of funds	-	9,308,160
Interest in Milestone Plus Partners, LP (note 13)	5,002,044	4,793,401
Other	748,073	299,240

	$5,969,029	$33,691,173

Net Gains on Investments on the consolidated statements of income include net realized gains from realizations and sales of investments and the net change in unrealized gains and losses resulting from changes in fair value of the Company’s investments. The following table presents the Company’s realized and net change in unrealized gains (losses):

	2007	2006	2005

Realized Gains	$2,256,955	$8,455,708	$2,621,756
Net change in unrealized gains/(losses)	241,338	(4,764,283)	(1,920,115)

	$2,498,293	$3,691,425	$701,641

4.	PROPERTY AND EQUIPMENT

At December 31, 2007 and 2006, property and equipment, at cost, consists of the following:

	2007	2006

Furniture, fixtures and equipment	$933,094	$866,923
Leasehold improvements	262,409	262,409

	1,195,503	1,129,332
Less accumulated depreciation and amortization	1,098,284	1,058,955

	$97,219	$70,377

Depreciation expense for the three years ended December 31, 2007 was $40,728, $501,794, and $492,930, respectively.

5.	INVESTMENTS IN PREFERRED EQUITY INTERESTS

The Company’s Preferred Revenue Share, which is derived from its investments in equity interests in Affiliated Firms, ranges from 15% to 50% and can be on either gross revenue or net profit sharing basis. The Company generally requires the principals of the Affiliated Firms to enter into employment contracts and non-competition agreements with the Company that range from three to seven years and up to two and one-half years, respectively. The following represents a description of significant recent matters.

In December 2001, the Company acquired a Preferred Equity Interest in Couchman Capital, LLC (“Couchman”) and made additional capital contributions and incentive payments through July 2005. In 2005, the Company made an additional investment in a Couchman advised fund of $586,341 through purchase of an investment previously owned by a principal officer of the Company. Such transaction was ratified by the Company’s Board of Directors. Such investment was redeemed in 2005. Also, in November 2005, the Company separated from Couchman, and redeemed its investments in the Couchman fund, which had a total fair value of $8,037,961. The Company recognized a loss of approximately $2,097,000 in 2005 in connection with this separation although over the life of its ownership of Couchman the Company made a total profit of approximately $2,792,000 (net of the loss).

In 2005, the Company separated with Liberty Corner Asset Management LLC (“LCAM”) and received a payment of $1,000,000 plus the earned management and incentive fees. An amount of $204,000 of such fees remained receivable at December 31, 2005, and was collected in 2006. The Company recorded a loss of approximately $5,522,000 in 2005 in connection with the LCAM separation.

As a result of a decline in Zola Capital Management LLC’s (“Zola”) assets under management, the Company recognized an impairment loss of approximately $2,147,000 in 2005. In 2006, the Company contributed $90,000 to Zola’s operations and separated from Zola near the end of 2006. While the Company’s overall relationship with Zola was profitable, the Company recognized a loss of approximately $1,946,000 in 2006 in connection with this separation.

Bricoleur Capital Management LLC (“Bricoleur”) experienced a decline in assets under management throughout 2005 to 2007. The Company impaired the value of its investment in Bricoleur in 2007, 2006 and 2005 and recognized impairment losses of approximately $2,809,000, $6,247,000 and $12,967,000, respectively.

As part certain incentives provided to JMG Capital Management LLC (“JMG”) and Pacific Assets Management LLC (“Pacific”), the Company issued to the Principals of JMG and Pacific 1,500,000 equity appreciation rights (“EARs”) at a strike price of $12.00 per share. Upon the occurrence of certain triggering events, the Company was required to pay to the holders of the EARs an amount in cash equal to the excess of the fair market value over the strike price. In February 2004, a triggering event occurred and approximately $339,000 was paid to the holders of the EARs and 56,452 EARs were redeemed. In 2005, the Company amended its agreements with JMG and Pacific. As a result of that amendment, 375,000 of 1,443,548 remaining EARs previously awarded to the Principals of JMG and Pacific were returned to the Company. The Company reduced expense by approximately $504,000 in connection with the return of 375,000 EARs and revaluation of the remaining EARs in 2005. In 2007, the Company revalued the remaining EAR’s and reduced expense by approximately $310,000. The Company evaluated its investment in JMG and Pacific and recognized impairment losses of approximately $2,425,000 and $5,806,000, respectively, for the year ended December 31, 2007.

In January 2005, a principal of Silverado Capital Management (“Silverado”) returned 17,278 shares of the Company’s common stock back to the Company as part of the amended agreement. The Company agreed to fully separate from Silverado in December 2005 and recorded a loss of approximately $1,016,000 in connection with the separation.

The following is a summary of the assets, liabilities of Pacific, JMG, Bricoleur, Wessex Asset Management (“WAM”) and other Preferred Equity Interests at December 31, 2007 and 2006, and their revenues, net income and the Company’s Preferred Revenue Share of such investments for the three year period ending December 31, 2007:

	2007
				Bricoleur	Wessex
		Pacific Assets	JMG Capital	Capital	Asset
		Management	Management	Management	Management
	Total	LLC	LLC (1)	LLC	Ltd (2)	Others

Total current assets	$1,935,213,064	$16,055,826	$1,885,427,022	$3,949,229	$24,587,787	$5,193,200
Long term assets	388,675	-	93,703	24,113	58,998	211,861

Total assets	$1,935,601,739	$16,055,826	$1,885,520,725	$3,973,342	$24,646,785	$5,405,061

Total current liabilities	$1,449,776,325	$525,000	$1,422,011,079	$15,625	$24,608,895	$2,615,726
Non-controlling interest	450,285,616	-	450,285,616	-	-	-
Partners’ capital	35,539,798	15,530,826	13,224,030	3,957,717	37,890	2,789,335

Total liabilities and equity	$1,935,601,739	$16,055,826	$1,885,520,725	$3,973,342	$24,646,785	$5,405,061

Gross revenues	$204,441,749	$22,562,143	$130,343,487	$6,882,275	$25,959,196	$18,694,648

Net income/loss	$44,093,115	$13,785,161	$13,588,681	$5,531,710	$22,751	$11,164,812

Investment in preferred equity interest	$32,078,118	$12,093,720	$11,616,400	$2,993,612	$1,440,843	$3,933,543

Preferred equity interest revenue	$16,001,274	$2,052,910	$2,024,999	$1,477,127	$5,773,662	$4,672,576

(1)	JMG Capital Management LLC annual report includes the consolidated entity, JMG Capital Partners, L.P.
(2)	Wessex Asset Management Ltd, net income includes the dividends paid on cumulative redeemable preference share as part of the expenses.

	2006
				Bricoleur	Wessex
		Pacific Assets	JMG Capital	Capital	Asset
		Management	Management	Management	Management
	Total	LLC	LLC(1)	LLC	Ltd(2)	Others

Total current assets	$1,863,029,623	$23,625,716	$1,813,926,834	$4,401,322	$17,789,448	$3,286,303
Long term assets	2,908,416	-	122,671	45,366	66,993	2,673,386

Total assets	$1,865,938,039	$23,625,716	$1,814,049,505	$4,446,688	$17,856,441	$5,959,689

Total current liabilities	$1,237,939,537	$608,547	$1,216,657,174	$341,243	$17,841,501	$2,491,072
Total long-term liabilities	125,000	-	-	-	-	125,000
Non-controlling interest	578,203,275	-	578,203,275	-	-	-
Partners’ capital	49,670,227	23,017,169	19,189,056	4,105,445	14,940	3,343,617

Total liabilities and equity	$1,865,938,039	$23,625,716	$1,814,049,505	$4,446,688	$17,856,441	$5,959,689

Gross Revenues	$261,705,916	$29,756,559	$192,858,001	$7,977,995	$19,215,418	$11,897,943

Net Income	$53,151,531	$19,341,334	$22,783,933	$6,243,911	$(33,632)	$4,815,985

Investment in preferred equity interest	$43,121,717	$17,901,393	$14,041,910	$5,822,901	$1,421,970	$3,933,543

Preferred equity interest revenue	$18,646,648	$2,789,353	$3,402,215	$1,958,973	$6,439,079	$4,057,028

(1)	JMG Capital Management LLC annual report includes the consolidated entity, JMG Capital Partners, L.P.
(2)	Wessex Asset Management Ltd, net income includes the dividends paid on cumulative redeemable preference share as part of the expenses.

	2005
				Bricoleur	Wessex
		Pacific Assets	JMG Capital	Capital	Asset
		Management	Management	Management	Management
	Total	LLC	LLC	LLC	Ltd(1)	Others

Gross revenues	$59,330,772	$18,352,415	$12,076,624	$5,698,282	$12,885,830	$10,317,621

Net income	$29,971,238	$12,137,381	$9,454,136	$2,864,082	$39,581	$5,476,058

Investment in preferred equity interest	$51,042,763	$17,903,269	$14,042,783	$12,089,901	$1,250,730	$5,756,080

Preferred equity interest revenue	$16,278,212	$3,612,097	$2,382,226	$2,131,081	$5,684,906	$2,467,902

(1)	Wessex Asset Management Ltd, net income includes the dividends paid on cumulative redeemable preference share as part of the expenses.

In connection with the acquisition of the Preferred Equity Interests, the Company recorded intangible assets related to employment agreements and non-competition agreements. Additionally, in some instances, the Company contributed working capital for several of its affiliates.

The following table presents the carrying value of the investments in Preferred Equity Interests at December 31, 2007, 2006 and 2005 and for the three years ending December 31, 2007:

		Employment
	Goodwill	Contracts	Other	Total

At January 1, 2005	$71,300,636	$2,529,324	$1,866,400	$75,696,360

Purchase adjustment	2,000,000	-	(224,004)	1,775,996
Amortization	-	(1,400,900)	-	(1,400,900)
Expense share adjustment	-	-	(135,078)	(135,078)
Impairment	(15,116,622)	-	-	(15,116,622)
Disposal	(8,929,226)	(591,162)	885,018	(8,635,370)
Distribution	-	-	(1,000,000)	(1,000,000)
Other	-	-	(141,623)	(141,623)

At December 31, 2005	49,254,788	537,262	1,250,713	51,042,763

Purchase adjustment	90,000	-	-	90,000
Amortization	-	(197,748)	-	(197,748)
Expense share adjustment	-	-	208,496	208,496
Impairment	(6,247,000)	-	-	(6,247,000)
Disposal	(1,946,034)	-	-	(1,946,034)
Other	-	-	171,240	171,240

At December 31, 2006	41,151,754	339,514	1,630,449	43,121,717

Amortization	-	(22,750)	-	(22,750)
Impairment	(11,039,725)	-	-	(11,039,725)
Other	-	-	18,876	18,876

At December 31, 2007	$30,112,029	$316,764	$1,649,325	$32,078,118
Amortization of the employment contracts was approximately $23,000 for 2007, $198,000 for 2006 and $1,401,000 for 2005, respectively. Amortization will approximate to $4,247 for the year ending December 31, 2008.

6.	BANK LOAN PAYABLE

In March 2004, the Company and a wholly owned subsidiary, Proprietary Capital Partners, LLC (“PCP”), entered into a credit facility (the “Credit Facility”) with a major international bank. The Credit Facility allows PCP to borrow up to $35,000,000 provided there is adequate security interest in its investments. Interest on the loan pursuant to the credit agreement is stated at LIBOR plus 1.25%. In addition, PCP agreed to pay a 1.25% commitment fee on the unused loan balance for the first eighteen months of the agreement. The bank loan was secured by PCP’s diversified group of strategic and seed capital investments. The outstanding balance of the loan at December 31, 2007 and 2006 is $4,180,000 and $23,200,000, respectively. During the three years ended 2007, the Company incurred interest expense of approximately $615,000, $2,160,000, and $1,357,000 and, respectively, of which approximately $22,000 and $133,000 was payable at December 31, 2007 and 2006. This note was repaid in full in January 2008.

In December 2006, the Company and a wholly owned subsidiary, Milestone Investment Group Inc. (“MIG”), signed a $3,500,000 demand note with a different major bank. Such note was collaterized by MIG’s investment in Milestone Partners Plus, LP. Interest on the note was stated at a Prime rate plus 2% and was payable quarterly in arrears. The Company repaid such loan on December 28, 2007. For the year ended December 31, 2007, the Company incurred interest expense of approximately $283,000.

7.	STOCKHOLDERS’ EQUITY

Preferred Stock-Series C — In 1998, the Company issued Series C Convertible Preferred Stock, $.01 par value per share (the “Series C Preferred Stock”), which was convertible into the number of shares of Common Stock that results from dividing $100 by the conversion price per share in effect. The holders have the right to convert the Series C Preferred Stock at any time.

Each share of Series C Preferred Stock which remains outstanding on the closing date of a public offering will automatically convert into Common Stock if the offering is at or above a specified price per share. At the election of the Company, the holders of Series C Preferred Stock are entitled to receive either cumulative dividends at a rate of 8% of the face amount per share ($100) per annum, payable in quarterly in-kind installments by delivering additional shares of Series C Preferred Stock, or a cash dividend in an aggregate amount of $202,500 per calendar quarter. If cash dividends are made for a total of 20 calendar quarters, the Series C holders will no longer be entitled to any further cash or preferred in-kind dividends but shall participate in dividend payments, if any, made to common stockholders.

Upon liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive $10 per share of Series C Preferred Stock plus any accrued and unpaid dividends, after payment or provision for payment of the debts and other liabilities and obligations of the Company or an amount based on distributable assets pari passu with other Preferred Stockholders. The holders of Series C Preferred Stock are entitled to the same voting rights as stockholders of Common Stock, and are entitled to one vote for each share of Common Stock into which each share of Series C Preferred Stock is convertible.

In March 2007, holders of Series C Convertible Preferred Stock converted their holdings into common shares. At the same time, the Series C Preferred holders were provided the right to exchange the common shares they received for converting their preferred shares into preferred stock of AAC having the same terms and rights as the Series C Convertible Preferred Stock. In November 2007, all of the common shares that were issued from the conversion of the Series C Preferred Stock in March 2007 were converted into 121,308 shares of Series F Convertible Preferred Stock, $.01 par value per share (the “Series F Preferred Stock”).

Preferred Stock-Series D — In 2002, the Company issued Series D Non-Voting Preferred Stock ($.01 par value per share), which was convertible into the number of shares of Common Stock that results from dividing $100 by the conversion price per share in effect.

Each share of Series D Preferred Stock, which remains outstanding on the closing date of a public offering, will automatically convert into non-voting Common Stock at the existing common equivalent ratio. The holder of Series D Preferred Stock is entitled to receive non-cumulative dividends at the discretion of the Company and also on as if converted basis to the extent that a dividend payment is made to common stockholders.

Upon liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock shall be entitled to receive $100 per share of Series D Preferred Stock after payment or provision for payment of the debts and other liabilities and obligations of the Company or an amount based on distributable assets pari passu with other Preferred Stockholders. The holders of Series D Preferred Stock are not entitled to any voting rights.

In March 2007, holders of Series D Non-Voting Preferred Stock converted their holdings into common shares.

Preferred Stock-Series E — In 2002, the Company issued and sold shares of 6.58% Series E Convertible Redeemable Preferred Stock ($.01 par value share), which were redeemable on April 1, 2007. Each share of Series E Preferred Stock, which remains outstanding on the closing date of a public offering, will automatically convert into Common Stock if the offering is at or above a certain share price. Each share of Series E Preferred Stock was convertible into the number of shares of Common Stock that results from dividing $100 by the conversion price per share in effect. Originally, the holder of Series E Preferred Stock was entitled to receive cumulative dividends at a rate of 6.58% per share in cash in equal quarterly installments; however, the dividend rate was reduced to 2.98% for the period from October 1, 2004 to April 1, 2007.

Upon liquidation, dissolution or winding up of the Company, the holder of Series E Preferred Stock was entitled to receive $100 per share of Preferred Stock plus any accrued and unpaid dividends, after payment or provision for payment of the debts and other liabilities and obligations of the Company or an amount based on distributable assets pari passu with other Preferred Stockholders. The holder of Series E Preferred Stock was not entitled to any voting rights.

The Company entered into various redemption agreements with the holder of Series E Convertible Redeemable Preferred stock and redeemed $5,000,000 worth of shares of Series E Stock which was paid in cash in July; the remaining shares were redeemed on December 31, 2007 for $8,343,408, of which $3,000,000 was paid in cash on December 31, 2007, $2.3 million was paid in cash on January 15, 2008 and the balance of $3,043,408 is due on the earlier of (i) January 25, 2009, (ii) 30 days after the Company has received the proceeds from an initial public offering or other private financing pursuant to which the Company has raised more than $15 million and (iii) upon receipt of distributions in respect of the complete liquidation of the Company’s investments in Milestone Plus Partners, L.P. The Company’s investment in Milestone was $5,147,572 at December 31, 2007. Interest is payable on the $3,043,408 balance at 11% beginning on January 28, 2008.

Preferred Stock-Series F — The Series F Preferred Stock is convertible into the number of shares of Common Stock that results from dividing $100 by the conversion price per share in effect (currently $10). The holders have the right to convert the Series F Preferred Stock at any time.

Each share of Series F Preferred Stock which remains outstanding on the closing date of a public offering, merger with another Corporation or sale of substantially all of the Company’s assets, will automatically convert into Common Stock. At the election of the Company, the holders of Series F Preferred Stock are entitled to receive either cumulative dividends at a rate of 8% of the face amount per share ($100) per annum, payable in quarterly in-kind installments by delivering additional shares of Series F Preferred Stock, or a cash dividend in an aggregate amount of $202,500 per calendar quarter. If cash dividends are made for a total of 11 calendar quarters, the Series F holders will no longer be entitled to any further cash or preferred in-kind dividends but shall participate in dividend payments, if any, made to common stockholders.

Warrants — In 1996 and 1997, the Company issued certain warrants pertaining to certain financing and founding of the Company. At December 31, 2007, 718,104 warrants with maturity date of June 30, 2009 are outstanding. Such warrants have a strike price of $8.35, if not exercised before June 30, 2008, and $8.75 thereafter. In March 2007, certain warrant holders exercised 17,500 warrants at a strike price of $7.95.

Restricted Stock — Effective July 2007, the Company established the 2007 Restricted Stock Plan as an employee incentive plan and to provide certain of its employees with equity ownership in the Company. Annual awards of restricted shares of Common Stock of the Company are given to select employees. Awards to an executive officer vest 100% on the second anniversary while awards to other employees vest 100% on the third anniversary of the Grant Date. The Company reserved 205,000 restricted shares on July 2007. In accordance with SFAS No. 123R, the Company recorded the fair value of such shares at the date of the grant. The Company recorded compensation expense of $249,783 for the year ended December 31, 2007. At December 31, 2007, remaining unrecognized compensation cost approximated $1,109,000.

Common Stock — At December 31, 2007 the Company has reserved for issuance (i) 1,213,080 shares of Common Stock for conversion of the Series F Preferred Stock, (ii) 718,104 shares of Common Stock upon exercise of warrants and (v) 897,603 shares of Common Stock under the 1996 Stock Option Plan (defined in Note 12).

Pursuant to a repurchase agreement with an Affiliated Firm, the principals of such firm had a right to sell 127,621 shares of Common Stock back to the Company at a price of $15 per share or $1,914,315, due in 2006. Such shares were redeemed in February 2006.

The Company extended a loan to two stockholders, who are members of one its Affiliated Firms, during 2006, which was secured by 12,500 shares of the Company’s common stock. The loan matured on September 20, 2007 and bore interest rate of 5%. As of December 31, 2006 the loan receivable was $126,798. On September 20, 2007, the Company repurchased and retired the 12,500 shares of stock for $125,000 and the proceeds were used to repay the loan.

8.	INCOME TAXES

Significant components of the provision (benefit) for income taxes are as follows:

	2007	2006	2005

Current:
Federal	$(1,200,000)	$1,200,000	$(130,382)
State	511,840	16,036	(111,634)
Foreign	1,753,657	1,932,210	1,829,247

Total current	1,065,497	3,148,246	1,587,231

Deferred:
Federal	(3,666,226)	(2,658,363)	(5,163,865)
State	(800,164)	(164,077)	(534,489)
Foreign	-	(17,228)	-

Total deferred	(4,466,390)	(2,839,668)	(5,698,354)

Total provision (benefit) for income taxes	$(3,400,893)	$308,578	$(4,111,123)

The federal current benefit represents the recognition of foreign tax credits that, at December 31, 2006, the Company did not believe would be able to be utilized.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A summary of the components of deferred tax assets and liabilities at December 31, 2007 and 2006, is as follows:

	2007	2006

Depreciation and amortization	$82,872	$89,819
Unrealized loss from investments	408,770	426,466
US and States loss carryforwards	8,200,035	3,367,603
Deferred payments	1,406,388	898,080
Foreign tax credit carryforward	-	1,200,000
Other deferred tax assets	52,766	40,960

Total deferred income tax assets	10,150,831	6,022,928

Unrealized income from investments	(8,476,522)	(8,815,008)

Total deferred income tax liabilities	(8,476,522)	(8,815,008)

Net deferred tax assets (liabilities)	$1,674,309	$(2,792,080)

The following table reconciles the provision for income taxes to the U.S. federal statutory rate:

	2007	2006	2005

Statutory US Federal Income Tax Rates	35.00%	35.00%	35.00%
Increase (decrease) resulting from:
State and local taxes, net of federal benefit	3.65	2.27	2.22
Non-deductible amortization and impairment of preferred equity interest	(7.73)	(16.75)	(19.91)
Non-deductible operating expenses	(0.59)	(4.90)	(0.28)
Foreign taxes and related tax credits adjustments	(8.91)	(18.54)	(4.35)
Other	5.16	(1.64)	2.35

Effective income tax rate	26.58%	(4.56)%	15.03%

As of December 31, 2007 and 2006, the Company reported $6,812,073 and $3,123,321, respectively, as a federal deferred tax asset and $564,128 and $262,065, respectively as state and local deferred tax assets, which related to net operating losses that will expire in the years ending December 31, 2026 and 2027. No valuation allowances have been established for such deferred income tax assets based on management’s belief that it is more likely than not that such net operating loss carryforwards will be utilized.

At December 31, 2007, the Company had federal net operating loss carryforwards of approximately $19,500,000, expiring in the years ending December 31, 2025, 2026 and 2027, and state and local net operating losses relating to various jurisdictions of approximately $63,100,000 expiring in from 2010 to 2027.

The Company and its subsidiaries file consolidated U.S. federal and California corporate income tax returns. Each member of the consolidated group is responsible for its applicable state income tax, except for those states in which the Company and its subsidiaries are able to file on a consolidated basis.

9.	OTHER RELATED-PARTY TRANSACTIONS

Pursuant to sub-advisory and distribution agreements, the Company incurred investment advisory fees and distribution fees of $124,199 in 2007, $135,760 in 2006, and $151,623 in 2005 to the Principals of an Affiliated Firm who are also registered representatives of Asset Alliance Investment Services. These amounts are included in marketing fees and rebates expense in the consolidated statements of income. At December 31, 2007 and 2006, the accrued investment advisory fees and distribution fees payable to related parties were $24,982 and $52,846, respectively.

The Company entered into a sublease agreement with an Affiliated Firm starting July 2004, whereby the Affiliated Firm is occupying space leased by the Company at $36,000 per annum. This represents approximately 40% discount from the Company’s cost for the space.

10.	STOCK OPTIONS

In December 1996, the Company established the Asset Alliance 1996 Stock Option Plan (the “1996 Plan”) for employees, directors, consultants and advisors of the Company to purchase shares of Common Stock. Under the 1996 Plan, as amended, stock options to purchase 2,000,000 shares of Common Stock are authorized.

The Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares, exercise price and other terms of the awards. The exercise price shall not be less than the fair value of the Common Stock at the date the option is granted. As such, the Company has not recorded compensation expense in connection with these awards. The options are exercisable for a period not to exceed ten years from the date of the grant. Vesting periods range from immediate vesting to six and one-half years.

For purposes of pro forma disclosure, pursuant to SFAS No. 123R, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company’s pro forma information for the three years ended December 31, 2007 is as follows:

	2007	2006	2005

Net income (loss) applicable to common stockholders — as reported	$(10,534,494)	$(8,724,247)	$(26,783,292)
Deduct — total stock-based employee compensation expense determined under the fair value based method for all awards — net of related taxes	(63,556)	(253,163)	(211,453)

Pro forma net income (loss) applicable to common stockholders	$(10,598,050)	$(8,977,410)	$(26,994,745)

The following table summarizes the 1996 Plan’s transactions at and for the three years ended December 31, 2007:

		Weighted-
		average
	Number of	Exercise
	Options	Price

Balance outstanding — January 1, 2005	1,176,766	$12.28
Granted	62,300	18.00
Forfeited	(32,646)	17.24
Balance outstanding — December 31, 2005	1,206,420	12.26

Expired	(20,451)	7.50
Forfeited	(79,874)	14.67
Balance outstanding — December 31, 2006	1,106,095	$12.30

Expired	(24,059)	$2.86
Exercised	(72,177)	2.86
Forfeited	(112,256)	8.00

Balance outstanding — December 31, 2007	897,603	$13.89

Exercisable — December 31, 2005	983,362	$11.14
Exercisable — December 31, 2006	1,073,795	$12.13
Exercisable — December 31, 2007	867,853	$13.75

The following table summarizes information about stock options outstanding at December 31, 2007:

			Weighted-average
			Remaining
Exercise	Options	Options	Contractual Life
Prices	Outstanding	Exercisable	Years

$ 7.50	14,766	14,766	0.22
$ 8.00	4,850	4,850	1.97
$ 10.00	206,112	206,112	0.23
$ 12.00	252,890	252,890	2.50
$ 15.00	1,000	1,000	3.01
$ 16.00	156,727	156,727	3.91
$ 18.00	261,258	231,508	5.62

	897,603	867,853	3.00

In September 2007, the Company established the Asset Alliance 2007 Stock Option Plan (the “2007 Plan”) for employees, directors, consultants and advisors of the Company and its subsidiaries to purchase shares of Common Stock. Under the 2007 Plan, stock options to purchase up to 2,000,000 shares of Common Stock are authorized.

The Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares, exercise price and other terms of the awards. Options may be designated as either incentive stock options (“incentive stock options”) meeting the requirements of Section 422 of the Internal Revenue Code of 1986 (the “Code”) or options which are not intended to meet the requirements of such Section 422 of the Code (“non-qualified options”). The option price of shares of common Stock for incentive stock options shall not be the fair market value of such Common Stock at the time the option is granted. The option price of shares of Common Stock for non-qualified stock options shall be at least 85% of the fair market value on the date of grant. Each option shall expire not more than 10 years from the date of the grant. No grants were awarded in 2007. As such, the Company has not recorded compensation expense in connection with these awards in 2007.

11.	DEFINED CONTRIBUTION PLAN

In December 1999, the Company established a Simplified Employee Pension Plan (the “Plan”), which is a contributory plan that covers all eligible employees of the Company. Contributions to the Plan on behalf of its participants are at the discretion of the Company. For the three years ended December 31, 2007 the Company accrued $252,300, $244,070, and $194,288, respectively. The contributions were paid in the following year.

12.	REGULATED ENTITIES

The Company has a subsidiary that is a registered broker-dealer which is subject to the minimum net capital requirements of the Securities and Exchange Commission (“SEC”). The Company has continuously operated in excess of these requirements. The total net capital of this entity was $83,551 at December 31, 2007, which exceeded the required amount of $74,388. The Company also has a subsidiary based in London which is subject to the capital requirements of the U.K. Financial Services Authority. At December 31, 2007, this entity operated in excess of its regulatory capital requirement of €50,000.

Certain other U.S. and non-U.S. entities are subject to various securities commodity pool and trader regulations. This includes a US subsidiary which is Registered Investment Adviser under the rules and authority of the SEC.

13.	COMMITMENTS

Lease Commitments — Office space is leased under operating leases expiring through 2014. The leases provide for minimum annual rent, plus expense escalations.

At December 31, 2007, the approximate minimum rental commitments under non cancelable leases are as follows:

2008	$891,000
2009	834,000
2010	723,000
2011	613,000
2012	613,000
Thereafter	1,226,000

$4,900,000

For the three years ended December 31, 2007, rent expense was approximately $956,000, $819,000, and $846,000, respectively.

Employment Agreements — The Company has entered into employment agreements with certain senior executive officers of the Company, whereby the Company has agreed to pay these individuals certain annual base salaries. These individuals are also entitled to receive annual bonuses, based on a formula and discretionary amounts to be determined by the Company’s compensation committee and approved by its Board of Directors. As of December 31, 2007, the term of employment under these agreements was through December 31, 2009, and is extended for additional one-year periods on January 1 of each year (such that the remaining term shall be five years) unless terminated prior to such January 1.

Repurchase Agreements — Pursuant to a stockholder agreement dated September 1999, the Company is obligated to pay upon death of the two principal officers and founders of the Company, an aggregate sum of up to $23,000,000 to their respective estates to repurchase shares of the Company’s stock. The Company maintains term life insurance policies on both principals in excess of the payments due.

Incentive Award Plans — Effective January 1, 2004, the Company instituted an incentive award plan for certain employees. Awards for the Company’s co-founders vest immediately while all other participants vest 20% per year over a five-year period from the award date. Upon termination of a participant’s employment any unvested portion will be automatically forfeited. An acceleration of the unvested balance will be triggered by certain events in which case the unvested balance will become fully vested. The 2006, 2005 and 2004 awards of $1,080,000, $1,025,000 and $792,500 were given on January 1, 2007, 2006 and 2005, respectively, and were notionally invested in one or more products managed by AAC. There was no 2007 award. Investment gains or losses related to the performance of the underlying fund are credited or debited to a participant’s incentive award balance. Other than for the Incentive Award Plans of the Company’s two co-founders, the payment date of the incentive award is within 90 days the five-year anniversary of the award date unless further deferred by the participant under the terms of the plan. The payment date for the plans of the Company’s co-founders contains certain retirement provisions, which allow them to receive payment of the incentive award upon reaching retirement age (as defined in the plan document) prior to the end of the five-year deferral period. In 2006, one of the co-founders reached a retirement age and, consequently, withdrew his award, in the amount of approximately $308,000, in 2007. Another co-founder reached retirement age in 2007 and has also elected to withdraw his award, with market value of approximately $320,000, on the anniversary of such retirement date in 2008.

Litigation — In the normal course of business, various claims are made against the Company.

The Company was a party to certain litigation brought by certain investors in funds managed by BHAM relating to certain securities laws matters (“investor litigation”). All of such litigation was settled in December 2006, subject to court approval. Upon the court’s approval, the Company will be required to make certain payments pursuant to the settlement agreements, which payments will be less than the debentures returned by the BHAM Principals, and the Company will guarantee that 50% of the cash flow generated by certain collateralized debt obligations will total $875,000 by the end of 2012 or the occurrence of an earlier event. In September 2006, the Company recognized a gain of approximately $3,387,103 in connection with the settlement of the investor litigation and the BHAM arbitration, which was settled in December 2006.

In 2006, the Company reached a mediated settlement with the Department of Labor (the “DOL”) regarding ERISA claims involving Asset Alliance due to an independently managed affiliate’s sub-advisory recommendations to a third party. As part of the settlement, in which there was no finding of fact or law, Asset Alliance purchased an interest in Milestone Partners Plus, LP for $4,600,000 and paid $4,187,000 to DOL. In September 2006, the Company recognized a loss of $4,187,000 as a result of this mediated settlement.

14.	SUBSEQUENT EVENTS

MERGER WITH TAILWIND FINANCIAL INC.

On January 8, 2008, Tailwind Financial Inc. (“Tailwind”), a blank check company formed in June 2006 to acquire an operating business, and AAC executed a merger agreement whereby Tailwind will acquire all of the outstanding common stock of Asset Alliance in exchange for shares of Tailwind common stock.

The consideration for 100% of the shares of Asset Alliance will be in the form of:

•	10,625,000 shares of Tailwind common stock (plus up to an additional 2,500,000 shares based on the achievement of certain EBITDA performance milestones in 2008, 2009 and 2010);

•
The assumption of 407,741 outstanding Asset Alliance warrants with a strike price of $8.35 before June 30, 2008 or $8.75 after June 30, 2008 which will be appropriately converted into warrants to purchase Tailwind common stock with adjusted strike prices, in each case pursuant to the terms of the Agreement and Plan of Merger, and expiring on June 30, 2009;

•
A number of shares of Tailwind common stock equal to the after-tax earnings of Asset Alliance between September 30, 2007 and the closing date (if such amount is greater than zero) divided by $8.00 (the “Earnings Adjustment”). The after-tax earnings used to determine the Earnings Adjustment will not be distributed to shareholders of Asset Alliance.

Immediately prior to the consummation of the merger, shares of Asset Alliance Series F preferred stock will be converted into 1,213,080 shares of Asset Alliance common stock, and such shares of common stock issued upon conversion will be entitled to receive the merger consideration as set forth above. Any accrued and unpaid dividends on the shares of Asset Alliance Series F preferred stock will be converted into shares of Asset Alliance common stock prior to the merger in accordance with Asset Alliance’s charter. In addition, Tailwind will assume all of the outstanding options and warrants of Asset Alliance, and each outstanding option and warrant of Asset Alliance will be converted into Tailwind options and warrants as outlined in the merger agreement. Also, executive officers of Asset Alliance will enter into new employment contracts with Tailwind and the existing employment contracts will be cancelled.

The merger will be accounted for as a reverse acquisition under the purchase method of accounting. Accordingly, although the merger is structured such that TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind, will be merged with and into Asset Alliance, such that Asset Alliance will become a wholly-owned subsidiary of Tailwind at closing, Asset Alliance will be treated as the acquirer for accounting and financial reporting purposes. The assets and liabilities of Tailwind will be recorded, as of completion of the merger, at their respective historical cost, which is considered to be the equivalent of fair value and added to those of Asset Alliance.

******

JMG Capital Management, LLC
Consolidated Financial Statements
December 31, 2007, 2006 and 2005

Report of Independent Registered Public Accounting Firm

To the Members of JMG Capital Management, LLC:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in members' equity and cash flows present fairly, in all material respects, the financial position of JMG Capital Management, LLC and its subsidiaries (the "Company") at December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2, effective January 1, 2006 the Company changed its method of accounting for its investments in a limited partnership investment fund as required by accounting pronouncements issued in 2005.

/s/ PricewaterhouseCooopers LLP
Los Angeles, California
June 12, 2007

JMG Capital Management, LLC
Consolidated Statement of Financial Condition

	December 31,
	2007	2006
	(Not covered
	by auditor's
	report)
Assets
Cash and cash equivalents	$2,917,163	$974,622
Due from affiliate	500,000	550,000
Investments in securities, at fair value	1,790,108,593	1,742,529,266
Due from brokers	45,468,984	32,217,283
Interest receivable	6,743,842	7,454,306
Dividends receivable	1,046,976	5,992,963
Credit default swap contracts, at estimated fair value	38,591,786	17,176,460
Asset swap contracts, at estimated fair value	30,600	6,173,663
Interest rate swap contracts, at estimated fair value	-	826,323
Fixed Assets, net of accumulated	93,703	122,671
depreciation of $100,047 and $71,079
Other assets	19,078	31,948

Total Assets	$1,885,520,725	$1,814,049,505

Liabilities
Accrued bonuses	$2,628,030	$2,832,840
Accrued expenses	74,889	73,394
Securities sold, not yet purchased, at fair value	892,354,887	973,465,017
Due to brokers	397,841,139	181,696,344
Withdrawals payable to limited partners	94,072,973	34,387,094
Interest payable	3,243,377	4,866,741
Dividends payable	1,307,601	439,511
Credit default swap contracts, at estimated fair value	21,296,594	18,289,048
Asset swap contracts, at estimated fair value	9,191,589	607,185

Total Liabilities	1,422,011,079	1,216,657,174

Non-controlling interest in consolidated entity	450,285,616	578,203,275

Members Equity	13,224,030	19,189,056

Total Liabilities & Equity	$1,885,520,725	$1,814,049,505

The accompanying notes are an integral part of these financial statements.

JMG Capital Management, LLC
Consolidated Statements of Operations

	Year Ended December 31,
	2007	2006	2005
	(Not covered		(Not covered
	by auditors'		by auditors'
	report)		report)
Revenues
Management fees	$-	$-	$11,890,888
Interest income	66,871,497	78,160,246	104,774
Dividends	12,969,714	18,823,660	-
Performance allocation	-	-	31,935
Net realized gain and change in unrealized appreciation (depreciation) on investments and swap contracts	49,287,597	95,373,230	-
Other	1,214,679	500,865	49,027

Total revenues	$130,343,487	$192,858,001	$12,076,624

Expenses
Compensation and benefits	4,576,497	4,952,615	1,911,412
General and administrative	659,657	785,981	711,076
Interest	47,247,507	54,776,287	-
Dividends	8,179,335	14,028,790	-
Stock loan fees	6,208,607	9,388,280	-
Brokerage fees	542,195	670,454	-
Professional fees	385,334	267,707	-
Other	85,811	93,686	-

Total expenses	$67,884,943	$84,963,800	$2,622,488

Income before non-controlling interest in consolidated entity	62,458,544	107,894,201	9,454,136

Non-controlling interest in consolidated entity	(48,869,863)	(85,110,268)	-
Net Income	$13,588,681	$22,783,933	$9,454,136

The accompanying notes are an integral part of these financial statements.

JMG Capital Management, LLC
Consolidated Statements of Changes in Members’ Equity

	Preferred	Other
	Interest	Interests	Total

Members' equity, January 1, 2005*	$4,176,456	$15,219,701	$19,396,157
Net Income *	2,382,199	7,071,937	9,454,136
Distributions*	(5,924,636)	(15,214,727)	(21,139,363)

Members' equity, December 31, 2005	$634,019	$7,076,911	$7,710,930
Net Income	3,402,208	19,381,725	22,783,933
Distributions	(1,233,916)	(10,071,891)	(11,305,807)

Members' equity, December 31, 2006	$2,802,311	$16,386,745	$19,189,056
Net Income*	2,025,000	11,563,681	13,588,681
Distributions*	(3,172,652)	(16,381,055)	(19,553,707)

Members' equity, December 31, 2007 *	$1,654,659	$11,569,371	$13,224,030

*The amounts for the years ended December 31, 2005 and 2007 are not covered by the auditor’s report.

The accompanying notes are an integral part of these financial statements.

JMG Capital Management, LLC
Consolidated Statement of Cash Flows

	December 31,
	2007	2006	2005
	(Not covered by		(Not covered by
	Auditor's report)		Auditor's report)
Cash flows from operating activities
Net Income	$13,588,681	$22,783,933	$9,454,136
Net realized gain and change in unrealized appreciation/depreciation on investments	(49,287,597)	(95,373,230)	-
Purchases of investment securities	(3,390,096,178)	(3,983,837,260)	-
Proceeds from sales of investment securities	3,451,795,586	4,721,620,328	-
Payments to cover short sales	(2,165,461,174)	(2,869,807,445)	-
Proceeds from securities sold, not yet purchased	2,007,609,681	2,517,235,467	-
Net payments on swap contracts	13,856,930	(1,064,699)	-
Return of capital distributions on investments	60,754	1,200,809	-
Depreciation	28,968	28,968	28,968
Income applicable to non-controlling interest	48,869,863	85,110,268	-
Performance allocation recievable	-	31,600	16,596,648
Changes in operating assets and liabilities Prepaid expenses	-	120,100	(336)
Accrued bonuses	-	2,652,840	(622,000)
Due from brokers, net	(13,273,150)	26,463,250	-
Due from affiliate	50,000	(435,000)	(115,000)
Interest receivable	710,464	5,249,147	-
Dividends receivable	4,945,987	1,408,282	-
Due to brokers, net	216,144,795	(84,313,226)	-
Interest payable	(1,623,364)	(2,093,446)	-
Dividends payable	868,090	(737,443)	-
Accounts Receivable	-	-	-
Other Assets	12,870	(17,540)	(73,626)
Accrued professional fees	(203,315)	(64,395)	(12,459)
Net cash provided by operating activities	138,597,891	346,161,308	25,256,331

Cash flows from investing activities
Purchases of fixed assets	-	-	(29,496)
Net cash used in investing activities	-	-	(29,496)

Cash flows from financing activities
Proceeds from contributions of non-controlling interest	38,349,529	22,070,299	-
Distributions to members	(19,553,707)	(11,305,807)	(21,139,363)
Distributions to non-controlling interest	(155,451,172)	(363,455,796)	-
Net cash used in financing activities	(136,655,350)	(352,691,304)	(21,139,363)
Net increase (decrease) in cash	1,942,541	(6,529,996)	4,087,472
Cash and cash equivalents
Beginning of year	974,622	7,504,618	3,417,146
End of year	$2,917,163	$974,622	$7,504,618

Supplemental disclosure of cash flows information
Interest paid	$48,870,585	$56,869,733	$-

The accompanying notes are an integral part of these financial statements.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

1.	Organization

JMG Capital Management LLC (“JMG”), a Delaware limited liability company, was organized on April 28, 1998. JMG is the General Partner and investment manager of JMG Capital Partners, L.P. (the “Partnership”), a California limited partnership. The Partnership will operate through December 31, 2010 unless terminated earlier in accordance with the provision of the Agreement of Limited Partnership. The Partnership was formed to invest, hold, sell, sell short, trade and otherwise deal in securities. The Partnership emphasizes convertible, arbitrage, and other strategies with a goal to achieve consistent returns to investors in both rising and falling markets.

In March 2006, JMG withdrew its registration with the Securities and Exchange Commission ("SEC") under the Investment Adviser Act of 1940, as amended.

JMG is owned by Asset Alliance Holding Corporation (“Asset Alliance”) (15%, 15% and 20% - Preferred Interest at December 31, 2007, 2006 and 2005, respectively,), JMG Capital Management, Inc. (84.99%, 84.99% and 79.99% at December 31, 2007, 2006 and 2005, respectively) and an individual (.01%), who is also the sole shareholder of JMG Capital Management, Inc. (collectively, the “Members”).

For the years ended December 31, 2007, 2006 and 2005 Asset Alliance was allocated 15%, 15% and 20%, respectively, of the management fees and performance allocation in excess of allocated operating expenses, as detailed in the Limited Liability Company Agreement, as amended and restated effective January 1, 2004 (the “Agreement”). For the years ended December 31, 2007, 2006 and 2005 such amounts totaled $2,025,000, $3,402,208, and $2,382,199, respectively.

The Members are not liable for the debts, obligations or liabilities of the Company, including a court judgment, decree or order.

2.	Basis of Financial Reporting

In June 2005, the Emerging Issues Task Force of the Financial Accounting Standards Board (the "FASB") issued a pronouncement concluding that a general partner of a limited partnership is presumed to control the limited partnership, unless the limited partners have substantive termination rights or participating rights. In July 2005, the FASB issued a similar and conforming FASB Staff Position on this topic. These new pronouncements are effective in 2005 for all new limited partnerships formed after June 29, 2005 and for existing limited partnerships for which the partnership agreements are modified after that date. These requirements are effective in 2006 for all other limited partnerships. Accordingly, the 2006 and 2007 financial statements reflect the consolidation of JMG and the Partnership (“collectively the “Company”) in which JMG serves as sole general partner; whereas the 2005 financial statements reflect the assets, liabilities, results of operations and cash flows of JMG and do not reflect the consolidation of the Partnership with JMG.

The accompanying financial statements are prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of these statements required the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the period. Actual results could differ from these estimates. For 2007 and 2006, transactions between JMG and the Partnership have been eliminated in consolidation.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

3.	Summary of JMG’s Significant Accounting Policies

Revenue Recognition
JMG recognizes management fees on a monthly basis over the period the investment services are performed. Management fees earned by JMG are based on the fair value of assets under management and the fee schedule for the Partnership. Since management fees are based on assets under management, significant changes in the fair value of these assets will have an impact on the fees earned by the Partnership. Management fees are payable on a quarterly basis, in advance. JMG also earns performance allocation that is based upon the performance of the Partnership. Such allocation is a specified percentage of the total investment return of the Partnership or a percentage of the excess of an investment return over a specified highwater mark over a defined performance period. The highwater mark is calculated using the greatest value of a partner’s capital account as of the end of any performance period, adjusted for contributions and withdrawals. Performance allocation is recognized as revenue at the end of the specified performance period. The performance allocation is payable on an annual basis, in arrears. The performance allocation is not subject to any contingent repayments to investors or any other clawback arrangements.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash in a money market fund and are defined as highly liquid short-term investments having an original maturity of three months or less.

Furniture and Equipment
Furniture and equipment are stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the individual assets, generally three to seven years.

Income Taxes
JMG is a multiple member limited liability company, which files a tax return for informational purposes. JMG is not subject to federal and state income taxes and, accordingly, has not provided for income taxes in the accompanying financial statements. The Members are required to report their proportional share of gains, losses, credits or deductions on their respective income tax returns.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Reclassifications
Effective January 1, 2007, the Company revised the classification of purchases and sales of underlying securities owned by its consolidated subsidiary as operating activities. Previously these amounts were reported as investing activities. The following table summarizes the effect of the revision to the December 31, 2006 Consolidated Statement of Cash Flows:

Purchases of investment securities	-	(3,983,837,260)
Proceeds from sales of investment securities	-	4,721,620,328
Payments to cover short sales	-	(2,869,807,445)
Proceeds from securities sold, not yet purchased	-	2,517,235,467
Net payments on swap contracts	-	(1,064,699)
Return of capital distributions on investments	-	1,200,809
Net cash used in operating activities	-	(39,185,892)

Investing Activities
Purchases of investment securities	(3,983,837,260)	-
Proceeds from sales of investment securities	4,721,620,328	-
Payments to cover short sales	(2,869,807,445)	-
Proceeds from securities sold, not yet purchased	2,517,235,467	-
Net payments on swap contracts	(1,064,699)	-
Return of capital distributions on investments	1,200,809	-
Net cash provided by investing activities	346,181,308	-

Members' Equity
In accordance with the Agreement, distributions are made from distributable income within 21 days after the end of each quarter, and income and losses are allocated to the members pursuant to the terms and provisions of the Agreement.

4.	Summary of the Partnership’s Significant Accounting Policies

The following information and disclosures relate to the Partnership.

Securities Valuation
Investments in securities which are listed on a national securities exchange, the “NASDAQ” system, or traded over-the-counter, are valued at (i) the last reported sales price, (ii) the last closing bid price when no last sale price is available, or (iii) the last closing price for securities sold but not yet purchased. Securities for which quotations are not readily available, investments which are not readily marketable, and investments in restricted securities not registered for public sale, are valued at their respective fair values, as determined in good faith by the General Partner. At December 31, 2007 and 2006, such securities valued by the General Partner totaled $38,338,537 and $43,283,130, respectively. These estimated values may differ from the values that would have been used had a ready market for the investments existed, and the differences could be material to the financial statements.

Exchange-traded options are valued using the last reported sale price or, in the absence of a sale, the last quoted bid price. Options traded over-the-counter are valued using the last quoted bid price.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Asset swaps are valued based on the appreciation or depreciation of the underlying securities subsequent to the swap agreement effective date. Changes in the value of the swaps are reported as unrealized gains and losses in the statement of operations.

Credit default swaps are valued in accordance with the terms of each contract based on the current interest rate spreads and credit risk of the referenced obligation of the underlying issuer and interest accrual through valuation date. Changes in the value of the swaps are reported as unrealized gains or losses in the statement of operations.

Interest rate swaps are valued based on counterparty quotations. The unrealized gain or loss is presented as an asset or liability. Any gain or loss on termination is recognized currently in the statement of operations. The net interest receipt or payment is recorded as an adjustment to realized gain/loss.

The valuation of asset swaps, credit default swaps and interest rate swaps is determined by the General Partner using quotations obtained from the counterparty or other third party. These estimates of fair value may differ from the values that would have been used had a ready market for the investments existed, and the differences could be material to the financial statements.

Investments
Securities sold, not yet purchased, represent transactions in which the Partnership sells a security it does not own and is obligated to deliver such security at a future date. The Partnership is liable to pay any dividends declared during the period the short sale is open. These dividends are recorded as dividend expense in the statement of operations. The short sale is recorded as a liability, and unrealized appreciation or depreciation is recorded for the difference between the proceeds received and the value of the open short position. The Partnership records a realized gain or loss when the short position is closed. By entering into short sales, the Partnership bears the market risk of an unfavorable increase in the price of the security sold short in excess of the proceeds received. Securities sold, not yet purchased are separately presented in the condensed schedule of investments and as a liability in the statement of assets, liabilities and partners’ capital.

The Partnership buys put and call options through listed exchanges and the over-the-counter market. The buyer of an option has the right to purchase (call option) or sell (put option) a specified quantity of a specific security at a specified price prior to or on a specified expiration date, whereas the writer of an option grants the buyer of the option the right to purchase from (call option), or sell to (put option), the writer a specified quantity of a specific security at a specified price prior to or on a specified expiration date. Certain options, including options on indices, will require cash settlement by the Partnership if the option is exercised. Written options contain varying degrees of off-balance-sheet risk whereby changes in the market value of the securities underlying the financial instrument or the Fund’s satisfaction of the obligations may exceed the amount recognized in the statement of assets and liabilities. Written options have unlimited market risk to the extent that the Fund, in satisfying its obligations, may have to purchase securities at a higher value than the proceeds recorded from the original transactions.

Asset swap contracts provide for commitments to exchange the returns on underlying securities. Interest rate swap contracts are agreements to exchange floating or fixed rate payments for floating or fixed rate payments with respect to a notional amount of principal. The Partnership’s ultimate obligation to satisfy these instruments may exceed the amount recognized in the statement of assets, liabilities and partners’ capital.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Credit default swap contracts are agreements to buy or sell insurance against the default of the third party. In a credit default swap transaction, one party (the "protection buyer") agrees to pay a rate on the notional principal amount and the other party (the "protection seller") bears a contingent liability to purchase from the protection buyer a notional amount of an obligation of a reference entity's debt contingent upon the occurrence of a credit event in regard to that reference entity. Credit default swaps may entail greater risks than those of other instruments, including the risk of mispricing due to limited availability of pricing sources and the risk that changes in the value of the swap may not correlate with the underlying asset. Credit default swaps may be highly illiquid since those instruments are entered into over the counter and are not exchange traded.

When the Partnership is a protection buyer, the Partnership is exposed to credit risk relating to whether the counterparty will meet its obligation upon the occurrence of a credit event. When the Partnership is a protection seller, it is exposed to off-balance sheet risk to the extent that its ultimate obligation to the counterparty upon the occurrence of a credit event may be significantly higher than the fair value reflected in the financial statements.

At December 31, 2007 and 2006, the Partnership has sold credit default swap contracts. The maximum payouts for these contracts are limited to the notional amounts of each swap. At December 31, 2007 and 2006, the Partnership has a maximum payout of approximately $999,590,000 and $396,650,000, respectively, relating to credit default swap contracts with terms ranging from approximately six months to ten years. The net unrealized appreciation on these contracts as of December 31, 2007 and 2006 was $16,407,692 and $12,428,986, respectively. Maximum payout amounts could be offset by the subsequent sale, if any, of assets obtained via the execution of a payout event.

Due from and Due to Brokers
Due from brokers represents cash on deposit with financial institutions pending reinvestment and due from brokers for unsettled trades. These funds, together with investments in securities held, are essentially restricted to the extent they serve as margin deposits for securities sold, not yet purchased and collateral for swap contracts. At December 31, 2007 and 2006, $35,047,650 and $196,853,140 respectively, was pledged as collateral. The Partnership monitors the creditworthiness of the financial institutions with which it conducts business. As of December 31, 2007 and 2006, the Partnership had $698,397,643 and $320,942,272, respectively, in margin borrowings from brokers which bear interest based on the federal funds rate.

Due to brokers represents margin borrowings, which are collateralized by the Partnership’s investments held with those brokers and obligations for unsettled trades. Margin borrowings bear short-term market interest rates and are callable by lender.

Withdrawals Payable
Withdrawals are recognized as liabilities, net of performance allocation, when the amount requested in the withdrawal notice becomes fixed. This generally may occur either at the time of the receipt of notice, or on the last day of a fiscal period, depending on the nature of the request. As a result, withdrawals paid after the end of the year, but based upon year-end capital balances are reflected as withdrawals payable at December 31. Withdrawal notices received for which the dollar amount is not fixed remain in capital until the amount is determined. Withdrawals payable may be treated as capital for purposes of allocations of gains/losses pursuant to the Partnership’s governing documents.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Securities Transactions and Investment Income
Security transactions are recorded on a trade date basis. Realized gains or losses on dispositions of investments represent the difference between the original cost of the investment, based on the first-in, first-out method, and the proceeds received from the sale, or expiration of options. Dividend income is recognized on the ex-dividend date, and interest income is recognized on the accrual basis.

Allocations, Contributions and Withdrawals
Allocations, contributions and withdrawals are made in accordance with the terms of the limited partnership agreement.

Income Taxes
As a partnership, the Partnership itself is not subject to U.S. Federal income taxes; each partner is individually liable for income taxes, if any, on its share of the Partnership’s net taxable income. Interest, dividends and other income realized by the Partnership from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced.

Certain activities of the Partnership may cause partners in the Partnership to be subject to state taxes. As a result, the Partnership is required to withhold state taxes on behalf of certain partners on the amount of state source income. This state tax withholding has been shown as a reduction in the capital account of each partner subject to the withholding.

Financial Instruments with Off-Balance Sheet Risk and Credit Risk
In the normal course of business, the Partnership enters into transactions in various financial instruments with off-balance sheet risk. These financial instruments include securities sold, not yet purchased, equity options, warrants, interest rate swap contracts, asset swap contracts and credit default swap contracts. The Partnership enters into derivative contracts for trading and hedging purposes. Typically, derivative contracts serve as components of the Partnership’s investment strategies and are utilized primarily to structure the portfolio or individual investments to economically match the investment objectives of the Partnership. As a result, the Partnership is exposed to market risk and credit risk.

Market risk represents the potential loss that can be caused by a change in the market value of the financial instrument. The Partnership’s exposure to market risk is determined by a number of factors, including the size, composition, diversification of positions held, interest rates and market volatility. The most significant factor influencing the Partnership’s exposure to market risk is its ability to adequately employ hedging techniques. The General Partner monitors the Partnership’s exposure to market risk by reviewing trading strategies, setting market risk limits, and maintaining otherwise uncorrelated and diverse positions.

Credit risk represents the maximum potential loss that the Partnership would incur if the counterparties failed to perform pursuant to the terms of their agreements with the Partnership. The Partnership regularly transacts business with major U.S. financial institutions. The Partnership manages credit risk by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, by monitoring the size and maturity structure of its portfolio, and by applying uniform credit standards for all activities associated with credit risk.

All listed securities are cleared through, and held in custody by, Bear Stearns, Credit Suisse First Boston, Deutsche Bank, Goldman Sachs, Lehman Brothers and Morgan Stanley. The Partnership is subject to credit risk to the extent that the broker may be unable to fulfill its obligations either to return the Partnership's securities or repay amounts owed. In the normal course of its investment activities, the Partnership may be required to pledge investments as collateral, whereby the prime broker has the right, under the terms of its prime brokerage agreement, to sell or repledge the securities if the Partnership is unable to meet its margin requirements.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Due to the nature of the Partnership’s strategy, the Partnership’s portfolio may consist of certain illiquid or thinly traded investments, which may have a greater amount of both market and credit risk than many other fixed income or equity securities. Such investments are not actively traded on a recognized security exchange. These investments trade in a limited market and may not be able to be immediately liquidated, if needed. At December 31, 2007 and 2006, such securities valued by the General Partner totaled $38,338,537 and $43,283,130, respectively.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

5.	Investments, Swaps and Securities Sold Not Yet Purchased

As of December 31, 2007 investments, swaps and securities sold not yet purchased held in the Partnership consisted of the following:

Investments in Securities	Fair
All investments are in the United States	Value

Common Stock
Special Purpose Acquisition Companies	$103,014,409
Alternative Energy	451,140
Automotive	33,317,971
Biotechnology	761,858
Chemicals	1,062
Cmptr/Electronics	1,529,748
Consumer Products	3,707,143
Diversified	44,484
Ecommerce/Services	955,897
Energy/Natural Gas	12,567,089
Finance Svcs/Bnkng	152,190,061
Food/Retail	3,493,328
Industrial	1,817,720
Info Technology	498,838
Insurance	279,450
Media Broadcasting	2,564,282
Medical/Health Care	9,989,750
Metals and Mining	2,385,620
Mkting/Media/Etc	1,729,594
Other	250,000
Real Estate/Dvlpmnt	4,065,092
Retail	52,742
semiconductors	414,421
Technology	10,042,359
Telecommunications	3,860,545
Transportation	148,598
Total common stock (cost $359,140,051)	350,133,201

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Investments in Securities	Fair
All investments are in the United States	Value

Convertible Bonds
Airlines	$17,150,000
Alternative Energy	2,040,000
Automotive	90,793,631
Biotechnology	1,670,000
Cmptr/Electronics	17,790,625
Energy/Natural Gas	97,638,368
Finance Svcs/Bnkng	122,045,620
Industrial	17,509,375
Info Technology	5,814,873
Insurance	7,312,500
Medical/Health Care	100,193,429
Metals and Mining	27,128,188
Media Broadcasting	10,611,907
Real Estate/Dvlpmnt	105,943,844
Semiconductors	1,140,000
Technology	23,109,375
Telecommunications	43,187,000
Transportation	28,281,486
Total convertible bonds (cost $696,956,501)	719,360,221

Corporate Bonds
Special Purpose Acquisition Companies	6,000,000
Automotive	18,011,400
Chemicals	12,985,875
Consumer Products	24,974,250
Diversified	2,511,000
Ecommerce/Services	1,310,688
Energy	32,077,100
Energy/Natural Gas	46,040,388
Finance Svcs/Bnkng	44,575,950
Food/Retail	1,023,250
Industrial	5,010,000
Leisure	5,255,250
Media Broadcasting	12,499,000
Medical/Health Care	6,241,655
Metals and Mining	2,200,000
Other	9,970,625
Real Estate/Dvlpmnt	3,115,390
Retail	13,920,000
Technology	3,113,900
Telecommunications	2,130,000
Total corporate bonds (cost $255,682,408)	252,965,721

Government bonds (cost $31,163,951)	32,292,301

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Investments in Securities	Fair
All investments are in the United States	Value

Limited Partnership
Acquisition	$5,250,000
Finance Svcs/Bnkng	3,000,000
Real Estate/Dvlpmnt	5,198,173
Total limited partnership (cost $13,285,673)	13,448,173

Options

Call Options
Automotive	429,789
Cmptr/Electronics	937
Energy/Natural Gas	1,632,240
Finance Svcs/Bnkng	54,200
Info Technology	575
Metals and Mining	7,920
Real Estate/Dvlpmnt	29,890
Retail	3,250
Technology	229,240
Telecommunications	25,170
Total call options (cost $6,400,339)	2,413,211

Put Options
Automotive	14,991,799
Finance Svcs/Bnkng	7,900,031
Food/Retail	270,250
Insurance	205,000
Medical/Health Care	5,000
Mkting/Media/Etc	44,400
Real Estate/Dvlpmnt	37,690
Total put options (cost $25,767,720)	23,454,170

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Investments in Securities	Fair
All investments are in the United States	Value

Preferred Convertible Stock
Energy	$59,458,244
Energy/Natural Gas	63,817,066
Finance Svcs/Bnkng	6,583,625
Medical/Health Care	2,156,000
Metals and Mining	200,920,561
Real Estate/Dvlpmnt	16,309,700
Telecommunications	22,830,500
Total preferred convertible stock (cost $276,989,042)	372,075,696

Preferred Stock
Consumer Products	637,500
Finance Svcs/Bnkng	7,372,500
Media Broadcasting	36,980
Total preferred stock (cost $8,885,708)	8,046,980

Warrants
Special Purpose Acquisition Companies	11,962,504
Biotechnology	735,578
Energy	56,700
Energy/Natural Gas	1,175,000
Industrial	2,346
Info Technology	211,500
Medical/Health Care	1,212,500
Technology	562,791
Total warrants (cost $10,962,749)	15,918,919
Total Investments in Securities (cost $1,685,324,142)	$1,790,108,593

Derivative Contracts
Credit Default Swap Contracts - Corporate Bond	$38,591,786
Asset Swaps Contracts - Common Stock	$30,600

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Securities Sold, Not Yet Purchased	Fair
All investments are in the United States	Value

Common Stock
Special Purpose Acquisition Companies	$5,231,419
Automotive	7,058,283
Automotive	7,058,283
Chemicals	1,679
Cmptr/Electronics	4,540,169
Consumer Products	13
Consumer Services	145
Energy	48,309,454
Energy/Natural Gas	120,962,518
Finance Svcs/Bnkng	70,017,543
Industrial	15,141,280
Info Technology	2,748,808
Insurance	930,400
Media Broadcasting	126,351
Medical/Health Care	61,883,572
Metals and Mining	205,856,069
Mkting/Media/Etc	485,562
Real Estate/Dvlpmnt	20,611,870
Retail	42
Semiconductors	265,275
Technology	25,938,392
Telecommunications	22,892,220
Transportation	6,601,248
Telecommunications	3,859,387
Total common stock (proceeds $523,641,670)	630,519,982

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Securities Sold, Not Yet Purchased	Fair
All investments are in the United States	Value

Corporate Bonds
Automotive	$14,192,325
Industrial	38,115
Medical/Health Care	6,257,550
Metals and Mining	2,362,500
Real Estate/Dvlpmnt	5,070,400
Total corporate bonds(proceeds $36,569,087)	27,920,890

Government bonds (proceeds $200,108,353)	205,432,568

Options

Call Options
Automotive	1,316,082
Biotechnology	406,800
Consumer Products	72,000
Energy/Natural Gas	1,799,535
Finance Svcs/Bnkng	5,782,500
Industrial	32,825
Info Technology	105,950
Medical/Health Care	522,540
Metals and Mining	995,460
Mkting/Media/Etc	2,635
Real Estate/Dvlpmnt	69,300
Retail	3,750
Technology	2,981,550
Telecommunications	125
Transportation	216,125
Total call options (proceeds $25,651,908)	14,307,177

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Securities Sold, Not Yet Purchased	Fair
All investments are in the United States	Value

Put Options
Automotive	$317,491
Cmptr/Electronics	375
Energy	11,375
Finance Svcs/Bnkng	7,513,512
Industrial	750
Medical/Health Care	3,980
Metals and Mining	46,020
Technology	7,000
Transportation	159,450
Total Put Options (proceeds $5,134,271)	8,059,953

Preferred Conv Stock
Real Estate/Dvlpmnt	6,084,990
Total Preferred Conv Stock (proceeds $8,547,108)	6,084,990

Total Securities Sold, Not Yet Purchased (proceeds $799,652,397)	$892,325,560

Derivative Contracts

Credit Default Swap Contracts - Corporate Bond	$21,296,594
Asset Swaps Contracts - Corporate Bond	$9,191,589

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

 As of December 31, 2006 investments, swaps and securities sold not yet purchased held in the Partnership consisted of the following:

Investments in Securities	Fair
All investments are in the United States	Value

Common Stock
Diversified	$44,672,353
Energy	26,251,602
Finance services/banking	38,860,206
Other	51,886,902
Total common stock (cost $156,877,858)	161,671,063

Corporate Bonds
Automotive	20,780,663
Energy	84,110,082
Media broadcasting	33,627,580
Medical/health care	84,050,068
Other	46,372,278
Total corporate bonds (cost $190,714,554)	268,940,671

Convertible Bonds
Automotive	202,800,741
Computers/electronics	26,726,875
Energy/natural gas	66,792,361
Finance services	98,555,996
Media broadcasting	45,667,304
Medical/health care	86,825,442
Real estate/development	65,736,725
Technology	76,474,972
Telecommunications	55,031,475
Other	92,064,037
Total convertible bonds (cost $841,457,426)	816,675,928

Government Bonds (cost $92,476,382)	91,315,735

Bank notes and loans (cost $12,254,940)	12,254,940

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Investments in Securities	Fair
All investments are in the United States	Value

Preferred Stock
Energy	$174,203,410
Metals and Mining	109,327,920
Telecommunications	49,888,944
Other	27,545,514
Total preferred stock (cost $341,246,037)	360,965,788

Options

Put Options
Automotive	3,824,588
Other	547,699
Total put options (cost $12,836,346)	4,372,287

Call Options
Energy	2,018,424
Other	3,312,895
Total call options (cost $9,623,980)	5,331,319

Warrants
Diversified	6,800,404
Other	10,788,631
Total warrants (cost $8,833,899)	17,589,035

Limited Partnership (cost $3,250,000)	3,412,500

Total investments in securities (cost $1,669,571,422)	$1,742,529,266

Derivative Contracts
Credit Default Swap Contracts	$17,176,460
Asset Swap Contracts	$6,173,663
Interest Rate Swap Contracts	$826,323

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

Securities Sold, Not Yet Purchased	Fair
All investments are in the United States	Value

Common Stock
Automotive	$56,221,041
Energy	166,621,153
Finance services	108,964,423
Medical/health care	85,460,976
Metals and mining	75,036,395
Real estate/development	23,573,199
Technology	33,696,146
Telecommunications	29,476,614
Other	52,981,654
Total common stock (proceeds $581,104,187)	632,031,601

Corporate Bonds
Automotive	32,814,300
Media broadcasting	23,859,250
Other	25,931,950
Total corporate bonds (proceeds $82,962,431)	82,605,500

Government bonds (proceeds $231,487,646)	227,100,322

Preferred Stock
Real estate/development	2,315,986
Other	732,963
Total preferred stock (proceeds $3,053,530)	3,048,949

Options

Put Options
Automotive	1,158,436
Other	701,545
Total put options (proceeds $6,256,556)	1,859,981

Call Options
Finance services	11,053,434
Other	15,765,230
Total call options (proceeds $23,395,264)	26,818,664

Total securities sold, not yet purchased (proceeds $928,259,614)	$973,465,017

Derivative Contracts
Credit Default Swap Contracts	$18,289,048
Asset Swap Contracts	$607,185

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

6.	Fixed Assets

	December 31,
	2007	2006

Furniture and fixtures	$143,705	$143,705
Equipment	50,045	50,045
	193,750	193,750

Less: Accumulated depreciation	(100,047)	(71,079)
	$93,703	$122,671

Depreciation expense for each of the three years ended December 31, 2007 was $28,968.

7.	Related Party Transactions

Management and certain employees of JMG also hold the same positions at an affiliate, Pacific Assets Management, LLC ("PAM"), which serves as the Investment Manager for JMG Triton Offshore Fund, Ltd. (“Triton”), an international investment company incorporated in the territory of the British Virgin Islands. Generally, total compensation and benefits and general and administrative expenses incurred by JMG and PAM are allocated between JMG and PAM based on relative management fee income earned by JMG and PAM. Allocated expenses for the years ended December 31, 2007, 2006 and 2005 totaled $5,731,163, $5,738,596, and $2,622,488, respectively, and are included in the accompanying statement of operations.

As of December 31, 2007 and 2006, JMG recorded $500,000 and $550,000, respectively, due from affiliate, which are due from PAM.

8.	Commitments

JMG has a noncancelable-operating lease effective June 15, 2004, for its office space, which will expire on September 30, 2009. For financial reporting purposes, rent expense is charged to operations on a straight-line basis over the term of the lease. At December 31, 2007, the aggregate minimum annual obligations under the operating lease are as follows:

Year Ending
2008	$169,422
2009	129,672
$463,434

Rent expense was $170,556, $180,432 and $144,343 during the years ended December 31, 2007, 2006 and 2005, respectively.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

JMG is indirectly subject to market and credit risk from the investment portfolio of the Partnership, which primarily consists of investments in marketable securities.

In the normal course of business the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, but expects the risk of having to make any payments under these general business indemnifications to be remote.

9.	Employee Benefits

JMG maintains a money purchase pension plan, which requires fixed employer contributions of 25% of each participant’s compensation. The plan covers all employees who are at least 21 years of age and have completed a minimum of 12 months of service. The Company contributed $326,250, $228,250 and $263,375, respectively, for the years ended December 31, 2007, 2006 and 2005, which is reflected in compensation and benefits in the accompanying statement of operations. The Company also has a bonus plan for its employees, which is largely based on annual income.

10.	Recent Accounting Pronouncements

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement approach for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. Additionally, FIN No. 48 provides guidance on the derecognition, classification, and disclosure requirements for uncertain tax positions. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. On February 1, 2008, the FASB issued FSP 48-2 to defer the effective date of FIN No. 48 for all private entities to periods beginning after December 15, 2007. JMG is currently in process of evaluating the effect of FIN No. 48.

In September 2006, Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements, was issued and is effective for the fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements. Management is currently evaluating the impact the adoption of SFAS 157 will have on JMG's financial statements.

JMG Capital Management, LLC
Notes to Consolidated Financial Statements

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities was issued, which allows companies to elect to measure certain financial assets and liabilities at fair value. The fair value election can be made on an instrument-by-instrument basis but is irrevocable once made. SFAS 159 is effective for the 2008 calendar year, with earlier application permitted. Currently, JMG does not intend to make any fair value elections.

In December 2007, the FASB issued SFAS No. 160, (Noncontrolling Interests in Consolidated Financial Statements, which amended ARB No. 51). This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (ie. minority interests) and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated balance sheets and changes the way minority interests are reported and presented in the consolidated income statements. SFAS No. 160 is effective for fiscal years beginning after January 1, 2009. JMG is currently in process of evaluating the effect of this statement.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R). SFAS No. 141R broadens the guidance of SFAS No. 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS No. 141R expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for JMG on January 1, 2009. JMG does not expect the adoption of SFAS No. 141R to have a material effect on its consolidated financial condition, results of operations, or cash flows.

Pacific Assets Management, LLC

Pacific Assets Management, LLC
Financial Statements
December 31, 2007, 2006 and 2005

Report of Independent Registered Public Accounting Firm

To the Members of Pacific Assets Management, LLC:

In our opinion, the accompanying statements of financial condition and the related statements of operations, changes in members' equity and cash flows present fairly, in all material respects, the financial position of Pacific Assets Management, LLC (the "Company") at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCooopers LLP
Los Angeles, California

March 28, 2008

The accompanying notes are an integral part of these financial statements.

Pacific Assets Management, LLC
Statement of Financial Condition

	December 31,
	2007	2006
Assets
Cash and cash equivalents	$16,040,499	$14,202,214
Performance fees receivable	-	9,400,442
Other assets	15,327	23,060
Total assets	$16,055,826	$23,625,716

Liabilities and Members' Equity
Due to affiliate	$500,000	$550,000
Accrued expenses	25,000	58,547
Total liabilities	525,000	608,547
Members' equity	15,530,826	23,017,169
Total liabilities and members' equity	$16,055,826	$23,625,716

The accompanying notes are an integral part of these financial statements.

Pacific Assets Management, LLC
Statement of Operations

	Year Ended December 31,
	2007	2006	2005
			(Not covered by
			Auditor's Report)

Revenues
Management fees	$9,725,205	$12,872,612	$18,042,309
Performance fees	12,510,469	16,598,391	180,432
Interest income	326,469	237,557	233,821
Unrealized appreciation (depreciation) on deferred fees	-	47,999	(104,147)
Total revenues	$22,562,143	$29,756,559	$18,352,415

Expenses
Compensation and benefits	8,411,636	10,065,236	5,841,271
General and administrative	365,346	349,989	373,763
Total expenses	$8,776,982	$10,415,225	$6,215,034
Net income	$13,785,161	$19,341,334	$12,137,381

The accompanying notes are an integral part of these financial statements.

Pacific Assets Management, LLC
Statement of Changes in Members’ Equity

	Preferred Interest	Other Interests	Total
Members' equity, January 1, 2005 *	$1,786,562	$163,891,142	$165,677,704
Net income *	3,612,095	8,525,286	12,137,381
Contributions *	-	2,317,986	2,317,986
Distributions *	(4,785,332)	(165,538,175)	(170,323,507)

Members' equity, December 31, 2005	$613,325	$9,196,239	$9,809,564
Net income	2,895,324	16,446,010	19,341,334
Contributions	-	6,171,147	6,171,147
Distributions	(3,112,504)	(9,192,372)	(12,304,876)

Members' equity, December 31, 2006	$396,145	$22,621,024	$23,017,169
Net income	2,052,909	11,732,252	13,785,161
Contributions	-	4,477,138	4,477,138
Distributions	(3,131,484)	(22,617,158)	(25,748,642)
Members' equity, December 31, 2007	$(682,430)	$16,213,256	$15,530,826

* The amounts for the year ended December 31, 2005 are not covered by auditor's report

The accompanying notes are an integral part of these financial statements.

Pacific Assets Management, LLC
Statement of Cash Flows

	Year Ended December 31,
	2007	2006	2005
			(Not covered by
			Auditor's report)

Cash flows from operating activities
Net income	$13,785,161	$19,341,334	$12,137,381
Adjustments to reconcile net income to net cash
provided by operating activities
Compensation expense treated as a contribution to capital	4,477,138	6,171,147	2,317,986
Changes in operating assets and liabilities
Performance fees receivable	9,400,442	(9,293,697)	3,760,669
Deferred management and performance fees	-	1,716,901	178,453,991
Other assets	7,733	477,949	326,518
Accrued bonuses	-	(149,785)	(18,285,872)
Accrued expenses	(33,547)	7,590	(151,515)
Due to affilitate	(50,000)	(115,000)	115,000
Net cash provided by operating activities	27,586,927	18,156,439	178,674,158

Cash flows from financing activities
Distributions	(25,748,642)	(14,573,140)	(168,055,243)
Net cash used in financing activities	(25,748,642)	(14,573,140)	(168,055,243)
Net increase in cash and cash equivalents	1,838,285	3,583,299	10,618,915

Cash and cash equivalents
Beginning of year	14,202,214	10,618,915	-
End of year	$16,040,499	$14,202,214	$10,618,915

The accompanying notes are an integral part of these financial statements.

Pacific Assets Management, LLC
Notes to Financial Statements

8.	Organization

Pacific Assets Management LLC (the “Company”), a Delaware limited liability company, was organized on April 28, 1998. The Company is the investment manager for JMG Triton Offshore Fund, Ltd. (“Triton”), an international business company incorporated in the territory of the British Virgin Islands.

The Company is owned by Asset Alliance Holding Corporation (15%, 15% and 20%- Preferred Interest at December 31, 2007, 2006 and 2005, respectively), Pacific Capital Management, LLC ("PCM LLC") (84.99%, 84.99%,and 79.99% at December 31, 2007, 2006 and 2005, respectively) and three individuals (0.01%), who are also the shareholders of Pacific Capital Management, Inc. (collectively, the “Members”).

For the years ended December 31, 2007, 2006 and 2005 Asset Alliance was allocated 15%, 15% and 20%, respectively, of the management and performance fee revenues of the Company in excess of allocated operating expenses, as detailed in the Limited Liability Company Agreement, as amended and restated effective January 1, 2004 (the “Agreement”). For the year ended December 31, 2007, 2006 and 2005 such amounts totaled $2,690,375, $3,784,063 and $3,612,095, respectively.

9.	Summary of Significant Accounting Policies

Basis of Financial Statement Presentation
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

Revenue Recognition
The Company recognizes management fees on a monthly basis over the period the investment services are performed. Management fees earned by the Company are based on the fair value of assets under management and the fee schedule for each class of Triton. Since management fees are based on assets under management, significant changes in the fair value of these assets will have an impact on the fees earned by Triton. Management fees are payable on a quarterly basis, in advance. The Company also earns incentive fees that are based upon the performance of Triton. Such fees are a percentage of the excess of an investment return over a specified highwater mark over a defined performance period. The highwater mark is calculated using the greatest value of a shareholder’s capital account as of the end of any performance period, adjusted for contributions and withdrawals. Performance fees are recognized as revenue at the end of the specified performance period. Performance fees are payable on a quarterly basis, in arrears. The performance fees are not subject to any contingent repayments to investors or any other clawback arrangements.

Management and performance fees are recorded net of rebates of fees given to non-affiliated shareholders in Triton. During the year ended December 31, 2007, 2006 and 2005, there were $305,573, $289,983 and $432,707, respectively of management fee rebates given to certain shareholders of Triton.

The Company is indirectly subject to market and credit risk from the investment portfolio of Triton, which primarily consists of investments in marketable securities.

Pacific Assets Management, LLC
Notes to Financial Statements

In accordance with the investment advisory agreement, in previous years the Company had deferred the receipt of 50% of all management and performance fees. Pursuant to the Restructuring of Pacific Assets Management, LLC Agreement dated January 18, 2005 (the "Restructuring Agreement"), the Company ceased the deferral of fees. During the years ended December 31, 2006 and 2005, Triton paid to the Company all previously deferred fees totaling $1,716,901 and $180,283,551, respectively.

Cash and Cash Equivalents
Cash and cash equivalents, which consist of cash in a money market fund, are defined as highly liquid short-term investments having an original maturity of three months or less.

Furniture and Equipment
Furniture and equipment are stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the individual assets, generally three to seven years.

Consolidation
The Company follows FASB Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), which generally requires that the assets, liabilities and results of operations of a variable interest entity (“VIE”) be consolidated into the financial statements of the Company if it has a controlling financial interest in the VIE. An entity is classified as a VIE if total equity is not sufficient to permit the entity to finance its activities without additional subordinated financial support or its equity investors lack the direct or indirect ability to make decisions about an entity’s activities through voting rights, absorb the expected losses of the entity if they occur or receive the expected residual returns of the entity if they occur. Once an entity is determined to be a VIE, its assets, liabilities and results of operations are consolidated with those of its primary beneficiary. The primary beneficiary of a VIE is the entity that either will absorb a majority of the VIE’s expected losses or has the right to receive a majority of the VIE’s expected residual returns. The Company adopted FIN 46R as of January 1, 2005. Adoption of this accounting standard had no impact on the financial statements of the Company.

Income Taxes
As a limited liability company, the Company itself is not subject to U.S. federal income taxes; each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, the Company has not provided for income taxes in the accompanying financial statements.

Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2007 presentation.

Pacific Assets Management, LLC
Notes to Financial Statements

10.	Distributions

In accordance with the Agreement, distributions are made from distributable income within 21 days after the end of each quarter, and income and losses are allocated to the members pursuant to the terms and provisions of the Agreement.

11.	Related Party Transactions

Management and certain employees of the Company also hold the same positions at an affiliate, JMG Capital Management, LLC ("JMG LLC"). Generally, total compensation and benefits and general and administrative expenses incurred by the Company and JMG LLC are allocated between the Company and JMG LLC based on relative management fee income earned by the Company and JMG LLC. For the years ended December 31, 2007, 2006 and 2005 total allocated expenses in the amount of $4,294,093, $4,244,078 and $3,897,048, respectively are included in the accompanying statement of operations.

For the year ended December 31, 2007, 2006 and 2005, the Company recorded compensation expense in the amount of $4,477,138, $6,171,147 and $2,317,986, respectively related to an employee’s profits interest paid by PCM LLC for services provided by the employee to the Company. This amount is reflected as a contribution by PCM LLC on the accompanying statement of changes in the members’ equity.

12.	Commitments

The Company had a noncancelable operating lease for its office space, which was entered into on July 1, 2001 and expired June 30, 2002. Since the expiration of the operating lease, the Company leases the same office space on a month-to-month basis. Rent expense was $50,826, $44,995 and $40,996 during the years ended December 31, 2007, 2006 and 2005, respectively. The Company signed a new 6 month lease in December 2007. The lease commitment for the six months ending June 30, 2008 is $36,203.

In the normal course of business the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, but expects the risk of having to make any payments under these general business indemnifications to be remote.

13.	Employee Benefits

The Company maintains a money purchase pension plan, which requires fixed employer contributions of 25% of each participant’s compensation. The plan covers all employees who are at least 21 years of age and have completed a minimum of 12 months of service. The Company contributed $318,646, $269,760 and $391,000 for the years ended December 31, 2007, 2006 and 2005, respectively, which is reflected in compensation and benefits in the accompanying statement of operations. The Company also has a bonus plan for its employees, which is largely based on annual income.

Pacific Assets Management, LLC
Notes to Financial Statements

7.	Recent Accounting Pronouncements

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement approach for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. Additionally, FIN No. 48 provides guidance on the derecognition, classification, and disclosure requirements for uncertain tax positions. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. On February 1, 2008, the FASB issued FSP 48-2 to defer the effective date of FIN No. 48 for all private entities to periods beginning after December 15, 2007. The Company is currently in process of evaluating the effect of FIN No. 48.

In September 2006, Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements, was issued and is effective for the fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements. Management is currently evaluating the impact the adoption of SFAS 157 will have on the company's financial statements.

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities was issued, which allows companies to elect to measure certain financial assets and liabilities at fair value. The fair value election can be made on an instrument-by-instrument basis but is irrevocable once made. SFAS 159 is effective for the 2008 calendar year, with earlier application permitted. Currently, the Company does not intend to make any fair value elections.

In December 2007, the FASB issued SFAS No. 160, (Noncontrolling Interests in Consolidated Financial Statements, which amended ARB No. 51). This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (ie. minority interests) and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated balance sheets and changes the way minority interests are reported and presented in the consolidated income statements. SFAS No. 160 is effective for fiscal years beginning after January 1, 2009. The Company is currently in process of evaluating the effect of this statement.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R). SFAS No. 141R broadens the guidance of SFAS No. 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS No. 141R expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for the Company on January 1, 2009. The Company does not expect the adoption of SFAS No. 141R to have a material effect on its consolidated financial condition, results of operations, or cash flows.

Wessex Asset Management Limited

Report and Financial Statements

Years Ended

31 December 2007, 2006, 2005

Wessex Asset Management Limited

Report of the independent auditors

To the shareholders of Wessex Asset Management Limited

We have audited the accompanying balance sheets of Wessex Asset Management Limited as of 31 December 2007, 2006 and 2005, and the related statements of profit and loss and cash flows for each of the three years in the period ended 31 December 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom generally accepted auditing standards (UK and Ireland) issued by the Auditing Practices Board and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wessex Asset Management Limited at 31 December 2007, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three year period ended 31 December 2007 in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 19 to the financial statements.

/s/ BDO Stoy Hayward LLP
London
England

25 March 2008

Wessex Asset Management Limited

Statement of profit and loss account

		For the year ended 31 December
	Note	2007	2006	2005
		(GBP£)	(GBP£)	(GBP£)

Revenue	2
Performance fees		9,988,444	7,463,404	4,717,274
Management fees		3,089,799	2,322,630	2,855,918

Total revenues		13,078,243	9,786,034	7,573,192

Operating expenses	3	(10,219,749)	(6,501,217)	(4,324,152)

Operating profit	5	2,858,494	3,284,817	3,249,040

Interest income		81,134	72,787	71,439

Interest expense	6	(2,039,437)	(2,357,948)	(2,303,005)

Profit on ordinary activities before taxation		900,191	999,656	1,017,474

Taxation on ordinary activities	7	(888,729)	(1,016,825)	(994,191)

(Loss)/profit for the year	12	11,462	(17,169)	23,283

All amounts relate to continuing activities.
All recognised gains and losses are included in the profit and loss account.

The accompanying notes are an integral part of the financial statements.

Wessex Asset Management Limited

Balance sheet

		As at 31 December
	Note	2007	2006	2005
		(GBP£)	(GBP£)	(GBP£)

Fixed assets
Tangible assets	8	29,723	34,200	30,545

Current assets
Debtors	9	9,890,810	6,036,439	4,899,635
Cash and cash equivalents		2,496,517	3,045,074	2,320,366

		12,387,327	9,081,513	7,220,001

Creditors: amounts falling due within one year	10	(12,397,961)	(9,108,086)	(7,225,750)

Net current liabilities		(10,634)	(26,573)	(5,749)

Total assets less current liabilities		19,089	7,627	24,796

Capital and reserves
Called up share capital	11	100	100	100
Profit and loss account	12	18,989	7,527	24,696

Shareholders' funds	13	19,089	7,627	24,796

The accompanying notes are an integral part of the financial statements.

Wessex Asset Management Limited

Cash flow statement

		For the year ended 31 December
	Note	2007	2006	2005
		(GBP£)	(GBP£)	(GBP£)

Cash flows from operating activities
Cash generated from operations	15	2,769,736	4,028,378	3,754,849
Income tax paid		(1,030,588)	(1,053,659)	(1,318,066)

Net cash generated from operating activities		1,739,148	2,974,719	2,436,783

Cash flows from investing activities
Purchases of property, plant and equipment		(10,891)	(19,793)	(15,466)
Interest income		81,134	72,787	71,439

Net cash generated from investing activities		70,243	52,994	55,973

Cash flows from financing activities
Dividends paid to holders of redeemable
Preference shares	6	(2,357,948)	(2,303,005)	(1,644,410)

Net cash used in financing activities		(2,357,948)	(2,303,005)	(1,644,410)

Net (decrease)/increase in cash and cash equivalents		(548,557)	724,708	848,346
Cash and cash equivalents at beginning of year	17	3,045,074	2,320,366	1,472,020

Cash and cash equivalents at end of year	17	2,496,517	3,045,074	2,320,366
The accompanying notes are an integral part of the financial statements.

Wessex Asset Management Limited

Notes to the financial statements

1	Significant accounting policies

Basis of accounting

The financial statements have been prepared under the historical cost convention and are in accordance with applicable accounting standards accepted in the United Kingdom (UK). The following principal accounting policies have been applied:

Revenue recognition

The principal activity of the company is fund management for which it is authorised and regulated by the Financial Services Authority.

Revenue represents fees for fund management at invoiced amounts. Fees are recognised when they are earned except fees which are dependent on performance. Performance fees are recognised at the end of the period to which they relate.

Foreign currencies

Assets and liabilities in foreign currencies are translated into sterling at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. Exchange differences are taken into account in arriving at the operating profit.

Liquid resources

For the purposes of the cash flow statement, liquid resources are defined as current asset investments and short term deposits.

Depreciation

Depreciation is provided to write off the cost, less estimated residual values, if any, of all fixed assets, over their expected useful lives. The company selects its depreciation rates carefully and reviews them annually to take account of any changes in circumstances. The lives assigned to significant tangible fixed assets are:

Leasehold improvements	-	5 years
Fixtures, fittings and equipment	-	4 years
Computers and software	-	3 years

Asset impairment

Tangible fixed assets are subject to impairment review in accordance with FRS 11: Impairment of fixed assets and goodwill, if there are events or change in circumstances that indicate that the carrying amount of the fixed asset may not be fully recoverable.

Financial instruments

In 2005, the company adopted and applied FRS 25 - Financial instruments - Disclosure and presentation ("FRS 25").

In accordance with the requirements of FRS 25, preference shares previously included within share capital were reclassified as liabilities. As a result of this reclassification, amounts paid which were previously included within dividend payments are now disclosed as interest expense.

The company has taken advantage of the exemption in FRS 25 from the requirement to restate comparative information and have instead restated the amounts included in these financial statements as at 1 January 2005.

Wessex Asset Management Limited

Notes to the financial statements (Continued)

1	Significant accounting policies (Continued)

Taxation

The charge for taxation is based on the profit for the year and takes into account taxation deferred.

Current tax is measured at amounts expected to be paid using the tax rate and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the balance sheet date except that the recognition of deferred tax assets is limited to the extent that the company anticipates making sufficient taxable profits in the future to absorb the reversal of the underlying timing differences.

Deferred tax balances are not discounted.

Dividends

Equity dividends are recognised when they become legally payable. Final equity dividends are recognised when approved by the shareholders at an annual general meeting.

Dividends on shares wholly recognised as liabilities are recognised as expenses and classified within interest expense.

Financial liabilities and equity

Financial liabilities and equity are classified according to the substance of the financial instrument's contractual obligations, rather than the financial instrument's legal form.

Leased assets

Operating lease rentals are charged to the profit and loss account on a straight line basis over the term of the lease.

2	Revenue recognition

Revenue is wholly attributable to the principal activity of the company and arises solely in the Cayman Islands.

Management fees are calculated as a percentage of net assets under management in the funds managed by Wessex Asset Management Limited based upon the contractual terms of investment advisory and related agreements and recognized as earned when the related services are performed. These fees are generally payable on a monthly basis, one month in arrears. Management fees were £3,089,799, £2,322,630 and £2,855,918 for 2007, 2006 and 2005, respectively.

Performance fees are calculated as a percentage of investment gains (which includes both realized and unrealized gains) less management and administration fees, subject in certain cases, to performance hurdles, over a measurement period, generally six months. Performance fees were £9,988,444, £7,463,404 and £4,717,274 for 2007, 2006 and 2005, respectively.

Wessex Asset Management Limited

Notes to the financial statements (Continued)

3	Operating expenses

Employees:

(The average number of full time employees were 10, 8 and 7
for the years ended 31 December 2007, 2006 and 2005, respectively.)

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)
Staff costs (including directors) consist of:

Wages and salaries	8,189,595	4,884,110	3,338,816
Social security costs	1,041,660	619,449	418,373

	9,231,255	5,503,559	3,757,189

4	Directors' remuneration

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Fees and other emoluments	6,003,524	3,544,037	2,394,149

Emoluments of highest paid director:

Fees and other emoluments	3,001,762	1,772,019	1,197,074

5	Operating profit

		For the year ended 31 December
		2007	2006	2005
		(GBP£)	(GBP£)	(GBP£)
This is arrived at after charging:

Depreciation		15,368	16,139	14,924
Auditors' remuneration	- audit	18,257	16,880	10,000
	- tax	3,800	3,900	3,750
Operating lease rentals	- land and buildings	57,200	49,750	27,500

		94,625	86,669	56,174

Wessex Asset Management Limited

Notes to the financial statements (Continued)

6	Dividends

The impact on the company of the adoption of FRS 25 on the 31 December 2005 profit and loss account was to increase interest expense by £2,303,005. The impact on the balance sheet as at 1 January 2005 was to reduce share capital and reserves by £725,900 increase creditors due in one year by £725,900 and reduce net assets by £725,900.

Dividends included in interest expense on preference shares were as follows:

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Cumulative redeemable preference shares dividend	2,039,437	2,357,948	2,303,005

7	Taxation on profit from ordinary activities

The tax is based on taxable profits for the year and comprises:

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)
UK Corporation tax

Current tax on profits of the year	889,625	1,016,328	998,165
Adjustment in respect of previous periods	(896)	497	(3,974)

	888,729	1,016,825	994,191

The tax assessed for the year is different than the standard rate of corporation tax in the UK. The differences are explained below:

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Profit on ordinary activities before tax	900,191	999,656	1,017,474

Profit on ordinary activities at the standard rate
of corporation tax in the UK of 30%	270,057	299,899	305,242

Effects of:
Dividend on cumulative preference shares	611,831	704,159	690,902
Expenses not deductible for tax purposes	6,519	11,304	943
Depreciation for year in excess of capital allowances	1,218	966	1,078

Current tax charge for year	889,625	1,016,328	998,165

Wessex Asset Management Limited

Notes to the financial statements (Continued)

8	Tangible assets

		Fixtures,	Computers
	Leasehold	fittings and	and
	improvements	equipment	software	Total
	(GBP£)	(GBP£)	(GBP£)	(GBP£)

At 31 December 2007
Cost	9,313	45,370	113,162	167,845
Depreciation	8,572	35,675	93,875	138,122

Net book value	741	9,695	19,287	29,723

At 31 December 2006
Cost	9,313	43,645	103,996	156,954
Depreciation	8,267	33,636	80,851	122,754

Net book value	1,046	10,009	23,145	34,200

At 31 December 2005
Cost	8,116	40,551	88,494	137,161
Depreciation	7,958	30,841	67,817	106,616

Net book value	158	9,710	20,677	30,545

9	Debtors

	As at 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Trade debtors	9,869,299	5,998,210	4,888,415
Other debtors	21,511	38,229	11,220

	9,890,810	6,036,439	4,899,635

Wessex Asset Management Limited

Notes to the financial statements (Continued)

10	Creditors

	As at 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)
Amounts falling due within one year:

Trade creditors	-	831	1,685
Taxation and social security	19,907	21,599	19,048
Dividend payable on cumulative redeemable preference shares	2,039,437	2,357,948	2,303,005
Corporation tax	379,623	521,482	558,314
Other creditors	627,137	537,884	360,997
724,900 'B' redeemable preferred ordinary shares of £1 each (see note 11)	724,900	724,900	724,900
1,000 cumulative redeemable preference shares of £1 each (see note 11)	1,000	1,000	1,000
Accruals	8,605,957	4,942,442	3,256,801

	12,397,961	9,108,086	7,225,750

11	Share capital

	Authorised
	As at 31 December
	2007	2006	2005	2007	2006	2005
	Number	Number	Number	(GBP£)	(GBP£)	(GBP£)

'A' ordinary shares of £1 each	100	100	100	100	100	100
'B' redeemable preferred ordinary shares of £1 each	850,000	850,000	850,000	850,000	850,000	850,000
Cumulative redeemable preference shares of £1 each	1,000	1,000	1,000	1,000	1,000	1,000

	851,100	851,100	851,100	851,100	851,100	851,100

	Allotted,
	called up and fully paid
	As at 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

100 'A' ordinary shares of £1 each	100	100	100
724,900 'B' redeemable preferred ordinary shares of £1 each	724,900	724,900	724,900
1,000 cumulative redeemable preference shares of £1 each	1,000	1,000	1,000

	726,000	726,000	726,000
Less: Shares classified as liabilities in accordance with FRS 25 (see note 10)	(725,900)	(725,900)	(725,900)

Called up share capital	100	100	100

Wessex Asset Management Limited

Notes to the financial statements (Continued)

11	Share capital (Continued)

The rights attaching to the issued shares are as follows:

'A' ordinary shares
•	The 'A' shares shall have rights to dividends as agreed by all the members.

'B' redeemable preferred ordinary shares
•	The 'B' shares have no rights to dividends.
•	The total number of votes exercisable by the holders of the 'B' shares shall equal the number of votes exercisable of the issued 'A' shares.
•
Subject to the provisions of the Companies Act, any 'B' shareholder will be entitled to give notice to the company in writing requiring the redemption of the 'B' shares held. The 'B' shares will be redeemed at par.

•
In the event of a winding-up of the company, the assets of the company remaining after payment of the amounts due to the preference shareholders, will be applied to paying the 'B' shareholders in priority to any payments to the holders of the 'A' shares, the amount paid up on subscription for the shares.

Cumulative redeemable preference shares

•
Holders of the preference shares are entitled to receive a cumulative dividend based on revenues for the financial year. The preference shares do not confer any further right of participation in the profits of the company.

•
Subject to the provisions of the Companies Act, any preference shareholder will be entitled to give notice to the company in writing requiring the redemption of the preference shares held. The preference shares will be redeemed at par.

•
In the event of a winding-up, the assets of the company will be applied first in paying the preference shareholders any unpaid arrears of preference dividend and secondly in paying to them the amount paid on subscription for the shares.

12	Profit and loss account

	As at 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Opening profit	7,527	24,696	1,413
(Loss)/profit for year	11,462	(17,169)	23,283

Closing profit	18,989	7,527	24,696

Wessex Asset Management Limited

Notes to the financial statements (Continued)

13	Reconciliation of movements in shareholders' funds

	As at 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

(Loss)/profit on ordinary activities after taxation and retained profit for the period	11,462	(17,169)	23,283

Retained (loss)/profit for the period	11,462	(17,169)	23,283
Effect of adoption of FRS 25 at 1 January 2005	-	-	(725,900)

Net (decrease)/increase to shareholders' funds	11,462	(17,169)	(702,617)
Opening shareholders' funds	7,627	24,796	727,413

Closing shareholders' funds	19,089	7,627	24,796

14	Commitments under operating leases

The company has commitments under non-cancellable operating leases for rent of office space and office services in two premises in Bournemouth and London. The lease on the Bournemouth office was entered into in February 2002 and expires in January 2011. In respect of the London office, Wessex make payments of approximately £4,000 per month to a related party. The agreement is reviewed annually and the monthly charge adjusted accordingly.

Future minimum payments under those agreements are as follows:

Years ended 31 December	Amount (£)

2008	17,500
2009	17,500
2010	17,500
2011	-

Total	52,500

Payments under these leases totalled £57,200, £49,750 and £27,500 for the years ended 31 December 2007, 2006 and 2005, respectively.

Wessex Asset Management Limited

Notes to the financial statements (Continued)

15	Reconciliation of operating profit to net cash inflow from operating activities

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Operating profit	2,858,494	3,284,817	3,249,039
Depreciation	15,368	16,139	14,924
Increase in debtors	(3,854,371)	(1,136,804)	(2,060,783)
Increase in creditors	3,750,245	1,864,226	2,551,669

Net cash inflow from operating activities	2,769,736	4,028,378	3,754,849

16	Reconciliation of net cash inflow to movement in net cash and cash equivalents

	For the year ended 31 December
	2007	2006	2005
	(GBP£)	(GBP£)	(GBP£)

Opening net cash and cash equivalents	3,045,074	2,320,366	1,472,020
(Decrease)/increase in cash in the period	(43,399)	530,683	298,113
Cash (decrease)/increase from movement in liquid resources	(505,158)	194,025	550,233

Closing net cash and cash equivalents	2,496,517	3,045,074	2,320,366

17	Analysis of net cash

	31 December	Cash	31 December	Cash	31 December
	2005	flow	2006	flow	2007
	(GBP£)	(GBP£)	(GBP£)	(GBP£)	(GBP£)

Cash and cash equivalents	2,320,366	724,708	3,045,074	(548,557)	2,496,517
Less: Short term deposits	(1,598,024)	194,029	(1,403,995)	505,158	(898,837)

	722,342	918,737	1,641,079	(43,399)	1,597,680
Short term deposits	1,598,024	(194,029)	1,403,995	(505,158)	898,837

Total	2,320,366	724,708	3,045,074	(548,557)	2,496,517

18	Related party transaction

The company enters into various transactions with Asset Alliance International Limited, a subsidiary of Asset Alliance International Holding BV. Asset Alliance International Holding BV are holders of 100% of the 'B' ordinary shares. For the three year period ended 31 December 2007 there were no material related party transactions.

Wessex Asset Management Limited

Notes to the financial statements (Continued)

19	Summary of differences between United Kingdom and United States Generally Accepted Accounting Principles

The balance sheet and profit and loss account of Wessex Asset Management Limited have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differs from accounting principles generally accepted the United States of America ("US GAAP").

There are currently no material adjustments to the balance sheet and the profit and loss account under UK GAAP compared to that under US GAAP.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)

FINANCIAL STATEMENTS

December 31, 2007 (unaudited), 2006 and 2005

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Partners
Bricoleur Capital Management LLC

We have audited the statement of financial condition of Bricoleur Capital Management LLC (the “Company”) as of December 31, 2006, and the related statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bricoleur Capital Management LLC as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with U.S. generally accepted accounting principles.

Newport Beach, California
April 11, 2008

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
STATEMENTS OF FINANCIAL CONDITION
December 31, 2007 (unaudited) and 2006

	2007	2006
	(Unaudited)

ASSETS

Current Assets
Cash	$161,526	$22,210
Performance fees receivable from affiliated investment companies	3,304,715	3,969,104
Management fees receivable from affiliated investment companies	357,876	276,704
Due from related parties	111,369	29,992
Investments in affiliated investment companies, at fair value	13,743	103,312
Total current assets	3,949,229	4,401,322

Furniture, Equipment and Leasehold Improvements, at cost, net	4,850	6,098
Other Assets	19,263	39,268

Total assets	$3,973,342	$4,446,688

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$15,625	$41,059
Bonus payable	-	300,184
Total current liabilities	15,625	341,243

Members’ Equity	3,957,717	4,105,445

Total liabilities and members’ equity	$3,973,342	$4,446,688

The accompanying notes are an integral part of these statements.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2007 (unaudited), 2006 and 2005

	2007	2006	2005
	(Unaudited)

REVENUES
Performance fees from affiliated investment companies	$5,283,418	$6,456,540	$1,587,096
Management fees from affiliated investment companies	1,364,707	1,313,420	3,810,121
Marketing and distribution fees	205,661	208,035	281,027
Other	28,489	-	20,038
Total revenues	6,882,275	7,977,995	5,698,282

OPERATING EXPENSES
Employee compensation and benefits	725,826	1,710,074	2,057,066
Professional fees	371,626	271,204	173,135
Rent	48,109	122,035	146,679
Travel	23,502	43,115	122,189
Depreciation and amortization	6,395	21,335	24,931
Communication and data processing	24,796	35,556	47,408
Insurance	65,485	98,489	142,262
Other	162,456	52,501	127,525
Total operating expenses	1,428,195	2,354,309	2,841,195

OPERATING INCOME	5,454,080	5,623,686	2,857,087

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS	77,630	620,225	6,995

NET INCOME	$5,531,710	$6,243,911	$2,864,082

The accompanying notes are an integral part of these statements.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2007 (unaudited), 2006 and 2005

	Preferred	Subordinated
	Interest	Interests	Total

MEMBERS’ EQUITY - January 1, 2005	$2,696,451	$1,385,180	$4,081,631
Net income	2,198,708	665,374	2,864,082
Distributions to members	(2,300,000)	(1,507,019)	(3,807,019)
MEMBERS’ EQUITY - December 31, 2005	2,595,159	543,535	3,138,694
Net income	1,803,992	4,439,919	6,243,911
Distributions to members	(3,196,964)	(2,080,196)	(5,277,160)
MEMBERS’ EQUITY - December 31, 2006	1,202,187	2,903,258	4,105,445
Net income (unaudited)	1,579,625	3,952,085	5,531,710
Distributions to members (unaudited)	(1,645,437)	(4,034,001)	(5,679,438)

MEMBERS’ EQUITY - December 31, 2007 (unaudited)	$1,136,375	$2,821,342	$3,957,717

The accompanying notes are an integral part of these statements.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007 (unaudited), 2006 and 2005

	2007	2006	2005
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,531,710	$6,243,911	$2,864,082
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,395	21,335	24,931
Net realized and unrealized gain on investments	(77,630)	(620,225)	(6,995)
Changes in operating assets and liabilities:
Management fees receivable from affiliated investment companies	(81,172)	(50,578)	2,933,636
Performance fees receivable from affiliated investment companies	664,389	(2,785,988)	(539,127)
Due from related parties	(81,377)	15,527	481,349
Other assets	19,994	-	-
Accounts payable and accrued expenses	(325,618)	341,241	(402,198)
Net cash provided by operating activities	5,656,691	3,165,223	5,355,678

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(5,148)	-	-
Investment in affiliated investment companies	167,199	626,200	(46,355)
Net cash provided by (used in) financing activities	162,051	626,200	(46,355)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(5,679,438)	(5,277,160)	(3,807,019)
Net cash used in investing activities	(5,679,438)	(5,277,160)	(3,807,019)

NET INCREASE (DECREASE) IN CASH	139,316	(1,485,737)	1,502,304

CASH - beginning of year	22,210	1,507,947	5,643

CASH - end of year	$161,526	$22,210	$1,507,947

The accompanying notes are an integral part of these statements.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

1. ORGANIZATION

Bricoleur Capital Management LLC (the “Company”), a Delaware limited liability company, was organized and commenced operations on March 1, 1998. The Company is the General Partner and investment manager of Bricoleur Partners, L.P., a California limited partnership, Bricoleur Partners II, L.P., a Delaware limited partnership, Bricoleur Enhanced, L.P., a Delaware limited partnership, Bric06, L.P., a Delaware limited partnership, Bric Healthcare, L.P., a Delaware limited partnership, Bric Retail, L.P., a Delaware limited partnership, and Bric Technology, L.P., a Delaware limited partnership (the “Partnerships”). The Company also performs sub-advisory services for Aventine International Fund Limited, Bricoleur Master Lyxor Fund, New Atlantic Investments Limited, and Bricoleur Enhanced Offshore Ltd., all international business companies incorporated in the territory of the British Virgin Islands and Bricoleur Plus Fund, Ltd. (a Delaware limited liability company) (together with the Partnerships, the “Funds”).

The Company is owned by Asset Alliance Corporation (“AAC”) who holds a preferred membership interest and 13 other members who hold subordinate membership interests (collectively, the “Members”).

Profits and losses are allocated in accordance with the Company’s LLC agreement, as amended. In 2005, AAC was entitled to the preferred interest, as defined, which represents 50% of Company management and performance fee revenues earned on the first $500 million assets under management and 25% of management and performance fee revenues earned on assets under management in excess of $500 million, reduced by $500,000. In 2006, AAC’s preferred interest was amended and represents 25% of Company’s first $5 million of management and performance fee revenue and 20% thereafter.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company uses the accrual basis of accounting. Accordingly, income and expenses are recorded as earned and incurred, respectively.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

The Company is the General Partner and investment manager of the Partnerships. The Company adopted FASB Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities (“FIN 46R”) as of January 1, 2005, which requires an enterprise to consolidate a variable interest entity (“VIE”) in which it is the primary beneficiary of the VIE. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests that vary with changes in the fair value of the entity’s net assets. An enterprise with a variable interest in a VIE must consider variable interests of related parties and de facto agents as its own in determining whether it is the primary beneficiary.

An entity is classified as a VIE if its equity investors lack the direct or indirect ability to make decisions about an entity’s activities through voting rights, absorb the expected losses of the entity if they occur or receive the expected residual returns of the entity, or if total equity is not sufficient to permit the entity to finance its activities without additional subordinated financial support.

The Company evaluated the Partnerships under FIN No. 46R and determined that the Partnerships are VIE’s, however because the Company does not absorb a majority of the Partnerships’ expected losses or receive a majority of expected residual returns, it is not the primary beneficiary and therefore does not consolidate the Partnerships under FIN 46R.

Revenue Recognition

The majority of the Company’s revenues are derived from management and performance fees. Management and performance fee revenue are based upon the contractual terms of the investment management agreement entered into with the applicable fund or client. The Company recognizes management fee income in the period during which the related services are performed and the amounts have been contractually earned in accordance

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

with the relevant agreement. Performance fees are accrued based on performance to date versus the performance benchmark or hurdle stated in the investment management agreement, where applicable. As the Company invests in the Partnerships, management and performance fees are recognized as revenue only to the extent of the third party ownership interests in the Partnerships.

Marketing and Distribution Fees

Certain members of the Company perform marketing and distribution services for certain affiliated investment funds sub-advised by the Company. The Company is reimbursed by those funds for its expenses incurred in performing these marketing and distribution services. Marketing and distribution fees receivable represent the portion of the marketing and distribution fees not yet received.

Cash

Cash consists of cash on deposit with a bank. At times, such amounts may be in excess of insurance limits by the Federal Deposit Insurance Corporation.

Due from Related Parties

Due from related parties represents amounts due from the affiliated investment funds for various expenses paid on behalf of the funds by the Company.

Furniture and Equipment

Furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the individual assets, generally three to seven years. Leasehold improvements are amortized over the life of the rental property or life of the improvement, whichever is shorter.

Investments in Affiliated Companies, at Fair Value

The Company’s investments in the Partnerships that it manages generally represent a remaining portion of performance fee earned for the year. This amount is typically distributed shortly after the year-end. Such investments are valued at their net asset value, which approximates fair value, with the change in the net asset value included in realized and unrealized gains and losses on investments.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Under present income tax laws, a limited liability company is not subject to federal or state income taxes; therefore, no taxes have been provided in the accompanying financial statements. The Company is subject to a state limited liability company fee. The members include their respective share of the Company’s profits or losses in their separate tax returns.

The Company’s income tax returns are subject to examination by federal and state taxing authorities. Because application of tax laws and regulations too many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by the taxing authorities. No such examinations by taxing authorities are presently in process.

Segment Information

Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related information, establishes disclosure requirements relating to operating segments in annual and interim financial statements. Management has determined that the Company operates in only one business segment, namely as an investment adviser managing funds and related structured products.

Comprehensive Income

The Company reports comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There are no adjustments to net income to arrive at comprehensive income for any of the years presented.

Fair Value of Financial Instruments

The Company’s investment in affiliated companies is recorded at fair value and the Company’s remaining financial instruments consist of cash and other short-term instruments which approximate the carrying amounts presented in the statements of financial condition.

Concentration of Risk

A significant proportion of the Company’s revenue is generated from the Company managing various investment funds and limited partnerships and therefore the Company is economically dependent on these entities.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impact of Recently Issued Accounting Standards

In September 2006, SFAS No. 157, Fair Value Measurements, was issued and is effective for the fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. Management is currently evaluating the impact the adoption of SFAS No. 157 will have on the Company’s financial statements.

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities was issued, which allows companies to elect to measure certain financial assets and liabilities at fair value. The fair value election can be made on an instrument-by-instrument basis but is irrevocable once made. SFAS No. 159 is effective for the 2008 calendar year, with earlier application permitted. Management is currently evaluating the impact the adoption of SFAS No. 159 will have on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which amended ARB No. 51. This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (i.e., minority interests) and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated balance sheets and changes the way minority interests are reported and presented in the consolidated income statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently in process of evaluating the effect of this pronouncement.

3. DISTRIBUTIONS

In accordance with the Company’s LLC agreement, distributions are made from income within 15 days after the end of each quarter.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

4. FURNITURE AND EQUIPMENT

The cost and related accumulated depreciation and amortization of fixed assets is comprised of the following categories:

	2007	2006
	(Unaudited)

Office furniture and equipment	$174,247	$172,501
Computer hardware and software	190,709	187,307
Leasehold improvements	93,045	93,045
Total fixed assets, at cost	458,001	452,853
Less accumulated depreciation and amortization	(453,151)	(446,755)

Fixed assets, net	$4,850	$6,098

Depreciation and amortization expense for the years ended December 31, 2007 (unaudited), 2006 and 2005 was $6,395, $21,335 and $24,931, respectively.

5. COMMITMENTS AND CONTINGENCIES

The Company has lease agreements for office spaces, expiring through April 2009. Lease expense is recognized on a straight-line basis over the lease terms. Future minimum annual commitments and receipts under the terms of the lease, as of December 31, 2006, is as follows:

Year ending December 31:
2007	$158,994
2008	112,278
2009	36,225

Aggregate minimum lease payments	$307,497

Rent expense for the years ended December 31, 2007 (unaudited), 2006 and 2005, was $48,110, $122,035 and $146,678, respectively.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

5. COMMITMENTS AND CONTINGENCIES (continued)

As General Partner of the Partnerships, the Company is required to absorb any debts, obligations, or losses, which may occur in excess of the limited partners’ respective capital accounts in the Partnerships. No estimate for such contingency can be made at December 31, 2006. As of December 31, 2006, there was no liability owed by the Company for such obligation.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred.

Member Dispute

In 2007, AAC asserted to the Company that during the period from 2002 to 2006, the Company did not distribute to AAC its full share of all management and performance fees properly allocable to AAC as the preferred interest member.

AAC asserted the following two claims:

First, that it is entitled to share certain payments made to the Company for marketing and distribution services performed by Members of the Company for certain funds sub-advised by the Company. The Company accounted for these payments as reimbursements for marketing expenses and did not record them as management or performance fees to be shared with AAC. AAC claimed it was owed as its share of marketing and distribution fees, $2,255,885 for the period from 2002-2004, $140,514 for 2005, and $41,606 for 2006.

Second, that the Company earned but did not receive payment for (and thus did not share with AAC) performance fees due from one of the Funds in the amount of $172,500 for the period from 2002-2004, $11,969 for 2005 and $2,249 for 2006.

AAC has not made a formal demand on the Company or any Member to pay any portion of the amounts described above, has not initiated any formal proceedings against the Company or any Member, and has not expressly threatened to initiate any such proceeding. The Company is not able to predict whether AAC will initiate such a proceeding, the amount it may demand, or whether such demand, if made, would be successful in whole or part. A majority of the Company’s Management Board does not agree with AAC’s claims that it has been paid less than the amounts to which it is entitled for its preferred interest and disputes that AAC has any legal claim against the Company or the members of the Company’s Management Board.

BRICOLEUR CAPITAL MANAGEMENT LLC
(a Delaware Limited Liability Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 (unaudited), 2006 and 2005

6. SUBSEQUENT EVENTS

In 2007, Asset Alliance Corporation’s Preferred Interest was 25% of Company’s first $5 million of management and performance fee revenue and 20% thereafter.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, subject to certain additional limitations.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Eighth of the Second Amended and Restated Certificate of Incorporation of Tailwind Financial and Article Seven of the By-laws of Tailwind Financial require Tailwind Financial, subject to certain limited exceptions, to indemnify its directors, officers, trustees, employees or agents to the fullest extent permitted by the DGCL. However, Article Seven of the By-laws provides that Tailwind Financial shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of Tailwind Financial. This right to indemnification is a contract right and it includes the right to have Tailwind Financial pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, an advancement of expenses incurred will only be made upon delivery to Tailwind Financial of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision with no further right to appeal that such person is not entitled to be indemnified for such expenses under Article Seven of the By-laws of Tailwind Financial or otherwise.

The directors and officers of Tailwind Financial are insured under policies of officers liability insurance maintained by Tailwind Financial, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, Tailwind Financial has entered into agreements with certain of its directors and officers providing that Tailwind Financial will indemnify such directors and officers to the full extent permitted by law for claims brought by reason of, or arising in part out of, any event or occurrence related to the fact that such person is or was a director or an officer of Tailwind Financial, or any subsidiary of Tailwind Financial, against all expenses (including reasonable attorneys’ fees), subject to certain limited exceptions. Tailwind Financial’s obligation to indemnify these directors and officers is subject to the condition that the reviewing party has not determined that the person seeking indemnification would not be permitted to be indemnified under applicable law, and the obligation of Tailwind Financial to make an advance payment of expenses is subject to the condition that if the reviewing party determines that the person seeking indemnification would not be entitled to be indemnified, Tailwind Financial is entitled to be reimbursed by the person seeking indemnification.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and by-laws of the Registrant. Additionally, the foregoing summary of Tailwind Financial’s indemnification agreements with certain of its directors and officers is qualified in its entirety by reference to the actual indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

EXHIBIT INDEX

1.1	Agreement and Plan of Merger, by and among the Registrant, TWF Acquisition Corporation and Asset Alliance Corporation dated as of January 8, 2008

*3.1	Second Amended and Restated Certificate of Incorporation

***3.2	Restated Bylaws

*4.1	Specimen Unit Certificate

*4.2	Specimen Common Stock Certificate

*4.3	Specimen Warrant Certificate

**4.4	Unit Purchase Option granted to Representative

**4.5	Warrant Agreement between American Stock Transfer & Trust Company and the Registrant

**4.6	Securities Escrow Agreement among American Stock Transfer & Trust Company, the Initial Stockholders and the Registrant

****5.1	Opinion of Bingham McCutchen LLP

**10.1	Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant

**10.2	Registration Rights Agreement among the Registrant and the Initial Stockholders

*10.3	Administrative Services Agreement between the Registrant and Parkwood Holdings Ltd.

*10.4	Second Amended and Restated Subscription Agreement between the Registrant and TFC Holdings Ltd.

*10.5	Promissory Note issued to Parkwood Holdings Ltd. on July 12, 2006

*10.6	Second Amended and Restated Warrant Purchase Agreement between the Registrant and Parkwood Holdings Ltd.

**10.7	Letter Agreement between the Registrant and Andrew A. McKay

**10.8	Letter Agreement between the Registrant and Gordon A. McMillan

**10.9	Letter Agreement between the Registrant and Robert Penteliuk

**10.10	Letter Agreement between the Registrant and TFC Holdings Ltd.

**10.11	Letter Agreement between the Registrant and Parkwood Holdings Ltd.

**10.12	Letter Agreement between the Registrant and JovFunds Management Inc.

**10.13	Letter Agreement between the Registrant and Robert C. Hain

**10.14	Letter Agreement between the Registrant and Stephen T. Moore

**10.15	Letter Agreement between Registrant and Philip Armstrong

*10.16	Promissory Note issued to Parkwood Holdings Ltd. on February 2, 2007

*10.17	Extension Agreement dated March 14, 2007

**10.18	Amendment to Securities Escrow Agreement

**10.19	Form of Indemnification Agreement

10.20	Form of Amended and Restated Employment Agreement between the Registrant and Bruce H. Lipnick

10.21	Form of Amended and Restated Employment Agreement between the Registrant and Arnold L. Mintz

10.22	Form of Amended and Restated Employment Agreement between the Registrant and Stephen G. Bondi

10.23	Tailwind Financial, Inc. 2008 Equity Incentive Plan

10.24	Form of Escrow Agreement by and among the Registrant, TWF Acquisition Corporation, Bruce H. Lipnick and American Stock Transfer & Trust Company

10.25	Amended and Restated Employment Agreement between Asset Alliance Corporation and Bruce H. Lipnick, dated October 31, 2000 (with amendments)

10.26	Amended and Restated Employment Agreement between Asset Alliance Corporation and Arnold L. Mintz, dated October 31, 2000 (with amendments)

10.27	Employment Agreement between Asset Alliance Corporation and Stephen G. Bondi, dated July 10, 2000 (with amendment)

10.28	Agreement of Lease between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated September 12, 1996

10.29	Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated November 1, 1996

10.30	Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated December 8, 1997

10.31	Second Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated April 14, 2000

10.32	Third Lease Modification Agreement between Asset Alliance Corporation and Joseph P. Day Realty Corp., dated July 1, 2004

21.1	List of Subsidiaries of Asset Alliance Corporation

21.2	List of Subsidiaries of the Registrant

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of BDO Stoy Hayward

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of PricewaterhouseCoopers LLP

23.6	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP

23.7	Consent of Ernst & Young LLP

23.8	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page)

*99.1	Audit Committee Charter

*99.2	Code of Ethics

* 99.3	Nominating Committee Charter

99.4	Consent of Bruce H. Lipnick

99.5	Consent of Arnold L. Mintz

99.6	Consent of Alan N. Colner

99.7	Consent of William B. Marcus

99.8	Consent of Vincent A. Roberti

99.9	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

*	Incorporated by reference to Tailwind Financial’s registration statement on Form S-1 (File No. 333-135790) effective as of April 11, 2007.

**	Incorporated by reference to Tailwind Financial’s annual report on Form 10-K for the fiscal year ended June 30, 2007.

***	Incorporated by reference to Tailwind Financial’s Form 8-K filed on December 21, 2007.

****	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on May 13, 2008.

TAILWIND FINANCIAL, INC.

By:	/s/ Andrew A. McKay
Andrew A. McKay
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew A. McKay his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew A. McKay	Chief Executive Officer (Principal	May 13, 2008
Andrew A. McKay	Executive Officer)

/s/ Gordon A. McMillan	Chairman of the Board	May 13, 2008
Gordon A. McMillan

/s/ John Anderson	Chief Financial Officer (Principal	May 13, 2008
John Anderson	Financial Officer)

/s/ Robert Penteliuk	Director	May 13, 2008
Robert Penteliuk

/s/ Robert C. Hain	Director	May 13, 2008
Robert C. Hain

/s/ Stephen T. Moore	Director	May 13, 2008
Stephen T. Moore

/s/ Philip Armstrong	Director	May 13, 2008
Philip Armstrong

ANNEX A

EXECUTION COPY

 Agreement and Plan of Merger

by and among

TAILWIND FINANCIAL INC.,

TWF ACQUISITION CORPORATION,

and

ASSET ALLIANCE CORPORATION

Dated as of January 8, 2008

i

(continued)

(continued)

(continued)

(continued)

Page

10.11.	Counterparts; Facsimile Delivery	A-72

v

Exhibits

Exhibit A	Board of Directors
Exhibit B	Form of Third Amended and Restated Certificate of Incorporation of Parent
Exhibit C	Form of Second Amended and Restated Bylaws of Parent
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Affiliate Letter
Exhibit G-1	Form of Lipnick Employment Agreement
Exhibit G-2	Form of Mintz Employment Agreement
Exhibit G-3	Form of Bondi Employment Agreement
Exhibit H-1	Form of Company Counsel Opinion
Exhibit H-2	Form of Opinion of General Counsel
Exhibit I	Form of Parent Counsel Opinion
Exhibit J	Form of Company Counsel Tax Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2008 (this “Agreement”), is by and among Tailwind Financial Inc., a Delaware corporation (“Parent”), TWF Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Asset Alliance Corporation, a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B. Each of the Boards of Directors of Parent and Merger Sub, the sole stockholder of Merger Sub and the Board of Directors of the Company have unanimously approved and declared advisable this Agreement and the Merger.

C. As a condition and inducement to Parent’s and Merger Sub’s willingness to consummate the transactions contemplated by this Agreement, each of the Key Employees will accept an offer of employment (contingent on the closing of the transactions contemplated hereby) with the Parent or a subsidiary of Parent in accordance with the terms agreed upon.

D. The parties intend, for federal income tax purposes, that the Merger qualify as a reorganization as described in Section 368(a) of the Code and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2. Closing. The closing (the “Closing”) of the Merger shall take place as promptly as practicable, but no later than three Business Days, following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and waiver of such conditions) at 10:00 a.m. at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110 or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties will execute and file with the Delaware Secretary of State, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to give full effect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4. Effect. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Corporation.

1.5. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

1.6. Directors and Officers.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall be governed by a board of directors consisting of the persons identified on Exhibit A attached hereto, and each shall serve as a member of the board of directors from and after the Effective Time until his or her successor shall have been elected or appointed and shall have qualified in accordance with Applicable Law and the Certificate of Incorporation or Bylaws of Parent or the Surviving Corporation, as applicable. In order to effectuate the foregoing Parent shall use its commercially reasonable efforts to procure, in connection with the Closing, the seriatim resignation and election of directors such that the composition of Parent’s board of directors after giving effect to the Closing is consistent with the foregoing sentence.

(b) From and after the Effective Time, the officers of Parent and the Surviving Corporation will consist of the officers of the Company at the Effective Time. Such persons will continue as officers of Parent and the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of Parent or the Surviving Corporation, as applicable.

1.7. Parent Charter and Bylaws.

(a) Charter Amendment. The Parent Charter, as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit B attached hereto (the “Charter Amendment”), and, as so amended, shall be the certificate of incorporation of Parent until thereafter changed or amended as provided therein or by Applicable Law.

(b) Bylaw Amendment. The Parent Bylaws, as in effect immediately prior to the Effective Time, shall be in substantially the form of Exhibit C attached hereto, and shall be the bylaws of Parent until thereafter changed or amended as provided therein or by Applicable Law.

ARTICLE II
EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

2.1. Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $0.01 per share of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Cancellation of Company Treasury Shares and Common Stock Owned by Parent. Each share of the Company’s voting and nonvoting common stock, par value $0.01 per share (the “Company Common Stock”), held in the treasury of the Company and each share of Company Common Stock owned by Parent, or any other direct or indirect, wholly owned subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Company Common Stock. Subject to Section 2.1(b) and Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into (i) the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the quotient obtained by dividing (A) 10,625,000 (the “Initial Parent Shares”) by (B) the Outstanding Common Stock Number (the “Exchange Ratio”) plus (ii) the right to receive that number of shares of Parent Common Stock issuable pursuant to Section 2.4(d) (if any), divided by the Outstanding Common Stock Number plus (iii) the right to receive that number (if any) of EBITDA Shares for each year with respect to which EBITDA Shares are issuable equal to (A) the number of EBITDA Shares issuable with respect to such year divided by (B) the Outstanding Common Stock Number (shares of Parent Common Stock issuable pursuant to this Section 2.1, collectively, the “Parent Shares”).

2.2. Exchange of Certificates.

(a) Exchange Agent. Immediately following the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company (or another comparable bank or trust company) (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Initial Parent Shares issuable pursuant to Section 2.1, less the Indemnity Escrow Amount and the Adjustment Escrow Amount, in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Upon the occurrence of the Effective Time, Parent shall irrevocably instruct the Exchange Agent to deliver, as soon as reasonably practicable, the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund in accordance with this Section 2.2.

(b) Exchange Procedures. Upon the surrender of a certificate that formerly represented shares of Company Common Stock in accordance with the provisions of Section 2.2(c), the Exchange Agent shall deliver to the holders of shares of Company Common Stock certificates representing (i) the number of shares of Parent Common Stock into which such shares shall have been converted in accordance with Section 2.1(c), less (ii) the pro-rata portion of the Indemnity Escrow Amount and the Adjustment Escrow Amount attributable to each such holder of shares of Company Common Stock. Shares of Company Common Stock to be exchanged shall be delivered under cover of a letter of transmittal in the form of Exhibit D, attached hereto.

(c) No Further Ownership Rights in the Company. At and after the Effective Time, each holder of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender such stockholder’s certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock in exchange for receipt of Parent Common Stock and the right to receive additional shares of Parent Common Stock in accordance with Section 2.1(c). After the Effective Time, no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company. Any certificates representing shares of Company Common Stock presented after the Effective Time, for transfer shall be canceled and exchanged for Parent Common Stock. Subject to the terms of Sections 2.3 and 2.6, Parent shall have no obligation to deliver to any holder of Company Common Stock his, her or its portion of the Parent Shares except to the extent that such holder has caused certificates representing such holder’s shares of Company Common Stock (or affidavits of lost certificates, together with a bond in favor of Parent if requested by Parent, each in form, substance and amount acceptable to Parent, if applicable) to be tendered to Parent.

(d) Dissenting Shares. Shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive Parent Common Stock, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the Effective Time into a right to receive Parent Common Stock. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal pursuant to the DGCL received by the Company, (B) withdrawals of such demands, and (C) any other instruments served pursuant to the DGCL and received by the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by any Applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands and shall not distribute any portion of the Initial Parent Shares, Upward Adjustment Amount or amounts described in Section 2.6 or in Section 2.2(f) with respect to any of the foregoing distributions to any holder that has not lost its appraisal rights.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to a holder of shares of Company Common Stock with respect to the shares of Parent Common Stock until surrender of shares of Company Common Stock in accordance with this Article II. Following surrender of any such shares of Company Common Stock, there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

(f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in the Merger. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Sections 2.1(c)(i), (ii) and (iii) and 2.2(b) shall be rounded up to the nearest whole number, and such holder shall receive a whole share of Parent Common Stock in lieu of a fractional share.

2.3. Escrow Agreement. Immediately prior to the Effective Time, the Company Representative, Parent, Merger Sub and the Company shall enter into an Escrow Agreement in substantially the form of Exhibit E attached hereto (the “Escrow Agreement”) with American Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). At the Effective Time, Parent shall deposit with the Escrow Agent (i) ten percent of the Initial Parent Shares (the “Indemnity Escrow Amount”), which will be available to satisfy the indemnity obligations set forth in Article VIII and (ii) five percent of the Initial Parent Shares (the “Adjustment Escrow Amount”), which will be available to effectuate the downward adjustment to the Initial Parent Shares described in Section 2.4(c). The Indemnity Escrow Amount and the Adjustment Escrow Amount shall be held and distributed pursuant to the Escrow Agreement. The number of shares of Parent Common Stock (and any property in respect of or in substitution for such shares) on deposit with the Escrow Agent from time to time shall be referred to as the “Escrow.”

2.4. Earnings Adjustment.

(a) Within 120 days after the Closing Date, the Surviving Corporation shall prepare and deliver, or cause to be prepared and delivered, to Parent a consolidated income statement of the Company and its Subsidiaries prepared in accordance with GAAP and consistent with past practice of the Company (the “Closing Income Statement”), setting forth the consolidated Net income (loss) applicable to common stockholders of the Company and its Subsidiaries from the Balance Sheet Date through the Closing Date (i) excluding any costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement that would otherwise be taken into account in determining income after taxes (including the net after tax effect of the following: (X) the excess of the deferred compensation paid pursuant to the Incentive Plans in connection with the Merger over the amount accrued by the Company therefore, (Y) excess costs associated with the issuance of restricted stock and (Z) gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates) but (ii) including the Net Contract Amount (the “After-Tax Earnings”), which Closing Income Statement shall be accompanied by a report of the Company’s registered independent public accounting firm (the “Accounting Firm”) prepared in accordance with the requirements of SAS 70 as to such Closing Income Statement, as adjusted for any difference noted in such report. The parties understand and agree that accrued and unvested incentive fees, general partner allocations will be included in the Closing Income Statement consistent with past practice of the Company and that, if the Closing Date is other than on the first or last day of a month, such fees and allocations will be pro-rated based on the number of days actually elapsed. Within 10 days following receipt of the Closing Income Statement, Parent shall deliver written notice (an “Objection Notice”) to the Accounting Firm of any dispute it has with respect to the preparation or content of the Closing Income Statement. An Objection Notice must describe in reasonable detail the items contained in the Closing Income Statement that Parent disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by Parent. If Parent does not deliver an Objection Notice with respect to the Closing Income Statement within such 10-day period such statement shall be final, conclusive and binding on the parties. If Parent delivers an Objection Notice, the Accounting Firm shall, in good faith, take into account the items contained in the Objection Notice and make a final determination as to the Closing Income Statement. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties.

(b) For purposes of complying with the terms of this Section 2.4, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Income Statement and the resolution of any disputes under the Closing Income Statement.

(c) If After-Tax Earnings (as determined pursuant to Section 2.4(a)) is negative, then the Initial Parent Shares will be adjusted by the lesser of (i) the amount of shares of Parent Common Stock equal to the amount of the shortfall divided by the Parent Stock Price and (ii) the Adjustment Escrow Amount (the “Downward Adjustment Amount”) and Parent shall deliver a written authorization to the Escrow Agent within two Business Days from the date on which After-Tax Earnings is determined pursuant to Section 2.4(a) authorizing the Escrow Agent to release to Parent from the Adjustment Escrow Amount the Downward Adjustment Amount.

(d) If After-Tax Earnings (as determined pursuant to Section 2.4(a)) is positive, then the Initial Parent Shares will be adjusted by the amount of shares of Parent Common Stock equal to the amount by which After-Tax Earnings is greater than zero divided by the Parent Stock Price (the “Upward Adjustment Amount”) and Parent shall deliver to the Exchange Agent shares of Parent Common Stock equal to the Upward Adjustment Amount in accordance with Section 2.2 within five Business Days from the date on which After-Tax Earnings is determined pursuant to Section 2.4(a). The Exchange Agent will thereafter distribute such shares of Parent Common Stock to the holders and former holders of certificates representing shares of Company Common Stock pro rata in accordance with Section 2.2. The foregoing notwithstanding, in no event shall the Upward Adjustment Amount exceed 3,750,000 shares of Parent Common Stock.

2.5. Release of Indemnity Escrow. The Escrow Agent will release all or a portion, as applicable, of the Indemnity Escrow Amount pursuant to the Escrow Agreement and the provisions of Section 8.4. On the 18-month anniversary of the Closing Date, the Escrow Agent will, in accordance with the Escrow Agreement, release any remaining Indemnity Escrow Amount, except any amount that is subject to a pending Claim Certificate, which amount shall be released pursuant to the provisions of Section 8.4.

2.6. Performance Payments.

(a) If, for the fiscal year ending December 31, 2008, the Surviving Corporation has EBITDA equal to or greater than $18.0 million (less any costs and expenses of the Company related to the transactions contemplated by this Agreement otherwise taken into account in calculating EBITDA (including the excess of the deferred compensation paid pursuant to the Incentive Plans in connection with the Merger over the amount accrued by the Company therefor) and less the product of (i) $500,000 multiplied by (ii) the number of full or partial months between January 1, 2008 and the Closing Date (the “Adjustment Amount”)), Parent shall issue, in accordance with Section 2.2, an additional 1,250,000 shares of Parent Common Stock plus any additional shares in respect of fractional shares issuable in accordance with Section 2.2(f).

(b) If, for the fiscal year ending December 31, 2009, the Surviving Corporation has EBITDA equal to or greater than $28.0 million, Parent shall issue, in accordance with Section 2.2, an additional 1,250,000 shares of Parent Common Stock plus any additional shares in respect of fractional shares issuable in accordance with Section 2.2(f).

(c) Notwithstanding the foregoing, if either of the EBITDA targets set forth in Sections 2.6(a) and (b) are not met and if the Surviving Corporation has cumulative EBITDA for the fiscal years ending December 31, 2008, 2009 and 2010 (“Cumulative EBITDA”) equal to or greater than $84.0 million less the Adjustment Amount, Parent shall issue, in accordance with Section 2.2, the excess, if any, of (i) an additional 2,500,000 shares of Parent Common Stock plus any additional shares in respect of fractional shares issuable in accordance with Section 2.2(f) over (ii) any shares of Parent Common Stock issued pursuant to Sections 2.6(a) or (b); provided that if Cumulative EBITDA is less than $84.0 million less the Adjustment Amount but greater than $74.0 million less the Adjustment Amount, Parent shall issue, in accordance with Section 2.2, the excess, if any, of (iii) a pro-rata amount of the additional 2,500,000 shares of Parent Common Stock issuable pursuant to this Section 2.6(c) plus any additional shares in respect of fractional shares issuable in accordance with Section 2.2(f) over (iv) any shares of Parent Common Stock issued pursuant to Sections 2.6(a) or (b). By way of example, if Cumulative EBITDA is $75.0 million less the Adjustment Amount, Parent will issue 10% of the additional 2,500,000 shares of Parent Common Stock plus any additional shares in respect of fractional shares issuable in accordance with Section 2.2(f) and minus any shares of Parent Common Stock issued pursuant to Sections 2.6(a) or (b).

(d) The EBITDA targets set forth in Sections 2.6(a) through (c) will be reduced by 0.006% for each 1,250 shares or portion thereof of Parent Common Stock with respect to which the Stockholders of Parent exercise their right of redemption pursuant to the Parent Charter after the date hereof and prior to the Closing Date and .6% for each amount of shares or portion thereof of Company Common Stock having an aggregate value, as of the Closing Date, equal to $1.0 million as to which dissenters rights have been exercised and not lost on the date of calculation.

(e) Parent shall deliver to the Exchange Agent any Parent Common Stock issuable pursuant to this Section 2.6 within ten Business Days following the completion of Parent’s audited financial statements for the applicable fiscal year. The Exchange Agent will thereafter distribute such shares of Parent Common Stock to the holders and former holders of certificates representing shares of Company Common Stock pro rata in accordance with Section 2.2.

2.7. Treatment of Options and Warrants.

(a) Upon and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option granted under any Company Option Plan and outstanding immediately prior to the Effective Time shall be converted into an option to acquire such number of shares of Parent Common Stock (a “Converted Option”) equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock that would have been issuable upon exercise of such Converted Option immediately prior to the Effective Time by (ii) the sum of the Exchange Ratio plus the Contingent Consideration Adjustment (as defined below), rounded down to the nearest whole share. The terms and conditions of the Converted Option, including the vesting schedule thereof (except to the extent otherwise provided in any agreement between the Company and the holder of such Converted Option), shall otherwise remain the same as the terms and conditions of the Company Option, except that the exercise price per share of each Converted Option shall be equal to the quotient obtained by dividing (1) the exercise price per share of such Converted Option immediately prior to the Effective Time by (2) the sum of the Exchange Ratio plus the Contingent Consideration Adjustment, rounded up to the nearest whole cent.

(b) Promptly following the Closing Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the Converted Options and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Options remain outstanding.

(c) Upon and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time shall be converted into a warrant to acquire such number of shares of Parent Common Stock (a “Converted Warrant”) equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock that would have been issuable upon exercise of such Converted Warrant immediately prior to the Effective Time by (ii) the sum of the Exchange Ratio plus the Contingent Consideration Adjustment, rounded down to the nearest whole share. The terms and conditions of the Converted Warrant, including the vesting schedule thereof (except to the extent otherwise provided in any agreement between the Company and the holder of such Converted Warrant), shall otherwise remain the same as the terms and conditions of the Company Warrant, except that the exercise price per share of each Converted Warrant shall be equal to the quotient obtained by dividing (1) the exercise price per share of such Converted Warrant immediately prior to the Effective Time by (2) the sum of the Exchange Ratio plus the Contingent Consideration Adjustment, rounded up to the nearest whole cent.

(d) For purposes of this Agreement, the term “Contingent Consideration Adjustment” means the quotient obtained by dividing (X) the number of shares that the Board of Directors of the Company shall reasonably determine, not later than ten (10) Business Days prior to the Effective Time and based on the advice of an independent third party appraiser, to be the likely number of shares of Parent Common Stock that will be issued pursuant to Sections 2.1(c)(ii) and (iii), by (Y) the Outstanding Common Stock Number.

2.8. Withholding. Each of Parent, the Surviving Corporation and the Company, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid prior to the Closing to the Person in respect of which such deduction and withholding was made.

2.9. Adjustments. The numbers of shares of Parent Common Stock issuable pursuant to this Article II shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof.

2.10. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of certificates representing shares of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of certificates representing shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for Parent Shares with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to this Article II.

2.11. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure letter dated the date hereof and delivered herewith to Parent (the “Company Schedules”) referencing the appropriate Section or subsection of this Article III or otherwise readily apparent as responsive to any other Section of this Article III, the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing as follows (provided that the representations and warranties set forth in this Article III that apply to Company Private Funds managed by a Management Company shall only apply thereto to the extent of the Company’s knowledge relating to such Company Private Funds):

3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Company Certificate of Incorporation and its Bylaws, each as amended to date and in full force and effect on the date hereof. The Company has not violated the Company Certificate of Incorporation or its Bylaws in any material respect.

3.2. Subsidiaries.

(a) Schedule 3.2(a) sets forth a correct and complete list, as of the date of this Agreement, of (i) each Subsidiary of the Company and indicates the type of entity and jurisdiction of organization of each such Subsidiary and (ii) each equity investment or other investment of greater than $2,000,000 of the Company or any Subsidiary of the Company in any Person other than a Subsidiary of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of each of its Subsidiaries’ certificate of incorporation and bylaws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof. None of the Company’s Subsidiaries is in violation of its certificate of incorporation or bylaws or comparable organizational documents in any material respect.

(b) All of the outstanding capital stock of, or other ownership interests in, each of the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.

3.3. Capitalization.

(a) Schedule 3.3(a) sets forth (i) the authorized Equity Securities of the Company and (ii) the number of Equity Securities of the Company that are issued and outstanding and the record owners thereof, in each case, as of the date hereof. All of the outstanding Equity Securities of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except as set forth in Schedule 3.3(a) and except for rights granted to Parent under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of the Company or any other securities of the Company.

(b) All of the outstanding Equity Securities of the Company have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Company and the Equity Securities of the Company.

3.4. Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Agreements to be executed and delivered by it and, subject to Section 3.6, to perform all of its obligations under this Agreement and each of the Transaction Agreements. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated to be performed by it under this Agreement and the Transaction Agreements to which it is a party have been, subject to Section 3.6, duly authorized by all necessary and proper corporate action on the part of the Company.

(b) This Agreement and each of the Transaction Agreements to be executed and delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

3.5. No Conflict. Assuming that the matters referred to in Section 3.6 are satisfied, none of the execution, delivery or performance by the Company of this Agreement or any of the Transaction Agreements or the consummation by the Company of the Transactions does or will, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien upon any of the properties or assets of the Company (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the Company Certificate of Incorporation or Bylaws, (ii) any Material Contract of the Company or any of its Subsidiaries or (iii) any Law, License or Permit or other requirement to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject, except, in the case of (a), (b)(ii) or (b)(iii) for those which would not have a Company Material Adverse Effect.

3.6. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, regulatory authority (including, without limitation, the UK Financial Services Authority), administrative agency or commission or other federal, state, county, local or foreign Governmental Entity, instrumentality, agency or commission (each, a “Governmental Entity”) or other Person is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, or for any Contract of the Company or its Subsidiaries to remain in full force and effect without limitation, modification and alteration after the Effective Time so as to preserve all material rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contract from and after the Effective Time, except for (i) the approval of the stockholders of the Company referred to in Section 5.6(b); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) notices and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable U.S. or foreign antitrust laws (collectively, “Antitrust Laws”); (iv) any filings that are required under the U.S., state and foreign securities laws; and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

3.7. Financial Statements and Internal Controls.

(a) Schedule 3.7(a) sets forth (i) the audited consolidated balance sheets and the related audited consolidated income statements and statements of stockholders’ equity/(deficit) and of cash flows of the Company and the Company’s Subsidiaries for the fiscal years ended December 31, 2004, 2005 and 2006 and the opinion of Ernst & Young LLP (for the fiscal years ended December 31, 2004 and 2005) and Deloitte & Touche LLP (for the fiscal year ended December 31, 2006), the Company’s independent auditor, thereon, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of September 30, 2007 (the “Balance Sheet Date”) and the related unaudited consolidated income statements and statements of stockholders’ equity/(deficit) and of cash flows of the Company and the Company’s Subsidiaries for the nine-month period then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other, except as noted and except for the absence of footnotes in the case of the unaudited interim Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. The Company’s revenue recognition policy complies with GAAP.

(b) The Company and each of its Subsidiaries has in place systems and processes that are (i) designed to (A) provide reasonable assurances regarding the reliability of the Company Financial Statements and (B) accumulate and communicate to the Company’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Company Financial Statements, and (ii) customary and adequate for a company at the same stage of development as the Company. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Company Financial Statements. To the Company’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by the Company Financial Statements.

(c) To the Company’s knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations. To the Company’s knowledge, none of the Company, any of its Subsidiaries or any Employee, contractor, consultant, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an Employee in the terms and conditions of employment because of any act of such Employee described in 18 U.S.C. Section 1514A(a).

(d) During the periods covered by the Company Financial Statements, the Company’s external auditor with respect to such Company Financial Statements was independent of the Company and its management. Schedule 3.7(d) lists each report by the Company’s external auditors to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Company’s board of directors, or any committee thereof, or with management of the Company.

(e) The Company has not operated its and its Subsidiaries’ businesses outside of the ordinary course of business since the Balance Sheet Date.

3.8. No Undisclosed Liabilities. Neither the Company nor any of the Company’s Subsidiaries has on the date of this Agreement: (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements in accordance with GAAP but excluding future obligations to perform pursuant to the terms of the Contracts in accordance with the express terms of such Contracts), that (A) exceeds $100,000 and (B) has not (1) been reflected in the Company Balance Sheet, (2) arisen in the ordinary course of the Company’s business consistent with past practices or (3) as set forth in this Agreement or any of the Transaction Agreements since the Balance Sheet Date, or (ii) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

3.9. Absence of Certain Changes.

(a) No conditions, circumstances or facts exist, and since the Balance Sheet Date, there have not been any events, occurrences, changes, developments or circumstances, which would have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have not since the Balance Sheet Date and prior to the date of this Agreement taken any action of the type referred to in Section 5.1, except in the ordinary course of business consistent with past practices.

3.10. Assets and Properties.

(a) The Company and its Subsidiaries have (i) good and valid title to all of their respective material assets and properties (whether real, personal or mixed, or tangible or intangible) (including all assets and properties recorded on the Company Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of any Liens, other than Permitted Liens and (ii) valid leasehold interests in all of the assets and properties which the Company or any of its Subsidiaries lease, except where the failure to have such title or interest would not have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries do not own any real property.

(c) Schedule 3.10(c), contains a complete and accurate list of all material real estate leased, subleased or occupied by the Company or any of its Subsidiaries pursuant to a Lease as of the date of this Agreement (the “Leased Premises”). The Company and its Subsidiaries enjoy peaceful and undisturbed possession of all Leased Premises.

3.11. Intellectual Property. Except as would not have a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries owns or has a valid license or right to use all Company Intellectual Property which it uses in the ordinary course of business;

(b) the Company Intellectual Property is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so;

(c) no activities or services or processes of the Company or any of its Subsidiaries infringe or have infringed any Intellectual Property of any third party;

(d) the Company or one of its Subsidiaries is licensed or otherwise has the legal right to use all computer programs owned by a third party which are used by the Company or any of its Subsidiaries in the ordinary course of business (“Developed Software”);

(e) the Company or one of its Subsidiaries owns or has the legal right to use all computer programs designed, written, developed or configured by, on behalf of, or for the use of, the Company or any of its Subsidiaries which are used by it or any of its Subsidiaries in the ordinary course of business, except for any Developed Software; and

(f) the Company or one of its Subsidiaries owns or otherwise has the legal right to use all information technology, telecommunications, network and peripheral equipment used by the Company and any of its Subsidiaries.

3.12. Contracts.

(a) Schedule 3.12(a) lists all of the Material Contracts binding on the Company, any of its Subsidiaries or the assets or property of the Company or any of its Subsidiaries as of the date of this Agreement (“Company Material Contracts”).

(b) The Company and each of its Subsidiaries (and, to the Company’s knowledge, each of the other party or parties thereto), has performed all obligations required to be performed by it under each Company Material Contract, except for any failure to perform that would not have a Company Material Adverse Effect. No event has occurred or circumstance exists with respect to the Company or any of its Subsidiaries or, to the Company’s knowledge, with respect to rights of or against any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give the Company, any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract, except in each case as would not have a Company Material Adverse Effect. No party to any Company Material Contract has repudiated any material provision thereof or sought to terminate any Company Material Contract. All Company Material Contracts are valid and binding on the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto, and are in full force and effect, except made available in each case as would not have a Company Material Adverse Effect. The Company has made available to Parent true, accurate and complete copies of all Company Material Contracts.

(c) (i) There are no “change of control” or similar provisions or any obligations arising under any Company Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or any Transaction Agreement or the consummation of the Transactions and (ii) none of the execution, delivery or performance of this Agreement or any Transaction Agreement or consummation of the Transactions will, under the terms, conditions or provisions of any Company Material Contract (A) result in any increase or decrease in any payment or change in any material term or condition, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) grant any repayment or repurchase rights to any Person, except any such provisions or obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d) Since the Balance Sheet Date, none of the Company, its Subsidiaries or, to the Company’s knowledge, any Management Company has waived, deferred or otherwise agreed to a reduction in fees under any advisory agreement except in the ordinary course of business.

3.13. Change of Control Payments to Employees. Schedule 3.13 sets forth (a) each plan or Contract of the Company or any of its Subsidiaries pursuant to which more than $100,000 may become payable (whether currently or in the future) to any Employee as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Transaction Agreements and (b) a summary of the nature and amounts that may become payable pursuant to each such plan or Contract.

3.14. Interested Party Transactions.

(a) To the Company’s knowledge, no officer or director of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), has, directly or indirectly, (i) an economic interest in any Person which at any time since January 1, 2005 has furnished or sold services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party or by which they or their properties are bound; provided, however, that ownership of debt or equity interests not exceeding one percent (1%) of the outstanding voting stock of an entity shall not be deemed an “economic interest in any entity” for purposes of this Section 3.14.

(b) There are no receivables of the Company or any of its Subsidiaries owing by any Employee or any consultant to the Company or any of the Company’s Subsidiaries (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of its Subsidiaries.

3.15. Compliance with Laws. (a) The Company, each of its Subsidiaries and, to the Company’s knowledge, each Management Company is and, since January 1, 2005 has been, in material compliance with all Applicable Laws. None of the Company, its Subsidiaries or, to the Company’s knowledge, any Management Company has received any written notice since January 1, 2005 (i) of any non-routine administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company, any of its Subsidiaries or, to the Company’s knowledge, any Management Company or (ii) from any Governmental Entity alleging that the Company, any of its Subsidiaries or, to the Company’s knowledge, any of the Management Companies are not in material compliance with any Applicable Law or Judgment.

(b) Each of the Company, its Subsidiaries and, to the Company’s knowledge, the Management Companies has in effect all permits, licenses, grants, authorizations, easements, certificates, approvals, orders and franchises (collectively, “Permits”) necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There are no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of, any such Permits.

(c) The financial statements for the Company Funds for all periods ending after January 1, 2005 have been prepared in all material respects in accordance with GAAP (except as otherwise disclosed therein). Such financial statements for the Company Funds fairly present, in all material respects, the results of operations and changes in net assets of each such Company Fund for the respective periods indicated, subject, in the case of unaudited financial statements for the Company Funds, to the absence of footnotes and normal year-end audit adjustments.

(d) Each Subsidiary of the Company and, to the Company’s knowledge, each Management Company as of the date of this Agreement identified in Schedule 3.15(d) is, and at all times required by Applicable Law has been, (i) duly registered as an investment adviser under the Advisers Act or, in the case of Asset Alliance International (UK) Ltd. or Wessex Asset Management Limited, is an authorized person for the purposes of section 19 of the UK Financial Services and Markets Act 2000 and (ii), duly registered, licensed or qualified as an investment adviser (or similar entity) in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so duly registered, licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. The Company is not, and none of its Subsidiaries or, to the Company’s knowledge, any Management Company as of the date of this Agreement that is not identified in Schedule 3.15(d), is an “investment adviser” (or similar entity) required to register under the Advisers Act or any other Applicable Law or is an “investment company” required to register under the Investment Company Act. The Company, each of its Subsidiaries (other than Asset Alliance International (UK) Ltd.) and, to the Company’s knowledge, each Management Company identified in Schedule 3.15(d) (other than Wessex Asset Management Limited) is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act.

(e) Each Subsidiary of the Company and, to the Company’s knowledge, each Management Company as of the date of this Agreement identified in Schedule 3.15(e) is, and at all times required by Applicable Law has been, duly registered, licensed or qualified as a broker or dealer in each jurisdiction where the conduct of its business required such registration, licensing or qualification. The Company is not, and none of any of its Subsidiaries or, to the Company’s knowledge, any Management Company as of the date of this Agreement that are not identified in Schedule 3.15(e) is required to be registered, licensed or qualified as a broker or dealer under any Applicable Law.

(f) Each of the Company’s Subsidiaries and, to the Company’s knowledge, Management Company as of the date of this Agreement, identified in Schedule 3.15(f) is, and at all times required by Applicable Law, has been duly registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent in each jurisdiction where the conduct of its business required such registration, licensing or qualification. No other Subsidiary of the Company or, to the Company’s knowledge, Management Company as of the date of this Agreement, is required to be so registered, licensed or qualified.

(g) (i) None of the Company, any of its Subsidiaries, or, to the Company’s knowledge, any Management Company or “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company and (ii) none of the Company, any of its Subsidiaries, or, to the Company’s knowledge, any Management Company, or, to the Company’s knowledge, any Associated Person of any thereof is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or as an Associated Person of a registered investment adviser.

(h) (i) Each of the Company, the Company’s Subsidiaries and the Company Public Funds has filed all registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed by it with any Governmental Entity, including all amendments or supplements to any of the above since January 1, 2005 (the “Filings”); (ii) each of the Filings when filed complied with the requirements of Applicable Law; and (iii) no Filing when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

(i) Except for routine examinations conducted by any Governmental Entity in the ordinary course of business of the Company, its Subsidiaries, Management Companies or Company Funds, as applicable, since January 1, 2005 (i) to the Company’s knowledge, no Governmental Entity has initiated any Legal Action relating to the business of the Company, any of its Subsidiaries or any Company Fund and (ii) none of the Company, any of its Subsidiaries or Company Funds has received any written notice or communication (A) of any unresolved violation or exception by any Governmental Entity with respect to any report or statement by any Governmental Entity relating to any examination of the Company, any of its Subsidiaries or any Company Fund, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying its activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

3.16. Litigation. (a) There is no Legal Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets or, to the Company’s knowledge, any of their respective Employees, nor, to the Company’s knowledge, is there any reasonable basis therefor. None of the Company, any of its Subsidiaries or their respective properties is subject to any order that materially impairs the Company’s or such Subsidiary’s ability to operate. Schedule 3.16(a) lists each Legal Action that has ever been commenced by or against the Company or any of its Subsidiaries and includes a brief description of each such Legal Action and the status or outcome thereof of each such Legal Action.

(b) To the Company’s knowledge, there is no Legal Action pending or threatened against or affecting any Company Private Fund, or its officers, directors or employees or any facts or circumstances that would reasonably be expected to result in any claims against, or liabilities of, the Company, any of its Subsidiaries or any Company Private Fund, or that in any manner challenges or seeks to prevent, alter or materially delay the Merger. To the Company’s knowledge, none of the Company Private Funds or their offices, directors or employees (in their capacities as such) is operating under or is subject to any order, writ, judgment, injunction or decree of any Governmental Entity.

3.17. Insurance. Schedule 3.17 sets forth as of the date of this Agreement all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations or Employees of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of the Company or any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

3.18. Environmental Matters. Neither the Company nor any of its Subsidiaries has any material Liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material.

3.19. Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Transaction Agreements.

3.20. Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract regarding collective bargaining or other Contract with or to any labor union or association representing any employee of the Company or any of its Subsidiaries, nor does any labor union or collective bargaining agent represent any employee of the Company or any of its Subsidiaries. To the Company’s knowledge, no Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company or any of its Subsidiaries (or any management group or association of which the Company or any of its Subsidiaries is a member or otherwise a participant) and, any group of employees of the Company or any of its Subsidiaries nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company or any of its Subsidiaries with any labor relations tribunal, nor are there any other current activities to organize any employees of the Company or any of its Subsidiaries into a collective bargaining unit. There are no unfair labor practice charges or complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. During the past three years there has not been any labor strike, slow-down, work stoppage or arbitration involving the Company or any of its Subsidiaries, and no such labor strike, slow-down, work stoppage or arbitration is now pending or, to the Company’s knowledge, threatened against the Company of any of its Subsidiaries. There are no claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is there any basis for such a claim.

(b) Schedule 3.20(b) sets forth each Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing), or to enter into or terminate any Company Employee Plan.

(c) The Company has delivered or made available to Parent (i) correct and complete copies of each Company Employee Plan, including all amendments thereto, (ii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust and (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets.

(d) The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all Applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, and nothing has occurred since the date of the last such determination as to each Company Employee Plan which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries investigations or proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL or other Governmental Entity with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made with respect to each Company Employee Plan have been timely made.

(e) None of the Company, any of its Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(f) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(g) No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(h) The execution and delivery by the Company of this Agreement and any Transaction Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(i) The Company does not have and has not in the past seven years had any Client that (i) is an employee benefit plan, as defined in Section 3(3) of ERISA, or retirement account or other plan that is or elects to be subject to Title I of ERISA or is or elects to be subject to Section 4975 of the Code; (ii) is a Person the assets of which are treated as including the assets of any plan described in clause (i) by application of Section 3(42) of ERISA and/or 29 C.F.R. § 2510.3-101; (iii) is a plan or entity that is subject to any federal, state or local law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (a “Similar Law”); or (iv) a Person acting on behalf of such a plan (each such Client, plan, entity, or other person described in clauses (i) - (iv) is referred to as an “ERISA Client”).

(j) The Company has complied with the applicable requirements of ERISA, the Code and Similar Laws with respect to each ERISA Client. Neither the Company or any Subsidiary of the Company nor any of their respective employees nor any Person acting on its behalf, with respect to an ERISA Client, has (i) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which could subject it or them to liability under Sections 405 or 409 of ERISA, (ii) engaged in any “prohibited transaction” within the meaning of Section 4975 of the Code or ERISA for which no exemption exists under Section 4975 of the Code and ERISA, (iii) incurred (and there is no pending or threatened proceeding which could result in the incurrence or imposition of) any penalty, excise tax, fee, disqualification or other similar result arising in connection with or with respect to any ERISA Client or former client that would qualify as an ERISA Client if it were a current client, (iv) filed or been asked to assist in a filing under the “Voluntary Fiduciary Correction Program of the Department of Labor” described in 71 Fed. Reg. 20,261 (April 19, 2006) or any predecessor to that program, or (v) knowingly violated, been found by a court of competent jurisdiction to have violated, or been accused by any state or federal agency of violating any fiduciary obligation to an ERISA Client.

(k) No basis exists such that the Company, any of its Subsidiaries or any of their respective employees could reasonably be expected to become subject to disqualification from holding “certain positions” pursuant to Section 411 of ERISA or any similar provision of other Law, or subject to disqualification as a “qualified professional asset manager” within the meaning of DOL prohibited transaction class exemption 84-14 by reason of Section I(e) or Section I(g) of said exemption, and the consummation of the transactions contemplated by this Agreement will not cause Parent or any of its Affiliates to become subject to any such disqualification.

(l) No employee of the Company or any of its Subsidiaries is receiving benefits pursuant to workers’ compensation legislation or is on leave of absence, including any leave of absence by reason of disability or pursuant to the Family and Medical Leave Act of 1993 or the Uniformed Services Employment and Reemployment Rights Act of 1994. No present or former employee or consultant of the Company or of any Subsidiaries of the Company, and no present or former spouse or child of any such individual, is receiving benefits under any Company Employee Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or is entitled to elect COBRA coverage under any Company Employee Plan as a result of an event occurring prior to the date of this Agreement.

(m) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the Pension Benefit Guaranty Corporation on the date hereof), the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation.

3.21. Tax Matters.

(a)  The Company and each of its Subsidiaries has filed all material Tax Returns required to be filed by it (“Company Tax Returns”). All such Company Tax Returns were correct and complete in all material respects. All Company Tax Returns have been timely filed with the appropriate tax authorities in all jurisdictions in which such Company Tax Returns are or were required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.

(b) All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Company Tax Return) have been paid or adequate reserves therefor have been established on the Company Balance Sheet in accordance with GAAP.

(c) The Company each of its Subsidiaries has timely withheld proper and accurate amounts from their employees, customers, shareholders, creditors and others from whom they are or were required to withhold Taxes in compliance with all Applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

(d) All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which the Company or any of its Subsidiaries are liable have been paid in full.

(e) No taxing authority has given written notice of the commencement of any audit, examination or deficiency Action pending or threatened with respect to any Taxes that have not been resolved and paid. The Company has delivered to Parent correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2003.

(f) Neither the Company nor any of its Subsidiaries has consented in writing to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or any of its Subsidiaries due for any taxable period.

(g) Neither the Company nor any of its Subsidiaries has received written notice of any claim by any taxing authority in a jurisdiction where such Company or Subsidiary does not file Company Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(h) No Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries are liable, nor does the Company nor any of its Subsidiaries have any potential liability, for the Taxes of another taxpayer (other than the Company or any of its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.

(k) Neither the Company nor any of its Subsidiaries is a party to any Contract, plan, understanding or other arrangement which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code (or any corresponding provision of U.S. or non-U.S. federal, state and local Tax law) as a result of the Transactions.

(l) The Company and its Subsidiaries have collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit within the time and in the manner prescribed by law, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.

(m) Neither the signing of this Agreement nor Closing will give rise to or result in a material liability for Tax for Parent or the Surviving Corporation.

(n) Neither the Company nor any of its Subsidiaries has any liability for corporate income, franchise or similar Tax in any jurisdiction based on or measured by income or gain for any period in which the Company or such Subsidiary filed Tax reports in such jurisdiction on the basis that it was a partnership or other pass-through entity for Tax purposes so that the incidence of such Tax was properly imposed on the partner or holder of an interest in the pass-through entity, as the case may be.

(o) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.

(p) In the past five years, neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) In the past five years, neither the Company nor any of its Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

(r) Since December 31, 2004, each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(s) Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the date of grant and each such grant was made in accordance with the terms of the Company Option Plan and Applicable Law. The per share exercise price of each Company Option was not less than the “fair market value” of a share of Company Common Stock on the applicable “date of grant” as such terms are defined in Sections 421 and 422 or Section 409A of the Code, as applicable. Each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and Applicable Law.

3.22. Company Public Funds.

(a) Schedule 3.22(a) sets forth a complete and correct list, as of the date of this Agreement, of each Company Public Fund. Each Company Public Fund is, and at all times required under Applicable Law has been, duly registered with all applicable Governmental Entities as an investment company.

(b) Each Company Public Fund that is a juridical entity is (i) duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization, and (ii) has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law.

(c) The Company, each of its Subsidiaries and, to the Company’s knowledge, each Management Company that acts as investment adviser or sub-adviser to a Company Public Fund has a written Investment Advisory Contract pursuant to which such Person serves as investment adviser or sub-adviser to such Company Public Fund.

(d) Each Company Public Fund (including, to the Company’s knowledge, any Management Company) currently is, and has been since January 1, 2005, operated in compliance with Applicable Law and with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus and registration statement for such Company Public Fund.

3.23. Company Private Funds.

(a) Schedule 3.23(a) sets forth a correct and complete list of each of the Company Private Funds. None of the Company or its Subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any pooled investment vehicle other than one or more of the Company Funds. To the Company’s knowledge, no Company Private Fund is, or at any time since January 1, 2005 was, required to register as an investment company or other investment vehicle under the Investment Company Act or the comparable regulatory regime of any other jurisdiction.

(b) Each Company Private Fund possesses all Permits necessary to entitle it in all material respects to carry on its business as it is now conducted. Each Company Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except where failure to be so duly organized, validly existing and in good standing would not reasonably be expected to have a Company Material Adverse Effect. All outstanding shares or units of each Company Private Fund have been issued and sold by such Company Private Fund in compliance with Applicable Law.

3.24. Certain Payments. Neither the Company, any of its Subsidiaries, any Company Fund managed by such Subsidiary or, to the Company’ knowledge, any Management Company or Company Fund managed by any Management Company, nor, to the Company’s knowledge, any of their respective directors, officers, employees, agents, or representatives, or any other Person associated with or acting for or on behalf of the Company, any Subsidiary of the Company or any Company Fund, has directly or indirectly in relation to the business of the Company, its Subsidiaries and the Management Companies (a) made a contribution, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any of its Subsidiaries, any Company Fund or any Affiliate of the Company, or (iv) in violation of Applicable Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company, its Subsidiaries or Management Companies, as applicable.

3.25. Privacy. The Company, its Subsidiaries and the Company Funds (to the Company’s knowledge, with respect to any Company Fund managed by a Management Company) are currently, and during the past five years have been, operating in compliance with all applicable U.S. federal and state privacy laws, including, without limitation, Title V of the Gramm-Leach-Bliley Act, and any and all applicable regulations implementing such Act.

3.26. Indemnification. Other than pursuant to its certificate of incorporation or bylaws, neither the Company nor any of its Subsidiaries is a party to any material indemnification agreement with any of its present or former managers, officers, directors, employees or other Persons who serve or served in any other official capacity with the Company, any Subsidiary of the Company or any other enterprise at the request of the Company (each, a “Company Covered Person”), and there are no claims for which any Company Covered Person would be entitled to indemnification by the Company or any of its Subsidiaries if such provisions were deemed in effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the disclosure letter dated the date hereof and delivered herewith to the Company (the “Parent Schedules”) referencing the appropriate Section or subsection of this Article IV or otherwise readily apparent as responsive to any other Section of this Article IV, Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing as follows:

4.1. Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and the Transaction Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in a timely manner (a “Parent Material Adverse Effect”).

4.2. Subsidiaries. Except for Merger Sub, Parent does not own, directly or indirectly, any capital stock of or any other Equity Securities in, or control, directly or indirectly, any other Person or any Subsidiary, and Parent is not directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

4.3. Capitalization.

(a) Schedule 4.3(a) sets forth (i) the authorized Equity Securities of Parent, which consist solely of Parent Common Stock and Parent Preferred Stock, (ii) the number of Equity Securities of Parent that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Parent that are reserved for issuance, in each case, as of the date hereof.

(b) All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of Parent Capital Stock or any other securities of Parent.

(c) As of the Closing, the Parent Shares to be issued pursuant to this Agreement will be duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid, non-assessable, free and clear of all Liens of any kind, and not issued in violation of, and not subject to, any preemptive right.

(d) Schedule 4.3(d) sets forth (i) the authorized Equity Securities of Merger Sub, (ii) the number of Equity Securities of Merger Sub that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Merger Sub that are reserved for issuance, in each case, as of the date hereof and as of the Closing Date.

(e) All of the outstanding shares of common stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Merger Sub or any other securities of Merger Sub.

4.4. Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Agreements to be executed and delivered by it and, subject to Section 4.6, to perform all of its obligations under this Agreement and each of the Transaction Agreements. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated to be performed by it under this Agreement and the Transaction Agreements to which it is a party have been, subject to Section 4.6, duly authorized by all necessary and proper corporate action on the part of each of Parent and Merger Sub.

(b) This Agreement and each of the Transaction Agreements to be executed and delivered by each of Parent and Merger Sub will be duly executed and delivered by Parent and Merger Sub and, when so executed and delivered, will constitute the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

4.5. No Conflict. Assuming that the matters referred to in Section 4.6 are satisfied, none of the execution, delivery or performance by Parent or Merger Sub of this Agreement or any of the Transaction Agreements or the consummation by Parent or Merger Sub of the Transactions does or will, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, (ii) any Material Contract of Parent or Merger Sub or (iii) any Law, License or Permit or other requirement to which Parent or Merger Sub or any of their respective properties or assets are subject, except, in the case of (a), (b)(ii) or (b)(iii) for those which would not have a Parent Material Adverse Effect.

4.6. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Transaction Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, or for any Contract of Parent or Merger Sub to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all material rights of and benefits to, Parent and Merger Sub, as the case may be, under such Contracts from the Effective Time, except for (i) the approval of the stockholders of Parent and Merger Sub; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) notices and filings as may be required under Antitrust Laws; (iv) any filings that are required under the U.S., state and foreign securities laws; and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

4.7. SEC Filings; Financial Statements.

(a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement and which were filed on a timely basis. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”), including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has in place systems and processes that are (i) designed to (A) provide reasonable assurances regarding the reliability of the Parent Financial Statements and (B) accumulate and communicate to Parent’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Parent Financial Statements, and (ii) customary and adequate for a public company. Neither Parent nor Merger Sub nor, to Parent’s knowledge, any Employee, auditor, accountant or representative of Parent or Merger Sub has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Parent Financial Statements. To Parent’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by the Parent Financial Statements.

(d) During the periods covered by the Parent Financial Statements, Parent’s external auditor with respect to such Parent Financial Statements was independent of Parent and its management. Schedule 4.7(d) lists each report by Parent’s external auditors to Parent’s board of directors, or any committee thereof, or Parent’s management concerning any of the following and pertaining to any period covered by the Parent Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with Parent’s board of directors, or any committee thereof, or with management of Parent.

(e) Parent is in compliance in all material respects with the applicable listing and corporate governance rules of AMEX.

4.8. No Undisclosed Liabilities. Neither Parent nor Merger Sub has on the date of this Agreement: (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Parent Financial Statements in accordance with GAAP but excluding future obligations to perform pursuant to the terms of the Contracts in accordance with the express terms of such Contracts), that (A) exceeds $100,000 and (B) has not (1) been reflected in the Parent Financial Statements, (2) arisen in the ordinary course of Parent’s business consistent with past practices or (3) as set forth in this Agreement or any of the Transaction Agreements since the Balance Sheet Date, or (ii) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

4.9. Absence of Certain Changes.

(a) No conditions, circumstances or facts exist, and since the Balance Sheet Date, there have not been any events, occurrences, changes, developments or circumstances, which would have a Parent Material Adverse Effect.

(b) Parent and Merger Sub have not since the Balance Sheet Date and prior to the date of this Agreement taken any action of the type referred to in Section 5.1, except in the ordinary course of business consistent with past practices.

4.10. Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

4.11. Title to Properties. Parent does not own or lease any real property or personal property. There are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

4.12. Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

4.13. Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth in Schedule 4.13(a) other than those that are exhibits to the Parent SEC Reports.

(b) Each Parent Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms and is not in default thereunder, nor to the knowledge of Parent is any party obligated to Parent pursuant to any such Contract in default thereunder. Parent or Merger Sub is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Parent Contract, nor does Parent have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Parent has made available to the Company accurate and complete copies of all Parent Contracts.

4.14. Change of Control Payments to Employees. Schedule 4.14 sets forth (a) each plan or Contract of Parent or Merger Sub pursuant to which more than $100,000 may become payable (whether currently or in the future) to any Employee as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Transaction Agreements and (b) a summary of the nature and amounts that may become payable pursuant to each such plan or Contract.

4.15. Interested Party Transactions.

(a) To Parent’s knowledge, no officer or director of Parent or Merger Sub (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest in excess of five percent (5%) of the ownership interests therein), has, directly or indirectly, (i) an economic interest in any Person which at any time since January 1, 2005 has furnished or sold services or products that Parent or Merger Sub furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, Parent or Merger Sub, any goods or services or (iii) a beneficial interest in any Contract to which Parent or Merger Sub is a party or by which they or their properties are bound; provided, however, that ownership of debt or equity interests not exceeding one percent (1%) of the outstanding voting stock of an entity shall not be deemed an “economic interest in any entity” for purposes of this Section 4.15.

(b) There are no receivables of Parent or Merger Sub owing by any Employee or any consultant to Parent or Merger Sub (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with Parent’s established employee reimbursement policies and consistent with past practice). None of the stockholders of Parent has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of Parent or Merger Sub.

4.16. Compliance with Laws. Parent has complied with and is in material compliance with, and has not violated and is not in violation of, and has not received any notices of violation with respect to, any Law. Parent has not received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law.

4.17. Litigation. There is no action, suit, proceeding or investigation of any nature pending or, to Parent’s knowledge, threatened against Parent, any of its properties or assets, nor, to the knowledge of Parent, is there any reasonable basis therefor.

4.18. Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

4.19. Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Transaction Agreements.

4.20. Taxes.

(a) Parent has filed all material Tax Returns required to be filed by it (“Parent Tax Returns”). All such Parent Tax Returns were correct and complete in all material respects. All Parent Tax Returns have been timely filed with the appropriate tax authorities in all jurisdictions in which such Parent Tax Returns is or was required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.

(b) All Taxes due and owing by the Parent (whether or not shown on any Parent Tax Return) have been paid or adequate reserves therefor have been established on Parent's balance sheets included in the audited financial statements for the most recent fiscal year end in accordance with GAAP.

(c) Parent has timely withheld proper and accurate amounts from its employees, customers, shareholders, creditors and others from whom its is or was required to withhold Taxes in compliance with all Applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

(d) All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which Parent is liable have been paid in full.

(e) No taxing authority has given written notice of the commencement of any audit, examination or deficiency Action pending or threatened with respect to any Taxes that have not been resolved and paid. Parent has delivered to the Company correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by Parent filed or received since December 31, 2003.

(f) Parent has not consented in writing to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Parent due for any taxable period.

(g) Parent has not received written notice of any claim by any taxing authority in a jurisdiction where Parent does not file Parent Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

(h) No Liens for Taxes exist with respect to any of the assets or properties of Parent, except for Permitted Liens.

(i) Parent is not liable, and Parent does not have any potential liability, for the Taxes of another taxpayer (other than Parent or any of its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

(j) Parent has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit within the time and in the manner prescribed by law, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.

(k) Parent has no liability for corporate income, franchise or similar Tax in any jurisdiction based on or measured by income or gain for any period in which Parent filed Tax reports in such jurisdiction on the basis that it was a partnership or other pass-through entity for Tax purposes so that the incidence of such Tax was properly imposed on the partner or holder of an interest in the pass-through entity, as the case may be.

(l) Neither the signing of this Agreement nor Closing will give rise to or result in a material liability for Tax for the Company or any of its Subsidiaries.

(m) Parent has not engaged in any transaction that is (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.

(n) Parent is not, or has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) In the past five years, Parent has never been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

4.21. Board Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement (i) determined that the merger is fair to, and in the best interests of Parent and its stockholders, and (ii) duly approved this Agreement and the transactions contemplated hereby.

4.22. Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $100.0 million (the “Trust Fund”) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act in a trust account (the “Trust Account”) administered by The American Stock Transfer and Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of April 17, 2007, between Parent and the Trustee (the “Trust Agreement”), less (i) any Taxes paid or (ii) working capital draws made in accordance with the Trust Agreement.

4.23. Indemnification. Other than pursuant to its certificate of incorporation or bylaws, neither Parent nor Merger Sub is a party to any material indemnification agreement with any of its present or former managers, officers, directors, employees or other Persons who serve or served in any other official capacity with Parent, Merger Sub or any other enterprise at the request of Parent (each, a “Parent Covered Person”), and there are no claims for which any Parent Covered Person would be entitled to indemnification by Parent or Merger Sub if such provisions were deemed in effect.

ARTICLE V
COVENANTS

5.1. Conduct. (a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each of Parent and the Company shall, and shall cause its Subsidiaries to, operate in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated hereby or as set forth in Schedule 5.1, without the written consent of either the Company or Parent, as the case may be (any request of such consent to be considered in good faith), each of Parent and the Company shall not and shall cause its Subsidiaries to not, take or agree or resolve to take any of the following actions except in the ordinary course of business and consistent with past practice:

(i) incur, assume or otherwise become liable for any additional Debt (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities) or enter into or modify any Contract with respect to the foregoing other than, in the case of the Company, for the purposes permitted by this Section 5.1;

(ii) sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, any of the material properties or assets of itself or its Subsidiaries;

(iii) (A) incur or commit to any material capital expenditures, obligations or liabilities; (B) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the Equity Securities or assets of, or in any other manner, any business or Person; (iv) wind up, liquidate or dissolve; or (v) materially breach any provision of this Agreement;

(iv) change its auditor or change its methods of accounting in effect as of the date hereof except as required by changes in GAAP;

(v) (A) make any material tax election, (B) amend any material Tax Return, (C) settle or compromise any material income Tax liability, Tax claim or Tax assessment, (D) enter into any closing agreement respecting a material amount of Taxes, (E) surrender any right to claim a material Tax refund, (F) fail to make the payments or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (G) adopt or change any of its methods of accounting with respect to Taxes; or (H) change its fiscal year;

(vi) (A) settle or compromise, or agree to settle or compromise, any Legal Action on terms which require it or any of its Subsidiaries to take any material action or assume any material liability or forego any material right or opportunity or (B) waive or release any material right or claim of itself or any of its Subsidiaries other than in the ordinary course or as disclosed in Schedule 5.1;

(vii) (A) enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors or senior officers, or grant any material salary, wage or other increase materially in compensation or increase materially any employee benefit (including incentive, profit sharing or bonus payments, (B) grant any severance or termination pay to any senior officers except pursuant to written agreements or severance policies in effect of the date hereof and as disclosed in the applicable Schedules or (iii) adopt or amend any Company Employee Plan;

(viii) enter into or materially modify any material transaction or arrangement with, or for the benefit of any of its Affiliates who control it or any of its directors, former directors, officers or shareholders of any such Affiliate;

(ix) take any action that would reasonably be expected to constitute a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

(x) sell, lease, license or otherwise dispose of any of the material assets or properties of itself or any of its Subsidiaries other than in the ordinary course of business.

(b) The foregoing notwithstanding, during the period from the date of this Agreement and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as (x) expressly contemplated by this Agreement, (y) set forth in Schedule 5.1 to the Parent Schedules or the Company Schedules or (z) consented to in writing by either the Company or Parent, as the case may be (any request of such consent to be considered in good faith), each of Parent and the Company shall not:

(i) amend the Constitutional Documents of itself or any of its Subsidiaries;

(ii) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in itself or any of its Subsidiaries; or

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in itself or any of its Subsidiaries, or (ii) security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or shares of capital stock of, or other equity or voting interest in, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in itself or any of its Subsidiaries except for equity interests issued upon exercise of currently outstanding Company Options or Company Warrants.

(c) The foregoing notwithstanding, the provisions of this Section 5.1 shall not be interpreted as requiring the Company to cause Alternative Investment Partners, LLC to obtain consent from the Company or any other Person (including Parent) with respect to any action that Alternative Investment Partners, LLC otherwise may take without the consent of the Company under the terms of the limited liability company agreement of Alternative Investment Partners, LLC or requiring the Company to cause Capintro Partners Limited to obtain consent from the Company or any other Person (including Parent) with respect to any action that it otherwise can take without the consent of the Company or Asset Alliance International (UK) Limited under the terms of the agreement between Capintro Partners Limited and Asset Alliance International (UK) Limited.

5.2. Authorizations. To the extent that the affirmative Consent of any Person is necessary to effect the Merger, the Company or Parent, as the case may be, shall use its commercially reasonable efforts to cause such third party to provide or obtain such affirmative Consent.

5.3. No Solicitation. (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.1 hereof, without the prior written consent of Parent in its sole discretion, the Company shall not (nor shall the Company permit any of its Subsidiaries or any of their respective Employees, Stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of the Company or any of its Subsidiaries, or any amount of the Company Capital Stock or any Subsidiary Securities (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction (a “Company Proposal”), (ii) disclose any confidential information to any Person concerning the business, technologies or properties of the Company or its Subsidiaries (other than in the ordinary course of business in connection with sales of its products), or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any Company Proposal, or (iv) enter into any agreement with any Person with respect to a Company Proposal. Except with the prior written consent of Parent in its sole discretion, the Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Company Proposal, or any request for disclosure or access as referenced in clause (ii) above, except with the prior written consent of Parent in its sole discretion, the Company shall immediately (A suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (B) notify Parent thereof, including information as to the material terms of the Company Proposal and the identity of the Person making such Company Proposal or request.

(b) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.1 hereof, Parent shall not (nor shall Parent permit any of its Subsidiaries or any of their respective Employees, stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of any Person (other than the Company), or any amount of the capital stock of any Person (other than the Company) (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction (a “Parent Proposal”), (ii) receive any confidential information from any Person (other than the Company) concerning the business, technologies or properties of such Person (other than the Company and other than in the ordinary course of business in connection with sales of its products), (iii) assist or cooperate with any Person to make any Parent Proposal, or (iv) enter into any agreement with any Person with respect to a Parent Proposal. Parent shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with the Company) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that Parent or any of the Parent’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Parent Proposal, Parent shall immediately suspend any discussions with such Person with regard to such offer, proposal, or request.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Company or Parent, as the case may be, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Person may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by (A) any Employee, Stockholder, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company and (B) any employee, stockholder, agent, advisor, representative or Affiliate of Parent shall be deemed to be a breach of this Agreement by Parent.

5.4. Compliance with Obligations. Prior to the Closing Date, each of Parent and the Company shall and shall cause its Subsidiaries to comply in all material respects with (a) all Applicable Laws, (b) all Contracts by which it, its properties or its assets may be bound, and (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its Subsidiaries and its and their properties or assets.

5.5. Notices of Certain Events. From the date hereof until the Closing Date, each of Parent and the Company shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger;

(b) any notice or other communication from any Governmental Entity in connection with itself or any of its Subsidiaries or the Transactions;

(c) the occurrence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(d) any event of default (as defined in the applicable Contract) which has occurred under any Material Contract; and

(e) any Legal Actions commenced or, to it’s knowledge, threatened against itself or any of its Subsidiaries or relating to or involving itself or any of its Subsidiaries, and promptly notify the other of any other Legal Action commenced or threatened, that relate to the consummation of the Transactions.

5.6. Stockholders’ Meetings; Proxy Statements.

(a) The Company shall take all action necessary under Applicable Law to call, give notice of and hold a meeting of the holders of Company Capital Stock to vote on a proposal to adopt this Agreement and the transactions contemplated hereby (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting. The Company (in consultation with Parent) shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting, which shall be held no later than twenty five (25) days after the Registration Statement has been declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with Applicable Law.

(b) The Company shall submit the proposal at the Company Stockholders’ Meeting pursuant to a proxy statement (the “Company Proxy Statement”). Subject to the terms of this Agreement and subject to its fiduciary obligations under Applicable Law, the Board of Directors of the Company shall recommend to the Company’s stockholders the approval of such matters and shall use reasonable best efforts to solicit such approval.

(c) As soon as practicable following the date of this Agreement, Parent shall, with the cooperation of the Company, prepare and file with the SEC a proxy statement or consent solicitation statement relating to the Parent Stockholder Approval (the “Parent Proxy Statement” and, together with the Company Proxy Statement, the “Proxy Statement”) in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, and (iii) cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(d) As soon as practicable following the date of this Agreement, Parent, with the cooperation of the Company, shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the Parent Shares to be issued will be registered (as supplemented or amended, the “Registration Statement”), in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement. Parent shall allow the Company’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto.

(e) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(f) If, prior to the Effective Time, any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(g) Parent shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as soon as practicable after the Registration Statement is declared effective. Parent shall consult with the Company on the date for the Parent Stockholders’ Meeting. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as soon as practicable after the Registration Statement is declared effective. Subject to the terms of this Agreement and subject to its fiduciary obligations under Applicable Law, the Board of Directors of Parent shall recommend to Parent’s stockholders the approval of such matters and shall use reasonable best efforts to solicit such approval.

(h) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) The Company (i) shall use reasonable best efforts to deliver to Parent within thirty (30) days after the date of this Agreement historical unaudited and, to the extent required, audited financial statements of the Company necessary for the Parent Proxy Statement (provided, that in the case of audited financial statements as of and for the year ended December 31, 2007, such thirty (30) days after the date of this Agreement shall be sixty (60) days after December 31, 2007) and shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with either (A) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a Definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act or (B) the requirements set forth in clause 1 except as the staff of the SEC may permit Parent by waiver of such requirements (in either case (A) or (B), together with customary reports and “comfort” letters of the Company’s independent public accountants) and (ii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 5.6(i).

5.7. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. All information exchanged pursuant to this Section 5.7 shall be subject to the confidentiality agreement, dated as of August 30, 2007, between the Company and Parent (the “Confidentiality Agreement”).

5.8. Reasonable Efforts; Regulatory Matters; Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including, without limitation, to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Entities set forth in Sections 3.6 and 4.6 and related schedules or that are necessary or advisable to consummate the Merger or the other Transactions; provided, however, that (i) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Entity), and (ii) neither Parent nor Company nor any of their Subsidiaries shall agree orally or in writing to any material amendments to any Material Contract (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Entity without obtaining the prior written consent of the other party.

(b) If any required Consent of any third party (excluding any Governmental Entity) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VI hereof), shall cooperate in good faith to seek, if possible, alternative arrangement to achieve the economic results intended.

(c) Subject to Applicable Law and any applicable confidentiality restrictions, Parent and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to the other that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the other Transactions, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Entity on a confidential basis in connection with the Merger or the other Transactions. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.8 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) The Company and Parent shall give prompt notice to the other, of (i) any representation or warranty made by it contained in any Transaction Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement, provided, however, that such notification pursuant to this Section 5.8(d) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.

5.9. Fees and Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

5.10. Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or court process.

5.11. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent Schedule 5.11 hereto identifying all persons who are expected by the Company to be, at the date of the Parent Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form of Exhibit F attached hereto (the “Affiliate Letters”).

5.12. Quotation of Listing. Parent shall use its commercially reasonable efforts to cause the Parent Shares to be approved for listing on The American Stock Exchange LLC (the “AMEX”), subject to official notice of issuance, prior to the Effective Time.

5.13. Tax Treatment. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of Parent, Merger Sub and the Company shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.14. Pre-Closing Confirmation.

(a) Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Closing, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

5.15. Stock Symbol. As of and after the Effective Time, Parent shall (a) change the name of Parent to “Asset Alliance Corporation” and (b) cause the symbol under which the Parent Common Stock and any warrants to purchase Parent Common Stock are traded on the AMEX to change to a symbol as determined by the Company that, if available, is reasonably representative of the corporate name or business of the Company.

5.16. Parent Record Books. At Closing, Parent shall deliver all of the corporate records relating to Parent and Merger Sub to the Surviving Corporation.

ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING

6.1. Conditions to Each Party’s Obligations. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a) Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval, and the Company shall have obtained the requisite approval of the Stockholders.

(b) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(c) Antitrust Approvals. All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to any Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 5.8, each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e) Conversion Rights. At or prior to the Parent Stockholders’ Meeting, holders of less than thirty percent (30%) of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the terms of the Parent Charter.

(f) Net Assets. The Board of Directors of Parent shall have determined that the fair market value of the Company immediately prior to the Effective Time is at least eighty percent (80%) of the net assets of Parent immediately prior to the Effective Time (excluding the amount held in the Trust Account representing a portion of the compensation of the underwriters in connection with Parent’s initial public offering).

(g) Governmental Approvals. The Governmental Approvals required to be made or obtained in connection with executing and delivering this Agreement or consummating the Merger have been made or obtained, on terms reasonably acceptable to the party obtaining the Governmental Approval (or whose Affiliate obtained the Governmental Approval).

6.2. Conditions to the Obligation of Parent. The obligation of Parent to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by Parent:

(a) (i) The Company shall have performed in all material respects its obligations hereunder required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement and except for those failures to be so true and correct as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

(b) The Company shall have obtained all Consents necessary to the consummation of the Merger including any Consents necessary for the valid continuation of any Contract, except those Consents the failure of which to obtain would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect, and the Company shall have delivered to Parent executed counterparts of all such Consents.

(c) No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent duly executed copies of the following and each of the following shall be in full force and effect:

(i) The Employment Agreements of Bruce Lipnick, Arnold Mintz and Stephen Bondi (collectively, the “Key Employees”) in the form of Exhibits G-1, G-2 and G-3, respectively;

(ii) the Escrow Agreement; and

(iii) such other documents, certificates, corporate proceedings, opinions and other items as Parent shall reasonably request.

(e) Parent shall have received an opinion of Skadden, Arps, Slate, Meagher, & Flom LLP, counsel to the Company, to the effect set forth in Exhibit H-1 and an opinion of the General Counsel of the Company to the effect set forth in Exhibit H-2.

(f) Stockholders holding not more than ten percent (10%) of the outstanding shares of Company Capital Stock shall have exercised or shall have continuing rights to exercise dissenters’ rights under the DGCL with respect to the transactions contemplated by this Agreement.

(g) Parent shall have received from the Company a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

(h) All Company Options held by Bruce Lipnick, Arnold Mintz and Stephen Bondi and all Company Warrants held by Bruce Lipnick and Arnold Mintz shall have been cancelled and Parent shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

(i) The Stockholder Agreements and all other investors rights granted by the Company to its stockholders shall have been terminated and Parent shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

(j) The Company shall have redeemed or converted all outstanding shares of Series F Preferred Stock in accordance with the Certificate of Designations of the Series F Preferred Stock, and Parent shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

(k) Asset Alliance Investment Services, Inc. shall have received the required approval of the Financial Industry Regulatory Authority and Parent shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

(l) Parent and any other controllers (as defined in the UK Financial Services Authority's Handbook of Rules and Guidance, as amended from time to time) of Parent shall have obtained the approval of the UK Financial Services Authority.

6.3. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by the Company:

(a) (i) Parent shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement and except for those failures to be so true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect; and (ii) the Company shall have received a certificate signed by the Chief Executive Officer of Parent to the foregoing effect.

(b) Parent shall have obtained all Consents necessary to the consummation of the Merger including any Consents necessary for the valid continuation of any Contract, except those Consents the failure of which to obtain would not, individually or in the aggregate, have or be expected to have a Parent Material Adverse Effect, and Parent shall have delivered to the Company executed counterparts of all such Consents.

(c) No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) At the Effective Time, Parent shall have in the Trust Account no less than an amount equal to $100.0 million less (i) any Taxes paid or (ii) working capital draws made in accordance with the Trust Agreement.

(e) Parent shall have established and reserved pursuant to an option plan approved by the Company an amount of Parent Shares equal to 4,400,000 and shall have approved the grant, effective on the Closing Date, with an exercise price equal to fair market value on the date of grant, (i) options to purchase 2,450,000 Parent Shares to Bruce Lipnick, Arnold Mintz and Stephen Bondi on such terms as are set forth in their respective employment agreements and (ii) options to purchase up to 1,050,000 Parent Shares to current Employees of the Company or its Subsidiaries with such options to be subject to three-year cliff vesting; provided, however, that the number of shares reserved pursuant hereto shall be reduced by the number of Parent Shares underlying the Converted Options; provided, further, that there shall be a minimum of 500,000 Parent Shares reserved pursuant to the option plan for future issuances.

(f) The Company shall have received an opinion of Bingham McCutchen LLP, counsel to Parent, to the effect set forth in Exhibit I and an opinion as to tax matters of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, to the effect set forth in Exhibit J.

(g) The board of directors of Parent shall be constituted as determined pursuant to the first sentence of Section 1.6.

ARTICLE VII
TERMINATION

7.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

(a) by written agreement of the Company, Parent and Merger Sub;

(b) by either Parent or the Company if: (i) the Closing Date has not occurred by June 15, 2008 (the “Initial Termination Date”); provided, that as long as Parent is not in breach of the covenant set forth in Section 5.6, Parent, in its sole discretion, may (A) extend the Initial Termination Date until September 15, 2008 and (B) thereafter extend such date until November 15, 2008, if, in the case of subsection (B) only, the SEC has not declared the Registration Statement effective (the Initial Termination Date as may be so extended, the “Termination Date”) provided, further the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect prohibiting consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by Parent or the Company if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Sections 6.1 or 6.2, as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d) prior to the earlier of the Termination Date or that date which is 15 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company is cured within such 15-day period so that the conditions would then be satisfied; or

(e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Sections 6.1 or 6.3, as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to the earlier of the Termination Date or that date which is 15 days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured within such 15-day period so that the conditions would then be satisfied.

Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the board of directors of the party taking such action.

7.2. Effect of Termination. Except as otherwise set forth in this Section 7.2, any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 5.7 and 5.9, this Section 7.2, Section 7.3 and Articles VIII, IX and X, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

7.3. Amendment. Except as is otherwise required by Applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by Applicable Law, after the Closing this Agreement may be amended at any time by execution of an instrument in writing signed by Parent and the Surviving Corporation and approved by a majority of the independent directors of Parent; provided, however, that after stockholder approval no provision affecting the amount or value of the Merger consideration payable pursuant to Article II shall be modified without approval by a majority of the voting power of the shares of capital stock of the party whose stockholders would be adversely affected by such amendment.

7.4. Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION; LIMITATIONS

8.1. Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company, Parent and Merger Sub set forth in this Agreement (including the Company Schedules or the Parent Schedules, as applicable) or in any certificate, document or other instrument delivered by or on behalf of the Company, Parent or Merger Sub, as applicable, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Company, Parent or Merger Sub, as applicable, and the Effective Time and shall terminate at 5:00 PM Eastern time on the 18-month anniversary of the Closing Date except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Company Representative or Parent, as applicable, prior to such termination.

(b) The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time in accordance with their terms.

8.2. Indemnification. Subject to the other provisions of this Article VIII, the Indemnity Escrow Amount shall be available to indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all Losses incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of the Company set forth herein (including the Company Schedules) or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (except in the case of any representation and warranty that speaks only as of the date of this Agreement or a specific date or dates, which such representation and warranty shall be true and correct as of such date or dates and disregarding for purposes of clause (i) of this Section 8.2 any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualification contained in any such representation or warranty or with respect thereto for purposes of calculating Losses);

(b) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with prior to the Effective Time; or

(c) any Taxes of or owed by the Company or (to the extent of the Company’s allocation thereof) any of its Subsidiaries in respect of any full or partial Tax period ending on or prior to the Closing Date to the extent not paid or accrued for in accordance with prior practices or any Losses relating to such Taxes; provided, that for purposes of applying this Section 8.2(c), the parties shall use appropriate methods to allocate liability in respect of any Taxes of the Company or any of its Subsidiaries attributable to any Tax period that includes but ends after the Closing Date (each, a “Straddle Period”), which appropriate methods shall include the following: (i) for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined using a closing-of-the-books method assuming that the applicable Straddle Period consists of two taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the calendar day after the Closing Date; and (ii) for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset-based Taxes, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined on a per-diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period.

8.3. Limitations.

(a) In no event shall the indemnification obligations under Section 8.2 exceed the Indemnity Escrow Amount.

(b) No claims shall be made by any Indemnified Party for indemnification pursuant to clause (a) of Section 8.2 hereof, unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to clause (a) of Section 8.2 exceeds $1,000,000 (the “Deductible Amount”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Deductible Amount). Notwithstanding the foregoing, the Deductible Amount shall not apply to any indemnification obligations relating to Losses arising under clauses (b) or (c) of Section 8.2.

(c) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by Parent or Merger Sub of any conditions set forth in Article VI will not affect or limit the provisions of this Article VII in any manner.

(d) No claim may be asserted nor may any proceedings be commenced against the Indemnity Escrow Amount pursuant to Section 8.2 to the extent that (i) the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss or (ii) such Loss arises from or was caused by actions taken or failed to be taken by the Indemnified Party after the Closing.

(e) Parent, Merger Sub and the Indemnified Parties agree that their sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article VIII.

(f) Notwithstanding anything in this Article VIII to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(g) The amount of any Losses subject to indemnification under Section 8.2 shall be reduced by the amounts actually recovered by the Indemnified Parties under applicable insurance policies with respect to claims related to such Losses.

(h) Except as otherwise permitted by Section 8.3(f) or in respect of Third Party Claims, the Company shall not be liable under Section 8.2 to any Indemnified Party for any consequential, incidental or punitive Losses or Losses for lost profits.

8.4. Procedures.

(a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that reasonably would be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Company Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable, each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that no delay on the part of the Indemnified Party in notifying the Company Representative shall diminish the rights of the Indemnified Parties to obtain recovery therefor except to the extent that the delay shall increase the amount of such claim or loss, and then only to such extent.

(b) If the Company Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Company Representative shall deliver a written notice to such effect to the Indemnified Party within 30 days after receipt by the Company Representative of such Claim Certificate. Thereafter, the Company Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within 30 days of receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Company Representative has objected. If the Indemnified Party and the Company Representative agree with respect to any of such claims, the Indemnified Party and the Company Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Company Representative fail to agree within ten (10) Business Days as to any particular item or items or amount or amounts, then each party shall be entitled to pursue its available remedies for resolving the claim for indemnification; provided, however, that if the amount of such claim has not been finally determined or become an Agreed Claim prior to the 18-month anniversary of the Closing Date, the Indemnified Party and the Company Representative shall jointly engage an independent mediator (the “Mediator”) to resolve such dispute. Such Mediator shall be JAMS, provided that JAMS agrees upon its engagement to render a decision regarding the claim within twenty (20) Business Days following the expiration of the thirty (30) calendar day period in the next sentence, and if JAMS shall not so agree, the Mediator shall be an independent third party mutually agreeable to the Indemnified Party and the Company Representative which shall agree to render a decision within such time period. The Indemnified Party and the Company Representative shall each be entitled to submit a presentation to the Mediator not later than thirty (30) calendar days after such anniversary. The Mediator shall choose one of the parties’ positions based solely upon the presentations by the Indemnified Party and the Company Representative during such twenty (20) Business Day period. If only one submission is made, the Mediator will choose that position and if no submissions are made, the Company Representative’s position shall be conclusive and binding. Parent and the Surviving Corporation (out of the Escrow Account as an Agreed Claim) will split equally the fees and expenses of the Mediator and the expenses, if any, of making such presentations. All determinations made by the Mediator will be final, conclusive and binding on the parties and such claim shall thereafter be treated as an Agreed Claim for the amount determined in accordance with this Section 8.4(b) for purposes of Section 8.4(e).

(c) Third Party Claims. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third Party Claim; provided, however, that no indemnification of any Indemnified Party shall be available for any settlement of any such Third Party Claim effected without the prior written consent of the Company Representative, which consent shall not be unreasonably withheld, conditioned or delayed. If any such action or claim is settled with the prior written consent of the Company Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(d) Company Defense; Settlement. In the event the Indemnified Party elects not to defend the Third Party Claim, the Company Representative may cause the Surviving Corporation to defend such claim at its expense subject to reimbursement out of the Indemnity Escrow Amount. In such event, neither the Surviving Corporation nor the Company Representative shall have any right to settle, adjust or compromise such Third Party Claim without the prior written consent of the Indemnified Party against whom the Third Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Agreed Claims; Mediator Failure to Render Decision. Claims for Losses specified in any Claim Certificate to which the Company Representative did not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment from the Surviving Corporation for any Agreed Claims cumulatively in excess of the Deductible Amount and cumulatively not in excess of the Indemnity Escrow Amount within 10 Business Days of the determination of the amount of any such Agreed Claims and the number of shares of Parent Company Stock having a market value equal at such time to the amount of such Agreed Claim shall be released to Parent and retired. All property subject to the Escrow that is not required to satisfy an Agreed Claim and is not subject to a pending Claim Certificate shall be released to the former stockholders of the Company not later than the third Business Day after the thirtieth (30th) day after the 18-month anniversary of the Closing Date. If the Mediator shall fail to render a decision regarding a Claim Certificate within the twenty (20) Business Day period set forth in Section 8.4(b) and shall thereafter fail to render a decision regarding such claim within the following thirty (30) calendar days, the Indemnified Party and the Company Representative shall promptly prepare and sign a memorandum setting forth an instruction to the Escrow Agent to release to the former stockholders of the Company the property subject to the Escrow which is subject to a pending Claim Certificate with respect to the matter in dispute.

8.5. Company Representative; Power of Attorney.

(a) Appointment; Authority. The Company hereby initially appoints, as of immediately prior to the Effective Time, Bruce H. Lipnick (together with his permitted successors, the “Company Representative”), as its true and lawful agent and attorney-in-fact to enter into as of the Effective Time any Transaction Agreement and any other agreement in connection with the transactions contemplated by this Agreement, and as of the Effective Time to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually); (ii) authorize deliveries (including by means of not objecting to claims) to Parent of Parent Shares from the Indemnity Escrow Amount; (iii) object to any claims pursuant to Section 8.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against the Indemnity Escrow Amount, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) to the extent permitted by Section 7.3 and the terms of such other agreement, amend this Agreement, the Escrow Agreement or any other Transaction Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Company Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Company Representative may be replaced upon his death, incapacity or resignation by a majority of the independent directors of Parent (as defined by the rules of AMEX) from and of the former stockholders of the Company. No bond shall be required of the Company Representative, and the Company Representative shall receive no compensation for his services. The Company Representative accepts his appointment hereunder.

(b) No Liability. The Company Representative shall not be liable to any Person for any act done or omitted hereunder as the Company Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Surviving Corporation shall indemnify the Company Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Company Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including the reasonable fees of counsel), and such fees shall be paid by the Surviving Corporation.

8.6. Parent Share Adjustment. The Company, Parent and the Stockholders agree to treat each indemnification payment pursuant to this Article VIII as an adjustment to the Parent Shares for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

ARTICLE IX
DEFINITIONS, CONSTRUCTION, ETC.

9.1. Definitions. For purposes of this Agreement:

“Accounting Firm” is defined in Section 2.4(a).

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Adjustment Amount” is defined in Section 2.6(a).

“Adjustment Escrow Amount” is defined in Section 2.3.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Affiliate Letters” is defined in Section 5.11.

“After-Tax Earnings” is defined in Section 2.4(a).

“Agreed Claims” is defined in Section 8.4(e).

“Agreement” is defined in the Preamble.

“AMEX” is defined in Section 5.12.

“Antitrust Laws” is defined in Section 3.6.

“Applicable Law” means, with respect to any Person, any international, national, federal, provincial, state or local law (statutory or common), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Associated Person” of the Company, any of its Subsidiaries or another other Person has the same meaning set forth in Section 202(a)(17) of the Advisers Act and/or Section 4k(2) or (3) of the Commodity Exchange Act.

“Balance Sheet Date” is defined in Section 3.7(a).

“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” is defined in Section 1.3.

“Charter Amendment” is defined in Section 1.7(a).

“Claim Certificate” is defined in Section 8.4(a).

“Client” means any Person to which the Company or any Subsidiary provides investment advisory, administration, brokerage, trust, other fiduciary or distribution services on the date hereof.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Closing Income Statement” is defined in Section 2.4(a).

“COBRA” is defined in Section 3.20(l).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act (as amended through P.L. 106-580, on December 29, 2000), as amended, and the rules and regulations promulgated thereunder.

“Company” is defined in the Preamble.

“Company Balance Sheet” is defined in Section 3.7(a).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended.

“Company Common Stock” is defined in Section 2.1(b).

“Company Covered Person” is defined in Section 3.26.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock option, share appreciation right or other stock-related awards, fringe benefits, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.

“Company Financial Statements” is defined in Section 3.7(a).

“Company Fund” means any Company Private Fund and any Company Public Fund.

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company or any of its Subsidiaries as previously conducted, as currently conducted or as currently proposed to be conducted, including the User Account Information.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or other), operations or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Transaction Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in a timely manner.

“Company Material Contract” is defined in Section 3.12(a).

“Company Option” means each option to purchase Company Common Stock then outstanding granted under any Company Option Plan.

“Company Option Plan” means, collectively, the Company’s 1996 Stock Option Plan and 2007 Stock Option Plan, as amended and in effect on the date hereof.

“Company Preferred Stock” means the blank check preferred stock, par value, $0.01 per share, of the Company.

“Company Private Fund” means any investment vehicle other than an investment company registered under the Investment Company Act or any series thereof that is or has been sponsored, formed, controlled, advised, subadvised or managed by the Company or any of its Subsidiaries or any Management Company.

“Company Proposal” is defined in Section 5.3(a).

“Company Proxy Statement” is defined in Section 5.6(b).

“Company Public Fund” means any investment company or other investment vehicle (including each portfolio or series thereof, if any) sponsored by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries or any Management Company acts as investment adviser, investment sub-adviser or manager and that is registered as such with any Governmental Entity.

“Company Representative” is defined in Section 8.5(a).

“Company Schedules” is defined in Article III.

“Company Stockholders’ Meeting” is defined in Section 5.6(a).

“Company Stock Rights” means: (i) all outstanding Company Options, (ii) all outstanding Company Warrants and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or another Company Stock Right. For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.

“Company Tax Returns” is defined in Section 3.21(a).

“Company Warrant” means any outstanding warrant to purchase Company Capital Stock.

“Confidentiality Agreement” is defined in Section 5.7.

“Consents” means approvals, consents (including negative consents), waivers, filings, authorizations, licenses, permits, notices, reports or similar items.

“Constitutional Document” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or similar document.

“Contingent Consideration Adjustment” is defined in Section 2.7(d).

“Contract” means any legally binding agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, whether written, oral or implied, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.

“Converted Option” is defined in Section 2.7(a).

“Converted Warrant” is defined in Section 2.7(c).

“Cumulative EBITDA” is defined in Section 2.6(c).

“Debt” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Deductible Amount” is defined in Section 8.3(b).

“Developed Software” is defined in Section 3.11(d).

“DGCL” is defined in Recital A.

“Downward Adjustment Amount” is defined in Section 2.4(b).

“EBITDA” means the Company’s and its Subsidiaries’ net income as reflected in the consolidated audited financial statements for the relevant period, excluding any extraordinary gains or losses, and increased by the amount reflected in such financial statements as expenses incurred for interest, Taxes, depreciation and amortization of any intangible assets, but only to the extent that such items were deducted in computing the Company’s and its Subsidiaries’ net income; provided that for purposes of calculating EBITDA, earnings will exclude gain/loss associated with impairment or valuation allowance for long-lived assets and gain/loss on separations from affiliates.

“EBITDA Shares” means any shares of Parent Common Stock issued pursuant to Section 2.6.

“Effective Time” is defined in Section 1.3.

“Employee” means any current, former, or retired employee of the Company or any of its Subsidiaries.

“Employment Agreement” means each employment agreement between the Company or any of its Subsidiaries and any Employee.

“Environmental Law” means any and all Applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.

“Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder within the past 7 years.

“ERISA Client” is defined in Section 3.20(i).

“Escrow” is defined in Section 2.3.

“Escrow Agent” is defined in Section 2.3.

“Escrow Agreement” is defined in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.2(a).

“Exchange Fund” is defined in Section 2.2(a).

“Exchange Ratio” is defined in Section 2.1(c).

“Filings” is defined in Section 3.15(h).

“GAAP” is defined in Section 3.7(a).

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, decree, judgment, injunction, registration, declaration, filing, report or notice of, with or to any Governmental Entity.

“Governmental Entity” is defined in Section 3.6.

“Hazardous Material” means those materials, substances, biogenic materials or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

“Incentive Plans” means the Company’s 2004 Incentive Award Plans, 2005 Incentive Award Plans, 2006 Incentive Award Plans and 2007 Incentive Award Plans as described on Schedule 3.5.

“Indemnity Escrow Amount” is defined in Section 2.3.

“Indemnified Parties” is defined in Section 8.2.

“Initial Parent Shares” is defined in Section 2.1(c).

“Initial Termination Date” is defined in Section 7.1(b).

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary process information, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries or Affiliates for the benefit of any non-United States employee or former employee of the Company or any of its Subsidiaries or Affiliates.

“IPO Shares” means the shares of Parent Common Stock issued as part of Parent’s initial public offering.

“IRS” means the United States Internal Revenue Service.

“Investment Advisory Contract” means any Contract constituting an agreement or arrangement for the performance of investment management and/or advisory or subadvisory services.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the SEC’s rules and regulations promulgated thereunder.

“Judgment” means, with respect to any Person, any final non-appealable order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person.

“Key Employees” is defined in Section 6.2(d).

“knowledge of the Company” or “Company’s knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of any of (i) the officers and directors of the Company and its Subsidiaries and (ii) Michael Wu, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience and responsibility of any of the foregoing persons.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Lease” means all leases, subleases, licenses, rights to occupy or use and other Contracts with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Leased Premises” is defined in Section 3.10(c).

“Legal Action” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, in Law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Entity.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Licenses” means all Consents, notifications, licenses, permits, certificates, variances, exemptions, franchises and other approvals or authorizations issued, granted, given, required or otherwise made available by any Governmental Entity.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

“Losses” shall mean, without duplication for purposes of recovery, claims, losses, liabilities, deficiencies, royalties, damages, diminution of value, reduction in net operating losses for tax purposes, interest and penalties, costs and expenses, including attorneys’ fees and expenses, and expenses of investigation and defense.

“Management Companies” means each of Wessex Asset Management Limited (UK), Trust Advisors LLC, JMG Capital Management LLC, Pacific Assets Management LLC, P/E Investments LLC, Spencer Capital Management LC, Spencer Capital Offshore Partners, LLC, Spencer Capital Partners LLC, Alternative Investment Partners, LLC, Group G Capital Partners, LLC and Bricoleur Capital Management LLC, except for any such company that is a Subsidiary of the Company.

“Material Contract” means with respect to the Company and its Subsidiaries:

(i) any collective bargaining Contract;

(ii) any Employment Agreement involving compensation in excess of $100,000 per year;

(iii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Transaction Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Transaction Agreements;

(iv) any lease of personal property having a value individually in excess of $100,000;

(v) any Contract of guaranty to any third party in excess of $50,000;

(vi) any Contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(vii) any Contract relating to capital expenditures and involving future payments in excess of $100,000 in the aggregate;

(viii) any Contract not already fully performed relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any of its Subsidiaries’ businesses or any Contract relating to the acquisition of assets or any interest in any business enterprise;

(ix) any Contract relating to the borrowing of money or the extension of credit or evidencing any Debt or securing such Debt;

(x) any Contract pursuant to which the Company or any of its Subsidiaries has advanced or loaned any amount to any Stockholder or any Employee or consultant thereof or any of its Subsidiaries, other than business travel advances in the ordinary course of business consistent with past practice;

(xi) any joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person;

(xii) any Investment Advisory Contract;

(xiii) any active Contract constituting an agreement or arrangement for the sale or promotion of investment management and/or advisory services;

(xiv) any Contract relating to custody arrangements, transfer agent agreements and similar agreements; or

(xv) any other Contract that involves $100,000 or more.

“Mediator” is defined in Section 8.4(b).

“Merger” is defined in Recital A.

“Merger Sub” is defined in the Preamble.

“Net Contract Amount” means (i) the sum of the amount payable by the Company pursuant to the Agreement, dated as of July 26, 2007, between the Company and Ladenburg Thalmann & Co. Inc. and the Agreement, dated as of September 17, 2007, between the Company and Torsiello Capital Advisors minus (ii) amounts payable by Parent pursuant to the Services Agreement between Parent and Wagjag, Inc., dated as of June 7, 2007.

“Objection Notice” is defined in Section 2.4(a).

“Outstanding Common Stock Number” means the sum of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Parent” is defined in the Preamble.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Charter” means the Certificate of Incorporation of Parent.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Contracts” is defined in Section 4.13(a).

“Parent Covered Person” is defined in Section 4.23.

“Parent Financial Statements” is defined in Section 4.7(b).

“Parent Material Adverse Effect” is defined in Section 4.1.

“Parent Preferred Stock” means the preferred stock, $0.01 par value per share, of Parent.

“Parent Proposal” is defined in Section 5.3(b).

“Parent Proxy Statement” is defined in Section 5.6(c).

“Parent Schedules” is defined in Article IV.

“Parent SEC Reports” is defined in Section 4.7(a).

“Parent Shares” is defined in Section 2.1(c).

“Parent Stockholder Approval” means the vote of holders of Parent Common Stock necessary to approve the Merger, this Agreement and the Charter Amendment.

“Parent Stockholders’ Meeting” is defined in Section 5.6(g).

“Parent Stock Price” means $8.00 per share of Parent Common Stock.

“Parent Tax Returns” is defined in Section 4.20(a).

“Parent Units” means those units consisting of one share of Parent Common Stock and one Parent Warrant issued in connection with Parent’s initial public offering.

“Parent Warrants” means the warrants to purchase one share of Parent Common Stock issued in connection with Parent’s initial public offering.

“Performance Fee” means any fee, allocation, carried interest or other payment or distribution receivable by the Company or a Subsidiary of the Company as investment adviser, manager, general partner, managing member or shareholder based upon a share of capital gains or capital appreciation of the funds or any portion of the funds invested in a Company Private Fund or managed account.

“Permits” is defined in Section 3.15(b).

“Permitted Liens” means, with respect to any Person, Liens for (a) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith and for which adequate reserves have been established; and (b) inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, minor title defects and recorded easements, which workmen’s, repairmen’s or other similar Liens, minor title defects and recorded easements do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the business of the Company and its Subsidiaries, assuming that the property is used on substantially the same basis as such property is currently being used by the Company and its Subsidiaries and any Lien against or affecting leased property which is not a violation of the lease for such property.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pro Rata Share” with respect to any Stockholder means (a) the Parent Shares divided by the Outstanding Common Stock Number multiplied by (b) the number of shares of Common Stock owned by such Stockholder.

“Proxy Statement” is defined in Section 5.6(c).

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Registration Statement” is defined in Section 5.6(d).

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series F Preferred Stock” means the Series F Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Similar Law” is defined in Section 3.20(i).

“Stockholder Agreements” means (i) the Stockholder Agreement, dated as of September 30, 1999, among the Company, Bruce H. Lipnick, Arnold L. Mintz, Frederick G. Freundlich, as Trustee of the Cambridge II Trust U/A/D April 22, 1996, Arnold L. Mintz and Eileen Mintz, as Trustees of the Trust Indenture dated September 5, 1997, and Arnold L. Mintz, Eileen Mintz and Robert Obeiter, as Trustees of the Ross Douglas Mintz 1997 Trust dated September 5, 1997 and (ii) the Amended and Restated Shareholders Agreement, dated as of April 12, 2002, among Bruce H. Lipnick, Arnold L. Mintz, AJG Financial Services, Inc., Arthur J. Gallagher & Co., Greystone Capital Partners I, L.P., Nikko Cordial Securities Inc. and the Company, as amended.

“Stockholders” means the holders of shares of Company Capital Stock.

“Straddle Period” is defined in Section 8.2(c).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, a majority of the Equity Securities of which) is owned directly or indirectly by such first Person.

“Subsidiary Securities” is defined in Section 3.2(b).

“Surviving Corporation” is defined in Section 1.1.

“Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law),as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Termination Date” is defined in Section 7.1(b).

“Third Party Claim” is defined in Section 8.4(a).

“Transactions” means the Merger, the issuance by Parent of shares of Parent Common Stock in connection with the Merger, the Charter Amendment (as defined herein) and the other transactions contemplated by this Agreement.

“Transaction Agreements” means this Agreement, together with the Certificate of Merger, Escrow Agreement and the Affiliate Letters and any other agreements or documents contemplated by this Agreement.

“Trust Account” is defined in Section 4.22.

“Trust Agreement” is defined in Section 4.22.

“Trust Claim” is defined in Section 10.9.

“Trustee” is defined in Section 4.22.

“Trust Fund” is defined in Section 4.22.

“Upward Adjustment Amount” is defined in Section 2.4(d).

“User Account Information” shall mean any and all data, content and information provided by any user of the Company’s website(s) in connection with any activity on the Company’s website(s) (including any personally-identifying information, and any information disclosing that a user accessed the Company’s website(s) including, without limitation, the user name, user id and encrypted password for each active account on the Company’s website(s).

9.2. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Schedule and Parent Schedule, as the context may require. The Company Schedules and Parent Schedules shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Whenever this Agreement requires the disclosure of an agreement on the Company Schedule or the delivery to Parent of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

ARTICLE X
GENERAL PROVISIONS

10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, 3 Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Parent or Merger Sub, to:

Tailwind Financial Inc.
BCE Place, 181 Bay Street
Suite 2040
Toronto, ON M5J 2T3
Attention: Gordon A. McMillan
Facsimile: 416.401.2423

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689
Attention: Floyd I. Wittlin
Facsimile: 212.702.3625

(b)   if to the Company, to:

Asset Alliance Corporation
800 Third Avenue, Suite 2200
New York, NY 10022
Attention: Bruce H. Lipnick
Facsimile: 212.207.8785

with a copy (which shall not constitute notice) to:

Asset Alliance Corporation
800 Third Avenue, Suite 2200
New York, NY 10022
Attention: Xiao-Hong Jing
Facsimile: 212.207.8785

and

Skadden Arps, Slate, Meagher & Flom, LLP
Four Times Square
New York, New York 10036
Attention: Richard T. Prins
Facsimile: 917.777.2790

(c)   if to the Company Representative to:

Bruce H. Lipnick
800 Third Avenue, Suite 2200
New York, NY 10022
Facsimile: 212.207.8785

10.2. Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.3. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.5. Successors and Assigns; Assignment; Parties in Interest.

(a) This Agreement shall be binding upon each Stockholder and each of their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Parent and Merger Sub and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent, but Parent shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of Parent hereunder.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. The indemnification provisions of this Agreement are intended to benefit the Indemnified Parties, each Indemnified Party shall be deemed a third-party beneficiary of such provisions of this Agreement and this Agreement shall be enforceable by the Indemnified Parties to that extent. Except as set forth in this Section 10.5(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

10.6. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.7. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, except that the DGCL shall apply to the extent required in connection with the Merger.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.8. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY TRANSACTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE COMPANY, PARENT AND MERGER SUB (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9. No Claims Against Trust Account. The Company hereby agrees that (a) the Company does not have any right, title, interest or claim of any kind against the Trust in or to any monies in the Trust Account (“Trust Claim”) and hereby waives any Trust Claim it may have in the future as a result of, or arising out of, this Agreement or any Transaction Agreement and (b) the Company will not seek recourse against the Trust Account for any reason whatsoever.

10.10. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11. Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

In Witness Whereof, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

TAILWIND FINANCIAL INC.

By:	/s/ Andrew A. McKay
Name: Andrew A. McKay
Title: Chief Executive Officer

TWF ACQUISITION CORPORATION

By:	/s/ Andrew A. McKay
Name: Andrew A. McKay
Title: Treasurer

ASSET ALLIANCE CORPORATION

By:	/s/ Bruce H. Lipnick
Name: Bruce H. Lipnick
Title: Chief Executive Officer

Exhibit A

Board of Directors

The Board of Directors of Parent and the Surviving Corporation will consist of Gordon McMillan, Bruce Lipnick, Arnold Mintz and four independent directors, as defined by AMEX rules, to be selected by the Company prior to the filing of the Proxy Statement, or if any of Bruce Lipnick, Arnold Mintz or the four independent directors is unable to serve, a substitute selected by the Company.

Annex B

TAILWIND FINANCIAL INC.
2008 EQUITY INCENTIVE PLAN

1. Purpose	B-1

2. Definitions	B-1

3. Term of the Plan	B-5

4. Stock Subject to the Plan	B-5

5. Administration	B-5

6. Authorization of Grants	B-6

7. Specific Terms of Awards	B-7

8. Adjustment Provisions	B-12

9. Change of Control	B-15

10. Settlement of Awards	B-15

11. Reservation of Stock	B-18

12. Limitation of Rights in Stock; No Special Service Rights	B-18

13. Unfunded Status of Plan	B-18

14. Nonexclusivity of the Plan	B-18

15. Termination and Amendment of the Plan	B-18

16. Notices and Other Communications	B-19

17. Governing Law	B-19

TAILWIND FINANCIAL INC.

2008 Equity Incentive Plan

1. Purpose

This Plan is intended to encourage ownership of Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options.

2. Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1. Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to an Option or Stock Appreciation Right, that as of the time of reference the Option or Stock Appreciation Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Performance Units, that the applicable Performance Goals shall be deemed to have been met as to some or all of the Units.

2.2. Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

2.3. Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants.

2.4. Award Agreement means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.

2.5. Board means the Company’s Board of Directors.

2.6. Change of Control means the occurrence of any of the following after the date of the approval of the Plan by the Board:

(a) a Transaction (as defined in Section 8.4), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or

(b) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 20% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend such stockholders accept, other than (i) the Company or an Affiliate, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(c) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board, or

(d) a majority of the Board votes in favor of a decision that a Change of Control has occurred.

2.7. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.8. Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.9. Company means Tailwind Financial Inc., a corporation organized under the laws of the Delaware.

2.10. Covered Employee means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.11. Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).

2.12. Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.13. Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

2.14. Nonstatutory Option means any Option that is not an Incentive Option.

2.15. Option means an option to purchase shares of Stock.

2.16. Optionee means a Participant to whom an Option shall have been granted under the Plan.

2.17. Participant means any holder of an outstanding Award under the Plan.

2.18. Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses, (xxv) assets under management and (xxvi) customer service.

2.19. Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant. To the extent consistent with Section 162(m) of the Code (in the case of Qualified Performance-Based Awards), the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

2.20. Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, a Performance Unit.

2.21. Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals or other business objectives established by the Committee.

2.22. Plan means this 2008 Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.

2.23. Qualified Performance-Based Awards means Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.24. Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.

2.25. Restricted Stock Units means rights to receive shares of Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.

2.26. Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.27. Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than their then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

2.28. Stock means common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.

2.29. Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.

2.30. Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.

2.31. Stockholders’ Agreement means any agreement by and among the holders of at least a majority of the outstanding voting securities of the Company and setting forth, among other provisions, restrictions upon the transfer of shares of Stock or on the exercise of rights appurtenant thereto (including but not limited to voting rights).

2.32. Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.

3. Term of the Plan

Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the earlier of the adoption of the Plan by the Board and approval of the Plan by the Company’s stockholders. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Awards of Incentive Options granted prior to stockholder approval of the Plan are expressly conditioned upon such approval, but in the event of the failure of the stockholders to approve the Plan shall thereafter and for all purposes be deemed to constitute Nonstatutory Options.

4. Stock Subject to the Plan

At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 4,400,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan and provided, however, that such number shall be reduced in accordance with Section 6.3(e) of that certain Agreement and Plan of Merger by and among the Company, TWF Acquisition Corporation and Asset Alliance Corporation, dated January 8, 2008, upon consummation of the transactions contemplated thereby. For purposes of applying the foregoing limitation, (a) if any Option or Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Market Value, the shares not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan and (b) if any Option is exercised by delivering previously owned shares in payment of the exercise price therefor, only the net number of shares, that is, the number of shares issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan. In addition, settlement of any Award shall not count against the foregoing limitations except to the extent settled in the form of Stock. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

5. Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee, consultant or director to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6. Authorization of Grants

6.1. Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of or consultant to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option. Further, in no event shall the number of shares of Stock covered by Options or other Awards granted to any one person in any one calendar year exceed 30% of the aggregate number of shares of Stock subject to the Plan.

6.2. General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including if applicable delivering a fully executed copy of any agreement evidencing an Award to the Company).

6.3. Effect of Termination of Employment, Etc. Unless the Committee shall provide otherwise with respect to any Award, if the Participant’s employment or other association with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (b) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract.

6.4. Non-Transferability of Awards. Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty (50) percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.

7. Specific Terms of Awards

7.1. Options.

(a) Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement. Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee.

(b) Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares may be acquired under each Nonstatutory Option shall not be so limited solely by reason of this Section.

(c) Option Period. No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. The Option period under each Nonstatutory Option shall not be so limited solely by reason of this Section.

(d) Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration.

(e) Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 16, specifying the number of shares with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company,

(i) by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased, or

(ii) by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option.

If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of shares then being purchased. Such shares shall be fully paid and nonassessable.

(f) Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates, after December 31, 1986. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

(g) Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

7.2. Stock Appreciation Rights.

(a) Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.

(b) Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than fifty percent (50%) of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option.

(c) Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. In addition, an Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change of Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change of Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change of Control in any transaction reported in the stock market in which the Stock is normally traded.

7.3. Restricted Stock.

(a) Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.

(b) Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of Tailwind Financial Inc. 2008 Equity Incentive Plan and an Award Agreement entered into by the registered owner and Tailwind Financial Inc.. Copies of such Plan and Agreement are on file in the offices of Tailwind Financial Inc..

(c) Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

(d) Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(e) Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock. The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 4.

(f) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.

7.4. Restricted Stock Units.

(a) Character. Each Restricted Stock Unit shall entitle the recipient to a share of Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(b) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made in a single lump sum following the close of the applicable Restriction Period. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have been earned. Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings.

7.5. Performance Units.

(a) Character. Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified business objectives, including but not limited to Performance Goals, shall have been achieved.

(b) Earning of Performance Units. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.

(c) Form and Timing of Payment. Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period. At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Stock which have been earned in connection with grants of Performance Units which have been earned, but not yet distributed to Participants. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.

7.6. Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate and as is permitted by Delaware law. Stock Grants shall be made without forfeiture conditions of any kind.

7.7. Qualified Performance-Based Awards.

(a) Purpose. The purpose of this Section 7.7 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 7.7 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 7.7 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”

(b) Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee or, if not all of the members thereof qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.

(b) Applicability. This Section 7.7 will apply only to those Covered Employees, or to those persons who the Committee determines are reasonably likely to become Covered Employees in the period covered by an Award, selected by the Committee to receive Qualified Performance-Based Awards. The Committee may, in its discretion, grant Awards to Covered Employees that do not satisfy the requirements of this Section 7.7.

(c) Discretion of Committee with Respect to Qualified Performance-Based Awards. Options may be granted as Qualified Performance-Based Awards in accordance with Section 7.1, except that the exercise price of any Option intended to qualify as a Qualified Performance-Based Award shall in no event be less that the Market Value of the Stock on the date of grant. Each Award intended to qualify as a Qualified Performance-Based Award, such as Restricted Stock, Restricted Stock Units, or Performance Units, shall be subject to satisfaction of one or more Performance Goals. The Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

(d) Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals period are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(e) Maximum Award Payable. The maximum Qualified Performance-Based Award payment to any one Participant under the Plan for a Performance Period is the number of shares of Stock set forth in Section 4 above, or if the Qualified Performance-Based Award is paid in cash, that number of shares multiplied by the Market Value of the Stock as of the date the Qualified Performance-Based Award is granted.

(f) Limitation on Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Award pursuant to Section 8 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.8. Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the share limit of Section 4.

8. Adjustment Provisions

8.1. Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of May 12, 2008. If subsequent to that date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or Rights remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.

8.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including but not limited to an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.3. Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other financial objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to this Section 8 shall result in an exercise price which is less than the par value of the Stock.

8.4. Transactions.

(a) Definition of Transaction. In this Section 8.4, “Transaction” means (1) any merger or consolidation of the Company with or into another entity as a result of which all of the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any exchange of all of the Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, (3) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.

(b) Treatment of Options and Share Appreciation Rights. In a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Options and Share Appreciation Rights (“Rights”).

(1) Provide that such Rights shall be assumed, or substantially equivalent rights shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof).

(2) Upon written notice to the holders, provide that the holders’ unexercised Rights will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice.

(3) Provide that outstanding Rights shall become exercisable in whole or in part prior to or upon the Transaction.

(4) Provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to a Right (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Right, in exchange for the termination of such Right. For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction.

(5) Provide that, in connection with a liquidation or dissolution of the Company, Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.

(6) Any combination of the foregoing.

For purposes of paragraph (1) above, a Right shall be considered assumed, or a substantially equivalent right shall be considered to have been provided in substitution therefore, if following consummation of the Transaction the Right confers the right to purchase or receive the value of, for each share of Stock subject to the Right immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of Right to consist of or be based on solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.

(c) Treatment of Restricted Stock. As to outstanding Awards other than Options or Share Appreciation Rights, upon the occurrence of a Transaction other than a liquidation or dissolution of the Company which is not part of another form of Transaction, the repurchase and other rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award. Upon the occurrence of a Transaction involving a liquidation or dissolution of the Company which is not part of another form of Transaction, except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all Risks of Forfeiture and Performance Goals, where otherwise applicable to any such Awards, shall automatically be deemed terminated or satisfied, as applicable.

(d) Related Matters. In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion.

9. Change of Control

Except as otherwise provided below, upon the occurrence of a Change of Control:

(a) any and all Options and Stock Appreciation Rights not already exercisable in full shall Accelerate with respect to 100% of the shares for which such Options or Stock Appreciation Rights are not then exercisable if the Participant holding such Options and/or Stock Appreciation Rights is terminated by the Company not for cause (as defined in the employee’s employment agreement with the Company, if any, or pursuant to the Company’s policies as then in effect) within 12 months following the Change of Control;

(b) any Risk of Forfeiture applicable to Restricted Stock and Restricted Stock Units which is not based on achievement of Performance Goals shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units still subject to such Risk of Forfeiture immediately prior to the Change of Control if the Participant holding such Restricted Stock and/or Restricted Stock Units is terminated by the Company not for cause (as defined in the employee’s employment agreement with the Company, if any, or pursuant to the Company’s policies as then in effect) within 12 months following the Change of Control; and

(c) all outstanding Awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives and the target payout opportunities attainable under outstanding Performance Units shall be deemed to have been satisfied as of the effective date of the Change of Control as to a pro rata number of shares based on the assumed achievement of all relevant Performance Goals or objectives and the length of time within the Performance Period which has elapsed prior to the Change of Control. All such Awards of Performance Units and Restricted Stock Units shall be paid to the extent earned to Participants in accordance with their terms within thirty (30) days following the effective date of the Change of Control.

None of the foregoing shall apply, however, (i) in the case of a Qualified Performance-Based Award specifically designated as such by the Committee at the time of grant (except to the extent allowed by Section 162(m) of the Code), (ii) in the case of any Award pursuant to an Award Agreement requiring other or additional terms upon a Change of Control (or similar event), or (iii) if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges.

10. Settlement of Awards

10.1. In General. Options and Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.

10.2. Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a) the shares are at the time of the issue of such shares effectively registered under the Securities Act of 1933; or

(b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares or such beneficial interest, as the case may be, does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

10.3. Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company. Whenever Stock is to be issued pursuant to an Award, if the Committee so directs at or after grant, the Company shall be under no obligation to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by the Stockholders’ Agreement, if any. In the event of any conflict between the provisions of this Plan and the provisions of the Stockholders’ Agreement, the provisions of the Stockholders’ Agreement shall control except as required to fulfill the intention that this Plan constitute an incentive stock option plan within the meaning of Section 422 of the Code, but insofar as possible the provisions of the Plan and such Agreement shall be construed so as to give full force and effect to all such provisions.

10.4. Investment Representations. The Company shall be under no obligation to issue any shares covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

10.5. Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company's directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company's directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company's directors and officers.

10.6. Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representation made in accordance with Section 10.4 in addition to any other applicable restriction under the Plan, the terms of the Award and if applicable under the Stockholders’ Agreement and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.7. Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares to satisfy their tax obligations. Participants may only elect to have Shares withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

11. Reservation of Stock

The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12. Limitation of Rights in Stock; No Special Service Rights

A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Incorporation and the By-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.

13. Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Options, Stock Appreciation Rights and other Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

14. Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15. Termination and Amendment of the Plan

15.1. Termination or Amendment of the Plan. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.

15.2. Termination or Amendment of Outstanding Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan. Also within the limitations of the Plan, the Committee may modify, extend or assume outstanding Awards or may accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares and on the same or different terms and conditions (including but not limited to the exercise price of any Option). Furthermore, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Award previously granted or (b) authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

15.3. Limitations on Amendments, Etc. No amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification or such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.

16. Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

17. Governing Law

The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the Delaware, without regard to the conflict of laws principles thereof.

ANNEX C

Exhibit B

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TAILWIND FINANCIAL INC.

[____________] hereby certifies that:

1. The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 30, 2006. The date of filing the amended and restated Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 14, 2007. The date of filing the second amended and restated Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was April 12, 2007.

2. I am the duly elected and acting President and Chief Executive Officer of Tailwind Financial Inc., a Delaware corporation.

3. This Third Amended and Restated Certificate of Incorporation amends, integrates and restates this company’s Second Amended and Restated Certificate of Incorporation and all amendments thereto.

4. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and notice thereof has been given in accordance with the provisions of Section 228 of the DGCL.

5. The Second Amended and Restated Certificate of Incorporation of this company is hereby amended, integrated and restated to read as follows:

FIRST: The name of the Corporation is Asset Alliance Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road Suite 400, in the City of Wilmington, County of New Castle, 19808. The registered agent in charge thereof is Corporation Service Company.

THIRD: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, consisting solely of:

One hundred fifty million (150,000,000) shares of common stock, par value $.001 per share (“Common Stock”); and

Five million (5,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

FOURTH: The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

2. Voting. The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

B. PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Third Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article Fourth shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with §103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from the Third Amended and Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to such series of stock. If no shares of any such series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with §103 of the DGCL.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

(a) The Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial term of the first and second of such classes of directors). The initial term of office of the directors of the first such class shall expire as of the next annual meeting of the Corporation’s stockholders; the initial term of office of the directors of the second such class shall expire as of the annual meeting of the Corporation’s stockholders held thereafter; and the initial term of office of the directors of the third such class shall expire as of the annual meeting of the Corporation’s stockholders held thereafter. At each annual meeting of stockholders of the Corporation, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this paragraph (a) of Article FIFTH and their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Any director serving as such pursuant to this paragraph (a) of Article FIFTH may be removed only for cause and only by the vote of the holders of a majority of the shares of the Corporation’s stock entitled to vote for the election of directors.

(b) Except as the DGCL or the Corporation’s by-laws may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

(c) The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the Corporation’s by-laws, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Third Amended and Restated Certificate of Incorporation, by law, or by the Corporation’s by-laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in its by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Seventh, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article Seventh (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Seventh.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of the DGCL; or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of §279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential short-term economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation’s capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, in which such action is properly brought before such meeting. Special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

ELEVENTH: The affirmative vote of the holders of at least sixty seven percent (67%) of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles Fourth (only to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), Fifth, Sixth, Seventh, Ninth, Tenth or Eleventh of this Third Amended and Restated Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

[The remainder of this page is left intentionally blank.]

Executed on ________________.

ASSET ALLIANCE CORPORATION

By:
Name:
Title:

ANNEX D

December 11, 2007

Board of Directors
Tailwind Financial Inc.
BCE Place
181 Bay Street
Toronto, ON M5J2T3

Dear Members of the Board of Directors:

You have advised us that Tailwind Financial Inc. (the “Company”) is contemplating entering into a transaction (the “Transaction”) whereby the Company will acquire all of the issued and outstanding shares of capital stock of Asset Alliance Corporation (the “Target”) in exchange for shares of the Company’s common stock, par value $.01 per share (“Company Common Stock”) with an aggregate value of approximately $105.0 million including a potential performance earn-out payment of $20.0 million and the value of warrants and options to acquire shares of Company Common Stock issuable in exchange for outstanding warrants and options to acquire shares of Target capital stock pursuant to the Transaction and, the Company's assumption of a value of $8.00 per share of Company Common Stock.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) render an opinion (the “Opinion”) as to whether, as of the date hereof, the Target has a fair market value which is at least equal to $84,000,000. We understand from the Company’s management that 80% of the Company’s net asset value (excluding amounts held in trust representing a portion of the underwriters’ discount) as defined in the Company’s S-1 filed on April 17, 2007) is less than or equal to $84,000,000. For purposes of our analyses and this Opinion, the term “fair market value,” shall mean the purchase price that is reasonably likely to be agreed by a willing buyer and a willing seller, neither under any compulsion to act and both having full knowledge of the relevant facts, for all of the issued and outstanding shares of capital stock of the Target as indicated by our financial analyses.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	reviewed the Letter of Intent, dated September 26, 2007, between the Company and the Target;
b.	Draft Agreement and Plan of Merger, draft dated December 3, 2007;

2.
reviewed the Target’s audited financial statements for the fiscal years ended December 31, 2002 through 2006, and interim financial statements for the periods ended October 31, 2006, and October 31, 2007, and monthly income statements for the fiscal years ended December 31, 2000 through 2007, which the Target has identified as being the most current financial statements available at the time of the analysis;

3.
reviewed certain information relating to historical, current and future operations, financial condition and prospects of the Target made available to us by the Company, the Target, and certain representatives of the Company, including financial projections (and adjustments thereto) prepared by the management of the Target relating to the Target for the periods ending December 31, 2007 through 2011;

4.
spoken with certain members of the management of the Company and the Target regarding the operations, financial condition, future prospects and projected operations and performance of the Target and regarding the Transaction, and spoken with certain representatives of the Company regarding the Target and related matters;

5.	compared the financial and operating performance of the Target with that of public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and matters as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Target has advised us, and we have assumed with your consent and approval, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Target, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We note that the prices at which the securities or assets of the Target could be sold will depend on numerous factors many of which are beyond the control of the Company and Houlihan Lokey and that there can be no guarantee or assurance as to the amount or proceeds from any such sales.

We have relied upon and assumed, without independent verification, that the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Target or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Target is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Target is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We are not expressing any opinion as to what the value of the Company’s common stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Company’s common stock may trade at any time.

This Opinion is furnished for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Houlihan Lokey will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.

This Opinion does not address any aspect or implication of the Transaction. In particular, we have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of the Company, the Target, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the Target, or to any other party, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the Target or any other party or the effect of any other transaction in which the Company, the Target or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, the Target, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Company, the Target, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Company, the Target or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of the Company, the Target, any class of such persons or any other party, relative to the compensation to or consideration payable to or received by the public shareholders of the Company or any other party in connection with the Transaction or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Company and the Target and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Target and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it as of the date hereof, the fair market value of the Target as indicated by our financial analyses is at least equal to $84,000,000.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCAL ADVISORS, INC.

Annex E-1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is dated as of [________], 2008 and is entered into between Tailwind Financial Inc., a Delaware corporation (the "Company"), and Bruce H. Lipnick (the "Employee").

WHEREAS, Asset Alliance Corporation, a Delaware Corporation ("AAC") and the Employee are party to that certain Employment Agreement dated as of October, 2000, as amended from time to time (the "Prior Agreement");

WHEREAS, the Company is party to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated January 8, 2008, by and among the Company, Buyer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company and AAC; and

WHEREAS, as a condition to the Company consummating the transactions contemplated by the Merger Agreement, the Employee and AAC have agreed to terminate the Prior Agreement and the Employee has agreed to enter into this Agreement, all effective upon and subject to the consummation of the transactions contemplated by the Agreement (the date of such consummation, the "Effective Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree, effective as of the Effective Date, as follows:

1.	Employment and Term.

(a)
The Employee shall serve on the Board of Directors of the Company (the "Board") and as Chief Executive Officer of the Company and in such other executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board, to perform such managerial duties consistent with the usual duties of an officer of such status. Such employment shall be on the terms and conditions set forth herein. The Employee agrees to devote substantially all of the Employee's business time to the faithful and diligent performance of the duties provided herein.

(b)
Unless earlier terminated in accordance with Section 3 hereof, the term of the Employee's employment by the Company (the "Term") shall commence as of the Effective Date and continue for a period of three (3) years from such date (the "Initial Employment Period"), which Initial Employment Period shall be automatically extended for an additional one (1) year period on each anniversary of the Effective Date (such that the remaining term as of each anniversary shall be three (3) years) unless either the Employee or the Company gives sixty (60) days notice that the Term shall not be extended, subject to the conditions of termination pursuant to Section 3 hereof.

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2.	Compensation.

(a)
Salary. The Company shall compensate the Employee with a base salary of $750,000 per annum, commencing on the Effective Date and payable in accordance with the normal payroll practices of the Company. The base salary shall be reviewed annually and may be increased (but shall not be decreased) by the Board in its sole discretion.

(b)
Guaranteed Annual Bonus. The Company shall pay the Employee for each calendar year during the Term a guaranteed annual bonus of $300,000, payable in accordance with normal payroll practices of the Company but in no event later than the 15th day of the third month following the year for which such bonus is paid.

(c)
Incentive Bonus. The Company shall pay Employee for each calendar year during the Term an incentive bonus determined by reference to the Company's consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") before executive incentive and other executive discretionary compensation, in each case including the results of AAC and its subsidiaries from not later than January 1, 2008, but that for the purposes of calculating EBITDA, earnings should exclude gain/loss associated with certain items such as impairment or valuation allowance for long-lived assets and gain/loss on separation from affiliates (as so adjusted, "Adjusted EBITDA"). The incentive bonus (the "Incentive Bonus") that the Employee shall receive shall be 4.56% of Adjusted EBITDA, provided that no Incentive Bonus shall be payable for a particular year unless the Company's Adjusted EBITDA is greater than twelve million dollars ($12,000,000). Seventy-five percent (75%) of the Incentive Bonus shall be paid no later than the 30th day after the year for which such Incentive Bonus was earned, and the remainder of the Incentive Bonus shall be paid no later than the 15th day of the third month following the end of the year for which such Incentive Bonus was earned.

(d)	Discretionary Bonus. Employee may be eligible to receive a discretionary annual bonus in such amount and based on special achievement, in each case as determined by the Board in its sole discretion.

(e)
Option Plan. Employee shall be eligible to participate in the Company's employee option pool (the "Employee Option Pool") and on the Effective Date shall be granted an option to purchase 1,050,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on the Effective Date. Unless otherwise provided in applicable agreement, payment of the exercise price and any other payment required may be made in on a net-settlement basis with the Company withholding the amount of common stock sufficient to cover the exercise price and tax withholding obligation. Such options will vest and become exercisable on the Effective Date.

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(f)
Benefits. The Employee shall be entitled to participate in any Company sponsored 401(k) plan and any other retirement plan, deferred compensation plan and any other executive compensation plan, and any Company sponsored group health, medical, hospitalization, disability, accident and life insurance plans, all on such terms as the Board shall determine in establishing such benefit programs as promptly as is reasonably practicable after the Effective Date, and such other employee benefits as the Board may hereafter make available to the executives of the Company, provided that in no event shall benefits be less favorable in the aggregate than those in effect immediately before the Effective Date unless otherwise agreed to by the Employee in writing. The Company agrees to pay to the Employee an amount equal to the premiums on (i) the personal life insurance policy for the Employee providing death benefits for the Employee's designated beneficiaries and (ii) the personal disability policy for the benefit of the Employee, each as in effect at the time of termination.

(g)
Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by the Employee in furtherance of the Employee's duties hereunder, including, without limitation, expenses for a Company leased automobile, gas, insurance, parking, and related expenses consistent with the Company's automobile policies as adopted by the Board, and for traveling, meals, hotel accommodations , car service and driver, and the like upon submission by the Employee of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Board may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations adopted pursuant thereto now or hereafter in effect; provided, however, that to the extent required to comply with the provisions of Section 409A of the Code, no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(h)
Vacations. During each year of employment, the Employee shall be entitled to paid vacations and personal days for the greater of (A) a minimum of four (4) weeks, or (B) such period as may be provided from time to time in the Company's vacation policy; provided, however, that any unused vacation at the end of the year may be carried over to following years so long as no more than eight (8) weeks of unused vacation may be carried over to a following year.

(i)
Continuation of Life Insurance Policy. The Company shall continue that certain life insurance policy on the Employee's life for $19 million purchased by the Company (the "Life Insurance Policy"). The Company shall continue to be the beneficiary of the Life Insurance Policy, and shall pay the premiums due on such policy during the Term. Any dividends on the Life Insurance Policy prior to its maturity or the death of the Employee shall inure to the benefit of the Company.

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In the event that the Employee's death occurs during the Term, subject to applicable law, including but not limited to the requirements of any stock exchange on which the Company is listed, the Company shall use the proceeds of the Life Insurance Policy as follows: (1) to purchase, and the estate of the Employee shall be obligated to sell, shares of capital stock of the Company then held by the Employee's estate (the "Shares"), at a price per Share equal to the average of the closing prices for the Company's common stock for the 20 trading days ending immediately prior to the date of the Employee's death for an amount of Shares equal to the lesser of (x) all of such Shares and (y) the quotient obtained by dividing $15 million by such average price; and (2) if less than $15 million is used by the Company to repurchase Shares, the excess of $15 million in proceeds over the amount used to repurchase Shares shall be paid to the Employee's estate.

Within sixty (60) days after termination of this Agreement, the Bruce H. Lipnick Irrevocable Inter Vivos Life Insurance Trust U/A/D August 13, 1999, or its designee, may, at its option, purchase the Life Insurance Policy for a price not to exceed the cash surrender value and unearned premiums as of the date of the termination of this Agreement, less any indebtedness thereon; provided, however, that if the Life Insurance Policy is a term policy, the price shall be the unearned portion of the premium paid. The Company shall not cause or permit the Life Insurance Policy to lapse except upon termination of this Agreement and following sixty (60) days' prior written notice to the Employee.

3.	Termination.

(a)
This Agreement may be terminated at any time by the Company with or without Cause, upon Permanent Disability, by the Employee for Good Reason or by the Employee for any other reason (with thirty (30) days notice), and shall terminate upon death.

(b)
In the event that the Employee's employment with the Company is terminated by the Company without Cause or is terminated by the Employee for Good Reason, then during the period from the effective date of termination through the date on which the then current term of this Agreement was to expire, the Employee shall, in accordance with the Company’s normal payroll practices, continue to receive the full amount of the Employee's then current base salary plus all other benefits to which the Employee is entitled to receive pursuant to Section 2 hereof and otherwise (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the Employee) and in a single lump sum within five (5) days after the date of the Employee's employment is terminated three (3) times the average of the Incentive Bonus paid or payable to the Employee in the last two (2) years; provided, however, that if such termination is the result of a Change of Control, then all unvested options or restricted shares shall vest immediately and (as applicable) become exercisable upon the date the Employee's employment is terminated and remain exercisable for a period of not less than ninety (90) days following termination (but not beyond their expiration date), and the full amount which would be payable to the Employee under this subparagraph (b) during the foregoing period through the end of the then-current term of this Agreement will be paid to the Employee in a single lump sum within five (5) days after the date the Employee's employment is terminated.

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(c)
For purposes of this Agreement, termination of employment means the Employee has incurred a "separation from service" within the meaning of Section 409A of the Code and applicable guidance issued thereunder.

(d)
In the event the Employee's employment with the Company is terminated upon the Employee's death or Permanent Disability, the Employee or the Employee's legal representative shall continue to receive the Employee's then current base salary for a two (2) year period and all stock options held by Employee shall, to the extent vested, continue to be exercisable during such period.

(e)
In the event the Employee's employment with the Company is terminated by the Company for Cause, the Company shall not be obligated to pay the Employee any compensation or benefits after the date of termination, any unvested stock options held by the Employee will expire immediately, and any vested stock options will remain exercisable for a period of ninety (90) days following termination (but not beyond their expiration date).

(f)
For purposes hereof, "Cause" shall mean any of the following: (i) the continued, intentional failure, neglect or refusal of the Employee to substantially fulfill the Employee's material duties as an employee after ninety (90) days' notice of breach has been provided by the Company; (ii) a material breach of any fiduciary duty or other material dishonesty by the Employee with respect to the Company or any affiliate thereof resulting in actual material harm to the Company or such affiliate; or (iii) the conviction of the Employee for a felony.

(g)
For purposes hereof, "Permanent Disability" shall mean the total incapacitation of the Employee so as to preclude performance of the duties of the Employee's employment hereunder for an aggregate period of six (6) months in any twelve (12) month period.

(h)
For purposes hereof, "Good Reason" means one or more of the following: (i) a material diminution in the Employee's compensation; (ii) a material diminution in the Employee's authority, duties, or responsibilities; (iii) a material adverse change in reporting responsibilities; (iv) a material change in the geographic location at which the Employee must perform the services (including, without limitation, a relocation outside Manhattan, New York that results in a material adverse change in commute); or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement (expressly including, without limitation, a reduction in benefits in violation of Section 2(f) hereof). The Employee shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date he learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

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(i)
For purposes hereof, a "Change of Control" of the Company shall have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of the combined voting power of the Company's then outstanding securities, or if (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the directors thereof, unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of such period.

(j)
The Employee shall have no obligation to seek to mitigate any amounts payable under this Section 3 and any amounts the Employee receives from other employment shall not be offset against or otherwise reduce the amount due to the Employee hereunder.

(k)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring on or before the first anniversary of the Effective Date, then this Section 3(k) shall apply and Section 3(l) shall not be applicable. In the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement, singularly or together with any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement, constitutes "parachute payments" under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (collectively, the "Parachute Amount") exceeds 2.99 times the Employee's "base amount", as defined in Section 280G(b)(3) of the Code (the "Employee Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Employee under this Agreement shall be eliminated or reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount. The independent public accountants for the Company shall determine which consideration, compensation or benefits shall be eliminated or reduced in accordance with this Section 3(k) and to what extent they shall be so eliminated or reduced, in such manner that the Employee shall retain, after such elimination or reduction, the maximum after-tax benefit.

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(l)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring after the first anniversary of the Effective Date, then this Section 3(l) shall apply and Section 3(k) shall not be applicable. If any of the payments or benefits received or to be received by the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments")) will be subject to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee an additional amount (the "Gross Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Company will make any Excise Tax payments to the Employee as soon as practical after the Employee remits the excise tax imposed under Section 4999 of the Code, but in any event no later than the end of the calendar year following the calendar year in which the Employee makes such payments.

(m)
To the extent required by Section 409A, amounts that would otherwise be payable under this Section 3 during the six-month period immediately following the Employee's termination of employment shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to 120 percent of the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

4.	Noncompetition; Nonintervention.

(a)
While in the employ of the Company, the Employee agrees to devote substantially all of the Employee's business time, attention and energies to the performance of the business of the Company and the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant, or agent of any other corporation, partnership, or other business organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of the Employee's duties as an employee of the Company, or which, even if noninterfering, may be contrary to the best interests of the Company; provided, however, that the Employee shall be permitted to serve on the boards of directors of other companies that do not compete with the Company, and that Employee may make personal investments as long as such investments and activities do not materially conflict or interfere with the performance of Employee's duties hereunder; and provided, further, that with the Board's prior consent the Employee shall be permitted to participate in certain business activities that are not related to or in competition with the business of the Company or its affiliates at the time such activity commences (the "Existing Activities").

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(b)
From the Effective Date until two (2) years after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause) (such period, the "Restricted Period"), the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization, engage in the business of acquiring equity interests of, or otherwise investing in, investment management firms other than (i) continuation of the Existing Activities, and (ii) after termination of the Employee's employment with the Company for any reason, investing in or acting as a partner, officer, director, employee, stockholder, consultant or agent of any investment management firm that is not competitive with the business activities of the Company or its affiliate managers or entities and in which the Employee is a principal executive officer involved in management of the business on a day-to-day basis. During the Restricted Period, the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization (A) request or cause any customer of the Company or its affiliates to cancel or terminate any business relationship with the Company or such affiliate, or (B) solicit or otherwise cause any employee of the Company or its affiliates to terminate such employee's relationship with the Company or such affiliate.

5.	Confidential Information.

(a)
The Employee will not at any time, whether during or after the termination or cessation of the Employee's employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to the Employee's knowledge, except as may be required in the ordinary course of performing the Employee's duties as an employee of the Company or except as may be in the public domain through no fault of the Employee, and the Employee shall keep secret all matters entrusted to the Employee and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(b)
The Employee agrees that during the Employee's employment the Employee shall not make, use or permit to be used any notes, memoranda, drawings, specifications, programs, data or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee shall not, after the termination or cessation of the Employee's employment, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of the Employee's employment the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

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6.	Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Company's successors or assigns (whether resulting from any reorganization, consolidation or merger of the Company or any business to which all or substantially all of the assets of the Company are sold) and the Employee's heirs, executors and legal representatives.

7.	Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto, including the Prior Agreement, which shall be deemed terminated in its entirety upon the Effective Date, and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

8.	Governing Law; Jurisdiction.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. The provisions of this Agreement are intended to satisfy the requirements of Section 409A of the Code and shall be administered and interpreted in a manner consistent with such requirements.

9.	Arbitration.

Subject to Section 10:

(a)
All disputes between the Employee and the Company of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of the Employee and all disputes arising under this Agreement shall be resolved by arbitration ("Arbitrable Claims"). Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

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(b)
Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. There shall be one arbitrator selected in accordance with the AAA Employment Rules. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in New York, New York. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 9. The fees of the arbitrator shall be split between both parties equally.

(c)
All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject manner thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

(d)
The rights and obligations of Employee and the Company as set forth in this Section 9 with respect to arbitration shall survive the termination of the Employee's employment and the expiration of this Agreement.

The foregoing consent to arbitration shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

10.	Right to Injunction.

The Employee acknowledges and agrees that irreparable and immediate damage will result to the Company if the Employee breaches the Employee's obligations under Section 4 or Section 5 hereof. In the event of a breach by the Employee of Section 4 or Section 5 hereof, the Company shall be entitled in any court of competent jurisdiction to such equitable and injunctive relief as may be available to restrain the Employee from the violation of such provisions. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

11.	Indemnification.

The Company shall indemnify the Employee to the fullest extent permitted by law (including, without limitation, advancement of legal fees on a current basis) for all matters related to or arising from the Employee's service as an officer, director and/or fiduciary of any benefit plan of the Company. The Company shall cover the Employee during and after the Employee's employment under the Company's director and officer liability insurance to the greatest extent afforded any senior officer and director of the Company.

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12.	Miscellaneous.

(a)	Amendments. No amendment, modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company.

(b)	Survival. All provisions of this Agreement shall survive the termination or cessation of the Employee's employment with the Company.

(c)
Successor in Interest. This Agreement and the rights and obligation hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. The Employee may not assign any of his obligation or duties under this Agreement.

(d)	Waiver. The waiver by the Company of a breach of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

(e)
Notices. All notices to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, (iii) sent by facsimile or (iv) transmitted by e-mail. Notices to be given to the Employee shall be sent to the address indicated below the Employee's signature below. Notices to be given to the Company shall be sent to Tailwind Financial Inc., 800 Third Avenue, New York, New York 10022, Facsimile 212-207-8785, to the attention of Arnold L. Mintz, President and Chief Operating Officer. Notices of any changes in the above addresses shall be given to the other party in writing.

(f)
Severability. If any provision of this Agreement shall contravene any law of any particular state where the Employee shall perform services for the Company, then this Agreement shall be first construed to be limited in scope and duration so as to be enforceable in that state, and if still unenforceable, shall then be construed as if such provision is not contained herein.

(g)
Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

(h)
Counterparts. This Agreement may be executed in two or more counterparts, and by each party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Tailwind Financial Inc.

By:
Name:
Title

By:
Bruce H. Lipnick
Address: 1148 Fifth Avenue, Apartment 5C New York, NY 10128

The undersigned hereby consents to the termination of the Prior Agreement in its entirely, subject to and effective as of the Effective Date.

Asset Alliance Corporation

By: _______________________________
Name:
Title:

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Annex E-2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is dated as of [________], 2008 and is entered into between Tailwind Financial Inc., a Delaware corporation (the "Company"), and Arnold L. Mintz (the "Employee").

WHEREAS, Asset Alliance Corporation, a Delaware Corporation ("AAC") and the Employee are party to that certain Employment Agreement dated as of October 31, 2000, as amended from time to time (the "Prior Agreement");

WHEREAS, the Company is party to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated January 8, 2008, by and among the Company, Buyer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and AAC; and

WHEREAS, as a condition to the Company consummating the transactions contemplated by the Merger Agreement, the Employee and AAC have agreed to terminate the Prior Agreement and the Employee has agreed to enter into this Agreement, all effective upon and subject to the consummation of the transactions contemplated by the Agreement (the date of such consummation, the "Effective Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree, effective as of the Effective Date, as follows:

1.	Employment and Term.

(a)
The Employee shall serve on the Board of Directors of the Company (the "Board") and as President and Chief Operating Officer of the Company and in such other executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board, to perform such managerial duties consistent with the usual duties of an officer of such status. Such employment shall be on the terms and conditions set forth herein. The Employee agrees to devote substantially all of the Employee's business time to the faithful and diligent performance of the duties provided herein.

(b)
Unless earlier terminated in accordance with Section 3 hereof, the term of the Employee's employment by the Company (the "Term") shall commence as of the Effective Date and continue for a period of three (3) years from such date (the "Initial Employment Period"), which Initial Employment Period shall be automatically extended for an additional one (1) year period on each anniversary of the Effective Date (such that the remaining term as of each anniversary shall be three (3) years) unless either the Employee or the Company gives sixty (60) days notice that the Term shall not be extended, subject to the conditions of termination pursuant to Section 3 hereof.

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2.	Compensation.

(a)
Salary. The Company shall compensate the Employee with a base salary of $600,000 per annum, commencing on the Effective Date and payable in accordance with the normal payroll practices of the Company. The base salary shall be reviewed annually and may be increased (but shall not be decreased) by the Board in its sole discretion.

(b)
Guaranteed Annual Bonus. The Company shall pay the Employee for each calendar year during the Term a guaranteed annual bonus of $200,000, payable in accordance with normal payroll practices of the Company but in no event later than the 15th day of the third month following the year for which such bonus is paid.

(c)
Incentive Bonus. The Company shall pay Employee for each calendar year during the Term an incentive bonus determined by reference to the Company's consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") before executive incentive and other executive discretionary compensation, in each case including the results of AAC and its subsidiaries from not later than January 1, 2008, but that for the purposes of calculating EBITDA, earnings should exclude gain/loss associated with certain items such as impairment or valuation allowance for long-lived assets and gain/loss on separation from affiliates (as so adjusted, "Adjusted EBITDA"). The incentive bonus (the "Incentive Bonus") that the Employee shall receive shall be 4.44% of Adjusted EBITDA, provided that no Incentive Bonus shall be payable for a particular year unless the Company's Adjusted EBITDA is greater than twelve million dollars ($12,000,000). Seventy-five percent (75%) of the Incentive Bonus shall be paid no later than the 30th day after the year for which such Incentive Bonus was earned, and the remainder of the Incentive Bonus shall be paid no later than the 15th day of the third month following the end of the year for which such Incentive Bonus was earned.

(d)	Discretionary Bonus. Employee may be eligible to receive a discretionary annual bonus in such amount and based on special achievement, in each case as determined by the Board in its sole discretion.

(e)
Option Plan. Employee shall be eligible to participate in the Company's employee option pool (the "Employee Option Pool") and on the Effective Date shall be granted an option to purchase 800,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on the Effective Date. Unless otherwise provided in applicable agreement, payment of the exercise price and any other payment required may be made in on a net-settlement basis with the Company withholding the amount of common stock sufficient to cover the exercise price and tax withholding obligation. Such options will vest and become exercisable on the Effective Date.

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(f)
Benefits. The Employee shall be entitled to participate in any Company sponsored 401(k) plan and any other retirement plan, deferred compensation plan and any other executive compensation plan, and any Company sponsored group health, medical, hospitalization, disability, accident and life insurance plans, all on such terms as the Board shall determine in establishing such benefit programs as promptly as is reasonably practicable after the Effective Date, and such other employee benefits as the Board may hereafter make available to the executives of the Company, provided that in no event shall such benefits be less favorable in the aggregate than those in effect immediately before the Effective Date unless otherwise agreed to by the Employee in writing. The Company agrees to pay to the Employee an amount equal to the premiums on (i) the personal life insurance policy for the Employee providing death benefits for the Employee's designated beneficiaries and (ii) the personal disability policy for the benefit of the Employee, each as in effect at the time of termination.

(g)
Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by the Employee in furtherance of the Employee's duties hereunder, including, without limitation, expenses for a Company leased automobile, gas, insurance, parking, and related expenses consistent with the Company's automobile policies as adopted by the Board, and for traveling, meals, hotel accommodations , car service and driver, and the like upon submission by the Employee of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Board may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations adopted pursuant thereto now or hereafter in effect; provided, however, that to the extent required to comply with the provisions of Section 409A of the Code, no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(h)
Vacations. During each year of employment, the Employee shall be entitled to paid vacations and personal days for the greater of (A) a minimum of four (4) weeks, or (B) such period as may be provided from time to time in the Company's vacation policy; provided, however, that any unused vacation at the end of the year may be carried over to following years so long as no more than eight (8) weeks of unused vacation may be carried over to a following year.

(i)
Continuation of Life Insurance Policy. The Company shall continue that certain life insurance policy on the Employee's life for $10 million purchased by the Company (the "Life Insurance Policy"). The Company shall continue to be the beneficiary of the Life Insurance Policy, and shall pay the premiums due on such policy during the Term. Any dividends on the Life Insurance Policy prior to its maturity or the death of the Employee shall inure to the benefit of the Company.

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In the event that the Employee's death occurs during the Term, subject to applicable law, including but not limited to the requirements of any stock exchange on which the Company is listed, the Company shall use the proceeds of the Life Insurance Policy as follows: (1) to purchase, and the estate of the Employee shall be obligated to sell, shares of capital stock of the Company then held by the Employee's estate (the "Shares"), at a price per Share equal to the average of the closing prices for the Company's common stock for the 20 trading days ending immediately prior to the date of the Employee's death, for an amount of Shares equal to the lesser of (x) all of such Shares and (y) the quotient obtained by dividing $8 million by such average price; and (2) if less than $8 million is used by the Company to repurchase Shares, the excess of $8 million in proceeds over the amount used to repurchase Shares shall be paid to the Employee's estate.

Within sixty (60) days after termination of this Agreement, the Arnold Mintz Insurance Trust of 1996 or its designee, may, at its option, purchase the Life Insurance Policy for a price not to exceed the cash surrender value and unearned premiums as of the date of the termination of this Agreement, less any indebtedness thereon; provided, however, that if the Life Insurance Policy is a term policy, the price shall be the unearned portion of the premium paid. The Company shall not cause or permit the Life Insurance Policy to lapse except upon termination of this Agreement and following sixty (60) days' prior written notice to the Employee.

3.	Termination.

(a)
This Agreement may be terminated at any time by the Company with or without Cause, upon Permanent Disability, by the Employee for Good Reason or by the Employee for any other reason (with thirty (30) days notice), and shall terminate upon death.

(b)
In the event that the Employee's employment with the Company is terminated by the Company without Cause or is terminated by the Employee for Good Reason, then during the period from the effective date of termination through the date on which the then current term of this Agreement was to expire, the Employee shall, in accordance with the Company’s normal payroll practices, continue to receive the full amount of the Employee's then current base salary plus all other benefits to which the Employee is entitled to receive pursuant to Section 2 hereof and otherwise (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the Employee) and in a single lump sum within five (5) days after the date of the Employee's employment is terminated three (3) times the average of the Incentive Bonus paid or payable to the Employee in the last two (2) years; provided, however, that if such termination is the result of a Change of Control, then all unvested options or restricted shares shall vest immediately and (as applicable) become exercisable upon the date the Employee's employment is terminated and remain exercisable for a period of not less than ninety (90) days following termination (but not beyond their expiration date), and the full amount which would be payable to the Employee under this subparagraph (b) during the foregoing period through the end of the then-current term of this Agreement will be paid to the Employee in a single lump sum within five (5) days after the date the Employee's employment is terminated

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(c)
For purposes of this Agreement, termination of employment means the Employee has incurred a "separation from service" within the meaning of Section 409A of the Code and applicable guidance issued thereunder.

(d)
In the event the Employee's employment with the Company is terminated upon the Employee's death or Permanent Disability, the Employee or the Employee's legal representative shall continue to receive the Employee's then current base salary for a two (2) year period and all stock options held by Employee shall, to the extent vested, continue to be exercisable during such period.

(e)
In the event the Employee's employment with the Company is terminated by the Company for Cause, the Company shall not be obligated to pay the Employee any compensation or benefits after the date of termination, any unvested stock options held by the Employee will expire immediately, and any vested stock options will remain exercisable for a period of ninety (90) days following termination (but not beyond their expiration date).

(f)
For purposes hereof, "Cause" shall mean any of the following: (i) the continued, intentional failure, neglect or refusal of the Employee to substantially fulfill the Employee's material duties as an employee after ninety (90) days' notice of breach has been provided by the Company; (ii) a material breach of any fiduciary duty or other material dishonesty by the Employee with respect to the Company or any affiliate thereof resulting in actual material harm to the Company or such affiliate; or (iii) the conviction of the Employee for a felony.

(g)
For purposes hereof, "Permanent Disability" shall mean the total incapacitation of the Employee so as to preclude performance of the duties of the Employee's employment hereunder for an aggregate period of six (6) months in any twelve (12) month period.

(h)
For purposes hereof, "Good Reason" means one or more of the following: (i) a material diminution in the Employee's compensation; (ii) a material diminution in the Employee's authority, duties, or responsibilities; (iii) a material adverse change in reporting responsibilities; (iv) a material change in the geographic location at which the Employee must perform the services (including, without limitation, a relocation outside Manhattan, New York that results in a material adverse change in commute); or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement (expressly including, without limitation, a reduction in benefits in violation of Section 2(f) hereof). The Employee shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date he learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

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(i)
For purposes hereof, a "Change of Control" of the Company shall have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of the combined voting power of the Company's then outstanding securities, or if (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the directors thereof, unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of such period.

(j)
The Employee shall have no obligation to seek to mitigate any amounts payable under this Section 3 and any amounts the Employee receives from other employment shall not be offset against or otherwise reduce the amount due to the Employee hereunder.

(k)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring on or before the first anniversary of the Effective Date, then this Section 3(k) shall apply and Section 3(l) shall not be applicable. In the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement, singularly or together with any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement, constitutes "parachute payments" under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (collectively, the "Parachute Amount") exceeds 2.99 times the Employee's "base amount", as defined in Section 280G(b)(3) of the Code (the "Employee Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Employee under this Agreement shall be eliminated or reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount. The independent public accountants for the Company shall determine which consideration, compensation or benefits shall be eliminated or reduced in accordance with this Section 3(k) and to what extent they shall be so eliminated or reduced, in such manner that the Employee shall retain, after such elimination or reduction, the maximum after-tax benefit.

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(l)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring after the first anniversary of the Effective Date, then this Section 3(l) shall apply and Section 3(k) shall not be applicable. If any of the payments or benefits received or to be received by the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments")) will be subject to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee an additional amount (the "Gross Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Company will make any Excise Tax payments to the Employee as soon as practical after the Employee remits the excise tax imposed under Section 4999 of the Code but in any event no later than the end of the calendar year following the calendar year in which the Employee makes such payments.

(m)
To the extent required by Section 409A, amounts that would otherwise be payable under this Section 3 during the six-month period immediately following the Employee's termination of employment shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to 120 percent of the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

4.	Noncompetition; Nonintervention.

(a)
While in the employ of the Company, the Employee agrees to devote substantially all of the Employee's business time, attention and energies to the performance of the business of the Company and the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant, or agent of any other corporation, partnership, or other business organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of the Employee's duties as an employee of the Company, or which, even if noninterfering, may be contrary to the best interests of the Company; provided, however, that the Employee shall be permitted to serve on the boards of directors of other companies that do not compete with the Company, and that Employee may make personal investments or enter into joint ventures or partnerships or corporate entities, as long as such investments and activities do not materially conflict or interfere with the performance of Employee's duties hereunder; and provided, further, that with the Board's prior consent the Employee shall be permitted to participate in certain business activities that are not related to or in competition with the business of the Company or its affiliates at the time such activity commences (the "Existing Activities").

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(b)
From the Effective Date until two (2) years after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause) (such period, the "Restricted Period"), the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization, engage in the business of acquiring equity interests of, or otherwise investing in, investment management firms other than (i) continuation of the Existing Activities, and (ii) after termination of the Employee's employment with the Company for any reason, investing in or acting as a partner, officer, director, employee, stockholder, consultant or agent of any investment management firm that is not competitive with the business activities of the Company or its affiliate managers or entities and in which the Employee is a principal executive officer involved in management of the business on a day-to-day basis. During the Restricted Period, the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization (A) request or cause any customer of the Company or its affiliates to cancel or terminate any business relationship with the Company or such affiliate, or (B) solicit or otherwise cause any employee of the Company or its affiliates to terminate such employee's relationship with the Company or such affiliate.

5.	Confidential Information.

(a)
The Employee will not at any time, whether during or after the termination or cessation of the Employee's employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to the Employee's knowledge, except as may be required in the ordinary course of performing the Employee's duties as an employee of the Company or except as may be in the public domain through no fault of the Employee, and the Employee shall keep secret all matters entrusted to the Employee and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(b)
The Employee agrees that during the Employee's employment the Employee shall not make, use or permit to be used any notes, memoranda, drawings, specifications, programs, data or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee shall not, after the termination or cessation of the Employee's employment, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of the Employee's employment the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

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6.	Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Company's successors or assigns (whether resulting from any reorganization, consolidation or merger of the Company or any business to which all or substantially all of the assets of the Company are sold) and the Employee's heirs, executors and legal representatives.

7.	Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto, including the Prior Agreement, which shall be deemed terminated in its entirety upon the Effective Date, and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

8.	Governing Law; Jurisdiction.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. The provisions of this Agreement are intended to satisfy the requirements of Section 409A of the Code and shall be administered and interpreted in a manner consistent with such requirements.

9.	Arbitration.

Subject to Section 10:

(a)
All disputes between the Employee and the Company of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of the Employee and all disputes arising under this Agreement shall be resolved by arbitration ("Arbitrable Claims"). Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

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(b)
Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. There shall be one arbitrator selected in accordance with the AAA Employment Rules. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in New York, New York. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 9. The fees of the arbitrator shall be split between both parties equally.

(c)
All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject manner thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

(d)
The rights and obligations of Employee and the Company as set forth in this Section 9 with respect to arbitration shall survive the termination of the Employee's employment and the expiration of this Agreement.

The foregoing consent to arbitration shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

10.	Right to Injunction.

The Employee acknowledges and agrees that irreparable and immediate damage will result to the Company if the Employee breaches the Employee's obligations under Section 4 or Section 5 hereof. In the event of a breach by the Employee of Section 4 or Section 5 hereof, the Company shall be entitled in any court of competent jurisdiction to such equitable and injunctive relief as may be available to restrain the Employee from the violation of such provisions. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

11.	Indemnification.

The Company shall indemnify the Employee to the fullest extent permitted by law (including, without limitation, advancement of legal fees on a current basis) for all matters related to or arising from the Employee's service as an officer, director and/or fiduciary of any benefit plan of the Company. The Company shall cover the Employee during and after the Employee's employment under the Company's director and officer liability insurance to the greatest extent afforded any senior officer and director of the Company.

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12.	Miscellaneous.

(a)	Amendments. No amendment, modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company.

(b)	Survival. All provisions of this Agreement shall survive the termination or cessation of the Employee's employment with the Company.

(c)
Successor in Interest. This Agreement and the rights and obligation hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. The Employee may not assign any of his obligation or duties under this Agreement.

(d)	Waiver. The waiver by the Company of a breach of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

(e)
Notices. All notices to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, (iii) sent by facsimile or (iv) transmitted by e-mail. Notices to be given to the Employee shall be sent to the address indicated below the Employee's signature below. Notices to be given to the Company shall be sent to Tailwind Financial Inc., 800 Third Avenue, New York, New York 10022, Facsimile 212-207-8785, to the attention of Arnold L. Mintz, President and Chief Operating Officer. Notices of any changes in the above addresses shall be given to the other party in writing.

(f)
Severability. If any provision of this Agreement shall contravene any law of any particular state where the Employee shall perform services for the Company, then this Agreement shall be first construed to be limited in scope and duration so as to be enforceable in that state, and if still unenforceable, shall then be construed as if such provision is not contained herein.

(g)
Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

(h)
Counterparts. This Agreement may be executed in two or more counterparts, and by each party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Tailwind Financial Inc.

By:
Name:
Title:

By:
Arnold L. Mintz
Address: 200 East 82nd Street, Apartment 27G New York, New York 10028

The undersigned hereby consents to the termination of the Prior Agreement in its entirely, subject to and effective as of the Effective Date.

Asset Alliance Corporation

By: _______________________________
Name:
Title:

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Annex E-3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is dated as of [________], 2008 and is entered into between Tailwind Financial Inc., a Delaware corporation (the "Company"), and Stephen G. Bondi (the "Employee").

WHEREAS, Asset Alliance Corporation, a Delaware Corporation ("AAC") and the Employee are party to that certain Employment Agreement dated as of July 10, 2000, as amended from time to time (the "Prior Agreement");

WHEREAS, the Company is party to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated January 8, 2008, by and among the Company, Buyer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company and AAC; and

WHEREAS, as a condition to the Company consummating the transactions contemplated by the Merger Agreement, the Employee and AAC have agreed to terminate the Prior Agreement and the Employee has agreed to enter into this Agreement, all effective upon and subject to the consummation of the transactions contemplated by the Agreement (the date of such consummation, the "Effective Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree, effective as of the Effective Date, as follows:

1.	Employment and Term.

(a)
The Employee shall serve as Executive Vice President and Chief Financial Officer of the Company and in such other executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board of Directors of the Company (the "Board") and shall perform such managerial duties consistent with the usual duties of an officer of such status. The Employee shall report to and carry out the lawful directions of the Company's President. Such employment shall be on the terms and conditions set forth herein. The Employee agrees to devote substantially all of the Employee's business time to the faithful and diligent performance of the duties provided herein.

(b)
Unless earlier terminated in accordance with Section 3 hereof, the term of the Employee's employment by the Company (the "Term") shall commence as of the Effective Date and continue for a period of three (3) years from such date (the "Initial Employment Period"), which Initial Employment Period shall be automatically extended for an additional one (1) year period on each anniversary of the Effective Date (such that the remaining term as of each anniversary shall be three (3) years) unless either the Employee or the Company gives sixty (60) days notice that the Term shall not be extended, subject to the conditions of termination pursuant to Section 3 hereof.

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2.	Compensation.

(a)
Salary. The Company shall compensate the Employee with a base salary of $400,000 per annum, commencing on the Effective Date and payable in accordance with the normal payroll practices of the Company. The base salary shall be reviewed annually and may be increased (but shall not be decreased) by the Board in its sole discretion.

(b)
Guaranteed Annual Bonus. The Company shall pay the Employee for each calendar year during the Term a guaranteed annual bonus of $150,000, payable in accordance with normal payroll practices of the Company but in no event later than the 15th day of the third month following the year for which such bonus is paid.

(c)
Incentive Bonus. The Company shall pay Employee for each calendar year during the Term an incentive bonus determined by reference to the Company's consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") before executive incentive and other executive discretionary compensation, in each case including the results of AAC and its subsidiaries from not later than January 1, 2008, but that for the purposes of calculating EBITDA, earnings should exclude gain/loss associated with certain items such as impairment or valuation allowance for long-lived assets and gain/loss on separation from affiliates (as so adjusted, "Adjusted EBITDA"). The incentive bonus (the "Incentive Bonus") that the Employee shall receive shall be 3% of Adjusted EBITDA, provided that no Incentive Bonus shall be payable for a particular year unless the Company's Adjusted EBITDA is greater than twelve million dollars ($12,000,000). Seventy-five percent (75%) of the Incentive Bonus shall be paid no later than the 30th day after the year for which such Incentive Bonus was earned, and the remainder of the Incentive Bonus shall be paid no later than the 15th day of the third month following the end of the year for which such Incentive Bonus was earned.

(d)	Discretionary Bonus. Employee may be eligible to receive a discretionary annual bonus in such amount and based on special achievement, in each case as determined by the Board in its sole discretion.

(e)
Option Plan. Employee shall be eligible to participate in the Company's employee option pool (the "Employee Option Pool") and on the Effective Date shall be granted an option to purchase 600,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on the Effective Date. Unless otherwise provided in applicable agreement, payment of the exercise price and any other payment required may be made in on a net-settlement basis with the Company withholding the amount of common stock sufficient to cover the exercise price and tax withholding obligation. Such options will vest and become exercisable on the third anniversary of the Effective Date.

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(f)
Benefits. The Employee shall be entitled to participate in any Company sponsored 401(k) plan and any other retirement plan, deferred compensation plan and any other executive compensation plan, and any Company sponsored group health, medical, hospitalization, disability, accident and life insurance plans, all on such terms as the Board shall determine, and such other employee benefits as the Board may hereafter make available to the executives of the Company, provided that in no event shall such benefits be less favorable in the aggregate than those in effect immediately before the Effective Date unless otherwise agreed to by the Employee in writing.

(g)
Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder, including, without limitation, expenses for a Company leased automobile, gas, insurance, parking, and related expenses consistent with the Company's automobile policies as adopted by the Board, travel expenses, meals, hotel accommodations and the like upon submission by him of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Board may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations adopted pursuant thereto now or hereafter in effect; provided, however, that to the extent required to comply with the provisions of Section 409A of the Code, no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(h)
Vacations. During each year of employment, the Employee shall be entitled to paid vacations and personal days for the greater of (A) a minimum of three (3) weeks, or (B) such period as may be provided from time to time in the Company's vacation policy; provided, however, that any unused vacation at the end of the year may be carried over to following years so long as no more than eight (8) weeks of unused vacation may be carried over to a following year.

3.	Termination.

(a)
This Agreement may be terminated at any time by the Company with or without Cause, upon Permanent Disability, by the Employee for Good Reason or by the Employee for any reason (with thirty (30) days notice), and shall terminate upon death.

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(b)
In the event that the Employee's employment with the Company is terminated by the Company without Cause or is terminated by the Employee for Good Reason, then during the period from the effective date of termination through the date on which the then current term of this Agreement was to expire, the Employee shall, in accordance with the Company’s normal payroll practices, continue to receive the full amount of his then current base salary, plus annual or pro-rata guaranteed annual and incentive bonus equal to the average of the two previous years' bonuses, such bonuses to be paid no later than the end of the calendar year in which the Employee’s termination occurs or, if later, by the 15th day of the third month following the Employee's termination, plus all other benefits to which the Employee is entitled to receive pursuant to Section 2 hereof and otherwise (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the Employee); provided, however, that if such termination is the result of a Change of Control, then all unvested options or restricted shares shall vest immediately and (as applicable) become exercisable upon the date the Employee's employment is terminated and remain exercisable for a period of not less than ninety (90) days following termination (but not beyond their expiration date).

(c)
For purposes of this Agreement, termination of employment means the Employee has incurred a "separation from service" within the meaning of Section 409A of the Code and applicable guidance issued thereunder.

(d)
In the event the Employee's employment with the Company is terminated upon the Employee's death or Permanent Disability, the Employee or the Employee's legal representative shall continue to receive the Employee's then current base salary for a twelve (12) month period and all stock options held by Employee shall, to the extent vested, continue to be exercisable during such period in accordance with their terms.

(e)
In the event the Employee's employment with the Company is terminated by the Company for Cause, the Company shall not be obligated to pay the Employee any compensation or benefits after the date of termination, any unvested stock options held by the Employee will expire immediately, and any vested stock options will remain exercisable for a period of ninety (90) days following termination (but not beyond their expiration date).

(f)
For purposes hereof, "Cause" shall mean any of the following: (i) dishonesty of the Employee detrimental to the best interests of the Company and its subsidiaries; (ii) a breach of any fiduciary duty or other act of dishonesty by the Employee with respect to the Company or any subsidiary thereof; (iii) the conviction of the Employee of a crime which constitutes a felony or any other crime involving moral turpitude, fraud or misrepresentation; (iv) material breach by the Employee of his obligations under this Agreement which breach, if susceptible to cure, has continued for a period of thirty (30) days following written notice to the Employee specifying the nature of such breach; or (v) failure, neglect or refusal of the Employee to follow the reasonable instructions of the Board or its designee, the President of the Company or the Executive Vice President of the Company, which are consistent with his position.

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(g)
For purposes hereof, "Permanent Disability" shall mean the total incapacitation of the Employee so as to preclude performance of the duties of the Employee's employment hereunder for an aggregate period of three (3) months in any twelve (12) month period.

(h)
For purposes hereof, "Good Reason" means one or more of the following: (i) a material diminution in the Employee's compensation; (ii) a material diminution in the Employee's authority, duties, or responsibilities; (iii) a material adverse change in reporting responsibilities; (iv) a material change in the geographic location at which the Employee must perform the services (including, without limitation, a relocation outside Manhattan, New York that results in a material adverse change in commute); or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement (expressly including, without limitation, a reduction in benefits in violation of Section 2(f) hereof). The Employee shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date he learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(i)
For purposes hereof, a "Change of Control" of the Company shall have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of the combined voting power of the Company's then outstanding securities, or if (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the directors thereof, unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of such period.

(j)
The Employee shall have no obligation to seek to mitigate any amounts payable under this Section 3 and any amounts the Employee receives from other employment shall not be offset against or otherwise reduce the amount due to the Employee hereunder.

(k)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring on or before the first anniversary of the Effective Date, then this Section 3(k) shall apply and Section 3(l) shall not be applicable. In the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement, singularly or together with any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement, constitutes "parachute payments" under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (collectively, the "Parachute Amount") exceeds 2.99 times the Employee's "base amount", as defined in Section 280G(b)(3) of the Code (the "Employee Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Employee under this Agreement shall be eliminated or reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount. The independent public accountants for the Company shall determine which consideration, compensation or benefits shall be eliminated or reduced in accordance with this Section 3(k) and to what extent they shall be so eliminated or reduced, in such manner that the Employee shall retain, after such elimination or reduction, the maximum after-tax benefit.

E-3-5

(l)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring after the first anniversary of the Effective Date, then this Section 3(l) shall apply and Section 3(k) shall not be applicable. If any of the payments or benefits received or to be received by the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments")) will be subject to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee an additional amount (the "Gross Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Company will make any Excise Tax payments to the Employee as soon as practical after the Employee remits the excise tax imposed under Section 4999 of the Code but in any event no later than the end of the calendar year following the calendar year in which the Employee makes such payments.

(m)
To the extent required by Section 409A, amounts that would otherwise be payable under this Section 3 during the six-month period immediately following the Employee's termination of employment shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to 120 percent of the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

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4.	Noncompetition; Nonintervention.

(a)
While in the employ of the Company, the Employee agrees to devote substantially all of the Employee's business time, attention and energies to the performance of the business of the Company and the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of the Employee's duties as an employee of the Company, or which, even if noninterfering, may be contrary to the best interests of the Company; provided, however, that the Employee shall be permitted to serve on the boards of directors of other companies that do not compete with the Company, and that Employee may make personal investments or enter into joint ventures or partnerships or corporate entities, as long as such investments and activities do not materially conflict or interfere with the performance of Employee's duties hereunder.

(b)
From the Effective Date until two (2) years after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause) (such period, the "Restricted Period"), the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization, engage, other than as an incidental and immaterial component of a business in which the Employee otherwise engaged, in (i) the business of acquiring equity interests of, or otherwise investing in, investment management firms or (ii) the business of marketing or developing alternative investment strategies (such as those employed by the Company's affiliates during the term of this Agreement) or structured products involving alternative investment strategies where either the investment strategies or structured products involve terms or methodologies which are proprietary to the Company or its affiliates; provided, however, that the foregoing prohibition shall not apply to the extent such business is conducted in a business unit that is separate from the business unit in which the Employee works and for which the Employee performs no services. During the Restricted Period, the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization (A) request or cause any customer of the Company or its affiliates to cancel or terminate any business relationship with the Company or such affiliate, or (B) solicit or otherwise cause any employee of the Company or its affiliates to terminate such employee's relationship with the Company or such affiliate.

E-3-7

5.	Confidential Information.

(a)
The Employee will not at any time, whether during or after the termination or cessation of the Employee's employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to the Employee's knowledge, except as may be required in the ordinary course of performing the Employee's duties as an employee of the Company or except as may be in the public domain through no fault of the Employee, and the Employee shall keep secret all matters entrusted to the Employee and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(b)
The Employee agrees that during the Employee's employment the Employee shall not make, use or permit to be used any notes, memoranda, drawings, specifications, programs, data or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee shall not, after the termination or cessation of the Employee's employment, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of the Employee's employment the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(c)
The Employee agrees that during his employment and after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause), the Employee agrees not to make any statement to any customer or client of the Company, including their employees, agents or independent contractors, or to the media or in any public forum, which statement is disparaging of the Company, its affiliates or their officers or employees.

6.	Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Company's successors or assigns (whether resulting from any reorganization, consolidation or merger of the Company or any business to which all or substantially all of the assets of the Company are sold) and the Employee's heirs, executors and legal representatives.

7.	Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto, including the Prior Agreement, which shall be deemed terminated in its entirety upon the Effective Date, and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

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8.	Governing Law; Jurisdiction.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. The provisions of this Agreement are intended to satisfy the requirements of Section 409A of the Code and shall be administered and interpreted in a manner consistent with such requirements.

9.	Arbitration.

Subject to Section 10:

(a)
All disputes between the Employee and the Company of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of the Employee and all disputes arising under this Agreement shall be resolved by arbitration ("Arbitrable Claims"). Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

(b)
Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. There shall be one arbitrator selected in accordance with the AAA Employment Rules. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in New York, New York. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 9. The fees of the arbitrator shall be split between both parties equally.

(c)
All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject manner thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

(d)
The rights and obligations of Employee and the Company as set forth in this Section 9 with respect to arbitration shall survive the termination of the Employee's employment and the expiration of this Agreement.

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The foregoing consent to arbitration shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

10.	Right to Injunction.

The Employee acknowledges and agrees that irreparable and immediate damage will result to the Company if the Employee breaches the Employee's obligations under Section 4 or Section 5 hereof. In the event of a breach by the Employee of Section 4 or Section 5 hereof, the Company shall be entitled in any court of competent jurisdiction to such equitable and injunctive relief as may be available to restrain the Employee from the violation of such provisions. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

11.	Indemnification.

The Company shall indemnify the Employee to the fullest extent permitted by law (including, without limitation, advancement of legal fees on a current basis) for all matters related to or arising from the Employee's service as an officer, director and/or fiduciary of any benefit plan of the Company. The Company shall cover the Employee during and after the Employee's employment under the Company's director and officer liability insurance to the greatest extent afforded any senior officer and director of the Company.

12.	Miscellaneous.

(a)	Amendments. No amendment, modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company.

(b)	Survival. All provisions of this Agreement shall survive the termination or cessation of the Employee's employment with the Company.

(c)
Successor in Interest. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. The Employee may not assign any of his obligations or duties under this Agreement.

(d)
Waiver. The waiver by the Company or the Employee, as the case may be, of a breach of this Agreement by the Employee or the Company, as the case may be, shall not operate or be construed as a waiver of any subsequent breach by the other party.

E-3-10

(e)
Notices. All notices to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, (iii) sent by facsimile or (iv) transmitted by e-mail. Notices to be given to the Employee shall be sent to the address indicated below the Employee's signature below. Notices to be given to the Company shall be sent to Tailwind Financial Inc., 800 Third Avenue, New York, New York 10022, Facsimile 212-207-8785, to the attention of Arnold L. Mintz, President and Chief Operating Officer. Notices of any changes in the above addresses shall be given to the other party in writing.

(f)
Severability. If any provision of this Agreement shall contravene any law of any particular state where the Employee shall perform services for the Company, then this Agreement shall be first construed to be limited in scope and duration so as to be enforceable in that state, and if still unenforceable, shall then be construed as if such provision is not contained herein.

(g)
Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

(h)
Counterparts. This Agreement may be executed in two or more counterparts, and by each party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Tailwind Financial Inc.

By:
Name:
Title

By:	/s/
Stephen G. Bondi
Address: 17 Meritoria Drive East Williston, NY 15596

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The undersigned hereby consents to the termination of the Prior Agreement in its entirely, subject to and effective as of the Effective Date.

Asset Alliance Corporation

By: _______________________________
Name:
Title:

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PROXY

Tailwind Financial Inc.
BCE Place, 181 Bay Street - Suite 2040
Toronto, Ontario, Canada M5J 2T3

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF TAILWIND FINANCIAL INC.

The undersigned appoints Andrew A. McKay or Gordon A. McMillan, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Tailwind Financial Inc. (“Tailwind Financial”) held of record by the undersigned on ______, 2008, at the Special Meeting of Stockholders to be held on ______, 2008, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS OF HOW YOU WISH TO VOTE ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3 & 4 AND IN THE PROXIES’ DISCRETION WITH RESPECT TO ANY OTHER MATTER(S) WHICH MAY PROPERLY COME BEFORE THE MEETING. THE TAILWIND FINANCIAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

TAILWIND FINANCIAL MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE TAILWIND FINANCIAL BOARD OF DIRECTORS.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS OF HOW YOU WISH TO VOTE ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3 & 4 AND IN THE PROXIES’ DISCRETION WITH RESPECT TO ANY OTHER MATTER(S) WHICH MAY PROPERLY COME BEFORE THE MEETING. THE TAILWIND FINANCIAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.
To approve the merger with Asset Alliance, pursuant to the Agreement and Plan of Merger, dated as of January 8, 2008, as may be amended, among Tailwind Financial, TWF Acquisition Corporation, a wholly-owned subsidiary of Tailwind Financial, and Asset Alliance and the transactions contemplated by the merger agreement.
		FOR ☐	AGAINST ☐	ABSTAIN ☐
If you voted “AGAINST” Proposal Number 1 and you hold shares of Tailwind Financial common stock issued in the Tailwind Financial initial public offering, you may exercise your conversion rights and demand that Tailwind Financial convert your shares of common stock into a pro rata portion of the trust account by marking the “I Hereby Exercise My Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of Tailwind Financial common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you continue to hold these shares through the effective time of the acquisition and tender your stock certificate to Tailwind Financial’s transfer and exchange agent, American Stock Transfer & Trust Company, at the address set forth in the accompanying proxy statement/prospectus. Failure to (a) vote against the adoption of the merger proposal, (b) check the box below and (c) submit this proxy in a timely manner, will result in the loss of your conversion rights

I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

2.	To approve the adoption of the Tailwind Financial Inc. 2008 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
To approve the adoption of Tailwind Financial’s Third Amended and Restated Certificate of Incorporation, to (i) increase the number of authorized shares of common stock from 70,000,000 shares to 150,000,000 shares, (ii) change Tailwind Financial’s name from “Tailwind Financial Inc.” to “Asset Alliance Corporation”, and (iii) provide for Tailwind Financial’s perpetual existence.
		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To re-elect Stephen T. Moore as a Class I director of Tailwind Financial’s board of directors, to serve until the annual meeting of stockholders in 2011 or until his earlier resignation or removal.	FOR ☐	WITHHELD ☐	ABSTAIN ☐

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT			☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the stockholder is a corporation, sign in full name by an authorized officer.